SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
CNL HOTELS & RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Shares, $.01 par value, of CNL Hotels & Resorts, Inc.

	(2)	Aggregate number of securities to which transaction applies:
3,600,000 shares of Common Shares.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to Rules 14a-6(i)(1) and 0-11(a)(4) and (c)(1) under the Exchange Act, a fee of $14,400 has been paid herewith, which is equal to 1/50th of 1 percent of the book value of all of the outstanding equity shares of CNL Hospitality Corp. as of April 21, 2006.

	(4)	Proposed maximum aggregate value of transaction: $72,000,000

	(5)	Total fee paid: $7,704

☑	Fee paid previously with preliminary materials: $7,704

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CNL HOTELS & RESORTS, INC.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
May 10, 2006
To Our Stockholders:
     You are cordially invited to attend a Special Meeting of Stockholders of CNL Hotels & Resorts, Inc. to be held on June 20, 2006, at 4:00 p.m., Eastern time, at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida 32837 (such meeting, and any adjournment or postponement thereof, the “Special Meeting”). Our directors and officers look forward to greeting you personally. Enclosed for your review are the proxy card, proxy statement and notice setting forth the business to come before the Special Meeting.
     Presently, our day-to-day operations are managed and executed by our external advisor, CNL Hospitality Corp. (the “Advisor”), subject to the review of our Board of Directors (the “Board”). As you know, in connection with our 2004 annual meeting of stockholders, we requested and received your approval for the merger of the Advisor, with and into our wholly-owned acquisition subsidiary (the “Original Merger”) pursuant to an original merger agreement, entered into as of April 29, 2004, as amended as of June 17, 2004 (the “Original Merger Agreement”), and for proposals to, among other things, amend and restate our articles of amendment and restatement, as amended (the “Charter”). The Original Merger was planned in conjunction with concurrent firm underwritten offerings of our common shares and preferred shares (the “Underwritten Offerings”) and the listing of our shares on The New York Stock Exchange, Inc. (the “NYSE”) (such a listing on the NYSE or other national securities exchange or over-the-counter market, a “Listing,” or as circumstances require, “Listed” or “List”). Due to market conditions, we decided not to proceed at that time with the Underwritten Offerings or a Listing and, in light of the pendency of the Class Action Lawsuit (as defined in Question 2 in the accompanying proxy statement), we determined not to proceed with the Original Merger or to implement certain amendments to the Charter, notwithstanding the approval from our stockholders.
     As you may recall, the Board formed a special committee consisting of three of our independent directors (the “Special Committee”) in connection with the Original Merger to make a recommendation to our entire Board as to whether or not to pursue the Original Merger and, if so, on what terms and conditions. The Special Committee was formed because certain of our directors also serve on the board of directors of the Advisor, and certain of our directors and officers, directly or indirectly, hold shares of capital stock of the Advisor that, in the aggregate, constitute more than a majority of the outstanding capital stock of the Advisor. These relationships result in those Board members and officers having interests in the Original Merger that potentially conflict with our interests and the interests of our stockholders.
     After we determined to postpone the Underwritten Offerings and a Listing, the Special Committee and the Advisor began a process of considering and negotiating the terms of an amended and restated merger agreement for the merger between us and the Advisor, whereby the Advisor would be merged with and into our wholly-owned acquisition subsidiary (the “Amended Merger”). In light of, among other things, the postponement of the Underwritten Offerings and the related impact on our business plan, the Special Committee sought to modify various terms and conditions of the Original Merger Agreement, and the parties to the Original Merger Agreement agreed to amend and restate that agreement on the revised terms and conditions set forth in the amended and restated agreement and plan of merger, entered into as of April 3, 2006 (the “Amended Merger Agreement”). In connection with the Amended Merger, the Special Committee (i) engaged and consulted with its own legal and financial advisors, (ii) received certain written information and analyses, including the written opinion of Lehman Brothers Inc. (“Lehman Brothers”) that, as of April 3, 2006, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Amended Merger is fair, from a financial point of view, to us (the “Lehman Brothers Opinion”), and (iii) considered a variety of factors which are more fully described in the accompanying proxy statement.
     Under the Charter, if a Listing does not occur by December 31, 2007, we are required to liquidate our assets in an orderly fashion. Since our inception, our common shares have not been listed on any national securities exchange or over-the-counter market, and there has been no established trading market for our common shares. In connection with a possible Listing in the future, we believe that it is important to become a self-advised real estate investment trust (“REIT”). Listed public lodging REITs are predominantly self-advised. We believe that public equity investors and market analysts could view us less favorably if our shares are Listed and we remain externally-advised. This could make it more difficult for us to successfully raise additional equity capital in the public securities markets concurrent with or after a Listing and could adversely affect our share price following a Listing. In addition, we believe that the internalization of the Advisor will result in cost savings to us over the next several years since we will no longer be paying advisory fees to the Advisor, including asset management fees and acquisition fees, although we will be subject to certain direct costs which we have not previously incurred, such as salaries, wages and benefit costs and other overhead costs previously borne by the Advisor. Accordingly, we have determined that the internalization of the Advisor through the Amended Merger would be in our best interests and the best interests of our stockholders.
     In addition to the Amended Merger Proposal, we also are proposing to amend and restate the Charter (the “Charter Amendments”) to conform more closely with the charters of REITs whose securities are publicly traded and listed on the NYSE and which are self-advised (“Listed REITs”), and if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised. We believe that these amendments will allow us to compete more effectively with Listed REITs for capital and personnel by allowing us to eliminate certain restrictions on our activities. These Charter Amendments are substantially the same as those previously approved by our stockholders in 2004. In connection with the amendment and restatement of the Charter, we also will amend and restate our bylaws, as amended (“Bylaws”), in order to make certain conforming changes.
     Accordingly, at the Special Meeting, you are being asked to consider and vote on the following proposals:
•	a proposal to approve the Amended Merger of us and the Advisor, whereby the Advisor will be merged with and into CNL Hotels & Resorts Acquisition, LLC, our wholly-owned subsidiary, pursuant to the Amended Merger Agreement (which we refer to in the accompanying proxy statement as the “Amended Merger Proposal”). Under the direction of the Board, the Advisor presently has responsibility for our day-to-day operations, including investment analysis, acquisitions, financing, due diligence, asset management, and certain administrative services, such as financial, tax and regulatory compliance reporting. In the Amended Merger, all of the outstanding shares of capital stock of the Advisor will be converted into the right to receive 3.6 million of our common shares, which total number of shares was calculated by dividing $72 million by the Per Share Price (as defined below), and all of the outstanding shares of capital stock of the Advisor shall thereupon cease to be outstanding and shall be canceled, retired and cease to exist. Under the Amended Merger Agreement, the parties agreed that the “Per Share Price” for our shares to be issued in the Amended Merger would be $20 per share, subject to adjustment in certain limited circumstances. In addition, at the closing of the Amended Merger, (i) if the closing date is on or before June 30, 2006, we will assume and repay a promissory note issued by the Advisor to Five Arrows Realty Securities II L.L.C. (which note, as of the date of this proxy statement, has an outstanding principal balance of $7.750 million) (the “Five Arrows Note”), or (ii) if the closing date is after June 30, 2006, we will assume and repay a promissory note to be issued by the Advisor to CNL Real Estate Group, Inc. (“CREG”) or its affiliate in the principal amount of $7.625 million (the “Advisor Affiliate FARS Note”). The Advisor Affiliate FARS Note, if issued, will evidence a loan made by CREG or its Affiliate to the Advisor solely to enable the Advisor to pay the final principal installment under the Five Arrows Note due on June 30, 2006. Upon consummation of the Amended Merger, the surviving company, as the successor to the Advisor, will be our wholly-owned subsidiary, and certain of the Advisor’s officers will become our officers, and its other employees at that time are expected to become our employees. If the Amended Merger is consummated, the existing advisory agreement between us and the Advisor will be terminated and we will become self-advised. Certain of our officers and directors and their respective affiliates collectively own, directly or indirectly, an aggregate of 90 percent of the outstanding

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capital stock of the Advisor and will receive, directly or indirectly, an aggregate of 3.24 million of our common shares in the Amended Merger. As of the close of business on April 20, 2006 (the “Record Date”), the Advisor owned 10,000 of our common shares. In addition, a company owned and controlled by Mr. James M. Seneff, Jr., Chairman of the Board, and Mr. Robert A. Bourne, Vice Chairman of the Board, owned 12,500 of our common shares. As required by the Charter, none of our common shares held directly or indirectly by the Advisor, its officers or directors, our officers or directors, or any of their respective affiliates, will be voted with respect to the Amended Merger Proposal. Even if approved by our stockholders, the Amended Merger Proposal will not be implemented unless the other conditions to the Amended Merger are satisfied or waived. Certain of these conditions may be waived by us in our sole discretion;
•	a proposal to approve certain amendments and restatements of the Charter, which require the affirmative vote of the holders of a majority of our outstanding common shares (which we refer to in the accompanying proxy statement as the “Majority Vote Charter Amendment Proposal”), to modify certain provisions of the Charter to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised. Even if approved by our stockholders, the Majority Vote Charter Amendment Proposal will not be implemented until immediately prior to the earlier to occur of (i) the Amended Merger or (ii) a Listing. Further, if approved, this proposal may be implemented regardless of whether the “Two-Thirds Vote Charter Amendment Proposal” (as such term is defined below) is approved; and

•	a proposal to approve (i) other amendments and restatements of the Charter which require the affirmative vote of the holders of at least two-thirds of our outstanding common shares (which we refer to in the accompanying proxy statement as the “Two-Thirds Vote Charter Amendment Proposal”), to modify certain other provisions to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised, and (ii) certain amendments to our Bylaws to reflect corresponding conforming changes to our Bylaws, some of which require the affirmative vote of the holders of a majority of our outstanding common shares. The amendments to our Bylaws only will be made if our stockholders approve the Two-Thirds Vote Charter Amendment Proposal and such amendments are implemented. Even if approved by our stockholders, the Two-Thirds Vote Charter Amendment Proposal will not be implemented until immediately prior to the earlier to occur of (i) the Amended Merger or (ii) a Listing. Further, if approved, this proposal may be implemented regardless of whether the Majority Vote Charter Amendment Proposal is approved.
     In addition, the proxy will be voted in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast, and, with respect to such proposals, to permit further solicitation of proxies by the Board.
     The Amended Merger Proposal, certain potential conflicts of interest that may exist in light of the affiliation among us, certain of our officers and directors and the Advisor and its stockholders, and each of the other proposals described above, are more completely described in the accompanying proxy statement. We urge you to carefully review the accompanying proxy statement and appendices, which discuss each of the proposals in more detail. A copy of the Amended Merger Agreement and of the Lehman Brothers Opinion are attached as Appendices A and B, respectively, to the accompanying proxy statement. A copy of our Restated Charter and a marked version (reflecting all of the proposed changes) of our existing Charter are attached as Appendices C-1 and C-2, respectively, to the accompanying proxy statement.
     The Board recommends that you vote “FOR” each of the proposals to be considered and voted on at the Special Meeting.

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     Your vote is very important. Regardless of the number of our common shares that you own, it is very important that your shares be represented at our Special Meeting. This year, you may authorize your proxy over the Internet, as well as by telephone or by mailing a proxy card. Authorizing your proxy over the Internet, by telephone, or by written proxy will ensure your representation at the Special Meeting if you choose not to attend in person. Please complete the proxy card and return it in the accompanying postage-paid envelope or authorize your proxy by telephone or over the Internet, even if you plan to attend the Special Meeting. If you attend the Special Meeting in person, you may, if you wish, withdraw your proxy and vote in person.
Sincerely,

/s/ James M. Seneff, Jr.	/s/ Thomas J. Hutchison III

James M. Seneff, Jr.	Thomas J. Hutchison III
Chairman of the Board	Chief Executive Officer
     Questions and requests for assistance in voting your common shares may be directed to D. F. King & Co., Inc., who is assisting us with the solicitation of proxies, toll free at 1-800-758-5880.

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CNL HOTELS & RESORTS, INC.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Notice of Special Meeting of Stockholders
to be Held on June 20, 2006
To Our Stockholders:
     Notice is hereby given that a Special Meeting of Stockholders of CNL Hotels & Resorts, Inc., a Maryland corporation, will be held at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida 32837 on June 20, 2006, at 4:00 p.m., Eastern time (such meeting, and any adjournment or postponement thereof, the “Special Meeting”), for the following purposes:
     1. to consider and vote upon a proposal to approve the amended merger between us and CNL Hospitality Corp. (the “Advisor”), whereby the Advisor will be merged with and into CNL Hotels & Resorts Acquisition, LLC, our wholly-owned subsidiary (“Acquisition Sub”), pursuant to an Amended and Restated Agreement and Plan of Merger, entered into as of April 3, 2006, by and among us, Acquisition Sub, the Advisor, the stockholders of the Advisor identified therein, CNL Financial Group, Inc. and CNL Hospitality Properties Acquisition Corp. (which we refer to in the accompanying proxy statement as the “Amended Merger Proposal”);
     2. to consider and vote upon a proposal to approve certain amendments and restatements of our articles of amendment and restatement, as amended (the “Charter”), which require the affirmative vote of the holders of a majority of our outstanding common shares (which we refer to in the accompanying proxy statement as the “Majority Vote Charter Amendment Proposal”), to modify certain provisions to conform more closely to the charters of real estate investment trusts whose securities are publicly traded and listed on The New York Stock Exchange, Inc. and which are self-advised (“Listed REITs”), and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised; and
     3. to consider and vote upon a proposal to approve (i) other amendments and restatements of the Charter, which require the affirmative vote of the holders of at least two-thirds of our outstanding common shares (which we refer to in the accompanying proxy statement as the “Two-Thirds Vote Charter Amendment Proposal”), to modify certain other provisions to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised, and (ii) certain amendments to our bylaws to reflect corresponding conforming changes to our bylaws, as amended (“Bylaws”), some of which require the affirmative vote of the holders of a majority of our outstanding common shares. The amendments to our Bylaws only will be made if our stockholders approve the Two-Thirds Vote Charter Amendment Proposal, and such amendments are implemented. In the accompanying proxy statement, the Two-Thirds Vote Charter Amendment Proposal and the Majority Vote Charter Amendment Proposal are collectively referred to as the “Charter Amendment Proposals.”
     In addition, the proxy will be voted in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting, including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast, and, with respect to such proposals, to permit further solicitation of proxies by our board of directors.
     These items of business are described for you in detail in the accompanying proxy statement. We encourage you to read the proxy statement carefully and in its entirety. Only holders of record of our common shares at the close of business on April 20, 2006 (the “Record Date”) will be entitled to receive notice of, and to vote at, the Special Meeting or at any adjournment or postponement thereof.

     You are cordially invited to attend the Special Meeting in person. All stockholders, whether or not they plan to attend the Special Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. You may also authorize your proxy by telephone or via the Internet by following the instructions on the proxy card. It is important that your shares be voted. By returning your proxy promptly, you potentially can help us avoid additional solicitation expenses by helping to ensure that a quorum is met so the Special Meeting can be held. If you decide to attend the Special Meeting, you may revoke your proxy and vote your common shares in person.

By Order of the Board of Directors,
/s/ Greerson G. McMullen
Greerson G. McMullen
Corporate Secretary

May 10, 2006
Orlando, Florida
IF YOU DO NOT VOTE TO APPROVE THE TWO-THIRDS VOTE CHARTER AMENDMENT PROPOSAL, YOU HAVE THE RIGHT TO EXERCISE RIGHTS OF APPRAISAL WITH RESPECT TO THIS PROPOSAL UNDER MARYLAND LAW AND OBTAIN THE “FAIR VALUE” OF YOUR COMMON SHARES, PROVIDED THAT YOU COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE MARYLAND LAW. FURTHER, AFTER CONSULTATION WITH MARYLAND COUNSEL, WE ARE OF THE VIEW THAT YOU DO NOT HAVE THE RIGHT TO EXERCISE RIGHTS OF APPRAISAL WITH RESPECT TO THE MAJORITY VOTE CHARTER AMENDMENT PROPOSAL. HOWEVER, BECAUSE WE ARE NOT AWARE OF ANY APPLICABLE AUTHORITY AS TO WHETHER SUCH IS THE CASE, IN THE EVENT YOU WISH TO MAKE YOUR OWN DETERMINATION OF WHETHER YOU HAVE RIGHTS OF APPRAISAL WITH RESPECT TO THE MAJORITY VOTE CHARTER AMENDMENT PROPOSAL, WE ENCOURAGE YOU TO CONSIDER APPLICABLE MARYLAND LAW AND TO CONSIDER ENGAGING MARYLAND COUNSEL. IF YOU BELIEVE THAT YOU HAVE APPRAISAL RIGHTS WITH RESPECT TO THE MAJORITY VOTE CHARTER AMENDMENT PROPOSAL, IN ORDER TO EXERCISE SUCH RIGHTS, IF SUCH RIGHTS ARE AVAILABLE, YOU MUST NOT VOTE IN FAVOR OF THE MAJORITY VOTE CHARTER AMENDMENT PROPOSAL AND MUST COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE MARYLAND LAW. WE RESERVE THE RIGHT TO CHALLENGE YOUR DETERMINATION, IF ANY, AS TO WHETHER RIGHTS OF APPRAISAL EXIST IN CONNECTION WITH THE MAJORITY VOTE CHARTER AMENDMENT PROPOSAL. FURTHER, WE RESERVE THE RIGHT NOT TO PRESENT TO THE STOCKHOLDERS OR TO IMPLEMENT EITHER OR BOTH OF THE CHARTER AMENDMENT PROPOSALS IN THE EVENT HOLDERS OF 1 PERCENT OR MORE OF OUR COMMON SHARES OUTSTANDING AS OF THE RECORD DATE ASSERT RIGHTS OF APPRAISAL WITH RESPECT TO ANY SUCH PROPOSAL OR WITH RESPECT TO THE CHARTER AMENDMENT PROPOSALS GENERALLY. UNDER MARYLAND LAW AND THE CHARTER, YOU WILL NOT BE ENTITLED TO RIGHTS OF APPRAISAL WITH RESPECT TO THE AMENDED MERGER AND, ACCORDINGLY, TO THE EXTENT YOU OBJECT TO THE AMENDED MERGER PROPOSAL, YOU WILL NOT HAVE THE RIGHT TO HAVE A COURT JUDICIALLY DETERMINE, AND YOU WILL NOT RECEIVE, FAIR VALUE FOR YOUR COMMON SHARES AS PROVIDED UNDER THE PROVISIONS OF MARYLAND LAW GOVERNING APPRAISAL RIGHTS. FOR A DISCUSSION REGARDING YOUR APPRAISAL RIGHTS, SEE THE SECTION OF THE ACCOMPANYING PROXY STATEMENT TITLED “EXPLANATION OF MARYLAND APPRAISAL RIGHTS STATUTE.” SEE ALSO APPENDIX D THERETO, WHICH SETS FORTH THE RELEVANT STATUTORY PROVISIONS.

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CNL HOTELS & RESORTS, INC.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801

PROXY STATEMENT

General Information
     This proxy statement is furnished by our board of directors (the “Board”) in connection with the solicitation by the Board of proxies to be voted at the Special Meeting of Stockholders to be held on June 20, 2006, at 4:00 p.m., Eastern time, at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida 32837, and at any adjournment or postponement thereof (such meeting, and any adjournment or postponement thereof, the “Special Meeting”), for the purposes set forth herein and in the accompanying Notice of Special Meeting. Only holders of record of our common shares at the close of business on April 20, 2006 (the “Record Date”) will be entitled to receive notice of, and to vote at, the Special Meeting. This proxy statement and the proxy card are first being mailed on or about May 12, 2006 to stockholders of record as of the Record Date.
     As of the Record Date, approximately 152.9 million of our common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each of the matters to be voted upon at the Special Meeting. As of the Record Date, CNL Hospitality Corp. (the “Advisor”) owned 10,000 of our common shares. In addition, a company owned and controlled by Mr. James M. Seneff, Jr., Chairman of the Board, and Mr. Robert A. Bourne, Vice Chairman of the Board, owns 12,500 of our common shares. As required by our articles of amendment and restatement, as amended (the “Charter”), none of our common shares held directly or indirectly by the Advisor, its officers or directors, our officers or directors, or any of their respective affiliates, will be voted with respect to the Amended Merger Proposal (as defined below).
Proxy and Voting Procedures
     Any proxy, if received in time, properly signed and not revoked, will be voted at the Special Meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted “FOR” the following proposals:
•	the approval of the amended merger (the “Amended Merger”) between us and the Advisor whereby the Advisor will be merged with and into CNL Hotels & Resorts Acquisition, LLC, our wholly-owned subsidiary (“Acquisition Sub”), pursuant to an Amended and Restated Agreement and Plan of Merger, entered into as of April 3, 2006 (the “Amended Merger Agreement”), by and among us, Acquisition Sub, the Advisor, the stockholders of the Advisor identified therein, CNL Financial Group, Inc. (“CFG”) and CNL Hospitality Properties Acquisition Corp. (the “Amended Merger Proposal”). Even if approved by our stockholders, the Amended Merger Proposal will not be implemented unless the other conditions to the Amended Merger are satisfied or waived. Certain of these conditions may be waived by us in our sole discretion;

•	the approval of an amendment and restatement of the Charter, which require the affirmative vote of the holders of a majority of our outstanding common shares (the “Majority Vote Charter Amendment Proposal”), to modify certain provisions to conform more closely to the charters of real estate investment trusts (“REITs”) whose securities are publicly traded and listed on The New York Stock Exchange, Inc. and which are self-advised (“Listed REITs”), and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised. Even if approved by our stockholders, the Majority Vote Charter Amendment Proposal will not be implemented until immediately prior to the earlier to occur of (i) the Amended Merger or (ii) a Listing (as such term is defined below). Further, if approved, this proposal may be implemented regardless of whether the “Two-Thirds Vote Charter Amendment Proposal” (as such term is defined below) is approved; and
•	the approval of (i) other amendments and restatements of the Charter, which require the affirmative vote of the holders of at least two-thirds of our outstanding common shares (the “Two-Thirds Vote Charter Amendment Proposal”), to modify certain other provisions to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised, and (ii) certain corresponding conforming changes to our amended Bylaws (“Bylaws”), some of which require the affirmative vote of the holders of a majority of our outstanding common shares. The amendments to our Bylaws only will be made if our stockholders approve the Two-Thirds Vote Charter Amendment Proposal and such amendments are implemented. The Two-Thirds Vote Charter Amendment Proposal and the Majority Vote Charter Amendment Proposal are collectively referred to as the “Charter Amendment Proposals.” Even if approved by our stockholders, the Two-Thirds Vote Charter Amendment Proposal will not be implemented until immediately prior to the earlier to occur of (i) the Amended Merger or (ii) a Listing. Further, if approved, this proposal may be implemented regardless of whether the Majority Vote Charter Amendment Proposal is approved.
     In addition, the proxy will be voted in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting, including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast and, with respect to such proposals, to permit further solicitation of proxies by the Board.
     Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to the Amended Merger and, accordingly, to the extent you object to the Amended Merger Proposal, you will not have the right to have a court judicially determine, and you will not receive, fair value for your common shares as provided under the provisions of Maryland law governing appraisal rights. Under Maryland law, if you do not vote in favor of the proposal and otherwise comply with the relevant statutory provisions of Maryland law governing appraisal rights, you will be entitled to rights of appraisal with respect to the Two-Thirds Vote Charter Amendment Proposal. Accordingly, to the extent you object to the Two-Thirds Vote Charter Amendment Proposal, you will have the right to have a court judicially determine, and you will receive, the fair value for your common shares under the relevant statutory provisions. Further, after consultation with Maryland counsel, we are of the view that you do not have the right to exercise rights of appraisal with respect to the Majority Vote Charter Amendment Proposal. However, because we are not aware of any applicable authority as to whether such is the case, in the event you wish to make your own determination of whether you have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal, we encourage you to consider applicable Maryland law and to consider engaging Maryland counsel. If you believe that you have appraisal rights with respect to the Majority Vote Charter Amendment Proposal, in order to exercise such rights, if such rights are available, you must not vote in favor of the Majority Vote Charter Amendment Proposal and must comply with the conditions established under applicable Maryland law. We reserve the right to challenge your determination, if any, as to whether rights of appraisal exist in connection with the Majority Vote Charter Amendment Proposal. Further, we reserve the right not to present to the stockholders or to implement either or both of the Charter Amendment Proposals to the extent holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal with respect to any such proposal or with respect to any of the Charter Amendment Proposals generally. For a discussion regarding your appraisal rights, see “Explanation Of Maryland Appraisal Rights Statute.” See also Appendix D hereto, which sets forth the relevant statutory provisions.

Proxies
     Any stockholder giving a proxy has the power to revoke it at any time before votes at the Special Meeting are tabulated. A proxy may be revoked with respect to any proposal at any time before votes at the Special Meeting are tabulated for that proposal (1) by delivery of a written statement to, Greerson G. McMullen, our corporate secretary (the “Corporate Secretary”), stating that the proxy is revoked, (2) by completing and executing a new proxy card that is dated later than the date of the prior proxy card and delivering it to our Corporate Secretary at or prior to the Special Meeting, or (3) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.
     A proxy card is enclosed for your use in voting on the proposals set forth in this proxy statement. The proxy card contains instructions for responding either by telephone, by Internet or by mail. Votes cast in person or by proxy at the Special Meeting will be tabulated and a determination will be made as to whether or not a quorum is present. The presence, in person or by proxy, of stockholders entitled to cast at least 50 percent of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Special Meeting.
     We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. With respect to those proposals which require approval by a majority or greater percentage of the votes entitled to be cast, which are the Charter Amendment Proposals, abstentions will have the effect of a vote cast against the proposal. With respect to the Amended Merger Proposal, abstentions will have no effect, provided that the total votes cast represents over 50 percent of the shares entitled to vote. If the total votes cast with respect to the Amended Merger Proposal represents less than 50 percent of the shares entitled to vote, abstentions will have the effect of a vote against the Amended Merger Proposal. If a broker returns an executed proxy card, but crosses out matters as to which the broker is not permitted to vote, then the holder is present for quorum purposes, and the effect on the vote depends upon whether the vote requirement is a majority of the votes cast (no effect) or a majority or greater percentage of the votes entitled to be cast (effect of a vote against). If the broker returns a properly executed proxy card, but does not vote or cross out the matter and does not abstain, the shares represented by such proxy card will be considered present for quorum purposes and such shares may be voted in the proxy holder’s discretion.
     Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of elections appointed for the Special Meeting and will determine whether or not a quorum is present. The Special Meeting may be adjourned with respect to proposals for which insufficient votes to approve were cast. With respect to proposals for which an insufficient number of votes to approve are received, the Board may continue to solicit proxies. For those proposals for which sufficient votes to approve have been received, we may take such actions contained therein.
Solicitation Expenses
     Solicitation of proxies will be primarily by mail. However, certain of our directors and officers and certain officers and directors of CNL Capital Markets, Inc. and CNL Securities Corp., and other affiliates of us or the Advisor, also may solicit proxies by telephone, Internet or in person. We will pay all approved expenses incurred in connection with the solicitation of proxies, including preparing, assembling, printing and mailing of the materials used in the solicitation of proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of our common shares held of record by such persons.
     In addition, we have engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies at a fee estimated to be approximately $500,000. We have agreed to indemnify such proxy solicitation firm against certain liabilities that it may incur arising out of the services it provides to us in connection with the Special Meeting.

Where to Obtain More Information
     The mailing address of our principal executive offices is CNL Center II at City Commons, 420 South Orange Avenue, Orlando, Florida 32801. A notice of revocation of a proxy should be sent to the attention of our Corporate Secretary at this address.
     We make available free of charge on or through our Internet web site (http://www.cnlhotels.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”).
     We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, as filed with the SEC, without the accompanying exhibits, to our stockholders upon written request sent to our Corporate Secretary, at the address of our principal executive offices set forth above. Each such request must set forth a good faith representation that, as of the Record Date, the person making the request was a beneficial owner of one or more of our common shares.
Important Note
     No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such unauthorized representation must not be relied upon as having been authorized by us, the Advisor or any other person or entity associated with us and/or the Advisor. This proxy statement provides you with detailed information about the proposals to be considered and voted upon at the Special Meeting. The information in this proxy statement is current as of the date of this proxy statement. Stockholders are urged to carefully review this proxy statement, including the accompanying appendices, which discuss each of the proposals to be considered and voted upon at the Special Meeting in more detail.
     See “Risk Factors” for a discussion of certain factors which should be considered in evaluating the Amended Merger Proposal.
The date of this proxy statement is May 10, 2006.

v

Summary of Special Committee Process	38
Recommendations of the Special Committee and the Board of Directors	39
Special Committee Recommendation	39
Board of Directors Recommendation	41
Opinion of the Financial Advisor	42
Discounted Cash Flow Analysis	44
Comparable Transaction Analysis	44
Pro Forma Analysis	45
Comparable Company Analysis	45
Description of the Amended Merger	47
General	47
Payment of Amended Merger Consideration	47
Closing	48
Transition Services Agreement and Brand License Agreement	48
Tower II Lease	49
Five Arrows Note and Advisor Affiliate FARS Note	49
CHP Note	49
Employment Agreements	49
Registration Rights Agreement	49
Pledge and Security Agreement	49
Conduct of Business Prior to Closing	50
Additional Pre Closing Covenants	52
Covenants Not to Compete	52
Right of First Refusal	54
Non Solicitation	54
Post Closing Covenants Relating to Taxes	54
Assumptions of Certain Liabilities of the Advisor Concerning the Class Action Lawsuit and Related Matters	55

Covenant Concerning Post Closing Employment Arrangements	56
Conditions to Closing	56
Representations and Warranties	59
Indemnification	61
Guarantee by CFG of Certain Obligations of the Advisor’s Stockholders	64
Appointment of James M. Seneff, Jr. as Representative of the Advisor’s Stockholders (Other Than Five Arrows)	65
Amendment; Waiver; Assignment; Termination	65
Certain Financial and Other Information Regarding the Amended Merger	67
Federal Tax Matters	67
Regulatory Matters	69

No Appraisal Rights in Connection with the Amended Merger	69
Employment Agreements, Covenants Not to Compete and Other Agreements	70
Indemnification Agreements	73
Benefits to Certain of Our Directors and Officers Resulting from the Amended Merger	73
Common Share Ownership After the Amended Merger	74
Consequences of Failure to Approve the Amended Merger or if the Amended Merger Otherwise Does Not Occur	76
Legal Proceedings	76
Vote Required to Approve the Amended Merger Proposal	78
PROPOSAL II THE MAJORITY VOTE CHARTER AMENDMENT PROPOSAL	80
Introduction	80
Amendments to Our Existing Charter to Reflect that We Will Become Self-Advised if the Amended Merger is Approved and to Remove Restrictions Necessary for Best Efforts Public Offerings	80
Miscellaneous Modifications	86
Conforming Changes and Other Ministerial Modifications	87
Certain Anti-Takeover Effects	88
Vote Required	88
PROPOSAL III THE TWO-THIRDS VOTE CHARTER AMENDMENT PROPOSAL	89
Introduction	89
Conforming Amendments to Our Bylaws	91
Vote Required	91
CNL HOTELS & RESORTS, INC.	92
Business of CNL Hotels & Resorts	92
Leases	93
Certain Management Services	93

Hotel Management Agreements	95
Competition	97
Concentration of Risk	97
Available Information	97
Employees	97
Seasonality	98
Description of Property	98
Legal Proceedings	99
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	100
Redemption of Shares	102
Issuer Purchases of Equity Securities (after giving effect to the reverse stock split)	103
Insufficient Funds	103
Excess Funds	104
Termination of Plan	104
Selected Financial Data	105
Management’s Discussion and Analysis of Financial Condition and Results of Operations	108
Overview	109
Strategy	109
Recent Events	109
Industry Overview and Outlook	113
Elements of Our Operating Results	114
Critical Accounting Policies	114
Impact of Recent Accounting Pronouncements	116
Results of Operations	117

Other Information	137
Liquidity and Capital Resources	137
Off-Balance Sheet Arrangements	152
Contractual Cash Obligations	152
Additional Information	152
Quantitative and Qualitative Disclosures About Market Risks	158
EXPLANATION OF MARYLAND APPRAISAL RIGHTS STATUTE	160
PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS	162
OTHER MATTERS	162

F-1 — F-87	Financial Pages
Appendix A	Amended and Restated Agreement and Plan of Merger
Appendix B	Lehman Brothers Inc. Fairness Opinion
Appendix C-1	Form of Articles of Amendment and Restatement
Appendix C-2	Form of Articles of Amendment and Restatement Marked to Show Proposed Changes
Appendix D	Maryland General Corporation Law — Rights of Objecting Stockholders

x

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
1.	What am I being asked to vote on at the Special Meeting?
     At the Special Meeting, you are being asked to consider and vote upon the following matters:
•	The Amended Merger Proposal: the approval of the Amended Merger between us and the Advisor, whereby the Advisor will be merged with and into Acquisition Sub, pursuant to the Amended Merger Agreement and we will become self-advised;

•	The Majority Vote Charter Amendment Proposal: the approval of an amendment and restatement of the Charter, which require the affirmative vote of holders of a majority of our outstanding common shares, to modify certain provisions to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised; and

•	The Two-Thirds Vote Charter Amendment Proposal: the approval of (i) other amendments and restatements of the Charter, which require the affirmative vote of the holders of at least two-thirds of our outstanding common shares, to modify certain other provisions to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised, and (ii) certain amendments to the Bylaws to reflect corresponding conforming changes to the Bylaws, some of which require the affirmative vote of the holders of a majority of our outstanding common shares. The amendments to the Bylaws will only be made if our stockholders approve the Two-Thirds Vote Charter Amendment Proposal and such amendments are implemented.

     In addition, the proxy will be voted in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting or any adjournment or postponement of the Special Meeting, including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast, and, with respect to such proposals, to permit further solicitation of proxies by the Board.
2.	Why are we soliciting stockholder approval of a merger between us and the Advisor when we previously obtained such stockholder approval at our 2004 Annual Meeting?
     In connection with our 2004 annual meeting of stockholders (the “2004 Annual Meeting”), we requested and received your approval for our merger with the Advisor (the “Original Merger”) pursuant to that certain Agreement and Plan of Merger, entered into as of April 29, 2004, as amended by that certain First Amendment to Agreement and Plan of Merger, entered into as of June 17, 2004 (as so amended, the “Original Merger Agreement”) and proposals to, among other things, amend and restate the Charter. Although we did not believe such approval of the Original Merger was necessary pursuant to the Charter and Maryland law, we believed it was appropriate to request that our stockholders approve the Original Merger primarily because certain of our directors and officers have interests in the Original Merger that potentially conflict with your interests. Your approval of the Original Merger and the amendments to the Charter was solicited in conjunction with our proposed concurrent firm commitment underwritten offerings of our common shares and preferred shares (“Underwritten Offerings”) and a listing of those shares on a national securities exchange or over-the-counter market (a “Listing,” or as circumstances require, “Listed” or “List”). Due to market conditions, we decided not to proceed at that time with an Underwritten Offering or a Listing.
     After the approval of the Original Merger and, in part, as a result of having postponed the proposed Underwritten Offerings with the related impact on our business plan, we and the Advisor determined not to pursue the Original Merger and to attempt to renegotiate the terms and conditions of the Original Merger. In addition, on August 16, 2004, a class action lawsuit was filed against, among others, us, certain of our present and former directors, and the Advisor alleging, in connection with the Original Merger and certain of our best efforts offerings: (i) improper accounting practices; (ii) conflicts of interest and self-dealing that resulted in excessive fees being paid to the Advisor, the overpayment for certain properties which we acquired, and with respect to the proposed Original Merger; (iii) that our proxy statement for our 2004 Annual Meeting and certain registration statements and prospectuses contained materially false and misleading statements; and (iv) that the individual defendants and the Advisor breached their fiduciary duties (the “Class Action Lawsuit”). For a discussion of the Class Action Lawsuit proceedings, see “Proposal I –– The Amended Merger Proposal –– Legal Proceedings.” Subsequently, we, the Special Committee (as such term is defined in Question 7 below) and the Advisor continued to evaluate the Original Merger and our alternatives. As you may recall, the Board formed the Special Committee in connection with the Original Merger to make a recommendation to our entire Board as to whether or not to pursue the Original Merger and, if so, on what terms and conditions. The Special Committee and the Advisor began a process of considering and negotiating the terms of an amended and restated merger agreement for the merger between us and the Advisor, whereby the Advisor would be merged with and into our wholly-owned acquisition subsidiary. For a summary of the proceedings of the Special Committee, see “Proposal I — The Amended Merger Proposal — Background of the Amended Merger Proposal”; and “–– Proceedings of the Special Committee and The Board.” As a result of these discussions, the parties to the Original Merger Agreement (other than Paul H. Williams, who no longer is a stockholder or employee of the Advisor) have agreed to amend and restate the Original Merger Agreement on the revised terms and conditions set forth in Amended Merger Agreement. Because the terms and conditions of the Original Merger Agreement have been amended and restated and, for the same reasons that we determined to solicit stockholder approval in connection with the Original Merger, we have determined that it is appropriate to solicit the approval of our stockholders for the Amended Merger Proposal at the Special Meeting.
3.	Why has the Amended Merger been proposed?
     Since we began operations in 1997, the Advisor has provided the management and advisory services necessary for our business. Based upon our current size, in terms of our total assets, and our portfolio of hotel and resort properties, and the resulting scope of our operations, we believe that we have achieved a sufficient critical mass to support a self-advised structure. We believe that the acquisition of the Advisor will provide us with an experienced management team with industry expertise, management capabilities and unique knowledge of our assets and development. Further, as described more fully in Question 4 below, we want to retain certain key employees of the Advisor as they have been, and are expected to continue to be, instrumental in our growth and key to our relationships including those with our hotel and resort operators, lenders, and other service providers. If we consummate the Amended Merger, certain of the Advisor’s officers will become our officers and its other employees at that time are expected to become our employees. We have entered into employment agreements with each of Mr. Thomas J. Hutchison III, director and Chief Executive Officer, Mr. John A. Griswold, director and President and Chief Operating Officer, Mr. C. Brian Strickland, Executive Vice President, Chief Financial Officer and Treasurer, Mr. Barry A.N. Bloom, Senior Vice President of Portfolio Management and Administration, each of which will become effective upon consummation of the Amended Merger (collectively, the “Employment Agreements”). Directly employing these individuals will also allow us to incentivize them in order to help us retain them. We believe that the Amended Merger will result in cost savings over time, including after giving effect to the compensation charge attributable to non-performance based stock grants under the Employment Agreements, as we eliminate the fees we presently pay for being externally managed and instead pay the costs and overhead attributable to having our own employees and related infrastructure, although there can be no assurances that these cost savings will be realized. Also, we believe that by issuing our common shares to stockholders of the Advisor in the Amended Merger, some of whom are key employees of the Advisor and are expected to become our employees if the Amended Merger is consummated, and in connection with the Employment Agreements, we will more directly align such stockholders’ interests with those of our current stockholders.
     Under the Charter, if a Listing does not occur by December 31, 2007, we are required to liquidate our assets in an orderly fashion. It is our present intention to complete a Listing on or before December 31, 2007. We believe that such a future Listing would be in the best interests of our stockholders. Although we believe that an externally-advised structure was appropriate for our initial operations, REITs whose securities are publicly traded and listed on The New York Stock Exchange, Inc. (“NYSE”) are predominantly self-advised. In this regard, we believe the internalization of the Advisor in advance of any such Listing is an important step in the process of becoming Listed. In addition, completing the internalization of the Advisor in the near-term will provide us with the flexibility to complete a Listing at an appropriate time. Further, in the event our shares are Listed, we believe that public equity investors and market analysts could view us less favorably if we remain externally-advised, and as a result our shares could trade at a discount to other Listed REITs. For these reasons, we have determined that the internalization of the Advisor through the Amended Merger would be in our best interests and the best interests of our stockholders. Although it is our present intention to List our common shares, there can be no assurance that we will determine to List or that market conditions will be appropriate for a Listing. Even if a Listing occurs in the future, we cannot assure you that an active trading market for our common shares will develop or, if it develops, that any such market will be sustained or at what price our common shares will trade.
     For the foregoing reasons, we believe that it is important to become self-advised. For additional reasons why the Amended Merger has been proposed, see “Proposal I — The Amended Merger Proposal — Reasons for Becoming Self-Advised”; “— Background of the Amended Merger Proposal”; and “— Recommendations of the Special Committee and the Board of Directors.”
4.	Why don’t we simply terminate the Advisory Agreement with the Advisor and obtain another external advisor?
     We entered into a renewal agreement with the Advisor, dated as of March 30, 2006 (the “2006 Renewal Agreement”), pursuant to which the advisory agreement, dated as of April 1, 2004 (the “2004 Advisory Agreement”), was renewed for an additional three-month period commencing on April 1, 2006 and ending on June 30, 2006 (the 2004 Advisory Agreement as amended by the renewal agreement entered into with the Advisor on March 31, 2005 and the 2006 Renewal Agreement, the “Advisory Agreement”). The Advisory Agreement may be renewed on the current or other terms at the end of this period. Under the terms of the Advisory Agreement, the Advisor has responsibility for our day-to-day operations, including locating, analyzing, structuring and negotiating investment opportunities for us, arranging for financing and refinancing, engaging third parties to perform services for us, administering our bookkeeping and accounting functions, providing other administrative services, serving as our consultant in connection with policy decisions to be made by the Board, providing asset management services with respect to our properties and rendering other services as the Board deems appropriate. Further, the Advisor provides us with access to key employees, a license to use the CNL brand and other proprietary assets. We believe that a termination of the Advisory Agreement would cause a significant disruption to our business affairs. If we were to terminate the Advisory Agreement, we would need to identify and hire another qualified advisor or a full staff of employees to perform all of the services currently provided by the Advisor and it would likely require significant effort over a considerable period of time to find another qualified advisor or fill all of these positions. In addition, there was no assurance that the Advisor’s employees would have become our employees absent the Amended Merger. Even if we were able to hire the necessary employees, there is no assurance that these employees would be as knowledgeable and experienced as the Advisor’s personnel. Moreover, they would lack the background of having dealt with us since our inception, and may not have the close business relationships with the hotel and resort brands with which we affiliate or with the related management companies, lenders, and other service providers. We are unable to assess the impact, if any, of the loss of the use of the CNL brand and other proprietary assets provided by the Advisor. By acquiring the Advisor, we would reduce any disruption to our business affairs, as the Advisor’s personnel will then become our employees. We believe the risks and challenges of a potential disruption from terminating this arrangement would be particularly ill-advised as our portfolio performance gains momentum during the current period of market growth in the lodging industry. Furthermore, by issuing common shares to the stockholders of the Advisor in connection with the Amended Merger, many of whom are also the Advisor’s personnel, we believe we will more directly align such stockholders’ interests with those of our current stockholders.
     We have the right to terminate the Advisory Agreement upon 60 days written notice to the Advisor by a majority vote of our “Independent Directors” (as such term is defined in Question 8 below). In addition, upon satisfaction of certain performance criteria, a performance fee would be payable to the Advisor upon termination of the Advisory Agreement. If the Advisory Agreement was terminated as of the date of this proxy statement, the performance criteria would not have been satisfied, and accordingly, no performance fee would have been payable to the Advisor under the terms of the Advisory Agreement. However, such performance fee could become payable in the future under the terms of the Advisory Agreement.
     For a detailed discussion concerning the Advisor and the Advisory Agreement, see “Proposal I — The Amended Merger Proposal — The Advisor and the Advisory Agreement.”

5.	Why aren’t we conducting an Underwritten Offering or a Listing in connection with the Amended Merger as we had proposed to do in connection with the Original Merger?
     As discussed above, we believe that the completion of the internalization of the Advisor is a necessary step in the process of becoming Listed, with or without a concurrent underwritten offering. In addition, we believe that our continued focus on the stabilization of our portfolio, especially with regard to certain of our properties which we have been repositioning and/or renovating, is necessary to provide us with the flexibility to successfully complete a Listing in the future. We believe that the internalization of the Advisor and continued stabilization of our portfolio will enhance our ability to successfully complete a Listing in the future. Since the determination as to the appropriate time to proceed with a Listing is primarily driven by market demand and conditions, it is our intent to position ourselves to respond to market conditions reasonably promptly. We may undertake an underwritten offering or may List at any time after consummation of the Amended Merger. It is our present intention to complete a Listing prior to December 31, 2007. Accordingly, we are soliciting your approval of the Amended Merger Proposal, the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal, in part, because we believe that the implementation of these proposals will allow us to compare more favorably with Listed REITs in the event of a Listing.
6.	What is the effect of the Amended Merger?
     If the conditions to the consummation of the Amended Merger are satisfied, including approval of the Amended Merger by our stockholders and certain other conditions, certain of which are waivable by us in our sole discretion, the Advisor will merge with us by merging with and into Acquisition Sub. As a result of the Amended Merger, Acquisition Sub will be the surviving company (the “Surviving Company”) and will remain our wholly-owned subsidiary, and we will become self-advised. Accordingly, we no longer will pay any advisory or other fees under the Advisory Agreement. We will, however, be obligated to pay fees under a transition services agreement that we will enter into with CNL Financial Group, Inc. (“CFG”) or one of its Affiliates (as defined below) in connection with the Amended Merger, the form of which has been agreed upon and approved by the Special Committee and the Board. In addition, we will pay directly for the overhead that the Advisor incurred prior to the Amended Merger in providing such services to us.
     In the Amended Merger, all of the outstanding shares of capital stock of the Advisor will be converted into the right to receive 3.6 million of our common shares, which total number of shares was calculated by dividing $72 million by the Per Share Price, and all of the outstanding shares of capital stock of the Advisor shall thereupon cease to be outstanding and shall be canceled, retired and cease to exist. Under the Amended Merger Agreement, the parties agreed that the “Per Share Price” for our shares to be issued in the Amended Merger would be $20 per share, subject to adjustment in certain limited circumstances. In addition, at the closing of the Amended Merger, (i) if the Closing Date (as defined below) is on or before June 30, 2006, we will assume and repay a promissory note issued by the Advisor to Five Arrows Realty Securities II L.L.C. (“Five Arrows”) (which note, as of the date of this proxy statement, has an outstanding principal balance of $7.750 million) (the “Five Arrows Note”), or (ii) if the Closing Date is after June 30, 2006, we will assume and repay a promissory note to be issued by the Advisor to CNL Real Estate Group, Inc. (“CREG”) or its Affiliate (as defined below) in the principal amount of $7.625 million (the “Advisor Affiliate FARS Note”). The Advisor Affiliate FARS Note, if issued, will evidence a loan made by CREG or its Affiliate to the Advisor solely to enable the Advisor to pay the final principal installment under the Five Arrows Note due on June 30, 2006. As a result of the Amended Merger, certain of our officers and directors and their respective Affiliates who own interests in the Advisor will receive our common shares (and cash in lieu of any fractional shares). Upon consummation of the Amended Merger, certain of the Advisor’s officers will become our officers, and its other employees at that time are expected to become our employees. If the Amended Merger is consummated, the Advisory Agreement will be terminated and we will become self-advised. See “Proposal I — The Amended Merger Proposal — Reasons for Becoming Self-Advised”; “— Background of the Amended Merger Proposal”; and “— Description of the Amended Merger.”
     In the event that the Amended Merger is consummated, your ownership of our common shares will be diluted as a result of the new issuance of 3.6 million of our common shares to the stockholders of the Advisor (representing approximately 2 percent of our outstanding common shares as of the date of this proxy statement). In addition, we have entered into the Employment Agreements, pursuant to which we will issue long-term incentive stock awards in the form of stock units under the terms of an omnibus program to be administered by our

Compensation Committee. To the extent such awards vest, you will be subject to additional dilution of your ownership interest. The Employment Agreements will be effective as of the effective time of the Amended Merger. See “Risk Factors –– Our Earnings Per Share Will Decrease as a Result of the Amended Merger”; and “–– Certain of Our Officers and Directors Have Potential Conflicts of Interests.”
7.	How was the amount of the consideration for the Amended Merger determined?
     The consideration for the Amended Merger was determined based upon negotiations between the Special Committee (as defined below) and the Advisor, in consultation with their respective financial advisors and legal counsel. Certain of our directors also serve on the board of directors of the Advisor, all of our officers are also officers of the Advisor, and certain of our directors and officers, directly or indirectly, hold shares of the capital stock of the Advisor that, in the aggregate, constitute more than a majority of the outstanding capital stock of the Advisor. These relationships result in such Board members and officers having interests in the consummation of the Amended Merger that potentially conflict with your interests and the interests of our company. Accordingly, the Board established a special committee, which currently consists of Jack F. Kemp, Craig M. McAllaster and Robert E. Parsons, Jr., three of our “Independent Directors” (as such term is defined in Question 8 below) (the “Special Committee”). The members of the Special Committee have no economic interest in the consummation of the Amended Merger. The Special Committee was authorized to:
•	review and evaluate the terms and conditions of the Amended Merger Agreement and determine the continued advisability of our acquisition of the Advisor;

•	if the Special Committee deems it appropriate or advisable, negotiate the price, structure, form, terms and conditions of any such transaction and of any definitive agreements in connection therewith;

•	determine whether any such transaction is fair to, and in the best interests of, our company and our stockholders and make a recommendation to the Board; and

•	hire such independent legal counsel, financial and other advisors and agents as the Special Committee deems necessary or desirable to evaluate any such transaction.
     Pursuant to this authority, the Special Committee retained Lehman Brothers Inc. (“Lehman Brothers”) to advise the Special Committee as to whether the consideration to be paid by us in the Amended Merger, is fair, from a financial point of view, to us. Lehman Brothers also advised, and rendered a fairness opinion to, the Special Committee in connection with the Original Merger. The consideration in the Amended Merger consists of the Amended Merger Consideration (as defined below in “Summary of the Amended Merger — Consideration to be Paid in the Amended Merger”) and the assumption and repayment of the Five Arrows Note or the Advisor Affiliate FARS Note, as the case may be. After receipt of the written opinion from Lehman Brothers (the “Lehman Brothers Opinion” or the “Opinion”) that, as of April 3, 2006, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Amended Merger, is fair to us from a financial point of view, and after due deliberation and consideration of various other factors, the Special Committee unanimously recommended to the Board that it approve the Amended Merger Agreement, the Amended Merger and the documents and transactions expressly contemplated by the Amended Merger Agreement. After careful consideration and upon the recommendation of the Special Committee, the Board approved the Amended Merger Agreement, the Amended Merger and the other documents and transactions expressly contemplated by the Amended Merger Agreement (with Messrs. Seneff, Bourne, Hutchison and Griswold, each of whom directly or indirectly owns stock of the Advisor, recusing himself and abstaining from voting). The Board and the Special Committee believe that the terms of the Amended Merger Agreement, the Amended Merger and the other transactions expressly contemplated by the Amended Merger Agreement are advisable, fair and reasonable and in our best interests and the best interests of our stockholders.

8.	How do you determine who is an “Independent Director” for purposes of membership on the Special Committee?
          The definition of “Independent Director” is contained in the Charter and means a director who is not, and within the last two years has not directly or indirectly been, associated with the Advisor by virtue of:
•	ownership of an interest in the Advisor or its Affiliates;

•	employment by the Advisor or its Affiliates;

•	service as an officer or director of the Advisor or its Affiliates;

•	the performance of services, other than as a director, for us;

•	service as a director or trustee of more than three REITs advised by the Advisor; or

•	maintenance of a material business or professional relationship with the Advisor or any of its Affiliates.
          An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law or sons- or daughters-in-law, or brothers- or sisters-in-law are or have been associated with the Advisor, any of its Affiliates, or us. A business or professional relationship is considered material if the gross revenue derived by the director from the Advisor and its Affiliates exceeds 5 percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.
          The term “Affiliate,” as used in this proxy statement, means:
•	any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity;

•	any person or entity directly or indirectly owning, controlling, or holding, with power to vote 10 percent or more of the outstanding voting securities of another person or entity;

•	any officer, director, partner, or trustee of such person or entity;

•	any person 10 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and

•	if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.
9.	What rights will I have if I oppose the Amended Merger?
          You can vote against the Amended Merger by indicating a vote against the Amended Merger either on your proxy card and signing and mailing your proxy card, or by providing authorization of your proxy over the Internet (pursuant to the instructions on the proxy card), or by telephone, or by voting against the Amended Merger in person at the Special Meeting. Under Maryland law, you will not be entitled to appraisal rights in connection with the Amended Merger and accordingly, to the extent you object to the Amended Merger Proposal, you will not have the right to have a court judicially determine and to receive, a fair value for your common shares under the provisions of Maryland law governing appraisal rights. Under Maryland law, you will be entitled to rights of appraisal with respect to the Two-Thirds Vote Charter Amendment Proposal. Accordingly, to the extent you object to the Two-Thirds Vote Charter Amendment Proposal, do not vote in favor of the proposal and otherwise comply with the relevant statutory provisions of Maryland law governing appraisal rights, you will have the right to have a court judicially determine, and you will receive, the fair value for your common shares. Further, after consultation with

Maryland counsel, we are of the view that you do not have the right to exercise rights of appraisal with respect to the Majority Vote Charter Amendment Proposal. However, because we are not aware of any applicable authority as to whether such is the case, to the extent you wish to make your own determination of whether you have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal, we encourage you to consider applicable Maryland law and to consider engaging Maryland counsel. If you believe that you have appraisal rights with respect to the Majority Vote Charter Amendment Proposal, in order to exercise such rights, if such rights are available, you must not vote in favor of the proposal and must comply with the conditions established under applicable Maryland law. We reserve the right to challenge your determination, if any, as to whether rights of appraisal exist in connection with the Majority Vote Charter Amendment Proposal. Further, we reserve the right not to present to the stockholders or to implement either or both of the Charter Amendment Proposals in the event holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal with respect to any such proposal or with respect to the Charter Amendment Proposals generally. For a discussion regarding your appraisal rights, see “Explanation Of Maryland Appraisal Rights Statute.” See also Appendix D hereto, which sets forth the relevant statutory provisions.
10.	What vote is required to approve the Amended Merger?
          Although we do not believe approval of the Amended Merger is necessary pursuant to the Charter or Maryland law, we believe it is appropriate to solicit stockholder approval of the Amended Merger primarily because certain of our directors and officers have interests in the Amended Merger that potentially conflict with your interests. Approval of the Amended Merger will be satisfied by the affirmative vote of at least a majority of the votes cast on the Amended Merger by holders of our common shares entitled to vote thereon (other than our common shares owned of record or beneficially by the Advisor, its officers or directors, our officers or directors, or any of their respective Affiliates, as explained in the next paragraph), provided that the total votes cast with respect to the Amended Merger represent over 50 percent of our common shares entitled to vote on the Amended Merger. If the required stockholder approval is not received, then the Amended Merger will not be consummated.
          The Advisor owns 10,000 of our outstanding common shares. In addition, a company owned and controlled by Messrs. Seneff and Bourne owns 12,500 of our common shares. The Charter provides that, with respect to our common shares owned by the Advisor, its officers or directors, our officers or directors, or any of their respective Affiliates, none of the Advisor, its officers or directors, our officers or directors, or any of their respective Affiliates may vote or consent on matters submitted to our stockholders with regard to, among other things, transactions between us and the Advisor. Therefore, such shares may not and will not be voted on the Amended Merger Proposal.
11.	When do you expect the Amended Merger to be consummated?
          We anticipate consummating the Amended Merger within five business days following the satisfaction or waiver of the conditions to the Amended Merger set forth in the Amended Merger Agreement or on such other date agreed upon by us and Mr. Seneff, the representative of the stockholders of the Advisor (the “Representative”).
12.	Why is the Board recommending that the Charter and Bylaws be amended and restated to modify certain provisions to conform more closely to the charters and bylaws of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised?
          The Charter contains a number of provisions that impose guidelines on transactions between us and the Advisor and our and its respective Affiliates. As discussed elsewhere in this proxy statement, if the Amended Merger is consummated, the separate existence of the Advisor will cease, its operations will become part of our business and we will become self-advised. Accordingly, if the Majority Vote Charter Amendment Proposal is approved and the Amended Merger is consummated, the provisions in the Charter relating to the Advisor, its Affiliates and to transactions and relations between us and the Advisor and its Affiliates will no longer be applicable.
          In addition, the Charter contains certain limitations and restrictions, which the Board believes restrict and could possibly prevent us from pursuing favorable investment opportunities in the future, which would be removed if the Charter Amendment Proposals are approved. These limitations/restrictions were mandated by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (the “NASAA REIT Guidelines”) and were previously applicable during the time we raised funds without listing our securities on a national securities exchange or over-the-counter market. Because we do not plan to conduct any best-efforts public stock offerings prior to Listing, these provisions will no longer be required. We may, however, undertake an under-written offering or List at any time after the consummation of the Amended Merger. Since Listed REITs generally are not bound by similar limitations and restrictions, these limitations/restrictions could impair our ability to compete effectively for investments and management talent. Accordingly, the Board believes such limitations and restrictions should be removed so that we can be governed by a charter that is similar to the charters of Listed REITs. Therefore, if either of the Charter Amendment Proposals is approved, we will be permitted to implement such proposal at the time of Listing, even if the Amended Merger Proposal is not approved. Further, if the Two-Thirds Vote Charter Amendment Proposal is approved, certain stockholder voting provisions contained in the Charter will no longer be applicable. Although the amendments to the Charter contained in the Two-Thirds Vote Charter Amendment Proposal reduce or otherwise eliminate certain voting rights that you currently have, we are of the view that these proposed amendments will provide greater flexibility with respect to the implementation of our business plan and will make us more competitive with Listed REITs. In addition, certain amendments to the Charter require that our Bylaws be amended in order to eliminate any potential conflict between the Charter and Bylaws resulting from the proposed amendments to the Charter. For additional explanation of the amendments to the Charter and Bylaws, see “Proposal II—The Majority Vote Charter Amendment Proposal”; and “Proposal III—the Two-Thirds Vote Charter Amendment Proposal.”
13.	Why are we soliciting stockholder approval of the Charter Amendment Proposals when we previously obtained such stockholder approval at our 2004 Annual Meeting?
          Although our stockholders previously approved the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal at our 2004 Annual Meeting, because the approval of such proposals was solicited in connection with the Original Merger and the proposed concurrent Underwritten Offerings and Listing, we determined that it is appropriate to again solicit the approval of our stockholders for the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal at the Special Meeting. The Charter Amendment Proposals have not substantively changed since they were approved by our stockholders at our 2004 Annual Meeting, with the exception that the December 31, 2007 deadline for us to List or commence an orderly liquidation of all our assets will remain a provision in the Charter. The Charter Amendment Proposals that were approved at our 2004 Annual Meeting included the removal of the List or liquidate deadline because the approval of such proposals was solicited in connection with a proposed Listing. We are not proposing that the deadline be removed from the Charter in the Charter Amendment Proposals contained in this proxy statement because, although it is our present intention to List our shares prior to December 31, 2007, there can be no assurance as to when or if we will do so.
14.	What votes are required to approve the Charter Amendment Proposals?
          The affirmative vote of holders of a majority of our outstanding common shares is required to approve the Majority Vote Charter Amendment Proposal. The affirmative vote of holders of at least two-thirds of our outstanding common shares is required to approve the Two-Thirds Vote Charter Amendment Proposal.
15.	How does the Board recommend that I vote on each of these various proposals at the Special Meeting?
          The Board recommends that you vote “FOR” (i) the Amended Merger Proposal, (ii) the Majority Vote Charter Amendment Proposal, and (iii) the Two-Thirds Vote Charter Amendment Proposal. In addition, the Board also requests that you give us your proxy to vote in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting, including proposals to adjourn the Special Meeting with respect to those proposals for which insufficient votes to approve were cast, and with respect to such proposals, to permit further solicitation of proxies by the Board.

16.	Who is entitled to vote at the Special Meeting?
          Only holders of record of our common shares at the close of business on April 20, 2006, the Record Date for the Special Meeting, will be entitled to vote at the Special Meeting.
17.	How many shares can vote at the Special Meeting?
          As of the Record Date, approximately 152.9 million of our common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each of the matters to be voted upon at the Special Meeting. As of the Record Date, the Advisor owned 10,000 of our common shares and a company owned and controlled by Messrs. Seneff and Bourne owned 12,500 of our common shares. Mr. Seneff, through his indirect ownership of our common shares and indirect and direct ownership of a majority of the outstanding shares of Advisor Common Stock, had the power to vote, as determined by the rules of the Securities and Exchange Commission (“SEC”), less than 1 percent of our outstanding common shares.
          The Advisor and Messrs. Seneff and Bourne have advised us that each intends to vote the common shares beneficially owned by it or him for all of the proposals in this proxy statement, other than the Amended Merger Proposal. As required by the Charter, none of the Advisor, its officers or directors, our officers or directors, or any of their respective Affiliates are entitled to vote on the Amended Merger Proposal.
18.	What is a quorum at the Special Meeting?
          The presence, in person or by proxy, of stockholders entitled to cast at least 50 percent of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspectors of election appointed for the Special Meeting who will determine whether or not a quorum is present.
19.	If my shares are held in street name by my broker, will my broker vote my shares for me?
          Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.
20.	What is the effect of abstentions and broker non-votes?
          With respect to the Charter Amendment Proposals, abstentions will have the effect of a vote cast against the proposal. With respect to the Amended Merger Proposal, abstentions will have no effect, provided that the total votes cast represent over 50 percent of the shares entitled to vote. If the total votes cast represent less than 50 percent of the shares entitled to vote, abstentions will have the effect of a vote against the Amended Merger Proposal. If a broker returns an executed proxy, but crosses out matters as to which the broker is not permitted to vote, then the holder is present for quorum purposes, and the effect on the vote depends upon whether the vote requirement is a majority of the votes cast (no effect) or a majority or other percentage of the votes entitled to be cast (effect of a vote against). If the broker returns a properly executed proxy, but does not vote and does not abstain, the shares represented by such proxy are considered present for quorum purposes and the shares represented by such proxy will be voted in favor of all the proposals.
21.	How will the proxies be voted?
          Any proxy, if it is received in time, is properly signed and is not revoked, will be voted at the Special Meeting in accordance with the directions of the stockholder signing the proxy. If no directions are specified, the proxy will be voted “FOR”:
•	the approval of the Amended Merger Proposal;

•	the approval of the Majority Vote Charter Amendment Proposal; and

•	the approval of the Two-Thirds Vote Charter Amendment Proposal.
          In addition, the proxy will be voted in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast and, with respect to such proposals, to permit further solicitation of proxies by the Board.
22.	Can I change my vote after I have mailed my signed proxy card?
          Yes. There are three ways in which you can change your vote before your proxy is voted at the Special Meeting. First, you can send our Corporate Secretary a written notice stating that you revoke your proxy. Second, you can complete and execute a new proxy card that is dated later than the date of the prior proxy card and deliver it to our Corporate Secretary at or prior to the Special Meeting. Third, you can attend the Special Meeting and vote in person. Your attendance at the Special Meeting will not, however, by itself revoke your proxy; you must vote at the Special Meeting. If you hold your shares in street name and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.
23.	Whom should I call with questions about the Amended Merger or the other proposals being voted on at the Special Meeting?
          You should call our proxy solicitor, D. F. King & Co., Inc. at 1-800-758-5880 (toll free).

SUMMARY OF THE AMENDED MERGER
          The following is a summary of the material terms of the Amended Merger Proposal as described in this proxy statement. You should carefully read this entire document as well as the additional documents to which it refers for a more complete description of the Amended Merger Proposal. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — General.”

The Amended Merger Proposal	At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Amended Merger, whereby the Advisor will be merged with and into Acquisition Sub, our wholly-owned subsidiary, with Acquisition Sub as the Surviving Company.

Parties to the Amended Merger	CNL Hotels & Resorts, Inc. — We are a corporation that was formed under Maryland law in 1996 and are qualified as a REIT for federal income tax purposes. We were formed with the primary purpose of acquiring interests in hotel and resort properties. Prior to 2000, we leased these properties on a triple-net basis to third-party hotel and resort management companies. However, since 2000, as permitted by the REIT Modernization Act of 1999, as amended, we have been leasing properties and expect to continue to lease our properties primarily to our “taxable REIT subsidiaries” with management of the properties performed by third-party hotel and resort management companies.

CNL Hospitality Corp. — Our day-to-day operations are conducted by the Advisor through the authority delegated to it under the Charter and the Advisory Agreement and pursuant to the policies established by the Board. The Advisor is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. We originally entered into an advisory agreement with the Advisor effective July 9, 1997 and this agreement has been renewed for successive one-year periods, other than in connection with the most recent renewal as of March 30, 2006, which is for a three-month period ending June 30, 2006. Under the terms of the current Advisory Agreement, the Advisor locates, analyzes, structures and negotiates investment opportunities for us, arranges financing and refinancing, reviews capital expenditures, engages third parties to provide services for us, administers our bookkeeping and accounting functions, serves as our consultant in connection with policy decisions to be made by the Board, manages our construction and developmental projects, provides asset management services with respect to our properties and renders other services as the Board deems appropriate.

CNL Hotels & Resorts Acquisition, LLC — is our direct wholly-owned subsidiary, which was formed as a Florida limited liability company on March 27, 2006 for the sole purpose of effecting the Amended Merger with the Advisor. It has not conducted any operations other than in connection with the proposed Amended Merger.

CNL Financial Group, Inc. — CFG is a Florida corporation which is a diversified real estate company and was a direct stockholder of the Advisor from its inception until January 1, 2000, and thereafter has been an indirect stockholder. CFG is a wholly-owned subsidiary of CNL Holdings, Inc. (“CHI”), which is controlled jointly by James M. Seneff, Jr. and his wife.

CNL Real Estate Group, Inc. — CREG is a Florida corporation which is a real estate investment company and has been a stockholder of the Advisor since January 1, 2000. CREG is a wholly-owned subsidiary of CFG and owns approximately 53.6 percent of the shares of outstanding Advisor Common Stock.

CNL Hospitality Properties Acquisition Corp. (the “Initial Merger Sub”) — is our direct wholly-owned subsidiary, which was formed as a Florida corporation for the sole purpose of effecting the Original Merger with the Advisor. The Initial Merger Sub was a party to the Original Merger Agreement and was only a party to the Amended Merger Agreement as it amended and restated the Original Merger Agreement.

Five Arrows Realty Securities II L.L.C. — Five Arrows is a Delaware limited liability company and has been a stockholder of the Advisor since February 24, 1999. Five Arrows owns 10 percent of the outstanding shares of Advisor Common Stock.

Management Advisor Stockholders (“Management Advisor Stockholders”) — The Management Advisor Stockholders are Mr. Thomas J. Hutchison III, director and Chief Executive Officer, Mr. John A. Griswold, director and President and Chief Operating Officer, Mr. C. Brian Strickland, Executive Vice President, Chief Financial Officer and Treasurer, Mr. Barry A.N. Bloom, Senior Vice President of Portfolio Management and Administration, and Mr. Marcel Verbaas, Senior Vice President and Chief Investment Officer. Messrs. Hutchison, Griswold, Strickland, Bloom and Verbaas own an aggregate of approximately 15.6 percent of the outstanding shares of Advisor Common Stock, which, if the Amended Merger is consummated, will entitle them to receive an aggregate of approximately 559,440 of our common shares.

James M. Seneff, Jr. — is Chairman of the Board. Mr. Seneff, jointly with his wife, has ownership and voting control of CHI, the parent company of CFG, which, in turn, wholly owns CREG, the owner of approximately 53.6 percent of the outstanding shares of Advisor Common Stock. Mr. Seneff also directly owns an additional 7.5 percent of the outstanding shares of Advisor Common Stock. Accordingly, if the Amended Merger is consummated, Mr. Seneff will receive direct and indirect beneficial ownership of approximately 2.2 million of our common shares.

Robert A. Bourne — is Vice Chairman of the Board. Mr. Bourne owns directly approximately 13.3 percent of the outstanding shares of Advisor Common Stock. Accordingly, if the Amended Merger is consummated, Mr. Bourne will receive approximately 480,240 of our common shares.

Consideration to be Paid in the Amended Merger	If the conditions to consummation of the Amended Merger are satisfied or waived, we will become self-advised. Accordingly, we no longer will pay any of the advisory fees under the Advisory Agreement, but will pay directly for the overhead necessary to provide the services that the Advisor currently provides to us under the Advisory Agreement. In the Amended Merger, all of the outstanding shares of capital stock of the Advisor will be converted into the right to receive consideration in the Amended Merger of 3.6 million of our common shares (the “Amended Merger Consideration”), which total number of shares was calculated by dividing $72 million by the Per Share Price (as defined below). In addition, at the closing of the Amended Merger, (i) if the Closing Date (as defined below) is on or before June 30, 2006, we will assume and repay the Five Arrows Note (which, as of the date of this proxy statement, has an outstanding principal balance of $7.750 million), or (ii) if the Closing Date is after June 30, 2006, we will assume and repay the Advisor Affiliate FARS Note to be issued in the principal amount of $7.625 million. The Advisor Affiliate FARS Note, if issued, will evidence a loan made by CREG or its Affiliate to the Advisor solely to enable the Advisor to pay the final principal installment under the Five Arrows Note due on June 30, 2006.

The Amended Merger Consideration reflects a reduction in the total merger consideration contemplated by the Original Merger Agreement of approximately $307.98 million, comprised of (a) approximately $29.7 million in cash, (b) approximately 26.73 million of our common shares, which number of common shares was calculated by dividing $267.3 million by a per share price of $10 (prior to giving effect to the one-for-two reverse stock split that became effective on August 2, 2004), and (c) the assumption of the Five Arrows Note with a then-outstanding principal amount of approximately $10.98 million. As a result of certain events and circumstances that occurred after the approval by our stockholders of the Original Merger Agreement, including various changes in the market relating to fees for comparable services provided by the Advisor to us, lower projected revenues for the Advisor, the Class Action Lawsuit, and the other factors described under “Proposal I — The Amended Merger Proposal — Recommendations of the Special Committee and the Board of Directors — Special Committee Recommendation,” the Special Committee took steps to renegotiate with the Advisor and the Advisor’s stockholders the terms of the Original Merger Agreement. Specifically, the Special Committee believed that the total merger consideration contemplated by the Original Merger Agreement should be renegotiated and reduced principally because:

•  the value of the Advisor decreased between April 29, 2004, which is the date of the Original Merger Agreement, and April 3, 2006, which is the date of the Amended Merger Agreement. Among other things, the Advisor’s normalized 2005 EBITDA (as defined below) was approximately $18.3 million, as compared to the April 2004 projections for the Advisor’s 2005 EBITDA of $41.2 million. The decrease of approximately $22.9 million, or approximately 56 percent, in the projected 2005 EBITDA, as compared to the normalized 2005 EBITDA, is principally attributable to (a) our not raising additional equity except pursuant to our Distribution Reinvestment Plan (“DRP”) following the withdrawal of the Underwritten Offerings, which would have increased the fees payable by us to the Advisor, (b) our not engaging in any acquisitions in 2005 for which we were required to pay the Advisor acquisition fees under the Advisory Agreement, (c) a reduction in the Advisor’s asset management fees due to a decrease in our asset base as a result of the sale of assets and a reduction in planned acquisitions, (d) the elimination from the Advisory Agreement of our obligation to pay the Advisor acquisition fees related to the DRP, and (e) a reduction in acquisition fees payable by us to the Advisor under the Advisory Agreement as a result of a negotiated decrease in the acquisition fee percentage from 4.5% to 3.0%, which decrease was effective as of April 1, 2005; and

•  the total merger consideration contemplated by the Original Merger Agreement reflected, in part, the Deferred Fees (as defined below), which were estimated in April 2004 to be approximately $91.4 million. As discussed in greater detail below under “Proposal I — The Amended Merger Proposal — Proceedings of the Special Committee and The Board — Summary of Special Committee Process,” the Special Committee determined that matters concerning the Deferred Fees should be reviewed and addressed separately by all the Independent Directors and that the Amended Merger Agreement should reflect, and the Special Committee should consider, only the value of the Advisor without regard to such Deferred Fees. As a result, the Amended Merger Consideration does not reflect the Deferred Fees or any other fees payable by us to the Advisor pursuant to the Advisory Agreement.

Under both the Original Merger Agreement and the Amended Merger Agreement, we were obligated to assume and repay the Five Arrows Note. As of the date of the proxy statement relating to the Original Merger, the outstanding principal amount of the Five Arrows Note was $10.625 million. Due to the payment schedule of the Five Arrows Note, the Five Arrows Note has as of the date of this proxy statement an outstanding principal balance of $7.750 million. Although the Class Action Lawsuit was pending before the Special Committee began renegotiating the Original Merger Agreement with the Advisor (and was a material factor considered by the Special Committee in its deliberations), the amount of the Amended Merger Consideration was negotiated and agreed upon in principle by us and the Advisor before we engaged in the settlement negotiations with plaintiffs’ counsel that ultimately led to the Stipulation of Settlement for consideration that included the execution of the Amended Merger Agreement.

Per Share Price	For purposes of calculating the number of our common shares to be issued in the Amended Merger, we have deemed the per share price for the shares issued in the Amended Merger to be $20 per share (as adjusted for recapitalizations, reclassifications, stock splits, combinations of shares, stock dividends, etc.) (the “Per Share Price”). See “Proposal I — The Amended Merger Proposal –– Proceedings of the Special Committee and The Board — Overview”; “— Opinion of the Financial Advisor — Discounted Cash Flow Analysis”; “ — Description of the Amended Merger — Payment of Amended Merger Consideration”; and “CNL Hotels & Resorts, Inc. — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.”

Background of the Amended Merger	Since the Advisor was formed in 1997, it has provided the management and advisory services necessary for our operations. In light of our expansion in total assets and number of hotel and resort properties and resulting increased scope of operations, the Board believes that we have achieved a sufficient size to support a self-advised structure. Further, while an externally-advised structure was appropriate for our initial operations, it is not a typical way to operate a REIT whose securities are publicly traded and listed on the NYSE. We have been repositioning and stabilizing our portfolio and, as contemplated by the Charter, it is our present intention to complete a Listing on or before December 31, 2007, although there can be no assurance that there will be such a Listing. We believe that becoming self-advised is an advantageous step toward a future Listing.

Reasons for the Amended Merger	We believe it is advantageous to employ directly certain key members of the Advisor who have been instrumental in our growth and key to our relationships with our tenants, operators, lenders, and other service providers, and to enter into employment agreements with certain of these individuals. Directly employing these individuals will also allow us to incentivize them in order to help us retain their services. In addition, we believe that consummation of the Amended Merger will result in cost savings over time, including after giving effect to the compensation charge attributable to non-performance based stock grants under the Employment Agreements, as we will eliminate the fees which we presently pay for being externally managed and instead will pay the costs and overhead attributable to our own employees.

We believe that public equity investors and market analysts could view us less favorably if our shares are Listed and we remain externally-advised, and that this unfavorable perception could make it difficult for us to successfully raise additional equity capital in the public securities markets and adversely affect our share price. We believe that a self-advised structure will have several advantages and we are of the view that becoming self-advised will result in us more closely resembling Listed REITs and cause equity investors and market analysts to view us more favorably. We also believe that being self-advised will, over time, enhance the value of our common shares, although there is no assurance that this will occur. With the issuance of our common shares to stockholders of the Advisor, we believe such stockholders’ interests will be more directly aligned with the interests of our current stockholders and potential conflicts of interest would be mitigated. See “Proposal I — The Amended Merger Proposal — Reasons for Becoming Self-Advised”; “–– Background of the Amended Merger Proposal”; and “–– Proceedings of the Special Committee and The Board.”

Certain Charter Restrictions Inapplicable	We are proposing in the Majority Vote Charter Amendment Proposal to eliminate from the Charter restrictions on all transactions between us and our Affiliates which, in addition to requiring disinterested director approval, require that an affiliated transaction be fair and reasonable to us and our stockholders, that the terms of such transaction be at least as favorable as the terms of any comparable arms’-length transactions known to our directors and that if an acquisition is involved, the total consideration not be in excess of the appraised value of the property being acquired. Because the elimination of these general restrictions will be effective before the Closing Date (as defined below), these provisions, to the extent they otherwise would be applicable, would not apply to the Amended Merger or the other related transactions contemplated by the Amended Merger Agreement. If the Majority Vote Charter Amendment Proposal is not approved by our stockholders at the Special Meeting, we may exercise our right under the Amended Merger Agreement to waive the condition contained therein which requires the effectiveness of the charter amendments provided for in the Majority Vote Charter Amendment Proposal and to consummate the Amended Merger if we believe that the requirements of the Charter described above shall have been satisfied or are otherwise inapplicable with respect to the Amended Merger and the other conditions to the Amended Merger shall have been satisfied or waived.

Opinion of Financial Advisor	The Special Committee retained Lehman Brothers to advise the Special Committee as to whether the consideration to be paid by us in the Amended Merger is fair, from a financial point of view, to us. The Special Committee received the Lehman Brothers Opinion that, as of April 3, 2006, based upon and subject to certain matters stated therein, the consideration to be paid by us in the Amended Merger is fair, from a financial point of view, to us. See “Proposal I — The Amended Merger Proposal — Recommendations of the Special Committee and the Board of Directors”; and “— Opinion of the Financial Advisor.”

Interests of Certain of Our Officers and Directors	Certain of our officers and directors have interests in connection with the Amended Merger and the Advisor that are different from, and may potentially conflict with, our interests and those of our stockholders. In particular, several of the officers and a majority of the directors of the Advisor also are our officers and/or directors. Moreover, James M. Seneff, Jr., jointly with his wife, has ownership and voting control of CHI, the parent company of CFG, which, in turn, wholly owns CREG, the owner of approximately 53.6 percent of the outstanding shares of Advisor Common Stock. Mr. Seneff also directly owns an additional 7.5 percent of the outstanding shares of Advisor Common Stock. Accordingly, the Amended Merger will result in Mr. Seneff receiving direct and indirect beneficial ownership of approximately 2.2 million of our common shares. In addition, Mr. Bourne owns directly approximately 13.3 percent of the outstanding shares of Advisor Common Stock. Accordingly, the Amended Merger will result in Mr. Bourne receiving beneficial ownership of approximately 480,240 of our common shares.

The Management Advisor Stockholders own an aggregate of approximately 15.6 percent of the outstanding shares of Advisor Common Stock which, in connection with the Amended Merger, will entitle them to receive an aggregate of approximately 559,440 of our common shares. In addition, we have entered into the Employment Agreements. Each executive who has entered into an employment agreement (Messrs. Hutchison, Griswold, Strickland and Bloom) will also receive certain shares in the form of stock units that will vest in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with the Company pursuant to his Employment Agreement. In addition, each such executive will be granted certain additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria. See “Proposal I — The Amended Merger Proposal — Reasons for Becoming Self-Advised”; “— Proceedings of the Special Committee and The Board”; “— Description of the Amended Merger — Employment Agreements, Covenants Not to Compete and Other Agreements”; and “— Benefits to Certain of Our Directors and Officers Resulting from the Amended Merger.”

Employment Agreements	In connection with the Amended Merger, we have entered into the Employment Agreements which contain, among other things, non-compete provisions with the following key employees of the Advisor, effective as of the Effective Time (as defined below) of the Amended Merger: Messrs. Hutchison, Griswold, Strickland, and Bloom. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Employment Agreements”; “— Employment Agreements, Covenants Not to Compete, and other Agreements”; and “— Benefits to Certain of Our Directors and Officers Resulting from the Amended Merger.” We anticipate entering into additional employment agreements with certain of the Advisor’s other officers.

New Agreements with CNL- Affiliated Companies	The Amended Merger Agreement provides that in connection with the Amended Merger, we will enter into new agreements, including a new transition services agreement, with an initial term of nine months, and a new brand license agreement with CFG or one of its Affiliates to receive all of the administrative services and other rights that will not be immediately directly provided by us or an unaffiliated third-party service provider as a result of internalizing the Advisor, from the applicable Affiliate(s) of the Advisor that are reasonably necessary to operate the Surviving Company’s business in substantially the same manner as it was operated by the Advisor prior to the closing of the Amended Merger. With respect to the use of the CNL brand, the new brand license agreement will provide for use of the brand without payment of any fees, and will provide for various termination events which will allow CFG or its Affiliate, upon one year’s prior written notice to us, to terminate our right to use the CNL brand primarily in the event Mr. Seneff is involuntarily removed by our stockholders or the Board as a member of the Board. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Transition Services Agreement and Brand License Agreement.”

Tax Treatment of the Amended Merger	We believe that the Amended Merger will constitute a reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), that will not result in us or our stockholders recognizing gain for tax purposes and will not affect our tax status as a REIT. As a condition to the Amended Merger, it is anticipated that Greenberg Traurig, LLP (“GT”), counsel to the Company, will provide us, and Arnold & Porter LLP (“A&P”), special tax counsel to the Advisor, will provide the Advisor and the stockholders of the Advisor, with an opinion that the Amended Merger will qualify as a reorganization under the Code. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger— Federal Tax Matters.”

Indemnification	In the Amended Merger Agreement, we, Acquisition Sub, as the Surviving Company, and certain of the Advisor’s stockholders have agreed to indemnification obligations covering liabilities arising from certain matters following the Effective Time (as defined below) of the Amended Merger. In connection therewith, CFG has agreed, among other things, to guarantee the indemnification obligations of the Advisor’s stockholders. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Indemnification”; and “— Guarantee by CFG of Certain Obligations of the Advisor’s Stockholders.”

Closing; Effective Time of the Amended Merger	The closing of the Amended Merger will occur on a date that is five business days following the satisfaction or waiver of the conditions to the Amended Merger set forth in the Amended Merger Agreement (other than conditions which by their nature are intended to be fulfilled at the closing of the Amended Merger), or on such other date as we and Mr. Seneff, as Representative, may agree or as may be necessary to permit the satisfaction or waiver of the conditions set forth in the Amended Merger Agreement (the “Closing Date”). The Amended Merger will become effective upon the later of the time that the articles of merger (the “Articles of Merger”) are filed with the Florida Department of State or such other time as is agreed upon by us and the Representative and specified in the Articles of Merger (the “Effective Time”). See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Closing.”

Our Management Following the Amended Merger	Each of James M. Seneff, Jr., Chairman of the Board, Robert A. Bourne, Vice Chairman of the Board, Thomas J. Hutchison III, director and Chief Executive Officer, John A. Griswold, director and President and Chief Operating Officer, C. Brian Strickland, Executive Vice President, Chief Financial Officer and Treasurer, Barry A.N. Bloom, Senior Vice President of Portfolio Management and Administration, Mark E. Patten, Chief Accounting Officer and Senior Vice President, and Greerson G. McMullen, Chief General Counsel, Senior Vice President and Corporate Secretary, has expressed his current intention to continue to serve in such role(s) after the Closing Date. Messrs. Hutchison, Griswold, Strickland and Bloom have each executed an Employment Agreement with us, effective as of the Effective Time. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — General”; “— Employment Agreements”; “— Employment Agreements, Covenants Not to Compete and Other Agreements”; and “— Benefits to Certain of Our Directors and Officers Resulting from the Amended Merger.” We anticipate entering into additional employment agreements with certain of the Advisor’s other officers.

Business of the Advisor Pending the Amended Merger	Except to the extent permitted by the Amended Merger Agreement, pending the Amended Merger, the Advisor will conduct its business in the ordinary course and will not engage in certain actions specified in the Amended Merger Agreement. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Conduct of Business Prior to Closing.”

Conditions of the Amended Merger	The Amended Merger is subject to the satisfaction or waiver on or prior to the Closing Date of certain conditions set forth in the Amended Merger Agreement including, but not limited to, approval of the Majority Vote Charter Amendment Proposal by our stockholders and the filing with, and the acceptance for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) of the corresponding Articles of Restatement and Amendment. Certain of the conditions may be waived by us. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Conditions to Closing.”

Regulatory Matters	No material regulatory approvals or filings are required in order to effect the Amended Merger other than the acceptance for record by the Florida Department of State of the Articles of Merger. As a condition to the Amended Merger, it is anticipated that GT will opine as to certain antitrust matters. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Regulatory Matters.”

Termination	The Amended Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Amended Merger Proposal by our stockholders, by mutual written consent of us and the Advisor or by either us or the Advisor under certain circumstances, including if certain required votes of our stockholders have not been obtained. Further, the Amended Merger Agreement may be terminated by either party after December 31, 2006, if the Amended Merger shall not have occurred as of such date. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger Agreement — Amendment; Waiver; Assignment; Termination.”

No Appraisal Rights with Respect to the Amended Merger	Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to the Amended Merger. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — No Appraisal Rights In Connection With the Amended Merger.” However, you will be entitled to appraisal rights in connection with the Two-Thirds Vote Charter Amendment Proposal. Further, after consultation with Maryland counsel, we are of the view that you do not have the right to exercise rights of appraisal with respect to the Majority Vote Charter Amendment Proposal. However, because we are not aware of any applicable authority as to whether such is the case, in the event you wish to make your own determination of whether you have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal, we encourage you to consider applicable Maryland law and to consider engaging Maryland counsel. If you believe that you have appraisal rights with respect to the Majority Vote Charter Amendment Proposal, in order to exercise such rights therefor, if such rights are available, you must not vote in favor of the Majority Vote Charter Amendment Proposal and must comply with the conditions established under applicable Maryland law. We reserve the right to challenge your determination, if any, as to whether rights of appraisal exist in connection with the Majority Vote Charter Amendment Proposal. Further, we reserve the right not to present to the stockholders or to implement either or both of the Charter Amendment Proposals in the event holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal with respect to any such proposal or with respect to the Charter Amendment Proposals generally. See “Explanation Of Maryland Appraisal Rights Statute” and Appendix D hereto, which sets forth the relevant statutory provisions.

Registration Rights Agreement	We have granted registration rights to the Advisor’s stockholders in the Amended Merger requiring us to register, in certain instances, the common shares received by them in the Amended Merger (the “Registration Rights Agreement”). See “Proposal I –– The Amended Merger Proposal –– Description of the Amended Merger — Benefits to Certain of Our Directors and Officers Resulting From the Amended Merger — Registration Rights Agreement; Lock-Up Letters and Registration Rights Agreement.”

Pledge and Security Agreement	At or prior to the Closing Date, we will enter into a pledge and security agreement with the Advisor’s stockholders (excluding Five Arrows) with respect to the indemnification provisions of the Amended Merger Agreement (the “Pledge and Security Agreement”). See “Proposal I –– The Amended Merger Proposal –– Description of the Amended Merger — Pledge and Security Agreement”; and “–– Registration Rights Agreement.”

Accounting Treatment	The Amended Merger will be accounted for primarily or entirely as costs incurred in connection with terminating the Advisory Agreement which will be treated as an expense when incurred and may include costs associated with the acquisition of certain intangible assets including the covenant not to compete, the trade name and the assembled workforce. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Certain Financial and Other Information Regarding the Amended Merger — Accounting Treatment.”

Risk Factors	There are a number of risk factors that you should consider before returning your proxy. See “Risk Factors.”

Board Recommendation	After careful consideration, including consideration of the recommendation of the Special Committee, the Board (with each of Messrs. Seneff, Bourne, Hutchison and Griswold recusing himself and abstaining from voting) has approved the Amended Merger Agreement, the Amended Merger and the other transactions expressly contemplated by the Amended Merger Agreement. The Board and the Special Committee believe that the terms of the Amended Merger are advisable and are fair and reasonable and in the best interests of us and our stockholders. See “Proposal I — The Amended Merger Proposal — Recommendations of the Special Committee and the Board of Directors.”

The Board recommends that you vote “FOR” the Amended Merger Proposal.

RISK FACTORS
          This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our near-term objectives and long-term strategies, the declaration or payment of distributions, the expected closing of certain transactions, including, but not limited to, the Amended Merger, the possible effects of the adoption or failure to adopt the Charter Amendment Proposals, the developments concerning the Class Action Lawsuit, expectations of short-term and long-term liquidity requirements and needs, the payment of deferred acquisition fees, future stock redemptions, stock issuances under the DRP, statements regarding the terms of a $120 million loan made in April 2006 to Hilton 1 Partnership (as defined below), the distribution of loan proceeds, application of deposits and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “will,” “believe(s),” “may,” “would,” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Factors that could adversely affect our operations and prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: changes in local and national real estate market conditions and general economic conditions, including extended U.S. military combat operations abroad and the potential for terrorist attacks and the occurrence or perceived likelihood of the occurrence of certain contagious diseases or pandemics such as “SARS” or “Bird Flu” that could affect occupancy rates at our Properties and the demand for hotel products and services; availability of capital from short-term borrowings; availability of proceeds from future equity offerings; our ability to obtain additional long-term financing on satisfactory terms; our ability to continue to identify suitable investments; our ability to consummate the transactions contemplated under existing and future agreements; failure of closing conditions to be satisfied and/or to secure certain third-party consents in connection with certain transactions; changes in the post closing adjustments, pro-rations and costs in connection with our recently completed dispositions and acquisitions; changes in the structure of pending transactions; the outcome of certain litigation; whether the Charter Amendment Proposals and the Amended Merger are approved and whether a merger with the Advisor is consummated; availability of credit enhancements; the ultimate cost of renovations and improvements; changes in the intentions of the Hilton 1 Partnership; the inability to acquire properties that meet our investment objectives; our continued ability to finance acquired properties in the asset-backed securities markets; our ability to continue to qualify as a REIT and to make payments which are necessary, including distributions, to maintain such status; our ability to continue to negotiate third-party management agreements; changes in interest rates and financial and capital markets; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines and/or their application to us; changes in our business or strategic objectives; stockholders electing to participate in the DRP; requirements relating to the offering of equity securities; and such other risk factors as may be discussed herein and in other reports on file or subsequently filed with the SEC. Such forward-looking statements speak only as of the date of this proxy statement. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.
Certain of Our Officers and Directors Have Potential Conflicts of Interest.
          Certain of our directors and officers have interests in connection with the Amended Merger and the Advisor that are different from, and may potentially conflict with, the interests of us and our stockholders. In particular, several of the officers and a majority of the directors of the Advisor are also our officers or directors. Moreover, James M. Seneff, Jr., jointly with his wife has ownership and voting control of CHI, the parent company of CFG, which, in turn, wholly owns CREG, the owner of approximately 53.6 percent of the outstanding shares of Advisor Common Stock. Additionally, Mr. Seneff owns directly approximately 7.5 percent of the outstanding shares of Advisor Common Stock. Accordingly, the Amended Merger will result in Mr. Seneff receiving direct or indirect beneficial ownership of approximately 2.2 million of our common shares. Mr. Bourne owns directly approximately 13.3 percent of the outstanding shares of Advisor Common Stock and will receive approximately 480,240 of our common shares as a result of the Amended Merger. Certain officers of the Advisor and of us also own interests in the Advisor totaling approximately 15.6 percent of the outstanding shares of Advisor Common

Stock which, if the Amended Merger is consummated, will result in them receiving an aggregate of approximately 559,440 of our common shares.
          In addition, we have entered into the Employment Agreements with (Messrs. Hutchison, Griswold, Strickland and Bloom), which will be effective as of the Effective Time. We will issue long-term incentive stock awards in the form of stock units to such executives, pursuant to the terms of an omnibus program to be administered by our Compensation Committee. Expected grants of stock units pursuant to the Employment Agreements to such executives are as follows:
•	Mr. Hutchison will be granted a total of 153,090 shares in the form of stock units vesting in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 697,410 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009;

•	Mr. Griswold will be granted a total of 119,322 shares in the form of stock units vesting in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 543,578 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009;

•	Mr. Strickland will be granted a total of 83,700 shares in the form of stock units vesting in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 381,300 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009; and

•	Mr. Bloom will be granted a total of 31,500 shares in the form of stock units vesting in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 143,500 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009.
Future Sales of Our Common Shares by Advisor Stockholders May Adversely Affect the Fair Market Value of Our Common Shares.
          Sales of a substantial number of our common shares by the Advisor’s stockholders, or the perception that these sales could occur, could adversely affect prevailing prices for our common shares. These sales might make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate.
We May Compete with Our Affiliates for Properties.
          Although we will be self-advised if the Amended Merger is consummated, we will still be subject to certain conflicts of interest. Certain of our other Affiliates could seek to acquire properties that, while not directly in our industry segment, could satisfy our acquisition criteria. As a result, we may decide not to pursue the acquisitions of properties we would otherwise seek to acquire in order to avoid bidding against an Affiliate. While certain of our Affiliates have agreed not to engage in activities within the U.S., Canada or Europe relating to the ownership, acquisition, development or management of luxury and upper upscale hotels and luxury resorts until the seventh (7th) anniversary of the Closing Date, such agreements are subject to certain exceptions. In particular, one such Affiliate, CNL Income Properties, Inc. (“CIP”), is likely to seek to acquire leisure properties, such as marinas, golf course operations and ski resorts. Although those properties are not in the industry segment we intend to pursue, such a leisure property could contain a hotel or resort that satisfies our acquisition criteria. CIP is permitted to make investments in such leisure properties where 50 percent or more of revenues from the property in question will be generated by luxury and upper upscale hotel assets provided that CIP offers us a right of first refusal to participate in such investment.
Our Chairman and Vice-Chairman of the Board Will Have Competing Demands on Their Time and Attention.
          Mr. Seneff, Chairman of the Board, and Mr. Bourne, Vice Chairman of the Board, are also officers and directors of CFG, its subsidiaries and other CNL-affiliated REITs. They will not devote all of their attention to us and could take actions that are more favorable to these other entities than to us. They also separately own interests in a property, the JW Marriott Desert Ridge Resort & Spa (the “Desert Ridge Resort”) located in Phoenix, Arizona, in which we also own an interest, as well as minority interests in two hotels and resorts that we do not own. On April 3, 2006, one of our wholly owned subsidiaries entered into separate purchase and sale agreements with Desert Ridge Resort, Ltd. (“DRR Ltd.”) and Marriott Hotel Services, Inc. to purchase their interests in the limited liability company that owns the Desert Ridge Resort. DRR Ltd., is a limited partnership, the general partner of which is a corporation owned and controlled by Messrs. Seneff and Bourne. There can be no assurance that the conditions to closing the purchase and sale agreements will be satisfied or waived, or if satisfied or waived, that the closing of the purchase and sale will occur. See “CNL Hotels & Resorts, Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Information”; and “— Additional Information — Related Party Transactions.”
We May Invest With Our Affiliates.
          We may invest in joint ventures or other programs sponsored by Affiliates of two of our directors, Messrs. Seneff and Bourne. Our Independent Directors must approve any such transaction. Management’s recommendation to our Independent Directors may be affected by its relationship with one or more of the co-venturers and may be more beneficial to the other programs than to us.
Our Earnings Per Share Will Decrease as a Result of the Amended Merger.
          Our earnings in the near term will decrease as a result of both the Amended Merger, in connection with the non-cash charge to earnings we will incur for the portion of the Amended Merger Consideration that is allocated as the cost for terminating the Advisory Agreement, as well as the charge pertaining to stock compensation costs associated with stock grants issued in connection with the Employment Agreements. While we will no longer incur certain fees and expenses previously paid to the Advisor as a result of becoming self-advised, our expenses will include the compensation and benefits of our officers and the other employees previously paid by the Advisor. Further, our earnings per share will decrease in the near term due to the additional expenses recognized. In addition, if the Amended Merger is consummated, we will issue (i) 3.6 million of our common shares representing approximately 2 percent of our outstanding common shares as of the date of this proxy statement, and (ii) long-term incentive stock awards in the form of stock units under the terms of the Employment Agreements, which will have a dilutive effect on our current stockholders. If the Amended Merger is not consummated, the amount of the fees payable to the Advisor will depend on a number of factors, including the amount of additional equity, if any, that we are able to raise and the profitability of our business. Therefore, the exact amount of future fees that we would pay to the Advisor cannot reasonably be estimated. If the expenses we assume as a result of the Amended Merger are higher than we anticipate, our net income per share may be lower as a result of the Amended Merger than it otherwise would have been.
We May Be Exposed to Risks to Which We Have Not Historically Been Exposed.
          The Amended Merger will expose us to risks to which we have not historically been exposed. Our overhead, on a consolidated basis, will increase as a result of becoming self-advised. If we fail to raise and/or invest additional capital, or if performance of our properties declines, we may not be able to cover this new overhead. Under the current Advisory Agreement, the responsibility for such overhead is borne by the Advisor.

          At present, we do not directly employ any employees. As a result of the Amended Merger, we will directly employ persons who are currently employees of the Advisor and will establish a new defined contribution retirement plan. As of March 31, 2006, the Advisor had approximately 113 employees. As their employer, we will be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances and we will bear the costs of the establishment and maintenance of such plans.
          In addition, we may be exposed to risks associated with the business of the Development Company (as defined below). Previously, all risks associated with development services were borne either by the Development Company or the Advisor.
Costs Associated with the Advisor’s Personnel After Internalization May Exceed the Fees Previously Paid by Us to the Advisor for Such Services.
          To date, we have incurred fees under the Advisory Agreement for, among other things, management, advisory, acquisition and development services provided by the Advisor. After consummation of the Amended Merger, we will no longer pay these fees. We will instead directly incur the operating and related costs incurred previously by the Advisor. No assurance can be given that the cost to us of internalizing the Advisor’s personnel will not exceed the fees payable to the Advisor under the current Advisory Agreement.
The Amended Merger Might Cause Us to Lose Our REIT Status for Tax Purposes.
          In order to maintain our status as a REIT for federal income tax purposes, we are not permitted to have current or accumulated earnings and profits carried over from the Advisor. Prior to the Amended Merger, the Advisor will distribute all of its estimated current and accumulated earnings and profits to its stockholders. Additionally, the Advisor has represented, and we will receive written confirmation from our accountants that the Advisor will not have any current or accumulated earnings and profits as of the Effective Time. Nevertheless, if the Internal Revenue Service (“IRS”) were to successfully assert that we did acquire current or accumulated earnings and profits from the Advisor and failed to distribute, during our taxable year in which the Amended Merger occurs, all of such earnings and profits, we would lose our REIT qualification for the year of the Amended Merger, any other taxable years during which we held such acquired earnings and profits and the four taxable years following any such year, unless, in the year of such determination, we make an additional distribution of the amount of earnings and profits determined to be acquired from the Advisor plus any required interest charge. In order to make such an additional distribution, we could be required to borrow funds or sell assets even if prevailing market conditions were not generally favorable. For any taxable year that we fail to qualify as a REIT, we would not be entitled to a deduction for dividends paid to our stockholders in calculating our taxable income. Consequently, our net assets, our earnings, and our distributions to our stockholders would be substantially reduced because of our increased tax liability. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Federal Tax Matters — General.”
The Amended Merger Might Limit Future Acquisitions or Dispositions of Certain Types of Assets.
          Assets of the Advisor to be acquired in the proposed Amended Merger consist primarily, if not entirely, of assets that do not qualify as real estate assets for purposes of the REIT asset tests, and completion of the Amended Merger will decrease the percentage of qualified REIT assets owned by us. The decrease in the percentage of qualified REIT assets we will own after the Amended Merger may limit our ability to acquire additional properties where a significant amount of the value of such property is attributable to nonqualified real estate assets or to dispose of a significant number of properties with values consisting primarily of qualified real estate. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger— Federal Tax Matters — Asset Tests.”
After the Amended Merger, We Will Be Dependent on Our Own Executives and Employees.
          We rely on a small number of persons who comprise our existing senior management, particularly Messrs. Hutchison and Griswold, to carry out our business and investment strategies. While we have entered into the Employment Agreements with four members of our senior management, including Messrs. Hutchison and Griswold, effective as of the Effective Time, they may nevertheless cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. As we expand, we will continue to need to try to attract and retain qualified additional senior management, but may not be able to do so on acceptable terms.
The Per Share Price of $20 in the Amended Merger Was Agreed to by the Parties to the Amended Merger Agreement and May Not Reflect the Current Fair Market Value of Our Common Shares.
          Since there is no established public trading market for our shares on which to base market value, there can be no assurance that the Per Share Price of $20 agreed to in the Amended Merger Agreement by the parties thereto reflects the current fair market value of our common shares. In addition, in the event that the value of our common shares exceeds $20 per share at the Effective Time, the Advisor’s stockholders would receive more than $72 million of consideration in connection with the Amended Merger if the Amended Merger was consummated. Neither party has the right to terminate the Amended Merger Agreement due to a change in the fair market value of our common shares. Upon a Listing, our common shares may trade in the public market at a price that may differ from the Per Share Price.
Certain of the Proposed Charter Amendments May Inhibit a Change in Control.
          The proposed amendments to the Charter contain provisions that could be interpreted as having anti-takeover effects. Such provisions could have the effect of delaying, discouraging or preventing a change in control of us even if certain of our stockholders desire to participate in such a transaction.
Charter Amendment Proposals May be Implemented Without an Amended Merger in the Event of a Listing.
          If approved, the Charter Amendment Proposals will not be implemented until immediately prior to the earlier to occur of an Amended Merger or a Listing. Accordingly, either or both of the Charter Amendment Proposals could be implemented even if the Amended Merger is not approved or consummated. In such event, the provisions in the Charter which govern the relationship and transactions with the Advisor will be eliminated even though we may continue to be managed by the Advisor. Instead, the relationship and transactions with the Advisor will be governed by Maryland law, which provides certain standards that address affiliated transactions, but such standards may be not be as specific or restrictive as the provisions in the existing Charter.

FINANCIAL DATA OF THE ADVISOR
     You should read the following selected consolidated financial data of the Advisor in conjunction with “Advisor Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Advisor” and the consolidated financial statements and related notes of the Advisor included elsewhere in this proxy statement (in thousands except for share data):

	For the Year Ended December 31,
	2005	2004	2003	2002	2001
Revenues
Acquisition fees	$19,058	$30,235	$94,355	$29,464	$21,057
Development fees	3,002	2,294	2,681	6,130	7,860
Management fees	27,718	26,505	12,478	6,696	3,530
Interest and other income	3,414	2,829	1,634	1,209	967

Total revenues	$53,192	$61,863	$111,148	$43,499	$33,414

Expenses
Corporate services	—	$16,809	$31,893	$13,450	$7,572
Salaries and Benefits	17,414	19,335	9,542	4,531	3,351
General and administrative	7,477	8,254	4,787	2,901	2,521
Depreciation, amortization and interest	2,285	2,195	2,170	2,381	1,341

Total expenses	$27,176	$46,593	$48,392	$23,263	$14,785

Provision for income taxes	$9,951	$5,819	$23,615	$7,619	$7,010
Income from continuing operations	$16,065	$9,451	$39,141	$12,617	$11,619

Income from continuing operations per share:
Basic and diluted	$7,977	$4,702	$19,571	$6,309	$5,810

Cash distributions declared per share	$3,941	$14,730	$9,080	$4,030	$12,514

Weighted average number of shares outstanding:
Basic and diluted	2,014	2,010	2,000	2,000	2,000
At December 31:
Total assets	$35,685	$9,910	$29,602	$7,995	$3,646
Long term debt	$8,250	$9,750	$11,250	$12,750	$14,250

ADVISOR MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE ADVISOR
     The Advisor management’s discussion and analysis of financial condition and results of operations consists of comparisons of the operating results of the Advisor for the years ended December 31, 2005, 2004 and, 2003. Our management’s discussion and analysis of financial condition and results of operations for CNL Hotels & Resorts, Inc. (the “Company”) for the same periods is included in this proxy statement beginning on page 106.
Business of the Advisor
     The Advisor, a Florida corporation, was organized on January 7, 1997. The Advisor is owned by CREG, a wholly-owned subsidiary of CFG, and certain of its directors and officers as described herein (90 percent), and Five Arrows (10 percent). The Advisor and its wholly-owned subsidiary, CNL Hotel Development Company, a Florida corporation (“Development Company”), provide management, advisory and administrative services to us, and assist us in developing and identifying hotel and resort properties.
Critical Accounting Policies
     The Advisor’s consolidated financial statements include its accounts and those of its consolidated subsidiary. The discussion and analysis of the Advisor’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires the Advisor’s management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosures. The estimates are based on judgment and historical experience, and are believed by the Advisor’s management to be reasonable based on current circumstances. The Advisor evaluates these estimates and assumptions on an on-going basis.
     While the Advisor has informed us that it does not believe that the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates under different assumptions or conditions. The following represent certain critical accounting policies that require the use of business judgment or significant estimates to be made:

•	Revenue Recognition. Revenues include fees earned for providing management, advisory and administrative services to us. In addition, fees are earned for providing assistance in identifying hotel and resort properties for acquisition at an amount equal to a percentage of our gross offering proceeds and loan proceeds from permanent financing used in the acquisition. Prior to April 2005, the percentage was 4.5 percent. Subsequent to April 2005, the percentage was 3 percent. Fees are earned for providing assistance during the development, construction and renovation of hotel and resort properties in an amount equal to a negotiated percentage of anticipated total project costs. Development fees are recognized when the related services are performed.

•	Depreciation and Amortization Expense. Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized principally on an accelerated method using the estimated useful lives of the property and equipment ranging from three to fifteen years. The Advisor has advised us that it believes that its estimates are reasonable.

•	Income Taxes. The Advisor’s taxable income or loss is included in CHI’s consolidated federal and state income tax returns. The Advisor accounts for income taxes as if it were filing tax returns on a stand-alone basis using an asset and liability approach; this approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Advisor’s consolidated financial statements or tax returns. In estimating future tax consequences, the Advisor considers all expected future events other than enactments of changes in the tax laws or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

•	Loan Costs. Loan costs consist of costs incurred in connection with the Five Arrows Note. These costs are being amortized over the term of the loan using the straight-line method which approximates the effective interest method.
Stock Transactions
     During the year ended December 31, 2004, the Advisor issued 1,377.11 shares of its Class B common stock (“Class B Common Stock”) at $15,549 per share. Of these shares, 1,239.40 are subject to employee stock purchase agreements which restrict the transfer and encumbrance of such stock and provide CREG an option to purchase such stock if the stockholders’ employment with the Advisor terminates under certain conditions specified in the agreements. On March 24, 2004, the Advisor amended its articles of incorporation with respect to its Class B Common Stock such that each share of Class B Common Stock is equivalent to 1/100th (rather than 1/10th) of a share of Class A common stock with regard to most matters, including voting rights, participation in payment of dividends, and distribution in liquidation of the Advisor. The Advisor’s articles of incorporation provide that, in the case of a merger or consolidation of the Advisor such as the Amended Merger, each holder of Class B Common Stock is entitled to receive the kind and amount of securities, cash or other property which the holder would have received if the holder had been, as of the closing date of such transaction, the holder of an equivalent number of shares of Class A common stock.
     On March 30, 2006, Messrs. Seneff and Bourne sold an aggregate of 330.33 shares of the Class B Common Stock that they acquired in 2004 to Messrs. Hutchison, Griswold, Strickland, Bloom and Verbaas for a purchase price of $3,800 per share. These shares are subject to stock purchase agreements which restrict the transfer and encumbrance of such shares of Class B Common Stock and provide CREG an option to purchase such shares in the event that the stockholder’s employment with the Advisor terminates under certain conditions specified in the agreements.
     For the year ended December 31, 2005, the Advisor paid aggregate cash dividends of $7.9 million.
Recent Transactions
     On December 30, 2005, we and the Advisor entered into a Payment Agreement (the “Payment Agreement”) which provides for certain payments in the aggregate amount of $37 million (the “Payment Amount”) by us to the Advisor in full satisfaction of Acquisition Fees (as defined in the Advisory Agreement) (the “Acquisition Fees”) in the aggregate amount claimed by the Advisor of up to approximately $82.7 million that were deferred (the “Payable Fees”) pursuant to the terms of the Original Merger Agreement. The Payable Fees were always subject to the review and analysis of the Independent Directors, as described in further detail below.
     Section 8.13 of the Original Merger Agreement provided that all fees payable under the 2004 Advisory Agreement would not be paid, other than Asset Management Fees and development fees, beginning on the date the Original Merger Agreement was entered into, until the effective time of the Original Merger. If the Original Merger were consummated, the Payable Fees would have been waived under the terms of the Original Merger Agreement. This provision was a result of the original negotiation between the Special Committee and the Advisor in connection with the Original Merger Agreement. As a result of the Original Merger Agreement, the payment by us of Acquisition Fees to the Advisor was deferred beginning on April 29, 2004. After it became evident that the Original Merger would not be consummated on the terms of the Original Merger Agreement and the Special Committee had determined that matters concerning the deferred Acquisition Fees should be reviewed and addressed separately by all of our Independent Directors, our Independent Directors undertook a process of reviewing and analyzing in consultation with outside advisors the deferred Acquisition Fees that the Advisor claimed were owed by us under the Advisory Agreement. The Independent Directors engaged in arms-length negotiations with the Advisor over a period of months, resulting in the execution of the Payment Agreement, which included an agreement with regard to the Payment Amount to settle the Payable Fees. These negotiations were conducted without the involvement of our management, and Messrs. Seneff and Bourne acted solely on behalf of the Advisor and retained separate outside advisors. The entering into of the Payment Agreement in December 2005, which resolved matters with respect to the deferred Acquisition Fees, was not conditioned upon us and the Advisor entering into an amended and restated agreement and plan of merger, which occurred in April 2006. We believe that the Advisor was willing to settle the deferred Acquisition Fees in an amount less than the Payable Fees because a substantial portion of the Payable Fees related to the KSL Acquisition (as defined below), an unusually large acquisition for us, and the Advisor understood that the Advisory Agreement included a mechanism for a market based review of fees by the Independent Directors. Although the Class Action Lawsuit was pending before the Independent Directors began negotiating the terms of the Payment Agreement with the Advisor (and was a material factor considered by the Independent Directors in its deliberations), the Payment Amount under the Payment Agreement was negotiated and agreed upon in principle by us and the Advisor before we engaged in the settlement negotiations with plaintiffs’ counsel that ultimately led to the terms of the Stipulation. See “Proposal I — The Amended Merger Proposal — Legal Proceedings.” In light of the Payment Agreement, Section 8.13 was removed from the Amended Merger Agreement.
     The Payment Agreement provides for the payment of the Payment Amount as follows: (i) $10 million in cash to the Advisor, which was paid on December 30, 2005, and (ii) a promissory note to the Advisor in the original principal amount of $27 million, which was issued and delivered (the “Promissory Note”). The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006, which payment was made, and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6 percent per annum. Pursuant to the Payment Agreement, the Advisor agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by us or earned by the Advisor on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, the Advisor acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees (as defined in “Proposal I – The Amended Merger Proposal – The Advisor and The Advisory Agreement”) payable by us to the Advisor under the Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 (collectively, the “Relinquished Fees”) and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (x) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Advisory Agreement incurred by us and earned by the Advisor shall be payable in accordance with the terms and conditions of the Advisory Agreement, (y) for mutual releases, and (z) that to the extent that Section 8.13 of the Original Merger Agreement was inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede Section 8.13 of the Original Merger Agreement. The Advisor recognized approximately $19.1 million of the Payment Amount as acquisitions fees applicable in 2005 and $17.9 million has been treated as deferred revenue.
     For a detailed discussion concerning the Class Action Lawsuit brought by certain of our stockholders, see “Proposal I — The Amended Merger Proposal — Legal Proceedings.”
Results of Operations
     Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004
     Revenues. The Advisor’s total revenues decreased $8.7 million, or 14.1 percent to $53.2 million in 2005 from $61.9 million in 2004. The decrease is primarily attributable to significant decreases in Acquisition Fees from us related to offering proceeds. Acquisition Fees decreased by $11.1 million, or 36.8 percent, to $19.1 million in 2005 from $30.2 million in 2004. Development fees increased by $700,000, or 30.4 percent, to $3 million in 2005 from $2.3 million in 2004. Management fees increased by $1.2 million or 4.5 percent, to $27.7 million in 2005 from $26.5 million in 2004 as our asset base increased. Interest and other income increased 21.4 percent or $0.6 million to $3.4 million in 2005 from $2.8 million in 2004.
     Expenses. Total operating expenses decreased $19.4 million or 41.6 percent to $27.2 million during the year ended December 31, 2005 as compared to $46.6 million during the same period in 2004. Expenses related to corporate services decreased by $16.8 million or 100 percent to $0 million in 2005, from $16.8 million in 2004. This fee is based on a percentage of our gross offering proceeds. We did not have any gross offering proceeds in 2005. Salaries and benefits decreased by $1.9 million or 9.8 percent to $17.4 million in 2005, from $19.3 million in

2004 due to lower incentive compensation payments. General and administrative expenses including rent decreased by $0.8 million or 9.6 percent, to $7.5 million in 2005, from $8.3 million in 2004. Depreciation, amortization and interest increased $0.1 million, or 4.5 percent to $2.3 million in 2005, from $2.2 million in 2004. The provision for income taxes increased by $4.1 million or 70.6 percent in connection with the increase in taxable earnings of approximately 70.3 percent.
     Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003
     Revenues. The Advisor’s total revenues decreased $49.2 million, or 44.3 percent to $61.9 million in 2004 from $111.1 million in 2003. The decrease is primarily attributable to significant decreases in Acquisition Fees from us related to offering proceeds offset by an increase in management fees and interest and other income. Acquisition Fees decreased by $64.2 million, or 68 percent, to $30.2 million in 2004 from $94.4 million in 2003. Development fees decreased by $400,000, or 14.8 percent, to $2.3 million in 2004 from $2.7 million in 2003. Management fees increased by $14 million or 112 percent, to $26.5 million in 2004 from $12.5 million in 2003 as our asset base increased. Interest and other income increased 75 percent or $1.2 million to $2.8 million in 2004 from $1.6 million in 2003.
     Expenses. Total operating expenses decreased $1.9 million or 3.7 percent, to $46.6 million during the year ended December 31, 2004 as compared to $48.4 million during the same period in 2003. Expenses related to corporate services decreased by $15.1 million or 47.3 percent to $16.8 million in 2004, from $31.9 million in 2003. This fee is based on a percentage of our gross offering proceeds, which decreased by approximately 44 percent during 2004. Salaries and benefits increased by $9.8 million or 103.2 percent to $19.3 million in 2004, from $9.5 million in 2003 as a result of increased need for personnel to manage our activities as the asset base and level of funds available for investment increased. General and administrative expenses including rent increased by $3.5 million or 72.9 percent, to $8.3 million in 2004, from $4.8 million in 2003 to support increasing personnel levels. The provision for income taxes decreased by $17.8 million or 75.4 percent due to decreases in taxable earnings of approximately 75.9 percent.
Liquidity and Capital Resources
     A primary source of liquidity for the Advisor has been cash provided by operating activities. In addition, during 2004, the Advisor received proceeds from the sale of its Class B Common Stock of $21.4 million.
     As of December 31, 2005, the Advisor’s total indebtedness to Five Arrows, a 10 percent stockholder of the Advisor, was approximately $8.3 million with an interest rate of 16 percent. As of March 31, 2006, the aggregate outstanding principal amount of the Five Arrows Note was $7.875 million.
     Cash Flows for the Year Ended December 31, 2005
     The Advisor’s cash and cash equivalents decreased by $2.5 million to $1.3 million during the year ended December 31, 2005. The decrease resulted from dividends paid to stockholders of $8 million, debt repayment of $1.5 million, and cash used in investing activities of $2.2 million, which was partially offset by cash provided from operating activities of $9.2 million.
     Cash provided by operating activities of $9.2 million was primarily comprised of (a) net income of $16.1 million reduced by (b) increases in deferred revenue of $9.1 million, and increased by (c) increases in accounts payable of $2.2 million.
     Cash Flows for the Year Ended December 31, 2004
     The Advisor’s cash and cash equivalents decreased $10.4 million to $3.8 million during the year ended December 31, 2004. The decrease resulted from dividends paid to stockholders of $49.2 million which was partially offset by cash provided by operating activities of $20.2 million and proceeds from the sale of Class B Common Stock of $21.4 million.

     Cash provided by operating activities of $20.2 million was primarily comprised of income of $9.5 million, an increase in amounts due from related parties of $10.2 million, and changes in other items which offset each other.
     Cash Flows for the Year Ended December 31, 2003
     The Advisor’s cash and cash equivalents increased $9.4 million to $14.2 million during the year ended December 31, 2003. The increase in cash and cash equivalents was due to $29.4 million of cash provided by operating activities offset by $0.3 million in cash used in investing activities and $19.7 million of cash used in financing activities.
     Cash provided by operating activities of $29.4 million was primarily comprised of (a) income of $39.1 million reduced by (b) increases in net amounts due from related parties of $12.2 million and increased by (c) changes in other payables of $2.5 million.
     Cash used in investing activities of $0.3 million was comprised primarily of purchases of property and equipment.
     Cash used in financing activities of $19.7 million was primarily comprised of distributions to stockholders of $18.2 million and net repayments of $1.5 million on the note payable and capital lease obligation.

COMPARATIVE PER SHARE DATA OF CNL HOTELS & RESORTS, INC. AND THE ADVISOR
     The following tabulation reflects (a) the historical net income or (loss) from continuing operations and book value per share of our common stock in comparison with the pro forma net income or (loss) from continuing operations and book value per share after giving effect to the proposed Amended Merger; (b) the historical net income or (loss) from continuing operations and book value per share of the Advisor Common Stock in comparison with the equivalent pro forma net income or (loss) from continuing operations and book value per share attributable to 1,066 of our common shares (the number of our common shares into which the Advisor Common Stock will be converted, in the Amended Merger, based on the Per Share Price) (the “Conversion Ratio”); and (c) the actual cash dividends per share compared, in the case of the Advisor, with the equivalent pro forma of the cash dividend paid based on the Conversion Ratio. The information presented in this tabulation (presented in thousands except per share data) should be read in conjunction with the pro forma condensed consolidated financial statements and the separate consolidated financial statements of the respective companies and the notes thereto included elsewhere in this proxy statement.

Year Ended
December 31, 2005
CNL Hotels & Resorts, Inc.
Net income (loss):
Historical	$(0.38)
Pro forma	$(0.58)
Distributions:
Historical	$1.10
Pro forma(1)	$1.07
Book value:
Historical	$13.48
Pro forma	$13.86
CNL Hospitality Corp.
Net income (loss):
Historical	$7,977.00
Equivalent pro forma(2)	$(618.00)
Dividends:
Historical	$3,941.00
Equivalent pro forma(2)	$1,141.00
Book value:
Historical	$485.48
Equivalent pro forma(2)	$14,775.00

(1)	Same distribution amount used for pro forma (as historical since no change in distribution policy is expected as a result of the Amended Merger) divided by pro forma weighted average shares.

(2)	Pro forma amounts of the Company multiplied by the Conversion Ratio.

PROPOSAL I
THE AMENDED MERGER PROPOSAL
APPROVAL OF THE AMENDED MERGER PURSUANT
TO THE AMENDED MERGER AGREEMENT
Our Company
     We were organized pursuant to the laws of the State of Maryland on June 12, 1996. We are a leading owner of distinctive luxury and upper upscale hotels and resorts. We believe that we are qualified as a real estate investment trust, or REIT, for federal income tax purposes. Our portfolio includes 72 hotels and resorts that we own directly and 22 hotels and resorts that we own through equity investments. These hotels and resorts are located in 30 states, the District of Columbia and Canada, comprising approximately 26,000 rooms, and our portfolio is diversified by geography and brand affiliation. Our hotels and resorts are operated under 19 nationally recognized hotel brands, including the Marriott, Hilton and Hyatt families of brands, and five independent brands. We own interests in some of the country’s most distinctive luxury resorts, including the Grand Wailea Resort Hotel & Spa, the La Quinta Resort & Club and the Arizona Biltmore Resort & Spa. In addition to our luxury resorts, we own interests in a number of upper upscale hotels in significant urban markets, such as a Ritz-Carlton at Grande Lake Resort in Orlando, Hilton hotels in Washington, D.C. and San Diego, Marriott hotels in Miami, Seattle, Baltimore and New Orleans, and Hyatt hotels in Miami, Detroit and Montreal. Because of their advantageous locations, reputations and/or amenities, we believe that many of these hotels and resorts benefit from high barriers to entry in their respective markets.
     Our strategy is to continue to own, acquire and develop luxury and upper upscale hotels and resorts. We focus on the luxury resort and upper upscale industry segments because we believe that due to their advantageous locations, reputations and/or amenities, these industry segments present relatively high barriers to entry and benefit from multiple demand generators. In addition, we believe that luxury resorts are less likely to be adversely affected during economic downturns. We believe these types of hotels and resorts currently offer the opportunity for better risk-adjusted returns than hotels and resorts in other lodging industry segments. Moreover, the management intensive nature of luxury and upper upscale hotels and resorts provides our experienced management team with the opportunity to enhance value and maximize operating results at our properties by monitoring performance and suggesting to our third-party management companies practical strategies for creating greater revenue flow and controlling expenses.
     We accumulated most of the hotels and resorts in our portfolio between January 2001 and April 2004, a period when lodging fundamentals, such as average room revenue per available room (“RevPAR”) occupancy and average daily room rate per room occupied (“ADR”), had declined significantly and liquidity in the lodging industry was limited. We proactively manage our portfolio by monitoring the operating performance of our properties and providing strategic guidance to, and continuous interaction with, the third-party management companies on how they can improve operating results. As part of our asset management strategy, we affiliate with brands and select third-party management companies we believe are appropriate for each property and provide capital for renovations and other improvements we expect to result in improved property performance.
The Advisor and the Advisory Agreement
     The Advisor is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. We originally entered into an advisory agreement with the Advisor effective July 9, 1997 and have entered into a new advisory agreement each year thereafter. We entered into an advisory agreement on April 1, 2004 for a one-year period, which was amended by the Amended and Restated Renewal Agreement between us and the Advisor, dated as of December 30, 2005 (the “Amended and Restated Renewal Agreement”), pursuant to which the advisory agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006. On March 30, 2006, such agreement was renewed for an additional three-month period commencing on April 1, 2006 and ending on June 30, 2006 pursuant to the 2006 Renewal Agreement. Under the terms of the Advisory Agreement, the Advisor has responsibility for our day-to-day operations, including:

•	selecting the properties that we will acquire, formulating and negotiating the terms of each proposed acquisition, and arranging for our acquisition of a property;

•	identifying potential tenants or managers for our properties, and formulating, evaluating and negotiating the terms of each lease or management agreement of a property;

•	negotiating the terms of any borrowing by us, including lines of credit and any long-term, permanent financing;

•	administering our bookkeeping and accounting functions;

•	serving as our consultant in connection with policy decisions to be made by the Board; and

•	rendering other services as the Board deems appropriate.
     All of the Advisor’s actions relating to us are subject to approval by the Board. The Advisor also has the authority, subject to approval by a majority of the Board, including a majority of our Independent Directors, to select assets for sale by us in keeping with our investment objectives and based on an analysis of economic conditions both nationally and in the vicinity of the assets being considered for sale.
     Several of the officers and a majority of the directors of the Advisor are also our officers or directors:
•	Mr. Seneff is a director and our Chairman of the Board and is also a director and the Chairman of the Board of the Advisor;

•	Mr. Bourne is a director and our Vice Chairman of the Board and is also a director, Vice Chairman of the Board and Treasurer of the Advisor;

•	Mr. Hutchison is a director and our Chief Executive Officer and is also a director and Chief Executive Officer of the Advisor;

•	Mr. Griswold is a director, our President and Chief Operating Officer and is also a director, the President and Chief Operating Officer of the Advisor;

•	Mr. Strickland is our Executive Vice President, Chief Financial Officer and Treasurer and is also the Executive Vice President and Chief Financial Officer of the Advisor;

•	Mr. Bloom is our Senior Vice President and is also an Executive Vice President of the Advisor;

•	Marcel Verbaas is our Senior Vice President and Chief Investment Officer and is also a Senior Vice President and Chief Investment Officer of the Advisor;

•	Mark E. Patten is our Senior Vice President and Chief Accounting Officer and is also a Senior Vice President and Chief Accounting Officer of the Advisor;

•	Greerson G. McMullen is our Chief General Counsel, Corporate Secretary and Senior Vice President and is also Chief General Counsel and Senior Vice President of the Advisor; and

•	Stephanie J. Thomas is our Assistant Secretary and is also an Assistant Secretary of the Advisor.

     Moreover, James M. Seneff, Jr., jointly with his wife has ownership and voting control of CHI, the parent company of CFG, which, in turn, wholly owns CREG, the owner of approximately 53.6 percent of the outstanding shares of Advisor Common Stock. Additionally, Mr. Seneff owns, directly, approximately 7.5 percent of the outstanding shares of Advisor Common Stock. Five Arrows owns approximately 10 percent of the outstanding shares of Advisor Common Stock. Mr. Bourne owns directly approximately 13.3 percent of the outstanding shares of Advisor Common Stock. In addition, Messrs. Hutchison, Griswold, Strickland, Verbaas, and Bloom, officers of the Advisor who are also our officers, own the remaining approximately 15.6 percent of the outstanding shares of Advisor Common Stock as follows:

Name of Officer	Advisor Ownership
Thomas J. Hutchison III	7.0%
John A. Griswold	2.8%
C. Brian Strickland	4.2%
Barry A.N. Bloom	1.0%
Marcel Verbaas	0.6%
     Under the Charter, we are permitted to pay the Advisor up to 4.5 percent of the total proceeds raised in any offerings as well as 4.5 percent of loan proceeds from permanent financing that are used to acquire properties as an Acquisition Fee. Under the Advisory Agreement, and in connection with the acquisition of properties or the structuring of mortgage loans, we have agreed to pay the Advisor an Acquisition Fee equal to 4.5 percent of gross proceeds for the period prior to April 1, 2005, and 3 percent of gross proceeds for the period subsequent to and including April 1, 2005, from the sale of our shares, for identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans. Pursuant to the Advisory Agreement, we also have agreed to pay the Advisor an Acquisition Fee equal to 4.5 percent of loan proceeds for the period prior to April 1, 2005, and 3 percent for the period subsequent to and including April 1, 2005, from permanent financing and the revolving line of credit that are used to acquire properties. Acquisition Fees also are required to be paid in connection with the development, construction or renovation of a property. Pursuant to the terms of the Amended and Restated Renewal Agreement, the rate of Acquisition Fees payable from gross proceeds and loan proceeds to the Advisor was reduced from 4.5 percent to 3 percent, retroactive to April 1, 2005. For the year ended December 31, 2005, we paid approximately $23 million of such fees.
     The total of all Acquisition Fees and any acquisition expenses payable to the Advisor and its Affiliates must be reasonable and may not exceed an amount equal to 6 percent of the amount actually paid or allocated to the purchase, development, construction or improvement of a property or, in the case of a mortgage loan, 6 percent of the funds advanced, unless a majority of the Board, including a majority of our Independent Directors who are not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. The Acquisition Fees payable in connection with the selection or acquisition of any property are reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of such property to the amount customarily charged in arm’s-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of properties, and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction.
     Pursuant to the Advisory Agreement, the Advisor provides management services relating to our business, properties and, if applicable, any mortgage loans we may provide to other hotel and resort operators. Under the terms of the Advisory Agreement, the Advisor is responsible for assisting us in negotiating leases, permanent financing, mortgage loans to other hotel and resort operators and short-term loans or lines of credit; collecting rents and payments on any mortgage financing we provide; inspecting the properties and the tenants’ or managers’ books and records; and responding to tenants’ or managers’ inquiries and notices. The Advisor also provides us with services pertaining to the expansion, renovation, refurbishment, development, and construction of our properties (the

     “PD&C Services”), and with accounting, technical and other administrative services (the “Administrative Services”). In exchange for the management services, the Advisor is entitled to receive an asset management fee (as defined in the Advisory Agreement, the “Asset Management Fee”). The Asset Management Fee is calculated monthly as the amount equal to one-twelfth of 0.60 percent of the total amount invested in our properties, exclusive of Acquisition Fees paid to the Advisor and acquisition expenses, plus one-twelfth of 0.60 percent of the outstanding principal amount of any mortgage loans made by us as of the end of the preceding month. All or any portion of the Asset Management Fee not taken as to any fiscal year is deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. The fees we pay to the Advisor for PD&C Services reflect a negotiated percentage (typically 4 to 5 percent) of anticipated project costs and may include an incentive fee based on the amount a project is completed under the anticipated project costs. The fees we pay to the Advisor for Administrative Services are predetermined based upon an hourly rate for the specific personnel of the Advisor or its Affiliates performing such services for us. For the year ended December 31, 2005, we paid the Advisor Asset Management Fees of $27.9 million and PD&C Services fees of $3 million.
     Under the Advisory Agreement, we are required to reimburse the Advisor for all of the costs it incurs in connection with the services it provides to us, except that we are not required to reimburse the Advisor at the end of any fiscal quarter for operating expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”), exceed the greater of:
•	2 percent of the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period (the “Average Invested Assets”); or

•	25 percent of “Net Income,” defined as the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts, or other similar non-cash reserves for such year (the “2%/25% Guidelines”).
     The Advisory Agreement provides that within 60 days after the end of any fiscal quarter for which total operating expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor will reimburse us the amount by which the total operating expenses paid or incurred by us exceed the 2%/25% Guidelines. We are not required to reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee.
     We also may pay the Advisor a real estate disposition fee equal to the lesser of one-half of a competitive real estate commission or 3 percent of the gross sales price of a property, for providing substantial services in connection with the sale of any of our properties.
     In the event our common shares are Listed, then under certain circumstances, we are required to pay the Advisor a fee equal to 10 percent of the amount by which (i) our market value, which is based on the average closing price of our common shares during a certain period, plus the total distributions paid to stockholders from inception until the date of the listing exceeds (ii) the sum of (A) 100 percent of invested capital as defined in the Charter and (B) the total distributions required to be paid to the stockholders in order to pay the stockholders an 8 percent return on their investment from inception through the date the market value is determined (the “Subordinated Incentive Fee”). The Subordinated Incentive Fee may be paid, at our option, in cash, in our common shares, by delivery of a promissory note payable to the Advisor, or by any combination thereof. In the event the Subordinated Incentive Fee is paid to the Advisor following a listing of our common shares in the circumstances set forth above, no performance fee, as described below, will be paid to the Advisor under the Advisory Agreement nor will any additional share of net sales proceeds be paid to the Advisor.
     If the Amended Merger is consummated, none of these fees (including the Subordinated Incentive Fee) will be paid to the Advisor other than those fees that were accrued prior to the Amended Merger in accordance with the terms of the Advisory Agreement.

     The Advisory Agreement, which was entered into by us with the unanimous approval of the Board, including our then Independent Directors (with Messrs. Seneff, Bourne, Hutchison and Griswold, each of whom directly or indirectly owns stock of the Advisor, recusing himself and abstaining from voting), expires one year after the date of execution, subject to successive one-year renewals or for such other periods as may be mutually agreed upon by the parties. As described above, the Advisory Agreement was renewed for a three-month period ending on June 30, 2006. We have the right to terminate the Advisory Agreement upon 60 days’ written notice to the Advisor by a majority vote of our Independent Directors. In addition, upon satisfaction of certain performance criteria, a performance fee would be payable to the Advisor upon termination of the Advisory Agreement. If the Advisory Agreement was terminated as of the date of this proxy statement, the performance criteria would not have been satisfied, and accordingly, no performance fee would have been payable to the Advisor under the terms of the Advisory Agreement. However, such performance fee could become payable in the future under the terms of the Advisory Agreement.
     The Advisor has the right to assign the Advisory Agreement to an Affiliate subject to approval by our Independent Directors. We have the right to assign the Advisory Agreement to any successor to all of our assets, rights, and obligations.
     The Advisor will not be liable to us or our stockholders or others, except by reason of acts constituting bad faith, fraud, misconduct, or negligence, and will not be responsible for any action of the Board in following or declining to follow any advice or recommendation given by it. We have agreed to indemnify the Advisor with respect to acts or omissions of the Advisor undertaken in good faith, in accordance with the foregoing standards and pursuant to the authority set forth in the Advisory Agreement. Any indemnification made to the Advisor may be made only out of our net assets and not from our stockholders.
     On December 30, 2005, we and the Advisor entered into the Payment Agreement in satisfaction of certain acquisition fees that were deferred pursuant to the terms of the Original Merger Agreement. See “Advisor Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Advisor – Recent Transactions” for a description of the Payment Agreement.
     If the Amended Merger is consummated, we will no longer pay any of the Advisor’s fees, but we will pay directly for the overhead necessary to provide the services that the Advisor currently provides to us under the Advisory Agreement. Until the earlier to occur of the expiration of the Advisory Agreement and the Effective Time, the Advisor will continue to earn and be paid fees pursuant to and in accordance with the terms of the Advisory Agreement; provided however, as described above, the Advisor has agreed, pursuant to the terms and conditions of the Payment Agreement, to irrevocably waive the right to payment of Acquisition Fees and Asset Management Fees earned by the Advisor under the Advisory Agreement from and including January 1, 2006 through and including June 30, 2006.
Reasons for Becoming Self-Advised
     When we began operations in 1996, the Board determined that the size and scope of our business operations were insufficient to support the overhead associated with a self-advised structure. Accordingly, we relied on the Advisor and its Affiliates to provide all personnel, accounting, administrative and other support services and items necessary for our business operations. Since that time, we have significantly increased our equity base and asset size. As a result of this growth, the Board believes that our business operations have achieved adequate size and scope to support internalization of these services. In addition, we believe that the Amended Merger will result in cost savings over time as we eliminate the fees we presently pay for being externally managed and instead pay the costs and overhead attributable to having our own employees, although there can be no assurances that these cost savings will be realized.
     We want to retain certain key employees of our Advisor who have been instrumental in our growth and key to our relationships with our tenants and operators. If we consummate the Amended Merger, these key personnel will become our employees and be subject to the Employment Agreements. Directly employing these individuals will also allow us to incentivize them in order to help us retain them. Also, we believe that by issuing our common shares to stockholders of the Advisor, we will more directly align such stockholders’ interests with those of our current stockholders.

     While an externally-advised structure was appropriate for our initial operations, listed public lodging REITs are predominantly self-advised. As a result, we believe that public equity investors and market analysts could view us less favorably upon a Listing, if we remain externally-advised instead of becoming self-advised. The relationship between externally-advised REITs and their outside advisors is susceptible to conflicts of interest, many of which can be avoided through being self-advised. Notwithstanding the Advisor’s fiduciary obligation or governance mechanisms implemented to resolve potential conflicts of interest and protect our stockholders, we believe there may be a negative perception in the marketplace of externally-advised REITs whose securities are publicly traded and listed on the NYSE. Further, we believe investor and analyst concerns regarding externally-advised REITs are supported by the fact that nearly all listed lodging REITs are self-advised. In the event that we complete a Listing and are not self-advised, we believe that this perception may make it difficult for us to successfully raise additional equity capital in the public securities markets.
     While there can be no assurance that the conversion to a self-advised structure would increase the market value of our stock, we believe that remaining externally-advised may negatively impact the market value of our stock and our ability to raise equity capital at acceptable prices.
Background of the Amended Merger Proposal
     While an externally-advised structure was appropriate for our initial operations, it is not a typical way to operate a REIT whose securities are publicly traded and listed on the NYSE. In the latter half of 2003, the Board began to explore several opportunities, including a possible acquisition of the Advisor. The Special Committee formed to evaluate our opportunities ultimately recommended, and the Board and stockholders approved, the proposed acquisition of the Advisor pursuant to the Original Merger Agreement. Certain conditions to the obligations of the parties to consummate the transactions contemplated by the Original Merger Agreement did not occur and were not waived. The Special Committee, on our behalf, and the Advisor re-engaged in discussions and negotiations to pursue a possible acquisition of the Advisor by us on mutually acceptable terms and conditions. The Special Committee continues to believe that an acquisition by us of the Advisor is in the best interests of us and our stockholders, but in light of changes in market conditions and other factors, the Special Committee has sought to modify various terms and conditions of the Original Merger Agreement. The parties to the Original Merger Agreement (other than Paul H. Williams, who no longer is a stockholder or employee of the Advisor) have agreed to amend and restate the Original Merger Agreement on the revised terms and conditions set forth in Amended and Restated Agreement and Plan of Merger, entered into as of April 3, 2006, herein referred to as the Amended Merger Agreement and such amended merger, upon the terms and conditions of the Amended Merger Agreement, is herein referred to as the Amended Merger.
Proceedings of the Special Committee and The Board
     Overview
     On July 30, 2004, our stockholders approved the acquisition of the Advisor pursuant to the Original Merger Agreement, which was entered into as of April 29, 2004 and amended as of June 17, 2004. The Original Merger Agreement contemplated, among other things, the acquisition of the Advisor for total merger consideration of approximately $307.98 million, comprised of (a) approximately $29.7 million in cash, (b) approximately 26.73 million of our common shares, which number of common shares was calculated by dividing $267.3 million by a per share price of $10 (prior to giving effect to the one-for-two reverse stock split that became effective on August 2, 2004), and (c) the assumption of the Five Arrows Note with a then-outstanding principal amount of approximately $10.98 million. In addition, the Original Merger Agreement provided that we would not be required to pay to the Advisor certain fees that would otherwise have been payable to the Advisor pursuant to the applicable Advisory Agreement prior to the anticipated closing of the Merger (other than Asset Management Fees, development fees or reimbursable expenses) (the “Deferred Fees”), which were estimated in April 2004 to be approximately $91.4 million.
     The Original Merger Agreement included certain conditions to our and the Advisor’s respective obligations to effect the Merger that have not occurred and have not been waived, including the condition that the Underwritten Offerings be consummated, and our common shares be approved for listing on NYSE, on or prior to November 30, 2004. The Original Merger Agreement, however, was not terminated because, among other reasons, the Special Committee and the Board determined that it continued to be advisable for us to internalize the Advisor. Instead, the

Special Committee, on our behalf, and the Advisor re-engaged in discussions and negotiations to pursue a possible acquisition of the Advisor on mutually acceptable terms and conditions.
     As a result of certain events and circumstances that occurred after the approval by our stockholders of the Original Merger Agreement, including various changes in the market relating to fees for comparable services provided by the Advisor to us, lower projected revenues for the Advisor, the Class Action Lawsuit, and the other factors described below under “Special Committee Recommendation,” the Special Committee took steps to renegotiate with the Advisor and the Advisor’s stockholders the terms of the Original Merger Agreement. Specifically, the Special Committee believed that the total merger consideration contemplated by the Original Merger Agreement should be renegotiated and reduced principally because:
•	the value of the Advisor decreased between April 29, 2004, which is the date of the Original Merger Agreement, and April 3, 2006, which is the date of the Amended Merger Agreement. Among other things, the Advisor’s normalized 2005 EBITDA was approximately $18.3 million, as compared to the April 2004 projections for the Advisor’s 2005 EBITDA of $41.2 million. The decrease of approximately $22.9 million, or approximately 56 percent, in the projected 2005 EBITDA, as compared to the normalized 2005 EBITDA, is principally attributable to (a) our not raising additional equity except pursuant to the DRP following the withdrawal of the Underwritten Offerings, which would have increased the fees payable by us to the Advisor, (b) our not engaging in any acquisitions in 2005 for which we were required to pay the Advisor acquisition fees under the Advisory Agreement, (c) a reduction in the Advisor’s asset management fees due to a decrease in our asset base as a result of the sale of assets and a reduction in planned acquisitions, (d) the elimination from the Advisory Agreement of our obligation to pay the Advisor acquisition fees related to the DRP, and (e) a reduction in acquisition fees payable by us to the Advisor under the Advisory Agreement as a result of a negotiated decrease in the acquisition fee percentage from 4.5% to 3.0%, which decrease was effective as of April 1, 2005; and

•	the total merger consideration contemplated by the Original Merger Agreement reflected, in part, the Deferred Fees, which were estimated in April 2004 to be approximately $91.4 million. As discussed in greater detail below under “Summary of Special Committee Process,” the Special Committee determined that matters concerning the Deferred Fees should be reviewed and addressed separately by all the Independent Directors and that the Amended Merger Agreement should reflect, and the Special Committee should consider, only the value of the Advisor without regard to such Deferred Fees. As a result, the Amended Merger Consideration does not reflect the Deferred Fees or any other fees payable by us to the Advisor pursuant to the Advisory Agreement.
Under both the Original Merger Agreement and the Amended Merger Agreement, we were obligated to assume and repay the Five Arrows Note. As of the date of the proxy statement relating to the Original Merger, the outstanding principal amount of the Five Arrows Note was $10.625 million. Due to the payment schedule of the Five Arrows Note, the Five Arrows Note has as of the date of this proxy statement an outstanding principal balance of $7.750 million. Although the Class Action Lawsuit was pending before the Special Committee began renegotiating the Original Merger Agreement with the Advisor (and was a material factor considered by the Special Committee in its deliberations), the amount of the Amended Merger Consideration was negotiated and agreed upon in principle by us and the Advisor before we engaged in the settlement negotiations with plaintiffs’ counsel that ultimately led to the Stipulation of Settlement for consideration that included the execution of the Amended Merger Agreement. See“— Legal Proceedings.”
     Between December 1, 2004 and April 3, 2006, the Special Committee met 34 times to consider whether acquiring the Advisor continued to be advisable and in our interests and the interests of our stockholders and in connection with the negotiation of the terms and conditions of the Amended Merger Agreement and various related matters. At the conclusion of these deliberations, the Special Committee approved the Amended Merger Agreement which, among other things, contemplates Amended Merger Consideration of 3.6 million of our common shares, which number of common shares was calculated by dividing $72 million by a deemed per share price of $20 (after giving effect to the one-for-two reverse stock split that became effective on August 2, 2004), and the assumption of either (a) if the Amended Merger occurs on or before June 30, 2006, the Five Arrows Note, which, as of the date of this proxy statement, has an outstanding principal balance of $7.750 million or (b) if the Amended Merger occurs after June 30, 2006, the Advisor Affiliate FARS Note, which, if issued, will be in the principal amount of $7.625 million. During these deliberations, Lehman Brothers continued to act as financial advisor to the Special Committee, and Hogan & Hartson continued to act as legal counsel to the Special Committee. The Special Committee was initially formed in March 2004 and originally consisted of Robert E. Parsons, Jr., as chairman, Craig M. McAllaster and Charles E. Adams. Mr. Adams’s service as a member of the Board ended, and Jack F. Kemp was elected to the Board, at our annual meeting of stockholders held on July 30, 2004. Mr. Kemp was appointed to serve as a member of the Special Committee on March 3, 2005 to fill the vacancy created by Mr. Adams’s departure.
     At a meeting of the Special Committee on March 29, 2006, the Special Committee determined, after considering the advice of Lehman Brothers, that the Amended Merger Agreement, the Amended Merger and the other documents and transactions expressly contemplated by the Amended Merger Agreement are advisable and are fair and reasonable and in the best interests of us and our stockholders and recommended such Amended Merger Agreement and the Amended Merger to the Board.
     At a Board meeting immediately following the March 29, 2006 Special Committee meeting, the Chairman of the Special Committee presented to the Board the Special Committee’s report concerning the proposed acquisition by us of the Advisor, which report included a discussion of the process followed by the Special Committee in reviewing, analyzing and negotiating the Amended Merger and the Amended Merger Agreement and included a unanimous recommendation from the Special Committee that we proceed with the proposed acquisition of the Advisor. Based on this recommendation and the other factors listed under “Recommendations of the Special Committee and the Board of Directors,” the Board determined that the Amended Merger Agreement, the Amended Merger and the other documents and transactions expressly contemplated by the Amended Merger Agreement are advisable and are fair and reasonable and in the best interests of us and our stockholders. Accordingly, after due consideration and receipt of the recommendation of the Special Committee, the Board (with each of Messrs. Seneff, Hutchison, Griswold and Bourne recusing himself and abstaining from voting) approved the Amended Merger Agreement and the Amended Merger and the other documents and transactions expressly contemplated by the Amended Merger Agreement by a unanimous vote that included the affirmative vote of all five of the Independent Directors (including the three Independent Directors constituting the Special Committee), and recommended that our stockholders approve the Amended Merger Agreement and the Amended Merger at the Special Meeting.
     Summary of Special Committee Process
     During the course of the Special Committee’s deliberations in 2005 and 2006, with respect to the Amended Merger Agreement, the Special Committee considered, among other things, alternatives to acquiring the Advisor, including the possibility of (1) continuing to be advised by the Advisor pursuant to the Advisory Agreement on the same or different terms, (2) terminating the Advisory Agreement and replacing the Advisor with a new outside advisor under a separate advisory agreement and (3) terminating the Advisory Agreement and hiring new management and personnel to become “self-advised.” The Special Committee determined, however, after reviewing and discussing these alternatives with its legal and financial advisors, that the acquisition of the Advisor continued to be preferable and advisable.
     During the initial stages of the negotiation process with respect to the Amended Merger Agreement, the Special Committee and the Advisor discussed the terms of an acquisition that contemplated the payment of consideration to the Advisor’s stockholders of our common shares and the cancellation of the Deferred Fees in a manner similar to that called for by the Original Merger Agreement. The Special Committee determined in April 2005, however, that matters concerning the Deferred Fees should be reviewed and addressed separately by all the Independent Directors and that the amount to be paid to acquire the Advisor should be addressed and otherwise considered by the Special Committee. Prior to April 2005, the Special Committee and the Advisor discussed various proposals that followed the same approach contemplated by the Original Merger Agreement, and these proposals envisioned payments in the aggregate to the Advisor’s stockholders ranging from $140 million to $200 million (including amounts attributable to Deferred Fees as well as amounts attributable to the Amended Merger) and assumption of the Five Arrows Note. The Special Committee also analyzed during the initial stages of the negotiation process structuring the acquisition of the Advisor as an asset purchase transaction instead of a merger. The Special Committee also considered various forms of merger consideration, including the payment to the Advisor’s stockholders of merger consideration consisting partially of a newly-created subordinated class of our common shares and the issuance to the Advisor’s stockholders of certain consideration only upon the attainment of certain performance targets. The Advisor, however, would not agree to structure the acquisition of the Advisor as an asset purchase transaction instead of a merger or to recommend that its stockholders accept other forms of merger consideration.
     Once the Special Committee and the Advisor agreed on the transaction structure and the form and amount of consideration to be paid in the Amended Merger, the Special Committee and the Advisor executed and delivered on December 5, 2005 a preliminary, non-binding term sheet that formed the basis for the Amended Merger Agreement. We and the Advisor also executed and delivered on December 8, 2005 a separate preliminary non-binding term sheet for the payment and satisfaction of the Deferred Fees, that formed the basis for the Payment Agreement, which was executed and delivered by us and the Advisor on December 30, 2005. We, the Advisor and the Advisor’s stockholders continued to negotiate the terms of the Amended Merger in the first quarter of 2006, and executed and delivered the Amended Merger Agreement on April 3, 2006.
     Concurrent with the negotiation of the Amended Merger Agreement, the Compensation Committee of the Board (the “Compensation Committee”), in consultation with The Schonbraun McCann Group LLC, the compensation consultant to the Compensation Committee, Hogan & Hartson as counsel to the Special Committee, and GT, negotiated with certain key employees of the Advisor the terms of the Employment Agreements between us and such key employees. The Employment Agreements were executed and delivered by us and each of such employees simultaneously with the execution and delivery of the Amended Merger Agreement.
     All members of the Special Committee attended all the meetings of the Special Committee since December 1, 2004, except that Mr. Kemp did not attend any Special Committee meetings before March 3, 2005, which was the first Special Committee meeting held after Mr. Kemp became a member of the Special Committee.
Recommendations of the Special Committee and the Board of Directors
     Special Committee Recommendation
     In reaching its conclusion to unanimously recommend that the Board approve the Amended Merger Agreement, the Amended Merger and the other transactions expressly contemplated by the Amended Merger Agreement, the Special Committee took into account the following factors (without assigning relative weights) that the Special Committee believes weigh in favor of the Amended Merger Proposal:
•	the belief of the Special Committee that eliminating the potential existing conflicts of interest with the Advisor by consummating the Amended Merger could improve our ability to raise capital, although it is not possible to quantify such benefit;

•	our ability, through the Amended Merger Proposal, to realize our long-standing strategic initiative to control key functions that are important to the growth of our business;

•	the belief of the Special Committee that the beneficial ownership of our common shares by certain of our officers and directors would more directly align the interests of such officers and directors with those of our current stockholders and mitigate certain potential conflicts of interest;

•	our charter requirement that, by December 31, 2007, we either list our common shares on a national securities exchange or over-the-counter market or liquidate;

•	the belief of the Special Committee that the principal alternatives available to us would not be as beneficial to us and our stockholders as the transactions contemplated by the Amended Merger — in particular, the Special Committee believes that termination of the existing Advisory Agreement would cause a significant disruption in our affairs and that renegotiation of the compensation formula contained in the existing Advisory Agreement, even if successful, would not eliminate the potential conflicts of interest;

•	the belief of the Special Committee that public equity investors and market analysts could view us less favorably once our common shares are Listed if we remain externally-advised instead of becoming self-advised;

•	the proven expertise and substantial experience, including long-standing relationships with our third-party tenants and significant third-party management companies, of the employees of the Advisor who would become our employees through the Amended Merger;

•	the reaffirmation by our Independent Directors of our strategy to continue our business beyond December 31, 2007 by Listing before December 31, 2007;

•	the belief of the Special Committee that the Amended Merger Proposal would enable us to realize certain efficiencies arising from a self-advised structure in that we will pay for management, advisory, acquisition and development services directly rather than paying a third-party fee for such services, thereby enabling us to both eliminate the profits that were previously being realized by the Advisor for providing such services and potentially allowing us in the future to raise additional equity without a proportionate increase in the cost of managing us that would likely result had we continued to be managed by the Advisor;

•	the advice received from GT, based upon and subject to certain matters stated therein, that the Amended Merger will not adversely affect our ability to qualify as a REIT and will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; accordingly, we believe that we will not recognize income, gain or loss upon the consummation of the Amended Merger;

•	the terms and conditions of the Amended Merger Agreement, including the type and amount of consideration to be paid to the Advisor’s stockholders (see below) and the indemnities, security and guaranty obtained;

•	the lock-up and non-compete provisions of the Amended Merger Agreement and the Registration Rights Agreement with the Advisor’s stockholders and related lock-up letters (the “Lock-up Letters”) with the Advisor’s stockholders (other than Five Arrows), which were designed to align the interests of our officers and directors who also are stockholders of the Advisor with those of all of our other stockholders;

•	the terms of the right of first refusal provision in the Amended Merger Agreement giving us certain rights to pursue opportunities in our industry;

•	the Lehman Brothers Opinion that, as of April 3, 2006, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Amended Merger is fair, from a financial point of view, to us; and

•	the belief of the Special Committee that the Amended Merger on a pro forma basis would be accretive on a funds from operations (“FFO”) basis in 2006. See “Proposal I — The Amended Merger Proposal — Opinion of Financial Advisor — Pro Forma Analysis.”
     The Special Committee also took into account, without assigning relative weights to, the following factors. Although the Special Committee viewed these as potentially negative factors with respect to the Amended Merger Proposal, the Special Committee believed these factors were outweighed by the positive factors set forth above:
•	existing potential conflicts of interest between us and the Advisor, including the respective positions of our management team and certain of our directors with us and the Advisor and the compensation and/or other benefits to be received by such persons, either directly or indirectly, as a result of the Amended Merger, as well as the fact that Mr. Seneff, indirectly beneficially owns approximately 53.6 percent of the outstanding shares of Advisor Common Stock and directly owns 7.5 percent of the outstanding shares of Advisor Common Stock, which will entitle Mr. Seneff to indirectly receive approximately 2.2 million of our common shares, Mr. Bourne, owns approximately 13.3 percent of the outstanding shares of Advisor Common Stock, which would entitle Mr. Bourne to receive approximately 480,240 of our common shares and the fact that Messrs. Bloom, Griswold, Hutchison, Strickland and Verbaas, officers of the Advisor who are also our officers, own an aggregate of 15.6 percent of the outstanding shares of Advisor Common Stock, which would entitle them to an aggregate of approximately 559,440 of our common shares, although the Special Committee believed that this risk is mitigated by the steps taken (such as the creation of the Special Committee, the retention of special counsel and the securing of the Lehman Brothers Opinion) to ensure that the Amended Merger Proposal would not be negatively affected by such conflicts;

•	the potential conflicts of interest that will continue after consummation of the Amended Merger. See “Risk Factors — Certain of Our Officers and Directors Have Potential Conflicts of Interest”;

•	the potential adverse tax consequences to us should the Amended Merger fail to qualify as a tax-free reorganization or if any of the Advisor’s earnings and profits are carried over to us as a result of the Amended Merger;

•	the potential liabilities associated with the direct employment of personnel, including the compensation which will be payable under the Employment Agreements, workers’ disability and compensation claims, labor disputes and other employee-related grievances; and

•	the potential liabilities that we may inherit from the Advisor as a result of the Amended Merger that would not be covered by the indemnities in the Amended Merger Agreement.
     In connection with its deliberations regarding the terms and conditions of the Amended Merger Agreement, the Special Committee also took into account the pendency of the Class Action Lawsuit.
     The Special Committee determined that, in light of all the factors that it considered, the Amended Merger Agreement, the Amended Merger and the transactions expressly contemplated by the Amended Merger Agreement are advisable and are fair and reasonable and in our best interests and in the best interests of our stockholders. Accordingly, the Special Committee unanimously recommended that the Board approve the Amended Merger Agreement and the Amended Merger.
     Board of Directors Recommendation
     The Board (excluding Messrs. Seneff, Bourne, Hutchison and Griswold, each of whom has interests in the Amended Merger that are different from, and may potentially conflict with, those of our stockholders and, accordingly, recused himself and abstained from voting) has approved the Amended Merger Agreement, the Amended Merger and the other transactions expressly contemplated by the Amended Merger Agreement, having determined that the Amended Merger Agreement, the Amended Merger and the transactions expressly contemplated by the Amended Merger Agreement are advisable and are fair and reasonable and in our best interests and in the best interests of our stockholders. Accordingly, the Board (with each of Messrs. Seneff, Bourne, Hutchison and Griswold recusing himself and abstaining from voting) recommends that stockholders vote “FOR” approval of the Amended Merger Agreement and the Amended Merger.
     The Board based its determination that the Amended Merger is advisable and in our best interests and in the best interests of our stockholders primarily on:

•	the analyses and conclusions of the Special Committee (which were adopted by the Board as its own); and

•	the extensive negotiations of the Special Committee with representatives of the Advisor.
     The Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.
Opinion of the Financial Advisor
     On December 22, 2004, in connection with the potential acquisition of the Advisor, the Special Committee re-engaged Lehman Brothers to act as its financial advisor and to render its opinion to the Special Committee with respect to the fairness, from a financial point of view, to us of the consideration to be paid by us in the Amended Merger with the Advisor.
     On March 28, 2006, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing as of April 3, 2006) to the Special Committee that, as of such date, and, based upon and subject to certain matters stated in its written opinion, from a financial point of view, the consideration to be paid by us in the Amended Merger is fair to us.
     The full text of Lehman Brothers Opinion is attached as Appendix B to this proxy statement. Stockholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its Opinion. The following is a summary of the Lehman Brothers Opinion and the methodology that Lehman Brothers used to render its fairness opinion, and is qualified in its entirety by the full text of the Lehman Brothers Opinion, which is hereby incorporated by reference herein.
     Lehman Brothers’ advisory services and opinion were provided for the use and benefit of the Special Committee of the Board and were rendered to the Special Committee of the Board in connection with its consideration of the Amended Merger. The Lehman Brothers Opinion does not constitute a recommendation to any of our stockholders as to how such stockholder should vote with respect to the Amended Merger.
     In arriving at its opinion, Lehman Brothers reviewed and analyzed:
•	the Amended Merger Agreement and the specific terms of the Amended Merger;

•	publicly available information concerning us that Lehman Brothers believed to be relevant to the analysis, including a draft of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	the 2004 Advisory Agreement, the Amended and Restated Renewal Agreement, the 2006 Renewal Agreement, and the Payment Agreement, in addition to other advisory agreements that Lehman Brothers deemed relevant;

•	financial and operating information with respect to the business, operations and prospects of us and the Advisor furnished to Lehman Brothers by us and the Advisor, respectively, including draft financial results for the Advisor as of December 31, 2005, and the audited financial results for the Advisor for the four consecutive calendar years ended December 31, 2004;

•	a comparison of the historical financial results and present financial condition of the Advisor with those of certain other companies Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the Amended Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	the potential pro forma impact of the Amended Merger on our future financial performance; and

•	the provisions in the Charter that provide that an orderly liquidation of us must be undertaken on December 31, 2007 if a Listing of our common shares on a national securities exchange or over-the-counter market has not occurred prior to such date.
     In addition, Lehman Brothers had discussions with our management, our Independent Directors and the Special Committee concerning our business, operations, assets, financial condition and prospects, and has undertaken such other studies, analyses and investigations regarding us as Lehman Brothers deemed appropriate.
     In addition, Lehman Brothers had discussions with the management of the Advisor concerning its business, operations, assets, financial condition and prospects and has undertaken such other studies, analyses and investigations regarding the Advisor as Lehman Brothers deemed appropriate.
     In arriving at its opinion, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and has further relied upon the assurances of our management and the Advisor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Advisor, upon advice of the Advisor, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Advisor as to the future financial performance of the Advisor and that the Advisor would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers has not conducted any physical inspection of our properties and facilities and has not made or obtained any evaluations or appraisals of our assets or liabilities. In performing its analyses, Lehman Brothers has relied on the confirmation of the Independent Directors that (i) our current business strategy is to continue our business beyond December 31, 2007, and (ii) we presently intend to take steps necessary to effect a Listing prior to December 31, 2007. In addition, Lehman Brothers expressed no opinion as to the potential outcomes of any existing litigation and other legal matters involving us and the Advisor. The Lehman Brothers Opinion necessarily was based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of the Opinion.
     In connection with rendering the Lehman Brothers Opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Advisor, but rather made its determination as to the fairness, from a financial point of view, to us of the consideration to be paid by us in the Amended Merger on the basis of the totality of the financial and comparative analyses that it performed. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. None of us, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.
     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Special Committee of the Board.

     Discounted Cash Flow Analysis
     As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon financial projections prepared by the management of the Advisor.
     Lehman Brothers derived a discount rate using the capital asset pricing model (“CAPM”) based on the cost of equity of the comparable financial advisory companies and applying a 10 percent premium reflecting the Advisor’s smaller size and lack of liquidity. The derived cost of equity, 14 percent, served as the mid-point of the sensitivity analysis involving the discount rates.
     Lehman Brothers used after-tax discount rates of 13 percent to 15 percent and a terminal value based on a perpetuity growth rate of free cash flow in 2010 of 1 percent to 3 percent. Based on these discount rates and terminal values, Lehman Brothers calculated an implied value of the Advisor ranging from $113.3 million to $152.2 million, using financial forecasts for the Advisor provided by management of the Advisor.
     Lehman Brothers compared the implied value range to the consideration to be paid by us in the Amended Merger and noted that the merger consideration is below the value implied by the discounted cash flow analysis. The consideration to be paid by us in the Amended Merger is comprised of (i) 3.6 million of our common shares having an assumed aggregate value of $72 million and (ii) the assumption by us of the outstanding principal and accrued and unpaid interest on either (a) if the Closing Date occurs on or before June 30, 2006, the Promissory Note issued by the Advisor for the benefit of Five Arrows, with an outstanding principal amount of $7.750 million as of March 31, 2006, or (b) if the Closing Date occurs after June 30, 2006, a promissory note issued by the Advisor for the benefit of CREG, a stockholder of the Advisor, or an Affiliate of CREG, in the principal amount of $7.625 million.
     The assumed aggregate value of $72 million for the 3.6 million shares offered in consideration for the proposed merger is based on a deemed share price of $20. All common shares sold by us since our formation have been on the basis of $20 per share, adjusted for a reverse stock split. Because we are unlisted and the shares do not trade and therefore have no liquidity, in performing its analyses, Lehman Brothers relied on the confirmation of the Independent Directors that (i) our current business strategy is to continue our business beyond December 31, 2007, and (ii) we presently intend to take steps necessary to effect a Listing prior to December 31, 2007. Upon Listing, the common shares will trade in the public market at a price that may differ from the assumed share price of $20.
     Comparable Transaction Analysis
     Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. Lehman Brothers looked at the following selected transactions in which previously non-self-administered REITs (the “Acquiring Companies”) have acquired an external advisor (the “Target Companies”):
•	ASR Investments Corporation’s acquisition of Pima Realty GP, Inc. and Pima Mortgage LP;

•	Security Capital Pacific Trust’s acquisition of Security Capital Group Affiliate;

•	Security Capital Industrial Trust’s acquisition of Security Capital Group Affiliate;

•	Security Capital Atlantic, Inc.’s acquisition of Security Capital Group Affiliate;

•	Commercial Net Lease Realty, Inc.’s acquisition of CNL Realty Advisors;

•	CNL American Properties Fund, Inc.’s acquisition of CNL Restaurant Financial Services Group and CNL Fund Advisors;

•	Starwood Financial Trust’s acquisition of the Starwood Financial Advisors, L.L.C.;

•	Inland Real Estate Corporation’s acquisition of Inland Real Estate Advisory Services and Inland Commercial Property Management;

•	Carey Diversified’s acquisition of W.P. Carey & Co. Management;

•	Charter Municipal Mortgage Acceptance Co.’s acquisition of Related Capital Company; and

•	Inland Retail Real Estate Trust’s acquisition of Inland Southeast Property Management, Inland Southern Management Corp., Inland Mid-Atlantic Management Corp. and Inland Retail Real Estate Advisory Services.
     Lehman Brothers reviewed and analyzed certain multiples of each of the transactions listed above that occurred during or after 1997 (such transactions, the “Internalization of External REIT Management Transactions”). Lehman Brothers compared the consideration paid in each Internalization of External REIT Management Transaction with the latest twelve months or reported period, on an annualized basis, “EBITDA,” defined as earnings before interest, taxes, depreciation and amortization, of the Target Companies and calculated the following range of multiples: a range of consideration to Target Company EBITDA of 3.7x to 10.8x, with a mean of 7.9x, median of 7.7x and most recent transactions’ multiple of 5.9x.
     Applying the applicable range of these acquisition multiples to the Advisor’s 2005 normalized EBITDA yielded an implied range of values of the Advisor of $67.7 million to $197.6 million. The Advisor’s 2005 normalized EBITDA includes certain adjustments, which were discussed with management of the Advisor, to the Advisor’s actual 2005 EBITDA to take into account more sustainable acquisition activity. The merger consideration to be paid by us in the Amended Merger falls within the implied ranges derived by the comparable transaction analysis.
     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of us and the Advisor and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning the differences between the characteristics of these transactions and the Amended Merger which would affect the values of the Acquiring Companies and the Target Companies, on the one hand, and us and the Advisor, on the other hand.
     Pro Forma Analysis
     Lehman Brothers analyzed the pro forma effect of the transaction on our future financial performance on an FFO per share basis. For the purposes of this analysis, Lehman Brothers assumed (i) based on the financial forecasts from our management, a 2006 estimate of our FFO per share of $1.22, (ii) merger consideration of 3.6 million common shares and the assumption and repayment of the Five Arrows Note or the Advisor Affiliate FARS Note, as the case may be, and (iii) financial forecasts for the Advisor provided by management of the Advisor. Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction on our future financial performance would be 3.4 percent accretive on an FFO per share basis in 2006.
     Comparable Company Analysis
     In order to assess how the public market values shares of similar companies which are publicly traded, Lehman Brothers reviewed and compared specific financial and operating data relating to the Advisor with selected companies that Lehman Brothers deemed comparable to the Advisor, including selected real estate advisory companies and financial advisory companies:
     (i) Real Estate Advisory Comparable Company Analysis: Lehman Brothers analyzed the following public companies that act as real estate property managers, advisors and asset managers:

•	CB Richard Ellis;

•	Grubb & Ellis;

•	Jones Lang LaSalle; and

•	Trammell Crow Company.
     Using publicly available information, Lehman Brothers calculated and analyzed each company’s enterprise value to its historical revenue and historical EBITDA. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. As of March 23, 2006, the comparable companies range of enterprise value to actual latest twelve months (“LTM”) EBITDA was from 13.2x to 15.2x with a median of 13.7x and mean of 14.1x. The comparable companies range of enterprise value to actual LTM revenue was from 1.8x to 2.1x with a median of 1.9x and a mean of 1.9x.
     Applying the applicable range of these EBITDA multiples to the Advisor’s 2005 normalized EBITDA yielded an implied range of values of the Advisor of $241.6 million to $278.2 million. Applying the applicable range of these revenue multiples to the Advisor’s 2005 normalized revenue yielded an implied range of values of the Advisor of $81.7 million to $95.3 million. The Advisor’s 2005 normalized revenue and EBITDA include certain adjustments, which were discussed with management of the Advisor, to the Advisor’s actual 2005 revenue and EBITDA to take into account more sustainable acquisition activity. Lehman Brothers noted that the Amended Merger Consideration is below the value range implied by EBITDA multiples and below the value range implied by revenue multiples of the real estate advisory comparable company analyses.
     (ii) Financial Advisory Company Analysis: Lehman Brothers also analyzed comparable public companies that specialize in the management of large pools of assets with the bulk of their revenues coming from advisory and asset management services. These companies are:
•	Franklin Resources, Inc.;

•	John Nuveen & Company, Inc.;

•	Marsh & McLennan Companies, Inc.; and

•	T. Rowe Price Associates.
     Using publicly available information, Lehman Brothers calculated and analyzed each company’s enterprise value to certain historical financial criteria (such as revenues and assets under management). As of March 23, 2006, the comparable companies range of enterprise value to actual LTM revenue was from 1.6x to 7.1x with a median of 5.6x and mean of 5.0x. The comparable companies range of equity value to assets under management was from 2.6 percent to 8.6 percent with a median of 4.6 percent and mean of 5.1 percent. Applying the applicable range of these revenue multiples to the Advisor’s 2005 normalized revenue yielded an implied range of values of the Advisor of $72.6 million to $322.3 million. Applying the applicable range of the equity value to assets under management ratios yielded an implied range of values of the Advisor of $120.1 million to $397.3 million. Lehman Brothers noted that the merger consideration is within the implied range by actual LTM revenue multiples and below the implied range by equity value to assets under management ratios.
     However, because of the inherent differences between the business, operations and prospects of the Advisor and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Advisor and those of the companies included in the comparable company analysis that would affect the public trading values of each.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers because of its expertise, reputation and familiarity with hospitality and real estate industries generally.
     As compensation for its services in connection with the Amended Merger, we have paid Lehman Brothers fees in the amount of $2.875 million. In addition, we have agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the engagement and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of the Lehman Brothers Opinion. As compensation for its services in connection with the Original Merger, we have paid Lehman Brothers fees in the amount of $2 million.
Description of the Amended Merger
     Set forth below is a summary of the material terms of the Amended Merger. The Amended Merger Agreement, a copy of which is attached to this proxy statement as Appendix A, sets forth the terms of the Amended Merger. The summary set forth below is qualified in its entirety by reference to the Amended Merger Agreement.
     General
     The Amended Merger Agreement provides that, subject to the approval of the Amended Merger by our stockholders and subject to the satisfaction or waiver of certain other conditions, the Advisor will merge with and into Acquisition Sub with Acquisition Sub being the Surviving Company. The officers and directors of Acquisition Sub, will be the officers and directors of the Surviving Company. Under Maryland law and our existing Charter, holders of our common shares will not be entitled to rights of appraisal with respect to the Amended Merger.
     Subject to the terms and conditions set forth in the Amended Merger Agreement, upon consummation of the Amended Merger, the issued and outstanding shares of the Advisor will be converted into the right to receive our newly issued common shares. No fractional common shares will be issued in the Amended Merger. In lieu thereof, we will pay cash based on the Per Share Price of our common shares to any Advisor stockholder otherwise entitled to a fractional share. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — General” and “ — Payment of Amended Merger Consideration.”
     Payment of Amended Merger Consideration
     In the Amended Merger, all of the outstanding shares of capital stock of the Advisor will be converted into the right to receive 3.6 million of our common shares, which total number of shares was calculated by dividing $72 million by the Per Share Price, and all of the outstanding shares of capital stock of the Advisor shall thereupon cease to be outstanding and shall be canceled, retired and cease to exist. Under the Amended Merger Agreement, the parties agreed that the “Per Share Price” for our shares to be issued in the Amended Merger would be $20 per share, provided, however, that the Per Share Price and the number of our common shares issuable as part of the Amended Merger Consideration shall be proportionately and appropriately adjusted in the event the number of our outstanding common shares is increased or decreased after the date of the Amended Merger Agreement and before the Effective Time on account of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange or conversion of shares, stock dividend or other pro rata distribution payable in our capital stock other than shares issued pursuant to a DRP. In addition, at the closing of the Amended Merger, (i) if the Closing Date is on or before June 30, 2006, we will assume and repay the Five Arrows Note (which, as of the date of this proxy statement, has an outstanding principal balance of $7.750 million), or (ii) if the Closing Date is after June 30, 2006, we will assume and repay the Advisor Affiliate FARS Note to be issued in the principal amount of $7.625 million, which Advisor Affiliate FARS Note, if issued, will evidence a loan made by CREG or its Affiliate to the Advisor solely to enable the Advisor to pay the final principal installment under the Five Arrows Note due on June 30, 2006. Certain of our officers, directors and their Affiliates who own interests in the Advisor will receive the majority of the common shares (an aggregate of 3.24 million shares) and cash in lieu of fractional shares. Upon consummation of the Amended Merger, the Surviving Company will continue as our wholly-owned subsidiary, and will succeed to all of the assets, business and liabilities of the Advisor, and certain of the Advisor’s officers will become our officers and its other employees at that time are expected to become our employees. As a result, we will become self-advised.
     Closing
     The Amended Merger Agreement provides that the Amended Merger will be consummated on the Closing Date, which will be a date that is the fifth (5th) business day following the satisfaction or waiver of the conditions to the Amended Merger set forth in the Amended Merger Agreement (other than conditions which by their nature are intended to be fulfilled at the closing of the Amended Merger), or on such other date as we and the Representative may agree or as may be necessary to permit the satisfaction or waiver of the conditions set forth in the Amended Merger Agreement. The Amended Merger will become effective at the Effective Time, which will occur upon the later of the time that the Articles of Merger are filed with the Florida Department of State or such other time as is agreed upon by us and the Representative and specified in the Articles of Merger.
     Transition Services Agreement and Brand License Agreement
     In connection with the Amended Merger, we intend to enter into new agreements with CFG or its Affiliates, including the following:
•	Transition Services Agreement. We intend to enter into a transition services agreement with CFG to provide us with investor relations support, software services, data center services, administration of certain external legal services, and certain other office services. CFG will charge us for each particular service (other than the administration of certain external legal services) at CFG’s historical cost without any profit mark-up, which are the same fees or rates that CFG charges to its other customers (which are all either subsidiaries or other Affiliates of CFG), and the fees payable by us to CFG for legal services are an annual fixed amount agreed upon in advance without any profit mark-up. The transition services agreement will become effective on the Closing Date and will terminate on the later to occur of nine (9) months from the Closing Date or March 31, 2007. The agreement will be terminable without penalty by us upon ninety (90) days’ prior written notice to CFG prior to the end of any term and will automatically be extended for successive six (6) month periods until terminated. At our sole option, (i) we may terminate any or all services, other than the investor relations, call center and legal services, either in whole or in part, under the agreement upon thirty (30) business days’ prior written notice to CFG, and (ii) we may terminate the investor relations, call center and/or the legal services upon ninety (90) days’ prior written notice to CFG. The transaction services agreement will also be terminable at any time without penalty by CFG upon one hundred and eighty (180) days’ prior written notice to us.

•	Brand License Agreement. We also intend to enter into a licensing agreement with CNL Intellectual Properties, Inc., an Affiliate of CFG, with respect to the use of the CNL brand. The form of the new brand license agreement does not provide for the payment of a licensing fee by us and would provide for various termination rights by CFG or its Affiliate upon twelve (12) months’ prior written notice to us in the event:
•	Mr. Seneff is involuntarily removed as a member of the Board by our stockholders or the Board;

•	we terminate the Tower II Lease (as defined below), provided that, if our termination of the Tower II Lease is the result of a material breach by the other party, and CFG or its Affiliates terminate the brand license agreement, CFG is obligated to pay us a $2 million termination fee;

•	we are involved in certain extraordinary corporate transactions, such as a merger, a dissolution, or sale of all or substantially all our assets; or

•	a majority of the Board are persons other than persons for whose election proxies have been solicited by the Board.
     By virtue of these agreements, we expect to receive administrative services and other rights from the applicable Affiliate(s) of CFG reasonably necessary to operate the Advisor’s business.
     Tower II Lease
     By operation of the Amended Merger, we will assume on the Closing Date that certain lease agreement between CNL Plaza II, Ltd., a Florida limited partnership (which is wholly owned by Messrs. Seneff and Bourne), as the landlord, and the Advisor, as the tenant, dated as of November 23, 2005 (the “Tower II Lease”), and we will (i) assume all of the Advisor’s rights and obligations as tenant under the Tower II Lease and (ii) reimburse CFG for its out-of-pocket costs and expenses incurred as of the Closing Date in connection with (A) the purchase of the Advisor’s furniture, fixtures and equipment for the office space covered by the Tower II Lease, and (B) amounts paid by the Advisor to the landlord under the Tower II Lease for the cost of improvements to such office space that are in excess of the tenant improvement allowance under said lease. As of April 3, 2006, such amount to be reimbursed by us was estimated to be approximately $3.1 million.
     Five Arrows Note and Advisor Affiliate FARS Note
     Further, as a condition to consummating the Amended Merger, we have agreed that (i) if the Closing Date is on or before June 30, 2006, we will assume and repay the Five Arrows Note (which, as of the date of this proxy statement, has an outstanding principal balance of $7.750 million), or (ii) if the Closing Date is after June 30, 2006, we will assume and repay the Advisor Affiliate FARS Note to be issued in the principal amount of $7.625 million. The Advisor Affiliate FARS Note, if issued, will evidence a loan made by CREG or its Affiliate to the Advisor solely to enable the Advisor to pay the final principal installment under the Five Arrows Note due on June 30, 2006. The Advisor is obligated to make all principal and interest payments under the Five Arrows Note through June 30, 2006, and all interest payments on the Advisor Affiliate FARS Note from June 30, 2006 to the Closing Date.
     CHP Note
     On the Closing Date, the Advisor shall assign or distribute the Promissory Note in the principal amount of $27 million (of which $12 million of principal remains unpaid), issued by us to the Advisor, to the Advisor’s stockholders.
     Employment Agreements
     We have entered into the Employment Agreements with Messrs. Hutchison, Griswold, Strickland and Bloom, effective as of the Effective Time, as more fully described below.
     Registration Rights Agreement
     At or prior to the Closing Date, we will have entered into the Registration Rights Agreement and the Lock-Up Letters with the Advisor’s stockholders (excluding, in the case of the Lock-up Letters, Five Arrows) as more fully described below.
     Pledge and Security Agreement
     At or prior to Closing Date, we will have entered into a pledge and security agreement with the Advisor’s stockholders (excluding Five Arrows) with respect to the indemnification provisions of the Amended Merger Agreement (the “Pledge and Security Agreement”) pursuant to which the Advisor’s stockholders (other than Five Arrows) will pledge on a pro-rata basis in favor of us and Acquisition Sub an aggregate of 750,000, or 20 percent, of our common shares received in the Amended Merger (the “Pledged Shares”) as additional security for their indemnification obligations under the Amended Merger Agreement. Under the terms of the Pledge and Security Agreement, we will hold a first priority security interest in the Pledged Shares for a period ending on the later of (i)

the fourth (4th) anniversary of the Closing Date or (ii) the resolution of all indemnification claims asserted by us under the Amended Merger Agreement.
     Conduct of Business Prior to Closing
     Each of the Advisor and the Advisor’s stockholders (other than Five Arrows) have agreed, among other things, that prior to the Effective Time, the Advisor will, and the Advisor and the Advisor’s stockholders (other than Five Arrows) will not cause the Advisor to take any action that adversely affects the ability of the Advisor to:
•	pursue its business in the ordinary course of business;

•	seek to preserve intact its current business organizations;

•	keep available the services of its current officers and employees;

•	preserve its relationships with customers, suppliers and others having business dealings with it; and

•	consummate the Amended Merger and the transactions contemplated thereby.
     Each of the Advisor and the Advisor’s stockholders (other than Five Arrows) have also agreed, among other things, that prior to the Effective Time, the Advisor will not and the stockholders of the Advisor (other than Five Arrows) will not cause or permit the Advisor or the Development Company to, without the prior written consent of the Special Committee:
•	issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, except as otherwise permitted under the Amended Merger Agreement;

•	issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of any other securities in respect of, in lieu of or in substitution for outstanding shares of Advisor Common Stock, except as otherwise permitted under the Amended Merger Agreement;

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

•	except as otherwise permitted under the Amended Merger Agreement, split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the Advisor’s stockholders in their capacities as stockholders of the Advisor;

•	except under and pursuant to any Employment Agreement:
•	grant any increases in the compensation of any of its directors, officers or executives (except as approved by the Special Committee on behalf of us in its sole discretion) or grant any increases in compensation to any of its employees outside the ordinary course of business (except as approved by the Special Committee on behalf of us in its sole discretion);

•	pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any employee benefit plan as in effect on April 3, 2006 to any such director, officer or employee, whether, past or present;

•	enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by the Special Committee on behalf of us in its sole discretion;

•	pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee on behalf of us in its sole discretion; and

•	except as may be required to comply with applicable law, amend any existing, or become obligated under any new employee benefit plan;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Amended Merger);

•	make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

•	except as otherwise permitted under the Amended Merger Agreement, adopt any amendments to its articles of incorporation or bylaws;

•	incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of business;

•	engage in the conduct of any business, the nature of which is different from the business in which the Advisor or the Development Company, as applicable, was engaged as of April 3, 2006;

•	enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a direct or indirect change of control of the Advisor or the Development Company;

•	forgive any indebtedness owed to the Advisor or the Development Company or convert or contribute by way of capital contribution any such indebtedness owed;

•	authorize or enter into any agreement providing for management services to be provided by the Advisor or the Development Company to any third party or an increase in management fees paid by any third party under existing management agreements;

•	except as otherwise permitted under the Amended Merger Agreement, mortgage, pledge, encumber, sell, lease or transfer any assets of the Advisor or the Development Company except as approved by the Special Committee on behalf of us in its sole discretion or as contemplated by the Amended Merger Agreement;

•	take any of the actions that would otherwise be prohibited by the non-compete provision contained in the Amended Merger Agreement as if it were in effect prior to the Amended Merger;

•	authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

•	perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.
     Additional Pre-Closing Covenants
     We, the Advisor and the Advisor’s stockholders (other than Five Arrows) have also agreed, during the time period after the date of the Amended Merger Agreement and prior to the Effective Time, not to take or cause to be taken an action, or fail to take an action, that could reasonably be expected to disqualify the Amended Merger as a “reorganization” under Section 368(a)(1)(A) of the Code.
     The Advisor and its stockholders (other than Five Arrows) have also agreed, during the time period after April 3, 2006 and until the Effective Time or the earlier termination of the Amended Merger Agreement, not to:
•	solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities or any portion of the assets of the Advisor (including any acquisition structured as a merger, consolidation, or share exchange); or

•	participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing.
     Each of the Advisor’s stockholders (other than Five Arrows) also agreed not to vote any Advisor Common Stock in favor of any such acquisition, other than the Amended Merger. The Advisor and its stockholders (other than Five Arrows) also agreed to notify us immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     The Advisor has agreed, prior to the Closing Date, to have satisfied or set aside a cash reserve (the “Cash Reserve”) in an amount sufficient to satisfy:
•	the payment of all liabilities of the Advisor and its stockholders in connection with the negotiation, execution and delivery of the Amended Merger Agreement;

•	any tax obligations of the Advisor with respect to any periods ending on or before the Closing Date excluding amounts due for taxes with respect to the Advisor’s participation in CFG’s consolidated federal and state tax returns, all of which taxes are and shall continue to be after the Effective Time liabilities of CFG; and

•	any other liabilities of the Advisor other than the Five Arrows Note and certain other liabilities described on the Advisor’s disclosure schedule to the Amended Merger Agreement.
     The Advisor and its stockholders agreed that no part of the Cash Reserve will be distributed to the Advisor’s stockholders at any time.
     Covenants Not to Compete
     Pursuant to the Amended Merger Agreement, during the period commencing on the Closing Date and terminating on the seventh anniversary of the Closing Date (the “Restricted Period”), each of CFG, CREG, James M. Seneff, Jr., and Robert A. Bourne (collectively, the “CNL Group”) have agreed not to, and to cause each of their respective Affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe relating to the ownership, acquisition, development or management of luxury and upper upscale hotels and luxury resorts, each as classified by Smith Travel Research (the “Luxury Hotel Industry Sector”), including, but not limited to, (i) sponsoring or organizing, or assisting any other person in sponsoring or organizing, an investment vehicle in the Luxury Hotel Industry Sector; or (ii) providing asset management or other advisory services to, or assisting another person in providing asset management or advisory services to, any investment vehicle in the Luxury Hotel Industry Sector; provided, however, that, the following will not violate this restrictive covenant:
•	activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which activities relating to the Luxury Hotel Industry Sector are only incidental to the primary purpose of such facility or property;

•	activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50 percent or more of the ownership interests of such facility exist on a fractional basis;

•	the investment by any member of the CNL Group, or any of their respective Affiliates in certain enumerated properties in which such persons have interests as of the date of the Amended Merger Agreement;

•	activities taken by a person that has issued securities that are registered under the Exchange Act and that is a member of the CNL Group or an Affiliate of a member of the CNL Group; provided, however, that, at the time such person becomes actively involved in pursuing plans to engage, and has knowingly taken affirmative steps to engage in such activities and for twelve (12) consecutive calendar months thereafter, no member of the CNL Group or Affiliate of a member of the CNL Group (A) serves as a director, officer or employee of or consultant to such person or holds a similar position with such person or its subsidiary or direct or indirect parent corporation or entity or (B) beneficially owns more than 5 percent of the issued and outstanding securities of such person, as applicable (such person or its subsidiary or direct or indirect parent corporation or entity referred to in the immediately preceding clause (A) or (B), an “Excluded Person”); and

•	activities taken by CIP with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which activities relating to the Luxury Hotel Industry Sector generated 50 percent or more of the revenues of such recreational facility or recreational property during the most recently completed fiscal year or is reasonably expected to generate 50 percent or more of the revenue of such recreational facility or recreational property in the fiscal year following the stabilization of operations of such recreational facility or recreational property, if and to the extent the applicable members of the CNL Group and its or their applicable Affiliates comply or cause compliance with the Right of First Refusal (as defined and described below) as if and to the same extent such recreational facility or recreational property was a Hospitality Asset (as defined below) for purposes of such Right of First Refusal, in any case without regard to whether CNL Income Properties, Inc. is an Excluded Person.
     The covenant not to compete described above may be waived by our prior written consent, acting with and based upon the approval in their sole discretion of at least a majority of all of our Independent Directors.
     In addition, under the Employment Agreements with Messrs. Hutchison, Griswold, Strickland and Bloom each such individual has agreed that he will not, during the term of his respective Employment Agreement and for a period of one year thereafter (two years in the case of terminating employment for good reason, including a change of control) and except for certain limited exceptions, engage in, or participate in any capacity in any business that engages in, any business that is competitive with our business with assets in excess of $750 million. Each such Employment Agreement provides for a variety of remedies, including injunctive relief, if this provision is breached. These provisions have the effect of constraining the ability of Messrs. Hutchison, Griswold, Strickland and Bloom to compete with us for a period of time after such individuals leave our employ.
     Right of First Refusal
     During the period commencing on the Closing Date and terminating on the third (3rd) anniversary of the Closing Date, in the event that a member of the CNL Group or any of their respective Affiliates (other than an Excluded Person) (such member of the CNL Group or Affiliate thereof, the “CNL Group Party”) enters into or executes and delivers any binding agreement, contract, letter agreement or other binding arrangement (a “Hospitality Asset Agreement”) relating to the ownership or acquisition of any hotel, or other lodging asset in the United States of America, Canada or Europe outside of the Luxury Hotel Industry Sector (such hotel, resort, motel or other lodging asset, the “Hospitality Asset”), such CNL Group Party shall offer us the right of first refusal to assume and perform (or cause one of our subsidiaries to assume and perform) such Hospitality Asset Agreement (the “Right of First Refusal”), provided that such Right of First Refusal shall not apply to a Hospitality Asset Agreement relating to the ownership or acquisition of (i) recreational properties and facilities in which activities relating to any Hospitality Asset are only incidental to the primary purpose of such recreational properties or facilities or (ii) facilities, such as condominiums and time share properties, in which 50 percent or more of the ownership interests in such facilities exists on a fractional basis. If we elect not to exercise our Right of First Refusal or do not inform such CNL Group Party that we have elected to exercise our Right of First Refusal within a specified forty-five day period, then such CNL Group Party may consummate the transactions contemplated by the Hospitality Asset Agreement for the price and on terms materially no more favorable to such CNL Group Party; provided, however, that if we elect not to exercise our Right of First Refusal or do not inform such CNL Group Party that we have elected to exercise our Right of First Refusal within forty-five (45) days after our receipt of notice of such transaction period and such CNL Group Party does not consummate the transactions contemplated by the Hospitality Asset Agreement within one hundred eighty (180) days after our receipt of notice of such transaction, then such CNL Group Party may not consummate the transactions contemplated by the Hospitality Asset Agreement without again complying with the Right of First Refusal requirements.
     Non-Solicitation
     During the period commencing on the Closing Date and continuing through the seventh (7th) anniversary of the Closing Date, each of the CNL Group shall not, without our prior written consent, and shall cause each of their respective Affiliates (other than an Excluded Person) not to, directly or indirectly, knowingly solicit for employment or encourage to leave our, or any of our subsidiaries’, employment or other service, any employee thereof or hire (on his or its behalf or on behalf of any other person) any employee who has left our, or any of our subsidiaries’ (or any predecessor of either) employment or other service within one (1) year of the termination of such employee’s employment with us or any of our subsidiaries.
     Post-Closing Covenants Relating to Taxes
     The Advisor’s stockholders (other than Five Arrows and the Management Advisor Stockholders) have agreed to prepare or cause to be prepared and file or cause to be filed all tax returns for the Advisor and the Development Company for all periods ending on or prior to the Closing Date which are to be filed after such Closing Date as part of CFG’s consolidated federal and state tax returns or otherwise. The Advisor’s stockholders (other than Five Arrows and the Management Advisor Stockholders) have also agreed to permit us to review and comment on each such tax return (or, if any such tax return is to be filed on a consolidated basis, the pro forma tax return of the Advisor or the Development Company to be used in such consolidation) prior to filing. The Advisor’s stockholders (other than Five Arrows and the Management Advisor Stockholders) have agreed to be responsible for the timely payment of any taxes of the Advisor or the Development Company with respect to such periods.
     The parties to the Amended Merger Agreement have also agreed that any refund or credit of taxes (including any statutory interest thereon) received by us, Acquisition Sub or any of our respective subsidiaries with respect to the Advisor or the Development Company that are attributable to periods ending on or prior to or including the Closing Date will reduce the amount of any indemnity claim that we make against the Advisor’s stockholders (other than Five Arrows) pursuant to the indemnification provision of the Amended Merger Agreement, by an amount equal to the amount of such refund or credit; provided, however, that to the extent any such refund or credit exceeds the aggregate amount of all indemnity claims made by us against the Advisor’s stockholders pursuant to the indemnification provision of the Amended Merger Agreement, the excess amount of such refund or credit shall be paid to the Representative for distribution to the Advisor’s stockholders on a pro rata basis upon the expiration, in accordance with the survival provision of the Amended Merger Agreement, of all of our rights to seek indemnification pursuant to the indemnification provision of the Amended Merger Agreement, but in any event not later than the end of the eighteen (18) month period following the Closing Date. CREG has agreed to assume and be solely responsible for the pro rata portion of any reimbursement, payment, indemnity or other obligation of Five Arrows as a stockholder of the Advisor, that may or would otherwise have been attributable to Five Arrows pursuant to the covenants of the Advisor’s stockholders regarding tax matters contained in the Amended Merger Agreement.
     Assumptions of Certain Liabilities of the Advisor Concerning the Class Action Lawsuit and Related Matters
     The Advisor’s stockholders have agreed that each of them shall, according to his or its pro rata percentage ownership of Advisor Common Stock, be deemed to have assumed, and have expressly acknowledged and agreed that they shall assume from the Advisor and otherwise succeed to all the rights and liabilities of the Advisor, if any, with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose as if such rights and liabilities originally were their rights and liabilities (such liabilities, the “Assumed Advisor Liabilities”), provided that CREG hereby additionally agrees to assume and be solely responsible for the pro rata portion of any Assumed Advisor Liabilities that otherwise would have been attributable to Five Arrows. The Advisor’s stockholders (other than Five Arrows) agreed to diligently pursue, control and bear the expense, including attorneys’ fees, of the defense, settlement, adjustment or compromise of the Assumed Advisor Liabilities, if any, with counsel reasonably acceptable to us (and we acknowledge that the Advisor’s current counsel is acceptable), provided that the Advisor’s stockholders (other than Five Arrows) obtain our written consent and the written consent of the Surviving Company before entering into any settlement, adjustment or compromise of such Assumed Advisor Liabilities (if we are not a party to said settlement, adjustment, or compromise), or ceasing to defend against such Assumed Advisor Liabilities, if any, if as a result thereof, or pursuant thereto, there would be imposed on us and/or the Surviving Company any additional liability not covered by the indemnity obligations of the Advisor’s stockholders under the Amended Merger Agreement and resulting from such settlement, adjustment or compromise (including, without limitation, any injunctive relief or other remedy). The parties to the Amended Merger Agreement have agreed that, (i) the Amended Merger would not diminish our rights or increase our liabilities with respect to the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose and (ii) the Advisor’s stockholders’ (other than Five Arrows) rights and liabilities with respect to the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose after the Effective Time would be identical to the Advisor’s rights and liabilities with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose had the Amended Merger Agreement not been executed and delivered by the parties and had the Amended Merger not occurred, including, but not limited to, any rights or liabilities with respect to any applicable fee sharing agreements, arbitration awards, or court orders with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose.
     The Advisor’s stockholders (other than Five Arrows) have agreed to cooperate reasonably with us and the Surviving Company and with our respective representatives in connection with any steps to be taken as part of their obligations with respect to the Assumed Advisor Liabilities and to (i) furnish upon request to each other and to us and the Surviving Company such further information, (ii) execute and deliver to each other and to us and/or the Surviving Company such other documents and (iii) do such other acts and things, each as may be reasonably requested by us and/or the Surviving Company for the purpose of carrying out the intent of the Amended Merger Agreement with respect to the Assumed Advisor Liabilities.
     The Advisor’s stockholders (other than Five Arrows) may allocate among themselves by written agreement responsibility for their obligations with respect to the Assumed Advisor Liabilities, subject to our prior written consent, which consent shall not be unreasonably withheld, it being understood that any such allocation shall not affect our and/or the Surviving Company’s rights with respect to indemnification under the Amended Merger Agreement.

     Covenant Concerning Post-Closing Employment Arrangements
     The Advisor and its Affiliates agreed to enter into at or prior the Closing Date agreements or arrangements in form and substance satisfactory to the Special Committee on our behalf, in its sole discretion, for the continuation and/or substitution of benefits to employees of the Advisor and the Development Company following the Amended Merger.
     Conditions to Closing
          Conditions to Each Party’s Obligations
     Our obligations and the respective obligations of Acquisition Sub, the Advisor and the Advisor’s stockholders to effect the Amended Merger are subject to the satisfaction or waiver of the following conditions:
•	the approval of the Amended Merger by the affirmative vote of at least a majority of the votes cast on the Amended Merger by holders of our common shares entitled to vote thereon other than our common shares owned of record or beneficially by interested directors or their Affiliates, provided that the total votes cast represent over 50 percent of our common shares entitled to vote on the Amended Merger;

•	the receipt of any specified governmental authorizations, consents and approvals;

•	the receipt by us, Acquisition Sub and the Advisor’s stockholders of opinions of GT, addressed to the Special Committee on our behalf, in the form agreed upon by us, the Advisor’s stockholders and GT concerning (i) the validity of the Amended Merger under Florida law, (ii) certain antitrust matters, and (iii) matters relating to our REIT status under the Code. We, Acquisition Sub and the Advisor shall provide representation letters to GT in the form agreed upon by us, Acquisition Sub, the Advisor and GT in connection with such opinion;

•	the receipt by us and Acquisition Sub of an opinion of GT, addressed to the Special Committee on our behalf, in the form agreed upon by us and GT regarding the qualification of the Amended Merger as a reorganization under the Code; and

•	the receipt by the Advisor and the Advisor’s stockholders of an opinion from A&P, special tax counsel to the Advisor, addressed to the Advisor and the Advisor’s stockholders in the form agreed upon by the Advisor, its stockholders and A&P concerning certain tax matters. We, Acquisition Sub, and the Advisor shall provide representation letters to A&P in a form reasonably acceptable to such parties in connection with such opinion.
          Conditions to Our and Acquisition Sub’s Obligations
     The obligations of us and Acquisition Sub to effect the Amended Merger are subject to the satisfaction or waiver of the following conditions:
•	the absence of any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of the Special Committee or the Advisor, (1) prevent consummation of the Amended Merger, (2) cause the Amended Merger to be rescinded following consummation, (3) affect adversely our right to own the capital stock of the Surviving Company, or (4) affect adversely the right of the Surviving Company to own its assets and to operate its businesses;

•	each of the Employment Agreements between us and each of Messrs. Hutchison, Griswold, Strickland and Bloom shall be effective as of the Effective Time, and we shall not have as of the Closing Date any good faith reason to believe that such person does not intend to perform his obligations under such Employment Agreement;

•	the delivery to us by the Advisor and the Advisor’s stockholders of a certificate to the effect that (1) the representations and warranties of the Advisor and the Advisor’s stockholders are true and correct in all material respects at and as of the Closing Date, (2) the Advisor and the Advisor’s stockholders have performed and complied with all of their covenants under the Amended Merger Agreement in all material respects at and as of the Closing Date, (3) the Advisor has obtained all required third-party consents, and (4) there exists no action, suit, or proceeding pending or threatened against the Advisor or any of the Advisor’s stockholders before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Amended Merger, (B) cause the Amended Merger to be rescinded following consummation, (C) affect adversely our right to own the membership interests of the Surviving Company, or (D) affect adversely the right of the Surviving Company to own its assets and to operate its businesses;

•	the Advisor shall have taken certain specified actions necessary to consummate the Amended Merger prior the Closing Date and such actions shall not have otherwise been rescinded or be subject to rescission as of or following the Closing Date;

•	the board of directors of the Advisor shall have adopted the resolutions in substantially the form presented to us by the Advisor and the Advisor’s stockholders immediately prior to the execution of the Amended Merger Agreement, and such resolutions shall not have been withdrawn, modified or otherwise rescinded as of the Closing Date, and the Advisor shall have effected all of the actions contemplated by such resolutions, including the payment of the dividend to the Advisor’s stockholders declared by the board of directors of the Advisor pursuant thereto;

•	the Advisor’s stockholders shall have executed and delivered to each other and to us an agreement in substantially the form presented to us by the Advisor and the Advisor’s stockholders relating to certain tax matters immediately prior to the execution of the Amended Merger Agreement;

•	the Pledge and Security Agreement shall have been executed and delivered by us and the Advisor’s stockholders (excluding Five Arrows);

•	an amendment and restatement of the Charter reflecting the changes proposed in the Majority Vote Charter Amendment Proposal shall have been filed with the SDAT and become effective;

•	the Stockholders’ Agreement dated as of February 24, 1999 among the Advisor and certain of its stockholders shall have been amended, terminated or otherwise modified, as and to the extent determined to be necessary or appropriate by the Special Committee on behalf of us, in its sole discretion;

•	the Tax Sharing Agreement dated as of February 24, 1999 by and between CNL Group, Inc., the predecessor to CFG, and CNL Hospitality Advisors, Inc., the predecessor to the Advisor, shall have been terminated;

•	the receipt by us of a written comfort letter from PricewaterhouseCoopers that the Advisor will not have any accumulated or current earnings and profits within the meaning of Section 312 of the Code as of the Effective Time;

•	Lehman Brothers shall not have withdrawn its Opinion issued in connection with the Amended Merger and if requested by the Special Committee, shall have issued to the Special Committee an updated opinion;

•	the receipt by us of an opinion dated as of the Closing Date from Lowndes, Drosdick, Doster, Kantor & Reed, P.A. concerning certain corporate-related matters with respect to the Advisor;

•	the receipt by us of the required resignations of each director and officer of the Advisor and the Development Company;

•	all bonus plans of the Advisor and the Development Company shall have been terminated;

•	CFG or its Affiliate shall have entered into a transition services agreement and a new brand license agreement and any other agreements necessary to conduct the Advisor’s business;

•	no material adverse effect on the Advisor shall have occurred since December 31, 2003;

•	the Advisor shall have filed all applicable amendments to its articles, if any, with the Florida Department of State and such amendment shall have become effective;

•	the receipt by the Special Committee of the written report from the independent compensation consultant engaged by the Compensation Committee; and

•	holders of, in the aggregate, 1 percent or more of our common shares outstanding as of the Record Date shall not have exercised or purported to exercise appraisal rights with respect to either or both of the Charter Amendment Proposals.
          Conditions to the Advisor’s and the Advisor’s Stockholders’ Obligations
     The obligations of the Advisor and the Advisor’s stockholders to effect the Amended Merger are subject to the satisfaction or waiver of the following conditions:
•	there shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling that would, in the reasonable judgment of the Advisor, (i) prevent consummation of the Amended Merger, (ii) cause the Amended Merger to be rescinded following consummation, or (iii) affect adversely the right of the Advisor’s stockholders to receive the Amended Merger Consideration;

•	the delivery to the Advisor and the Advisor’s stockholders by us and Acquisition Sub of a certificate to the effect that (1) the representations and warranties of us and Acquisition Sub are true and correct in all material respects at and as of the Closing Date, (2) we and Acquisition Sub have performed and complied with all of our covenants under the Amended Merger Agreement in all material respects at and as of the Closing Date, and (3) there exists no action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Amended Merger, or (B) cause the Amended Merger to be rescinded following consummation, other than any action, suit, proceeding or claim that is pending or threatened against us as of April 3, 2006;

•	our delivery to the Advisor’s stockholders of the Amended Merger Consideration;

•	the execution and delivery of the Registration Rights Agreement by the parties thereto;

•	no material adverse effect on us shall have occurred since April 3, 2006; and

•	we shall have assumed and repaid currently with the Closing in full the Five Arrows Note or assumed and repaid the Advisor Affiliate FARS Note, as the case may be.
     Representations and Warranties
          Representations and Warranties of the Advisor and the Advisor’s Stockholders
     The Amended Merger Agreement includes various representations and warranties (which representations and warranties generally survive until eighteen (18) months from the Closing Date, with the exception of representations and warranties with respect to certain tax, employee and environmental matters, which survive until the expiration of the applicable statute of limitations) of the Advisor and the Advisor’s stockholders (other than Five Arrows and, with respect to certain tax matters only, the Management Advisor Stockholders) as to, among other things (as applicable):
•	the corporate organization, standing and power of the Advisor to enter into the Amended Merger and the transactions in connection therewith;

•	the Advisor’s capitalization;

•	authorization of the Amended Merger by the Advisor and the Advisor’s stockholders;

•	the Amended Merger Agreement’s non-contravention of any law or governmental order, any charter or bylaw provision, or any contract or other agreement;

•	compliance with laws;

•	ownership and title or license to tangible and intangible property and assets owned or used by the Advisor;

•	the Advisor’s financial statements;

•	pending or threatened litigation;

•	undisclosed liabilities of the Advisor;

•	tax matters;

•	certain contracts and leases of the Advisor;

•	insurance matters;

•	certain matters with respect to employees and employee benefits;

•	transactions with related parties;

•	title to assets;

•	subsidiaries;

•	certain subsequent events;

•	accuracy of the information included in this proxy statement;

•	environmental and related matters;

•	net working capital;

•	the Five Arrows Note; and

•	the knowledge of the Advisor or the Advisor’s stockholders with respect to certain arrangements or understandings with third parties concerning transactions involving us and with respect to the truth and correctness of representations made by us or Acquisition Sub in the Amended Merger Agreement.
          Representations and Warranties of the Advisor’s Stockholders
     In addition, the Amended Merger Agreement includes various representations and warranties by each of the Advisor’s stockholders as to, among other things:
•	authority of such stockholder to enter into the transactions contemplated by the Amended Merger Agreement;

•	non-contravention of any agreement to which such stockholder is a party;

•	title to shares of Advisor Common Stock held by such stockholder; and

•	certain matters with respect to federal and state securities laws.
          Representations and Warranties of Us and Acquisition Sub
     The Amended Merger Agreement also includes various customary representations and warranties (which representations and warranties survive until 18 months from the Closing Date, with the exception of certain representations and warranties as to authorization to issue our common shares in connection with the Amended Merger, which survive until the expiration of the applicable statute of limitations) of us and Acquisition Sub as to, among other things:
•	the limited liability company organization and power of Acquisition Sub to enter into the Amended Merger and the transactions in connection therewith;

•	our capitalization;

•	authorization of the Amended Merger and the issuance of our additional common shares;

•	the Amended Merger Agreement’s non-contravention of any law or governmental order, any charter or bylaw provision, or any contract or other agreement;

•	accuracy of the information to be included in this proxy statement;

•	accuracy of filings with the SEC; and

•	brokers’ fees.
     These representations and warranties have been made solely for the benefit of the parties to the Amended Merger Agreement and are not intended to be relied on by any other person. You should rely on the disclosure in this proxy statement rather than the representations and warranties in the Amended Merger Agreement.
     In addition, these representations and warranties are qualified by specific disclosures made to the other parties in connection with the Amended Merger Agreement, are subject to the materiality standards contained in the Amended Merger Agreement which may differ from what may be viewed as material by investors and were made only as of the date of the Amended Merger Agreement or such other date as is specified in the Amended Merger Agreement.
     Indemnification
     Subject to the qualifications and limitations described below, each of the Advisor’s stockholders (other than Five Arrows) severally, in accordance with their percentage interest in the Amended Merger Consideration, has agreed to indemnify and hold harmless us and the Surviving Company (the “Company Indemnified Parties”) from, and to reimburse the Company Indemnified Parties for, any loss, damage, deficiency, claims, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever incurred by the Company Indemnified Parties (“Damages”) resulting from:
•	any breach of any representation and warranty of the Advisor’s stockholders or the Advisor which is contained in the Amended Merger Agreement or any schedule, exhibit or certificate delivered pursuant thereto;

•	any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Advisor’s stockholders or the Advisor which are contained in or made pursuant to the Amended Merger Agreement;

•	any liability for taxes of the Advisor or the Development Company for the taxable period of the Advisor and the Development Company that includes the Effective Time, provided, however, that this shall not apply to any tax payable with respect to such taxable period solely by reason of the Amended Merger failing to qualify as a reorganization under Section 368(a) of the Code (if such tax would not have been imposed in such taxable period had the Amended Merger qualified as a reorganization under Section 368(a) of the Code);

•	any taxes which may be imposed upon the Advisor or any subsidiary of the Advisor (or any successor thereto) with respect to any taxable period by reason of inclusion of the Advisor or any subsidiary of the Advisory (or any predecessor thereto), at any time prior to or including the Effective Time, in any “affiliated group of corporations,” as set forth in the Amended Merger Agreement;

•	any amounts required to be paid by us to the IRS or any state or local taxing authority by reason of or in connection with a determination by any taxing authority or us that either the Advisor or the Development Company had, as of the Effective Time, any accumulated earnings and profits (as calculated for federal income tax purposes), provided, however, that we shall have an affirmative duty to mitigate any of such claims to the extent reasonably permitted under applicable law and regulations, and we shall consult with the Advisor’s stockholders (other than Five Arrows) and their representatives in connection with such mitigation efforts;

•	any and all liabilities of the Advisor relating to any action, suit, proceeding or claim that is pending or threatened against the Advisor immediately prior to the Effective Time or instituted after the Effective Time based on actions or omissions of the Advisor prior to or at the Effective Time; and

•	all interest, penalties and costs and expenses (including all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made by the Advisor’s stockholders in the Amended Merger Agreement.
     Notwithstanding the foregoing, the indemnity obligations of the Advisor’s stockholders are subject to certain limitations. CREG has agreed to be responsible for certain obligations that otherwise would have been attributable to certain of the Advisor’s stockholders but for such limitations.
     We and the Surviving Company jointly and severally have agreed to indemnify and hold harmless each of the Advisor’s stockholders, (the “Advisor Indemnified Parties”), from, and to reimburse the Advisor Indemnified Parties for, any loss, damage, deficiency, claims, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever incurred by the Advisor Indemnified Parties resulting from:
•	any breach of any representation and warranty of us or Acquisition Sub which is contained in the Amended Merger Agreement or any schedule, exhibit or certificate delivered pursuant thereto;

•	any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of us or Acquisition Sub which are contained in or made pursuant to the Amended Merger Agreement; and

•	all interest, penalties and costs and expenses (including all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made by us or the Surviving Company in the Amended Merger Agreement.
     Notwithstanding the terms of the indemnification of the Advisor Indemnified Parties by us and the Surviving Company, neither we nor the Surviving Company shall be obligated to indemnify and hold any of the Advisor Indemnified Parties harmless from (i) any breach of any representation or warranty of us or the Surviving Company which is contained in the Amended Merger Agreement or any schedule, exhibit or certificate delivered pursuant thereto or (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of us or the Surviving Company which are contained in or made pursuant to the terms and conditions of the Amended Merger Agreement if, in either case, the Advisor or any Advisor Indemnified Parties had knowledge of any facts or circumstances that (A) would have reasonably affected our or the Surviving Company’s ability to make any representation or warranty of us or the Surviving Company contained in the Amended Merger Agreement or any schedule, exhibit or certificate delivered pursuant thereto or (B) would have reasonably affected our or the Surviving Company’s ability to fulfill or perform any of the covenants, agreements or undertakings of us and the Surviving Company which are contained in or made pursuant to the terms of the Amended Merger Agreement, and the Advisor did not inform us and the Surviving Company of such facts and circumstances prior to making such representation or warranty or undertaking to fulfill or perform such covenants, agreements or undertakings.
     The representations and warranties made by the parties in the Amended Merger Agreement, and the rights of such parties to seek indemnification with respect to such representations and warranties, survive for a period equal to eighteen (18) months after the Closing Date, except that the representations and warranties of us and the Surviving Company as to information contained in this proxy statement and in our prior SEC filings shall not survive the Closing Date, and the representations and warranties in the Amended Merger Agreement concerning the following matters, and the rights of the parties thereto to seek indemnification with respect to such representations and warranties, survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby:
•	authorization, execution, delivery, performance and enforceability of the Amended Merger Agreement by the Advisor’s stockholders;

•	our capital stock;

•	authorization, execution, delivery, performance and enforceability of the Amended Merger Agreement by us and Acquisition Sub;

•	authorization, execution, delivery, performance and enforceability of the Amended Merger Agreement by the Advisor;

•	undisclosed liabilities of the Advisor and the Development Company;

•	legal compliance by the Advisor and the Development Company;

•	tax matters of the Advisor and the Development Company;

•	litigation affecting the Advisor or the Development Company;

•	employment matters of the Advisor and the Development Company;

•	employee benefit matters of the Advisor and the Development Company; and

•	environmental, health and safety matters of the Advisor and the Development Company.
     All covenants and agreements of the parties in the Amended Merger Agreement, and the rights of the parties to seek indemnification with respect to such covenants and agreements (with the exception of the post-closing covenant of the Advisor’s stockholders (excluding Five Arrows) to assume the Assumed Advisor Liabilities with respect to the Class Action Lawsuit), survive until the later of:
•	eighteen (18) months after the Closing Date;

•	sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such covenant or agreement; or

•	sixty (60) days after the end of the time period expressly set forth in such covenant or agreement.
     No indemnification claim under the Amended Merger Agreement may be made after expiration of the applicable survival period, but the expiration of the survival period with respect to a representation and warranty or covenant and agreement shall not limit or affect the right of a party to obtain indemnification under the Amended Merger Agreement after any such expiration date with respect to any indemnification claim duly made in accordance with the Amended Merger Agreement prior to such expiration date. Notwithstanding anything to the contrary contained in the Amended Merger Agreement, we and the Surviving Company shall be entitled to make an indemnity claim, and indemnification rights of us and the Surviving Company with respect to all matters relating to the Class Action Lawsuit shall survive, until eighteen (18) months after the entry of a final judgment in such Class Action Lawsuit that is not subject to further review. In addition, the Advisor’s stockholders (excluding Five Arrows) shall be entitled to make an indemnity claim for any loss incurred by any of them from a third party claim relating to their assumption of, and succession to, all the rights and liabilities of the Advisor with respect to the Class Action Lawsuit that would have been due and payable to the Advisor by us pursuant to any of our obligations to indemnify the Advisor for such loss arising out of the Charter and the advisory agreement between us and the Advisor in effect at the time the acts or omissions that gave rise to such loss occurred, and indemnification rights of the Advisor’s stockholders (excluding Five Arrows) with respect only to such type of indemnity claim shall survive until eighteen (18) months after the entry of a final judgment on the Class Action Lawsuit that is not subject to further review.

     The indemnification obligations of the Advisor’s stockholders under the Amended Merger Agreement are also subject to the following limitations. In no event will the Advisor’s stockholders or any of them have any liability to us or Acquisition Sub on account of any indemnification claim made by us against such Advisor stockholders under the Amended Merger Agreement or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from claims unless, until and only to the extent that the accumulated amount of all such losses exceeds the amount of $200,000 in the aggregate. In no event will the individual liability of any Advisor stockholder on account of indemnification claims and losses exceed an amount equal to the sum of the amount of cash received by such Advisor stockholder under the Amended Merger Agreement as Amended Merger Consideration in lieu of fractional shares, plus the value of our common shares received by such Advisor stockholder under the Amended Merger Agreement as Amended Merger Consideration, calculated based on the Per Share Price used in the Amended Merger Agreement, provided, however, that in the case of CREG, the amount of consideration received by Five Arrows will be added to the consideration of CREG. To the extent that any indemnification claim is asserted against one or more of the Advisor’s stockholders, each stockholder shall be liable only for such stockholder’s pro rata share based upon the amount of Amended Merger Consideration received by each such stockholder (except for CREG, which will also be liable for any claims against Five Arrows). The foregoing limitations do not apply to indemnification claims or losses arising as a result of:
•	a breach of the representations and warranties concerning tax matters of the Advisor and the Development Company, the net working capital of the Advisor and the knowledge of the Advisor or the Advisor’s stockholders concerning certain transactions;

•	any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Advisor or its stockholders concerning tax reporting of the Amended Merger, payment of the Five Arrows Note, payment of the Advisor Affiliate FARS Note, payment of the Advisor’s expenses and establishment of cash reserves by the Advisor, the covenant not to compete, tax matters and the assumption of and succession to, by the Advisor’s stockholders (excluding Five Arrows), the Advisor’s rights and liabilities with respect to the Class Action Lawsuit;

•	taxes which may become due and owing by the Advisor as more fully described under “Proposal I – The Amended Merger Proposal – Description of the Amended Merger – Indemnification” in this proxy statement, except that certain of the indemnification obligations of the Management Advisor Stockholders are subject to certain limitations, with CREG agreeing to be responsible for any such obligations that otherwise would have been attributable to the Management Advisor Stockholders but for such limitations; and

•	any and all liabilities of the Advisor relating to any action, suit, proceeding or claim that is pending or threatened against the Advisor immediately prior to the Effective Time or instituted after the Effective Time based on actions or omissions of the Advisor prior to or at the Effective Time.
     Guarantee by CFG of Certain Obligations of the Advisor’s Stockholders
     CFG, a wholly-owned subsidiary of CHI (an entity controlled jointly by James M. Seneff, Jr. and his wife), has represented to us that it has and will maintain through the later of (a) the seventh (7th) anniversary of the Closing Date or (b) the date on which all of our indemnity claims asserted prior to such seventh (7th) anniversary are resolved or otherwise satisfied, a net worth of at least $75 million. CFG has agreed to irrevocably, absolutely and unconditionally guarantee to us and the Surviving Company the full and punctual payment and performance of the obligations of the Advisor’s stockholders pursuant to the provision in the Amended Merger Agreement relating to payment of pre-closing tax obligations of the Advisor by such Advisor stockholders, as well as the provisions in the Amended Merger Agreement described above requiring such Advisor stockholders to indemnify us for certain losses incurred by us as a result of breaches of certain representations and warranties and covenants and agreements in the Amended Merger Agreement.

     Appointment of James M. Seneff, Jr. as Representative of the Advisor’s Stockholders (Other Than Five Arrows)
     Each of the Advisor’s stockholders (other than Five Arrows) appointed James M. Seneff, Jr. as its exclusive agent to act on its behalf with respect to indemnification claims made by the Advisor’s stockholders against us under the Amended Merger Agreement and indemnification claims made by us against the Advisor’s stockholders under the Amended Merger Agreement, as well as for certain other purposes specified in the Amended Merger Agreement.
     Amendment; Waiver; Assignment; Termination
          Amendments and Waivers
     The Amended Merger Agreement may be amended by us and Mr. Seneff at any time before or after receipt of our stockholder approval of the Amended Merger pursuant to this Proposal I; provided, however, that (i) after receipt of stockholder approval of the Amended Merger, there shall be made no amendment that by applicable law requires further approval by our stockholders without the further approval of such stockholders, it being acknowledged and agreed that, following the receipt of stockholder approval of the Amended Merger, if the parties agree to amend the Amended Merger Agreement to reduce the amount of the Amended Merger Consideration, no approval of our stockholders shall be required for such amendment to be effected, (ii) no amendment shall be made to the Amended Merger Agreement after the Effective Time and (iii) except as provided above, no amendment of the Amended Merger Agreement shall require the approval of our stockholders. The Amended Merger Agreement may not be amended except by an instrument in writing signed by us and Mr. Seneff. Any amendment that adversely affects the rights and obligations of Five Arrows pursuant to the Amended Merger Agreement must also be approved in writing by Five Arrows. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
          Assignment
     The Amended Merger Agreement provides that no party thereto may assign either the Amended Merger Agreement or any of its rights, interests or obligations thereunder without the prior written consent of us and the Representative; provided, however, that we may (1) assign any or all of our rights and interests under the Amended Merger Agreement to one or more of our Affiliates and (2) designate one or more of our Affiliates to perform our obligations thereunder, provided that we will remain responsible for the performance of all of our obligations thereunder.
          Termination
     The Amended Merger Agreement may be terminated and the Amended Merger abandoned at any time prior to the Effective Time, before or after the approval by our stockholders, by mutual written consent of the Advisor and the Special Committee on behalf of us. In addition, the Amended Merger Agreement may be terminated by:
•	us or the Advisor, if a U.S. federal or state court of competent jurisdiction or U.S. federal or state governmental agency has issued an order, decree or ruling or has taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Amended Merger Agreement, which has become final and non-appealable; or

•	action of the Special Committee (A) in the event of a failure of a condition to our obligations, or (B) no later than the time of the Special Meeting, in the event that the Special Committee shall have determined that it is not satisfied, in its sole discretion, with the results of its examination of the books, records, assets, liabilities, prospects and business of the Advisor, provided, however, that, in each case, the right to terminate shall not be available if we have been a principal cause for the failure of the condition referred to in said clause; or
•	Mr. Seneff in the event of a failure of a condition to the obligations of the Advisor’s stockholders or the Advisor, provided, however, that the right to terminate shall not be available if the Advisor or the Advisor’s stockholders have been a principal cause for the failure of the condition referred to in said clause; or

•	us or the Advisor in the event the Closing Date has not occurred on or before December 31, 2006, provided, however, that the right to terminate shall not be available to any party whose breach has been a principal cause for the failure of the condition referred to.
     Any termination of the Amended Merger Agreement will relieve all parties of any liability or further obligation to any party under the Amended Merger Agreement, except that nothing will relieve any party from liability for any willful breach of the Amended Merger Agreement.

          Expenses
     Each of the parties to the Amended Merger Agreement will bear its own costs and expenses incurred in connection with the Amended Merger Agreement and the Amended Merger; and the Amended Merger Agreement expressly provides that certain expenses of Stifel, Nicolaus & Co., Inc., successor by acquisition to Legg Mason Wood Walker, Incorporated, and expenses of the Advisor will be paid by the Advisor prior to the closing of the Amended Merger.
     Certain Financial and Other Information Regarding the Amended Merger
          Financial Information
     Attached on pages F-1 through F-87 of this proxy statement is certain pro forma and other financial information with respect to us and the Advisor.
          Accounting Treatment
     The Amended Merger will be accounted for primarily or entirely as costs incurred in connection with terminating the Advisory Agreement which will be treated as an expense when incurred and may include costs associated with the acquisition of certain intangible assets including the covenant not to compete, trade name and the assembled workforce.
     Federal Tax Matters
     The following discussion summarizes the material federal income tax consequences to us in connection with the proposed Amended Merger to a holder of our common shares. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all federal income tax considerations, nor does it address the tax consequences of the Amended Merger under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of stockholders, such as dealers in securities, insurance companies, foreign persons, financial institutions and tax-exempt organizations except with regard to “unrelated business taxable income.”
     Each stockholder is urged to consult with his or her own tax advisor regarding the proper tax treatment and effects of the proposed Amended Merger and the specific consequences to him or her of the ownership of common shares in an entity that has elected to be taxed as a REIT, including the federal, state, local and foreign tax consequences of such ownership and election and potential changes in applicable tax laws.
          General
     We believe that we currently qualify to be taxed as a REIT for federal income tax purposes, and we expect that we will be organized and operate in such a manner so as to continue to qualify as a REIT for such purposes following the Amended Merger. No assurance, however, can be given that we currently qualify or will continue to be organized or operate in a manner so as to remain qualified as a REIT.
     In the opinion of GT, our tax counsel, assuming the assumptions and representations referred to below are true upon and following the Amended Merger, the Amended Merger will be consummated in conformity with the requirements for the continued qualification and taxation of us as a REIT, and the proposed method of operation of us and the Surviving Company following the Amended Merger, and the ownership of assets contemplated in the Amended Merger Proposal, will permit us to continue to so qualify for current and subsequent taxable years. This opinion is based on certain representations and assumptions relating to the past, current and future organization and operation of us and the Surviving Company and is conditioned upon certain representations made by us and the Advisor as to certain factual matters, including matters relating to the Amended Merger and the intended manner of our operation and the Surviving Company after the Amended Merger and representations regarding limits on our non-qualifying assets for purposes of the 75 percent Asset Test as described below. See “— Asset Tests.” Unlike a tax ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge our status as a REIT for federal income tax purposes. Our qualification and taxation as a REIT has depended and will depend upon, among other things, our ability to meet on a continuing basis highly technical and complex qualification tests imposed under the Code, including without limitation qualification tests regarding ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership. See “— Failure to Qualify.”
          Asset Tests
     As of the close of each calendar quarter we must meet certain tests related to the nature of our assets, as set out in the Code. We believe that more than 75 percent of our assets are and anticipate that more than 75 percent of our assets will continue to be real estate assets. In addition, we do not expect to hold (1) any securities representing more than 10 percent of the value or vote of any one issuer’s securities other than Acquisition Sub, any qualified REIT subsidiary, any other taxable REIT subsidiary, or any other REIT, nor (2) securities of any one issuer exceeding 5 percent of the value of our gross assets (“value” for purpose of this sentence determined in accordance with generally accepted accounting principles). We would not lose our qualifying status as a REIT under the asset tests solely as a result of changes to our asset values in a subsequent quarter. The asset tests requirements must be satisfied with respect to any assets or securities not only as of the close of any calendar quarter during which the initial acquisition of such securities occurs, but also as of the close of any calendar quarter during which we increase ownership of such assets or securities. If the failure to satisfy the asset tests results wholly or partly from an acquisition of securities or other property during the quarter, the failure could be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that such steps will always be successful.
     Assets of the Advisor to be acquired in the proposed Amended Merger will consist primarily, if not entirely, of assets that do not qualify as real estate assets for purposes of the REIT asset tests, and completion of the Amended Merger will decrease the percentage of qualified REIT assets owned by us. We believe that we have satisfied each of the asset tests required to be satisfied in order to qualify as a REIT for federal income tax purposes, and as of the close of the quarter in which the Amended Merger will occur, taking into consideration the fair market values of all of the former assets of the Advisor that we will have acquired as a result of the Amended Merger (determined as set forth in the applicable Code and Treasury Regulations provisions), we will continue to satisfy all such asset tests. The decrease in the percentage of qualified REIT assets we will own after the Amended Merger may limit our ability to acquire additional properties where a significant amount of the value of such property is attributable to nonqualified real estate assets or to dispose of a significant number of properties with values consisting primarily of qualified real estate.
          Other REIT Requirements
     One of the requirements for qualification as a REIT in any year is that at the end of the year the REIT has no accumulated earnings and profits from a prior non-REIT year. As a result of the Amended Merger, we would succeed to any earnings and profits of the Advisor existing at the time of the Amended Merger. Prior to the Amended Merger, the Advisor will distribute to its stockholders an amount at least equal to its estimated earnings and profits. Additionally, the Advisor has represented and we will receive written confirmation from our accountants that the Advisor will not have any current or accumulative earnings and profits as of the Effective Time.
     There is no assurance that there will not be future changes in the Code, Treasury Regulations or administrative or judicial interpretations thereof that could adversely affect our ability to continue to qualify as a REIT or adversely affect the taxation of holders of our common shares or that could further limit the nature and amount of income derived, assets to be acquired or sold or activities to be performed by us after the Amended Merger.

          Failure to Qualify
     If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax (including any applicable corporate alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from electing to be treated as a REIT for the four taxable years following the year during which qualification was lost. No assurance can be given that we would be entitled to such statutory relief.
          Tax Treatment of the Amended Merger
     The following is a summary of all material considerations concerning applicable Code sections that affect the Amended Merger. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof as currently in effect. Section 368(a)(1)(A) of the Code defines an “A” reorganization as a statutory merger or consolidation. In “A” reorganizations, the stockholders and creditors of the transferor corporation become stockholders and creditors of the surviving company by operation of state law. The Amended Merger will be executed in accordance with the Florida Business Corporation Act, and the Advisor’s stockholders will receive, pro rata based on their relative equity interests in the Advisor and in accordance with the terms of the Amended Merger Agreement, only common shares and cash in lieu of fractional common shares. Although the Amended Merger is, for state law purposes, a merger into Acquisition Sub, Acquisition Sub will be a directly wholly-owned limited liability company that is ignored as a separate entity for federal income tax purposes, and thus the Amended Merger will be treated for federal income tax purposes as being a merger of the Advisor directly into us.
     In the opinion of GT, our tax counsel, the consummation of the Amended Merger will not be a taxable event for federal income tax purposes for us or for our stockholders. This opinion is based on certain assumptions and representations from us and the Advisor dealing, in part, with operations of the Advisor prior to the Amended Merger and proposed operations of us and the Surviving Company following the Amended Merger.
     Regulatory Matters
     We and the Advisor are not aware of any license or regulatory permit which is material to our business or the Advisor and which is likely to be adversely affected by the consummation of the Amended Merger or of any material approval or other action by any state, federal or foreign government agency that would be required prior to the consummation of the Amended Merger other than the acceptance for record of the Articles of Amended Merger by the Florida Department of State.
     No Appraisal Rights in Connection with the Amended Merger
     Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to the Amended Merger. However, you will have appraisal rights in connection with the Two-Thirds Vote Charter Amendment Proposal. Further, after consultation with Maryland counsel, we are of the view that you do not have the right to exercise rights of appraisal with respect to the Majority Vote Charter Amendment Proposal. However, because we are not aware of any applicable authority as to whether such is the case, to the extent you wish to make your own determination of whether you have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal, we encourage you to consider applicable Maryland law and to consider engaging Maryland counsel. If you believe that you have appraisal rights with respect to the Majority Vote Charter Amendment Proposal, in order to exercise such rights, if such rights are available, you must not vote in favor of the Majority Vote Charter Amendment Proposal and must comply with the conditions established under applicable Maryland law. We reserve the right to challenge your determination, if any, as to whether rights of appraisal exist in connection with the Majority Vote Charter Amendment Proposal. Further, we reserve the right not to present to the stockholders or to implement either or both of the Charter Amendment Proposals in the event holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal with respect to any such proposal or with respect to the Charter Amendment Proposals generally. See “Explanation Of Maryland Appraisal Rights Statute” and Appendix D hereto, which sets forth the relevant statutory provisions.
     Employment Agreements, Covenants Not to Compete and Other Agreements
     We have entered into the Employment Agreements with Messrs. Hutchison, Griswold, Strickland and Bloom, effective as of the Effective Time, pursuant to which such persons have agreed to serve, respectively, as (i) one of our directors and our chief executive officer, (ii) one of our directors, and our president and chief operating officer, (iii) our executive vice president and chief financial officer and (iv) our senior vice president of portfolio management and administration. Each Employment Agreement has an initial term from the Effective Time through December 31, 2009 with automatic one-year renewals unless, with respect to Messrs. Hutchison and Griswold, either party gives written notice at least 180 days prior to the end of the then current term, and unless, with respect to Messrs. Strickland and Bloom, either party gives written notice at least 90 days prior to the end of the then current term. Under the Employment Agreements, Mr. Hutchison will receive an annual salary of $900,000, Mr. Griswold will receive an annual salary of $700,000, Mr. Strickland will receive an annual salary of $526,000 and Mr. Bloom will receive an annual salary of $385,000, subject in each case to annual increases in the sole discretion of the Board or our Compensation Committee. Each of the executives is also eligible to participate in our bonus plan, which shall set forth various achievement or performance criteria that if achieved shall entitle such executive to receive a specified percentage of his salary. These bonuses will be payable at three levels, depending on performance criteria adopted by our Compensation Committee. At the threshold level, each executive will receive 50 percent of annual base salary; at the target level, each executive will receive the following percentage of annual base salary: for Messrs. Hutchison and Bloom this percentage is 100 percent of annual base salary and for Messrs. Griswold and Strickland this percentage is 125 percent; and at the maximum level each executive will receive the following percentage of annual base salary: for Mr. Hutchison this percentage is 200 percent, for Messrs. Griswold and Strickland this percentage is 175 percent, for Mr. Bloom this percentage is 125 percent. Any bonus payments in excess of 125 percent of an executive’s annual base salary may be paid in whole or in part, at the option of the executive, in our common shares. In addition, each executive will participate in any group life, disability, health and other benefit plans we adopt.
     In the event any executive’s Employment Agreement is terminated for disability or death, he or the beneficiaries of his estate will receive any accrued and unpaid salary and bonus and other benefits. Mr. Hutchison or the beneficiaries of his estate will also receive a cash payment equal to the sum of his annual salary and target bonus payable no later than 30 days after such termination; and certain of our common shares received as restricted stock shall immediately vest and stock units that would have been released as a reward for service and on the achievement of performance criteria in the calendar year of such termination shall be delivered to the executive as our common shares.
     The Employment Agreements provide that, if we terminate the agreement for cause or an executive terminates the agreement without good reason, he will only have the right to receive salary and benefits accrued prior to the date of termination.
     The Employment Agreements provide that in the event any executive’s Employment Agreement is terminated without cause or an executive terminates the agreement for good reason, he will receive:
•	any accrued and unpaid salary;

•	any bonus as provided for in the bonus plan;

•	a cash payment equal to three times his annual salary and the average bonus earned for the highest two of three years (one times his annual salary and average bonus if employment terminates after the agreement is not renewed) for Mr. Hutchison, and a cash payment equal to two times his annual salary and the average bonus earned for the highest two of three years (one times his annual salary and average bonus if employment terminates after the agreement is not renewed) for Mr. Griswold, and a cash payment equal to two times his annual salary and the average bonus earned for the highest two of three years (one times his annual salary and average bonus if employment terminates after we do not renew the agreements) for Messrs. Strickland and Bloom. For each executive, the payment(s) will be payable over a twelve month period, unless the covenant not to compete is not applicable, then in a lump sum;
•	continuing health benefits for one year; and

•	certain common shares received as stock units shall immediately vest and stock units that would have been released as a reward for service and on the achievement of performance criteria in the calendar year of such termination shall be delivered to the executive as common shares unless the termination of employment occurs in connection with a change in control in which case, all of the executive’s outstanding awards of shares shall immediately be vested. The executive will be entitled to a tax gross-up payment if he becomes subject to the excise tax applicable to certain “golden parachute” payments pursuant to Sections 280G and 4999 of the Code.

     The Employment Agreements define cause as an executive’s:
•	conviction or indictment which is not discharged or otherwise resolved within 18 months for a felony or misdemeanor involving moral turpitude;

•	commission of an act of fraud, theft or dishonesty related to his duties;

•	willful and continuing failure or habitual neglect to perform his duties;

•	material violation of non-competition, non-solicitation or confidentiality covenants; or

•	willful and continuing breach of the agreement.
     The Employment Agreements define good reason as:
•	a material reduction in such executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position;

•	for Messrs. Hutchison and Griswold, a failure to be elected to the Board;

•	a reduction in such executive’s annual salary that is not in connection with the reduction of compensation applicable to senior management employees;

•	our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the agreement;

•	a change of control, which means the sale to an independent third-party or group of independent third parties of (i) more than 30 percent of our issued and outstanding equity securities, including the corresponding voting power with respect to the election of directors (whether by merger, consolidation, sale or transfer of our equity securities) or (ii) all or substantially all of our assets determined on a consolidated basis;

•	our material and willful breach of the agreement; or

•	our requirement that his work location be moved more than 50 miles from our principal place of business.

     Each Employment Agreement contains a confidentiality provision that applies indefinitely. The agreements also contain a non-solicitation covenant that prohibits, among other things, the solicitation or encouragement of employees to leave us or hire any employee who has left our employment within one year from the termination of such employment. Additionally, the Employment Agreements contain a covenant not to compete whereby for a period of one year following termination of the agreement, and in the case of the termination with good reason due to a change in control, for a period of two years following termination, an executive cannot, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business with assets in excess of $750 million that is in competition in any manner whatsoever with us or our business in any state or country or other jurisdiction in which we conduct our business. However, an executive may (A) own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to entering into the Employment Agreement, which ownership, management or participation was disclosed to us and (B) invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if:
•	such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System;

•	such executive is not a controlling person of, or a member of a group which controls, such entity; and

•	such executive does not, directly or indirectly, own 1 percent or more of any class of securities of such entity.
     We will also issue long-term incentive stock awards in the form of stock units pursuant to the terms of an omnibus program to be administered by our Compensation Committee. Expected grants of stock units to our five most highly compensated executives are as follows:

•	Mr. Hutchison will be granted a total of 153,090 shares in the form of stock units that will vest in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 697,410 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009;

•	Mr. Griswold will be granted a total of 119,322 shares in the form of stock units that will vest in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 543,578 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009;

•	Mr. Strickland will be granted a total of 83,700 shares in the form of stock units that will vest in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 381,300 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009; and

•	Mr. Bloom will be granted a total of 31,500 shares in the form of stock units that will vest in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, he will be granted 143,500 additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria during the period commencing at the Effective Time and ending on December 31, 2009.

     Indemnification Agreements
     If the Amended Merger Proposal and the Majority Vote Charter Amendment Proposal are approved by our stockholders, we anticipate entering into new indemnification agreements with certain of our officers and directors which would require us to indemnify such officers and directors to the maximum extent permitted under our Restated Charter and Maryland law.
     Benefits to Certain of Our Directors and Officers Resulting from the Amended Merger
     Certain of our directors and officers have interests in connection with the Amended Merger that are different from, and may potentially conflict with, the interests of us and our stockholders. In particular, several of the officers and a majority of the directors of the Advisor are also our officers or directors.
     The Amended Merger, if consummated, will result in the following benefits to our directors and certain of our officers:
          Issuance of Common Shares
     James M. Seneff, Jr., our Chairman of the Board, jointly with his wife has ownership and voting control of CHI, the parent company of CFG, which, in turn, wholly owns CREG, the owner of approximately 53.6 percent of the outstanding shares of Advisor Common Stock. Mr. Seneff also directly owns approximately 7.5 percent of the outstanding shares of Advisor Common Stock. Accordingly, the Amended Merger will result in Mr. Seneff receiving indirect beneficial ownership of approximately 2.2 million of our common shares. Mr. Bourne owns approximately 13.3 percent of the outstanding shares of Advisor Common Stock and will receive approximately 480,240 of our common shares as a result of the Amended Merger. Certain of our officers also own Advisor Common Stock totaling approximately 15.6 percent of the outstanding shares of Advisor Common Stock and will receive an aggregate of approximately 559,440 of our common shares as a result of the Amended Merger. Our officers and directors that directly or indirectly own Advisor Common Stock presently possess the right to vote 10,000 of our common shares held by the Advisor. In addition, a company owned and controlled by Messrs. Seneff and Bourne owns 12,500 of our common shares. They will not vote these shares in connection with the Amended Merger Proposal.
          Employment Agreements
     In addition, we have entered into the Employment Agreements (with Messrs. Hutchison, Griswold, Strickland, and Bloom), effective as of the Effective Time. Previously, each individual was employed by the Advisor and no one other than Mr. Griswold had any written employment agreement. While the new Employment Agreements provide for annual salaries substantially the same as such individuals are currently paid by the Advisor, the Employment Agreements contain other benefits that may differ from existing employment arrangements. In particular, the Employment Agreements provide that each such individual will be eligible for an annual bonus of up to amounts ranging from 50 percent to 200 percent of his then-current annual salary, which may give rise to the payment of bonuses higher than such individuals would receive in the absence of a written employment agreement. Further, such officers own an aggregate of approximately 15 percent of the outstanding shares of Advisor Common Stock which, in connection with the Amended Merger, will entitle them to receive an aggregate of approximately 540,000 of our common shares.
     Each such executive will also receive certain shares in the form of stock units that will vest in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if he remains in service with us. In addition, each such executive will be granted certain additional shares in the form of stock units, which shall be subject to vesting based on the achievement of certain performance criteria. See “Proposal I — The Amended Merger Proposal — Reasons for Becoming Self-Advised”; “— Proceedings of the Special Committee and The Board”; “— Description of the Amended Merger — Employment Agreements”; “— Employment

Agreements, Covenants Not to Compete and Other Agreements”; and “— Benefits to Certain of Our Directors and Officers Resulting from the Amended Merger.” We anticipate entering into additional employment agreements with certain of the Advisor’s other officers.
          Registration Rights Agreement; Lock-Up Letters
     Under the Registration Rights Agreement, we granted the former owners of the Advisor certain registration rights with respect to the common shares they will receive in the Amended Merger. These registration rights require us, on up to two occasions on demand of holders of shares with an aggregate offering price equal to at least $10 million, to use our commercially reasonable best efforts to prepare and file a registration statement within 90 days of the demand that covers the resale of those shares, and the shares of any other holders of registration rights electing to participate in the registration. In addition, the Registration Rights Agreement provides that we are required to give the holders of registration rights notice at least 30 days prior to the proposed date of filing a registration statement for the offer and sale of common shares for us or for any other selling stockholder, and provide these holders with the opportunity to participate and have their common shares included in the registration statement, subject to customary underwriter cutback provisions. This participation right does not apply to registration statements related to an employee benefit plan, a dividend or distribution reinvestment plan or on Form S-4 or Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Rights Agreement provides that we will bear all expenses incident to our obligations under the Registration Rights Agreement, other than any underwriting fees, discounts or commissions, or any out-of-pocket expenses of the persons exercising the registration rights, or any transfer taxes relating to the resale of their shares. Notwithstanding the foregoing, we shall have no obligation to fulfill any registration obligations with respect to the Registration Rights Agreement until 180 days after a Listing.
     In connection with their registration rights, each of the stockholders (other than Five Arrows) agreed to enter into the Lock-Up Letters in connection with the Amended Merger. The Lock-Up Letters prohibit the direct or indirect transfer (as such term is defined in the Lock-Up Letters) or public announcement of an intention to transfer any common shares or any securities convertible into or exercisable or exchangeable for our common shares or warrants, options or other rights to purchase or otherwise acquire our common shares it may now or later own of record or beneficially (collectively, “Stockholder Shares”) during the first six months after the date of the Amended Merger. In addition, the Lock-Up Letters prohibit the direct or indirect transfer (as such term is defined in the Lock-Up Letters) or public announcement of an intention to transfer of any Stockholder Shares in excess of one-half of the number of common shares received by these stockholders in the Amended Merger for an additional six months after the Amended Merger (ending one year after the Amended Merger).
     Common Share Ownership After the Amended Merger
     The following table presents certain information regarding beneficial ownership of our common shares by our directors and certain of our officers, as of March 31, 2006, on a historical and pro forma basis, assuming the Amended Merger is consummated. On the Record Date, there were approximately 152.9 million common shares outstanding. After the Amended Merger and related issuance of stock units pursuant to the Employment Agreements, there are assumed to be approximately 156.5 million common shares outstanding, based upon all of the Amended Merger Consideration being paid and the Per Share Price.
     As of the Record Date, no stockholder holds 5 percent or more of our common shares. Unless otherwise listed, the address of each of the stockholders is c/o CNL Hotels & Resorts, Inc., CNL Center II at City Commons, 420 South Orange Avenue, Orlando, Florida 32801.

	Historical
	Number of					Per-
	Shares			Pro Forma		cent
	Beneficially		Percent	Number of Shares		of
Name and Address of Beneficial Owner	Owned		of Class	Beneficially Owned		Class
Barry A.N. Bloom	0		*	37,267	(3)	*
Robert A. Bourne	12,500	(1)	*	492,877	(4)	*
James Douglas Holladay	5,500		*	5,500		*
John A. Griswold	0		*	99,990	(5)	*
Thomas J. Hutchison III	0		*	251,118	(6)	*
Jack F. Kemp	5,500		*	5,500		*
Craig M. McAllaster	10,500		*	10,500		*
Greerson G. McMullen	0		*	0		*
Dianna F. Morgan	5,500		*	5,500		*
Robert E. Parsons, Jr.	10,500		*	10,500		*
Mark E. Patten	0		*	0		*
James M. Seneff, Jr.	22,500	(1)(2)	*	2,222,633	(1)(7)(8)	1.4%
C. Brian Strickland	0		*	151,117	(9)	*
Marcel Verbaas	0		*	19,998	(10)	*
All directors and officers as a group (14 persons)	60,000		*	3,300,000		2.1%

*	Less than one percent.

(1)	Represents 12,500 shares held by Orion Holdings, LLC, a entity in which both Messrs. Seneff and Bourne are beneficial owners. Shares are presented as beneficially owned by both Messrs. Seneff and Bourne but are included in the total share count once.

(2)	Represents 10,000 shares held by the Advisor, of which Mr. Seneff is a director. Mr. Seneff and his spouse share beneficial ownership of the Advisor through their ownership of CFG, which they hold through ownership of its parent company, CHI. Prior to the acquisition, the Advisor was a majority-owned subsidiary of CFG.

(3)	Includes 37,267 shares to be received in the Amended Merger. Does not include an aggregate of 175,000 shares of stock units to be granted pursuant to the Employment Agreement at the Effective Time pursuant to the 2004 Omnibus Long-Term Incentive Plan.

(4)	Includes 480,377 shares to be received in the Amended Merger.

(5)	Includes 99,990 shares to be received in the Amended Merger. Does not include an aggregate of 662,900 shares of stock units to be granted pursuant to the Employment Agreement at the Effective Time pursuant to the 2004 Omnibus Long-Term Incentive Plan.

(6)	Includes 251,118 shares to be received in the Amended Merger. Does not include an aggregate of 850,500 shares of stock units to be granted pursuant to the Employment Agreement at the Effective Time pursuant to the 2004 Omnibus Long-Term Incentive Plan.

(7)	Includes 269,096 shares to be received in the Amended Merger.

(8)	Includes 1,931,036 shares to be received by CREG in the Amended Merger. Mr. Seneff, jointly with his wife has ownership and voting control of CNL Holdings, Inc., the parent company of CFG, which, in turn, wholly owns CREG, the owner of approximately 53.6 percent of the outstanding shares of the Advisor Common Stock.

(9)	Includes 151,117 shares to be received in the Amended Merger. Does not include an aggregate of 465,000 shares of stock units to be granted pursuant to the Employment Agreement pursuant to the 2004 Omnibus Long-Term Incentive Plan.

(10)	Includes 19,998 shares to be received in the Amended Merger.
Consequences of Failure to Approve the Amended Merger or if the Amended Merger Otherwise Does Not Occur
     If the Amended Merger Proposal is not approved, or the Amended Merger otherwise does not occur, we intend to continue to conduct our business generally in a manner consistent with past practices. We are unable to predict the other consequences that any rejection of the Amended Merger Proposal would have. The Advisor currently provides certain advisory services to us pursuant to the Advisory Agreement. Although there can be no assurance, if the Amended Merger Proposal is not approved, we expect that we will continue to be able to obtain such services from the Advisor in the future under the terms of the Advisory Agreement, recognizing that the waiver by the Advisor of certain Acquisition Fees and Asset Management Fees pursuant to the Payment Agreement shall end on June 30, 2006. However, there is no assurance that the present employees of the Advisor will continue to be employed by the Advisor and available to provide services to us. Even if the Amended Merger Proposal is approved, there is no assurance that the Amended Merger will be consummated because there may be a failure to satisfy one or more of the conditions to closing. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Conditions to Closing.”
Legal Proceedings
     On August 16, 2004, a stockholder filed a complaint in the United States District Court for the Middle District of Florida (the “Class Action Lawsuit”) against, among others, us, the Advisor, certain Affiliates of us and of the Advisor, and certain Directors and officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, McAllaster and Parsons (the “Defendant Directors”). The complaint asserted claims on behalf of two putative classes, those persons who purchased our shares during the class period pursuant to certain registration statements and those persons who received and were entitled to vote on the proxy statement, dated May 7, 2004, as amended. The complaint alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act, and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, based upon, among other things, allegations that (i) the defendants used improper accounting practices to materially inflate our earnings to support the payment of distributions and bolster our share price, (ii) conflicts of interest and self-dealing by the defendants resulted in excessive fees being paid to the Advisor, (including the Acquisition Fees related to the KSL Acquisition and the level of Acquisition Fees as compared to market rates), overpayment for certain Properties which we acquired and the proposed merger between us and the Advisor, (based upon a valuation that allegedly contained unreasonable financial projections and assumptions), (iii) the proxy statement and certain registration statements and prospectuses contained materially false and misleading statements, and (iv) the individual defendants and the Advisor breached certain of their fiduciary duties. The complaint sought, among other things, certification of the two putative classes, unspecified monetary damages, rescissory damages, to nullify various stockholder approvals obtained at the 2004 Annual Meeting, payment of reasonable attorneys’ fees and experts’ fees, and an injunction enjoining the proposed, but later postponed, Underwritten Offerings and Listing until the Court approves certain actions, including the nomination and election of new Independent Directors and retention of a new financial advisor.
     In addition, on September 8, 2004, a second putative stockholder complaint was filed against us in the United States District Court for the Middle District of Florida containing allegations that were substantially similar to those contained in the stockholder lawsuit filed on August 16, 2004 described above. On November 10, 2004, the two complaints were consolidated. On December 21, 2004, the Court designated lead plaintiffs for each of the two putative classes. On December 23, 2004, the plaintiffs served a corrected, consolidated and amended complaint asserting substantially the same claims and allegations (the “Consolidated Amended Complaint”). On February 11, 2005, the defendants filed motions to dismiss the Consolidated Amended Complaint. On May 9, 2005, the Court dismissed all causes of action against our operating partnerships, CNL Hospitality Partners, L.P., and RFS Partnership, L.P., and against the Advisor, CFG, and other Advisor-related entities. The Court sustained the sufficiency of the pleading relating to the Sections 11, 12(a)(2), and 15 claims against us and the individual defendants, but instructed plaintiffs to re-plead to specifically identify in the particular registration statements the alleged misstatements or omissions attributable to each defendant. The Court deferred consideration of the Sections 14(a) and 20(a) claims in light of our April 8, 2005 disclosure relating to the possible amendment of the Original Merger Agreement. Finally, the Court dismissed the breach of fiduciary duty claims finding they were derivative and that the plaintiffs had neither made the required demand on the defendants to assert the claims or properly pleaded the futility of making such demand. On May 31, 2005, plaintiffs filed a Consolidated First Amended Shareholder Complaint (the “First Amended Complaint”), which eliminated one of the named co-plaintiffs and certain previously named defendants, including CNL Hospitality Partners, L.P., RFS Partnership, L.P., CFG, CREG and Five Arrows, and added CNL Securities Corp. (“CSC”) as a defendant for alleged violations of Sections 12(a)(2) and 15 of the Securities Act and Section 14(a) of the Exchange Act. The First Amended Complaint continued to assert claims pursuant to Sections 11, 12(a)(2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act. Further, the breach of fiduciary duty claim was expressly asserted as derivative.
     On July 22, 2005, we and the other defendants filed separate motions to dismiss the First Amended Complaint. Oral argument was heard by the Court on September 9, 2005. On September 9, 2005, after we informed the Court that the Advisor and the Special Committee, on behalf of us, were seeking to negotiate revised terms of the Original Merger and if an agreement could not be reached on revised terms, including an amount of consideration materially more favorable to us than previously proposed in the Original Merger, the Original Merger Agreement would be terminated, the Court dismissed without prejudice the Sections 14(a) and 20(a) claims as moot, and granted plaintiffs leave to amend its complaint, within thirty days, to add additional plaintiffs that had standing to assert certain Sections 11, 12(a)(2), and 15 claims, and instructed defendants to advise the Court, within thirty days thereafter, whether they have any additional defenses to raise in support of their motions to dismiss in light of any new plaintiffs. On September 13, 2005, the Court dismissed the derivative claims with prejudice finding that plaintiffs had failed to make a pre-suit demand or establish that such demand would have been futile. On September 20, 2005, the Court dismissed the claims asserted against CSC. On September 21, 2005, the Court denied the motion to dismiss the Advisor as a defendant in the complaint. On October 10, 2005, plaintiffs filed a Consolidated Second Amended Shareholder Complaint (the “Second Amended Complaint”), which added three additional named plaintiffs to assert Sections 11, 12(a)(2), and 15 claims against us and the individual defendants. On November 9, 2005, we moved to dismiss and strike the Second Amended Complaint.
     On December 16, 2005, the Court entered an order postponing resolution of the motion to dismiss and strike, pending settlement discussions among the parties. In connection with the settlement discussions, plaintiffs’ counsel requested, and we and the other defendants provided, more than 250,000 pages of documents with respect to the claims in the Class Action Lawsuit. On December 30, 2005, we and the Advisor entered into the Amended and Restated Renewal Agreement and the Payment Agreement, the effectiveness of which were not contingent upon settlement or the merger. On February 6, 2006, we and the other defendants executed a non-binding Memorandum of Understanding (“MOU”), which sets forth the general terms of an agreement in principle for the settlement of the Class Action Lawsuit. The MOU assumes that a merger agreement would be executed in accordance with the term sheet, dated December 5, 2005. On March 13, 2006, plaintiffs’ counsel confirmed that they had completed the discovery that was conducted to verify the settlement was reasonable, and the parties informed the Court of the terms of the MOU and the parties’ intention for the settlement to be documented by a stipulation of settlement. On March 16, 2006, the terms of the MOU and the settlement were approved by the Special Litigation Committee of the Board, which is comprised of the three non-defendant members of the Board.
     On April 3, 2006, after execution of the Amended Merger Agreement, counsel for us, our Advisor, CSC, and certain of our current and former directors and officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, McAllaster, Parsons, Adams, and Dustin, executed a stipulation of settlement (the “Stipulation”), consistent with the terms of the MOU, which sets forth the terms of an agreement for the settlement of the Class Action Lawsuit. Under the terms of the Stipulation, subject to Court approval, two settlement classes will be certified (i) a class of all persons who purchased or otherwise acquired our securities issued or offered pursuant to or by means of our registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive (the “Purchaser Class”), and (ii) a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed by us, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8 and July 20, 2004 (the “Proxy Class”). We and the other defendants have denied and continue to deny liability or any act of negligence or misconduct, but in exchange for a release and resolution of the Class Action Lawsuit, we and the other defendants have agreed to settle the Class Action Lawsuit.
     Under the terms of the Stipulation, in connection with the Purchaser Class claims, we will pay a total of $35 million, consisting of $3.7 million to be paid by January 15, 2007, $15.65 million to be paid by January 15,

2008, and $15.65 million to be paid by January 15, 2009, which payments will be deposited into a settlement fund account to be administered by plaintiffs’ counsel. Plaintiffs’ counsel will seek a fee with respect to the Purchaser Class equal to 25 percent of all amounts paid into the settlement fund account, totaling approximately $8.75 million, plus expenses. The proceeds in the settlement fund, plus any applicable interest, less approved fees and expenses will be distributed to stockholders who are members of the Purchaser Class. In connection with the Proxy Class and derivative claims, we and the other defendants who were our directors during the negotiation and execution of the Amended Merger Agreement, the Amended and Restated Renewal Agreement, and the Payment Agreement (the “New Agreements”) have acknowledged that this Class Action Lawsuit was among the material factors taken into account in connection with the terms of the New Agreements. As required by the terms of the Stipulation, we also provided plaintiffs’ counsel with an opportunity to review and comment on this proxy statement and all related materials for the purposes of compliance with all applicable securities and corporate fiduciary laws, rules, and regulations. In addition, as a part of the settlement of the Class Action Lawsuit, we will adopt or maintain certain corporate governance measures, including (i) a mechanism for a committee of the Board comprised solely of three Independent Directors to review and approve any proposal by us to our stockholders to approve an amendment to the Charter to extend the date specified in the Charter by which we must commence an orderly liquidation (and that any final evaluation by the advisor to such directors be provided to plaintiffs’ counsel for review), and (ii) the maintenance of a committee of the Board, consisting solely of directors who do not have a financial interest in the transaction being considered, to review and approve all related-party transactions. Plaintiffs’ counsel will seek a fee and a portion of reimbursable expenses with respect to the Proxy Class and derivative claims in the amount of $5.5 million which we have agreed to pay as of part of the settlement.
     The Special Litigation Committee of the Board has determined that (i) the Settlement is advisable and in our best interest and approved the Settlement and implementation of its terms, and (ii) under the indemnification agreements with the Defendant Directors and under the Advisory Agreement, the Defendant Directors and the Advisor would be entitled to indemnification in connection with the Class Action Lawsuit and that we should not seek contribution or reimbursement of advanced expenses from these parties in connection with the Class Action Lawsuit.
     Under the terms of the Stipulation, the named plaintiffs in the Class Action Lawsuit and their legal counsel, Chimicles & Tikellis LLP, Labaton Sucharow & Rudoff LLP, and Wolf Haldenstein Adler Freeman and Herz LLP, have agreed to fully support stockholder approval of the Amended Merger and the Charter Amendments as being fair and reasonable, and in the best interests of us and our stockholders.
Vote Required to Approve the Amended Merger Proposal
     Pursuant to Maryland law, interested director transactions are not void or voidable solely because of such fact if, among other things, disinterested directors’ approval or ratification occurs, stockholder approval or ratification is obtained or the transaction is otherwise fair and reasonable. The Amended Merger was approved by our five Independent Directors (including the three Independent Directors serving on our Special Committee) and the Special Committee has received the Lehman Brothers Opinion that, based upon and subject to certain matters stated therein, the consideration to be paid by us in the Amended Merger is fair, from a financial point of view, to us. Although we do not believe approval of the Amended Merger is necessary pursuant to the Charter or Maryland law, we believe it is appropriate to solicit stockholder approval of the Amended Merger primarily because certain of our directors and officers have interests in the Amended Merger that potentially conflict with your interests. Approval of the Amended Merger will be satisfied by the affirmative vote of at least a majority of the votes cast on the Amended Merger by holders of our common shares entitled to vote thereon (other than our common shares owned of record or beneficially by the Advisor, its officers or directors, our officers or directors, or any of their respective Affiliates, as explained in the next paragraph), provided that the total votes cast with respect to the Amended Merger represent over 50 percent of our common shares entitled to vote on the Amended Merger. If the required stockholder approval is not received, then the Amended Merger will not be consummated.
     The Advisor owns 10,000 of our outstanding common shares. In addition, a company owned and controlled by Messrs. Seneff and Bourne owns 12,500 of our common shares. The Charter provides that with respect to our common shares owned by the Advisor, its officers or directors, our officers or directors, or any of their respective Affiliates, none of the Advisor, its officers or directors, our officers or directors, or any of their respective

Affiliates may vote or consent on matters submitted to our stockholders regarding, among other things, transactions between us and the Advisor. Therefore, such shares may not be voted on the Amended Merger Proposal.
     The Board has determined it to be advisable and in the best interests of us and our stockholders to approve the Amended Merger Proposal. The Board (with Messrs. Seneff, Bourne, Hutchison and Griswold, each of whom directly or indirectly owns stock of the Advisor, recusing himself and abstaining from voting) unanimously recommends that you vote “FOR” the Amended Merger Proposal.

PROPOSAL II
THE MAJORITY VOTE CHARTER AMENDMENT PROPOSAL
APPROVAL OF CERTAIN AMENDMENTS AND RESTATEMENTS TO OUR CHARTER
WHICH REQUIRE THE AFFIRMATIVE
VOTE OF HOLDERS OF A MAJORITY OF OUR
OUTSTANDING COMMON SHARES
Introduction
     We are proposing to amend and restate our existing Charter in order to: (i) conform more closely to the charters of Listed REITs by removing restrictions which are mandated by state securities administrators and necessary in connection with best efforts public offerings, which we have determined not to resume; (ii) eliminate references to our Advisor, which will not be needed upon consummation of the Amended Merger (and if the Amended Merger is not consummated, but the Majority Vote Charter Amendments are implemented immediately prior to a Listing, all matters relating to our Advisor will be addressed in an advisory agreement between us and our advisor and applicable provisions of Maryland law); and (iii) make various other changes that we believe are advisable. Accordingly, we are proposing that our existing Charter be amended and restated as discussed below and as discussed in Proposal III. The full text of these amendments is set forth in our proposed Articles of Amendment and Restatement, which we refer to as our “Restated Charter” and which are attached hereto as Appendix C-1. The marked version (reflecting proposed changes) of our existing Charter, which we refer to as our “Existing Charter” is attached hereto as Appendix C-2. The changes being proposed to the Charter as part of the Majority Vote Charter Amendment Proposal are color-coded in the manner set forth on the marked version of our Existing Charter attached hereto as Appendix C-2.
     The amendments to the Charter discussed in this proposal and in Proposal III are substantially the same as those that were previously approved by our stockholders at our 2004 Annual Meeting, with the exception that the December 31, 2007 deadline for a Listing or liquidation of us will remain a part of the Charter pursuant to this Proposal and Proposal III. Pursuant to the Charter Amendment Proposals that were approved at our 2004 Annual Meeting, the Listing or liquidation deadline was to be removed from the Charter because the approval of such proposals was solicited in connection with a Listing. We are not proposing that the deadline be removed from the Charter in this Proposal and Proposal III because, although we intend to complete a Listing on or before December 31, 2007, we are not certain when or if we will do so. If the Majority Vote Charter Amendment Proposal is approved by our stockholders, we may implement the amendments to our Charter reflected in the Majority Vote Charter Amendment Proposal in the event that we consummate the Amended Merger or List, even if the Two-Thirds Vote Charter Amendment Proposal is not approved by our stockholders.
     The discussion below does not provide information on every provision of the Charter proposed to be changed or such proposed change. See the marked version of our Existing Charter attached hereto as Appendix C-2, which contains all of the proposed changes to the Charter.
Amendments to Our Existing Charter to Reflect that We Will Become Self-Advised if the Amended Merger is Approved and to Remove Restrictions Necessary for Best Efforts Public Offerings
     As discussed above, we are proposing to amend and restate our Existing Charter in order to conform more closely to the charters of Listed REITs. In addition, as discussed in detail in the Amended Merger Proposal, if the Amended Merger is approved by our stockholders at the Special Meeting and is consummated, we will become self-advised. Presently, under the terms of the Advisory Agreement, the Advisor is entitled to various fees for providing services to us, including fees that are determined, in part, based on the cost basis of our assets. Upon consummation of the Amended Merger, the operations of the Advisor will become part of our business and we will cease to pay these fees. If the Amended Merger Proposal is not consummated and we List our common shares after receiving approval of the Majority Vote Charter Amendment Proposal, we intend to implement such amendments to our Charter immediately prior to such Listing.
     Our Existing Charter contains a number of provisions that impose limitations on transactions between us and the Advisor, our directors or any of our Affiliates. As stated above, if the Amended Merger is consummated, the separate existence of the Advisor will cease, its operations will become part of our business and we will become self-advised. Accordingly, the references to the Advisor and provisions in our Existing Charter relating to the Advisor and to transactions and relations between us and the Advisor will no longer be applicable and would be eliminated in our Restated Charter. In addition, we believe that the elimination of these provisions is desirable to conform more closely to the charters of Listed REITs.
     Provisions Relating to Advisor Services and Fees. Article IV of our Existing Charter consists of provisions that govern the relationship between us and the Advisor. These provisions include guidelines for supervision of the Advisor by the Board, provisions relating to the termination of the Advisor, restrictions on the types and amount of fees payable by us to the Advisor for services provided and limitations on reimbursement of expenses incurred by the Advisor in performing those services. Because we will acquire the Advisor and become self-advised upon consummation of the Amended Merger, Article IV of our Existing Charter will no longer be applicable to our operations and will therefore be eliminated in the Restated Charter.
     Certain of the limitations and restrictions in our Existing Charter were required under state securities offering regulations in connection with the initial and subsequent public offerings of our common shares because our shares were not listed on a national securities exchange. [Because we do not plan to conduct any additional best efforts public offerings of our common shares, these types of provisions will no longer be required to be included in our governing documents.] Instead, if our shares are Listed, we will be subject to the rules of the national securities exchange or inter-dealer quotation system on which our common shares are listed or quoted. We believe that many of the limitations and restrictions that were included in our Existing Charter are restrictive and could prevent us from pursuing favorable investment opportunities which could enhance stockholder value. In addition, these provisions could impair our ability to compete effectively for investments and management and Board talent with REITs that are not subject to these provisions. We believe such limitations and restrictions should be modified so that we will be able to fully implement our business strategy. The proposed Restated Charter reflects the modifications that we believe should be made to our Existing Charter.
     WITH RESPECT TO CERTAIN PROVISIONS OF OUR EXISTING CHARTER PROPOSED TO BE MODIFIED BY THE RESTATED CHARTER, OTHER THAN MODIFICATIONS DISCUSSED ABOVE UNDER “AMENDMENTS TO OUR EXISTING CHARTER TO CONFORM MORE CLOSELY TO THE CHARTERS OF LISTED REITS, TO REFLECT THAT WE WILL BECOME SELF-ADVISED IF THE AMENDED MERGER IS APPROVED AND CONSUMMATED, AND TO REMOVE RESTRICTIONS NECESSARY FOR BEST EFFORTS PUBLIC OFFERINGS,” THE PARAGRAPHS BELOW DISCUSS EACH CURRENT PROVISION AS IT APPEARS IN OUR EXISTING CHARTER, THE MODIFIED PROVISION AS IT WILL APPEAR IN THE RESTATED CHARTER, THE REASON OR REASONS WHY WE BELIEVE THE PROVISION SHOULD BE SO MODIFIED AND THE EFFECT OF THE MODIFICATION.
     If the Majority Vote Charter Amendment Proposal is approved but the Amended Merger Proposal is not consummated, in the event of a Listing, we intend to file the amendments to our Charter reflected in the Majority Vote Charter Amendment Proposal with the SDAT, and such amendments will become effective on the date of such filing and acceptance for record by SDAT. Because the Amended Merger will not have been consummated, we may still have an external Advisor, but the provisions of our Charter governing our relationship with our Advisor and other Affiliates will have been removed. In such event, our relationship with our Advisor, including the fees payable by us to our Advisor, will be governed by the terms of an advisory agreement between us and our advisor and applicable provisions of Maryland law. Our relationships and transaction with other Affiliates also will be governed by Maryland law.
     References to NASAA REIT Guidelines. Several provisions of our Existing Charter reference the NASAA REIT Guidelines. The NASAA REIT Guidelines consist of substantive restrictions on the operations of a REIT, and are applicable when a REIT is making a public offering of securities which are not listed for trading on a national securities exchange or designated for quotation on an inter-dealer quotation system. Our Existing Charter also contains provisions that, while they do not specifically reference the NASAA REIT Guidelines, were included to comply with those Guidelines or were included to be consistent with provisions contained in the charters of REITs that are subject to those Guidelines. We do not plan to conduct any additional best efforts public offerings of our common shares, and thus, the NASAA REIT Guidelines references and the provisions that were included to comply with the NASAA REIT Guidelines have been modified or eliminated in the Restated Charter. Because the NASAA

REIT Guidelines are inapplicable to a Listed REIT, these changes will conform the Charter more closely to the charters of Listed REITs. We anticipate that the elimination in our Existing Charter of the restrictions contained in the NASAA REIT Guidelines will better enable us to take advantage of favorable investment opportunities and to operate in a more comparable fashion to other Listed REITs.
     Independent Director Requirements. Section 2.1 of our Existing Charter defines “Independent Director” under the NASAA REIT Guidelines and the definition is primarily directed to the relationship between a director and the Advisor. The definition of “Independent Director” has been deleted in the Restated Charter because (i) we will be self-advised immediately following the consummation of the Amended Merger and (ii) even if the Amended Merger is not consummated, we have determined not to resume best efforts public offerings and therefore have determined to remove the restrictions contained in our charter in order to comply with the NASAA REIT Guidelines. Instead, the Board intends to apply the director independence standards contained in the rules of the NYSE. Accordingly, it is possible that a person who would be considered an Independent Director under such rules might not have been considered independent under the Existing Charter and vice versa.
     The Restated Charter also eliminates any provisions of our Existing Charter that relate to the requirements or duties of our Independent Directors. This includes, among other things, the definition of Independent Director in Section 2.1 of the Existing Charter, Section 2.2 of the Existing Charter concerning director experience, Section 2.3 of our Existing Charter requiring that a majority of the members of Board committees be Independent Directors, Section 2.6 requiring that the Independent Directors approve certain enumerated matters and Section 5.2 requiring the Independent Directors to conduct an annual review of our investment policies. These provisions will no longer be relevant because the Restated Charter will not contain a definition of independent directors under the NASAA REIT Guidelines to which all of these provisions related. In addition, the Restated Charter eliminates Section 2.5 of the Existing Charter, which imposes fiduciary duties on our directors, to conform the duties of our directors to the customary standard required by Maryland law.
     It is possible that the elimination of these provisions would allow individuals to serve as directors or certain actions to be taken that could not be taken under our Existing Charter. Instead, we will operate under the rules of the NYSE or any other exchange on which our shares are listed or quoted, under Maryland law and in accordance with our Restated Charter and Bylaws. For your information, assuming we are Listed on the NYSE, we would still be required to have a majority of independent directors on the Board under the rules of the NYSE.
     Experience of Directors. Our Existing Charter contains provisions requiring that each of our directors must have had, prior to his or her election to the Board, “at least three (3) years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by our company.” The director experience requirements were included in our Existing Charter in order to ensure that the directors guiding our entity through its initial development and acquisition phases were sufficiently experienced in the type of activities in which we intended to engage. While relevant experience and particularly relevant real estate experience are factors that we would consider in recruiting and proposing nominees for director positions, we believe that because we now have an operating history and own a large portfolio of hotel and resort properties, it is no longer necessary or desirable to require that directors have a particular type or specific number of years of experience. Indeed, we believe that having a director experience requirement may prevent us from proposing nominees who could potentially enrich the composition of the Board by bringing to it broad and useful experience, although they might not necessarily be experienced in the acquisition and development of real properties. Individuals with diverse backgrounds often are desired by companies to serve on their boards of directors. We believe that the Board should be composed of persons who can best serve the interests of our stockholders. Because some of those persons might not meet the director experience requirements under our Existing Charter, those requirements have been eliminated under the Restated Charter. Accordingly, the effect of this change is that our nominating and corporate governance committee will be able to select from a broader range of qualified individuals to serve as our directors, but that it is possible that no Independent Director will have three years of lodging-related or real estate related experience.
     Investment Limitations. Our Existing Charter contains a number of limitations and restrictions on our ability to make certain types of investments. These investment limitations and restrictions were established, as described above, under the NASAA REIT Guidelines and when initially adopted by us, applied at a time that we had not commenced operations or acquired any hotel and resort properties. We believe that now that we have an operating history, are one of the country’s largest hotel and resort REITs, these limitations and restrictions are no longer necessary or desirable because they could impede our ability to take advantage of favorable investment opportunities and more fully access capital markets. Moreover, the elimination of certain of these limitations and restrictions (for example, limitations under our Existing Charter on our mortgage lending activities) are desirable in light of the expansion of our financing capabilities and our growth. However, the elimination of certain of these restrictions may expose us to greater risks, for example by allowing us to borrow a greater amount of money, relative to our asset base, than we are permitted to borrow under our Existing Charter or to lend money in situations in which we would not have been able to lend money under our Existing Charter. The Board and our management would be responsible for evaluating and determining whether to make these types of investments. The Board believes that the elimination of these restrictions is desirable and will allow us to better compete with Listed REITs and expand our investment and capital market opportunities. For the foregoing reasons, the Board is proposing the elimination of the investment limitations and restrictions summarized below.
     Limitations on Investments, Borrowing and Indebtedness. The investment limitations in Section 5.4 of our Existing Charter that are eliminated in the Restated Charter for the reasons outlined above prohibit us from: (1) investing more than 10 percent of our total assets in unimproved real property (Section 5.4(a)); (2) investing in commodities or commodity future contracts (Section 5.4(b)); (3) investing in or making mortgage loans unless an appraisal is obtained concerning the property and certain other conditions are met (Sections 5.4(c), (d) and (g)); (4) investing in indebtedness secured by a mortgage on real property which is subordinate to the lien of other indebtedness (Section 5.4(e)); (5) engaging in any short sale, or borrowing, on an unsecured basis, if such borrowing will result in an Asset Coverage (as defined in our Existing Charter) of less than 300 percent (Section 5.4(f)); (6) investing in equity securities, except under certain limited circumstances (Section 5.4(h)); (7) except under specified circumstances, issuing (A) equity securities redeemable solely at the option of the holder, (B) debt securities, (C) common or preferred shares on a deferred payment basis or under similar arrangements, (D) non-voting or assessable securities and (E) options, warrants, or similar evidences of right to buy its securities (Section 5.4(i)); (8) investing in contracts for the sale of real estate unless they are in recordable form and appropriately recorded in the chain of title (Section 5.4(j)); (9) acquiring a property unless the consideration to be paid for each such property is authorized by the Board based upon fair market value (Section 5.4(k)); (10) engaging in underwriting or the agency distribution of securities issued by others or in trading securities (Section 5.4(l)); (11) investing in any foreign currency or bullion or engaging in any short sales (Section 5.4(m)); (12) issuing senior securities except notes to lenders and preferred shares (Section 5.4(n)) and (13) making investments that we believe will be inconsistent with our objective of continuing to qualify as a REIT.
     In connection with acquiring and developing properties, we have borrowed funds both on a short-term basis and on a longer-term basis, as appropriate. Because of the NASAA REIT Guideline requirements, Sections 3.2(d) and 5.4 (o) and (p) of our Existing Charter restrict our total indebtedness to no more than 300 percent of our net assets. Although it is unlikely that we would ever exceed that level of indebtedness, an absolute limit on our borrowings could impair our ability to engage in potentially advantageous transactions and investment opportunities and we believe that such decisions should be left to our experienced management and Board. The Restated Charter therefore does not contain any limitation on the amount or percentage of indebtedness that we may incur in the future and therefore, we could become more highly leveraged, resulting in an increase in the amount of debt repayment. This, in turn, could increase our risk of default on our obligations and adversely affect our results of operations and our ability to make distributions to our stockholders.
     Limitations on Investment in Equity Securities. The restrictions in Sections 5.3(c) and 5.4(h) of our Existing Charter on investments by us in equity securities also is eliminated in the Restated Charter. Under Sections 5.3(c) and 5.4(h) of our Existing Charter, we may invest in equity securities so long as a majority of our disinterested directors (including a majority of the Independent Directors) approve the investment as being fair, competitive and commercially reasonable. In the Restated Charter, decisions concerning investment in equity securities will be made by the entire Board, using the standards applicable to all director decisions.
     Certain Conflict of Interest Provisions. In order to mitigate certain potential conflicts of interest with the Advisor, Article VI of our Existing Charter contains a number of restrictions with respect to transactions between us and the Advisor, a director of us or any of our Affiliates and on certain activities of the Advisor and its Affiliates. For the reasons discussed below, the provisions containing these restrictions are eliminated in the Restated Charter.

     Sections 6.3(b) and 6.4 are eliminated in the Restated Charter because they will be inapplicable once we have acquired the Advisor. The provisions that are being so eliminated include: (i) guidelines on how to resolve conflicts when an investment opportunity becomes available which is suitable for us and a public or private entity with which the Advisor or its Affiliates are affiliated (Section 6.3(b)), (ii) restrictions on the provision of goods and services to us by the Advisor or its Affiliates (Section 6.4(a)) and (iii) restrictions on loans by the Advisor and its Affiliates to us (Section 6.4(b)). Section 6.4(b) also restricts us from making any loans to Affiliates. That provision is eliminated in the Restated Charter for the reasons described below under “Restrictions on Affiliated Transactions.” Because in connection with the Amended Merger, the Advisor will be merged into a wholly-owned subsidiary of us, our Restated Charter will no longer contain restrictions on transactions with the Advisor and transactions with Affiliates will be addressed under Maryland law and by actions of the Board. Similarly, if the Majority Vote Charter Amendment Proposal is approved but the Amended Merger Proposal is not, then in the event that we obtain a Listing, we intend to, immediately prior to such Listing, file the amendments to our Charter contained in the Majority Vote Charter Amendment Proposal with the SDAT. In this event, affiliated transactions will be addressed under Maryland law and by actions of the Board. In the event of a Listing of our common shares, on the NYSE we will be required to have a majority of independent directors.
     Restrictions on Affiliated Transactions. Various provisions of our Existing Charter limit our ability to engage in transactions with the Advisor, a director of us or any of their respective Affiliates. In general, these provisions require that such transactions, which are referred to herein as affiliated transactions, be approved by a majority of the disinterested directors. They also contain limitations on the substantive aspects of the affiliated transactions themselves, such as restrictions on the consideration to be paid for services provided or assets acquired from or sold to such persons. The provisions in our Existing Charter restricting affiliated transactions are being eliminated in the Restated Charter for a number of reasons. First, upon consummation of the Amended Merger, we will have acquired the Advisor. Second, if the Amended Merger is not consummated and we List our common shares after receiving approval of the Majority Vote Charter Amendment Proposal, the corporate laws of the State of Maryland, which apply to us, already contain provisions which address affiliated transactions. Under Maryland corporate law, transactions between us and our directors, or persons in which such directors have a material financial interest, may be void or voidable unless the conflict giving rise to the transaction is disclosed and the transaction is approved or ratified by a majority of disinterested directors or a majority of the stockholders or the transaction is fair and reasonable to us. Although it is possible that eliminating these provisions from our Existing Charter may allow us to engage in transactions in which we might not have previously been permitted to engage, we believe that state law provides appropriate safeguards and that such law is the more appropriate and customary method for regulating affiliated transactions.
     The affiliated transaction provisions that are proposed to be eliminated in the Restated Charter are the following:
     Joint Ventures. The Restated Charter eliminates Section 5.3(b) of our Existing Charter, which provides that we may invest in joint ventures with the Advisor, one or more directors and any Affiliates only if a majority of disinterested directors approve the investment as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.
     Sales and Leases to and from Us. The Restated Charter also eliminates Sections 6.1 and 6.2 of our Existing Charter which require that our disinterested directors approve as fair and reasonable to us the purchase of property by us from the Advisor, a director or any Affiliate, and the acquisition or lease of assets from us by the Advisor, a director or any Affiliate. Section 6.1 also provides that the purchase by us of any property from the Advisor, a director or any Affiliate must be at a price no greater than the cost of the asset to the Advisor, or, as the case may be, such director or Affiliate, or if the price to us is in excess of such cost, that substantial justification for such excess exists, such excess is reasonable and that the cost does not exceed the asset’s appraised value.
     Loans to and from Us. The provisions in Sections 5.4(q) and 6.4(b) prohibiting us from borrowing from the Advisor, a director or any Affiliate and from making loans to the Advisor, a director or any Affiliate, respectively, except under certain circumstances, similarly are eliminated in the Restated Charter.
     General Restriction. Section 9.5 of our Existing Charter contains certain general restrictions on all transactions between us and any Affiliate. The Restated Charter eliminates these restrictions which, in addition to disinterested director approval, require that an affiliated transaction be fair and reasonable to us and our stockholders, that the terms of such transaction are at least as favorable as the terms of any comparable arms-length transactions known to our directors and that if an acquisition is involved, the total consideration is not in excess of the appraised value of the property being acquired. The Restated Charter also eliminates the limitations in Section 9.5 on the payment by us of compensation to any Affiliate. Because the elimination of these general restrictions in Section 9.5 will be effective before the Closing Date if the Majority Vote Charter Amendment Proposal is approved by our stockholders at the Special Meeting and made effective, Section 9.5 of the Existing Charter will not apply to the Amended Merger or the other related transactions contemplated by the Amended Merger Agreement. If the Majority Vote Charter Amendment Proposal is not approved by our stockholders at the Special Meeting, we may exercise our right under the Amended Merger Agreement to waive the condition contained therein which requires the effectiveness of the charter amendments provided for in the Majority Vote Charter Amendment Proposal and to consummate the Amended Merger if we believe that the requirements of the Charter described above shall have been satisfied or are otherwise inapplicable with respect to the Amended Merger and the other conditions to the Amended Merger shall have been satisfied.
     Voting Restrictions. The Restated Charter also eliminates Section 8.4 of our Existing Charter which prohibits the Advisor, the directors and any Affiliate from voting on matters submitted to our stockholders regarding removal of the Advisor, directors or any Affiliate or any transaction between us and them. This provision was included in our Existing Charter in accordance with the NASAA REIT Guidelines. As it relates to the Advisor, this provision is no longer necessary because we will have acquired the Advisor upon consummation of the Amended Merger. Even if the Amended Merger is not consummated and we List our common shares, we believe that voting on the removal of directors and on affiliated transactions should be governed by state law, as it customarily is for Listed REITs. We believe this change presently is unlikely to change the outcome of any vote because the directors are expected to own, in the aggregate, less than 5 percent of the outstanding common shares at the time the Restated Charter becomes effective.
     Reports to Stockholders. Section 8.8 of our Existing Charter lists the items of information that must be included in our annual report to stockholders under the NASAA REIT Guidelines. Because we do not plan to conduct any additional best efforts public offerings of our common shares, Section 8.8 is modified in the Restated Charter by eliminating the enumerated informational requirements required by the NASAA REIT Guidelines. As a reporting company under the rules and regulations of the SEC, we are required to comply with the SEC annual reporting requirements. Accordingly, the annual reports to stockholders will be prepared and delivered to stockholders in accordance with the requirements of the SEC and the NYSE (in the event that we list on the NYSE). The effect of this change is that stockholders will not receive certain information in annual reports that was required under the NASAA REIT Guidelines, such as the ratio of the costs of raising capital during a specified period to the capital raised.
     Indemnification. Under Section 9.2 of our Existing Charter, we are required to indemnify our directors, the Advisor and any Affiliate for losses or liabilities incurred by any of them, each referred to herein as an indemnitee, in connection with our business. Indemnification is not available, however, (1) in the case that the indemnitee is not an Independent Director, for loss or liability that was the result of negligence or misconduct by the indemnitee, (2) in the case that the indemnitee is an Independent Director, for losses or liabilities that were the result of gross negligence or willful misconduct by the indemnitee, (3) for losses or liabilities resulting from conduct by the indemnitee that constitutes bad faith or active or deliberate dishonesty, (4) if the indemnitee received an improper personal benefit, (5) in the case of a criminal proceeding, the indemnitee had reasonable cause to believe his or her acts were unlawful, (6) in a proceeding by or in the right of us, the indemnitee is adjudged liable to us, or (7) for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such indemnitee, unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the indemnitee, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws. Under Section 9.2 of our Existing Charter, we also may not provide indemnification for losses or liabilities arising from alleged violations by an indemnitee of federal or state securities laws, except under certain specified circumstances.

     The indemnification provisions under our Existing Charter are more narrow than the ability to provide indemnification to the extent permitted by Maryland corporate law. The Restated Charter modifies the indemnification provisions consistent with Maryland law, to provide that we will indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by Maryland law. Accordingly, the indemnification for both unaffiliated and affiliated persons and entities will be broader than the provisions under the Existing Charter and could cost us additional monies. The Restated Charter also adds a provision limiting the liability of the directors and officers to us or our stockholders. This addition provides that no present or former director or officer of our company shall be liable to us or our stockholders for money damages. These modifications will allow us to offer director and officer candidates indemnification and limitations on personal liability similar to the provisions customarily provided by other publicly traded companies and thus will allow us to compete with those companies for the most qualified candidates.
     Further, our Restated Charter includes a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
Miscellaneous Modifications
     Under Maryland law, a Maryland corporation generally may not amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business (each, an “Extraordinary Matter”), unless approved by the affirmative vote of stockholders holding at least two-thirds of the equity shares entitled to vote on the matter. However, a Maryland corporation may provide in its Charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Existing Charter provides for approval of most of these matters by a majority of all the votes entitled to be cast. With respect to those matters not covered by this majority voting provision, the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter is required under Maryland law. Our Restated Charter provides that we may, in all instances, consummate an Extraordinary Matter upon the affirmative vote of stockholders holding not less than a majority of our equity shares then outstanding and entitled to vote. The effects of these changes will enable us to more easily amend the Charter, effect mergers, sell all or substantially all of our assets, engage in share exchanges and similar transactions outside the ordinary course of business.
     Currently, the Charter provides that an affirmative vote of the holders of a majority of the votes cast on the matter shall be required in order to elect directors. Our Restated Charter will modify this threshold to provide that the affirmative vote of a plurality of the shares then outstanding and entitled to vote shall be required in order to elect directors which is the customary standard for Maryland corporations.
     Certain provisions of our Existing Charter exempt us from the application of Maryland’s Business Combinations Act and Control Share Acquisition Act. Our exemption from the application of these statutes may have the effect of facilitating: (i) business combinations between us and beneficial owners of 10 percent or more of the voting power of our outstanding voting stock; and (ii) the acquisition by any person of shares entitled to exercise or direct the exercise of 10 percent or more of our total voting power. Further our exemption from these provisions of the Business Combinations Act and the Control Share Acquisition Act may make it more difficult for our stockholders to prevent or delay business combinations with large stockholders or acquisitions of substantial blocks of voting power by such stockholders or other persons, should the ownership restrictions be waived, modified or completely removed. Such business combinations or acquisitions of voting power could cause us to fail to qualify as a REIT. Under our Restated Charter, we have proposed to delete these exemptions from the Restated Charter and, alternatively to effect the Business Combinations Act exemption by Board resolution and to include the exemption from the Control Share Acquisition Act in our bylaws. If this proposal is approved and these provisions are deleted from our Existing Charter, although we will continue to be subject to these exemptions, the net effect of this change will be that the Board will, without stockholder approval, be able to opt in and out of these exemptions by way of Board resolution or bylaw amendment.

Conforming Changes and Other Ministerial Modifications
     The Restated Charter reflects a number of conforming and updating changes and other modifications of a ministerial nature that are necessary in view of the other modifications being proposed. These changes and modifications include, among other things, deletion and revision of definitions, references and cross-references and other provisions which are no longer applicable to us or which need to be updated, and the necessary re-numbering and lettering of remaining provisions. The Restated Charter also eliminates provisions of our Existing Charter, such as Section 6.3(a), that were relevant only in the context of our initial public offering, which was completed in June 1999. A number of the provisions in our Existing Charter are being amended because they do not accurately reflect our current operations. For example, the Restated Charter eliminates all references to and provisions relating to “Secured Equipment Leases” because we have not been engaged in the business of secured equipment financing and do not anticipate engaging in such financing in the future. All of these changes are indicated in the marked version of our Existing Charter in Appendix C-2 to this proxy statement.
     If approved, the Charter Amendment Proposals will not be implemented until immediately prior to the earlier to occur of the Amended Merger or a Listing. Accordingly, either or both of the Charter Amendment Proposals could be implemented even if the Amended Merger is not approved or consummated. In such event, the provisions in the Charter which govern the relationship and transactions with the Advisor will be eliminated even though we may continue to be managed by the Advisor. Instead, the relationship and transactions with the Advisor will be governed by Maryland law, which provides certain standards that address affiliated transactions, but such standards may not be as specific or restrictive as the provisions in the Existing Charter.
     Even if approved by our stockholders, the Majority Vote Charter Amendment Proposal will not be implemented until immediately prior to the earlier to occur of (i) the Amended Merger or (ii) a Listing. Further, if approved, this proposal may be implemented regardless of whether the Two-Thirds Vote Charter Amendment Proposal is approved.
     Assuming approval of these amendments by our stockholders at the Special Meeting, these amendments will be effected by our filing of the Restated Charter with the SDAT, and will become effective on the date of such filing and acceptance for record by the Department. The text of the proposed Restated Charter is set forth in Appendix C-1 to this proxy statement and a marked version of the Existing Charter, which shows the modifications proposed to be made, is set forth as Appendix C-2 to this proxy statement. The approval of the Restated Charter is split into two separate, independent proposals to amend the Charter. Because the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal will be voted upon separately, one or both of these proposals may be approved by our stockholders at the Special Meeting while one or both of these proposals may not. To the extent one of these proposals is not approved by our stockholders at the Special Meeting, the Restated Charter ultimately filed with the SDAT will not reflect the amendments to be effected by such proposal. If neither proposal is approved by our stockholders at the Special Meeting, we will not file the Restated Charter with the SDAT, and our Existing Charter will remain unchanged until such time as it may be amended in the future in accordance with Maryland law and the provisions of the Charter and Bylaws.
     After consultation with Maryland counsel, we are of the view that you do not have the right to exercise rights of appraisal with respect to the Majority Vote Charter Amendment Proposal. However, because we are not aware of any applicable authority as to whether such is the case, to the extent you wish to make your own determination of whether you have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal, we encourage you to consider applicable Maryland law and to consider engaging Maryland counsel. If you believe that you have appraisal rights with respect to the Majority Vote Charter Amendment Proposal, in order to exercise such rights, if such rights are available, you must not vote in favor of the Majority Vote Charter Amendment Proposal and must comply with the conditions established under applicable Maryland law. We reserve the right to challenge your determination, if any, as to whether rights of appraisal exist in connection with the Majority Vote Charter Amendment Proposal. Further, we reserve the right not to present to the stockholders or to implement either or both of the Charter Amendment Proposals in the event holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal with respect to any such proposal or with respect to the Charter Amendment Proposals generally.

Certain Anti-Takeover Effects
     The proposed amendments to, and restatements of, the Charter contain a number of provisions that may be viewed as having anti-takeover effects. Such provisions could have the effect of discouraging an acquisition of us or stock purchases in furtherance of an acquisition, and could, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common shares. These provisions may serve to make it more difficult to remove incumbent management and Board members and may also discourage all attempts to acquire control not approved by the Board for any reason. As a result, stockholders who might desire to participate in, or benefit from, such a transaction might not have an opportunity to do so.
     For a discussion regarding your appraisal rights, see “Explanation Of Maryland Appraisal Rights Statute.” See also Appendix D hereto, which sets forth the relevant statutory provisions. Further, we reserve the right not to implement either or both of the Charter Amendment Proposals in the event holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal.
Vote Required
     Approval of this proposal to amend our Existing Charter requires the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote thereon. Proxies received will be voted for approval of the Majority Vote Charter Amendment Proposal unless stockholders designate otherwise.
     The Board has determined it to be advisable and in the best interests of us and our stockholders to approve the Majority Vote Charter Amendment Proposal. The Board (with Messrs. Seneff, Bourne, Hutchison and Griswold, each of whom directly or indirectly owns stock of the Advisor, recusing himself and abstaining from voting) unanimously recommends that you vote “FOR” the Majority Vote Charter Amendment Proposal.

PROPOSAL III
THE TWO-THIRDS VOTE CHARTER AMENDMENT PROPOSAL
APPROVAL OF (i) OTHER AMENDMENTS AND RESTATEMENTS OF OUR CHARTER, WHICH REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF OUR OUTSTANDING COMMON SHARES AND (ii) AMENDMENTS TO OUR BYLAWS TO REFLECT CORRESPONDING CONFORMING CHANGES, WHICH WILL BE MADE IF SUCH APPROVAL IS RECEIVED
Introduction
     As discussed in Proposal II, we are proposing to amend and restate our Existing Charter in order to: (i) conform more closely to the charters of Listed REITs by removing restrictions which are mandated by state securities administrators and necessary in connection with best efforts public offerings, which we have determined not to resume; (ii) eliminate references to our Advisor, which will not be needed upon consummation of the Amended Merger (and if the Amended Merger is not consummated, but the Majority Vote Charter Amendments are effected immediately prior to a Listing, all matters relating to our Advisor will be addressed as required in an advisory agreement between us and our Advisor and applicable provisions of Maryland law); and (iii) make various other changes that we believe are advisable. Accordingly, we are proposing that our Existing Charter be amended as discussed below and as described in Proposal II in the form of our Restated Charter, which is attached as Appendix C-1. The marked version (reflecting proposed changes) of our Existing Charter is attached hereto as Appendix C-2. The changes being proposed to the Charter as part of the Two-Thirds Vote Charter Amendment Proposal are color-coded as set forth on the marked version of our Existing Charter attached hereto as Appendix C-2. The discussion below does not provide information on every provision of the Charter proposed to be changed or such proposed change. See the marked version of our Existing Charter attached hereto as Appendix C-2, which contains all of the proposed changes to the Charter.
     The Board has unanimously approved and directed (with each of Messrs. Seneff, Bourne, Griswold and Hutchison recusing himself and abstaining from voting) that there be submitted to our stockholders for their approval:

•	an amendment to Section 2.1 of our Existing Charter which will eliminate the ability of our stockholders to fill vacancies on the Board;

•	an amendment to Section 2.4 of our Existing Charter which will eliminate the ability of our stockholders to remove members of the Board without cause;

•	an amendment to Section 3.2 of our Existing Charter which will eliminate or diminish the ability of our stockholders to prevent amendments to our Bylaws by the Board which would adversely affect our stockholders’ rights;

•	an amendment to our Existing Charter which will provide that, to the extent permitted by Maryland law, the Board, by a majority vote of the entire Board and without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of authorized equity shares or the number of shares of stock of any class or series that we have authority to issue;

•	an amendment to Section 8.2 of our Existing Charter which will increase the threshold necessary for our stockholders to call a special meeting from 10 percent of the shares then outstanding and entitled to vote to a majority of the shares then outstanding and entitled to vote;

•	an amendment to Sections 8.6 and 8.7 of our Existing Charter which will diminish the ability of our stockholders to access certain corporate records and obtain a stockholder list; and

•	an amendment to delete Article X of our Existing Charter, the effect of which will be to (i) reduce from two-thirds to a majority the affirmative vote of our outstanding shares entitled to vote on a matter necessary to effect amendments which would change any rights with respect to any class of our outstanding securities by reducing the amount payable thereon upon liquidation or by diminishing or eliminating voting rights pertaining thereto, (ii) remove certain restrictions on transactions involving an Affiliate of us or the Advisor and (iii) remove certain restrictions on roll-up transactions.
     Although the amendments to the Charter contained in this Proposal III reduce or otherwise eliminate certain voting rights that you currently have, we are of the view that these proposed amendments will provide greater flexibility with respect to the implementation of our business plan and will make us more competitive with Listed REITs.
     If approved, the Charter Amendment Proposals will not be implemented until immediately prior to the earlier to occur of the Amended Merger or a Listing. Accordingly, either or both of the Charter Amendment Proposals could be implemented even if the Amended Merger is not approved or consummated. In such event, the provisions in the Charter which govern the relationship and transactions with the Advisor will be eliminated even though we may continue to be managed by the Advisor. Instead, the relationship and transactions with the Advisor will be governed by Maryland law, which provides certain standards that address affiliated transactions, but such standards may not be as specific or restrictive as the provisions in the Existing Charter.
     Even if approved by our stockholders, the Two-Thirds Vote Charter Amendment Proposal will not be implemented until immediately prior to the earlier to occur of (i) the Amended Merger or (ii) a Listing. Further, if approved, this proposal may be implemented regardless of whether the Majority Vote Charter Amendment Proposal is approved. In addition, if approved, this proposal may be implemented after the Majority Vote Charter Amendment Proposal is implemented, or not at all.
     Assuming approval of these amendments by our stockholders at the Special Meeting, these amendments will be effected by our filing of the Restated Charter with the SDAT, and will become effective on the date of such filing and upon acceptance for record by the SDAT. The text of the Restated Charter is set forth in Appendix C-1 to this proxy statement and a marked version of our Existing Charter, which shows the modifications proposed to be made, is set forth as Appendix C-2 to this proxy statement. The adoption of the Restated Charter is split into two separate, independent proposals to amend our Existing Charter. Because the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal will be voted upon separately, one or both of these proposals may be approved by our stockholders at the Special Meeting while one or both of these proposals may not. To the extent one of these proposals is not approved by our stockholders at the Special Meeting, the Restated Charter ultimately filed with the SDAT will not reflect the amendments to be effected by such proposal. If neither proposal is adopted by our stockholders at the Special Meeting, we will not file the Restated Charter with the SDAT, and our Existing Charter will remain unchanged until such time as it may be amended in the future in accordance with Maryland law and the provisions of the Charter and Bylaws. If the Majority Vote Charter Amendment Proposal is not approved by our stockholders at the Special Meeting, we may exercise our right under the Amended Merger Agreement to waive the condition contained therein which requires the effectiveness of the Majority Charter Amendment provided for in such proposals and to consummate the Amended Merger if the other conditions to the Amended Merger have been satisfied (or waived). If the Amended Merger Proposal is not approved by our stockholders at the Special Meeting but one or both of the Charter Amendment Proposals are approved, the Board in its sole discretion is entitled to implement any Charter Amendment Proposal that is approved immediately prior to a Listing.
     Under Maryland law, our stockholders are entitled to appraisal rights with respect to the Two-Thirds Vote Charter Amendment Proposal. For a discussion regarding your appraisal rights, see “Explanation Of Maryland Appraisal Rights Statute.” See also Appendix D hereto, which sets forth the relevant statutory provisions. Further, we reserve the right not to implement either or both of the Charter Amendment Proposals in the event holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal.

Conforming Amendments to Our Bylaws
     In connection with the amendment and restatement of the Charter, we also will be amending and restating our Bylaws in order to make certain conforming changes. Accordingly, we are proposing that our existing Bylaws be amended as discussed below.
     The Board (with Messrs. Seneff, Bourne, Hutchison and Griswold, each of whom directly or indirectly owns stock of the Advisor, recusing himself and abstaining from voting) has unanimously approved and directed that there be submitted to our stockholders for their approval:
•	an amendment to our existing Bylaws which will increase the threshold necessary for our stockholders to call a special meeting from 10 percent of the shares then outstanding and entitled to vote to a majority of the shares then outstanding and entitled to a vote;

•	an amendment to our existing Bylaws which will remove the requirement to provide certain financial statements to our stockholders;

•	an amendment to our existing Bylaws which will remove the requirement that a majority of our Directors be Independent Directors; and

•	an amendment to our existing Bylaws which will eliminate the ability of our stockholders to prevent amendments to our Bylaws by the Board that would adversely affect our stockholders’ rights.
Vote Required
     Approval of (i) the proposal to amend our Existing Charter requires the affirmative vote of the holders of at least two-thirds of our outstanding common shares entitled to vote thereon and (ii) certain amendments to the Bylaws requires the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote thereon. The proposed amendments to our Bylaws will not be implemented unless our stockholders approve the Two-Thirds Vote Charter Amendment Proposal and such amendments are implemented. Proxies received will be voted for approval of this proposal unless stockholders designate otherwise.
     The Board has determined it to be advisable and in the best interests of us and our stockholders to approve the Two-Thirds Vote Charter Amendment Proposal. The Board (with Messrs. Seneff, Bourne, Hutchison and Griswold recusing himself and abstaining from voting) unanimously recommends that you vote “FOR” the Two-Thirds Vote Charter Amendment Proposal.

CNL HOTELS & RESORTS, INC.
Business of CNL Hotels & Resorts
     CNL Hotels & Resorts, Inc. is a corporation which was organized pursuant to the laws of the State of Maryland on June 12, 1996 and operates for federal income tax purposes as a REIT. Any reference to CNL Hotels & Resorts, Inc. includes, unless the context otherwise requires, CNL Hotels & Resorts, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp., RFS Partnership, L.P., CNL Rose Acquisition Corp., CNL Rose GP Corp., CNL Resort Hospitality, LP, each of their subsidiaries and several consolidated partnerships and consolidated joint ventures. Various other wholly-owned or majority owned subsidiaries may be formed in the future, primarily for purposes of acquiring or developing hotel and resort properties.
     We are engaged primarily in the ownership of interests in hotel and resort properties, including full service hotels and resorts, limited service hotels and extended stay hotels, which we refer to collectively as “Properties.” In recent years we have begun to focus on luxury and upper upscale hotels and resorts. From time to time, we may also acquire, develop and/or dispose of Properties. Since our inception, pursuant to an advisory agreement which has been renewed annually or for shorter intervals, we have retained the Advisor, whereby the Advisor provides us with management, acquisition, development, advisory and certain administrative services. As of December 31, 2005, we owned interests in 93 Properties located across the United States, and one Property located in Montreal, Canada. We lease 87 of our Properties to our wholly-owned taxable REIT subsidiary (“TRS”) entities which contract with third-party managers to operate the Properties under affiliations with national hotel and resort brands or as independent hotels and resorts. Hotel and resort operating revenues and expenses for these Properties are included in our consolidated results of operations. The remaining six Properties are leased on a triple-net basis to unrelated third-party tenants who operate the Properties or contract with hotel and resort managers to run their hotel operations. We include rental income from these six operating leases in our consolidated results of operations.
     We may also, pursuant to the Charter, provide mortgage loans to operators of national and regional hotel and resort brands, however, we have not done so as of December 31, 2005 and do not currently have plans to do so in the near future. In addition, we may invest up to a maximum of 5 percent of our total assets in equity interests in businesses that provide services to or are otherwise ancillary to the lodging industry. As of December 31, 2005, investments in these ancillary businesses represented less than 1 percent of our total assets and revenues.
     We were formed in June 1996, at which time we received an initial capital contribution of $0.2 million from the Advisor for 20,000 of our common shares. Since that time, through December 31, 2005, we have sold over 150 million of our common shares (after giving effect to a reverse stock split in 2004), raising approximately $3.1 billion of capital through five best-efforts public stock offerings and our Distribution Reinvestment Plan (the “DRP”). The Charter provides that on or before December 31, 2007 we will either list our common shares on a national securities exchange or over-the counter market or otherwise complete an orderly liquidation and sale of our assets and distribute the proceeds to our stockholders.
     Since our inception, our primary investment objectives have been to preserve, protect, and enhance our assets while: (i) making quarterly distributions; (ii) increasing our income (and distributions); (iii) continuing to qualify as a REIT for federal income tax purposes; and (iv) providing our stockholders with liquidity of their investment, either in whole or in part, through (a) the listing of our shares on a national securities exchange or over-the-counter market or (b) if we are unable to list our shares on a national securities exchange or over-the-counter market, the commencement of the liquidation and orderly sales of our assets (outside the ordinary course of business and consistent with our objectives of qualifying as a REIT) and distribution of the proceeds thereof. The REIT Modernization Act of 1999 allowed us to lease our Properties to our own wholly-owned TRS entities (‘‘TRS Lessees’’) and for such TRS Lessees to contract with third-party managers to operate the Properties, thereby allowing us to reflect the operating results of our Properties on our statement of operations. By taking advantage of the allowed TRS structure, we have expanded our activities to meet our investment objectives primarily through our asset management capabilities and efforts to acquire and/or reposition Properties, while striving to provide enhanced operating income and cash flow and thereby sustaining or improving our ability to make distributions. To meet our objectives, we seek to maximize operating income at our Properties, acquire Properties with stabilized cash flows or with favorable opportunity for growth, and in certain of such instances to obtain credit enhancements or operating guarantees that supplement cash flows in advance of stabilization and obtain priority partnership positions. There can be no assurance that we will meet these objectives.
     Until our shares are Listed or we complete the orderly liquidation of our assets, we intend to own and selectively acquire Properties, potentially sell Properties and otherwise conduct our business in accordance with our stated investment objectives and focus on luxury and upper upscale Properties. We may use the proceeds from the sale of certain of our Properties or sales of our interests in entities that own Properties, repayment of any mortgage loans we may make to other hotel and resort operators or from the sale of other permitted investments to pay off existing debt, pay distributions, make capital improvements at existing Properties, provide mortgage loans to hotel and resort operators or to invest in other permitted investments. We will not intentionally acquire or sell any assets if such acquisition or sale would not be consistent with our objective of maintaining our qualifications as a REIT. If we offer additional securities, we would likely use net sales proceeds from such offering to, among other things, repay existing long-term debt, to invest in additional Properties or entities owning Properties, to provide mortgage loans or to invest in other permitted investments and/or for other corporate purposes.
     In deciding the precise timing and terms of the sale of a Property, we will typically consider factors that include, but are not limited to, national and local market conditions, whether the property continues to meet our investment objectives and strategic objectives, the amount of the potential return to be achieved relative to the capital appreciation at the Property, the level of net sales proceeds derived from such sale, the terms and conditions of long-term or revolving debt secured by such Property, our opportunities for utilizing the expected net proceeds from the sale and federal income tax and REIT tax considerations. In connection with sales of our Properties, we may take purchase money obligations or similar financial instruments or securities as partial payment of the sales price. The terms of payment will be affected by custom in the area in which the Property is located and prevailing economic conditions. When a purchase money obligation is accepted in lieu of cash upon the sale of a Property, we will continue to have a mortgage on the Property and the proceeds of the sale will be realized over a period of years rather than at closing of the sale.
     For a detailed discussion concerning our current legal proceedings, see “Proposal I — The Amended Merger Proposal — Legal Proceedings.”
     Leases
     As of December 31, 2005, we owned interests in 93 Properties, generally consisting of land, buildings and equipment and in certain instances, goodwill and other intangible assets. For Properties leased to TRS Lessees, the lease rental income and expenses and their related balance sheet accounts have been eliminated in consolidation and the hotel and resort operating revenues and expenses for such Properties have been included in our consolidated results of operations. Leases to unrelated third-party operators are treated as operating leases which result in rental income being recognized and included in our consolidated results of operations. The operating results of our Properties subject to leases with unrelated third-party operators are not included in our consolidated results.
     Certain Management Services
     Pursuant to our Advisory Agreement, the Advisor provides management services relating to our business, the Properties and, if applicable, any mortgage loans we may provide to other hotel and resort operators. Under the terms of this Advisory Agreement, the Advisor is responsible for assisting us in negotiating leases, permanent financing, mortgage loans to other hotel and resort operators and short-term loans or lines of credit; collecting rents and payments on any mortgage financing we provide; inspecting the Properties and the tenants’ or managers’ books and records; and responding to tenants’ or managers’ inquiries and notices. The Advisor also provides us with services pertaining to the expansion, renovation, refurbishment, development, and construction of our Properties (the “PD&C Services”), and with accounting, technical and other administrative services (the “Administrative Services”). In exchange for the management services, the Advisor is entitled to receive the Asset Management Fee. The Asset Management Fee is calculated monthly as the amount equal to one-twelfth of 0.60 percent of the total amount invested in our Properties, exclusive of Acquisition Fees (as described herein) paid to the Advisor and acquisition expenses, plus one-twelfth of 0.60 percent of the outstanding principal amount of any mortgage loans made by us as of the end of the preceding month. The fees we pay the Advisor for PD&C Services reflect a negotiated percentage (typically 4 to 5 percent) of anticipated project costs and may include an incentive fee based on the amount a project is completed under the anticipated project costs. The fees we pay the Advisor for Administrative Services are predetermined based upon an hourly rate for the specific personnel of the Advisor or its affiliates performing such services for us.
     For identifying Properties for us to acquire, structuring the terms of the acquisition and the TRS leases for the Properties (as applicable) and structuring the terms of any mortgage loans related to the acquisition, the Advisor receives an acquisition fee (the “Acquisition Fee”), which prior to April 2005 was equal to 4.5 percent of gross proceeds from our equity offerings and/or loan proceeds from permanent financing that we used to acquire such Properties. Pursuant to the terms of an Amended and Restated Renewal Agreement executed by us and the Advisor (as more fully described herein) in December 2005, the Acquisition Fee applicable under the Advisory Agreement for services rendered by the Advisor was adjusted to 3 percent effective as of April 1, 2005. For providing services in connection with the sale of our Properties, the Advisor may receive a subordinated disposition fee equal to the lesser of (i) one-half of a competitive real estate commission, as defined in the Advisory Agreement, or (ii) 3 percent of the sale price of such Properties. The subordinated disposition fee is only paid if our stockholders have received distributions in excess of a predefined minimum threshold. Certain of the above fees ordinarily paid to the Advisor were not being paid prior to December 2005, pursuant to the terms of the Original Merger Agreement between us and the Advisor.
     On March 31, 2005, we entered into a renewal agreement, with respect to the Advisory Agreement, which had been effective as of April 1, 2005, between us and the Advisor, pursuant to which the Advisory Agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006.
     On December 30, 2005, we and the Advisor entered into an amended Advisory Agreement. The Amended and Restated Renewal Agreement provides for a reduction in the rate of Acquisition Fees from 4.5 percent to 3 percent, retroactive to April 1, 2005.
     On March 30, 2006, we and the Advisor entered into a Renewal Agreement (the “2006 Renewal Agreement”) with respect to the Advisory Agreement, pursuant to which the Advisory Agreement was renewed for a three-month term commencing on April 1, 2006 and terminating on June 30, 2006.
     During the years ended December 31, 2005 and 2004, we paid acquisition fees totaling $23 million and $30.2 million in connection with our fifth best-efforts offering of common shares and the acquisition of long-term debt, respectively.
     On December 30, 2005, we and the Advisor entered into the Payment Agreement which provides for certain payments in the aggregate amount of $37 million by us to the Advisor in full satisfaction of Acquisition Fees in the aggregate amount of up to approximately $82.7 million that were deferred pursuant to the terms of the Original Merger Agreement. The Payable Fees were always subject to the review and analysis of the Independent Directors, as described in further detail below.
     Section 8.13 of the Original Merger Agreement provided that all fees payable under the 2004 Advisory Agreement would not be paid, other than Asset Management Fees and development fees, beginning on the date the Original Merger Agreement was entered into, until the effective time of the Original Merger. If the Original Merger were consummated, the Payable Fees would have been waived under the terms of the Original Merger Agreement. This provision was a result of the original negotiation between the Special Committee and the Advisor in connection with the Original Merger Agreement. As a result of the Original Merger Agreement, the payment by us of Acquisition Fees to the Advisor was deferred beginning on April 29, 2004. After it became evident that the Original Merger would not be consummated on the terms of the Original Merger Agreement and the Special Committee had determined that matters concerning the deferred Acquisition Fees should be reviewed and addressed separately by all of our Independent Directors, our Independent Directors undertook a process of reviewing and analyzing in consultation with outside advisors the deferred Acquisition Fees that the Advisor claimed were owed by us under the Advisory Agreement. The Independent Directors engaged in arms-length negotiations with the Advisor over a period of months, resulting in the execution of the Payment Agreement, which included an agreement with regard to the Payment Amount to settle the Payable Fees. These negotiations were conducted without the involvement of our management, and Messrs. Seneff and Bourne acted solely on behalf of the Advisor and retained separate outside advisors. The entering into of the Payment Agreement in December 2005, which resolved matters with respect to the deferred Acquisition Fees, was not conditioned upon us and the Advisor entering into an amended and restated agreement and plan of merger, which occurred in April 2006. We believe that the Advisor was willing to settle the deferred Acquisition Fees in an amount less than the Payable Fees because a substantial portion of the Payable Fees related to the KSL Acquisition (as defined below), an unusually large acquisition for us, and the Advisor understood that the Advisory Agreement included a mechanism for a market based review of fees by the Independent Directors. Although the Class Action Lawsuit was pending before the Independent Directors began negotiating the terms of the Payment Agreement with the Advisor (and was a material factor considered by the Independent Directors in its deliberations), the Payment Amount under the Payment Agreement was negotiated and agreed upon in principle by us and the Advisor before we engaged in the settlement negotiations with plaintiffs’ counsel that ultimately led to the terms of the Stipulation. See “Proposal I — The Amended Merger Proposal — Legal Proceedings.” In light of the Payment Agreement, Section 8.13 was removed from the Amended Merger Agreement.
     The Payment Agreement provides for the payment to the Advisor of the Payment Amount as follows: (i) $10 million in cash to the Advisor, which was paid on December 30, 2005, and (ii) a promissory note to the Advisor in the original principal amount of $27 million, which was issued and delivered. The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006, which payment was made, and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6 percent per annum. Pursuant to the Payment Agreement, the Advisor agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by us or earned by the Advisor on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, the Advisor acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees payable by us to the Advisor under the Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Advisory Agreement incurred by us and earned by the Advisor shall be payable in accordance with the terms and conditions of the Advisory Agreement, (ii) for mutual releases, and (iii) that to the extent that Section 8.13 of the Original Merger Agreement was inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede Section 8.13 of the Original Merger Agreement. We have capitalized approximately $23 million of the Payment Amount to the acquisitions applicable to the Payable Fees and $14 million has been treated as prepaid Asset Management Fees which will be recognized ratably over the first six months of 2006.
     Hotel Management Agreements
     Of our total Properties, as of December 31, 2005, 87 (including one held for sale) are managed and operated by third-party management companies pursuant to management agreements entered into by our TRS lessees and the third-party management companies. The remaining six Properties are leased to third-party tenants. As of and during the year ended December 31, 2005, we engaged the following third-party management companies:
•	Marriott International, Inc., including certain of its affiliates (“Marriott”);

•	Hilton Hotels Corporation, including certain of its affiliates (“Hilton”);

•	KSL II Management Operations, LLC (“KMO”);

•	Hyatt Corporation, including certain of its affiliates (“Hyatt”); and

•	Hersha Hospitality Management L.P.
     Each third-party management company has been approved by the Board and, pursuant to the terms of each management agreement, has exclusive responsibilities for the operation of specific Properties. The respective third-party management companies are obligated to fulfill their obligations to us in accordance with the terms of their respective management agreements with us and the specific policies of the respective hotel and resort chain.

     The term of each management agreement generally ranges between 10 and 20 years, with up to two, ten-year renewal options. Typically, under the management agreements, the third-party management company receives a base management fee expressed as a percentage of gross revenues of the subject Property for each fiscal year and an incentive management fee expressed as a percentage of operating profit above a specified level of the subject Property for each fiscal year. We had an interim management agreement for the Claremont Resort & Spa that expired on July 31, 2005. Effective as of July 31, 2005, we entered into a management agreement with Interstate to operate this Property and such agreement may expire prior to the term of our typical agreement.
     Each third-party management company is responsible for payment, on our behalf, of real estate and property taxes, repairs and maintenance, utilities and insurance. Each third-party management company is obligated to maintain the Property in good repair and condition and to make or cause to be made routine maintenance, repairs and minor alterations as it determines to be necessary or as required pursuant to the terms of the management agreement. The third-party management company is also responsible for payment on our behalf of routine renovations permitted under the management agreement. We are required to establish reserves to fund such renovations and for the replenishment of furniture, fixtures and equipment. The third-party management company may, with our prior written approval, make more extensive improvements to the Property. The management agreements generally require the third-party management company to furnish chain services that are generally made available to other hotels and resorts managed by the third-party management company, including installment and operation of computer systems and reservation services, management and administrative services, marketing and sales services, human resources training services, and such additional services as may from time to time be more efficiently performed on a national, regional or group level. During the term of the management agreements, the service marks, symbols and logos currently used by the third-party management company may be used in the operation of the Property.
     Some of the management agreements provide that our TRS Lessee has the right to terminate the management agreement if specified financial and other objectives relating to the Property are not attained. In addition, most of the management agreements limit our ability to sell, lease or otherwise transfer the Properties unless the transferee is not a competitor of the third-party management company and unless the transferee assumes the related management agreement and meets specified other conditions.
     The management agreements generally do not allow the third-party management company to assign its interest in the management agreement other than to an Affiliate without our prior written consent. In some cases, the management agreement provides that the third-party management company has a right to assign the management agreement in connection with the sale of substantially all of the assets of such third-party management company. In addition, some management agreements prohibit the third-party management company or its affiliates from operating another hotel or resort of the same or similar type as our Property that is or will be located within a specified distance of our Property. Also, some management agreements prohibit the transfer of the Property for a specified initial term of years or provide that if we desire to sell a Property, we must first offer to the third-party management company an opportunity to buy it. We also may have to pay a termination fee in some cases upon termination of the management agreement.
     On January 31, 2006, we, through various Affiliates, entered into amended and restated management agreements for three of our Properties: Grand Wailea Resort Hotel & Spa, Arizona Biltmore Resort & Spa and La Quinta Resort & Club (collectively, the “Resorts”) with 90210 Management Company, LLC (“MCO”), now an Affiliate of Hilton (the “Amended Management Agreements”). Affiliates of ours entered into the original management agreements for the Resorts with KMO on August 16, 2004 (the “Original Agreements”). On January 31, 2006, KMO contributed and assigned the Original Agreements and related assets to MCO (the “Contribution”), which at that time was a wholly-owned subsidiary of KMO. Immediately following the Contribution, Hilton, through an Affiliate, acquired MCO, including all of the rights of MCO in and to the Original Agreements. The Amended Management Agreements between MCO, now an Affiliate of Hilton, and Affiliates of ours, became effective as of February 1, 2006. The Amended Management Agreements provide, among other things, for reimbursement by Hilton and MCO to us of certain owner-funded capital improvements at two of the Resorts, up to $20 million. Hilton and MCO also entered into a separate guaranty agreement with our Affiliates providing, among other things, that Hilton and MCO guarantee, for a period of three years or until the specified threshold level of $50 million is reached, whichever occurs first, payment to us, within certain parameters, of the supplemental funds, if any, necessary for the operating performance for each of the Resorts being managed under the Amended Management Agreements to meet the specified threshold levels.
     Competition
     The hotel and resort industry is generally characterized as being intensely competitive. Our Properties compete with other existing and new hotels and resorts in their geographic markets, including with independently-owned hotels and resorts, with hotels and resorts which are part of local or regional chains, and with hotels and resorts in other well-known national chains, including those offering different types of accommodations. Our competition includes hotels and resorts owned and operated by the third party management companies we use to manage our Properties. The principal competitive factors affecting our Properties include, but are not limited to, brand recognition, location, range of services and guest amenities offered, the quality and price of the hotel and resort rooms and services provided. We may also compete with other persons and entities, including related parties, to locate suitable Properties to acquire interests in and to locate purchasers for our Properties.
     Concentration of Risk
     During the year ended December 31, 2005, a significant portion of our hotel and resort revenues was earned from four Properties operating under independent brands managed by KMO, 31 Properties operating as various Marriott brands (including Marriott Hotels, Resorts, and Suites, JW Marriott, Residence Inn by Marriott, TownePlace Suites by Marriott, Courtyard by Marriott, Fairfield Inn, Renaissance Hotels, and Spring Hill Suites by Marriott), and 27 Properties operating as various Hilton brands (including Doubletree, Embassy Suites, Hilton Hotels and Suites, Homewood Suites by Hilton, and Hampton Inn). As previously disclosed, in January 2006, Hilton acquired three of the management agreements previously held by KMO, thereby increasing significantly our concentration of operations risk with Hilton. We sold our interest in the fourth Property managed and operated by KMO, the Hotel del Coronado, in January 2006. Failure of any of these brands or operators would significantly impact our results of operations, including our ability to generate hotel and resort revenues, related earnings and cash flows which, in turn, would significantly impact our ability to service our debt and make distributions to our stockholders. In 2005, one of our Properties, the Grand Wailea Resort and Spa, generated more than 10 percent of our total hotel and resort revenues. Although our Properties are located in 30 states, the District of Columbia and Canada, there is a significant concentration of operating revenues from our 46 Properties located in California, Florida, Texas, Hawaii and Arizona. As a result, in addition to adverse developments in the U.S. economy and in the lodging industry generally, adverse events or conditions in those markets or the specific Properties, such as a localized economic recession or an increase in state or local tax rates, or adverse weather related events or natural disasters could have a disproportionately adverse effect on our results of operations, financial condition, and cash flows including our ability to service debt and to make distributions to our stockholders.
     Available Information
     We make available free of charge on or through our Internet website (http://www.cnlhotels.com) our Annual Report on Form 10-K (for the most recently filed fiscal year), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).
     Employees
     We have no employees other than our officers, and they are not presently compensated by us. They are compensated by the Advisor. As previously mentioned, we have retained the Advisor as our advisor to provide management, acquisition, development, advisory and some administrative services and have retained other Affiliates of the Advisor to provide additional administrative services. The employees at our Properties are the employees of the third-party managers of our Properties and include both union and non-union employees. As a result of our management agreements with those third-party managers, we are indirectly subject to the risks of managing employees, including those risks associated with a unionized labor.
     If we consummate the Amended Merger, the Advisor’s employees are expected to become our employees. In this regard we have entered into the Employment Agreements. See “Proposal I — The Amended Merger Proposal — Description of the Amended Merger — Employment Agreements”; and “— Employment Agreements, Covenants Not to Compete, and other Agreements.”
     Seasonality
     Demand in the lodging industry is affected by recurring seasonal patterns and some Properties in certain locations are affected more than others such as our larger resorts in the desert southwest region of the United States. Seasonal variations in revenue at our Properties can be expected to cause quarterly fluctuations in revenues and earnings. As a portfolio, our Properties generally perform better during the first and second quarters and experience their seasonal slowdown during the third and fourth quarters of each year. As a result, we have in the past and may in the future use borrowings in some periods in order to offset these fluctuations in revenues and to make distributions to stockholders. If we are unable to obtain additional proceeds from borrowings, we may be required to defer owner funded capital expenditures or reduce distributions to stockholders.
Description of Property
     As of December 31, 2005, we owned interests in 93 Properties, directly or indirectly through our partnership interests, located in 30 states, the District of Columbia and Canada, generally consisting of land, buildings and related improvements and equipment, including 22 Properties through interests in 10 partnerships with various third parties. We currently lease 87 of the 93 Properties to our TRS entities, with management performed by third-party operators, and we lease the remaining six to third-party operators on a triple-net basis.
     Generally, Properties acquired consist of land, buildings and related improvements and equipment and in certain instances intangible assets. In some cases, we may acquire the land underlying the building with the building owned by the tenant or a third party, or may acquire the building only with the land owned by a third party. Our management agreements generally require us to set aside an amount equal to 3 percent to 5 percent of hotel and resort revenues in restricted cash accounts to be used for the replacement of furniture, fixtures and equipment in the ordinary course of business. We are committed to fund improvements at our Properties in order to, in part, maintain their competitiveness. Major renovations and other capital improvements are typically funded with proceeds from our cash reserves, stock offerings, permanent financings, or other borrowings.
     Hotel lot sizes vary depending on product, market and design considerations, and are available at a broad range of pricing. Certain of these Properties are subject to land leases. Our hotel and resort sites are generally in primary or secondary urban, suburban, airport, highway or resort markets which have been evaluated for past and future anticipated lodging demand trends. Resorts are generally located on larger lots which allow for additional recreational amenities.
     The buildings are generally either mid-rise or high-rise construction. Our Properties consist of full service hotels or resorts, limited service hotels, and extended stay hotels. Full service hotels generally have conference or meeting facilities, and on-site food and beverage facilities. Resorts generally have expanded food and beverage facilities and often have additional recreational amenities such as golf courses, tennis courts, expanded pools and/or spa facilities. Limited service hotels generally minimize non-guest room space and offer limited food service such as complimentary continental breakfasts and do not have restaurant or lounge facilities on-site. Extended stay hotels generally contain guest suites with a kitchen area and living area separate from the bedroom. Extended stay hotels vary with respect to providing on-site restaurant facilities. Our Properties include equipment and those with a brand affiliation conform to national hotel and resort brand approved design concepts where applicable or required.
     As of December 31, 2005, all but one of the Properties we directly owned was pledged as collateral under our financing arrangements. For more detailed information relating to these arrangements, see “— Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     The following table lists the number of Properties we own directly or indirectly through partnerships and/or joint ventures, as of December 31, 2005, by state or country.

State/Country	Number of Properties
Alabama	1
Arizona *	8
California *	17
Canada	1
Colorado	2
Connecticut	2
District of Columbia	1
Florida	12
Georgia	3
Hawaii	1
Illinois	3
Indiana	1
Kentucky	1
Louisiana	2
Maryland	1
Massachusetts	1
Michigan	4
Minnesota	2
Mississippi	1
Missouri	2
Nebraska	1
Nevada	1
New Jersey	3
New York	2
Oklahoma	2
Oregon	1
Pennsylvania	2
Tennessee	1
Texas	8
Virginia	3
Washington	2
Wisconsin	1

Total	93

*	Total number of properties includes one property each that are unconsolidated entities.
Legal Proceedings
     For a detailed discussion concerning the Class Action Lawsuit, see “Proposal I — The Amended Merger Proposal — Legal Proceedings.”
     On August 26, 2002, Carmel Valley, LLC filed a lawsuit against one of our subsidiaries, RFS Partnership, LP and certain of its subsidiaries (collectively “RFS”), in the Superior Court of the State of California, for the County of San Diego alleging that it had been damaged as a result of RFS’s breach of a lot transfer agreement due to

RFS’s inability to convey legal title to certain real property. In April 2004, the Court granted our motion for summary judgment ruling that the plaintiff did not have standing to bring the case and dismissed all claims against us. The plaintiff appealed, and in November 2005, the appellate court overturned the lower court’s ruling and remanded the case back to the Superior Court. The parties are awaiting a new scheduling order from the Superior Court resetting the case for trial. We believe the allegations for damages contained in the complaint are without merit and intend to vigorously defend the action, and therefore, no contingent liability has been accrued.
     On March 13, 2006, we filed a lawsuit against Twin City Fire Insurance Company, Houston Casualty Company and Landmark American Insurance Company for declaratory judgment, breach of contract, attorneys’ fees and other relief (the “D&O Action”) under three Directors, Officers and Company liability insurance policies issued to us (collectively, the “Insurance Policies”) with stated aggregate limits of $30 million. Our D&O Action seeks, among other things, reimbursement of our costs incurred in connection with the Class Action Lawsuit, including defense costs and payments contemplated by the MOU, to the fullest extent of the Insurance Policies and as otherwise permitted by law. There can be no assurance that we will prevail in the D&O Action.
     In the course of our ordinary business activities, various other lawsuits (and related appeals), claims and proceedings have been or may be instituted or asserted against us relating from, among other things, our operations, offerings and preacquisition contingencies. Although the results of such matters cannot be predicted with certainty, we believe that the disposition of the matters that are pending or asserted will not have a material adverse effect on our financial position, results of operations or liquidity.
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     As of February 12, 2006, there were approximately 102,370 stockholders of record of our common shares. There is no established public trading market for our shares, and even though it is our intention to List our shares prior to December 31, 2007, if we deem market conditions to be satisfactory, a public market for the shares may not develop even if the shares are Listed. Prior to such time, if any, as the Listing and pursuant to our Amended and Restated Redemption Plan, effective June 16, 2004 (the “Redemption Plan”), we may, at our sole option, redeem shares presented for redemption for cash, at a redemption price equal to the then current offering price under our DRP. The redemption price of $19 per share as of December 31, 2005 is determined by the Board based on a variety of factors. Currently, proceeds from the sale of shares under our DRP provide the source of cash for the redemption of shares under the Redemption Plan. As of the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, there were insufficient funds under our DRP to honor all redemption requests received from our stockholders. In the near term there will not be and in the future there may not be sufficient funds available to honor the current redemptions requested or future requests and, accordingly, a stockholder’s shares may not be redeemed. The Board, in its discretion, may amend or suspend the Redemption Plan at any time it determines that such amendment or suspension is in our best interest. For the years ended December 31, 2005 and 2004, approximately 2,280,816 and 1,307,000 shares, respectively, were redeemed at an average price of $19 per share and $18.84 per share (after giving effect to the reverse stock split that occurred on August 2, 2004) and retired from shares outstanding of common shares. The price to be paid for any share transferred other than pursuant to the Redemption Plan is subject to negotiation between the purchaser and the selling stockholder.
     For the years ended December 31, 2005 and 2004, we are aware of transfers of 148,960 and 285,576 shares between owners, respectively. We are not aware of any other trades of our shares, other than purchases made in our public offerings and redemptions of shares by us. The following table reflects, for each calendar quarter, the high, the low and the average sales prices for transfers of shares between owners during 2005 and 2004 of which we are aware, net of commissions (as adjusted to give effect to the reverse stock split which occurred on August 2, 2004):

	2005
	High	Low	Average
First Quarter	$19.99	$15.69	$18.72
Second Quarter	20.00	17.51	19.13
Third Quarter	20.00	14.67	18.24
Fourth Quarter	20.00	13.66	17.31

	2004
	High	Low	Average
First Quarter	$20.00	$14.48	$17.44
Second Quarter	20.00	13.34	16.48
Third Quarter	17.56	16.00	16.33
Fourth Quarter	20.01	13.70	16.79
     As of December 31, 2005, we deemed the price per share of common shares to be $20, as determined by us, in our sole discretion, based upon the price investors have paid for the shares in the past and on certain other considerations. There are no assurances, and we do not represent, that such determination and such price represents fair market value. Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. We did not take into account the value of the underlying assets in determining the price per share. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the deemed value per share may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets.
     We expect to make distributions to stockholders pursuant to the provisions of the Charter. For the years ended December 31, 2005 and 2004, we declared and paid cash distributions of approximately $168.1 million and $218.3 million, respectively, to stockholders. For the years ended December 31, 2005 and 2004, approximately 31 percent and 23 percent, respectively, of the distributions paid to stockholders were considered ordinary income, approximately 34 percent and 0 percent, respectively, of the distributions paid to stockholders were considered capital gain distributions, and approximately 35 percent and 77 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2005 and 2004 were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital as defined in the Charter (“Invested Capital”). The return of Invested Capital relates to a preferred return (the “Preferred Return”) to our stockholders, as defined in the Charter, consisting of the sum of (i) the Stockholder’s 8 percent Return, as defined in the Charter, and (ii) 100 percent of the Invested Capital. Prior to possible payment of certain fees to the Advisor pursuant to the Charter, our stockholders must first receive their Preferred Return. Invested Capital is calculated pursuant to the Charter and requires that, among other things, the portion of any distribution that is attributable to “Net Sales Proceeds,” as defined in the Charter, is deducted from the calculation of Invested Capital. Since none of our distributions were deemed to have resulted from such proceeds, Invested Capital was not reduced for purposes of calculating the Preferred Return.
     The following table presents total distributions and distributions per share after giving effect to the reverse stock split that occurred on August 2, 2004 (in thousands, except per share data):

	First	Second	Third
2005	Quarter	Quarter	Quarter	Fourth Quarter	Year
Total distributions declared	$53,510	$38,204	$38,196	$38,222	$168,132
Distributions per share	0.350	0.250	0.250	0.250	1.100

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter	Year
Total distributions declared	$50,631	$58,784	$55,454	$53,474	$218,343
Distributions per share	0.388	0.388	0.362	0.350	1.487

     We intend to continue to declare distributions of cash to stockholders on a quarterly basis to the extent that cash is available for distribution and the Board deems it appropriate. Distributions will be made at the discretion of the Board, based upon our distribution policy which is based on a balanced analysis of value creation reflective of, among other things, both current and long-term stabilized cash flows of our Properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter and anticipated operating results for the future, economic conditions, other operating trends, our financial condition, loan restrictions contained in our loan agreements, capital requirements and the avoidance of volatility of distributions.
     We are required to distribute at least 90 percent of our taxable income to maintain our REIT qualification for tax purposes. The terms of our senior secured revolving credit facility (the “Revolver”) limit the amount of distributions that we can pay to our stockholders based on cash available for distribution as defined in the Revolver loan agreement. If we were to sustain our distribution rate per share at the current level, we expect we would not reach the limit imposed by this loan facility in the twelve months subsequent to December 31, 2005. If we were to reach the limit imposed by the Revolver or violate the covenants in the Revolver we would be required or likely to suspend the distributions to our stockholders. See “CNL Hotels Resorts, Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for information related to our sources of cash for distributions.
     The following shares have been authorized for issuance under our long-term incentive plan (share amounts in thousands). Certain of the independent members of the Board have elected to defer receipt of common shares, and in some cases cash, which they are entitled to receive as compensation for service as Independent Directors.

Number of
	securities			Number of
	authorized to be		Weighted	securities
	issued upon		average exercise	available for
	exercise of		price of	future issuance
	outstanding		outstanding	under equity
	options, warrants	Number of	options, warrants	compensation
	and rights	securities issued	and rights	plans
Long-term incentive plan approved by stockholders	1,788	9.5	n/a	1,778.5
     Our long-term incentive plan provides for the grant of options to purchase our common shares, restricted common stock awards, stock appreciation rights, stock units, performance shares and performance units to our subsidiaries’ executive officers, employees, directors and consultants. A total of 1,788,000 shares were initially reserved for issuance as stock awards for certain of our officers, directors and other employees. No one participant may receive awards for more than 1 million of our common shares in any one calendar year. The plan is administered by the Compensation Committee. For the years ended December 31, 2005 and 2004, we granted 11,250 shares and 37,500 shares, respectively, and we issued 7,000 shares and 37,500 shares, respectively, of common shares to the Independent Directors pursuant to the approval of our Compensation Committee and the compensation program adopted for our directors. Of the 11,250 shares granted, 3,000 were deferred pursuant to our deferred fee plan for the Independent Directors and therefore were not issued. An additional 1,250 shares were granted for the fourth quarter of 2005 but not issued as of December 31, 2005. In the future, we expect to grant 500 of our common shares to each Independent Director (subject to any deferred fee agreements entered into by any independent member of the Board) for a total of 2,500 common shares on a quarterly basis, based on the present number of Independent Directors. In addition to the shares granted pursuant to the long-term incentive plan, in 2004 our Compensation Committee also granted 35,000 initial shares of common shares to independent members of the Board, including two of our former directors that served through our 2004 Annual Meeting and to members of the Special Committee.
     Redemption of Shares
     Per our Redemption Plan, prior to such time, if any, as a listing of our shares on a national securities exchange or over-the-counter market, any stockholder who has held shares for not less than one year (other than the

Advisor) may present all or any portion equal to at least 25 percent of such shares to us for redemption at any time, in accordance with the procedures outlined in our Redemption Plan. If the stockholder retains any shares, he or she must retain at least $2,500 worth of shares based on the current offering price ($1,000 worth of shares based on the current offering price for an IRA, Keogh Plan or pension plan). At such time, we may, at our sole option, redeem such shares presented for redemption for cash to the extent we have sufficient funds available. If we elect to redeem shares, the full amount of the proceeds from the sale of shares under the DRP attributable to any calendar quarter will be used to redeem shares presented for redemption during such quarter. In addition, we may, at our discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of our common shares for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of DRP proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by us exceed 5 percent of the number of our outstanding common shares at the beginning of such 12-month period.
     Issuer Purchases of Equity Securities (after giving effect to the reverse stock split)

				Maximum
			Total Number	Number of
			of Shares	Shares that May
			Purchased as	Yet Be
			Part of	Purchased
	Total Number		Publicly-	Under the
	of Shares	Average Price	Announced	Redemption
	Purchased	Paid Per Share	Plan	Plan *
October 1, 2005 through October 31, 2005	—	$—	—	7,645,700
November 1, 2005 through November 30, 2005	—	—	—	7,645,700
December 1, 2005 through December 31, 2005	507,921	19.00	507,921	5,365,458

Total	507,921		507,921

*	This number represents the maximum number of shares which can be redeemed under the Redemption Plan without exceeding the 5 percent limitation in a rolling 12-month period described above and does not take into account whether there are sufficient proceeds under the DRP. Under the Redemption Plan, we also can, at our discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of our common shares for redemptions. No such amounts are currently available.
     Insufficient Funds
     In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted in a quarter, and we determine to redeem the shares, we will redeem the shares on a pro rata basis at the end of such quarter. A stockholder, whose shares are not redeemed due to insufficient funds in that quarter, can ask that the request to redeem the shares be honored in subsequent periods at such time, if any, as there are sufficient funds available for redemption. In such case, the redemption request will be retained and such shares will be redeemed (if we determine to redeem the shares) before any redemption requests received in a subsequent quarter are honored. Commitments to redeem shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a request either telephonically or in writing. Stockholders will not relinquish their shares to us until such time as we commit to redeem such shares. Until such time as a commitment is communicated and shares are actually delivered to us, a stockholder may withdraw his or her redemption request. For the year ended December 31, 2005, we were not able to redeem all of the shares for which redemption requests were submitted. As of March 17, 2006, there was a total of almost 7,700,000 shares, or approximately $146 million using the share price of $19 (applicable for such redemption), which had been submitted by stockholders for redemption through the fourth quarter of 2005 and are now being held for redemption in future quarters.

     Excess Funds
     If the full amount of funds available for any given quarter exceeds the amount necessary for such redemptions, the remaining amount shall be held for subsequent redemptions unless such amount is sufficient to acquire an additional property (directly or through a joint venture), to invest in additional mortgage loans or is used to repay outstanding indebtedness. In that event, we may use all or a portion of such amount to acquire one or more additional Properties, to invest in one or more additional mortgage loans or to repay outstanding indebtedness, provided that we (or, if applicable, the joint venture) enter into a binding contract to purchase such Property or Properties or invest in such mortgage loan or mortgage loans, or use such amount to repay outstanding indebtedness, prior to the time we have selected for the next redemption of shares.
     Termination of Plan
     The Redemption Plan will terminate, and we will no longer accept shares for redemption, when a listing of our shares on a national securities exchange or over-the-counter market occurs. The Board, in its sole discretion, may amend or suspend the Redemption Plan at any time it determines that such amendment or suspension is in our best interest.

Selected Financial Data
     The following selected financial data should be read in conjunction with the consolidated financial statements and related notes for the year-ended December 31, 2005 (in thousands, except per share data) included elsewhere in this proxy statement. Data for fiscal years 2002 and earlier has been restated to reflect the adoption of FIN 46R, “Consideration of Variable Interest Entities” (“FIN 46R”). In addition, each period presented reflects the reclassification of results of operations for the 39 Properties sold, or identified as held for sale during 2005, from continuing operations to discontinued operations. Share and per share amounts have been adjusted to give effect to the reverse stock split that occurred on August 2, 2004.

	2005	2004	2003	2002	2001
Number of hotels and resorts:
Consolidated-TRS lessees	85	123	108	40	26
Consolidated-triple-net leases	6	6	19	12	12
Unconsolidated	2	3	3	3	1

Total	93	132	130	55	39

Year Ended December 31:
Revenues	$1,348,514	$1,061,513	$448,097	$178,241	$68,619
(Loss) income from continuing operations	(58,087)	(112,959)	(16,445)	4,046	6,922
Income from discontinued operations	64,987	25,846	22,438	11,764	12,406
Net income (loss)	6,900	(87,113)	5,993	15,810	19,328
Cash flows provided by operating activities	169,813	213,741	112,887	76,660	58,408
Cash flows provided by (used in) investing activities	525,207	(1,577,042)	(1,894,612)	(551,987)	(433,026)
Cash flows (used in) provided by financing activities	(714,684)	1,324,285	1,876,478	479,269	373,419
Cash distributions declared (1)	168,132	218,343	129,961	74,217	48,409

(Loss) income from continued operations per share (2):
Basic	(0.38)	(0.76)	(0.19)	0.08	0.21
Diluted	(0.38)	(0.76)	(0.19)	0.08	0.21

Income from discontinued operations per share (2):
Basic	0.43	0.17	0.26	0.24	0.39
Diluted	0.43	0.17	0.26	0.24	0.39

Earnings (loss) per share (2):
Basic	0.05	(0.59)	0.07	0.32	0.60
Diluted	0.05	(0.59)	0.07	0.32	0.60

Cash distributions declared per share (2)	1.10	1.49	1.55	1.55	1.54
Weighted average number of shares outstanding (2):
Basic	152,874	148,059	86,225	48,937	32,229
Diluted	152,874	148,059	86,225	48,937	32,229
At December 31:
Total assets	$5,688,782	$6,317,045	$3,876,978	$1,565,432	$1,147,676
Mortgages payable	2,599,454	2,878,583	1,255,650	434,302	298,520
Total stockholders’ equity	2,061,373	2,209,955	1,940,741	1,014,323	637,876

Other data:
Funds from operations (3)	90,462	88,416	90,594	59,475	41,871
EBITDA (4)	314,298	213,458	104,975	53,428	38,272

(1)	Cash distributions, which are included as a component of cash flows from financing activities, are declared by our Board of Directors and are paid quarterly. They are generally based on various factors, including cash flow from operations.

(2)	Historical share and per share amounts have been adjusted to give effect to the reverse stock split, which was approved by our stockholders and effected on August 2, 2004.

(3)	Funds From Operations
     We consider funds from operations, or FFO (and FFO per diluted share), to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income or loss. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to our unconsolidated partnerships and joint ventures.
     In calculating FFO, net income or loss is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This effect is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. We believe that by excluding the effect of depreciation, amortization, and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. We also believe FFO captures trends in occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably and/or ratably over time. In addition, we believe FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly those competing in the lodging industry. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income or loss), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income or loss determined in accordance with GAAP as an indication of our operating performance. FFO, as presented, may not be comparable to similarly-titled measures reported by other equity REITs. Accordingly, we believe that in order to facilitate a clear understanding of our consolidated historical operating results, FFO should be considered only as supplemental information and only in conjunction with our net income or loss as reported in the accompanying consolidated financial statements and notes thereto.

     The following is a reconciliation of net income or loss to FFO and FFO per share for the year ended December 31 (in thousands, except share and per share data):

	Years
	Ended December 31,
	2004	2004	2003	2002	2001
	(a) (b) (c)	(a) (d)
Net (loss) income	$6,900	$(87,113)	$5,993	$15,810	$19,328
Adjustments:
Effect of depreciation of real estate assets of unconsolidated entities	12,682	14,223	14,117	6,496	1,499
Effect of depreciation of real estate assets of minority interests	(12,408)	(12,263)	(6,230)	(2,624)	(774)
Depreciation of real estate assets	197,043	174,214	76,714	36,217	21,818
Gain on sale of real estate assets	(113,755)	(645)	—	—	—
Effect of assumption of liabilities	—	—	—	3,576	—

FFO	$90,462	$88,416	$90,594	$59,475	$41,871

FFO per share — basic and diluted (e)	$0.59	$0.60	$1.05	$1.22	$1.30

Basic (e)	152,874	148,059	86,225	48,937	32,229

Diluted (e)	152,874	148,059	86,225	48,937	32,229

(a)	Results of operations and therefore FFO for the years ended December 31, 2005 and 2004, do not include $15.6 million and $16.6 million, respectively, in net cash flows received for member deposits.

(b)	FFO for the year ended December 31, 2005, does not exclude the following revenue and expenses:
(i)	Litigation settlement of $34.2 million;

(ii)	Loss of $23.6 million from the extinguishment of debt, including our share of loss from the extinguishment of debt related to unconsolidated entities of $7.9 million;

(iii)	Transaction costs of $5.4 million related primarily to the expensing of costs related to the activities in connection with our pursuit of a merger with the Advisor; and

(iv)	Loss of $1.1 million on the termination of hedges.
(c)	Gain on sale of real estate assets includes $46.4 million gain recognized in connection with the sale of the Waikiki Beach Marriott Resort (the “WBR Property”).

(d)	FFO for the year ended December 31, 2004, does not exclude the following revenue and expenses:
(i)	Gain of $9.3 million from the sale of our common shares;

(ii)	Loss of $17.9 million from the extinguishment of debt;

(iii)	Transaction costs of $11.5 million related to the write-off of capitalized costs related to the postponed underwritten offering of additional common shares and acquisitions that we are no longer pursuing; and

(iv)	Gain of $3.5 million on the termination of hedges.
(e)	All share and per share amounts reflect the effect of the reverse stock split.
(4) EBITDA from continuing operations
Earnings from continuing operations before interest expense, income taxes, depreciation and amortization or, EBITDA, is defined as income (losses) from continuing operations excluding: (i) interest expense; (ii) income tax benefit or expense; and (iii) depreciation and amortization. We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance. By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and our capital structure. By excluding depreciation and amortization expense, which can vary by property based on factors unrelated to hotel and resort performance, we and our investors can more accurately assess the financial operating performance of our hotels and resorts. Our management also uses EBITDA as one measure in determining the value of property acquisitions and dispositions. In addition, we believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements of our business, it does not reflect the amount of capital needed to maintain our Properties, nor does it reflect trends in interest costs due to interest rate changes or increased borrowings and the related impact on our costs to service variable indebtedness. EBITDA should be considered only as a supplement to net income or loss (computed in accordance with GAAP), as a measure of our operating performance. Other equity REITs may calculate EBITDA differently than we do and, accordingly, our calculation of EBITDA may not be comparable to such other REITs’ EBITDA.
The following is a reconciliation of income or loss from continuing operations to EBITDA, as defined above, for the year ended December 31 (in thousands):

	Years Ended December 31,
	2005(a)(b)	2004(a)(c)	2003	2002	2001
(Loss) income from continuing operations	$(58,087)	$(112,959)	$(16,445)	$4,046	$6,922
Adjustments:
Interest and loan cost amortization	192,355	153,103	59,056	21,867	16,098
Income tax expense (benefit)	(2,965)	27,442	262	—	—
Depreciation and amortization	182,995	145,872	62,102	27,515	15,252

EBITDA	$314,298	$213,458	$104,975	$53,428	$38,272

(a)	Results of operations and therefore EBITDA for the years ended December 31, 2005 and 2004 do not include $15.6 million and $16.6 million, respectively, in net cash flows received for member deposits.

(b)	EBITDA for the year ended December 31, 2005, does not exclude the following revenues and expenses:
(i)	Litigation settlement of $34.2 million;

(ii)	Loss of $1.1 million on the termination of hedges;

(iii)	Transaction costs of $5.4 million related primarily to the expensing of costs related to the activities in connection with our pursuit of a merger with the Advisor;

(iv)	Loss of $2.2 million from the extinguishment of debt; and

(v)	Equity in earnings of unconsolidated entities of $32.8 million and our interest in income of minority interests of $5.5 million.
(c)	EBITDA for the year ended December 31, 2004, does not exclude the following revenues and expenses:
(i)	Gain of $9.3 million from the sale of our common shares;

(ii)	Loss of $17.9 million from the extinguishment of debt;

(iii)	Transaction costs of $11.5 million related to the write-off of capitalized costs related to the postponed underwritten offering of additional common shares and acquisitions that we are no longer pursuing;

(iv)	Equity in losses of unconsolidated entities of $18.5 million and our interest in income of minority interests of $3.3 million; and

(v)	Gain of $3.5 million on the termination of hedges.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
     One of the ways in which Smith Travel Research (“STR”), a leading lodging industry information and data provider, categorizes hotels is by chain scale classifications based primarily on the actual and system-wide average room rates of the major hotel chains, with independent hotels calculated as a separate category. These chain scale classifications are as follows: luxury, upper upscale, upscale, midscale with food and beverage, midscale without food and beverage, economy and independent. Throughout this section, we use the STR chain scale classification categorization of hotels when describing our Properties and the lodging industry as a whole, except that we do not distinguish between midscale hotels with and without food and beverage. Also, we refer to all of our luxury Properties as “luxury resorts,” as these Properties can also be categorized as “resorts” under the STR classification of hotels based upon location.

     According to the recent view set forth by the SEC, non-traded REITs are no longer considered accelerated filers as defined in Rule 12b-2 of the Exchange Act. Accordingly, although in fiscal year 2004, we satisfied and were compliant with Section 404 of the Sarbanes-Oxley Act, we will not be subject to Section 404 requirements, and as a result we will not obtain the related attestation by our independent accountants, until the earlier of our first fiscal year ending on or after July 15, 2007, or our change of status as a non-accelerated filer due to a listing.
     Overview
     We are a leading owner of distinctive luxury and upper upscale hotels and resorts. As of December 31, 2005, our portfolio includes ownership interests in 93 hotels and resorts (including one hotel held for sale) in 30 states, the District of Columbia and Canada, comprising approximately 25,000 rooms, and is diversified by geography and brand affiliation. As of December 31, 2005, we owned 22 of our Properties through interests in 10 partnerships with various third parties. We currently lease 87 Properties to TRS entities (including TRS entities owned through partnerships), with management performed by third-party management companies, and we lease six Properties to unaffiliated third-party operators on a triple-net basis. These Properties generally consist of land, buildings and equipment. Our hotels and resorts are operated under 19 nationally recognized hotel brands, including the Marriott, Hilton and Hyatt families of brands. We own some of the country’s most distinctive luxury resorts, including the Grand Wailea Resort Hotel & Spa, the La Quinta Resort & Club, and the Arizona Biltmore Resort & Spa. In early 2006 we acquired the Grande Lakes Orlando resort, which includes a Ritz-Carlton and a JW Marriott. In addition to our luxury resorts, we own interests in a number of upper upscale hotels in significant urban markets, such as Hilton hotels in Washington, D.C. and San Diego, Marriott hotels in Seattle and Baltimore, and Hyatt hotels in Miami, Detroit and Montreal. Because of their advantageous locations, reputations and/or amenities, we believe that many of these hotels and resorts benefit from high barriers to entry in their respective markets.
     Strategy
     Our near-term objectives are to continue to focus on internal revenue growth, to maximize the operating performance and development opportunities of our existing Properties, to optimize our leverage capacity and, to utilize proceeds from potential sales of selected Properties to recycle our invested capital from such dispositions to pursue potential acquisitions in our target asset profile in order to enhance our portfolio and our opportunity for additional value creation.
     Our long-term strategy is to continue to own, acquire and develop primarily luxury and upper upscale hotels and resorts. We focus on the luxury resort and upper upscale industry classifications because we believe that, due to their advantageous locations, reputations and/or amenities, Properties in these industry classifications present relatively high barriers to entry and benefit from multiple demand generators. We also believe these types of hotels and resorts currently offer the optimal opportunity for better risk-adjusted returns than hotels and resorts in other lodging industry classifications. Moreover, the management-intensive nature of luxury and upper upscale hotels and resorts provides our experienced asset management team with the opportunity to enhance value and maximize operating results at our Properties by monitoring performance and suggesting to our third-party management companies practical and creative strategies for creating greater revenue flow and controlling expenses.
     Recent Events
     On December 30, 2005, we and the Advisor entered into the Payment Agreement which provides for certain payments in the aggregate amount of $37 million by us to the Advisor in full satisfaction of Acquisition Fees in the aggregate amount of up to approximately $82.7 million that were deferred pursuant to the terms of the Original Merger Agreement. The Payable Fees were always subject to the review and analysis of the Independent Directors, as described in further detail below.
     Section 8.13 of the Original Merger Agreement provided that all fees payable under the 2004 Advisory Agreement would not be paid, other than Asset Management Fees and development fees, beginning on the date the Original Merger Agreement was entered into, until the effective time of the Original Merger. If the Original Merger were consummated, the Payable Fees would have been waived under the terms of the Original Merger Agreement. This provision was a result of the original negotiation between the Special Committee and the Advisor in connection with the Original Merger Agreement. As a result of the Original Merger Agreement, the payment by us of

Acquisition Fees to the Advisor was deferred beginning on April 29, 2004. After it became evident that the Original Merger would not be consummated on the terms of the Original Merger Agreement and the Special Committee had determined that matters concerning the deferred Acquisition Fees should be reviewed and addressed separately by all of our Independent Directors, our Independent Directors undertook a process of reviewing and analyzing in consultation with outside advisors the deferred Acquisition Fees that the Advisor claimed were owed by us under the Advisory Agreement. The Independent Directors engaged in arms-length negotiations with the Advisor over a period of months, resulting in the execution of the Payment Agreement, which included an agreement with regard to the Payment Amount to settle the Payable Fees. These negotiations were conducted without the involvement of our management, and Messrs. Seneff and Bourne acted solely on behalf of the Advisor and retained separate outside advisors. The entering into of the Payment Agreement in December 2005, which resolved matters with respect to the deferred Acquisition Fees, was not conditioned upon us and the Advisor entering into an amended and restated agreement and plan of merger, which occurred in April 2006. We believe that the Advisor was willing to settle the deferred Acquisition Fees in an amount less than the Payable Fees because a substantial portion of the Payable Fees related to the KSL Acquisition (as defined below), an unusually large acquisition for us, and the Advisor understood that the Advisory Agreement included a mechanism for a market based review of fees by the Independent Directors. Although the Class Action Lawsuit was pending before the Independent Directors began negotiating the terms of the Payment Agreement with the Advisor (and was a material factor considered by the Independent Directors in its deliberations), the Payment Amount under the Payment Agreement was negotiated and agreed upon in principle by us and the Advisor before we engaged in the settlement negotiations with plaintiffs’ counsel that ultimately led to the terms of the Stipulation. See “Proposal I — The Amended Merger Proposal — Legal Proceedings.” In light of the Payment Agreement, Section 8.13 was removed from the Amended Merger Agreement.
     The Payment Agreement provides for the payment to the Advisor of the Payment Amount as follows: (i) $10 million in cash to the Advisor, which was paid on December 30, 2005, and (ii) a promissory note to the Advisor in the original principal amount of $27 million, which was issued and delivered. The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006, (which payment was made) and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6 percent per annum. Pursuant to the Payment Agreement, the Advisor agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by us or earned by the Advisor on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, the Advisor acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees payable by us to the Advisor under the Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Advisory Agreement incurred by us and earned by the Advisor shall be payable in accordance with the terms and conditions of the Advisory Agreement, (ii) for mutual releases, and (iii) that to the extent that Section 8.13 of the Original Merger Agreement was inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede Section 8.13 of the Original Merger Agreement. We have capitalized approximately $23 million of the Payment Amount to the acquisitions applicable to the Payable Fees and $14 million has been treated as prepaid Asset Management Fees which will be recognized ratably over the first six months of 2006.
     On February 6, 2006, plaintiffs’ and defendants’ counsel, on our behalf, the Advisor and certain of our current and former directors and officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, McAllaster, Parsons, Adams, and Dustin, executed the MOU, which sets forth the general terms of an agreement in principle for the settlement of the putative class action brought by plaintiffs on behalf of certain stockholders in the United States District Court for the Middle District of Florida. On April 3, 2006, the aforementioned parties executed the Stipulation, consistent with the terms of the MOU, which sets forth the terms of an agreement for the settlement of the Class Action Lawsuit. Under the terms of the Stipulation, two settlement classes will be certified: (i) the Purchaser Class; and (ii) the Proxy Class. We and the other defendants have denied and continue to deny liability or any act of negligence or misconduct, but in exchange for a release and resolution of the Class Action Lawsuit, we and the other defendants have agreed to settle the Class Action Lawsuit.

     Under the terms of the Stipulation, in connection with the Purchaser Class claims, we will pay a total of $35 million consisting of $3.7 million to be paid by January 15, 2007, $15.65 million to be paid by January 15, 2008, and $15.65 million to be paid by January 15, 2009, which payments will be deposited into a settlement fund account to be administered by plaintiffs’ counsel. Plaintiffs’ counsel will seek a fee with respect to the Purchaser Class equal to 25 percent of all amounts paid into the settlement fund account, totaling approximately $8.75 million, plus expenses. The proceeds in the settlement fund, plus any applicable interest, less approved fees and expenses will be distributed to stockholders who are members of the Purchaser Class. In connection with the Stipulation, we and the other defendants who were our directors during the negotiation and execution of the Amended Merger Agreement, the Amended and Restated Renewal Agreement, and the Payment Agreement (the “New Agreements”) have acknowledged that this Class Action Lawsuit was among the material factors taken into account in connection with the terms of the New Agreements. As required by the terms of the Stipulation, we also provided plaintiffs’ counsel with an opportunity to review and comment on this proxy statement and all related materials for the purposes of compliance with all applicable securities and corporate fiduciary laws, rules, and regulations. In addition, as a part of the settlement of the Class Action Lawsuit, we will adopt or maintain certain corporate governance measures, including (i) a mechanism for a committee of the Board comprised solely of three Independent Directors to review and approve any proposal by us to our stockholders to approve an amendment to the Charter to extend the date specified in the Charter by which we must commence an orderly liquidation (and that any final evaluation by the advisor to such directors be provided to plaintiffs’ counsel for review), and (ii) the maintenance of a committee of the Board, consisting solely of directors who do not have a financial interest in the transaction being considered, to review and approve all related-party transactions. Plaintiffs’ counsel will seek a fee and a portion of reimbursable expenses with respect to the Proxy Class and derivative claims in the amount of $5.5 million which we have agreed to pay as of part of the settlement. The Special Litigation Committee of the Board, which is comprised of the three non-defendant members of the Board, determined that the Settlement is advisable and in our best interests and approved the Settlement and the implementation of its terms.
     Under the terms of the Stipulation, the plaintiffs in the Class Action Lawsuit and their legal counsel, Chimicles & Tikellis LLP, Labaton Sucharow & Rudoff LLP and Wolf Haldenstein Adler Freeman and Herz LLP, have agreed to fully support stockholder approval of the Amended Merger and the Charter Amendments as being fair and reasonable, and in the best interests of us and our stockholders.
     Based upon the terms of the MOU, we accrued $34.2 million as of December 31, 2005, representing the present value of the total settlement estimate of $40.5 million, and recognized the related charge as an expense for litigation settlement in our statement of operations for the year ended December 31, 2005.
     On March 13, 2006, we filed a lawsuit against Twin City Fire Insurance Company, Houston Casualty Company and Landmark American Insurance Company for declaratory judgment, breach of contract, attorneys’ fees and other relief (the “D&O Action”) under three directors, officers and company liability insurance policies issued to us (collectively, the “Insurance Policies”) with stated aggregate limits of $30 million. Our D&O Action seeks, among other things, reimbursement of our costs incurred in connection with the Class Action Lawsuit, including defense costs and payments contemplated by the MOU, to the fullest extent of the Insurance Policies and as otherwise permitted by law. There can be no assurance that we will prevail in the D&O Action.
     On January 31, 2006, we, through various Affiliates, entered into the Amended Management Agreements for the Resorts with MCO, now an Affiliate of Hilton. Affiliates of ours entered into the Original Agreements. On January 31, 2006, KMO contributed and assigned the Original Agreements and related assets to MCO, which at that time was a wholly-owned subsidiary of KMO. Immediately following the Contribution, Hilton, through an Affiliate, acquired MCO, including all of the rights of MCO in and to the Original Agreements. The Amended Management Agreements between MCO, now an Affiliate of Hilton, and Affiliates of ours, became effective as of February 1, 2006.
     The Amended Management Agreements provide, among other things, for reimbursement by Hilton and MCO to us of certain owner-funded capital improvements at two of the Resorts, up to $20 million. Hilton and MCO also entered into a separate guaranty agreement with our Affiliates providing, among other things, that Hilton and MCO guarantee, for a period of three years or until the specified threshold level of $50 million is reached, whichever occurs first, payment to us, within certain parameters, of the supplemental funds, if any, necessary for the operating performance for each of the Resorts being managed under the Amended Management Agreements to meet the specified threshold levels.
     On October 31, 2005, we, through certain of our Affiliates, entered into a purchase and sale agreement with respect to the sale of all of our interests in CNL KSL Partners, LP, a partnership which owns the Hotel del Coronado in San Diego, California and in CNL KSL North Beach Development, LP, which is developing a piece of property adjacent to the hotel. The sale closed on January 9, 2006.
     On January 9, 2006, we also entered into a $1.525 billion loan agreement (the “New CMBS Loan”) with German American Capital Corporation (“GACC”), an Affiliate of Deutsche Bank Securities Inc., with a maturity date of February 1, 2011. Approximately $1.5 billion of the proceeds from the New CMBS Loan were used to pay off our existing $1.5 billion CMBS loan (the “Existing CMBS Loan”) which had an initial maturity of September 1, 2007, and had also been originated by GACC. The remaining proceeds were used to pay expenses related to the early extinguishment of the Existing CMBS Loan and the closing of the New CMBS Loan.
     On December 28, 2005, we and THI III GL Investments L.L.C. entered into a Purchase and Sale Agreement (as amended on December 30, 2005, the “GL Purchase Agreement”) to acquire the Grande Lakes Orlando resort. The resort includes a 584-room Ritz-Carlton, a 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course (the “GL Purchase”). The GL Purchase was completed on February 24, 2006, for a purchase price of approximately $753 million pursuant to the terms of the GL Purchase Agreement.
     On April 3, 2006, a consolidated partnership in which we own a 70 percent interest (the “Hilton 1 Partnership”), obtained a new $120 million loan (the “Hilton 1 Loan”) from The Prudential Insurance Company of America (“Prudential”). The Hilton 1 Partnership owns four hotels located in Miami, FL, Costa Mesa, CA, Auburn Hills, MI and Portland, OR. Approximately $96.5 million of the loan proceeds were used to refinance the existing debt of the Hilton 1 Partnership and to pay costs associated with the Hilton 1 Loan. The Hilton 1 Partnership is expected to distribute the remaining proceeds to us as a return of capital.
     The Hilton 1 Loan bears interest at a fixed rate of 5.47 percent per annum and requires monthly payments of principal and interest based upon a 25 year amortization through maturity on April 1, 2011. The Hilton 1 Loan is collateralized by the four hotel properties and contains restrictive covenants which require the Hilton 1 Partnership to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The Hilton 1 Loan also contains customary default provisions.
     On April 3, 2006, our wholly-owned subsidiary, CNL DRR Investor, LP, a Delaware limited partnership (the “CNL DRR Investor”), entered into separate Purchase and Sale Agreements (the “DRR Purchase Agreements”) with each of Desert Ridge Resort, Ltd. (“DRR Ltd.”) and Marriott Hotel Services, Inc. (“MHS”) to purchase DRR Ltd.’s 45.84 percent membership interest (the “DRR Ltd. Purchase Agreement”) and MHS’ 10.16 percent membership interest (the “MHS Purchase Agreement”) (collectively, the “DRR Transactions”) in Desert Ridge Resort Partners, LLC (“DRR LLC”), which owns the JW Marriott Desert Ridge Resort & Spa located in Phoenix, Arizona (the “Desert Ridge Resort”). CNL DRR Investor currently owns the remaining 44 percent membership interest in DRR LLC.
     Under the DRR Purchase Agreements, CNL DRR Investor has agreed to pay DRR Ltd. $53,449,440 and MHS $11,846,500 in cash, for an aggregate cash purchase price of approximately $65,295,940, plus closing price adjustments relating to working capital and cash flow of the Desert Ridge Resort before closing (the “Total Payment”). In the event CNL DRR Investor is unable to obtain certain required consents from, among others, certain lenders and, in the case of the DRR Ltd. Purchase Agreement, the manager of the Desert Ridge Resort, within fifteen days after the date of the DRR Purchase Agreements, CNL DRR Investor has the option of terminating the DRR Purchase Agreements (and MHS has the option of terminating the MHS Purchase Agreement), or proceeding with the DRR Transactions by depositing an aggregate of $488,000 with an escrow agent (the “Deposits”). If the closing of the DRR Transactions occurs, the Deposits will be applied against the Total Payment.

     The consummation of the DRR Transactions is conditioned on the simultaneous closing of the DRR Purchase Agreements and customary closing conditions. The closing of the DRR Ltd. Purchase Agreement also is conditioned upon the approval by the equity holders of DRR Ltd. and the receipt by DRR Ltd. of a fairness opinion, to the effect that the closing payment under the DRR Ltd. Purchase Agreement is fair from a financial point of view to DRR Ltd. The closing of the MHS Purchase Agreement is also conditioned upon receipt from DRR LLC’s existing lenders of releases of MHS from liability under certain guaranties and indemnities (which condition may be waived by MHS, in which event CNL DRR Investor shall indemnify MHS against liability under such guaranties and indemnities). The DRR Purchase Agreements contemplate the closing of the DRR Transactions to occur within ninety days after the date of the DRR Purchase Agreements, unless extended. There can be no assurance that the conditions to closing the DRR Transactions will be met, or if met, that the closing of the DRR Transactions will occur.
     DRR Ltd. is a limited partnership, the general partner of which is a corporation owned and controlled by Messrs. Seneff and Bourne. Marriott International, Inc. is the manager of the Desert Ridge Resort and Marriott International Capital Corporation holds security interests in subsidiaries of DRR LLC. 31 of our properties are operating under various Marriott brands, including Marriott Hotels, Resorts, and Suites, The Ritz-Carlton, JW Marriott, Residence Inn by Marriott, TownePlace Suites by Marriott, Courtyard by Marriott, Fairfield Inn, Renaissance Hotels, and Spring Hill Suites by Marriott.
     On May 1, 2006, we completed the sale of our two Wyndham hotels to an affiliate of The Blackstone Group for $42.5 million, resulting in an estimated net gain of approximately $4 million. The two properties—Wyndham Denver Tech Center (Denver) and Wyndham Billerica (Billerica, Mass.)—were previously leased by us to an affiliate of The Blackstone Group. We intend to use the proceeds from the sale primarily to consummate the transactions related to the acquisition of the Desert Ridge Resort and for other general corporate purposes.
     Industry Overview and Outlook
     The U.S lodging industry posted very strong results in 2005, with revenue per available room (“RevPAR”) growing 8.4 percent over 2004. This is the highest annual RevPAR growth recorded since Smith Travel Research began reporting such data in 1988, and it follows 2004’s record 7.8 percent RevPAR growth. This continuing record performance is driven by the combination of strong lodging demand growth (3.3 percent over 2004) and limited additions to supply (0.4 percent supply growth over 2004, the lowest annual supply growth recorded since 1988 and below the historical average of 2.2 percent). Further, rate growth remains a strong component of RevPAR growth, with Average Daily Rate (“ADR”) comprising 63 percent of RevPAR growth. This is a positive sign for hotel profitability, as rate gains have a more direct impact on hotel profit margins as compared with gains in occupancy levels. During 2005, RevPAR growth was particularly strong in major metropolitan areas, with growth in the top 25 markets outpacing that in all other markets. Additionally, the higher-priced chain scales reported the strongest gains in RevPAR, with the exception of midscale without food and beverage, which outpaced all other chain scales. Finally, RevPAR growth was strongest in urban and airport locations in 2005.
     The lodging industry is susceptible to negative deviations from forecasted results due to the unpredictable nature of various factors, including, but not limited to, the following:
(i)	Economic downturns: Historically, economic downturns have had a negative effect on corporate travel demand and as a result hotel and resort profitability.

(ii)	Supply increases and competition: A significant increase in the number of new or refurbished hotel and resort properties could have a negative impact on hotel and resort occupancy levels, average daily rates, and profitability.

(iii)	Geopolitical instability and terrorism: Global military activity, terrorism concerns and related domestic security alerts and health-related epidemics have historically had a negative impact on lodging demand.

(iv)	Decreased pricing control: The pervasiveness of the internet and related discount-travel sites has had a negative impact on hotel and resort room rates in recent years. Recently operators have begun exercising greater control over their distribution channels which appears to be having a positive impact on rates.
     Elements of Our Operating Results
     Revenues. Our revenues include the consolidation of revenues of the hotel and resort Properties leased to our TRS Lessees and operated by third-party managers. Hotel and resort revenues include room revenue, food and beverage revenue, and revenues from other hotel and resort operating departments such as spas, golf courses, parking and telephone services. Hotel and resort revenues are recognized as the related services are rendered. Other revenue includes rental revenue from operating leases with third-party managers. When minimum lease payments vary during the lease term, income is recognized on a straight-line basis. Other income includes furniture, fixtures and equipment (“FF&E”), reserve revenue and other miscellaneous revenue and income items.
     Expenses. Our expenses include the consolidation of hotel and resort expenses for our Properties leased to our TRS Lessees and operated by third-party management companies. Hotel and resort operating costs include expenses incurred related to room revenue, food and beverage revenue, and revenues from other hotel and resort operating departments such as spas, golf courses, parking and telephone services. In addition, hotel and resort operating costs include expenses incurred for property operations including insurance and taxes, repairs and maintenance costs, sales and marketing costs, and hotel and resort management fees paid to the third-party management companies. We also record reductions in our operating expenses for the recognition of funding under certain credit enhancement agreements from third-party managers, which guarantee us predefined minimum returns on several of our Properties. Interest and loan cost amortization reflects the interest paid on our indebtedness and the amortization of loan costs that were previously capitalized when incurred in connection with borrowings. Loan costs are amortized on a straight-line basis over the term of the underlying borrowing agreement. Depreciation and amortization primarily represents depreciation of our Properties, including buildings and equipment on a straight-line basis over 40 and seven years, respectively.
     Critical Accounting Policies
     Our consolidated financial statements include our accounts and those of our consolidated subsidiaries. The discussion and analysis of the financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to apply accounting policies consistently and to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosures. The estimates are based on judgment and historical experience, and are believed to be reasonable based on current circumstances. Accounting polices conform to GAAP and in some instances also reflect generally accepted industry practice. We evaluate these estimates and assumptions on an ongoing basis.
     While we do not believe that the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates under different assumptions or conditions. The following represent certain critical accounting policies that require the use of business judgment or significant estimates to be made:
•	Allocation of Purchase Prices to Properties. We generally obtain third-party Property appraisals as part of our normal pre-acquisition due diligence procedures. These appraisals are used by us to assist in the evaluation of the fairness of the purchase price and to assist in the allocation of the purchase price between land, buildings, equipment, intangible assets and goodwill. In circumstances where a specific Property or business acquired is expected to have significant values assigned to intangible assets or goodwill, we obtain purchase price allocation and valuation studies performed by third parties to assist in the allocation of purchase prices to these assets. Management believes that these appraisals and purchase price allocation and valuation studies are carried out by competent third-party experts and that they result in fair allocations. However, a change in the allocations could result in an increase or decrease in depreciation expense and amortization expense, and could result in different balance sheet classifications between assets, thereby possibly affecting our ability to comply with REIT qualification tests.

•	Determination of Fair Value of Long-lived Assets. Management reviews our Properties, investments in unconsolidated entities, intangible assets and goodwill for impairment no less than annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. Management determines whether an impairment in the value of a specific Property has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the Property, with the carrying cost of the individual Property. Such an impairment would result in a reduction in the carrying value of the impaired Property and an expense to us for the amount of the impairment write-down.

In estimating future undiscounted cash flows, we use historical cash flows, the expected growth rate of revenues and expenses, the effect of capital expenditures, the remaining useful life of the Property, holding periods, and future market and economic conditions. Variability of these and other assumptions could result in a difference in the estimated undiscounted future cash flows and, therefore, an increase or decrease in the estimated fair value of the Property.

Management determines whether an intangible asset or goodwill is impaired by comparing the fair value of the intangible asset (or fair value of the reporting unit in the case of goodwill) with its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that excess. The fair value of an intangible asset or goodwill is the amount at which that asset (or reporting unit in the case of goodwill) could be bought or sold in a current transaction between willing parties.

Because quoted market prices are not always available, we estimate fair value based on the best information available, including prices for similar assets and the results of other valuation techniques such as present value techniques. Variability of the assumptions used in these techniques, or the lack of available information, could result in a difference in the estimated fair values of these assets and could affect the ultimate outcome of the impairment testing process.

•	Depreciation and Amortization Expense. Depreciation and amortization expense is based on the estimated useful lives of our assets and on the method used to calculate depreciation. The lives of the assets are based on a number of assumptions, including cost and timing of capital expenditures to maintain and refurbish the assets, and estimated holding periods. We believe our estimates are reasonable; however, a change in the estimated lives of the assets or the method of depreciation could affect depreciation and amortization expense and therefore net income or the gain or loss on the sale of any of the assets.

•	Consolidation Policy. The accompanying consolidated financial statements include our accounts, the accounts of each of our wholly-owned subsidiaries and the accounts of entities in which we have a controlling interest in accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures” (“SOP 78-9”), or are the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46”). The application of FIN 46 and SOP 78-9 requires management to make significant estimates and judgments about our and our venture partners’ rights, obligations and economic interests in the related venture entities. The equity method of accounting is applied in the consolidated financial statements with respect to those investments in entities in which we are not the primary beneficiary under FIN 46 or have less than a controlling interest due to the significance of rights and obligations held by other parties under SOP 78-9.

•	Valuation of Deferred Tax Assets. We account for federal and state income taxes with respect to our TRS entities using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements’ carrying amounts of existing assets and liabilities and respective tax bases and operating losses and tax-credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event that these assumptions change, the deferred taxes may change.

•	Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The valuation allowance is based on our estimates of future taxable income and ongoing prudent and feasible tax planning strategies. Should we determine it would not be likely to realize in full the deferred tax asset in the future, we would record a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized. An adjustment to the deferred tax asset would decrease income in the period the determination was made.

In estimating future taxable income, we must estimate future income using historical data, the expected growth rate of revenues and expenses, the effect of capital expenditures, and future market and economic conditions. Variability of these and other assumptions could result in an inability to recover the carrying value of the deferred tax assets.
     Impact of Recent Accounting Pronouncements
     In June 2005, the Emerging Issues Task Force (“EITF”) released Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). EITF 04-5 provides guidance in determining whether a general partner controls a limited partnership and therefore should consolidate the limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership and that the presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without cause, or (2) substantive participating rights. The effective date for applying the guidance in EITF 04-5 was (1) June 29, 2005 for all new limited partnerships and existing limited partnerships for which the partnership agreement was modified after that date, and (2) no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005 for all other limited partnerships. Implementation of EITF 04-5 is not expected to have a significant impact on our results of operations.
     In May 2005, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (FAS 154), which replaces Accounting Principles Board Opinion No. 20 “Accounting Changes” and Statement of Financial Accounting Standards Board No. 3, “Reporting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28.” FAS 154 provides guidance on the accounting for and reporting of changes in accounting principles and corrections of an error in the application of accounting principles. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
     In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143” (FIN 47). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. We adopted FIN 47 on December 31, 2005. The adoption did not have any impact on our results of operations.
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”). FAS 123R is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” FAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. FAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. We expect to adopt the pronouncement beginning in the first quarter of 2006 using the modified prospective approach and will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award (with limited exceptions). The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. Since our only share-based payment transactions to date are limited to stock grants to our Independent Directors, adoption of FAS 123R is not expected to have a significant impact on our results of operations.
     In November 2004, the EITF released Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining whether to Report Discontinued Operations” (“EITF 03-13”). EITF 03-13 provides guidance on how an ongoing entity should evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity, and the types of continuing involvement that constitute significant continuing involvement in the operations of the disposed component. The guidance in EITF 03-13 is effective for components of an enterprise that are either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. Application of the consensus of EITF 03-13 did not have a material effect on our results of operations for the periods ended December 31, 2005 and 2004, nor do we expect it to have a material effect on future results of operations.
     Results of Operations
          Factors Affecting Comparability
     There are certain factors, primarily due to the following events, affecting the comparability of our results of operations for the year ended December 31, 2005, as applicable, to the year ended December 31, 2004, and to future years and of our financial position as of December 31, 2005 relative to December 31, 2004.
     In April 2004, we acquired six luxury resort and upper upscale Properties. As a result, operating results for these Properties are included in the year ended December 31, 2005, but are not included in the full year ended December 31, 2004 because we did not acquire these Properties until the second quarter of 2004. On August 30, 2005, we sold one of the six acquired Properties, the Lake Lanier Property, and as such the comparability and seasonality previously referred to in connection with acquiring the six Properties is modified for this disposition. Additionally, hotel operating results for these Properties are generally better during the first three months of each year due to seasonality at these locations. Accordingly, the first quarter operating results for the five remaining Properties may not be indicative of results for the remainder of the year.
     On June 17, 2005, we completed the sale of 30 non-strategic Properties to Ashford Hospitality Limited Partnership, an Affiliate of Ashford Hospitality Trust, Inc. (NYSE: AHT) (the “Ashford Sale”), for total gross proceeds of $465 million, resulting in a net gain of approximately $41.5 million, net of a loss on extinguishment of debt of $7.7 million and closing and related transaction expenses. Comparability will be affected by the sale of these Properties. Accordingly, results for the year ended December 31, 2005 may not be indicative of results in future years or quarters.
     On September 1, 2005, we completed the sale of five non-strategic Properties to Pyramid Hotel Opportunity Venture LLC (the “Pyramid Sale”), for total gross proceeds of $109 million, resulting in a net gain of approximately $3 million, net of a loss on extinguishment of debt of $2.3 million and closing and related transaction expenses. Comparability will be affected by the sale of these Properties. Accordingly, results for the year ended December 31, 2005 may not be indicative of results in future years or quarters.

     On October 31, 2005, we, through certain of our Affiliates, entered into a purchase and sale agreement with respect to the sale of all of our interests in CNL KSL Partners, LP, a partnership which owns the Hotel del Coronado in San Diego, California and in CNL KSL North Beach Development, LP, which is developing a piece of property adjacent to the hotel (the “Del Sale”). Subsequent to the closing of the Del Sale, which occurred on January 9, 2006, comparability will be affected by the sale of our interest in this partnership. Accordingly, results for the year ended December 31, 2005 may not be indicative of results in future quarters or years.
     On November 7, 2005, WB Resort Partners, a partnership in which we hold a 49 percent interest, completed the sale of the Waikiki Beach Marriott Resort to an Affiliate of Whitehall Street Global Real Estate Limited Partnership 2005, which is an Affiliate of Goldman Sachs (the “WBR Sale”), for a purchase price of $279 million, subject to closing proration adjustments as provided in the sale agreement. Accordingly, results for the year ended December 31, 2005, may not be indicative of results in future years or quarters.
     On December 28, 2005, we and THI III GL Investments L.L.C. entered into a Purchase and Sale Agreement (as amended on December 30, 2005, the “Grande Lakes Purchase Agreement”) to acquire the Grande Lakes Orlando resort, comprising a 584-room Ritz-Carlton, a 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course (the “Grande Lakes Purchase”). The Grande Lakes Purchase was completed on February 24, 2006. Accordingly, results for the year ended December 31, 2005 may not be indicative of results in future years or quarters.
     In addition to the impact of seasonality on the comparability of our results as referenced above regarding the Properties acquired in April 2004, the comparability of our results is impacted generally by seasonality for reasons which include, but are not limited to, the dates upon which certain holidays occur, the seasonal weather, for example in desert locations, or the impact of the occurrence of weather related events.

          Comparison of the year ended December 31, 2005 with the year ended December 31, 2004

	Year Ended December 31,
	2005	2004	Change		%Change
	(amounts in thousands)
Hotel and Resort Revenues
Room	$795,447	$630,857	$164,590		26.1%
Food and beverage	343,121	263,517	79,604		30.2
Other hotel and resort operating departments	190,683	138,891	51,792		37.3

Hotel and Resort Revenues	1,329,251	1,033,265	295,986		28.6
Hotel and Resort Expenses	963,972	778,093	185,879		23.9

Gross margin	$365,279	$255,172	110,107		43.2

Gross margin percentage	27.5%	24.7%	2.8	ppt	11.3
Other Revenues
Rental income from operating leases	$16,741	$24,650	$(7,909)		(32.1)%
Other income	2,522	3,598	(1,076		(29.9)
Other Income (Expenses)
Interest Income	4,077	2,512	1,565		62.3
Gain on sale of common stock	—	9,268	(9,268)		n/a
(Loss) gain on termination of hedge	(1,139)	3,511	(4,650)		(132.4
Interest and loan cost amortization	(192,355)	(153,103)	39,252		25.6
Impairment of equity method investment	—	(1,275)	1,275		n/a
Credit enhancement funding	2,057	23,006	(20,949)		(91.1
General and administrative	(26,130)	(23,668)	2,462		10.4
State and local taxes	(6,700)	(5,633)	1,067		18.9
Asset mgmt. fees to related party	(27,868)	(26,505)	1,363		5.1
Depreciation and amortization	(182,995)	(145,872)	37,123		25.4
Litigation settlement	(34,151)	—	(34,151)		n/a
Transaction costs	(5,458)	(11,521)	(6,063)		(52.6)
Loss on extinguishment of debt	(2,190)	(17,877)	(15,687)		(87.7)
          Hotel and Resort Revenues
     As of December 31, 2005 and 2004, we owned interests in 84 and 82 consolidated operating Properties leased to our TRS entities, respectively, excluding one Property and 39 Properties, respectively, held for sale. Hotel and resort revenues, including room, food and beverage and other operating departments for the year ended December 31, 2005, were $1.3 billion, as compared to $1 billion for the same period in 2004, an increase of $0.3 billion or 28.6 percent. Approximately $181 million of the total increase was from five luxury resort and upper upscale Properties acquired on April 2, 2004, and the Renaissance Tampa Hotel International Plaza located in Tampa, Florida, which opened in August 11, 2004. These six Properties, which were not owned during the first three months of 2004, generally perform best during the first three months of each year due to seasonality at these locations. Approximately $28 million of the total increase was from three Properties in which leases with third-party tenants were assumed by us in December 2004. Since the date of these assumptions, hotel revenues and expenses from these Properties have been reflected in our consolidated results of operations in lieu of the rental income which had historically been recognized. The remainder of the increase, approximately $87 million, was from year-over-year improvements at our existing Properties, driven primarily by increases in room rates and hotel occupancy levels.
     Our gross margin percentage (which excludes depreciation and amortization) for all Properties for the year ended December 31, 2005, as compared to the same period in 2004, increased 2.8 percentage points, or 11.3 percent, from 24.7 percent to 27.5 percent. This improvement was primarily the result of the addition of five luxury resort and upper upscale Properties acquired on April 2, 2004, which generally have higher profit margins than most of our existing Properties and an increase in the ADR for our Comparable Properties (as defined in “Hotel and Resort Operating Statistics”), as compared to the same period in the prior year. In addition, our margins benefited from the growth in our revenues derived from the increase in ADR which generally do not result in corresponding increases in costs. For the year ended December 31, 2005, ADR for our consolidated Properties grew 12 percent.
          Other Revenues
     For the year ended December 31, 2005, revenues generated from rental income from operating leases was $16.7 million, as compared to $24.7 million for the same period in 2004, a decrease of $8 million or 32.1 percent. The decrease during the year ended December 31, 2005 was due primarily to a reduction in rental income from three Properties in which leases with third-party tenants were assumed by us during 2004, as discussed above.
     During the years ended December 31, 2005 and 2004, other income was $2.5 million and $3.6 million, respectively. The decrease, during the year ended December 31, 2005 as compared to the same period in 2004, was due to a decrease in furniture, fixtures and equipment reserve income.
          Hotel and Resort Expenses

	Year Ended December 31,
		2005 % of		2004 % of
		Hotel and		Hotel and
		Resort		Resort
	2005	Revenues	2004	Revenues
	(amounts in thousands)
Hotel and Resort Expenses:
Room	$188,970	14.2%	$153,132	14.8%
Food and beverage	234,588	17.7	191,203	18.5
Other hotel and resort operating departments	116,026	8.7	88,091	8.5
Property operations	246,207	18.5	206,353	20.0
Repairs and maintenance	57,147	4.3	46,365	4.5
Hotel and resort management fees	40,282	3.0	26,047	2.5
Sales and marketing	80,752	6.1	66,902	6.5

Total hotel and resort expenses	$963,972	72.5%	$778,093	75.3%

     During the year ended December 31, 2005, total hotel and resort expenses increased by $185.9 million, or 23.8 percent, to $964 million, as compared to total hotel and resort expenses of $778.1 million for the year ended December 31, 2004. Approximately $142 million of the total increase was from five luxury resort and upper upscale Properties acquired on April 2, 2004, and the Renaissance Tampa Hotel International Plaza located in Tampa, Florida, which opened on August 11, 2004. Approximately $34 million of the total increase was from three Properties in which leases with third-party tenants were assumed by us in December 2004. Since the date of these assumptions, hotel revenues and expenses from these Properties have been reflected in our consolidated results of operations in lieu of the rental income which had historically been recognized. The remainder of the increase, approximately $10 million, was from year-over-year increases in operating expenses at our existing Properties, which generally increase when hotel occupancy levels increase due to increases in variable costs.
          Other Income and Expenses
     During the years ended December 31, 2005 and 2004, interest income was $4.1 million and $2.5 million, respectively. The increase, during the year ended December 31, 2005 as compared to the same period in 2004, was due to an increase in the average cash invested during 2005 as compared with 2004.
     Interest expense and loan cost amortization increased $39.3 million during the year ended December 31, 2005, as compared to the same period in 2004 due to financings pertaining primarily to the acquisition of five luxury resorts and upper upscale Properties in April 2004, including a $1.1 billion bridge loan and subsequent $1.5 billion permanent financing, which was used to pay off the bridge loan. Depreciation and amortization expense increased $37.1 million during the year ended December 31, 2005, as compared to the same period in 2004, due to the addition of approximately $1.5 billion in Properties and $122 million in intangibles related to the acquisition of five luxury resort and upper upscale Properties in April 2004. Asset Management Fees and state and local taxes, also increased as a direct result of the additional Properties we acquired.
     During the year ended December 31, 2005, we recorded expense reductions of $2.1 million related to credit enhancement funding as compared to $23 million for the year ended December 31, 2004. The overall decrease in credit enhancement funding during the year ended December 31, 2005, was due primarily to the expiration or burn-off of certain of our credit enhancements and improved operating results at certain of our Properties. During the years ended December 31, 2005 and 2004, we recorded base management fee waivers of $800,000 and $5.2 million, respectively. These credit enhancements, typically in the form of guarantees, were provided to us by third-party hotel and resort managers pursuant to the contractual arrangements with these managers and represent their guarantee of operating performance and/or a minimum return to us relative to the applicable Property or pool of Properties. As of December 31, 2005, many of our credit enhancements were fully utilized or expired. To the extent that the remaining credit enhancements are fully utilized or expire, and the markets and/or performance of certain of our Properties do not improve or continue to improve, our results of operations, our cash flows and our ability to make distributions to stockholders may be adversely affected. As of December 31, 2005, we had a total of $32.8 million available for funding under our remaining credit enhancements ($8.4 million of which relates to our unconsolidated entities). On January 31, 2006, we, through various Affiliates, entered into the Amended Management Agreements for the Resorts with MCO, now an Affiliate of Hilton. The Amended Management Agreements provide, among other things, for reimbursement by Hilton and MCO to us of certain owner-funded capital improvements at two of the Resorts, up to $20 million. Hilton and MCO also entered into a separate guaranty agreement with our Affiliates providing, among other things, that Hilton and MCO guarantee, for a period of three years or until the specified threshold level of $50 million is reached, whichever occurs first, payment to us, within certain parameters, of the supplemental funds, if any, necessary for the operating performance for each of the Resorts being managed under the Amended Management Agreements to meet the specified threshold levels. There can be no assurance that we will continue to be able to obtain additional credit enhancements in the future or that we will receive funding under the credit enhancements currently available.
     During the year ended December 31, 2005, general and administrative expenses increased to $26.1 million, as compared to $23.7 million for the same period in 2004, an increase of $2.5 million or 10.4 percent. The increase was primarily due to increased legal costs incurred in connection with the Class Action Lawsuit and costs associated with auditing and accounting related services, offset by decreases in certain other expenses. For additional information on the Class Action Lawsuit, see “Proposal I—The Amended Merger Proposal—Legal Proceedings.” As a percentage of total revenues, general and administrative expense was 1.9 percent and 2.2 percent for the years ended December 31, 2005 and 2004, respectively.
          Litigation Settlement
     In February 2006, we with the defendants and plaintiffs’ counsel executed the MOU resolving the pending Class Action Lawsuit. The MOU became binding and enforceable on March 17, 2006, contingent upon Court approval. As of December 31, 2005, we recorded a $34.2 million contingent liability relating to the MOU. For additional information see “Proposal I — The Amended Merger Proposal — Legal Proceedings.”
          Transaction Costs
     During the year ended December 31, 2005, we wrote off transaction costs of $1.2 million related to a transaction with a third party that we no longer intend to pursue. In addition, during 2005, we recognized approximately $4.2 million in transaction costs, approximately $1.4 million of which was incurred during the first two quarters of 2005 and $500,000 of which was incurred as of December 31, 2004, associated with financial and legal advisors advising the Special Committee in its negotiations related to a potential amended merger agreement with the Advisor, as the accounting for such consideration and costs of an amended merger represent expenses of terminating the Advisory Agreement.

     During the year ended December 31, 2004, we incurred transaction costs of $11.5 million related primarily to an underwritten offering of our common shares which we postponed in August 2004. We did not incur transaction costs of this nature in the year ended December 31, 2005.
          Extinguishment of Debt
     During the year ended December 31, 2005, we recorded a $2.2 million loss on extinguishment of debt as a result of the write-off of $1.4 million in unamortized loan costs and a $0.8 million of prepayment penalties incurred in connection with the repayment of existing debt prior to maturity.
     During the year ended December 31, 2004, we recorded a $14 million loss on extinguishment of debt in conjunction with a cash tender offer pursuant to which we offered to repurchase all of the outstanding 9.75 percent publicly-traded term notes of two of our wholly-owned subsidiaries. We also wrote off $3.9 million in loan costs relating to the repayment of a short-term loan used for the KSL Acquisition (as defined below).
          Termination of Hedges
     As of December 31, 2005, we have recorded $1.1 million in net losses related to the termination of cash flow hedges. The losses are primarily the result of the discontinuance of cash flow hedge accounting for one of our interest rate protection agreements, designated to a portion of the debt repaid with proceeds from the Pyramid Sale because it was probable that the originally forecasted transaction (interest payments on the applicable debt) would not occur within the originally-specified time period due to the debt retirement.
          Gain on Sale of Common Stock
     During the year ended December 31, 2004, we recorded a gain on the sale of securities of $9.3 million for our sale of 2.8 million shares of common stock in Hersha Hospitality Trust (“Hersha”). This investment, which was sold for approximately $28.3 million, had a cost basis of $19 million.
          Impairment of Equity Method Investment
     During the year ended December 31, 2004, we recorded an impairment charge of $1.3 million relating to the write off of the remaining investment in CTM Partners, LLC (“CTM”), one of our unconsolidated entities in which we owned a 31.25 percent interest. In January 2005, the partnership was dissolved.
          Earnings from Unconsolidated Entities
     Earnings from unconsolidated entities increased to $32.8 million from a loss of $18.5 million for the year ended December 31, 2005. The increase was due primarily to our share of the gain of approximately $46.4 million recognized in connection with the WBR Sale, offset by losses incurred by Desert Ridge Resort Partners, LLC (“DRR, LLC”), which owns the Desert Ridge Resort. Operating results of Desert Ridge Resort in the year ended December 31, 2005 include a non-recurring charge of $15.7 million pertaining to a loss on extinguishment of debt incurred in connection with the refinancing of all of the previously existing outstanding debt in June 2005. Excluding this non-recurring charge, operating results for DRR, LLC for the year ended December 31, 2005, as compared to the same period in 2004, were substantially improved. Generally, the operating results in the year ended December 31, 2005 of our two remaining unconsolidated entities that each own a Property have improved versus the same period in 2004 due to gains in market share and as a result of the overall improvement in the lodging industry.
     The following presents our changes in earnings (losses) from unconsolidated entities for the years ended December 31, 2005 and 2004 (in thousands):

			Increase
			(decrease)
Entity	2005	2004	in earnings
WB Resort Partners, LP*	$43,053	$(7,759)	$50,812
Desert Ridge Resort Partners, LLC**	(9,070)	(6,008)	(3,062)
CY-SF Hotel Parent, LP	(1,246)	(1,710)	464
Other Joint Ventures***	38	(2,992)	3,030

Total	$32,775	$(18,469)	$51,244

*	WB Resort Partners, LP (“WB Resort Partners”), one of our unconsolidated entities, owned the Waikiki Beach Marriott Resort Property (the “WBR Property”). One of the limited partners of WB Resort Partners is Waikiki Beach Resort, Ltd. (“WBR Ltd.”). WBR Ltd. is a limited partnership in which a corporation controlled by our Chairman of the Board and Director, James M. Seneff, Jr., and our Vice Chairman of the Board and Director, Robert A. Bourne, is the general partner. Such corporation is also the holder of all of the limited partnership interests in WBR Ltd. We owned a 48.9 percent limited partnership interest and a general partnership interest in WB Resort Partners, WBR Ltd. owned a 36 percent limited partnership interest in WB Resort Partners and Marriott Rewards, Inc. owned the remaining limited partnership interests. WBR Ltd. received a loan (the “Limited Partner Loan”) from Marriott, to make its capital contributions to WB Resort Partners to fund the planned renovations of the WBR Property. In 2004, we and the other limited partners made pro-rata capital contributions to WB Resort Partners. Our capital contribution in 2004 was in the amount of approximately $103,000. WBR Ltd. received cash distributions of $400,000 during the year ended December 31, 2005, which represents its pro-rata share of total cash distributions paid by WB Resort Partners.
     On October 9, 2005, WBM Resort, L.P., a subsidiary of WB Resort Partners, accepted a non-refundable deposit in connection with the expiration of a due diligence review period under an Agreement of Purchase and Sale, dated September 9, 2005, with an Affiliate of Whitehall Street Global Real Estate Limited Partnership 2005, which provided for the sale of all of WB Resort Partners’ interest in the WBR Property (the “WBR Sale”). The WBR Sale closed on November 7, 2005. As a result of the closing of the WBR Sale, WB Resort Partners distributed the net proceeds among the partners according to the Limited Partnership Agreement. As a result, we received approximately $50.1 million in distributions. In addition, WBR Ltd received a distribution of approximately $36.8 million, of which approximately $32.7 million was utilized to repay the Limited Partner Loan to Marriott in full.
** DRR, LLC, one of our unconsolidated entities, owns the Desert Ridge Resort. One of the members of DRR, LLC is Desert Ridge Resort, Ltd. (“DRR Ltd.”). DRR Ltd. is a limited partnership in which a corporation controlled by our Chairman of the Board and Director, James M. Seneff, Jr., and our Vice Chairman of the Board and Director, Robert A. Bourne, is the general partner. We own a 44 percent interest, DRR Ltd. owns a 45.84 percent interest and Marriott International, Inc. owns the remaining interest in DRR, LLC. DRR Ltd. received cash distributions of $3 million during the year ended December 31, 2005, which represents its pro rata share of total cash distributions paid by DRR, LLC.
*** For the year ended December 31, 2005, Other Joint Ventures includes the results of operations of CNL Plaza, Ltd., CNL Plaza Venture, Ltd. and CNL KSL North Beach Development, LP. For the year ended December 31, 2004, Other Joint Ventures includes the results of operations of CNL Plaza, Ltd., CNL Plaza Venture, Ltd. and CTM, an investment which we wrote-off as of December 31, 2004 and was subsequently dissolved.
     In December 2003, we acquired a 70 percent interest in CNL KSL Partners, LP (the “Del Coronado Partnership”), a limited partnership formed to acquire, own and operate the Hotel del Coronado (the “Hotel Del”), which is a 688-room luxury hotel located in Coronado, California. An Affiliate of KSL Management Corp. (“KSL”) acquired the remaining 30 percent interest in the Del Coronado Partnership. The acquisition of the Hotel Del included parcels of land earmarked for potential development (“surplus land”). On August 8, 2005, the CNL KSL North Beach Development, LP (“North Beach Partnership”), a limited partnership, was formed with the purpose to develop, market and sell 78 resort villas (“North Beach Village”) on one parcel of surplus land acquired with the Hotel Del acquisition. The North Beach Village was to be an exclusive luxury “hotel within a hotel” consisting of 35 oceanfront villas and cottages. During November 2005, the Del Coronado Partnership partners executed a Distribution and Contribution Agreement which stipulated that the Del Coronado Partnership desired to distribute to KSL and to us an undivided 50 percent interest each, in the North Beach Village land parcel and any improvements thereon. For additional information see “— Discontinued Operations and Dispositions.”
          Discontinued Operations and Dispositions
     On October 31, 2005, we, through certain of our Affiliates, entered into a Purchase and Sale Agreement with Affiliates of KSL DC Operating LLC and Kohlberg Kravis Roberts & Co., to sell all of our interests in CNL KSL Partners, LP, a partnership which owns the Hotel Del, and in the North Beach Partnership. The Del Sale closed on January 9, 2006. For additional information see “CNL Hotels & Resorts, Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Uses of Liquidity and Capital Resources — Events Subsequent to December 31, 2005.”
     On September 1, 2005, we completed the Pyramid Sale. The Properties were sold for $109 million in cash, with a net gain of approximately $3 million, net of a loss on extinguishment of debt of $2.3 million. The proceeds from the Pyramid Sale were used to repay a portion of long-term debt. The Pyramid Sale was completed pursuant to the terms of the Agreement of Purchase and Sale, dated July 5, 2005, between various wholly-owned subsidiaries of ours and Pyramid.
     On August 30, 2005, we completed the sale of the Lake Lanier Islands Resort to LLI Management Company, LLC for a purchase price of $24.5 million, resulting in a net gain of approximately $12 million (the “LLIR Sale”). The purchase price included $13 million in cash proceeds and the assumption of an $11.5 million leasehold obligation. The proceeds from the sale were used to repay a portion of our long-term debt. In addition to the gain recognized in connection with the transaction, we recognized a gain of approximately $6 million pertaining to the termination of a sub-lease with Marriott International Inc. in which the consideration for such termination included cash and the conveyance of Marriott’s interests in the Renaissance PineIsle Resort and Golf Club.
     On June 17, 2005, we completed the Ashford Sale, for total gross proceeds of $465 million in cash, resulting in a net gain of $41.5 million, net of a loss on extinguishment of debt of $7.7 million. Included in the gain on sale is a $1.9 million gain related to the settlement of amounts to the hotel manager for liquidity facility loans for less than their carrying amounts. Upon closing, $302.7 million of outstanding debt as well as $107.9 million in additional debt pursuant to the release provisions of two of our debt agreements was repaid with a portion of the proceeds from the Ashford Sale.
     On June 9, 2005, we completed the sale of the Holiday Inn Express located in Austin, TX for total gross proceeds of $2.8 million in cash, resulting in a net loss of $0.1 million. During the first three months of the year, we recorded an impairment charge of $0.3 million in order to write down the value of this Property to its expected sales value less estimated costs to sell. The net proceeds from the sale were used to repay a portion of our long-term debt.
     On March 10, 2005, we sold the Holiday Inn Express located in Bloomington, MN for approximately $5.5 million in cash which resulted in a net gain of $700,000. The net proceeds from the sale were used to repay a portion of our long-term debt.
     During the second half of 2004, we sold four Properties — the Hampton Inn in Omaha, Nebraska, the Comfort Inn in Marietta, Georgia, the Hampton Inn in Denver, Colorado, and the Residence Inn in Charlotte, North Carolina — to unaffiliated third parties for total gross proceeds of $18.1 million resulting in a loss of $1.3 million including a previous write-down of $2 million to estimated sales value less cost to sell for these Properties. The majority of the proceeds from these sales were used to pay down outstanding debt.
     The results of operations for the Del Sale, the Pyramid Sale, the LLIR Sale, the Ashford Sale, the Holiday Inn Express located in Austin, TX and the Holiday Inn Express located in Bloomington, MN have been classified as discontinued operations in the accompanying consolidated statements of operations for the years ended December

31, 2005, 2004 and 2003. In addition, the results of operations of the four Properties we sold in 2004 have been classified as discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2004. The December 31, 2005 and 2004 balance sheets have been reclassified to report the assets and liabilities of these sold Properties as assets held for sale and liabilities associated with assets held for sale.
     Results from discontinued operations were as follows (in thousands):

	Year
	Ended December 31,
	2005	2004
Revenues	$222,634	$288,441
Income from lease termination	5,982	—
Expenses	(148,884)	(190,543)
Depreciation and amortization	(23,904)	(35,538)
Write-down of assets	(345)	(5,920)
Interest and loan cost amortization	(38,345)	(25,051)

Income from discontinued operations	17,138	31,389
Gain on sale of assets	67,321	645
Loss on extinguishment of debt	(13,469)	—
Minority interests	(1,681)	(5,091)
Income tax (expense) benefit	(4,322)	(1,097)

	$64,987	$25,846

     In accordance with FAS 144, we do not depreciate Properties classified as held for sale. We stopped recording depreciation expense for the Hotel Del on October 31, 2005. If this Property had been classified as held for use, we would have recorded additional depreciation expense of approximately $2 million for the year ended December 31, 2005.
          Income Taxes
     We recorded an income tax benefit from continuing operations of $3 million and an expense of $27.4 million during the years ended December 31, 2005 and 2004, respectively, and an income tax expense of $4.3 million and $1.1 million from discontinued operations during the years ended December 31, 2005 and 2004, respectively. The income tax benefit in 2005 is due to the operating results of our TRS entities related to certain of our Properties and the expense in 2004 pertains primarily to the recording of a valuation allowance for the full amount of our deferred tax asset.
     As of December 31, 2004, we determined that a valuation allowance was necessary for our entire accumulated deferred income tax asset pertaining to the portfolio of limited service and extended stay Properties we acquired in connection with the acquisition of RFS Hotel Investors, Inc. (“RFS”) (the “RFS Acquisition”). The deferred tax asset has continued to increase due to net operating losses incurred at TRS entities that lease these Properties. These losses have been generated primarily due to the terms of the TRS leases which were structured in most instances prior to the downturn in the lodging industry and in advance of repositioning changes we have made in the third-party management companies operating these Properties. Our determination was primarily based upon the Properties’ operating histories during the lodging industry downtown and the uncertainty of the level of recovery and consequently, the uncertainty that the accumulated benefit will be realized in future periods. Accordingly, we increased the valuation allowance from $10 million as of December 31, 2003 to $74 million as of December 31, 2004 and to $93.5 million as of December 31, 2005 associated with our deferred income tax asset in accordance with SFAS No. 109, “Accounting for Income Taxes.”
          Minority Interests
     Minority interest expense representing our partners’ share of income in our consolidated partnerships for the year ended December 31, 2005 was $5.5 million, as compared to $3.3 million for the year ended December 31, 2004. The increase is primarily due to improvements in the net income of certain consolidated partnerships.

          Earnings Per Share
     Earnings per share for the year ended December 31, 2005 increased $0.64 to earnings of $0.05 per share, as compared to a loss of $0.59 per share for the year ended December 31, 2004. The increase was primarily due to the following:
(i)	The net gain (including loss on extinguishment of debt) on the sale of 38 Properties, in 2005, of approximately $51.7 million, or $0.34 per share;

(ii)	Our share of the gain on the WBR Sale of approximately $46.4 million, or $0.30 per share;

(iii)	A reduction in income tax expense due to the recording of a valuation allowance in 2004 of $25.8 million, or $0.17 per share; offset by,

(iv)	Litigation settlement expense of $34.2 million, or $0.22 per share.

          Comparison of the year ended December 31, 2004 with the year ended December 31, 2003

	Year Ended December 31,
	2004	2003	Change	Change %
	(amounts in thousands)
Hotel and Resort Revenues
Room	$630,857	$301,593	$329,264	109.2
Food and beverage	263,517	92,064	171,453	186.2
Other hotel and resort operating departments	138,891	25,441	113,450	445.9

Hotel and Resort Revenues	1,033,265	419,098	614,167	146.5
Hotel and Resort Expenses	778,093	317,818	460,275	144.8

Gross margin	$255,172	$101,280	$153,892	151.9

Gross margin percentage	24.7%	24.2%	0.5 ppt	2.1
Other Revenues
Rental income from operating leases	$24,650	$25,024	$(374)	(1.5)
Other income	3,598	3,975	(377)	(9.5)
Other Income
Interest income	2,512	1,781	731	41.0
Gain on sale of common stock	9,268	––	9,268	n/a
Gain on termination of hedge	3,511	––	3,511	n/a
Other Expenses
Interest and loan cost amortization	153,103	59,056	94,047	159.3
Credit enhancement funding	(23,006)	(18,840)	4,166	22.1
General and administrative	23,668	7,937	15,731	198.2
State and local taxes	5,633	2,042	3,591	175.9
Asset mgmt. fees to related party	26,505	12,782	13,723	107.4
Depreciation and amortization	145,872	62,102	83,770	134.9
Transaction costs	11,521	154	11,367	7,381.2
Loss on extinguishment of debt	17,877	––	17,877	n/a
Impairment of equity method investment	1,275	—	1,275	n/a
          Hotel and Resort Revenues
     As of December 31, 2004 and 2003, we owned interests in 82 and 79 consolidated operating Properties leased to our TRS entities, respectively. Hotel and resort revenues, including room, food and beverage and other operating departments, for the year ended December 31, 2004 were $1 billion, as compared to $419.1 million for the same period in 2003, an increase of $614.2 million or 146.5 percent. The increase in revenues during the year ended December 31, 2004, was due to five luxury resort and upper upscale Properties acquired in April 2004, excluding one identified as held for sale, the 57 Properties we acquired in July 2003 excluding 22 identified as held for sale, as well as several other significant acquisitions that occurred in 2003, which were operating for a full year during 2004.
     Our gross margin percentage for all Properties for the year ended December 31, 2004, as compared to the same period in 2003, increased 0.5 percentage point from 24.2 percent to 24.7 percent, a 2.1 percent increase. This improvement was primarily the result of an increase in ADR for our Comparable Properties (as defined in “Hotel and Resort Operating Statistics”), and the addition of the five luxury resort and upper upscale Properties acquired in April 2004, which have higher profit margins than most of our existing Properties. The contribution of increased profitability from these acquired Properties was offset slightly by an increase in the proportion of our food and beverage operations as a percentage of our total revenue mix. Food and beverage operations typically have a lower profit margin than other hotel operating departments. The luxury and upper upscale Properties we have acquired most recently, including those acquired in the KSL Acquisition, have significant food and beverage operations.

          Other Revenues
     Revenues generated from rental income from operating leases for the year ended December 31, 2004 were $24.7 million, as compared to rental income of $25 million for the same period in 2003, a decrease of $400,000 or 1.5 percent. The decrease was primarily due to a reduction in rental income from six Properties in which leases with a third party tenant were assumed by us in August 2004. Since the date of this assumption, the results of operations of these Properties have been reflected in our consolidated results of operations in lieu of the rental income which had historically been recognized and reported.
     Additionally, one of our third party tenants that leased two other Properties we had acquired in the RFS Acquisition stopped paying rent in late 2003. In January 2004, we stopped recording rental income on these Properties, and we wrote off the receivable of $0.8 million for all past due rents. We are aggressively pursuing collection of these rents and have commenced legal action against the former third party tenant. A lease termination agreement was negotiated with the tenant and, effective May 21, 2004, we transitioned these two leased Properties to TRS entities and engaged Marriott as the management company to operate these Properties. Beginning on the date these Properties were transitioned to TRS entities, the results of operations of these Properties were included in our consolidated statements of operations.
     As a result of the KSL Acquisition in April 2004, we assumed various interest rate protection agreements limiting our exposure to interest rate fluctuations on the KSL debt assumed by us in connection with the KSL Acquisition (the “Existing KSL Debt”). We designated these agreements as cash flow hedges. In September 2004, the hedges were terminated in connection with the payoff of the Existing KSL Debt. As a result of the ineffectiveness of the hedge during the holding period and the subsequent termination, we transferred an accumulated net holding gain of $3.5 million from other comprehensive income to income as a gain on hedge termination in the accompanying consolidated statements of operations during the year ended December 31, 2004.
     During the year ended December 31, 2004, we recorded a gain on the sale of securities of $9.3 million for our sale of 2.8 million shares of common stock in Hersha. This investment, which was sold for approximately $28.3 million, had a cost basis of $19 million.
     During the years ended December 31, 2004 and 2003, interest income was $2.5 million and $1.8 million, respectively. The increase during the year ended December 31, 2004, as compared to the same period in 2003, was due to an increase in the average cash invested during 2004 as compared with 2003.

          Hotel and Resort Expenses

	Year Ended December 31,
		2004 % of		2003 % of
		Hotel and		Hotel and
		Resort		Resort
	2004	Revenue	2003	Revenue
	(amounts in thousands)
Hotel and Resort Expenses:
Room	$153,132	14.8%	$71,676	17.1%
Food and beverage	191,203	18.5	70,801	16.9
Other hotel and resort operating departments	88,091	8.5	16,429	3.9
Property operations	206,353	20.0	95,925	22.9
Repairs and maintenance	46,365	4.5	21,538	5.2
Hotel and resort management fees	26,047	2.5	11,068	2.6
Sales and marketing	66,902	6.5	30,381	7.2

Total hotel and resort expenses	$778,093	75.3%	$317,818	75.8%

     During the year ended December 31, 2004, hotel and resort expenses were $778.1 million, as compared to $317.8 million for the same period in 2003, an increase of $460.3 million or 144.8 percent. The increase was due to the Properties acquired in the KSL Acquisition in April 2004, excluding one Property identified as held for sale, the Properties we acquired in the RFS Acquisition in July 2003 and, several other significant acquisitions that occurred in 2003, excluding 22 identified as held for sale which were operating for a full year during 2004.
          Other Expenses
     Interest expense and loan cost amortization increased during the year ended December 31, 2004, due to increased borrowings of over $1.8 billion obtained during 2004. Depreciation and amortization, as well as asset management fees, also increased as a result of the additional Properties we acquired in 2004. Additionally, during the fourth quarter of 2004, we finalized our purchase price allocation for the six Properties acquired through the KSL Acquisition, which resulted in $153 million being allocated from goodwill to land, buildings, and equipment, resulting in a catch-up of depreciation expense during the quarter.
     During the year ended December 31, 2004 and 2003, we received $23 million and $18.8 million in reductions in operating expenses from credit enhancement funding, respectively (2.2 percent and 4.2 percent of total revenues for the years ended December 31, 2004 and 2003, respectively), and received base management fee waivers of $5.2 million and $3.4 million, respectively, which were recorded as reductions of hotel and resort management fees. The increase in credit enhancement funding was due primarily to new credit enhancements received with respect to two Properties acquired in December 2003 and April 2004, and another Property which opened in the first quarter of 2004. These guarantees are provided to us by third-party hotel and resort managers pursuant to the contractual arrangements with these managers and represent their guarantee of a minimum return to us relative to the applicable Property or Properties. As a result of the market downturn in prior periods for certain of our hotels and resorts, and the resulting adverse effect on the operations of those Properties in these periods, we recognized increased operating expense reductions from credit enhancement funding in our results of operations and cash flows. As of December 31, 2004, we had a total of $54.8 million available for funding under our remaining credit enhancements ($24.2 million of which related to our unconsolidated entities). There is no assurance that we will be able to obtain additional credit enhancements in the future or that we will be able to utilize the credit enhancements currently available.
     During the year ended December 31, 2004, general and administrative expenses increased to $23.7 million, as compared to $7.9 million, an increase of $15.7 million or 198.2 percent. General and administrative expenses, as a percentage of total revenues, increased to 2.2 percent in 2004 from 1.8 percent during 2003. The increase was primarily due to the legal costs incurred in the Class Action Lawsuit, the costs incurred and to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the increased costs of sales tax incurred in connection with the rent paid to us by our TRS entities during the year ended December 31, 2004.
     For the year ended December 31, 2004, we recorded $11.5 million for the write off of expenses related to the Underwritten Offerings and Listing, both of which were postponed in August 2004, and for acquisition transactions we are no longer actively pursuing. See “— Liquidity and Capital Resources” for more information regarding the postponed Underwritten Offerings and Listing.
     In March 2004, RFS Partnership, L.P. and RFS 2002 Financing, Inc., two of our subsidiaries, commenced a cash tender offer pursuant to which we offered to repurchase any and all of the outstanding 9.75 percent publicly-traded term notes. In conjunction with the repurchase of $78.5 million of the term notes, we recorded a loss on extinguishment of debt of $14 million during the year ended December 31, 2004 for the premium paid to retire these term notes. For additional information see “— Liquidity and Capital Resources.” We also wrote off $3.8 million of loan costs in connection with the repayment of the KSL Short-Term Loan (as defined below) and our revolving line of credit which was refinanced during the second half of 2004. This amount is included in the loss on extinguishment of debt.
          Impairment of Equity Method Investment
     During the year ended December 31, 2004, we recorded an impairment charge of $1.3 million relating to the write off of the remaining investment in CTM. In January 2005 the partnership was dissolved.
          Losses from Unconsolidated Entities
     Losses from unconsolidated entities decreased to $18.5 million from $24 million for the years ended December 31, 2004 and 2003, respectively.
     The following presents our equity in losses from unconsolidated entities for the years ended December 31, 2004 and 2003 (in thousands):

			(Increase)/decrease
Entity	2004	2003	in equity in losses
WB Resort Partners, LP*	$(7,759)	$(10,305)	$2,546
Desert Ridge Resort Partners, LLC*	(6,008)	(9,625)	3,617
CY-SF Hotel Parent, LP	(1,710)	(2,125)	415
Other Joint Ventures	(2,992)	(1,915)	(1,077)

Total	$(18,469)	$(23,970)	$5,501

*	A partner or a member, who owns a significant percentage of ownership in our unconsolidated subsidiary, is an Affiliate of the Advisor.

     Losses were primarily due to net losses incurred by WB Resort Partners, LP which owned the WBR Property, DRR, LLC which owns the Desert Ridge and CY SF Hotel Resort, LP which owns the Courtyard by Marriott in downtown San Francisco, California. Operating results for the year ended December 31, 2004, as compared to the same period in 2003, have improved due to (i) gains in market share, (ii) an increase in ADR at these Properties and (iii) increases in productivity and cost controls. However, these Properties have all been newly constructed or renovated in the last three years and we believe that they have not yet reached stabilization. The Properties have generated operating income in recent periods which we expect to increase as these hotels continue to gain market share and their respective markets improve.

     We continued to incur losses at CTM, which owned a majority interest in a joint venture that owned the rights to the Mobil Travel Guide. In January 2005, the member partners of CTM agreed to dissolve these two entities and, as of such date, we have no other rights or obligations related to these entities. As of December 31, 2004, we recorded an impairment charge of $1.3 million to write off the remaining carrying value of this investment.
          Discontinued Operations
     Following the RFS Acquisition, we decided to sell six non-strategic hotel Properties from the former RFS portfolio. As a result, these Properties were reclassified as real estate held for sale, and the operating results for these Properties have been reflected as discontinued operations in the accompanying consolidated financial statements. During the second half of 2004, we sold four of these Properties (the Hampton Inn in Omaha, Nebraska; the Comfort Inn in Marietta, Georgia; the Hampton Inn in Denver, Colorado; and the Residence Inn in Charlotte, North Carolina) to unaffiliated third parties for total gross proceeds of $18.1 million, resulting in a net loss of $1.3 million including a previous write down to estimated sales value less cost to sell for one of these Properties of $2 million. The majority of the net proceeds from these sales were used to pay down our outstanding debt.
     During the second half of 2004, we recorded an impairment charge of $3.9 million in order to write down the value of the remaining two Properties to their expected sales value less estimated costs to sell.
     Subsequently, as discussed above, we identified an additional 37 Properties for sale. For the years ended December 31, 2004 and 2003, results of operations for these Properties are included in discontinued operations.
     Results from discontinued operations were as follows (in thousands):

	Year
	Ended December 31,
	2004	2003
Revenues	$288,441	$88,198
Expenses	(190,543)	(49,948)
Depreciation and amortization	(35,538)	(14,611)
Write-down of assets	(5,920)	––
Interest and loan cost amortization	(25,051)	(2,146)

Income from discontinued operations	31,389	21,493
Gain on sale of assets	645	––
Loss on extinguishment of debt	––	––
Minority interests	(5,091)	(181)
Income tax (expense) benefit	(1,097)	1,126

	$25,846	$22,438

     In accordance with FAS 144, we do not depreciate Properties classified as real estate held for sale.
          Income Taxes
     We recorded an income tax expense of $27.4 million during the year ended December 31, 2004 as a result of the operating results of our TRS entities related to certain of our Properties and the recording of a valuation allowance of the full amount of our deferred tax asset. As of December 31, 2004, we determined that a valuation allowance was necessary for our entire deferred income tax asset pertaining to a significant portion of our portfolio of limited service and extended stay Properties. The accumulated deferred income tax asset was acquired in connection with the RFS Acquisition and has continued to increase due to net operating losses incurred at TRS entities that lease these Properties. These losses have been generated primarily due to the terms of the TRS leases which were structured in most instances prior to the recent downturn in the lodging industry and in advance of repositioning changes we have made in the third-party management companies operating these Properties. Our determination was primarily based upon the Properties operating histories during the recent lodging industry downtown and the uncertainty of the level of recovery and consequently the uncertainty that the accumulated benefit will be realized in future periods. Accordingly, we increased the valuation allowance from $10 million as of December 31, 2003 to $74 million as of December 31, 2004 associated with our deferred income tax asset in accordance with SFAS No. 109, “Accounting for Income Taxes.”
          Minority Interests
     Minority interest expense representing our partners’ share of income in our consolidated partnerships for the year ended December 31, 2004 was $3.3 million as compared to minority interest income of $1 million for the year ended December 31, 2003. The period-over-period improvements are primarily due to profits received as a result of the partnership which owns two Hilton hotels, offset by the reclassification of $4.9 million of minority interest expense generated by the partnership which owns the Hotel Del, to discontinued operations.
          Earnings Per Share
          Earnings/(loss) per share for the year ended December 31, 2004 decreased $0.66 to a loss of $0.59 as compared to income of $0.07 for the year ended December 31, 2003. The decrease was primarily due to the following:
(i)	Loss on extinguishment of debt of $17.9 million which reduced earnings per share by $0.12;

(ii)	Write-off of costs totaling $11.5 million related to our postponed underwritten offering and to two acquisitions that we are no longer pursuing which reduced earnings per share by $0.08;

(iii)	Recording of a full valuation allowance associated with our deferred tax asset of $24.5 million, or $0.17 per share;

(iv)	Increased exposure to the seasonal slowdown of the hotel and resort industry during the third quarter, the impact of which was magnified by the performance of three of our larger Properties being located in the desert southwest region of the United States. The strongest quarter for these Properties, including certain significant Properties acquired in the KSL Acquisition, is generally the first quarter of each calendar year, and because we did not yet own these Properties during the first quarter of 2004, the seasonally slow third quarter was not offset by the traditionally strong first quarter; and

(v)	Increased general and administrative expenses of $7.3 million which reduced earnings per share by $0.05 pertaining to legal costs incurred in connection with the Class Action Lawsuit, Sarbanes-Oxley compliance, and sales tax incurred on rent received from our TRS entities.
     These expenses were partially offset by a gain on the sale of our investment in Hersha common stock of $9.3 million, which reduced the loss per share by $0.06.
          Hotel and Resort Operating Statistics
     The following table presents, by chain scale classification, our portfolio of 92 Properties (excluding one held for sale) and associated inventory of rooms as of December 31, 2005 (based on STR chain scale classifications):

Industry Segment and Brand Affiliation	Properties	Rooms
Luxury Resort
Independent	4	2,282

Upper Upscale
DoubleTree	1	631
Embassy Suites	4	974
Hilton Hotels & Resorts	9	3,727
Hyatt Hotels & Resorts	3	1,621
JW Marriott*	2	1,444
Marriott Hotels, Resorts & Suites	6	2,377
Renaissance	1	293
Sheraton Hotels	3	659

	29	11,726

Upscale
Courtyard*	12	2,708
Homewood Suites	1	83
Residence Inn	12	1,797
Springhill Suites	4	901
Wyndham Hotels	2	390

	31	5,879

Midscale
Fairfield Inn	1	388
Four Points by Sheraton	2	412
Hampton Inn	17	2,164
Holiday Inn	4	779
Holiday Inn Express	3	370
TownePlace Suites	1	144

	28	4,257

Total	92	24,144

*	Total number of properties includes one property each that are unconsolidated entities.
     During the year ended December 31, 2005, a significant percentage of hotel and resort revenues were earned from Properties managed by four third-party managers: Marriott International, Inc., and subsidiaries; Hilton and subsidiaries; KMO; and Hyatt Corporation. In January 2006, Hilton acquired the three management agreements previously held by KMO. For additional information see “CNL Hotels & Resorts, Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Uses of Liquidity and Capital Resources — Events Subsequent to December 31, 2005.” While we carefully screen our managers and tenants and we have Properties managed by other third-party managers, failure of any of these brands or operators would significantly impact our results of operations including the ability to generate hotel and resort revenues, related earnings and cash flows, and would significantly impact our ability to pay distributions.
     Our results of operations are highly dependent upon the operations of our Properties. To evaluate the financial condition and operating performance of our Properties, management regularly reviews operating statistics such as RevPAR, ADR, occupancy, and hotel and resort operating profit margin. RevPAR is a commonly used measure within the lodging industry to evaluate hotel and resort operations. We define RevPAR as (i) the average daily room rate, or ADR, charged, multiplied by (ii) the average daily occupancy achieved. We define ADR by dividing room revenue by the total number of rooms occupied by hotel and resort guests on a paid basis during the applicable period. We define occupancy by dividing the total number of rooms occupied by the hotel and resort guests on a paid basis during the applicable period by the total number of available rooms at the property. RevPAR does not include revenue from food and beverage, telephone services or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, we consider this measure to be the leading indicator of core revenues for many hotels and resorts. We closely monitor what causes changes in RevPAR because changes that result from occupancy as compared to those that result from room rate have different implications on overall revenue levels, as well as incremental operating profit. For example, increases in occupancy at a hotel or resort may lead to increases in ancillary revenues, such as food and beverage and other hotel and resort amenities, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates would not result in these additional room-related costs. For this reason, while operating profit would typically increase when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability. The data available to make comparisons is limited by the amount, timing and extent of recent acquisitions we made.
     The following tables present information related to our Properties by chain scale classification (as defined by STR) for the year ended December 31, 2005. For hotels and resorts that we acquired during the periods presented, unaudited hotel and resort occupancy, ADR and RevPAR are presented for the period during which we owned the Properties.
Property Operating Data—All Properties
Continuing Operations (1)
For the Year Ended December 31, 2005

	Hotels	Occupancy	ADR	RevPAR
Consolidated
Luxury Resort and Upper Upscale	32	72.2%	$162.70	$117.49
Upscale	27	76.6	99.39	76.09
Midscale	25	72.3	83.09	60.06

Total Consolidated	84	73.2%	$134.79	$98.64
Unconsolidated	2	78.4	183.40	143.80

Subtotal	86	73.5%	$137.81	$101.27
Triple Net Lease(2)	6	71.5	114.17	81.58

Total	92	73.4%	$136.67	$100.30

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.

(2)	Our operating results include only rental revenues received from third-party lessees of these Properties, as we do not directly participate in their hotel operating revenues or expenses.
     The following tables present information related to our “Comparable Properties.” We define “Comparable Properties” as hotels and resorts that we owned at the beginning of and during the entirety of both periods being compared. We consider 81 Properties comparable for the year ended December 31, 2005.

Property Operating Data—Comparable Properties
Continuing Operations (1)
For the Year Ended December 31, 2005

			Var. (ppt.)		Var. (%)		Var. (%)
	Hotels	Occupancy	To 2004	ADR	To 2004	RevPAR	to 2004
Consolidated
Luxury Resort
and Upper
Upscale	24	73.2%	2.5	136.47	6.9%	$99.83	10.7%
Upscale	24	76.2	1.7	98.67	8.3	75.17	10.8
Midscale	25	72.3	2.4	83.09	8.6	60.06	12.4

Total Consolidated	73	73.7%	2.3	114.73	7.5%	$84.61	11.0%
Unconsolidated	2	78.4	2.4	183.40	7.5	143.80	10.8

Subtotal	75	74.1%	2.3	120.16	7.5%	$89.03	11.8%
Triple Net Lease(2)	6	71.5	0.0	114.17	13.6	81.58	13.6

Total	81	73.9%	2.1	119.80	7.9%	$88.57	11.1%

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.
(2)	Our operating results include only rental revenues received from third-party lessees of these Properties, as we do not directly participate in their hotel operating revenues or expenses.
     For the year ended December 31, 2005, RevPAR for our 73 comparable consolidated Properties which were leased to our TRS entities was $84.61, representing an increase of 11 percent, as compared to the same period in 2004. This was a result of a 7.5 percent increase in ADR to $114.73 and a 2.3 percentage point increase in occupancy to 73.7 percent.
     Total comparable consolidated luxury resort and upper upscale Properties reported a RevPAR increase of 10.7 percent, resulting from a 2.5 percentage point increase in occupancy to 73.2 percent and a 6.9 percent increase in ADR to $136.47. Thirteen of the 24 luxury resort and upper upscale Properties reported year over year RevPAR increases of greater than 10 percent and one Property reported a decrease in RevPAR of 3 percent.
     Total comparable consolidated upscale Properties reported a RevPAR increase of 10.8 percent, resulting from a 1.7 percentage point increase in occupancy to 76.2 percent and an 8.3 percent increase in ADR to $98.67. Thirteen of the 24 upscale Properties reported RevPAR increases of greater than 10 percent, and three Properties reported decreases in RevPAR of 2.8 percent, 2 percent, and 1.7 percent, respectively.
     Total comparable consolidated midscale Properties reported a RevPAR increase of 12.4 percent, resulting from a 2.4 percentage point increase in occupancy to 72.3 percent and an 8.6 percent increase in ADR to $83.09. Fourteen of the 25 midscale Properties reported year over year RevPAR increases of greater than 10 percent and three Properties reported decreases in RevPAR of 4.6 percent, 3.6 percent, and 3.4 percent, respectively.
     We define Adjusted Comparable Properties as Properties owned as of the last day of the reporting period and including the Properties acquired during the period (for which historical data is available) as if we owned the properties since the beginning of the period and excluding Properties that: (1) were opened or underwent significant renovations during the reporting periods being compared; (2) have changed reporting periods and therefore results are not comparable on a year-over-year basis; or (3) are held for sale. For 2005 and 2004, we consider 85 of the Properties owned on December 31, 2005 to be Adjusted Comparable Properties. These statistics are presented for informational purposes only in order to assist in the evaluation of our Property operating performance. While we consider this information useful, we caution the reader not to place undue reliance on such information because we did not own all of these Properties during the entirety of both periods being presented. Therefore, these Properties did not all have the same proportional impact on results of operations during both periods.

Property Operating Data—Adjusted Comparable Properties
Continuing Operations (1)
For the Year Ended December 31, 2005

			Var. (ppt.)		Var. (%)		Var. (%)
	Hotels	Occupancy	To 2004	ADR	To 2004	RevPAR	to 2004
Consolidated
Luxury Resort and Upper Upscale	28	73.1%	2.8	$165.63	5.4%	$121.14	9.5%
Upscale	24	76.2	1.7	98.67	8.3	75.17	10.8
Midscale	25	72.3	2.4	83.09	8.6	60.06	12.4

Total Consolidated	77	73.7%	2.5	$134.53	6.4%	$99.09	10.0%
Unconsolidated	2	78.4	2.4	183.40	7.5	143.80	10.8

Subtotal	79	74.0%	2.5	$137.92	6.5%	$102.02	10.1%
Triple Net Lease(2)	6	71.5	0.0	114.17	13.6	81.58	13.6

Total	85	73.8%	2.3	$136.66	6.8%	$100.89	10.3%

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.

(2)	Our operating results include only rental revenues received from third-party lessees of these Properties, as we do not directly participate in their hotel operating revenues and expenses.

Property RevPAR Data – Adjusted Comparable Properties – Quarter by Quarter
Continuing Operations (1)
For the Year Ended December 31, 2005

2005 Quarter		First		Second		Third		Fourth		Year
			Var. (%)		Var. (%)		Var. (%)		Var. (%)		Var. (%)
	Hotels	RevPAR	to 2004	RevPAR	to 2004	RevPAR	to 2004	RevPAR	to 2004	RevPAR	to 2004
Consolidated
Luxury Resort and Upper Upscale	28	$131.65	8.4%	$123.32	5.8%	$114.78	12.7%	$115.13	12.0%	$121.14	9.5%
Upscale	24	76.32	12.6	77.62	12.9	73.01	8.0	74.03	10.0	75.17	10.8
Midscale	25	56.79	12.0	61.02	10.8	62.83	11.4	59.58	15.5	60.06	12.4

Total Consolidated	77	$105.08	9.3%	$101.32	7.4%	$95.67	11.7%	$94.78	12.0%	$99.09	10.0%
Unconsolidated	2	176.19	9.9	154.54	2.9	100.10	6.2	144.21	22.1	143.80	10.8

Subtotal	79	$109.52	9.4%	$104.62	6.9%	$95.95	11.4%	$98.46	13.0%	$102.02	10.1%
Triple net Leases (2)	6	78.16	22.5	85.06	13.0	78.54	10.3	84.19	10.2	81.58	13.6

Total	85	$107.81	9.9%	$103.55	7.2%	$95.00	11.3%	$97.66	12.9%	$100.89	10.3%

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.

(2)	Our operating results include only rental revenues received from third-party lessees of these Properties, as we do not directly participate in their hotel operating revenues and expenses.

     Other Information
          Credit Enhancements
     We benefit from various types of credit enhancements that have been provided by the third-party managers of some of our Properties. These credit enhancements may be provided to us directly or indirectly through unconsolidated entities and guarantee us certain minimum returns on our Properties. We recognize funding under these arrangements either as reductions in operating expenses, reductions in hotel and resort management fees or as liabilities, depending upon the nature of each credit enhancement agreement and whether there is a direct continuing obligation to repay funded amounts in the future. All of the credit enhancements are subject to expiration or “burn-off” provisions over time or at such time that the funding limit has been reached. There can be no assurance that market conditions will allow us to continue to obtain credit enhancements on Properties, including Properties acquired in the future. As a result of the downturn in the overall economy in 2001 and the impact of various global political events, including the threat of terrorism and military conflicts and their adverse effect on the lodging industry as a whole and our operations specifically, we relied on credit enhancements to substantially supplement our net earnings, cash flows and thereby our ability to make distributions to our stockholders. To the extent that one or more of the aforementioned events or conditions occur in the future and our current credit enhancements are fully utilized or expire, our results of operations, cash flows and thereby our ability to pay distributions to stockholders will be adversely affected.
     As of December 31, 2005, we had approximately $2.1 million in outstanding liabilities from certain of our credit enhancements. In addition, as of December 31, 2005, we had approximately $32.8 million which remained available for funding under all of our existing credit enhancements (including $8.4 million available to our unconsolidated entities). As of December 31, 2005, our unconsolidated entities had liabilities of approximately $13.8 million relating to the future repayment of certain credit enhancements.
     Liabilities from credit enhancements result from those credit enhancements which are required to be repaid by us, or our unconsolidated entities in the future, typically, at such time when the net operating income of the applicable Property or Properties covered by the arrangement exceeds predefined minimum returns to us or our unconsolidated entities. Consistent with other borrowings, these repayments will reduce our future cash flows available for distributions to stockholders.
     Liquidity and Capital Resources
     During the year ended December 31, 2005, our principal sources of liquidity were cash flows from operating activities, net proceeds from the disposition of Properties, short-term and long-term borrowings, including credit enhancements, and net cash received from membership deposits. Historically, we have used cash primarily to acquire, develop, maintain and improve Properties, to invest in joint ventures which acquire and own Properties, and to service debt and pay distributions to our stockholders. We are required to distribute at least 90 percent of our taxable income to stockholders in order to maintain our REIT status. Our sources of cash also included proceeds from the sale of our common shares under the terms of our DRP. However, such proceeds during 2005 have been fully utilized to fulfill redemption requests made by our stockholders pursuant to our Redemption Plan. Under the Redemption Plan, the redemption of our common shares, requested for redemption by our stockholders, is dependent on the proceeds we receive from the DRP. In the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, redemption requests outstanding exceeded the level of proceeds we received from the DRP. Based upon the level of redemption requests currently outstanding, we do not anticipate that proceeds from the DRP will provide an incremental source of cash for the year ended December 31, 2006.
          Sources of Liquidity and Capital Resources
     Historically, we have satisfied our liquidity requirements through our common share offerings, cash flow from operations, our borrowings and cash provided by our credit enhancement arrangements. In addition, in certain instances, our borrowing in connection with Property acquisitions has provided excess borrowing capacity that we have used to satisfy our liquidity requirements. Our ability to incur additional debt is dependent on a number of factors, including, but not limited to, our degree of leverage, the value of our assets (particularly those which are unencumbered), access to secured or unsecured debt or lines of credit, borrowing restrictions imposed by our existing lenders, as applicable, and the availability of debt from capital markets. All but one of our Properties is currently collateralized under the terms of our various debt agreements. Based upon our internal Property valuations and third-party appraisals for Properties recently acquired, we believe the value of our Properties exceeds the fair value of our debt and that if we so choose, we may be able to obtain limited amounts of additional loan proceeds by increasing leverage on certain existing Properties through the refinancing of certain loans. We may also be able to borrow on an unsecured basis.
          Common Stock Offerings and Debt Financing
     During the year ended December 31, 2005, we raised $43.3 million in proceeds from the sale of our common shares under the terms of our DRP. Substantially all of the proceeds from the sale of these shares were used to redeem shares under our Redemption Plan.
     In November 2005, in connection with the payment of a commercial insurance policy premium, we entered into a $12.5 million loan with Cananwill, Inc., the insurer of the policy (the “Cananwill Loan”). The Cananwill Loan has a maturity date of October 1, 2006 and an annual interest rate of 6.99 percent.
     In conjunction with our strategy to effectively manage our corporate capital structure, we have both reduced and favorably-refinanced existing indebtedness, as well as obtained new financing to enhance liquidity.
     On September 30, 2005, CNL Hospitality Partners, LP, a wholly-owned subsidiary of ours, entered into a $200 million senior secured revolving credit facility. The Revolver was arranged by Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Bank of America, N.A. is the Administrative Agent. The syndicate of participating financial institutions includes Barclay’s Capital, Calyon New York Branch, Citibank North America Inc., Deutsche Bank Trust Company Americas and Wachovia Bank NA. We have an interest in an unconsolidated joint venture that has a $300 million loan with Barclay’s Capital.
     The Revolver has an initial maturity date of September 30, 2008. The initial interest rate is one-month LIBOR plus a 225 basis point margin (one-month LIBOR was equal to 4.39 percent as of December 31, 2005), with provision for potential decreases in the rate during the term based upon decreases in our leverage level. Approximately $73 million of the Revolver was drawn at closing to retire the remaining balance of a $353 million senior secured term loan one year prior to its scheduled maturity and to pay closing expenses related to the Revolver. On November 7, 2005, we repaid the outstanding balance on the Revolver using proceeds from the WBR Sale. As of December 31, 2005, there is no outstanding balance remaining on the Revolver; however, it is securing several stand-by letters of credit, thereby reducing the amount available to us.
     The Revolver is collateralized by 25 Properties, and contains affirmative and negative loan covenants, as defined in the Revolver agreement, which require us to, among other things, (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) maintain reserve accounts, and (iii) comply with other customary affirmative and negative covenants including a restriction on the amount of distributions to stockholders in excess of the sum of, as of any date, (a) $50 million and (b) an amount equal to the sum of Parent’s Cash Available for Distribution (as defined in the Revolver agreement) for the fiscal quarter ended December 31, 2005 and each fiscal quarter thereafter through such date. Interest-only payments are due monthly with any outstanding principal balance due at the anticipated maturity date in September 2008. We are in compliance with these covenants as of December 31, 2005.
     On June 15, 2005, DRR, LLC, one of our unconsolidated entities, entered into a $301.5 million loan agreement (the “DRR Loan”) with Barclays Capital Real Estate Inc. The DRR Loan has an initial maturity date of July 9, 2007 and includes three additional one-year extensions, subject to certain conditions, available at DRR, LLC’s option including the payment of an extension fee. Approximately $275 million of the DRR Loan proceeds were used to refinance all of the previously existing outstanding debt of DRR, LLC. The remaining proceeds were used to pay expenses related to the early extinguishment of the previously existing debt and closing of the DRR Loan. In connection with refinancing, DRR, LLC recorded a loss on extinguishment of debt of $15.7 million.

     The DRR Loan is collateralized by the Desert Ridge Property, bears interest at a rate of one-month LIBOR plus 226 basis points per year (one-month LIBOR was equal to 4.39 percent as of December 31, 2005), and contains restrictive covenants, as defined in the loan agreement, which require DRR, LLC to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. Payments of interest only are due monthly through the expected maturity in July 2007. The interest rate on the new debt is substantially less than the weighted-average rate of the refinanced debt. DRR, LLC is in compliance with the covenants as of December 31, 2005.
     In conjunction with the DRR Loan, DRR, LLC entered into an interest rate protection agreement which caps one-month LIBOR at 4.50 percent for the initial term of the DRR Loan. The interest rate protection agreement is designated as a cash flow hedge. DRR, LLC paid $1 million to acquire this hedge. On June 28, 2005, the DRR Loan balance was reduced to $300 million and the interest rate was adjusted to LIBOR plus 225 basis points on an annual basis.
     On February 9, 2005, through the Del Coronado Partnership, we obtained a $400 million loan from an Affiliate of Deutsche Bank (the “Del CMBS Loan”). The Del Coronado Partnership owns the Hotel Del. The initial funding under the loan in the amount of $340 million occurred on February 9, 2005 and the remaining funding of $60 million was received on April 7, 2005.
     Upon the closing, $290 million of the loan proceeds was used to refinance the existing outstanding debt of the Del Coronado Partnership. In connection with the repayment of the original loan, we wrote off $2.7 million in unamortized loan costs and incurred a prepayment penalty of $1.5 million. These amounts were recorded as a loss on extinguishment of debt during the year ended December 31, 2005, and are included in discontinued operations in the accompanying consolidated statements of operations. The Del Coronado Partnership distributed a portion of the proceeds to us and our partner as return of capital and has designated a portion of the loan proceeds to make improvements to the Hotel Del. The remaining portion of the loan proceeds have been designated to finance the Del Coronado Partnership’s development of beachfront units on a parcel of land adjacent to the Property, as well as an expansion of fitness and spa facilities. For additional information see “Uses of Liquidity and Capital Resources — Events Subsequent to December 31, 2005.”
     The loan bears interest at a blended rate of one-month LIBOR plus 210 basis points per annum (one-month LIBOR was equal to 4.39 percent as of December 31, 2005). The loan requires monthly payments of interest only through maturity on February 9, 2008. There are two one-year extensions available to the Del Coronado Partnership subject to, among other conditions, the loan not being in default and extended interest rate caps being provided. The loan is collateralized by the Hotel Del and the Del Coronado Partnership equity and contains restrictive covenants, as defined in the debt agreement, which require the Del Coronado Partnership to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The Del Coronado Partnership is in compliance with these covenants as of December 31, 2005.
     In connection with the loan, the Del Coronado Partnership entered into various interest rate protection agreements in order to cap the LIBOR interest rate of the loan at 4 percent per annum for the initial term of the loan. These agreements have been designated as cash flow hedges. The Del Coronado Partnership paid $3.9 million to acquire these interest rate protection agreements.
     In addition, in connection with the sale of 39 Properties during the year ended December 31, 2005, we received gross proceeds of approximately $650.1 million. Substantially all of the net proceeds received in connection with the sale of these Properties were used to pay down approximately $541 million of long-term indebtedness.

     As of December 31, 2005 and 2004, our fixed and variable rate debt instruments, excluding debt of unconsolidated partnerships, were as follows (in thousands):

	2005	2004
Mortgages payable	$2,580,079	$2,829,495
Construction loan facilities	—	40,305
Tax incremental financing note	7,783	7,783

Indebtedness collateralized by Properties	2,587,862	2,877,583

Unsecured notes	11,592	1,000

	$2,599,454	$2,878,583

     As of December 31, 2005, the weighted average interest rate on our debt was approximately 7.30 percent. Approximately 62.8 percent of our total debt is subject to variable rate interest as of December 31, 2005. We have entered into interest rate protection agreements with respect to this variable rate debt to mitigate the effect of increases in interest rates. Of the total amount of variable rate debt, 87 percent is capped by various interest rate protection agreements. As a result of these agreements, this portion of our debt is capped to a total weighted-average interest rate of 7.69 percent.
     Our objectives and strategies with respect to long-term debt are to (i) minimize the amount of interest incurred on permanent financing while limiting the risk related to interest rate fluctuations through hedging activities, (ii) maintain the ability to partially finance growth and (iii) maintain the ability to refinance existing debt. For our mortgage notes that bear interest at fixed rates, changes in market interest rates during the term of such debt will not affect our operating results. The majority of our fixed rate debt arrangements allow for repayment earlier than the stated maturity date. These prepayment rights may afford us the opportunity to mitigate the risk of refinancing at maturity at higher rates by refinancing prior to maturity. All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions.
          Credit Enhancements
     On January 31, 2006, we, through various Affiliates, entered into the Amended Management Agreements between MCO, now an Affiliate of Hilton, and Affiliates of ours which became effective as of February 1, 2006. The Amended Management Agreements provide, among other things, for reimbursement by Hilton and MCO to us of certain owner-funded capital improvements at two of the Resorts, up to $20 million. Hilton and MCO also entered into a separate guaranty agreement with our Affiliates providing, among other things, that Hilton and MCO guarantee, for a period of three years or until the specified threshold level of $50 million is reached, whichever occurs first, payment to us, within certain parameters, of the supplemental funds, if any, necessary for the operating performance for each of the Resorts being managed under the Amended Management Agreements to meet the specified threshold levels.
          Operating Leases
     In March 2004, we were notified by our third-party tenants that leased ten of our Properties, all of which are affiliated with Marriott, that the net operating income for the ten Properties would be insufficient to pay the scheduled rent under the terms of the leases for these ten Properties. At that time we began negotiating alternative arrangements with those tenants.
     In August 2004, we terminated the existing third-party leases and entered into new leases with a wholly-owned TRS for six of the ten Properties discussed above (hereinafter referred to as the “Marriott Six”). The TRS entity simultaneously entered into long-term management agreements with an Affiliate of Marriott. All rents due and payable under the existing leases had been paid in full at the time of the termination. Since the effective date of the new leases, the results of operations of these Properties have been reflected in our consolidated results of operations in lieu of rental income that was historically reported. During 2004, the net operating income for the

Marriott Six Properties has approximated the base rents that were historically received for these Properties. There can be no assurance that net operating income will not decrease in the future.
     On December 30, 2004, the tenant for three of the ten Properties defaulted under the lease agreements for such Properties and we exercised our right to acquire 100 percent of the capital stock of the third-party tenant corporation. As a result, we became a party to management agreements with Marriott and these three Properties (hereinafter referred to as the “Marriott Three”) are now leased to a corporation that is wholly-owned by us which qualifies as a TRS. The results of operations of these Properties are reflected in our consolidated results of operations in lieu of the rental income which had historically been recognized and reported. The net operating income generated from these Properties has historically been less than the base rent that we received under the leases.
     Simultaneously with the acquisition of the capital stock of the third-party tenant, we entered into a pooling arrangement with Marriott which allows us to pool the operating results of the Marriott Six and the Marriott Three Properties (collectively, the “Combined Portfolio”). Under the terms of the pooling arrangement, we are entitled to receive from Marriott a predefined minimum return on the Combined Portfolio. Each year after we have received our predefined minimum return, excess operating income will be paid to Marriott as an incentive management fee (“IMF”) until a predetermined cumulative total IMF has been paid. After the payment of the cumulative total IMF, the excess operating income will be allocated between us and Marriott based on a formula defined in the pooling agreements.
     As a result of the negotiation which resulted in the above transactions and agreements, we agreed to return security deposits totaling $6.1 million that relate to the Marriott Six and the Marriott Three Properties.
     In December 2004, in connection with the transactions described above, we entered into an agreement whereby Marriott agreed to provide a guarantee for the payment of rent under the terms of the lease for the last of the ten Properties through December 31, 2006. We expect that the maximum funding under the guarantee will be sufficient to ensure the full payment of base rent for such Property through December 31, 2006. Any fundings under the guarantee will be treated as rental income from operating leases in the accompanying consolidated statements of operations.
     In connection with receiving this guarantee, we have also agreed to make certain future modifications to the lease agreement beginning in January 2007, but no later than December 2007, including but not limited to, a reduction in base rent due under the lease and expanding the percentage rent formula. These modifications are subject to lender approval and there can be no assurance that such approval will be obtained. Under the terms of the existing mortgage agreement, the mortgage held by this lender is scheduled to mature on December 1, 2007. At that time, the lease modifications are expected to be made unless they have previously occurred.
          Investments
     In 2003, through a wholly-owned subsidiary, we invested $19 million in 190,266 shares of convertible preferred partnership units of Hospitality Limited Partnership. Through March 31, 2004, this investment was accounted for under the cost basis method of accounting as there was no market for the underlying investment. In April 2004, we exercised our right to convert these shares into 2.8 million shares of common stock of Hersha Hospitality Trust (“HT”), a publicly-traded hospitality REIT, and simultaneously sold 2.5 million of these shares. The HT common stock sold generated approximately $25 million in gross proceeds and resulted in a realized gain of approximately $8 million. The net proceeds were used to pay down a portion of the KSL Short-Term Loan.
     In December 2004, we sold the remaining 316,000 shares of HT common stock for proceeds of $3.4 million, resulting in a gain of $1.3 million. As of December 31, 2005, we no longer own any shares of Hersha common stock; however, we remain a majority owner in a partnership with HT that owns one Property in New York, New York.

          Membership Deposits
     Since April 2004, our cash flows and financial condition include the receipt of member deposits representing the required deposits for certain membership plans that entitle members to various golf, tennis and social facilities and related services at some of our hotels and resorts. Membership deposits are recognized as a liability. Under our primary membership programs, deposits generally become refundable upon:
•	Demand by the member after 30 years in the program;

•	The sale of the member’s home in the resort community when the home buyer purchases a new membership;

•	The member’s withdrawal from the program and a request for a refund under the “Four-for-One” program; or

•	In case of a member’s death, a request for refund by the surviving spouse.
     Under the “Four-for-One” program, a member can, upon notification to us, cause us to repurchase his or her membership and refund the related deposit. However, our obligation to repurchase a membership and refund the deposit occurs only after we have sold four new memberships for each member who has requested a refund under this program. Certain of our Properties recently implemented a “One-for-One” program applicable in limited circumstances whereby a member can, upon notification to us cause us to repurchase his or her membership and refund the related deposit which we would be obligated to repurchase after we have sold one new membership.
          Sale of Properties
     In November 2005, a partnership in which we own an interest sold its sole asset, the WBR Property, which resulted in $50.1 million of net proceeds being distributed to us.
     On September 1, 2005, we completed the sale of five non-strategic hotel Properties to Pyramid Hotel Opportunity Venture LLC for $109 million in cash.
     On August 30, 2005, we completed the sale of the Lake Lanier Islands Resort to LLI Management Company, LLC for a purchase price of $24.5 million, resulting in gross cash proceeds of $13 million. In addition to the proceeds received in connection with this sale transaction, we received approximately $6 million of proceeds in connection with the termination of a sub-lease with Marriott pertaining to Marriott’s Renaissance PineIsle Resort and Golf Club.
     On June 17, 2005, we completed the sale of 30 of our Properties to Ashford Hospitality Limited Partnership, an Affiliate of Ashford Hospitality Trust, Inc. (NYSE: AHT), for total gross proceeds of $465 million in cash. Upon closing, $302.7 million of outstanding debt as well as $107.9 million in additional debt pursuant to the release provisions of two of our debt agreements was repaid with a portion of the proceeds from this sale.
     On June 9, 2005, we completed the sale of the Holiday Inn Express located in Austin, TX for total gross proceeds of $2.8 million in cash. On March 10, 2005, we sold the Holiday Inn Express located in Bloomington, MN for $5.5 million in cash.
     As a result of the sale of the aforementioned 39 Properties, we received total gross proceeds of approximately $650.1 million. Substantially all of the net proceeds received in connection with these six transactions were utilized to pay down approximately $541 million of long-term indebtedness. In October 2005, we also agreed to sell all of our interest in the partnership which owns the Hotel Del. The transaction closed on January 9, 2006. Upon closing we received approximately $166 million in cash proceeds. We intend to utilize the net proceeds from this transaction primarily for the acquisition of Properties and other liquidity requirements of a general corporate purpose.

          Uses of Liquidity and Capital Resources
     Our short-term and long-term liquidity requirements consist primarily of funding our operating expenses and other expenditures directly associated with our Properties and maintaining our status as a REIT, including:
•	Interest expense and scheduled principal payments on our indebtedness;

•	Capital expenditures to improve or expand our Properties;

•	Refunding of membership deposits;

•	Existing development and/or renovation activities;

•	Payment of legal fees, settlement payments under the MOU and other costs in connection with the Class Action Lawsuit and other proceedings, whether incurred in the ordinary course of business or otherwise;

•	Recurring repairs and maintenance expenditures required to maintain our Properties,

•	Acquisitions of Properties;

•	Asset management fees;

•	Payments on the Promissory Note; and

•	Distributions paid to our stockholders pursuant to our distribution policy and to maintain our REIT status.
     We expect to meet our short-term liquidity needs through a combination of the following:
•	Cash on hand;

•	Cash provided by operations;

•	Credit enhancement funding;

•	Proceeds from other secured and unsecured debt offerings or lines of credit, including refinancings;

•	Deposits from our membership programs;

•	Reserves established for the replacement of furniture, fixtures and equipment; and

•	Proceeds from the sale of Properties.
     We are required to distribute at least 90 percent of our taxable income to maintain our REIT qualification for tax purposes. The second, third and fourth quarter of 2005 distributions reflect a distribution rate of $0.25 per share as compared to $0.35 per share in the first quarter of 2005. If Property performance declines as a result of decreasing general economic conditions or events such as terrorist activity, additional military action or other economic and geopolitical events, we may have to reduce distributions to our stockholders further or may choose to defer capital expenditures. The terms of our Revolver limit the amount of distributions that we can pay to our stockholders based on cash available for distribution as defined in the Revolver loan agreement. If we were to sustain our distribution rate per share at the current level, we expect we would not reach the limit imposed by this loan facility in the twelve months subsequent to December 31, 2005. Certain loan agreements contain net worth or debt service coverage ratio requirements. Violation of these covenants could potentially trigger penalties, including increased interest rates and cash management arrangements whereby the lenders or their designated loan servicers capture operating cash from certain Properties and administer the payment of property taxes, insurance, debt service and expenditures for other obligations. Other covenants restrict our ability to borrow money, make investments and sell assets or enter into mergers or acquisitions. In addition, the Revolver contains a restriction regulating the payment of certain distributions on or repurchase of capital stock. The limitation on distributions is set at $50 million above cash available for distributions as defined in the agreement relating to the Revolver. We are in compliance with these covenants as of December 31, 2005. We do not intend to reserve funds to retire existing secured or unsecured indebtedness upon maturity.
     Due to the effects of Hurricane Katrina, LHO New Orleans, LLP (“LHO”), a wholly-owned subsidiary of ours, has requested the waiver of a debt service coverage ratio requirement for 2006 under the existing mortgage loan on our JW Marriott Property in New Orleans, Louisiana. As of December 31, 2005, LHO was in compliance with the debt service coverage ratio requirement set forth in the loan documents. The servicer of the existing mortgage, GEMSA Loan Services, LP, has accepted this request from LHO and is currently reviewing the data provided by us in conjunction with this request. There can be no assurances that our request will be granted. The balance outstanding on this mortgage loan at December 31, 2005, was $45.1 million.
     Our ability to incur additional debt is dependent on a number of factors, including but not limited to, our degree of leverage, the value of our assets (particularly those which are unencumbered), access to unsecured debt offerings or lines of credit and borrowing restrictions imposed by our existing lenders, as applicable (for additional information on debt covenant requirements, see “Sources of Liquidity and Capital Resources — Common Stock Offerings and Debt Financing”).
     In 2006, we expect to spend $79.2 million for recurring capital improvements, which is expected to be funded from capital reserves that we currently have set aside for such purposes, and $99.8 million for renovations, which is expected to be funded from the sources listed above. Significant projects that are planned or currently in-progress for 2006 include a new spa at The Arizona Biltmore in Phoenix, a new signature pool at La Quinta Resort & Club in Palm Springs, California, and a new ballroom at each of the following Properties: the Doral Golf Resort & Spa in Miami, The Ritz-Carlton Orlando and the JW Marriott Desert Ridge Resort & Spa in Phoenix. If these sources are not sufficient we may need to defer certain capital expenditures, reduce distributions to stockholders or both.
     We expect to meet our long-term liquidity needs through a combination of the following:
•	Sources described above with respect to our short-term liquidity;

•	Selective disposition of non-core assets or other assets, which, upon sale, should generate net positive cash flow after debt repayments;

•	Selective sale or contribution of hotels or resorts to joint ventures formed with unrelated investors, which may have the net effect of generating additional capital; and

•	Issuance of additional equity and/or debt securities (other than in connection with the DRP).
     We believe that our long-term liquidity needs will be met through a combination of the sources listed above. If the above sources are not sufficient or we are unable to obtain access to such capital to fund our long-term liquidity requirements, we will pursue other actions, which may include but are not limited to, deferring capital expenditures, further reducing our distributions and/or selling certain additional Properties.
          KSL Acquisition
     On April 2, 2004, through CNL Resort Acquisition Corp., one of our wholly-owned subsidiaries, we acquired all of the outstanding capital stock of KSL Recreation Corporation (the “KSL Acquisition”) for $1.4 billion in cash plus closing costs and transaction-related fees of $26.5 million and the assumption of the outstanding debt of

KSL and its subsidiaries of $794 million in mortgage loans, as well as KSL’s other outstanding liabilities. Pursuant to the stock purchase agreement, additional consideration of $12.7 million was paid out in the third quarter of 2004, relating to the final adjustment of the working capital balance included in the purchase price.
     Fair values of assets acquired and liabilities assumed at the date of acquisition of KSL are based on independent third-party appraisals and valuation studies from independent third-party consultants, which were finalized during the fourth quarter of 2004. The final allocation resulted in $153 million being allocated from goodwill to land, buildings and equipment.
     In connection with this transaction, we obtained the following Properties:

Property	Location	# of Rooms
Grand Wailea Resort and Spa	Wailea, Hawaii	780
La Quinta Resort and Club and PGA West	La Quinta, California	617
Doral Golf Resort and Spa	Miami, Florida	692
Arizona Biltmore Resort and Spa	Phoenix, Arizona	606
Claremont Resort and Spa	Berkeley, California	279
Emerald Pointe Resort	Lake Lanier Islands, Georgia	246

		3,220

     Concurrent with the closing of the KSL Acquisition, we entered into interim management agreements with an Affiliate of the former parent company of KSL to operate all six Properties on an interim basis. In August 2004, we entered into long-term management agreements for four of these Properties (three with an Affiliate of the former KSL parent and one with a subsidiary of Marriott). We had an interim management agreement for the fifth Property that was scheduled to expire on July 31, 2005. On July 31, 2005, the interim management agreement for this Property was amended to extend the agreement through August 31, 2005. On August 30, 2005, we sold the Property subject to such interim management agreement. We also had an interim management agreement for the sixth Property that expired on July 31, 2005. Effective as of July 31, 2005, we entered into a management agreement with Interstate Hotels & Resorts, Inc. to operate this Property.
     We have entered into an agreement with Marriott relating to the Doral Golf Resort and Spa Property, whereby we received minimum return guarantees, effective August 16, 2004. The minimum return guarantee, which guarantees a certain level of operating income from this Property for the first three years, is subject to expiration and/or burn-off provisions over time and has a maximum funding limit of $10 million. Funding in 2005 under this guarantee was $0.4 million, the remaining balance available to us, and has been recognized as a reduction of operating expenses during the year ended December 31, 2005. After the later of December 31, 2006 or the completion of the ballroom renovation at the Property, the manager has agreed to waive certain management fees by the amount of the shortfall, if any, between hotel operating profit and our minimum return.
     We financed the KSL Acquisition by using $367.5 million in cash and by obtaining a $1.1 billion short-term loan (the “KSL Short-Term Loan”)with an interest rate of LIBOR plus 2.75 percent. In July 2004, $35.9 million of this loan was repaid with the net proceeds from our sale of Hersha common stock, a publicly-traded hospitality REIT, and the net proceeds from the July 2004 sale of two Properties. In August 2004, an additional $654.2 million of this loan was repaid with the proceeds from a secured mortgage loan. In October 2004, the remainder of the KSL Short-Term Loan was repaid with proceeds from a senior term loan.
          Distributions
     During the years ended December 31, 2005, 2004 and 2003, we declared and paid distributions to our stockholders of $168.1 million, $218.3 million and $130 million, respectively. As we began reporting in the third quarter of 2004, we anticipated that the distribution rate might be reduced to support our long-term financial goals. On June 16, 2005, the Board decided to lower the distribution rate to $0.25 per share based on its second quarter analysis of our distribution policy.

     During the year ended December 31, 2005, $5 million in cash flows from operating activities was generated by credit enhancement funding. Distributions in 2005 were paid from available cash, including but not limited to, cash generated from operations and proceeds from asset dispositions.
     Our distribution policy is based on a balanced analysis of value creation reflective of both current and long-term stabilized cash flows of our Properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter and anticipated operating results for the next fiscal year, economic conditions, other operating trends, our financial condition, loan restrictions, capital requirements and the avoidance of volatility of distributions. To maintain our qualification as a REIT under the Code, we are required to make annual distributions to our stockholders of at least 90 percent of our taxable income on a tax basis excluding net capital gains.
     As stated above, the second, third and fourth quarter of 2005 distributions reflect a distribution rate of $0.25 per share. As reported in our Current Report on Form 8-K, dated June 16, 2005, our decision to adjust distribution levels, commencing with the second quarter 2005 distributions, was based primarily on, but was not limited to, the following factors:
•	the postponement of our listing event in August 2004 delayed our opportunity to raise capital in the public markets;

•	although the lodging industry’s current performance trends are positive, the downturn was deeper and longer than we or industry experts anticipated, and a portion of our Properties were recently constructed, renovated or repositioned, causing us to utilize the majority of our minimum return guarantees and credit enhancements as of the end of 2004;

•	our strategy for generating additional operating income by reinvesting funds in the development, renovation and expansion of our premier Properties; and

•	our commitment to manage our corporate debt and enhance the flexibility of our balance sheet.
     We carefully evaluated our decision to reduce the distribution rate in the second quarter of 2005 and we believe it was the best course of action to create long-term value for us and our stockholders.
     We believe our strategy of investing in the lodging sector when it was out of favor between 2001 and early 2004, as well as our current focus on maximizing internal revenue growth, have positioned and will position us to take advantage of today’s favorable lodging market fundamentals.
     For the years ended December 31, 2005, 2004 and 2003, 31 percent, 23 percent and 39 percent, respectively, of the distributions received by stockholders were considered to be ordinary income, 34 percent, 0 percent and 0 percent, respectively, of the distributions paid to stockholders were considered capital gain distributions, and 35 percent, 77 percent and 61 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2005 and 2004, were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital as defined in the Charter. The return of Invested Capital relates to a preferred return to our stockholders, as defined in the Charter, consisting of the sum of (i) the Stockholder’s 8 percent Return, as defined in the Charter, and (ii) 100 percent of the Invested Capital. Prior to possible payment of certain fees to the Advisor pursuant to the Charter, our stockholders must first receive their Preferred Return. Invested Capital is calculated pursuant to the Charter and requires that, among other things, the portion of any distribution that is attributable to Net Sales Proceeds is deducted from the calculation of Invested Capital. Since none of our distributions were deemed to have resulted from such proceeds, Invested Capital was not reduced for purposes of calculating the Preferred Return.

          Stock-Based Compensation
     Effective February 25, 2005, the Board approved a Deferred Fee Plan (the “Plan”) for the benefit of our directors and their beneficiaries. Under the terms of the Plan, Directors may elect to defer the receipt of cash fees (“Cash Fees”) and stock fees (“Stock Fees,” and collectively with the “Cash Fees,” the “Fees”) for their services as directors. Pursuant to a Deferred Fee Agreement (the “Deferred Fee Agreement”), each director elects the type of Fees to be deferred (Cash Fees and/or Stock Fees), the percentage of such Fees to be deferred, and the future date of distribution of the deferred Fees and any earnings thereon. Under the Deferred Fee Agreement (i) deferred Cash Fees may be directed to a deferred cash account or invested in a deferred stock account and (ii) deferred Stock Fees may only be directed to a deferred stock account. Elections to defer such Fees remain in force for subsequent years, unless amended or revoked within the required time periods.
     Each director with a deferred cash account will be paid interest on the cash balance as of the end of each calendar quarter, at a rate equal to the prime rate plus 2 percent as of such quarter end. Each director with a deferred stock account on the record date of a distribution on shares will be credited on the payment date of the distribution with a number of stock units determined in accordance with the Plan.
     The benefit to each director will equal the Fees deferred plus any earnings (interest or dividends) credited to the deferred Fees. The deferred Fees plus the earnings thereon will be distributed at such time as chosen by each director at the time of the deferral election. Such distributions may occur on a fixed date, on the January 15th following a director’s separation from service or the first day of the first month after the director reaches a designated age. Should a director fail to elect a time when Fees shall be distributed, then the deferred Fees will be distributed as of the January 15th following the director’s separation from service from us.
     Our Compensation Committee and Board have approved the grant of our common shares in the amount equivalent to $10,000 and reflecting a $20 share price for each quarter of service to our five Independent Directors. During the years ended December 31, 2005 and 2004, we recorded compensation expense of $275,000 and $200,000, respectively, based on a deemed price of $20 per common share. In the future, pursuant to our long-term incentive plan, we intend to issue our common shares to the independent members of the Board on a quarterly basis or as determined appropriate by the Compensation Committee in the amount equivalent to $10,000. In the event that we complete a merger with the Advisor, we also expect to issue stock units to certain employees in the future, subject to the approval of the Compensation Committee.
          Cash Flows
     During the years ended December 31, 2005, 2004 and 2003, we generated cash from operations of $169.8 million, $213.7 million and $112.9 million, respectively. The increase in cash flows from operations is primarily due to the acquisition of several significant Properties during 2004, 2003 and in early 2002. Included in cash flows from operations is funding from credit enhancements totaling $5 million, $30.4 million and $41.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.
     Cash flows provided by investing activities for the year ended December 31, 2005, was $525.2 million as compared to cash flows used in investing activities of $1.58 billion and $1.89 billion for the years ended December 31, 2004 and 2003, respectively. For 2005, the generation of cash was driven largely from the sale of Properties. During 2004 and 2003, the usage of cash was driven primarily by the acquisition of Properties.
     Cash flows used in financing activities during the year ended December 31, 2005 was $714.7 million, including $168.1 million in distributions to stockholders and $504 million of principal payments on mortgage loans net of proceeds, including repayments on lines of credit. Cash flows provided by financing activities for the years ended December 31, 2004 and 2003, were $1.32 billion and $1.88 billion, respectively. The cash provided by financing activities during 2004 was primarily generated by proceeds from mortgage loans used to acquire Properties. The cash provided by financing activities during 2003 was primarily generated from subscriptions received from stockholders.

          Commitments and Contingencies
     On February 6, 2006, plaintiffs’ and defendants’ counsel, on our behalf, the Advisor, and certain of our current and former directors and officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, McAllaster, Parsons, Adams and Dustin, executed a non-binding MOU, which sets forth the general terms of an agreement in principle for the settlement of the Class Action Lawsuit. On April 3, 2006, the aforementioned parties executed the Stipulation which sets forth the terms of an agreement for the settlement of the Class Action Lawsuit. For a detailed discussion concerning the Class Action Lawsuit, see “Proposal I — The Amended Merger Proposal — Legal Proceedings.”
     Based upon the terms of the MOU, we accrued $34.2 million as of December 31, 2005, representing the present value of the total settlement estimate of $40.5 million, and recognized the related charge as an expense for litigation settlement in our statement of operations for the year ended December 31, 2005.
     On March 13, 2006, we filed a lawsuit against Twin City Fire Insurance Company, Houston Casualty Company and Landmark American Insurance Company for declaratory judgment, breach of contract, attorneys’ fees and other relief under the Insurance Policies with stated aggregate limits of $30 million. Our D&O Action seeks, among other things, reimbursement of our costs incurred in connection with the Class Action Lawsuit, including defense costs and payments contemplated by the MOU, to the fullest extent of the Insurance Policies and as otherwise permitted by law. There can be no assurance that we will prevail in the D&O Action.
     Lawsuits (and related appeals), claims and other legal or regulatory proceedings have been or may be instituted or asserted against us pertaining to our operations, offerings, unrecognized preacquisition contingencies and in the ordinary course of our business activities. Although the results of existing claims or litigation (and related appeals) cannot be predicted with certainty, we believe that the disposition of matters that are pending or asserted will not have a material adverse effect on our financial position, results of operations or liquidity. See “Proposal I — The Amended Merger Proposal — Legal Proceedings” for a summary of significant litigation in which we are involved.
     As of December 31, 2005, we had commitments to fund furniture, fixture and equipment replacements and capital improvements at our Properties. During 2006, we expect to spend a total of $179 million on the replacement of furniture, fixtures and equipment (“FF&E”) and capital improvements. Of this total, $79.2 million is expected to be funded from cash held in FF&E reserve accounts and $99.8 million is expected to be funded from our other sources of liquidity listed above. We also are committed to fund our pro rata share of working capital shortfalls and construction commitments for our consolidated and unconsolidated joint ventures, if shortfalls arise. We do not anticipate any such shortfalls occurring at this time.
          Commitments and Contingencies—CNL Hospitality Corp. Amended Merger and Other Matters:
     On March 31, 2005, we entered into a renewal agreement, with respect to an advisory agreement, dated as of April 1, 2004, between us and the Advisor, pursuant to which the Advisory Agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006. On March 30, 2006, such agreement was renewed for a further three-month period commencing on April 1, 2006 and ending on June 30, 2006. Pursuant to the terms of the 2006 Renewal Agreement, the parties agreed to further review and negotiate the rate of Acquisition Fees under the Advisory Agreement.
     On December 30, 2005, we and the Advisor entered into an amended Advisory Agreement. The Amended and Restated Renewal Agreement provides for a reduction in the rate of Acquisition Fees from 4.5 percent to 3 percent, retroactive to April 1, 2005.
     On December 30, 2005, we and the Advisor also entered into the Payment Agreement which provides for certain payments in the aggregate amount of $37 million by us to the Advisor in full satisfaction of Acquisition Fees in the aggregate amount of up to approximately $82.7 million that were deferred pursuant to the terms of the

Original Merger Agreement. The Payable Fees were always subject to the review and analysis of the Independent Directors, as described in further detail below.
     Section 8.13 of the Original Merger Agreement provided that all fees payable under the 2004 Advisory Agreement would not be paid, other than Asset Management Fees and development fees, beginning on the date the Original Merger Agreement was entered into, until the effective time of the Original Merger. If the Original Merger were consummated, the Payable Fees would have been waived under the terms of the Original Merger Agreement. This provision was a result of the original negotiation between the Special Committee and the Advisor in connection with the Original Merger Agreement. As a result of the Original Merger Agreement, the payment by us of Acquisition Fees to the Advisor was deferred beginning on April 29, 2004. After it became evident that the Original Merger would not be consummated on the terms of the Original Merger Agreement and the Special Committee had determined that matters concerning the deferred Acquisition Fees should be reviewed and addressed separately by all of our Independent Directors, our Independent Directors undertook a process of reviewing and analyzing in consultation with outside advisors the deferred Acquisition Fees that the Advisor claimed were owed by us under the Advisory Agreement. The Independent Directors engaged in arms-length negotiations with the Advisor over a period of months, resulting in the execution of the Payment Agreement, which included an agreement with regard to the Payment Amount to settle the Payable Fees. These negotiations were conducted without the involvement of our management, and Messrs. Seneff and Bourne acted solely on behalf of the Advisor and retained separate outside advisors. The entering into of the Payment Agreement in December 2005, which resolved matters with respect to the deferred Acquisition Fees, was not conditioned upon us and the Advisor entering into an amended and restated agreement and plan of merger, which occurred in April 2006. We believe that the Advisor was willing to settle the deferred Acquisition Fees in an amount less than the Payable Fees because a substantial portion of the Payable Fees related to the KSL Acquisition, an unusually large acquisition for us, and the Advisor understood that the Advisory Agreement included a mechanism for a market based review of fees by the Independent Directors. Although the Class Action Lawsuit was pending before the Independent Directors began negotiating the terms of the Payment Agreement with the Advisor (and was a material factor considered by the Independent Directors in its deliberations), the Payment Amount under the Payment Agreement was negotiated and agreed upon in principle by us and the Advisor before we engaged in the settlement negotiations with plaintiffs’ counsel that ultimately led to the terms of the Stipulation. See “Proposal I — The Amended Merger Proposal — Legal Proceedings.” In light of the Payment Agreement, Section 8.13 was removed from the Amended Merger Agreement.
     The Payment Agreement provides for the payment to the Advisor of the Payment Amount as follows: (i) $10 million in cash to the Advisor, which was paid, on December 30, 2005, and (ii) the Promissory Note. The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006, which payment was made, and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6 percent per annum. Pursuant to the Payment Agreement, the Advisor agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by us or earned by the Advisor on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, the Advisor acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees payable by us to the Advisor under the Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Advisory Agreement incurred by us and earned by the Advisor shall be payable in accordance with the terms and conditions of the Advisory Agreement, (ii) for mutual releases, and (iii) that to the extent that Section 8.13 of the Original Merger Agreement was inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede Section 8.13 of the Original Merger Agreement. We have capitalized approximately $23 million of the Payment Amount to the acquisitions applicable to the Payable Fees and $14 million has been treated as prepaid Asset Management Fees which will be recognized ratably over the first six months of 2006.
     On March 30, 2006, we and the Advisor entered into the 2006 Renewal Agreement with respect to the Advisory Agreement, pursuant to which the Advisory Agreement was renewed for a three-month term commencing on April 1, 2006 and terminating on June 30, 2006.

          Events Subsequent to December 31, 2005
     On January 31, 2006, we, through various Affiliates, entered into amended and restated management agreements for the Resorts with MCO, now an Affiliate of Hilton. Our Affiliates entered into the original management agreements for the Resorts with KMO on August 16, 2004. On January 31, 2006, KMO contributed and assigned the Original Agreements and related assets to MCO, which at that time was a wholly-owned subsidiary of KMO. Immediately following the Contribution, Hilton, through an Affiliate, acquired MCO, including all of the rights of MCO in and to the Original Management Agreements. The Amended Management Agreements between MCO, now an Affiliate of Hilton, and our Affiliates became effective as of February 1, 2006.
     The Amended Management Agreements provide, among other things, for reimbursement by Hilton and MCO to us of certain owner-funded capital improvements at two of the Resorts, up to $20 million. Hilton and MCO also entered into a separate guaranty agreement with our Affiliates providing, among other things, that Hilton and MCO guarantee, for a period of three years or until the specified threshold level of $50 million is reached, whichever occurs first, payment to us, within certain parameters, of the supplemental funds, if any, necessary for the operating performance for each of the Resorts being managed under the Amended Management Agreements to meet the specified threshold levels.
     In addition, pursuant to the arrangements with Hilton, the Resorts will be designated with a new brand introduced by Hilton, “The Waldorf=Astoria Collection,” and are expected to participate in certain Hilton programs including technology programs, the Hilton HHonors® guest reward program, the Hilton Reservations Worldwide system, eBusiness programs, world-wide sales and marketing programs, and other operations support.
     On January 9, 2006, we completed the Del Sale. The Property was sold to KSL Recreation Holdings I, LLC and KSL Recreation Management Operations, LLC, Affiliates of KSL DC Operating LLC and Kohlberg Kravis Roberts & Co. As a result of the Del Sale and related transactions, net proceeds to us are expected to be approximately $166 million with an estimated net gain of approximately $130 million. The Del Sale was completed pursuant to the terms of the Purchase and Sale Agreement, dated October 31, 2005, between certain of our Affiliates and the Purchaser.
     On January 9, 2006, we also entered into the New CMBS Loan with GACC, an Affiliate of Deutsche Bank Securities Inc., with a maturity date of February 1, 2011. Approximately $1.5 billion of the proceeds from the New CMBS Loan were used to pay off the Existing CMBS Loan which had an initial maturity of September 1, 2007, and had also been originated by GACC. The remaining proceeds were used to pay expenses related to the early extinguishment of the Existing CMBS Loan and the closing of the New CMBS Loan.
     The New CMBS Loan is collateralized by the following Properties – Grand Wailea Resort Hotel & Spa, Arizona Biltmore Resort & Spa, La Quinta Resort & Spa, Claremont Resort & Spa and Doral Golf Resort & Spa, a Marriott Resort. The New CMBS Loan bears monthly interest at (a) 5.57 percent fixed on $1 billion, and (b) one-month LIBOR plus 2.725 percent on the remaining $525 million. The New CMBS Loan agreement contains restrictive debt covenants similar to those in the Existing CMBS Loan agreement, including ones which require us to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The New CMBS Loan has customary default and acceleration provisions.
     Pursuant to the New CMBS Loan agreement, we entered into a two-year interest rate protection agreement, for $2.3 million, which caps one-month LIBOR at 4.75 percent on the $525 million floating rate portion of the New CMBS Loan. In connection with paying off the Existing CMBS Loan, we terminated the interest rate protection agreements applicable to that loan. Payments of interest only are due monthly on the New CMBS Loan with the entire principal balance due on the anticipated maturity date of February 1, 2011.
     On December 28, 2005, we and THI III GL Investments L.L.C. entered into the Grande Lakes Purchase Agreement to acquire the Grande Lakes Orlando resort, comprising a 584-room Ritz-Carlton, a 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course. The Grande Lakes Purchase was completed on February 24, 2006, for a purchase price of approximately $753 million pursuant to the terms of the Grande Lakes Purchase Agreement.

     In connection therewith, and as part of the Grande Lakes Purchase, we assumed the existing management agreements for the two resort properties and the golf operation. In addition, in conjunction with the Grande Lakes Purchase we obtained a new $570 million loan (the “GL Borrowing”) from an Affiliate of Wachovia Bank, NA with a maturity date of March 1, 2011. All proceeds from the GL Borrowing were used to acquire the Resort. The GL Borrowing is collateralized by the two Resort Properties – the JW Marriott and Ritz-Carlton. The GL Borrowing bears monthly interest at an annual rate of (a) 5.71 percent fixed on $335 million and (b) one-month LIBOR plus 2.76 percent on the remaining $235 million.
     The GL Borrowing loan agreement contains restrictive covenants similar to those in our existing CMBS loan agreements, including ones which require us to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The GL Borrowing has customary default and acceleration provisions.
     Pursuant to the GL Borrowing agreement, we entered into a two-year interest rate protection agreement which caps one-month LIBOR at 5 percent on the $235 million floating rate portion of the GL Borrowing.
     On March 2, 2006, the Board declared the distribution for the first quarter of 2006 at a distribution rate of $0.25 per share for all stockholders of record on March 6, 2006.
     On March 17, 2006, through the Hilton 1 Partnership, a consolidated partnership in which we own a 70 percent interest, we obtained a commitment for the $120 million Hilton 1 Loan from an Affiliate of The Prudential Insurance Company of America. The Hilton 1 Partnership owns four hotels located in Miami, FL, Costa Mesa, CA, Auburn Hills, MI and Portland, OR. The funding of the Hilton 1 Loan is expected to occur on April 3, 2006.
     Upon closing, approximately $100 million of the loan proceeds will be used to refinance the existing debt of the Hilton 1 Partnership, which was scheduled to mature in October 2006, and to pay costs associated with the Hilton 1 Loan. The Hilton 1 Partnership will distribute a portion of the proceeds to us as a return of capital.
     The loan bears interest at a fixed rate of 5.47 percent per annum and requires monthly payments of principal and interest based upon a 25 year amortization through maturity on April 1, 2011. The loan is collateralized by the four Properties and contains restrictive covenants, as set forth in the loan agreement, which require the Hilton 1 Partnership to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants.

     Off-Balance Sheet Arrangements
     At December 31, 2005, we had unconsolidated investments in two joint ventures that each owned one Property. The unconsolidated entities had $429.6 million of non-recourse mortgage debt relating to these Properties. We have also severally guaranteed a 16.67 percent share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of one of the unconsolidated limited partnerships. This debt is not reflected as a liability on our consolidated balance sheet.
     Our liability with regard to non-recourse debt and the liability of our subsidiaries that are members or partners in joint ventures are generally limited to the guarantee of the borrowing entity’s obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the venture and other typical exceptions from the non-recourse provisions in the mortgages, such as for environmental liabilities.
     We have recorded equity in earnings of unconsolidated entities of $32.8 million and equity in losses of unconsolidated entities of $18.5 million for the years ended December 31, 2005 and 2004, respectively, including a gain of approximately $46.4 million recognized in connection with the WBR Sale for the year ended December 31, 2005, and a non-recurring charge for loss on extinguishment of debt of $15.7 million and $13.1 million, for the years ended December 31, 2005 and 2004, respectively, and received distributions of $55.4 million and $4.1 million for the years ended December 31, 2005 and 2004, respectively. The principal source of revenue for these unconsolidated entities is revenues from hotel and resort operations, which are not included in our consolidated statements of operations. Revenues for these unconsolidated entities were $221.4 million and $203.8 million for the years ended December 31, 2005 and 2004, respectively.
     Capital expenditures on these Properties are generally paid from the capital reserve account of the unconsolidated entity, which is funded from the income from operations of these ventures. However, if a venture has insufficient cash flow to meet operating expenses or make necessary capital improvements, the venture may make a capital call upon the venture members or partners to fund such necessary improvements. It is possible that, in the event of a capital call, the other joint venture members or partners may be unwilling or unable to make the necessary capital contributions. Under such circumstances, we may elect to make the other party’s contribution as a loan to the venture or as an additional capital contribution by us. Under certain circumstances, a capital contribution by us may increase our equity investment to greater than 50 percent and may require that we consolidate the venture, including all of its assets and liabilities and its statement of operations, into our consolidated financial statements.
     With respect to those ventures that are partnerships, any of our subsidiaries that serve as a general partner will be liable for all of the recourse obligations of the venture, to the extent that the venture does not have sufficient assets or insurance to satisfy the obligations. In addition, the Properties owned by the unconsolidated entities could perform below expectations and result in the insolvency of the ventures and the acceleration of their debts, unless the members or partners provide additional capital. In some ventures, the members or partners may be required to make additional capital contributions or have their interest in the venture be reduced or offset for the benefit of any party making the required investment on their behalf. In the foregoing and other circumstances, we may be faced with the choice of losing our investment in a venture or investing additional capital under circumstances that do not assure a return on that investment.

     Contractual Cash Obligations
     The following table represents our contractual cash obligations and the future potential commitments, and the related payment periods and estimated payment periods as of December 31, 2005 (in thousands):

	Less than
Contractual Cash Obligations	1 Year		2-3 Years	4-5 Years*	Thereafter	Total
Mortgages and other notes payable (including the revolving line of credit and other liabilities)	$133,923		$389,010	$2,003,692	$72,829	$2,599,454
Interest expense	187,326		343,214	172,192	5,056	707,788
Capital lease obligations	2,779		3,625	1,883	—	8,287
Capital expenditures	178,952		—	—	—	178,952
Payment Agreement	15,000		12,000	—	—	27,000
Litigation settlement	5,500	**	19,350	15,650	—	40,500

	$523,480		$767,199	$2,193,417	$77,885	$3,561,981

*	In March 2006 we refinanced approximately $1.5 billion of the scheduled maturities in mortgages and other notes payable pursuant to which the long-term borrowing will mature in 2011.

**	Estimated timing of payment, although no assurance can be given that payment will occur during this period.
     Additional Information
          Related Party Transactions
     Certain of our directors and officers hold similar positions with the Advisor and its Affiliates. These Affiliates are by contract entitled to receive fees and compensation for services provided in connection with the acquisition, development, management and sale of our assets. During 2005, CSC, the managing dealer of our prior offerings, conducted a compliance review relative to recent rule changes implemented by the NASD. Based upon this review, CSC determined that certain commissions, totaling $2.1 million, accrued in 2004 and paid in January 2005, by us, should not have been paid to CSC as they had reached the cap on such costs that could be passed through to us. CSC refunded these commissions to us in November 2005.
     In addition, CSC determined that we had exceeded the stock issuance cost cap in connection with the third offering in April 2002, by an amount of $400,000. CSC refunded these costs to us in November 2005.
     Amounts incurred (refunded) relating to these transactions with Affiliates were as follows for the years ended December 31 (in thousands):

	2005	2004
CNL Securities Corp.:
Selling commissions (refund), net*	$(2,103)	$47,519
Marketing support fee and due diligence expense reimbursements (refund), net *	(394)	3,072

	(2,497)	50,591

The Advisor and its Affiliates:
Acquisition fees	23,000	30,235
Development fees	3,001	2,224
Asset management fees	27,868	26,505

	53,869	58,964

	$51,372	$109,555

*	The majority of the fees and reimbursements incurred in 2004 were paid to unaffiliated broker-dealer firms.
     Approximately $27 million and $5.9 million are included in due to related parties in the accompanying consolidated balance sheets as of December 31, 2005 and 2004, respectively.
     The Advisor and its Affiliates provide various administrative services to us, including, but not limited to, services related to legal administration; accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with our best-efforts offerings), on a day-to-day basis. The expenses incurred for these services were $4.5 million and $12.5 million for the years ended December 31, 2005 and 2004, respectively.
     The expenses incurred for these services were classified as follows for the years ended December 31 (in thousands):

	2005	2004
Stock issuance costs	$—	$8,188
General operating and administrative expenses	4,515	4,328

	$4,515	$12,516

     Pursuant to our Advisory Agreement, the Advisor provides management services relating to our business, the Properties and, if applicable, any mortgage loans we may provide to other hotel and resort operators. Under the terms of this Advisory Agreement, the Advisor is responsible for assisting us in negotiating leases, permanent financing, mortgage loans to other hotel and resort operators and short-term loans or lines of credit; collecting rents and payments on any mortgage financing we provide; inspecting the Properties and the tenants’ or managers’ books and records; and responding to tenants’ or managers’ inquiries and notices. The Advisor also provides us with services pertaining to the expansion, renovation, refurbishment, development, and construction of our Properties, and with accounting, technical and other administrative services. In exchange for the management services, the Advisor is entitled to receive the Asset Management Fee. The Asset Management Fee is calculated monthly as the amount equal to one-twelfth of 0.60 percent of the total amount invested in our Properties, exclusive of Acquisition Fees (as described herein) paid to the Advisor and acquisition expenses, plus one-twelfth of 0.60 percent of the outstanding principal amount of any mortgage loans made by us as of the end of the preceding month. The fees we pay the Advisor for PD&C Services reflect a negotiated percentage (typically 4 to 5 percent) of anticipated project costs and may include an incentive fee based on the amount a project is completed under the anticipated project costs. The fees we pay the Advisor for Administrative Services are predetermined based upon an hourly rate for the specific personnel of the Advisor or its Affiliates performing such services for us.
     For identifying Properties for us to acquire, structuring the terms of the acquisition and the TRS leases for the Properties (as applicable) and structuring the terms of any mortgage loans related to the acquisition, the Advisor receives an acquisition fee, which prior to April 2005 was equal to 4.5 percent of gross proceeds from our equity offerings and/or loan proceeds from permanent financing that we used to acquire such Properties. Pursuant to the terms of an Amended and Restated Renewal Agreement executed by us and the Advisory in December 2005, the Acquisition Fee applicable under the Advisory Agreement for services rendered by the Advisor was adjusted to 3 percent effective as of April 1, 2005. For providing services in connection with the sale of our Properties, the Advisor may receive a subordinated disposition fee equal to the lesser of (i) one-half of a competitive real estate commission, as defined in the Advisory Agreement, or (ii) 3 percent of the sale price of such Properties. The subordinated disposition fee is only paid if our stockholders have received distributions in excess of a predefined minimum threshold. Certain of the above fees ordinarily paid to the Advisor were not being paid prior to December 2005, pursuant to the terms of the Original Merger Agreement between us and the Advisor.
     On March 31, 2005, we entered into a renewal agreement, with respect to the Advisory Agreement, effective as of April 1, 2005, between us and the Advisor, pursuant to which the Advisory Agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006. On March 30, 2006, such agreement was renewed for a further three-month period commencing on April 1, 2006 and ending on June 30, 2006. Pursuant to the terms of the 2006 Renewal Agreement, the parties agreed to further review and negotiate the rate of Acquisition Fees under the Advisory Agreement.
     On December 30, 2005, we and the Advisor also entered into the Amended and Restated Renewal Agreement, which amended and restated the prior renewal agreement, and amended the Advisory Agreement. The Amended and Restated Renewal Agreement provides for a reduction in the rate of Acquisition Fees from 4.5 percent to 3 percent, retroactive to April 1, 2005.
     On December 30, 2005, we and the Advisor entered into the Payment Agreement which provides for certain payments in the aggregate amount of $37 million by us to the Advisor in full satisfaction of Acquisition Fees in the aggregate amount of up to approximately $82.7 million that were deferred pursuant to the terms of the Original Merger Agreement. The Payable Fees were always subject to the review and analysis of the Independent Directors, as described in further detail below.
     Section 8.13 of the Original Merger Agreement provided that all fees payable under the 2004 Advisory Agreement would not be paid, other than Asset Management Fees and development fees, beginning on the date the Original Merger Agreement was entered into, until the effective time of the Original Merger. If the Original Merger were consummated, the Payable Fees would have been waived under the terms of the Original Merger Agreement. This provision was a result of the original negotiation between the Special Committee and the Advisor in connection with the Original Merger Agreement. As a result of the Original Merger Agreement, the payment by us of Acquisition Fees to the Advisor was deferred beginning on April 29, 2004. After it became evident that the Original Merger would not be consummated on the terms of the Original Merger Agreement and the Special Committee had determined that matters concerning the deferred Acquisition Fees should be reviewed and addressed separately by all of our Independent Directors, our Independent Directors undertook a process of reviewing and analyzing in consultation with outside advisors the deferred Acquisition Fees that the Advisor claimed were owed by us under the Advisory Agreement. The Independent Directors engaged in arms-length negotiations with the Advisor over a period of months, resulting in the execution of the Payment Agreement, which included an agreement with regard to the Payment Amount to settle the Payable Fees. These negotiations were conducted without the involvement of our management, and Messrs. Seneff and Bourne acted solely on behalf of the Advisor and retained separate outside advisors. The entering into of the Payment Agreement in December 2005, which resolved matters with respect to the deferred Acquisition Fees, was not conditioned upon us and the Advisor entering into an amended and restated agreement and plan of merger, which occurred in April 2006. We believe that the Advisor was willing to settle the deferred Acquisition Fees in an amount less than the Payable Fees because a substantial portion of the Payable Fees related to the KSL Acquisition, an unusually large acquisition for us, and the Advisor understood that the Advisory Agreement included a mechanism for a market based review of fees by the Independent Directors. Although the Class Action Lawsuit was pending before the Independent Directors began negotiating the terms of the Payment Agreement with the Advisor (and was a material factor considered by the Independent Directors in its deliberations), the Payment Amount under the Payment Agreement was negotiated and agreed upon in principle by us and the Advisor before we engaged in the settlement negotiations with plaintiffs’ counsel that ultimately led to the terms of the Stipulation. See “Proposal I — The Amended Merger Proposal — Legal Proceedings.” In light of the Payment Agreement, Section 8.13 was removed from the Amended Merger Agreement.
     The Payment Agreement provides for the payment to the Advisor of the Payment Amount as follows: (i) $10 million in cash to the Advisor, which was paid, on December 30, 2005, and (ii) the Promissory Note. The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006, which payment was made, and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6 percent per annum. Pursuant to the Payment Agreement, the Advisor agreed that (i) the Payment is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by us or earned by the Advisor on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, the Advisor acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees payable by us to the Advisor under the Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the

Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Advisory Agreement incurred by us and earned by the Advisor shall be payable in accordance with the terms and conditions of the Advisory Agreement, (ii) for mutual releases, and (iii) that to the extent that Section 8.13 of the Original Merger Agreement was inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede Section 8.13 of the Original Merger Agreement. We have capitalized approximately $23 million of the Payment Amount to the acquisitions applicable to the Payable Fees and $14 million has been treated as prepaid Asset Management Fees which will be recognized ratably over the first six months of 2006.
     In April 2005, KSL, in its role as third-party management company of the Grand Wailea Resort and Spa (“GWR”), entered into an amenity license agreement with Exclusive Resorts Club Management, LLC (“ER”) to provide ER with access to the amenities at GWR and the right to use certain marks and photographs concerning GWR for the benefit of certain condominium units in the vicinity of GWR expected to be acquired by ER from an unaffiliated developer. As consideration for the amenity license and the use of marks and photographs, ER will pay a reservation fee for each condominium unit for which a license is purchased by ER and an annual license fee per unit commencing with the second year of the term, and such license fee increases each year through the last year of the term for each such unit. Subject to certain termination rights, the initial term is ten years with an option in favor of ER to extend the term for five additional years. The estimated financial benefit to GWR over the life of the agreement is approximately $8 million. Because one of the our directors, Robert E. Parsons, Jr., is the Chief Financial Officer of and holds a participating interest in ER, the Board, with that director recusing himself and abstaining from voting, reviewed and approved the transaction with ER, pursuant to the Charter. Mr. Parsons has agreed to waive any distribution rights he had under his participation agreement with respect to this transaction. We received $130,000 for access fees for 2006 under the terms of this agreement during the year ended December 31, 2005. At December 31, 2005, such fees are deferred for recognition as income in future periods.
     On May 13, 2005, the Board approved an amendment to our bylaws pertaining to specified amounts of compensation for directors’ services or activities. The amendment relates to the section of the bylaws that addresses director compensation and provides that our directors will be entitled to receive compensation as may be determined by the Board by resolution (including the affirmative vote of a majority of Independent Directors) for the services or activities they perform or engage in as directors. Directors who are Affiliates of the Advisor are not entitled to and do not receive compensation for their services or activities in accordance with our bylaws.
     Our Compensation Committee and Board have approved the grant of $10,000 of our common shares for each quarter of service to our five Independent Directors. During the years ended December 31, 2005 and 2004, we recorded compensation expense of $275,000 and $200,000, respectively, based on a deemed price of $20 per common share. In the future, pursuant to our long-term incentive plan, we intend to issue $10,000 of our common shares to the independent members of the Board on a quarterly basis or as determined appropriate by the Compensation Committee. In event that we complete a merger with the Advisor, we also expect to issue stock units to certain employees in the future subject to the approval of the Compensation Committee.
     In May 2005, we entered into indemnification agreements with three of our Independent Directors, Douglas Holladay, Jack F. Kemp, Dianna F. Morgan and our assistant secretary, Stephanie J. Thomas and amended indemnification agreements with C. Brian Strickland, Mark E. Patten, Barry A. N. Bloom and Marcel Verbaas to conform them to other outstanding indemnification agreements. The indemnification agreements require, among other things, that we indemnify these officers and directors, to the fullest extent required or permitted by our charter and by applicable law, for their actions and decisions on behalf of us, our subsidiaries and Affiliates and the Advisor, as the case may be, to the extent such decisions and actions are performed on our behalf. The indemnification agreements also require that we advance to these officers and directors all related expenses; subject to reimbursement if it is subsequently determined that indemnification is not permitted. Each of these indemnification agreements is retroactive to the first date of service with us for the officer or director, as the case may be. On October 3, 2005, we entered into a similar agreement with Greerson G. McMullen, our Chief General Counsel, Senior Vice President and Secretary and Chief General Counsel and Senior Vice President of the Advisor.
     We own a 9.901 percent interest, as a limited partner, in CNL Plaza, Ltd. (the “Owner”), a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and certain Affiliates of CFG lease office space. CFG owns a controlling interest in the parent company of the Advisor and is indirectly wholly-owned by James M. Seneff, Chairman of the Board, and his wife. Robert A. Bourne, Vice-Chairman of the Board, is an officer of CFG. The remaining interests in the Owner are held by several entities with present or former affiliations with CFG, including: CNL Plaza Venture, Ltd. (the “Borrower”), which has a 1 percent interest as general partner of Owner and whose general partner is indirectly wholly-owned by Mr. Seneff and his wife; CNL Corporate Investors, Ltd., which is indirectly wholly-owned by Messrs. Seneff and Bourne, and which has a 49.495 percent interest, as a limited partner, in Owner; CNL Retirement Properties, Inc. which has a 9.901 percent interest, as a limited partner, in Owner and Commercial Net Lease Realty, Inc., which has a 24.7525 percent interest, as a limited partner, in Owner. We also own a 9.9 percent interest in CNL Plaza Venture, Ltd., a Florida limited partnership, which is the general partner of Owner. The remaining interests in the Borrower are held by the same entities in the same proportion described above with respect to the Owner.
     In 2002, we guaranteed a 16.67 percent share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the Borrower. Our guaranty was a pro rata, several, payment guaranty commensurate with and limited to 16.67 percent of such promissory note. CFG negotiated a new $14 million unsecured loan to the Borrower to refinance the remaining balance of the original loan. As with the original loan, we executed a pro rata, several, payment guaranty commensurate with and limited to 16.67 percent, or approximately $2.3 million, on September 30, 2005. Messrs. Hutchison, Griswold, Bourne and Seneff, each a director and officer of ours are also directors and officers of the Advisor and an Affiliate of CFG.
     In addition, in 2004, the Owner conveyed a portion of the premises underlying the parking structure adjacent to its office building to CNL Plaza II, Ltd., a limited partnership in which Messrs. Seneff and Bourne own a 60 percent interest and 40 percent interest, respectively, as part of the development of the premises surrounding the building. The purpose of the conveyance was to adjust the percentage fee simple ownership under the parking structure so as to allow joint parking privileges for a new tower being developed and owned by CNL Plaza II, Ltd. In connection with this transaction, the Owner will receive an ownership interest in a cross-bridge and an anticipated benefit from a reduction in the allocation of its operating expenses for the garage. CNL Plaza II, Ltd. has paid the Owner $1.9 million representing the appraisal value of the land conveyance.
     We maintain bank accounts in a bank in which Messrs. Seneff and Bourne serve as directors, and in which Messrs. Seneff and Bourne are shareholders. The amounts deposited with this bank were approximately $39.8 million and $41.7 million at December 31, 2005 and 2004, respectively.
     We own an unconsolidated interest in DRR, LLC, a partnership in which a limited partner, DRR Ltd., is controlled by our Chairman, James M. Seneff, Jr. and Vice Chairman of the Board, Robert A. Bourne.
     CTM engaged Dustin/Massagli LLC, a company in which one of our previous directors is president, a director and a principal stockholder, to manage its business. In January 2005, EMTG, LLC was dissolved and we wrote off our remaining investment in CTM as of December 31, 2004.
     We may compete with certain of our Affiliates who may seek to acquire properties that, while not directly in our industry, could satisfy our acquisition criteria. CIP, an entity in which two of our directors also serve as directors, seeks to acquire leisure properties, such as marinas, golf course operations and ski resorts. Although those properties are not considered a part of our industry, a leisure property could contain a hotel or resort that satisfies the acquisition criteria of CIP and us. In the event that a property which includes a hotel or resort becomes available, and the property is a suitable investment for both CIP and us, CIP has given us a right of first offer if the hotel or resort has generated more than 50 percent of the revenues from such property during the immediately preceding 12 months. Further, in the event that a portfolio of properties which includes a hotel or resort becomes available and the portfolio is a suitable investment for both CIP and us, we have been granted a right of first offer if more than 50 percent of the revenues from such portfolio during the immediately preceding twelve months were generated by hotels or resorts. CIP may revoke our right of first offer at any time.
     In connection with the KSL Acquisition, we acquired a corporate plane which is subject to a capital lease with a remaining term of six years and operated by an unaffiliated third party. During the year ended December 31, 2004, the Advisor chartered the plane from the unaffiliated third-party operator on competitive terms. Neither the Advisor nor its officers chartered our plane during 2005. In connection with the charter activity, we received expense reimbursements of approximately $0.1 million for the charges incurred by the Advisor. These payments have been recorded as a reduction in expenses. The agreement with the unaffiliated third party that operates the plane expired on September 30, 2004. In February 2006, we sold the plane to an unaffiliated third party and recognized a net loss of approximately $1.3 million resulting from the early termination fee of the underlying capital lease.
     On April 3, 2006 our wholly-owned subsidiary, CNL DRR Investor, LP, a Delaware limited partnership (the “CNL DRR Investor”), entered into separate Purchase and Sale Agreements (the “DRR Purchase Agreements”) with each of Desert Ridge Resort, Ltd. (“DRR Ltd.”) and Marriott Hotel Services, Inc. (“MHS”) to purchase DRR Ltd.’s 45.84 percent membership interest (the “DRR Ltd. Purchase Agreement”) and MHS’ 10.16 percent membership interest (the “MHS Purchase Agreement”) (collectively, the “DRR Transactions”) in Desert Ridge Resort Partners, LLC (“DRR LLC”), which owns the JW Marriott Desert Ridge Resort & Spa located in Phoenix, Arizona (the “Resort”). CNL DRR Investor currently owns the remaining 44 percent membership interest in DRR LLC.
     Under the DRR Purchase Agreements, CNL DRR Investor has agreed to pay DRR Ltd. $53,449,440 and MHS $11,846,500 in cash, for an aggregate cash purchase price of approximately $65,295,940, plus closing price adjustments relating to working capital and cash flow of the Resort before closing (the “Total Payment”). In the event CNL DRR Investor is unable to obtain certain required consents from, among others, certain lenders and, in the case of the DRR Ltd. Purchase Agreement, the manager of the Resort, within fifteen days after the date of the DRR Purchase Agreements, CNL DRR Investor has the option of terminating the DRR Purchase Agreements (and MHS has the option of terminating the MHS Purchase Agreement), or proceeding with the DRR Transactions by depositing an aggregate of $488,000 with an escrow agent (the “Deposits”). If the closing of the DRR Transactions occurs, the Deposits will be applied against the Total Payment.
     The consummation of the DRR Transactions is conditioned on the simultaneous closing of the DRR Purchase Agreements and customary closing conditions. The closing of the DRR Ltd. Purchase Agreement also is conditioned upon the approval by the equity holders of DRR Ltd. and the receipt by DRR Ltd. of a fairness opinion, to the effect that the closing payment under the DRR Ltd. Purchase Agreement is fair from a financial point of view to DRR Ltd. The closing of the MHS Purchase Agreement is also conditioned upon receipt from DRR LLC’s existing lenders of releases of MHS from liability under certain guaranties and indemnities (which condition may be waived by MHS, in which event CNL DRR Investor shall indemnify MHS against liability under such guaranties and indemnities). The DRR Purchase Agreements contemplate the closing of the DRR Transactions to occur within ninety days after the date of the DRR Purchase Agreements, unless extended. There can be no assurance that the conditions to closing the DRR Transactions will be met, or if met, that the closing of the DRR Transactions will occur.
     DRR Ltd. is a limited partnership, the general partner of which is a corporation owned and controlled by our Chairman of the Board of Directors and Director, Mr. James M. Seneff, Jr., and our Vice Chairman of the Board and Director, Mr. Robert A. Bourne. Marriott International, Inc. is the manager of the Resort and Marriott International Capital Corporation holds security interests in subsidiaries of DRR LLC. 31 of our properties are operating under various Marriott brands, including Marriott Hotels, Resorts, and Suites, The Ritz-Carlton, JW Marriott, Residence Inn by Marriott, TownePlace Suites by Marriott, Courtyard by Marriott, Fairfield Inn, Renaissance Hotels, and Spring Hill Suites by Marriott.
Quantitative and Qualitative Disclosures About Market Risks
     The following is a schedule of our fixed and variable rate debt maturities and principal payments for each of the next five years, and thereafter (in thousands):

	Expected Maturity Date
	2006	2007	2008	2009*	2010	Thereafter	Total	Fair Value
Debt:

Fixed rate	$23,284	$176,004	$213,006	$233,153	$232,787	$72,829	$951,063	$891,006
Average interest	6.65%	6.91%	6.39%	6.39%	6.39%	8.70%

Variable rate	$110,639	$––	$––	$1,537,752	$––	$––	$1,648,391	$1,648,391
Average interest	6.33%	n/a	n/a	7.18%	n/a	n/a
Total debt	$133,923	$176,004	$213,006	$1,770,905	$232,787	$72,829	$2,599,454

*	In March 2006, we refinanced approximately $1.5 billion of the variable rate debt scheduled maturities pursuant to which the long-term borrowing will mature in 2011 and for which $1 billion carries a fixed interest rate.
     We are subject to interest rate risk through outstanding balances on our variable rate debt, as described in the “Common Stock Offerings and Debt Financing” section above. We may mitigate this risk by paying down additional outstanding balances on our variable rate loans, refinancing with fixed rate permanent debt or obtaining cash flow hedges. All of our variable rate debt instruments have designated interest rate protection agreements pursuant to which the exposure to rising rates is capped at a specified level. Pursuant to these hedges, approximately 99 percent of the variable debt rate is capped. In addition, we have fixed interest rate mortgages and notes payable to lenders under permanent financing arrangements. We believe that the estimated fair value of the amounts outstanding on our fixed rate mortgages and notes payable under permanent financing arrangements at December 31, 2005 and December 31, 2004, was $891 million and $907.3 million, respectively. Fair value was determined based on market prices as of December 31, 2005.
     Management estimates that a one-percentage point increase in interest rates for debt outstanding as of December 31, 2005, and December 31, 2004 would have resulted in additional annualized interest costs of $0, due to the impact of interest rate protection agreements, and $25.3 million during the years ended December 31, 2005 and 2004, respectively.
     The sensitivity analysis, described above, contains certain simplifying assumptions (for example, it does not consider the impact of changes in prepayment risk or credit spread risk). Therefore, although it gives an indication of our exposure to changes in interest rates, it is not intended to predict future results and our actual results will likely vary.

EXPLANATION OF MARYLAND APPRAISAL RIGHTS STATUTE
     You are entitled to appraisal rights under the Maryland General Corporation Law (the “MGCL”) in connection with the Two-Thirds Vote Charter Amendment Proposal. Further, after consultation with Maryland counsel, we are of the view that you do not have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal. However, because we are not aware of any applicable authority as to whether such is the case, to the extent you wish to make your own determination as to whether you have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal, we encourage you to consider applicable Maryland law and to consider engaging Maryland counsel. If you believe that you have appraisal rights with respect to the Majority Vote Charter Amendment Proposal, in order to exercise such rights, if such rights are available, you must not vote in favor of the Majority Vote Charter Amendment Proposal and must comply with the conditions established under applicable Maryland law in the same manner as if you were objecting to the Two-Thirds Vote Charter Amendment Proposal as described below. Notwithstanding the foregoing, we reserve the right to challenge your determination, if any, as to whether rights of appraisal exist in connection with the Majority Vote Charter Amendment Proposal. Further, we reserve the right not to present to the stockholders or to implement either or both of the Charter Amendment Proposals in the event holders of 1 percent or more of our common shares outstanding as of the Record Date assert rights of appraisal with respect to any such proposal or with respect to the Charter Amendment Proposals generally.
     The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Appendix D to this proxy statement, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by our stockholders desiring to exercise their appraisal rights.
     Under the MGCL, you will be entitled to demand and receive payment of the fair value of your common shares in connection with the Two-Thirds Vote Charter Amendment Proposal. However, if you want to receive fair value for your shares you must follow specific procedures. These procedures are:
     (a) before or at the Special Meeting at which the Two-Thirds Vote Charter Amendment Proposal will be considered, you must file with us a written objection to the Two-Thirds Vote Charter Amendment Proposal;
     (b) you must not vote in favor of the Two-Thirds Vote Charter Amendment Proposal; and
     (c) you must make written demand on us stating the number and class of shares for which you demand payment, within 20 days after the Restated Charter has been accepted for record by the SDAT.
     If you fail to comply with the requirements described above, you will be bound by the terms of the Restated Charter.
     If you object, we are required to promptly notify you in writing of the date of acceptance of the Restated Charter for record by the SDAT. We may send a written offer to you to pay for your common shares at what we consider to be the fair value thereof. Within 50 days after the SDAT accepts the Restated Charter for record, either we or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.
     We do not presently intend to file an appraisal petition and if you seek to exercise appraisal rights, you should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in the MGCL.
     If the court finds that an objecting stockholder is entitled to an appraisal of its common shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares.
     “Fair value” is determined as of the close of business on the day the stockholders vote on the Two-Thirds Vote Charter Amendment Proposal and may not include any appreciation or depreciation which directly or indirectly results from the Two-Thirds Vote Charter Amendment Proposal.
     Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the common shares. If the appraisers’ report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders’ vote on the action to which objection was made. Costs of the proceeding will be determined by the court and may be assessed against us or, if the court finds that your failure to accept an offer was arbitrary and vexatious or not in good faith, you, if you are an objecting stockholder, or both.
     At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.
     If you are an objecting stockholder, you will cease to have the right to receive any dividends or distributions payable to stockholders of record after the close of business on the date of the stockholders’ vote on the Two-Thirds Vote Charter Amendment Proposal and will cease to have any right as our stockholder with respect to such shares except the right to receive payment of the fair value thereof.

PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
     Under federal law, any stockholder proposal not relating to the election of directors requested to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2006 and in respect of which we are being asked to take action must be received at our office at CNL Center II at City Commons, 420 South Orange Avenue, Orlando, Florida 32801, Attn: Corporate Secretary, no later than March 3, 2006.
     Notwithstanding the aforementioned deadline, under our bylaws, a stockholder must follow certain other procedures to nominate persons for election as directors or to properly present other business at an annual meeting of stockholders. These procedures provide that stockholders desiring to nominate directors and/or to properly present a subject of business for consideration at a meeting must do so by written notice timely received by our Corporate Secretary. With respect to proposals for the 2006 Annual Meeting, our Corporate Secretary must receive notice of such proposal no earlier than May 28, 2006, and no later than June 27, 2006.
OTHER MATTERS
     The Board does not know of any matters to be presented at the Special Meeting other than those stated above. If any other business should come before the Special Meeting, the person(s) named in the enclosed proxy will vote thereon as he or they determine to be in our best interests.
     We encourage all stockholders to promptly authorize their proxies via internet, telephone, or by signing and returning your enclosed proxy card to avoid costly solicitation. By exercising your right to authorize their proxies via internet or telephone, you greatly increase the efficiency of the vote tabulation process.

By Order of the Board of Directors,

/s/ Greerson G. McMullen

Greerson G. McMullen
Corporate Secretary
May 10, 2006
Orlando, Florida

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2005 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2005, have been derived from historical financial statements, some of which have been included in this definitive proxy statement.
     The Unaudited Pro Forma Condensed Consolidated Balance Sheet of CNL Hotels & Resorts, Inc. and its subsidiaries (the “Company”) as of December 31, 2005, has been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on December 31, 2005:
     (i) The proposed acquisition of our affiliated external advisor, CNL Hospitality Corp. (the “Advisor”) pursuant to the Amended and Restated Agreement and Plan of Merger, entered into as of April 3, 2006, among the Company, the Advisor, and the other parties thereto (the “Amended Merger Agreement”), under which all of the outstanding shares of common stock of the Advisor will be converted into the right to receive 3.6 million shares of our common shares, which total number of was calculated by dividing $72.0 million by the Per Share Price of $20.00, approximately $3.0 million in cash for the payment of transaction costs, and the assumption and repayment of approximately $8.3 million in debt and related accrued interest (the “Merger”). Closing of this transaction is subject to certain closing conditions including, but not limited to, shareholder approval.
     (ii) The February 24, 2006, acquisition of the Grande Lakes Orlando Resort (“Grande Lakes”), comprising a 584-room Ritz-Carlton, a 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course (collectively the “Resort”), for a purchase price of approximately $763 million, including a $570 million loan obtained in connection with the purchase. In connection with the acquisition the Company assumed the existing managements for the two resort properties and the golf operation.
     (iii) On April 3, 2006, a wholly-owned subsidiary of the Company entered into separate Purchase and Sale Agreements with each of Desert Ridge Resort, Ltd. (“DRR Ltd.”) and Marriott Hotel Services, Inc. (“MHS”) to purchase DRR Ltd.’s 45.84% membership interest and MHS’ 10.16% membership interest in Desert Ridge Resort Partners, LLC (“DRR LLC”), which owns the JW Marriott Desert Ridge Resort & Spa located in Phoenix, Arizona (the “Resort”), for a purchase price of $65.3 million, plus closing price adjustments relating to working capital and cash flow of the Resort. The purchase is expected to be completed in the second quarter of 2006, subject to approval of the purchase by DRR Ltd.’s limited partners, and other closing conditions.
     (iv) The January 9, 2006, sale of all of the Company’s interests in CNL KSL Partners, LP, a partnership which owns the Hotel del Coronado in San Diego, California and in CNL KSL North Beach Development, LP, which is developing a piece of property adjacent to the hotel. As a result of the sale and related transactions, net proceeds to the Company were approximately $166 million.
     The Unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company for the year ended December 31, 2005, has been prepared to illustrate the estimated effect of the transactions described in items (i) through (iii) above as if they had occurred on January 1, 2005.
     The Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statement of Operations (together referred to as the “Unaudited Pro Forma Condensed Consolidated Financial Statements”) should be read in conjunction with (i) the Company’s historical consolidated financial statements and notes thereto, and (ii) the Advisor’s consolidated financial statements and notes thereto, all of which are included in this proxy statement. The Company has based its Unaudited Pro Forma Condensed Consolidated Financial Statements on available information and assumptions that it believes are reasonable. These Unaudited Pro Forma Condensed Consolidated Financial Statements are presented for informational purposes only and do not purport to be indicative of the Company’s financial results or conditions if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
as of December 31, 2005
(In thousands)

				2006
				Acquisitions/
		Advisor		Dispositions		Pro Forma		Consolidated
	Company	Historical		Historical(a)		Adjustments		Pro Forma
Assets:
Hotel and resort properties, net	$3,998,822	$2,632	(d)	$236,266	(e)	$762,687	(b)	$5,080,655
				(15,800	) (a)	99,521	(e)
						(2,632	) (d)
						(3,941	) (g)
						3,100	(d)
Real estate held for sale, net	425,633	—		(425,633	) (a)			—
Cash and cash equivalents	83,307	1,280	(d)	8,640	(e)	(3,000	) (d)	—
				18,090	(a)	(8,250	) (h)
				166,000	(a)	(1,280	) (d)
						(1,204	) (c)
						(65,296	) (e)
						(192,687	) (b)
						(5,600	) (b)
Restricted cash	113,981	—		5,680	(e)			119,661
Receivables, net	88,625	—		6,620	(e)			95,245
Due from related parties	—	1,363	(d)	836	(e)			2,199
Note receivable from related party	—	15,000	(d)			(15,000	) (f)	—
Prepaid expenses and other assets	99,169	400	(d)	2,570	(e)	(14,001	) (g)	89,342
						1,204	(c)
Loan costs, net of amortization	29,390	14	(d)	2,752	(e)	(14	) (d)	37,742
						5,600	(d)
Goodwill	513,132	—		1,556	(e)			514,688
Other intangible assets, net	336,723	—		—				336,723

Long-term note receivable from related party	—	12,000	(d)	—		(12,000	) (d)	—
Deferred income taxes	—	2,995	(d)	—		(2,995	) (d)	—

	$5,688,782	35,684		7,577		$544,212		$6,276,255

Liabilities:
Mortgages and other notes payable	$2,599,454	$8,250	(d)	$300,000	(e)	$(8,250	) (h)	$3,487,544
				18,090	(a)	570,000	(b)
Liabilities assoc. with assets held for sale	418,957	—		(418,957	) (a)			—
Other liabilities	25,552	—		1,999	(e)			27,551
Accounts payable and accrued expenses	175,026	6,830	(d)	12,818	(e)	(6,830	) (d)	187,844
Accrued litigation settlement	34,151	—		—				34,151
Deferred revenue		17,942	(d)	—		(17,942	) (g)	—
Distributions and losses in excess of investments in unconsolidated entities	2,600	—		—		(15,672	) (e)	(13,072)
Tenant improvements	—	—		—		3,100	(d)	3,100
Due to related parties	27,000	1,685	(d)	—		(1,685	) (d)	27,000
Membership deposits	229,809	—		—		—		229,809

Total liabilities	3,512,549	34,707		(86,050)		522,721		3,983,927

Commitments and contingencies

Minority interest	114,860	—		8,152	(a)			123,012

Stockholders’ equity	2,061,373	977	(d)	(49,897	) (e)	72,000	(d)	2,169,316
				135,372	(a)	(81,487	) (d)
						(977	) (d)
						49,897	(e)
						(17,942	) (d)

Total stockholders’ equity	2,061,373	977		85,475		21,491		2,169,316

	$5,688,782	$35,684		$7,577		$544,212		$6,276,255

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
for the Year Ended December 31, 2005
(In thousands except per share data)

			2006
		Advisor	Acquisitions	Pro Forma		Consolidated
	Company	Historical (1)	Historical (1)	Adjustments		Pro Forma
Revenues:
Room	$795,447	$—	$139,455			$934,902
Food and beverage	343,121	—	119,325			462,446
Other operating departments	190,683	—	38,051			228,734
Rental income	16,741	—	—			16,741
Other income	2,522	53,192	—	$(53,134)	(2)	2,580

	1,348,514	53,192	296,831	(53,134)		1,645,403

Expenses:
Room	188,970	—	31,292			220,262
Food and beverage	234,588	—	73,563			308,151
Other operating departments	116,026	—	23,714			139,740
Property operations	246,207	—	49,915			296,122
Repairs and maintenance	57,147	—	11,116			68,263
Hotel and resort management fees	40,282	—	8,905			49,187
Sales and marketing	80,752	—	16,732			97,484
Credit enhancement funding	(2,057)	—	—			(2,057)
General and administrative	32,830	24,891	—	1,292	(7)	59,013
Litigation settlement	34,151	—	—			34,151
Asset management fees to related party	27,868	—	—	(27,868)	(3)	—
Depreciation and amortization	182,995	815	36,392	10,572	(8)	230,774

Interest income	(4,077)	—	(6)			(4,083)
Interest and amortization of loan costs	192,355	1,470	49,124	(1,470)	(4)	253,907
				12,428	(9)

Loss on extinguishment of debt	2,190	—	15,684			17,874
Loss on hedge termination	1,139	—	—			1,139
Transaction costs	5,458	—	—			5,458

	1,436,824	27,176	316,431	(5,046)		1,775,385

Earnings (loss) before equity in earnings (loss) of unconsolidated subsidiaries, minority interest and benefit (expense) from income taxes	(88,310)	26,016	(19,600)	(48,088)		(129,982)

Equity in earnings (loss) of unconsolidated subsidiaries	32,775	—	—	9,070	(10)	41,845

Minority interest	(5,517)	—	—	—		(5,517)

Benefit (expense) from income taxes	2,965	(9,951)	—	9,951	(5)	2,965

Income (loss) from continuing operations	$(58,087)	$16,065	$(19,600)	$(29,067)		$(90,689)

Earnings (loss) per share
Basic (6)	$(0.38)					$(0.58)

Diluted (6)	$(0.38)					$(0.58)

Weighted average shares outstanding
Basic (6)	152,874					156,474

Diluted (6)	152,874					156,474

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

CNL MOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
as of December 31, 2005 and for the year ended December 31, 2005
Unaudited Pro Forma Condensed Consolidated Balance Sheet:
     (a) Reflects the historical Desert Ridge Resort Partners, LLC, balance sheet as of December 31, 2005. The purchase of Desert Ridge and Grande Lakes were funded in part with the proceeds from the January 9, 2006, sale of the Company’s interest in the Partnership that owned the Hotel del Coronado in San Diego, California (the “Hotel Del”), and approximately $18.1 million drawn on the Company’s senior secured revolving credit facility. The historical financial statements of the Company reflected the Hotel Del asset as held for sale and correspondingly presented its results as discontinued operations. The following is a summary of the effect of the Hotel Del disposition:

Cash proceeds	$166,000
Assets held for sale	(425,633)
Other costs	(15,800)
Liabilities related to real estate held for sale	418,957
Minority interests	(8,152)
Equity	135,372

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)
     (b) Reflects the pro forma effect of the February 24, 2006, asset acquisition of Grande Lakes using cash of $192.7 million and a $570 million loan (the “GL Loan”), collateralized by the two properties. The GL Loan bears monthly interest at an annual rate of (a) 5.71 percent fixed on $335 million and (b) one-month LIBOR plus 2.76 percent on the remaining $235 million. The Company paid approximately $5.6 million of loan origination fees in connection with obtaining the Loan.
     The preliminary allocation of the purchase price to the assets acquired is as follows (in thousands):

Purchase price allocated to:

Land	$103,942
Buildings	546,070
Equipment	103,188
Transaction costs	9,487

Total purchase price allocation	$762,687

The preliminary allocation was based on appraisals and the final allocation will be completed following the completion of a valuation study which is expected to be completed by the second quarter of 2006. A change in the final allocation from what is presented in these Unaudited Pro Forma Condensed Consolidated Financial Statements may result in an increase or decrease in depreciation and amortization expense and other resulting balance sheet line items.
     (c) In connection with the GL Loan, the Company entered into an interest rate protection agreement for approximately $1.2 million.
     (d) The purchase price for the Merger has been allocated between assets and liabilities based on the historical financial statements of the Advisor and the initial estimates of fair value which have been performed by the Company. In connection with our initial analysis, for purposes of this pro forma presentation, we have expensed $81.5 million of the purchase price as a contract termination payment. We have not yet allocated any of the purchase price to identifiable intangible assets such as the covenant not to compete, brand, or in-place workforce. We intend to engage a consultant to conduct a valuation study of such intangible assets to determine fair values, if any, attributable to these items. This allocation is preliminary and may not be indicative of the final allocation by the Company. A change in the final allocation from what is presented in these Unaudited Pro Forma Condensed Consolidated Financial Statements may result in a decrease in contract termination expense and additional amortization expense related to identified intangible assets in future periods.
Prior to the Merger, the Advisor plans to make distributions to its shareholders of its net equity and to distribute to its shareholders a long-term receivable from the Company in the amount of $12 million. The Advisor has agreed to be responsible for all liabilities exclusive of the note payable as of the Merger. In addition, as part of the Merger we have agreed to assume a liability of $3.1 million relating to tenant improvements completed subsequent to December 31, 2005, and CRG will repurchase the Advisor’s existing property and equipment carried at $2.6 million.

Share consideration for the Advisor (3.6 million shares based on an assumed price per share of $20.00 per share), pursuant to the Amended Merger Agreement	$72,000

Transaction costs and fees paid in cash	$3,000

Other liabilities assumed (net of amounts excluded in accordance with the Amended Merger Agreement)
Assumption of loan payable and accrued interest	8,250

$83,250

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)
     The allocation of the merger consideration to the assets acquired is as follows (in thousands):

Purchase price including transaction costs and assumed liabilities	$83,250

Purchase price allocated to:
Due from related parties	1,363
Prepaid expenses and other assets	400

Total assets	1,763
Contract termination payment	81,487

$83,250

     The following is a summary of the purchase price allocation adjustments, including the effect of these excluded assets and liabilities for the Merger (in thousands):

		Purchase
		Price	Pro Forma
	Historical	Allocation	Adjustment
Assets:
Cash and cash equivalents	$1,280	$—	$(1,280	) (1)
Due from related parties	1,363	1,363	—
Prepaid expenses and other assets	400	400	—
Property, plant and equipment	2,632	—	(2,632	) (1)
Loan costs, net of amortization	14	—	(14	) (1)
Note receivable from related party	27,000	—	(27,000	) (1)
Deferred income tax benefit	2,995	—	(2,995	) (3)
Tenant improvements asset	—	3,100	3,100	(1)

Liabilities:
Other notes payable including accrued interest	8,250	8,250	—
Accounts payable and accrued expenses	6,830	—	(6,830	) (1)
Deferred revenue	17,942	—	(17,942	) (2)
Due to related party	1,685	—	(1,685	) (1)
Tenant improvements liability	—	(3,100)	(3,100	) (1)
Stockholders’ equity	977	—	(977	) (1)

(1)	See introductory paragraph.

(2)	See note (g).

(3)	See note (5).

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)
     (e) The following is a summary of allocation of the cash payment of $65.3 million for the purchase of the DRR Acquisition (in thousands):

		Purchase
	DRR	Price	Pro Forma
	Historical	Allocation	Adjustment
Assets:
Cash and cash equivalents	$8,640	$8,640	$—
Restricted cash	5,680	5,680	—
Accounts receivable, net	6,620	6,620	—
Due from related parties	836	836	—
Prepaid expenses and other assets	2,570	2,570	—
Property, plant and equipment	236,266	335,787	99,521
Loan costs, net of amortization	2,752	2,752	—
Goodwill	1,556	1,556	—

Liabilities:
Mortgage note payable	(300,000)	(300,000)	—
Accounts payable and accrued expenses	(12,818)	(12,818)	—
Other liabilities	(1,999)	(1,999)	—
Distributions and losses in excess of investment in unconsolidated entity	—	15,672	15,672
Stockholders’ deficit (equity)	49,897	—	(49,897)

	$—	$65,296	$65,296

     (f) Represents adjustment for $15.0 million note receivable included in due to related parties which will be paid prior to the acquisition of the Advisor.
     (g) Represents adjustments for $17.9 million to eliminate the deferred revenue of the Advisor against $14.1 million in prepaid asset management fees and $3.9 million in prepaid acquisition fees recorded by the Company.
     (h) Represents the repayment of the $8.3 million loan assumed in connection with the Merger.
     Unaudited Pro Forma Condensed Consolidated Statements of Operations:
     (1) For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations historical Grande Lakes Statement of Operations for the year ended December 31, 2005, and the historical DRR LLC Statement of Operations for the year ended December 31, 2005, have been combined and are being reported as 2006 Acquisitions Historical. The Advisor’s historical Statement of Income is for the year ended December 31, 2005.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)
     (2) Represents the elimination of fees and personnel expense reimbursements historically paid by the Company to the Advisor during the year ended December 31, 2005 for the following in connection with the Merger:

Acquisition fees from the sale of common stock	$314
Acquisition fees for the acquisition of permanent financing	18,744
Development fees	3,001
Asset management fees	27,718
Personnel expense reimbursements	3,357

Total	$53,134

     Acquisition fees from the sale of common stock and the incurrence of debt as well as development fees were historically capitalized to the value of hotel properties by the Company and depreciated over the estimated useful life of the Properties. Asset management fees were expensed as incurred by the Company.
     (3) Represents the elimination of asset management fee expense of $27.9 million during the year ended December 31, 2005, that was historically paid by the Company to the Advisor and would not have been incurred as a result of the Merger and the elimination of personnel expense reimbursements of $3.4 million.
     (4) Represents a reduction in interest expense of $1.5 million during the year ended December 31, 2005, from the repayment of an $8.3 million loan which will be repaid by the Company upon the completion of the Merger.
     (5) Represents the removal of income tax expense of $10.0 million historically incurred by the Advisor during the year ended December 31, 2005, which would not have been incurred due to the Company’s REIT structure.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)
     (6) Historical earnings per share for the year ended December 31, 2005 was calculated based upon the weighted average number of shares of common stock outstanding during the year ended December 31, 2005. As a result of shares issued in connection with the Merger, pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, adjusted as if these shares were outstanding on January 1, 2005. The following is a reconciliation of outstanding shares and weighted average shares outstanding:

		Basic	Diluted
		Weighted	Weighted
	Outstanding	Average	Average
Historical common stock as of December 31, 2005	152,882	152,874	152,874
Additional shares for the Merger	3,600	3,600	3,600

Total pro forma shares	156,482	156,474	156,474

     (7) Represents compensation expense relating to the fixed awards, valued based on $20 per share, of non-performance based stock associated with the Employment Agreements, for the year ended December 31, 2005, based upon the Company’s omnibus plan which is being recognized over the applicable vesting period as follows:

Number of shares	387,612
Value of shares	$7,752,240
Vesting percentage	16.67%
Compensation expense	$1,292,298
     (8) Represents an adjustment of $10.6 million for additional depreciation related to the Desert Ridge step-up in property, plant and equipment of $99.5 million, the increase in depreciation relating to the Grande Lakes acquisition based on the preliminary allocation of assets, and depreciation on the additional tenant improvements of $3.1 million relating to the Advisor acquisition.
     (9) Reflects the estimated increase in interest expense and loan cost amortization resulting from the $570 million loan entered into in connection with the purchase of Grande Lakes.

	Balance	Estimated rate	Estimated Interest
Additional interest expense and loan cost amortization as a result of the Grande Lakes acquisition
Estimated interest on loan — fixed	$335,000	5.71%	$19,128
Estimated interest on loan — variable	$235,000	7.15%	$16,802
Estimated loan cost amortization ($5.6 million for 5 years)			$1,120

Less: Historical Grande Lakes interest expense			$(24,602)

Total estimated increase in interest expense			$12,448

*	Interest expense is one-month LIBOR plus 276 basis points. One-month LIBOR on December 31, 2005, of 4.39 percent was used to calculate estimated interest expense.
In the event one-month LIBOR increased by one-eighth of one percent, the pro forma adjustment for interest expense for the year ended December 31, 2005, would increase by approximately $293,750.
     (10) Represents the elimination of $9.1 million of equity in losses recognized by the Company from DRR LLC, for the year ended December 31, 2005.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of CNL Hotels & Resorts, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and other comprehensive income/(loss), and of cash flows present fairly, in all material respects, the financial position of CNL Hotels & Resorts, Inc. at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Orlando, Florida
March 24, 2006

CNL HOTELS & RESORTS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2005	2004
ASSETS
Hotel and resort properties, net	$3,998,822	$4,079,844
Investments in unconsolidated entities	—	10,248
Assets held for sale	425,633	973,857
Cash and cash equivalents	83,307	99,135
Restricted cash	113,981	137,161
Receivables, net	88,625	76,893
Goodwill	513,132	491,791
Intangible assets, net	336,723	347,265
Prepaid expenses and other assets	99,169	55,783
Loan costs, less accumulated amortization of $38,960 and $17,205, respectively	29,390	45,068

Total assets	$5,688,782	$6,317,045

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable	2,599,454	2,878,583
Liabilities associated with assets held for sale	418,957	663,832
Accounts payable and accrued expenses	175,026	166,880
Accrued litigation settlement	34,151	—
Other liabilities	25,552	28,839
Distributions and losses in excess of investments in unconsolidated entities	2,600	—
Due to related parties	27,000	5,885
Member deposits	229,809	214,246

Total liabilities	3,512,549	3,958,265

Commitments and contingencies

Minority interests	114,860	148,825

Stockholders’ equity:
Preferred stock, without par value. Authorized and unissued 1,500 shares	—	—
Excess shares, $.01 par value per share. Authorized and unissued 31,500 shares	—	—
Common stock, $.01 par value per share. Authorized 225,000 shares; issued 158,417 and 156,167 shares, respectively; outstanding 152,882 and 152,913 shares, respectively	1,530	1,531
Capital in excess of par value	2,743,073	2,740,430
Accumulated distributions in excess of net income	(689,022)	(527,790)
Accumulated other comprehensive income (loss)	5,792	(4,216)

Total stockholders’ equity	2,061,373	2,209,955

Total liabilities and stockholders’ equity	$5,688,782	$6,317,045

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Revenues:
Room	$795,447	$630,857	$301,593
Food and beverage	343,121	263,517	92,064
Other hotel and resort operating departments	190,683	138,891	25,441
Rental income from operating leases	16,741	24,650	25,024
Other income	2,522	3,598	3,975

	1,348,514	1,061,513	448,097

Expenses:
Room	188,970	153,132	71,676
Food and beverage	234,588	191,203	70,801
Other hotel and resort operating departments	116,026	88,091	16,429
Property operations	246,207	206,353	95,925
Repairs and maintenance	57,147	46,365	21,538
Hotel and resort management fees	40,282	26,047	11,068
Sales and marketing	80,752	66,902	30,381
Credit enhancement funding	(2,057)	(23,006)	(18,840)
General operating and administrative	26,130	23,668	7,937
Litigation settlement	34,151	—	—
State and local taxes	6,700	5,633	2,042
Asset management fees to related party	27,868	26,505	12,782
Depreciation and amortization	182,995	145,872	62,102

	1,239,759	956,765	383,841

Operating profit	108,755	104,748	64,256

Interest income	4,077	2,512	1,781
Interest and loan cost amortization	(192,355)	(153,103)	(59,056)
Gain on sale of common stock	––	9,268	––
Impairment of equity method investment	––	(1,275)	––
(Loss) gain on hedge termination	(1,139)	3,511	––
Transaction costs	(5,458)	(11,521)	(154)
Loss on extinguishment of debt	(2,190)	(17,877)	––

(Loss) income before equity in losses of unconsolidated entities, minority interests and (expense) benefit from income taxes	(88,310)	(63,737)	6,827
Equity in earnings (losses) of unconsolidated entities	32,775	(18,469)	(23,970)
Minority interests	(5,517)	(3,311)	960

Loss from continuing operations before (expense) benefit from income taxes	(61,052)	(85,517)	(16,183)
Benefit (expense) from income taxes	2,965	(27,442)	(262)

Loss from continuing operations	(58,087)	(112,959)	(16,445)
Income from discontinued operations	64,987	25,846	22,438

Net income (loss)	$6,900	$(87,113)	$5,993

(Loss) earnings per share of common stock (basic and diluted):
Continuing operations	$(0.38)	$(0.76)	$(0.19)
Discontinued operations	0.43	0.17	0.26

	$0.05	$(0.59)	$0.07

Weighted average number of shares of common stock outstanding:
Basic and diluted	152,874	148,059	86,225

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
OTHER COMPREHENSIVE INCOME/(LOSS)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (in thousands, except per share data)

	Common Stock
				Accumulated	Accumulated
			Capital in	distributions in	other
	Number of		excess of par	excess of net	comprehensive		Comprehensive
	shares	Par value	value	earnings (loss)	loss	Total	income/(loss)
Balance at December 31, 2002	63,004	$630	$1,116,375	$(98,366)	$(4,316)	$1,014,323

Subscriptions received for common stock through public offerings and distribution reinvestment plan	58,475	586	1,168,910	—	—	1,169,496

Retirement of common stock	(358)	(4)	(6,587)	—	—	(6,591)

Stock issuance costs	—	—	(113,211)	—	—	(113,211)

Net income	—	—	—	5,993	—	5,993	$5,993

Current period adjustments to recognize value of cash flow hedges	—	—	—	—	554	554	554

Current period adjustment to recognize change in value of foreign operations investment hedge	—	—	—	—	(791)	(791)	(791)

Translation adjustment from foreign operations	—	—	—	—	929	929	929

Total comprehensive income	—	—	—	—	—	—	$6,685

Distributions declared and paid ($1.55 per share)	—	—	—	(129,961)	—	(129,961)

Balance at December 31, 2003	121,121	$1,212	$2,165,487	$(222,334)	$(3,624)	$1,940,741

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
OTHER COMPREHENSIVE INCOME/(LOSS)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (in thousands, except per share data)

				Accumulated
				distributions	Accumulated
	Common Stock		Capital in	in excess of	other
	Number of		excess of par	net earnings	comprehensive		Comprehensive
	shares	Par value	value	(loss)	loss	Total	income/(loss)
Balance at December 31, 2003	121,121	$1,212	$2,165,487	$(222,334)	$(3,624)	$1,940,741

Subscriptions received for common stock through public offerings and distribution reinvestment plan	33,061	331	658,247	—	—	658,578

Issuance of common stock (to Board of Directors)	38	1	749	—	—	750

Retirement of common stock	(1,307)	(13)	(24,623)	—	—	(24,636)

Stock issuance costs	—	—	(59,430)	—	—	(59,430)

Net loss	—	—	—	(87,113)	—	(87,113)	$(87,113)

Current period adjustment to recognize change in value of cash flow hedges	—	—	—	—	(2,864)	(2,864)	(2,864)

Current period adjustment to recognize change in value of foreign operations investment hedge	—	—	—	—	768	768	768

Translation adjustment from foreign operations	—	—	—	—	1,504	1,504	1,504

Total comprehensive loss	—	—	—	—	—	—	$(87,705)

Distributions declared and paid ($1.49 per share)	—	—	—	(218,343)	—	(218,343)

Balance at December 31, 2004	152,913	$1,531	$2,740,430	$(527,790)	$(4,216)	$2,209,955

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
OTHER COMPREHENSIVE INCOME/(LOSS)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (in thousands, except per share data)

				Accumulated
				distributions	Accumulated
	Common Stock		Capital in	in excess of	other
	Number of	Par	excess of	net earnings	comprehensive		Comprehensive
	shares	value	par value	(loss)	income (loss)	Total	income/(loss)
Balance at December 31, 2004	152,913	$1,531	$2,740,430	$(527,790)	$(4,216)	$2,209,955

Subscriptions received for common stock through public offerings and distribution reinvestment plan	2,243	22	43,319	—	—	43,341

Issuance of common stock (to Board of Directors)	7	—	140	—	—	140

Retirement of common stock	(2,281)	(23)	(43,313)			(43,336)

Stock issuance cost refund	—	—	2,497	—	—	2,497

Net income	—	—	—	6,900	—	6,900	$6,900

Current period adjustment to recognize change in value of cash flow hedges	—	—	—	—	8,346	8,346	8,346

Current period adjustment to recognize change in value of foreign operations investment hedge	—	—	—	—	(7)	(7)	(7)

Translation adjustment from foreign operations	—	—	—	—	1,669	1,669	1,669

Total comprehensive income							$16,908

Distributions declared and paid ($1.10 per share)	—	—	—	(168,132)	—	(168,132)

Balance at December 31, 2005	152,882	$1,530	$2,743,073	$(689,022)	$5,792	$2,061,373

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net earnings (loss)	$6,900	$(87,113)	$5,993
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	195,607	174,214	76,714
Amortization	27,056	18,888	3,337
Equity in (income) losses from investments in unconsolidated entities, net of distributions	(24,925)	22,552	33,070
Loss on impairments	344	7,193	—
Gain on sale of common stock	—	(9,268)	—
Gain on lease terminations	(924)	—	—
Gain on hedge termination	—	(3,511)	—
Gain on sale of hotel properties	(67,321)	(645)	—
Loss on extinguishment of debt	9,321	1,707	—
Loss on hedge termination	1,139	—	—
Minority interest	7,199	8,403	(778)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Receivables	(4,677)	17,204	(33,298)
Prepaid expenses and other assets	(14,357)	11,741	(1,543)
Deferred tax asset	—	25,828	(1,321)
Accounts payable and accrued expenses	6,961	12,749	17,182
Accrued litigation expense	34,151	—	—
Due to related parties	(5,885)	(5,685)	9,065
Other liabilities	(16,340)	2,910	4,466
Member deposits	15,564	16,574	—

Net cash provided by operating activities	169,813	213,741	112,887

Cash flows from investing activities:
Cash paid in connection with acquisitions and capital expenditures	(108,559)	(118,213)	(1,307,313)
KSL Acquisition	—	(1,426,309)	—
RFS Acquisition	—	—	(450,350)
Investment in unconsolidated entities	—	(2,192)	(727)
Sale of investment in equity securities	—	28,295	—
Proceeds from sale of hotel and resort Properties	595,300	16,810	—
Distribution from unconsolidated entity related to sales proceeds	47,529	—	—
Deposit on property and other investments	(16,725)	—	(24,985)
Decrease (increase) in restricted cash	8,062	(37,778)	(29,241)
Increase in other assets	(400)	(37,655)	(81,996)

Net cash provided by (used in) investing activities	525,207	(1,577,042)	(1,894,612)

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
(in thousands)

	Years Ended December 31,
	2005	2004	2003
Cash flows from financing activities:
Net repayments from borrowings on lines of credit	$—	$(24,073)	$(6)
Payment of loan costs	(8,004)	(43,979)	(9,751)
Proceeds from mortgage loans	400,000	1,922,508	866,912
Net payment to acquire/terminate cash flow hedges	(3,020)	(4,899)	—
Principal payments on mortgage loans	(903,980)	(802,812)	(4,730)
Proceeds from other notes payable, net of repayments	—	(63,593)	(2,533)
Payment of capital lease obligation	(772)	(1,823)	—
Subscriptions received from stockholders	43,481	658,578	1,169,496
Distributions to stockholders	(168,132)	(218,343)	(129,961)
Distributions to minority interest, net of contributions	(33,418)	(13,213)	106,853
Retirement of common stock	(43,336)	(24,636)	(6,591)
Refund (payment) of stock issuance costs	2,497	(59,430)	(113,211)

Net cash (used in) provided by financing activities	(714,684)	1,324,285	1,876,478

Net (decrease) increase in cash and cash equivalents	(19,664)	(39,016)	94,753

Cash and cash equivalents at beginning of year	99,135	147,694	52,941

Net decrease in cash and cash equivalents	(19,664)	(39,016)	94,753

Net increase (decrease) in cash and cash equivalents of assets held for sale	3,836	(9,543)	—

Cash and cash equivalents at end of year	$83,307	$99,135	$147,694

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
(in thousands)

	Years Ended December 31,
	2005	2004	2003
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$214,106	$160,525	$54,315

Supplemental schedule of non-cash investing activities:
RFS Acquisition
Purchase accounting:
Assets acquired:
Cash and cash equivalents	$—	$—	$5,612
Restricted cash	—	—	9,069
Accounts receivable	—	—	5,442
Loan costs	—	—	5,544
Prepaid expenses and other assets	—	—	8,595
Deferred tax asset	—	—	24,505
Hotel Properties	—	—	713,352

Total	$—	$—	$772,119

Liabilities assumed:
Accounts payable and accrued expenses	$—	$—	$23,207
Mortgages payable	—	—	160,731
Other notes payable	—	—	124,021

Total	$—	$—	$307,959

Net assets acquired	$—	$—	$464,160

Net of cash	$—	$—	$458,548

Hotel Properties acquired as a result of the RFS
Acquisition classified as Real Estate Held for Sale	$—	$—	$29,550

See accompanying notes to consolidated financial statements.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
(in thousands)

	Years Ended December 31,
	2005	2004	2003
KSL Acquisition
Purchase accounting:
Assets acquired:
Cash and cash equivalents	$—	$18,895	$—
Restricted cash	—	42,878	—
Accounts receivable	—	50,816	—
Prepaid expenses and other assets	—	36,866	—
Hotel Properties	—	1,650,597	—
Goodwill	—	491,736	—
Intangible assets	—	327,771	—

Total	$—	$2,619,559	$—

Liabilities assumed:
Accounts payable and accrued expenses	$—	$98,551	$—
Mortgages payable	—	796,048	—
Other liabilities	—	28,719	—
Member deposits	—	197,672	—
Total	$—	$1,120,990	$—

Net assets acquired	$—	$1,498,569	$—

Net of cash	$—	$1,479,674	$—

Amounts incurred but not paid for construction in progress	$—	$6,425	$6,682

Allocation of acquisition fees included in other assets to investment in hotel Properties and unconsolidated entities	$4,067	$1,481	$77,014

Allocation of deferred acquisition fee payable to investment in hotel Properties, goodwill, prepaid asset management fee and unconsolidated entities	$23,000	$—	$—

Reallocation to properties from goodwill	$—	$9,522	$—

Assets purchased under capital leases acquired during the period	$1,948	$—	$—

Distribution of land and construction in progress to joint venture partners	$16,390	$—	$—

Contribution to unconsolidated entity of land and construction in progress	$8,195	$—	$—

Gain in connection with change in fair value of derivatives	$5,524	$—	$—

See accompanying notes to consolidated financial statements

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
(in thousands)

	Years Ended December 31,
	2005	2004	2003
Supplemental schedule of non-cash financing activities:
Non-cash reduction in TIF Note	$—	$315	$360

Distributions declared not paid to minority interest at year end	$4,067	$2,919	$—

Loans assumed as a result of the acquisition of Properties	$—	$—	$75,571

Obligations under capital leases acquired during the period	$—	$3,486	$—

Capital lease assumed by buyer in connection with sale of Property	$11,695	$—	$—

Note payable related to insurance premium financing	$14,124	$—	$—

Distribution of land and construction in process to minority interest	$8,195	$—	$—

See accompanying notes to consolidated financial statements

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization:
     CNL Hotels & Resorts, Inc., a corporation organized pursuant to the laws of the State of Maryland on June 12, 1996, operates for federal income tax purposes as a real estate investment trust (a “REIT”). The term “Company” and any reference to CNL Hotels & Resorts, Inc. includes, unless the context otherwise requires, CNL Hotels & Resorts, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp., RFS Partnership, L.P., CNL Rose Acquisition Corp., CNL Rose GP Corp., CNL Resort Hospitality, LP, each of their subsidiaries and several consolidated partnerships and consolidated joint ventures. Various other wholly or majority owned subsidiaries may be formed in the future, primarily for purposes of acquiring or developing hotel and resort properties (“Properties”).
     As of December 31, 2005, the Company owned 71 Properties directly and 22 Properties through equity investments, including two unconsolidated Properties. The Company leases 87 of its Properties, including the two unconsolidated Properties, to wholly-owned taxable REIT subsidiary (“TRS”) entities (the “TRS Lessees”) which contract with third-party hotel and resort management companies to operate these Properties. Hotel and resort operating results for these Properties are included in consolidated results of operations. The remaining six Properties are leased on a triple-net basis to third-party tenants who operate the Properties or contract with hotel and resort managers to operate the Properties. Rental income from the operating leases for these Properties is included in consolidated results of operations. The Company, through its ownership of equity interests in several partnerships and joint ventures, is subject to certain customary buy/sell provisions contained within the formation agreements of these entities. Under certain circumstances, the Company may be required to sell its interests in one or more of these entities.
     On October 31, 2005, the Company, through certain of its affiliates, entered into a Purchase and Sale Agreement with affiliates of KSL DC Operating LLC and Kohlberg Kravis Roberts & Co., to sell all of its interests in CNL KSL Partners, LP, a partnership which owns the Hotel del Coronado in San Diego, California (the “Hotel Del”), and in CNL KSL North Beach Development, LP (the “North Beach Partnership”), which is developing a piece of property adjacent to the hotel (the “Del Sale”). The Del Sale closed on January 9, 2006. For additional information, see “Note 24. Subsequent Events.”
     On December 28, 2005, the Company and THI III GL Investments L.L.C. entered into a Purchase and Sale Agreement (as amended on December 30, 2005, the “GL Purchase Agreement”) to acquire the Grande Lakes Orlando resort. The Grande Lakes Orlando resort includes a 584-room Ritz-Carlton, a 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course (collectively the “Grande Lakes Resort”) (the “GL Purchase”). The Purchase was completed on February 24, 2006, for a purchase price of approximately $753 million. For additional information, see “Note 24. Subsequent Events.”
2. Summary of Significant Accounting Policies:
     Basis of Presentation – The Company’s operating results are based on a calendar year ended December 31 as required by tax laws relating to REITs. However, 31 of the Company’s Properties have managers that have a different quarterly accounting calendar. For these hotels and resorts, the fiscal year ends on the Friday closest to December 31 and reflects twelve weeks of operations for the first three quarters of the year and sixteen or seventeen weeks for the fourth quarter of the year. Therefore, in any given period, period-over-period results may reflect different ending dates.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and each of its wholly-owned subsidiaries and entities in which the Company has a controlling interest in accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures” (SOP 78-9”) or is the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities (“FIN 46”). The application of FIN 46 and SOP 78-9 requires management to make significant estimates and judgments about the Company’s and its venture partners’ rights, obligations and economic interests in the related venture entities. The equity method of accounting is applied in the consolidated financial statements with respect to those investments in entities in which the Company is not the primary beneficiary under FIN 46 or has less than a controlling interest due to the significance of rights and obligations held by other parties under SOP 78-9.
     Reclassification – In accordance with FAS 144, the Company has included the Properties sold during 2004 and 2005 and the Property identified as held for sale as of December 31, 2005, in discontinued operations in the consolidated statements of operations for all periods presented. The December 31, 2005 and 2004 balance sheets have been reclassified to report the assets and liabilities of these sold Properties as assets held for sale and liabilities associated with assets held for sale. These reclassifications had no impact on net income (loss) or stockholders’ equity.
     Segment Information – The Company follows Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”). FAS 131 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker currently evaluates the Company’s operations from a number of different operational perspectives including but not limited to a Property-by-Property basis, by operator, by chain-scale classification and by brand. The Company derives all significant revenues from a single reportable operating segment of business, hotel and resort real estate ownership. Accordingly, the Company does not report more than one segment; nevertheless, management evaluates, at least quarterly, whether the Company continues to have one single reportable segment of business.
     Reverse Stock Split – On July 30, 2004, the Company’s stockholders approved a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, in an exchange ratio of one common share for every two issued and outstanding common shares which also resulted in the par value being adjusted to $0.02 per share. The Reverse Stock Split became effective on August 2, 2004, and on such date the par value was reset at $0.01 per share. All share and per share information in the accompanying consolidated financial statements has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented.
     Earnings Per Share – Basic earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during each year, and diluted earnings per share is calculated based upon weighted average number of common shares outstanding plus potentially dilutive common shares.
     Use of Estimates – Company management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”). Actual results could differ from those estimates.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Foreign Currency Translation – The results of operations for our one foreign location, located in Montreal, Quebec, are maintained in the local currency and translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in stockholders’ equity as a cumulative foreign currency translation adjustment, a component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in the accompanying consolidated statements of operations.
     Hotel and Resort Properties – Hotel and resort Properties are generally comprised of land, buildings, and equipment and are recorded at historical cost. The cost of improvements and betterments and any interest incurred during the construction or renovation periods are capitalized. Costs of repairs and maintenance are expensed as incurred.
     Buildings and equipment are generally depreciated on the straight-line method over their estimated useful lives of 40 and five to seven years, respectively. When the Properties or equipment are sold, the related cost and accumulated depreciation will be removed from the accounts and any gain or loss from sale will be reflected in our results of operations.
     Impairment of Long-Lived Assets – In accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, the Company’s long-lived assets are assessed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The carrying value of the long-lived asset is considered impaired when the projected undiscounted pre-tax cash flows are less than the carrying value. The recoverability of the carrying value of long-lived assets is assessed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If cash flows are less than the carrying value of an asset or asset group, an impairment loss is measured based on the difference between estimated fair value and carrying value. Assets to be disposed are measured at the lower of their carrying value or fair value less cost to sell. Fair value is determined through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analyses of discounted cash flows or external appraisals. If an impairment is recognized, the adjusted carrying value of the long-lived asset represents the new cost basis for the asset.
     Investment in Unconsolidated Entities – Investments in unconsolidated entities are accounted for under the equity method of accounting. The difference between the Company’s carrying amount of its investments in unconsolidated entities and the underlying equity in the net assets of the subsidiaries is due to acquisition fees and expenses which have been allocated to the Company’s investment. These amounts are amortized over 36 years, which is the estimated life of the building and equipment acquired.
     Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds. Cash accounts maintained on behalf of the Company in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash and cash equivalents.
     Restricted Cash – Cash is restricted to fund 1) certain of the Company’s operating expenses, 2) expenditures relating to furniture, fixtures and equipment replacement (pursuant to hotel and resort management agreements), 3) other capital expenditures directly associated with its Properties, and 4) reserves required pursuant to certain borrowings and has been included in the accompanying consolidated balance sheets as restricted cash. Certain of the restricted cash identified for renovations has been designated as such at the discretion of the Company and is not subject to specific contractual arrangements or obligations. Restricted cash consisted of the following at December 31 (in thousands):

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004
Furniture, fixtures and equipment reserves	$50,592	$61,168
Renovations	38,240	14,530
Taxes and insurance escrow	6,899	9,635
Deposits	12,104	18,855
Reserve funds required by lenders	5,899	32,973
Deferred compensation	247	—

	$113,981	$137,161

     Stock-Based Compensation – In 2004, the Company’s stockholders approved and the Company adopted a long-term incentive plan and reserved 1,788,000 shares of its common stock for issuance as deferred stock awards pursuant to the terms of its 2004 omnibus long-term incentive plan (the “Long-Term Incentive Plan”). The Long-Term Incentive Plan is administered by the Company’s Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”). The Company records compensation expense for restricted stock grants based upon the fair market value of the stock on the date of grant. There is currently no readily determinable fair market price since the Company’s common stock is not actively traded on an open market or stock exchange. As a result, the Company has established a deemed price of $20.00 per share.
     Fair Value of Financial Instruments – The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and variable rate debt approximates carrying value as of December 31, 2005 and 2004, because of the liquid nature of the asset and/or relatively short maturities of the obligations. The fair value of fixed rate long-term debt is determined based on market prices.
     Goodwill and Intangible Assets – The Company follows Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) as it pertains to the recognition and accounting for goodwill and intangible assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill. SFAS 142 requires that goodwill and certain intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually.
     Loan Costs – Loan costs incurred in connection with securing financing have been capitalized and are being amortized over the terms of the loans including term extensions if such extension is at the discretion of the Company without requirement of a significant financial obligation using the straight-line method, which approximates the effective interest method.
     Income Taxes – Under the provisions of the Internal Revenue Code and applicable state laws, each TRS entity of the Company is subject to taxation of income on the profits and losses from its tenant operations. The Company does not file a consolidated return for all of its TRS entities.
     The Company accounts for federal and state income taxes with respect to its TRS entities using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and respective tax bases and operating losses and tax-credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Derivative Instruments and Hedging Activities – The Company utilizes derivative instruments to partially offset the effect of fluctuating interest rates and foreign currency exchange rates on the cash flows associated with its variable-rate debt and its net investment in a foreign subsidiary. The Company follows established risk management policies and procedures in its use of derivatives. The Company does not enter into or hold derivatives for trading or speculative purposes. The Company records all derivative instruments on the balance sheet at fair value. On the date the Company enters into a derivative contract, the derivative is designated a hedge of the exposure to variable cash flows of a forecasted transaction, when the Company hedges variability of cash flows related to a variable-rate asset or liability or its net investment in a foreign subsidiary. The effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (loss) and subsequently recognized in operations in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of the gain or loss is reflected in operating results.
     Member Deposits – Member deposits represent liabilities for the required deposits for certain membership plans which entitle the member to various golf, tennis and spa facilities and related services at some of our Properties. Under the Company’s primary membership program, deposits generally become refundable upon:
1.	Demand by the member after 30 years in the program;

2.	Sale of the member’s home in the resort community when the home buyer purchases a new membership;

3.	The member’s withdrawal from the program and a request for a refund under the “Four-for-One” program; or

4.	In case of a member’s death, a request for refund by the surviving spouse.
     Under the “Four-for-One” program, a member is eligible, upon notification to the Company, to cause the Company to repurchase his or her membership and refund the related deposit. However, the Company’s obligation to repurchase a membership and refund the deposit occurs only after the Company has sold four of the Company’s new memberships for each member who has requested a refund under this program. Certain of the Company’s Properties recently implemented a “One-for One” program applicable in limited circumstances whereby a member can, upon notification to the Company cause it to repurchase his or her membership and refund the related deposit which the Company would be obligated to repurchase after it has sold one new membership.
     Hotel Management Agreements – The Company’s Properties are managed and operated by third-party management companies pursuant to management agreements entered into by its TRS lessees and the third-party management companies.
     The term of each management agreement generally ranges between 10 and 20 years, with up to two, ten-year renewal options. Typically, under the management agreements, the third-party management company receives a base management fee expressed as a percentage of gross revenues of the subject Property for each fiscal year and an incentive management fee expressed as a percentage of operating profit above a specified level of the subject Property for each fiscal year.
     Each third-party management company is responsible for payment, on the Company’s behalf, of real estate and property taxes, repairs and maintenance, utilities and insurance. Each third-party management company is obligated to maintain the Property in good repair and condition and to make or cause to be made routine maintenance, repairs and minor alterations as it determines to be necessary or as required pursuant to the terms of the management agreement. The third-party management company is also responsible for payment on the Company’s behalf of routine renovations permitted under the management agreement. The Company is required to establish reserves to fund such renovations and for the replenishment of furniture, fixtures and equipment. The third-party management company may, with the Company’s prior written approval, make more extensive improvements to the Property.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The management agreements generally require the third-party management company to furnish chain services that are generally made available to other hotels and resorts managed by the third-party management company, including installment and operation of computer systems and reservation services, management and administrative services, marketing and sales services, human resources training services, and such additional services as may from time to time be more efficiently performed on a national, regional or group level. During the term of the management agreements, the service marks, symbols and logos currently used by the third-party management company may be used in the operation of the Property.
     Some of the management agreements provide that the Company’s TRS lessee has the right to terminate the management agreement if specified financial and other objectives relating to the Property are not obtained. In addition, most of the management agreements limit the Company’s ability to sell, lease or otherwise transfer the Properties unless the transferee is not a competitor of the third-party management company and unless the transferee assumes the related management agreement and meets specified other conditions.
     The management agreements generally do not allow the third-party management company to assign its interest in the management agreement other than to an affiliate without our prior written consent. In some cases, the management agreement provides that the third-party management company has a right to assign the management agreement in connection with the sale of substantially all of the assets of such third-party management company. In addition, some management agreements prohibit the third-party management company or its affiliates from operating another hotel or resort of the same or similar type as the Company’s Property that is or will be located within a specified distance of the Company’s Property. Also, some management agreements prohibit the transfer of the Property for a specified initial term of years or provide that if the Company desires to sell a Property, it must first offer to the third-party management company an opportunity to buy it. The Company also may have to pay a termination fee in some cases upon termination of the management agreement.
     Self-Insurance – The Company is self-insured for certain losses relating to workers’ compensation and general liability claims. The Company also maintains aggregate stop loss coverage to limit the exposure arising from such claims. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company’s estimates of the aggregate liability for uninsured claims. To the extent the projected future development of the losses resulting from workers’ compensation and general liability claims incurred as of December 31, 2005 differs from the actual development of such losses in future periods, the Company’s insurance reserves could differ significantly, resulting in either higher or lower future insurance expense.
     Credit Enhancements – The following summary describes the various types of credit enhancements:
Limited Rent Guarantees – Limited rent guarantees (“LRG”) are provided by third-party hotel and resort managers to unrelated third-party tenants for certain Properties which the Company leases on a triple-net basis. These credit enhancements guarantee the full, complete and timely payment of specified rental payments to the Company relating to these Properties. This form of credit enhancement results in rental revenue being recorded by the Company which otherwise may not have been recorded based on rent paid by the tenant. The Company is not obligated to repay amounts funded under LRG’s.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Threshold Guarantees – Threshold guarantees (“TG”) are provided by third-party hotel and resort managers to the Company in order to guarantee a certain minimum return for each of the Properties covered by the TG. Generally, each TG is available for a specific Property or pool of Properties generally for a specified period of time and/or specified aggregate value of guarantee. Funding under these guarantees is recorded as a reduction in operating expenses, a reduction in hotel and resort management fees or as a liability by the Company, depending upon the nature of each agreement and whether the funded amounts are required to be repaid by the Company.
Liquidity Facility Loans – Liquidity facility loans (“LFL”) are provided by third-party hotel and resort managers to the Company or its unconsolidated entities in order to guarantee a minimum distribution for each of the Properties covered by the LFL. Funding under an LFL is recorded as a liability when the amounts funded may be required to be repaid.
Senior Loan Guarantees – Senior loan guarantees (“SLG”) are provided by third-party hotel and resort managers to the Company or its unconsolidated entities in order to guarantee the payment of senior debt service for each of the Properties covered by the SLG. Funding under an SLG is recorded as a liability because the amounts funded may be required to be repaid in the future.
     Revenue Recognition – The Properties’ revenues are derived from their operations and include, but are not limited to, revenues from rental of rooms, food and beverage sales, golf course and spa operations, telephone usage, membership dues and other service revenues. Revenue, excluding membership dues, is recognized when rooms are occupied, when services have been performed, and when products are delivered. Membership dues are recognized ratably over the term of the membership period. Cash received from customers, for events occurring in the future, are recorded as deposits and included in accounts payable and accrued expenses in the accompanying consolidated financial statements until the event occurs or is cancelled.
     Lease Accounting – Certain Properties are leased to, and operated by, unrelated third-party tenants on a “triple-net” basis, whereby the tenant is generally responsible for all Property operating expenses, including Property taxes, insurance, and maintenance and repairs. These third-party Property leases are accounted for as operating leases. When minimum lease payments vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic amount of rent revenue over the lease term. Accrued rental income, included in other assets, represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled payments to date.
     Advertising and Promotional Costs – The costs of advertising, promotional and marketing programs are charged to operations in the year incurred and are included in hotel and resort expense in the accompanying consolidated statement of operations. Advertising, promotional and marketing costs totaled $80.8 million, $66.9 million and $30.4 million for the years ended December 31, 2005, 2004 and 2003, excluding $12.2 million, $16.2 million and $4.5 million, respectively, of advertising and promotional costs included in discontinued operations.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Recent Accounting Pronouncements – In June 2005, the Emerging Issues Task Force (“EITF”) released Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). EITF 04-5 provides guidance in determining whether a general partner controls a limited partnership and therefore should consolidate the limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership and that the presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without cause, or (2) substantive participating rights. The effective date for applying the guidance in EITF 04-5 was (1) June 29, 2005 for all new limited partnerships and existing limited partnerships for which the partnership agreement was modified after that date, and (2) no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005 for all other limited partnerships. Implementation of EITF 04-5 is not expected to have a significant impact on the Company’s classification of applicable entities, if any, and therefore its results of operations.
     In May 2005, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (FAS 154), which replaces Accounting Principles Board Opinion No. 20 “Accounting Changes” and Statement of Financial Accounting Standards Board No. 3, “Reporting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28”. FAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
     In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an Interpretation of SFAS Statement No. 143” (FIN 47). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company adopted FIN 47 on December 31, 2005. The adoption did not have a material impact on the Company’s results of operations.
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“FAS 123R”). FAS 123R is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” FAS 123 Revised supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. FAS 123 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company expects to adopt the pronouncement beginning in the first quarter of 2006 using the modified prospective approach and will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award (with limited exceptions). The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. Since the Company’s only share-based payment transactions to date are limited to stock grants to the Company’s Independent Directors, adoption of FAS 123 is not expected to have a significant impact on the Company’s results of operations.
     In November 2004, the EITF released Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining whether to Report Discontinued Operations” (“EITF 03-13”). EITF 03-13 provides guidance on how an ongoing entity should evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity, and the types of continuing involvement that constitute significant continuing involvement in the operations of the disposed component. The guidance in EITF 03-13 is effective for components of an enterprise that are either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. Application of the consensus of EITF 03-13 did not have a material effect on the Company’s results of operations for the periods ending December 31, 2005 and 2004, nor does the Company expect it to have a material effect on future results of operations.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3. Acquisitions Prior to 2005:
KSL Acquisition:
     On April 2, 2004, the Company, through CNL Resort Acquisition Corp., a wholly-owned subsidiary of the Company, acquired all of the outstanding capital stock of KSL Recreation Corporation (“KSL”) for $1.4 billion in cash plus closing costs and transaction related fees of $26.5 million and the assumption of the outstanding debt of KSL and its subsidiaries of $794.0 million in mortgage loans (the “Existing KSL Loan”) (for additional information, see Note 12, “Indebtedness”), as well as KSL’s other outstanding liabilities (the “KSL Acquisition”). Pursuant to the stock purchase agreement, additional consideration of $12.7 million was paid out by the Company in the third quarter of 2004, relating to the final adjustment of the working capital balance included in the purchase price.
     The following Properties were acquired in connection with the KSL Acquisition:

Property	Location	# of Rooms
Grand Wailea Resort and Spa	Wailea, Hawaii	780
La Quinta Resort and Club and PGA West	La Quinta, California	617
Doral Golf Resort and Spa	Miami, Florida	692
Arizona Biltmore Resort and Spa	Phoenix, Arizona	606
Claremont Resort and Spa	Berkeley, California	279
Emerald Pointe Resort	Lake Lanier Islands, Georgia	246

		3,220

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Fair values of assets acquired and liabilities assumed at the date of the KSL Acquisition are based on independent appraisals and valuation studies from independent third-party consultants, which were finalized during the fourth quarter of 2004. The final allocation resulted in $153.0 million being allocated from goodwill to land, buildings and equipment. During the fourth quarter, a catch-up adjustment of $8.4 million was recorded to true-up depreciation expense for the second and third quarters of 2004 as a result of the final purchase price allocation. The following summarizes the fair values of assets acquired and liabilities assumed at the date of the KSL Acquisition (in thousands):

April 2, 2004
ASSETS
Hotels and resort Properties	$1,650,597
Cash and cash equivalents	18,895
Restricted cash	42,878
Prepaid expenses and other assets	36,866
Receivables	50,816
Goodwill	491,736
Other intangible assets	327,771

Total assets acquired	2,619,559

LIABILITIES
Mortgage payable and accrued interest	796,048
Accounts payable and accrued expenses	98,551
Other liabilities	28,719
Member deposits	197,672

Total liabilities assumed	1,120,990

Net assets acquired	$1,498,569

Net of cash	$1,479,674

     The consolidated financial statements include the operating results of the Properties acquired from KSL from the date of the KSL Acquisition. Concurrent with the closing of the KSL Acquisition, the Company entered into interim management agreements for all six Properties with an affiliate of the former parent company of KSL. In August 2004, the Company entered into long-term management agreements for four of these Properties (three with an affiliate of the former KSL parent and one with a subsidiary of Marriott International, Inc. (“Marriott”)). The Property subject to the fifth interim management agreement was sold on August 30, 2005. The remaining interim management agreement was scheduled to expire on July 31, 2005. Effective as of July 31, 2005, the Company entered into a management agreement with Interstate Hotels & Resorts, Inc. to operate this Property.
     The Company entered into an agreement with Marriott, relating to the Doral Golf Resort and Spa Property. The agreement provides for a minimum return guarantee, which guarantees a certain level of operating income from this Property. The guarantee is subject to expiration and/or burn-off provisions over time and has a maximum funding limit of $10 million. Funding of shortfalls from minimum returns of $0.4 million and $9.6 million under this guarantee have been recognized as a reduction in operating expenses during the years ended December 31, 2005 and 2004, respectively. As of December 31, 2005, funding under this guarantee has been fully utilized. After the later of December 31, 2006, or the completion of the ballroom renovation at the Property, the manager has agreed to waive certain management fees by the amount of the shortfall between hotel operating profit and the Company’s minimum return up to an aggregate amount of $5 million, or a period of 39 months, whichever occurs first.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RFS Acquisition:
     On July 10, 2003, the Company, through its subsidiaries, acquired RFS Hotel Investors, Inc., a Tennessee REIT (“RFS”) and RFS Partnership, L.P. (“RFS OP”), for approximately $383 million in cash ($12.35 per share or limited partnership unit) and the assumption of approximately $409 million in liabilities (including transaction and severance costs, which totaled approximately $55 million) (the “RFS Acquisition”). On May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS’s common stock at a price per share of $12.35.
     The following summarizes the fair values of the assets acquired and liabilities assumed at the date of the RFS Acquisition (in thousands):

July 10, 2003
ASSETS
Investment in Properties	$683,802
Real estate held for sale	29,550
Cash and cash equivalents	5,612
Restricted cash	9,069
Accounts receivable	5,442
Prepaid expenses and other assets	8,595
Loan Costs	5,544
Deferred income taxes	24,505

Total assets acquired	772,119

LIABILITIES
Mortgage notes payable	160,731
Other notes payable	124,021
Accounts payable and accrued expenses	23,207

Total liabilities assumed	307,959

Net assets acquired	$464,160

Net of cash	$458,548

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Other Property Acquisitions:
     In addition to the interests in the Properties acquired through the RFS Acquisition and the KSL Acquisition, the following Properties were acquired during the year ended December 31, 2003 (in thousands):

Brand Affiliation	Property Location	Date of Acquisition	Purchase Price
Hyatt Regency	Miami, FL	February 20, 2003	$35,800
JW Marriott	New Orleans, LA	April 21, 2003	92,500
Marriott Hotel*	Seattle, WA	May 23, 2003	88,900
Marriott Hotel	Plano, TX	August 15, 2003	55,550
Marriott Hotel	Baltimore, MD	August 29, 2003	69,000
Courtyard by Marriott	Arlington, VA	August 29, 2003	35,000
Hyatt	Montreal, Canada	December 15, 2003	51,800

*	Newly constructed
     In 2003, the Company also acquired interests in the following Properties through various partnerships, all of which have been consolidated in the accompanying consolidated financial statements (in thousands):

		Ownership
Brand Affiliation	Property Location	Interest	Date of Acquisition	Purchase Price
Hilton Hotel	Rye, NY	75.0%	February 20, 2003	$75,000
Embassy Suites	Orlando, FL	75.0%	February 20, 2003	12,500
Embassy Suites	Arlington, VA	75.0%	February 20, 2003	45,500
Embassy Suites	Santa Clara, CA	75.0%	February 20, 2003	46,500
Hyatt Regency	Dearborn, MI	85.0%	August 28, 2003	65,000
Hampton Inn	Manhattan, NY	66.7%	August 29, 2003	28,000
Hilton Hotel	La Jolla, CA	75.0%	December 17, 2003	110,000
Hilton Hotel	Washington, D.C.	75.0%	December 17, 2003	102,000
Hotel del Coronado	Del Coronado, CA	70.0%	December 18, 2003	406,900
     These partnerships typically have one or more subsidiary borrowers, which are legally separate entities, having separate assets and liabilities from the Company and, therefore, the assets and credit of the respective entities may not be available to satisfy the debts and other obligations of the Company. Likewise, the assets and credit of the Company may not be available to satisfy the debts and other obligations of the borrowers on the loans of these other entities.
     The Company also completed the development of, and opened, on February 18, 2004, a Courtyard by Marriott in Foothill Ranch, California. The total cost of this Property including land was $17.8 million. The Company also completed the development of, and opened one hotel Property on leased land in Tampa, Florida in August 2004. The total cost of this Property, excluding land, was $44.8 million. These Properties are both leased to TRS entities of the Company and are managed by a subsidiary of Marriott.
     The following presents unaudited pro forma results of operations of the Company as if all of these Properties were owned during the entire period for the years ended December 31, 2004 and 2003 including the effect of the RFS Acquisition and the KSL Acquisition in thousands, except per share data):

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004	2003
Revenues	$1,489,890	$1,401,064
Loss from continuing operations	(95,908)	(42,347)
Net loss	(98,728)	(42,347)
Basic and diluted earnings per share	(0.65)	(0.31)
Weighted average number of common shares outstanding — basic and diluted	152,334	137,165
     Certain of these Properties have subsequently been sold.
4. Hotel and Resort Properties:
     Properties consist of the following at December 31 (in thousands):

	2005	2004
Land	$798,012	$794,792
Buildings	3,194,088	3,126,985
Equipment	385,105	348,442

	4,377,205	4,270,219
Less accumulated depreciation	(420,952)	(256,645)
Construction in progress	42,569	66,270

	$3,998,822	$4,079,844

     As of December 31, 2005, the Company had one Property held for sale with a net book value of approximately $308.0 million, which is included in assets held for sale in the December 31, 2005, consolidated balance sheet.
     All but one of the Company’s Properties is encumbered by debt. As of December 31, 2005, six Properties with a net book value of approximately $122.2 million are leased to third-party tenants on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the Property, including property taxes, insurance, and maintenance and repairs.
5. Rentals Under Operating Leases:
     In March 2004, the Company was notified by its third-party tenants that leased ten of its Properties, all of which are affiliated with Marriott, that the net operating income for the ten Properties would be insufficient to pay the scheduled rent under the terms of the leases for this group of Properties. At that time the Company began negotiating alternative arrangements with those tenants.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In August 2004, the Company terminated the existing third-party leases and entered into new leases with a wholly-owned TRS for six of the ten Properties discussed above (hereinafter referred to as the “Marriott Six”). The TRS entity simultaneously entered into long-term management agreements with an affiliate of Marriott. All rents due and payable under the existing leases had been paid in full at the time of the termination. Since the effective date of the new leases, the results of operations of these Properties have been reflected in the Company’s consolidated results of operations in lieu of rental income that was historically reported.
     In December 2004, the tenant for three of the ten Properties discussed above defaulted under the leases for such properties and the Company exercised its right to acquire 100 percent of the capital stock of the third-party tenant corporation. As a result, the Company became a party to management agreements with Marriott and these three properties (hereinafter referred to as the “Marriott Three”) are now leased to a corporation that is wholly-owned by the Company which intends to qualify as a TRS. Since the date of this transaction, the results of operations of these Properties have been reflected in the Company’s consolidated results of operations in lieu of the rental income which had historically been recognized and reported. The net operating income generated from these Properties has historically been less than the base rent that the Company received under the leases.
     Simultaneously with the acquisition of the capital stock of the third-party tenant, the Company entered into a pooling arrangement with Marriott which allows it to pool the operating results of the Marriott Six and the Marriott Three Properties (collectively, the “Combined Portfolio”). Under the terms of the pooling arrangement, the Company is entitled to receive from Marriott a predefined minimum return on the Combined Portfolio. After the Company has received its predefined minimum return, excess operating income will be paid to Marriott as an incentive management fee (“IMF”) until a predetermined cumulative total IMF has been paid. After the payment of the cumulative total IMF, the excess operating income will be allocated between the Company and Marriott based on a formula defined in the pooling agreements.
     As a result of the above transactions and agreements, during 2004 the Company agreed to return security deposits totaling $6.1 million that relate to the Marriott Six and the Marriott Three Properties.
     On December 30, 2004, in connection with the transactions described above, the Company entered into an agreement whereby Marriott agreed to provide a guarantee for the full payment of rent under the terms of the lease for the last of the ten Properties through December 31, 2006. Management expects that the maximum funding under the guarantee will be sufficient to ensure the full payment of base rent for such Property through December 31, 2006. The Company did not receive any funding under this new guarantee during the year ended December 31, 2005.
     In connection with receiving this guarantee, the Company has also agreed to make certain future modifications to the lease agreement beginning in January 2007, but no later than December 2007, including but not limited to, a reduction in base rent due under the lease and expanding the percentage rent formula. These modifications are subject to lender approval and there can be no assurance that such approval will be obtained. Under the terms of the existing mortgage agreement, the mortgage held by this lender is scheduled to mature on December 1, 2007. At that time, the lease modifications are expected to be made unless they have previously occurred.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As of December 31, 2005, the Company leases six Properties to third parties. The following is a schedule of future minimum lease payments to be received on the noncancellable operating leases with third-parties at December 31, 2005 (in thousands):

2006	$12,486
2007	12,366
2008	11,365
2009	11,062
2010	11,062
2011 and thereafter	50,767

$109,108

6. Investments in Unconsolidated Entities:
     During 2005 and 2004, the Company invested a total of approximately $8.2 million and $2.2 million, respectively, in unconsolidated entities. As of December 31, 2005, the Company had the following investments in unconsolidated entities:

		Total Amount	Ownership
		Invested as of	Interest as of
	Year of	December 31,	December 31,
Name	inception	2005	2005	Description
Desert Ridge Resort Partners, LLC (i)	2000	$25.1 million	44.00%	Owns a resort in Arizona.

WB Resort Partners, L.P. (ii)	2001	—	—	Owned a resort in Hawaii.

CTM Partners, LLC (iii)	2002	—	—	Owned the licensing rights to the Mobil Travel Guide.

CY-SF Hotel Parent, L.P.	2002	$13.0 million	48.15%	Owns a hotel in California.

CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (iv)	2002	$ 0.3 million	9.90%	Owns an office building in Florida, where the Company’s advisor, CNL Hospitality Corp. (“the Advisor”) leases office space, and an interest in an adjacent parking garage.

CNL KSL North Beach Development, LP (v)	2005	$ 8.2 million	50.00%	Owns property being developed adjacent to the Hotel del Coronado.

The Company’s maximum exposure to loss as a result of its involvement with these unconsolidated entities is limited to its capital contributions in these entities and a guarantee of $2.3 million relating to a loan of CNL Plaza, Ltd. The Company has no guarantees of the obligations of these entities except for recourse liabilities related to one of these entities including those that arise from fraud, misrepresentation or willful misconduct by the Company. Otherwise, creditors of these entities have no recourse to the general credit of the Company, however, the Company is committed to fund its share of obligations related to these entities.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     (i) Desert Ridge Resort Partners, LLC (“DRR, LLC”), one of the Company’s unconsolidated entities, owns the JW Marriott Desert Ridge Resort Property. One of the members of DRR, LLC is Desert Ridge Resort, Ltd. (“DRR, Ltd.”). DRR, Ltd. is a limited partnership in which a corporation controlled by the Company’s Chairman of the Board and Director, James M. Seneff, Jr., and the Company’s Vice Chairman of the Board and Director, Robert A. Bourne, is the general partner. The Company owns a 44% interest, DRR Ltd. owns a 45.84% interest and Marriott International, Inc. (“Marriott”) owns the remaining interest in DRR, LLC. DRR, Ltd. received cash distributions of $3.0 million during the year ended December 31, 2005, which represents its pro-rata share of total cash distributions paid by DRR, LLC. As of December 31, 2005 the Company was engaged in discussions with Marriott and DRR Ltd. to acquire their respective interests in DRR, LLC. The acquisitions of one or both of these partnership interests would likely result in the Company consolidating DRR, LLC for financial reporting purposes. The Company’s acquisition of DRR, Ltd. could result in the corporation controlled by Mr. Seneff and Mr. Bourne receiving from DRR, Ltd. certain performance compensation in excess of $60,000.
     (ii) WB Resort Partners, one of the Company’s unconsolidated entities, owned the Waikiki Beach Marriott Resort Property (the “WBR Property”). One of the limited partners of WB Resort Partners was Waikiki Beach Resort, Ltd. (“WBR Ltd.”). WBR Ltd. was a limited partnership in which a corporation controlled by the Company’s Chairman of the Board and Director, James M. Seneff, Jr., and the Company’s Vice Chairman of the Board and Director, Robert A. Bourne, was the general partner. Such corporation was also the holder of all of the limited partnership interests in WBR Ltd. The Company owned a 48.9% limited partnership interest and a general partnership interest in WB Resort Partners, WBR Ltd. owned a 36% limited partnership interest in WB Resort Partners and Marriott Rewards, Inc. owned the remaining limited partnership interests. Upon its formation in 2001, one of the limited partners of WB Resort Partners, LP, (which is an affiliate of the parent company of the Company’s Advisor), received a loan from Marriott (the ”Limited Partner Loan”), another partner of WB Resort Partners, LP, to make its capital contribution to the partnership. On October 9, 2005, WBM Resort, L.P., a subsidiary of WB Resort Partners, accepted a non-refundable deposit in connection with the expiration of a due diligence review period under an Agreement of Purchase and Sale, dated September 9, 2005, with an affiliate of Whitehall Street Global Real Estate Limited Partnership 2005, which provided for the sale of all of WB Resort Partners’ interest in the WBR Property (the “WBR Sale”). The WBR Sale closed on November 7, 2005 resulting in a net gain to WB Resort Partners, L.P. of approximately $103.5 million. As a result of the closing of the WBR Sale, WB Resort Partners distributed the net proceeds among the partners according to the Limited Partnership Agreement. As a result, the Company received approximately $50.1 million in distributions. In addition, WBR, Ltd. received a distribution of approximately $36.8 million, of which approximately $32.7 million was utilized to repay the Limited Partner Loan to Marriott in full.
     (iii) During the year ended December 31, 2004, the Company made two additional contributions for a total of $2.1 million to CTM Partners, LLC (the “CTM”) to fund the operating needs of its subsidiary, EMTG, LLC (“EMTG”). Two of the three other partners elected not to make their respective proportionate share of contributions and, as a result, the Company’s ownership increased from 31.25 percent as of December 31, 2003 to 36.05 percent. EMTG continued to generate operating losses since its formation. In January 2005, the member partners agreed to dissolve these two entities and, as of such date, the Company has no other rights or obligations related to those entities. For the year ended December 31, 2004, the Company recorded an impairment charge of $1.3 million to write off the remaining value of this investment.
     (iv) In May 2004, CNL Plaza, Ltd. conveyed a .0224 percent ownership of the interest it has in the parking garage to an affiliate of the Company’s Advisor, in exchange for an ownership interest in a cross-bridge, built between the parking garage and a new office building, and an anticipated benefit from a reduction in the allocation of its operating expenses for the garage. The building has since been built by an affiliate of the Advisor. CNL Plaza Venture, Ltd. accounted for this transaction as a non-monetary exchange of assets at their fair value. No gain or loss was recognized on this transaction.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     (v) In December 2003, the Company acquired a 70 percent interest in CNL KSL Partners, LP (the “Del Coronado Partnership”), a limited partnership formed to acquire, own and operate the Hotel del Coronado (the “Hotel Del”), which is a 688-room luxury hotel located in Coronado, California. An affiliate of KSL Management Corp. (“KMC”) acquired the remaining 30 percent interest in the Del Coronado Partnership. The acquisition of the Hotel Del included parcels of land earmarked for potential development (“surplus land”). On August 8, 2005, the North Beach Partnership, a limited partnership, was formed with the purpose to develop, market and sell 78 resort villas (“North Beach Village”) on one parcel of surplus land acquired with the Hotel Del acquisition. The North Beach Village was to be an exclusive luxury “hotel within a hotel” consisting of 35 oceanfront villas and cottages. During November 2005, the Del Coronado Partnership partners executed a Distribution and Contribution Agreement which stipulated that the Del Coronado Partnership desired to distribute to KMC and the Company an undivided 50% interest each, in the North Beach Village land parcel and any improvements thereon. As disclosed in Note 24. “Subsequent Events” in January 2006 the Company sold its interest in the Del Coronado Partnership.
     The following presents condensed balance sheets for these investments as of December 31, 2005 (in thousands):

	Desert Ridge
	Resort Partners,	WB Resort	CY-SF Hotel	Other Joint
	LLC	Partners, LP	Parent, LP	Ventures**	Total
Hotel and resort Properties	$236,266	$—	$72,601	$16,391	$325,258
Other assets	28,654	1,750	3,910	69,820	104,134
Mortgages and other notes payable	300,000	—	54,853	74,794	429,647
Other liabilities	14,817	1,024	15,906	420	32,167
Partners’ capital (deficit)	(49,897)	726	5,752	10,997	(32,422)
Carrying amount of investment	(15,672)	605	4,545	7,922	(2,600)
Company’s ownership interest at end of period	44.00%	49.00%	48.15%	9.90% - 50%
     The following presents condensed balance sheets for these investments as of December 31, 2004 (in thousands):

	Desert Ridge
	Resort Partners,	WB Resort	CY-SF Hotel	Other Joint
	LLC	Partners, LP	Parent, LP	Ventures**	Total
Hotel and resort Properties	$250,090	$181,318	$74,886	$—	$506,294
Other assets	18,547	20,189	4,937	72,763	116,436
Mortgages and other notes payable	277,470	178,809	56,018	76,050	588,347
Other liabilities	16,772	22,530	12,763	291	52,356
Partners’ capital (deficit)	(25,605)	168	11,042	(3,578)	(17,973)
Carrying amount of investment	(5,498)	8,353	7,486	(93)	10,248
Company’s ownership interest at end of period	44.00%	49.00%	48.15%	9.90%

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following presents condensed statements of operations for these investments for the year ended December 31, 2005 (in thousands):

	Desert Ridge
	Resort
	Partners,	WB Resort	CY-SF Hotel	Other Joint
	LLC	Partners, LP	Parent, LP	Ventures**	Total
Revenues	$116,442	$72,510	$21,706	$10,760	$221,418
Cost of sales	(49,503)	(25,139)	(7,673)	(3,490)	(85,805)
Expenses	(56,726)	(43,421)	(13,582)	(4,137)	(117,866)
Depreciation and amortization	(15,143)	(8,743)	(3,039)	(2,743)	(29,668)
Loss on extinguishment of debt	(15,684)	(2,107)	—	—	(17,791)
Gain on sale	—	103,468	—	—	103,468

Net income (loss)	$(20,614)	$96,568	$(2,588)	$390	$73,756

Income (loss) allocable to the Company	$(9,070)	$43,053	$(1,246)	$38	$32,775

Other comprehensive loss allocable to the Company	$(1,273)	$—	$—	$—	$(1,273)

Company’s ownership interest at end of period	44.00%	49.00%	48.15%	9.90%

     The following presents condensed statements of operations for these investments for the year ended December 31, 2004 (in thousands):

	Desert Ridge
	Resort
	Partners,	WB Resort	CY-SF Hotel	Other Joint
	LLC	Partners, LP	Parent, LP	Ventures**	Total
Revenues	$103,982	$68,611	$18,924	$12,327	$203,844
Cost of sales	(45,649)	(26,331)	(7,064)	(4,486)	(83,530)
Depreciation and amortization	(15,064)	(11,934)	(3,007)	(5,644)	(35,649)
Expenses	(56,925)	(46,181)	(12,404)	(13,192)	(128,702)
Minority interest in loss	—	—	—	2,638	2,638

Net income (loss)	$(13,656)	$(15,835)	$(3,551)	$(8,357)	$(41,399)

Income (loss) allocable to the Company	$(6,008)	$(7,759)	$(1,710)	$(2,992)	$(18,469)

Other comprehensive loss allocable to the Company	$(5,452)	$—	$—	$—	$(5,452)

Company’s ownership interest at end of period	44.00%	49.00%	48.15%	9.90% to 36.05%

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following presents condensed statements of operations for these investments for the year ended December 31, 2003 (in thousands):

	Desert Ridge
	Resort
	Partners,	WB Resort	CY-SF Hotel	Other Joint
	LLC	Partners, LP	Parent, LP	Ventures**	Total
Revenues	$90,270	$55,766	$15,542	$12,960	$174,538
Cost of sales	(43,471)	(22,301)	(5,512)	(10,789)	(82,073)
Depreciation and amortization	(14,680)	(11,975)	(2,998)	(4,041)	(33,694)
Expenses	(53,993)	(42,521)	(11,330)	(6,011)	(113,855)
Minority interest in loss	—	—	—	1,828	1,828

Net income (loss)	$(21,874)	$(21,031)	$(4,298)	$(6,053)	$(53,256)

Income (loss) allocable to the Company	$(9,625)	$(10,305)	$(2,125)	(1,915)	$(23,970)

Other comprehensive loss allocable to the Company	$856	$—	$—	$—	$856

Company’s ownership interest at end of period	44.00%	49.00%	48.15%	9.90% to 31.25%

**	For the year ended December 31, 2005, Other Joint Ventures includes the results of operations of CNL Plaza, Ltd., CNL Plaza Venture, Ltd. and the North Beach Partnership. For the years ended December 31, 2004 and 2003, Other Joint Ventures includes the results of operations of CNL Plaza, Ltd., CNL Plaza Venture, Ltd. and CTM, an investment which the Company wrote-off as of December 31, 2004, and was subsequently dissolved.

The Company is generally entitled to receive cash distributions in proportion to its ownership interest in each partnership. During the years ended December 31, 2005 and 2004, the Company received the following distributions, which reduced the carrying value of the investment (in thousands):

	December 31,
	2005		2004
Desert Ridge Resort Partners, LLC	$2,883		$2,899
WB Resort Partners, LP	50,653	(1)	—
CY-SF Hotel Parent, LP	1,624		976
CNL Plaza, Ltd.	218		208

	$55,378		$4,083

(1)	Of this distribution, $47.5 million relates to the WBR Sale.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7. Discontinued Operations:
     On October 31, 2005, the Company, through certain of its affiliates, entered into the Purchase and Sale Agreement relating to the Del Sale. The Del Sale closed on January 9, 2006. For additional information see “Note 24. Subsequent Events.”
     On September 1, 2005, the Company, through various wholly-owned subsidiaries, completed the sale (the “Pyramid Sale”) of five non-strategic Properties to Pyramid Hotel Opportunity Venture LLC (“Pyramid”). The Properties were sold for $109 million in cash, with a gain of approximately $3.0 million, net of a loss on extinguishment of debt of $2.3 million. The proceeds from the Pyramid Sale were used to repay a portion of long-term debt. The Pyramid Sale was completed pursuant to the terms of the Agreement of Purchase and Sale, dated July 5, 2005, between various wholly-owned subsidiaries of the Company and Pyramid.
     On August 30, 2005, the Company completed the sale of the Lake Lanier Islands Resort to LLI Management Company, LLC for a purchase price of $24.5 million, resulting in a net gain of approximately $12.0 million (the “LLIR Sale”). The purchase price included $13 million in cash proceeds and the assumption of an $11.5 million leasehold obligation. In connection with the LLIR Sale, the Company terminated a sub-lease with Marriott. The consideration for such termination included cash and the conveyance of Marriott’s interests in the Renaissance PineIsle Resort and Golf Club. As a result, the Company recognized termination fee income of approximately $6.0 million which is reflected in discontinued operations in the accompanying consolidated statement of operations for the year ended December 31, 2005. The proceeds from the LLIR Sale were used to repay a portion of long-term debt.
     On June 17, 2005, the Company, through various wholly-owned subsidiaries, completed the sale of 30 non-strategic Properties, including six Courtyard® by Marriott hotels, thirteen Residence Inn® by Marriott hotels, seven TownePlace Suites® by Marriott hotels, and four SpringHill Suites® by Marriott hotels, to Ashford Hospitality Limited Partnership, an affiliate of Ashford Hospitality Trust, Inc. (NYSE: AHT) (the “Ashford Sale”), for total gross proceeds of $465 million in cash, resulting in a net gain of approximately $41.5 million, net of a loss on extinguishment of debt of $7.7 million. Included in the gain on sale is a $1.9 million gain related to the settlement of amounts owed to hotel managers for liquidity facility loans for less than their carrying amounts. Upon closing, $302.7 million of outstanding debt as well as $107.9 million in additional debt pursuant to the release provisions of two of the Company’s debt agreements was repaid with a portion of the proceeds from the Ashford Sale.
     On June 9, 2005, the Company completed the sale of the Holiday Inn Express located in Austin, TX for total gross proceeds of $2.8 million in cash, resulting in a net loss of $0.1 million. During the first three months of the year, the Company recorded an impairment charge of $0.3 million in order to write down the value of this Property to its expected sales value less estimated costs to sell. The proceeds from the sale were used to repay a portion of long-term debt.
     On March 10, 2005, the Company sold the Holiday Inn Express located in Bloomington, MN for approximately $5.5 million in cash which resulted in a net gain of $0.7 million. The proceeds from the sale were used to repay a portion of the Company’s long-term debt.
     During the second half of 2004, the Company sold four Properties — the Hampton Inn in Omaha, Nebraska, the Comfort Inn in Marietta, Georgia, the Hampton Inn in Denver, Colorado, and the Residence Inn in Charlotte, North Carolina — to unaffiliated third parties for total gross proceeds of $18.1 million resulting in a loss of $1.3 million including a previous write-down of $2.0 million to estimated sales value less cost to sell for these Properties. The majority of the proceeds from these sales were used to pay down outstanding debt.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The results of operations for the Del Sale, the Pyramid Sale, the LLIR Sale, the Ashford Sale, the Holiday Inn Express located in Austin, TX and the Holiday Inn Express located in Bloomington, MN have been classified as discontinued operations in the accompanying consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003 to the extent and for the periods such Properties were owned by the Company. In addition, the results of operations of the four Properties the Company sold in 2004 have been classified as discontinued operations in the accompanying consolidated statements of operations for the years ended December 31, 2004 and 2003. The December 31, 2005 and 2004 balance sheets have been reclassified to report the assets and liabilities of these sold Properties as assets held for sale and liabilities associated with assets held for sale.
     Results from discontinued operations were as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Revenues	$222,634	$288,441	$88,198
Income from lease termination	5,982	—	—
Expenses	(148,884)	(190,543)	(49,948)
Depreciation and amortization	(23,904)	(35,538)	(14,611)
Write-down of assets	(345)	(5,920)	—
Interest and loan cost amortization	(38,345)	(25,051)	(2,146)

Income from discontinued operations	17,138	31,389	21,493
Gain on sale of assets	67,321	645	—
Loss on extinguishment of debt	(13,469)	—	—
Minority interests	(1,681)	(5,091)	(181)
Income tax (expense) benefit	(4,322)	(1,097)	1,126

	$64,987	$25,846	$22,438

8. Prepaid Expenses and Other Assets:
     Prepaid expenses and other assets as of December 31, 2005 and 2004 were approximately $99.2 million and $55.8 million, respectively, and consist primarily of prepaid operating expenses, inventory, deposits and investments in hedge instruments and securities at the Company’s Properties. The year over year increase is due primarily to a $15.2 million deposit recorded in connection with the GL Purchase, $14.2 million of prepaid insurance and $14.0 million of prepaid Asset Management Fees recorded in connection with the Payment Agreement (as defined in Note 15. “Related Party Transactions”). For additional information regarding the GL Purchase see “Note 24. Subsequent Events.”
9. Investments:
     In 2003, through a wholly-owned subsidiary, the Company invested $19.0 million in 190,266 shares of convertible preferred partnership units of Hersha Hospitality Limited Partnership. Through March 31, 2004, this investment was accounted for under the cost basis method of accounting as there was no market for the underlying investment. In April 2004, the Company exercised its right to convert these shares into 2.8 million shares of common stock of Hersha Hospitality Trust (“HT”), a publicly-traded hospitality REIT and simultaneously sold 2.5 million of these shares. The HT common stock sold generated approximately $25.0 million in gross proceeds and resulted in a realized gain of approximately $8.0 million.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In December 2004, the Company sold the remaining 316,000 shares of HT common stock for proceeds of $3.4 million resulting in a gain of $1.3 million being recorded. As of December 31, 2004, the Company no longer owned any shares of HT common stock; however, the Company remains a majority owner in a partnership with HT that owns one Property in New York, New York.
10. Goodwill and Intangible Assets:
     Goodwill and intangible assets, net of accumulated amortization, consisted of the following at December 31 (in thousands):

	2005	2004
Goodwill	$513,132	$491,791
Intangibles	336,723	347,265

	$849,855	$839,056

     The gross carrying amounts and accumulated amortization of the Company’s goodwill and intangible assets are as follows at December 31, 2005 (in thousands):

Goodwill and	Weighted	Gross Carrying	Accumulated	Net
Intangible Assets	Average Life	Amount	Amortization	Book Value
Goodwill	Indefinite	$513,132	n/a	$513,132
Tradenames	Indefinite	199,757	n/a	199,757
Rental pool operating rights	Indefinite	15,900	n/a	15,900

Goodwill and other intangible assets with indefinite lives		728,789	n/a	728,789
Beneficial operating rights	29.7 years	43,900	(3,032)	40,868
Advanced bookings	7.0 years	16,442	(4,609)	11,833
Membership contracts	13.7 years	50,842	(8,472)	42,370
Favorable ground lease	39.0 years	27,431	(1,436)	25,995

Intangible assets with finite lives		138,615	(17,549)	121,066

Total goodwill and intangible assets		$867,404	$(17,549)	$849,855

     The $21.4 million increase in goodwill during 2005 is due to the recording of the terms of the Payment Agreement (as defined in Note 15, “Related Party Transactions”) with the Company’s Advisor. For additional information, see Note 15, “Related Party Transactions.”
     Amortization expense of $10.7 million and $7.2 million was recorded for the years ended December 31, 2005 and 2004, respectively.
     The estimated future amortization expense for the Company’s intangible assets with finite lives, as of December 31, 2005 is as follows (in thousands):

2006	$9,700
2007	9,700
2008	9,700
2009	9,700
2010	9,700
Thereafter	72,566

Total	$121,066

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
11. Income Taxes:
     As a result of the KSL Acquisition, the Company has acquired assets with a tax basis that is lower than their carrying value. The Company has not reflected any deferred tax liabilities as a result of this transaction relating to this difference in basis due to its intent to either hold the Properties for the required ten-year period or to utilize expected tax benefits from net operating loss carry-forwards or other tax planning strategies. The Company also acquired deferred tax assets of $7.8 million in connection with the KSL Acquisition and has recorded a full valuation allowance as part of the purchase accounting due to the limited operating history of these newly formed TRS entities.
     Prior to the RFS Acquisition the types of temporary differences between the tax basis of assets and liabilities and their GAAP financial statement reporting amounts were principally attributable to net operating losses of the Company’s TRS entities. The Company did not record this future potential benefit because its TRS entities did not have sufficient historical earnings on which to base a potential future benefit. In connection with the RFS Acquisition, the Company acquired approximately $24.5 million, net of Section 382 limitations, of deferred tax assets arising principally from amortization of certain lease termination costs with the remainder due to net operating losses at RFS’s TRS entities.
     As of December 31, 2004, the Company determined that a valuation allowance was necessary for its entire deferred income tax asset pertaining to the portfolio of limited service and extended stay Properties acquired in the RFS Acquisition. The accumulated deferred income tax asset has continued to increase due to net operating losses incurred at TRS entities that lease these Properties. These losses have been generated primarily due to the terms of the TRS leases which were structured in most instances prior to the recent downturn in the lodging industry and in advance of repositioning changes the Company has made in the third-party management companies operating these Properties. The Company’s determination was primarily based upon the Properties’ operating histories during the recent lo dging industry downturn and the uncertainty of the level of recovery and consequently the uncertainty that the accumulated benefit will be realized in future periods. Accordingly, the Company recorded a full valuation allowance associated with its deferred income tax asset in accordance with SFAS No. 109, “Accounting for Income Taxes.” In addition, the Company discontinued recording a deferred income tax benefit for 2005.
     The income tax (expense) benefit consists of the following component for each of the years ended December 31 (in thousands):

	2005	2004	2003
Current:
Federal	$(687)	$(1,757)	$(86)
State	458	(954)	(371)

	(229)	(2,711)	(457)

Deferred:
Federal	(897)	(21,749)	1,112
State	(231)	(4,079)	209

	(1,128)	(25,828)	1,321

Total income tax (expense) benefit	$(1,357)	$(28,539)	$864

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The income tax (expense) benefit for each of the years ended December 31 has been allocated as follows (in thousands):

	2005	2004	2003
Continuing operations	$2,965	$(27,442)	$(262)
Discontinued operations	(4,322)	(1,097)	1,126

Total income tax (expense) benefit	$(1,357)	$(28,539)	$864

     The components of the deferred taxes recognized in the accompanying consolidated balance sheets at December 31 are as follows (in thousands):

	2005	2004
Deferred tax assets:
Net operating loss	$87,736	$60,947
Lease termination	7,760	12,462
Other	(3,094)	561
Valuation allowance	(93,530)	(73,970)

	$(1,128)	$—

     Net operating loss carryforwards for federal and state income tax purposes expire as follows (in thousands):

2021	$8,000
2022	20,000
2023	32,000
2024	99,000
2025	71,000

Total	$230,000

12. Indebtedness:
     Indebtedness consisted of the following at December 31 (in thousands):

	2005	2004
Mortgages payable	$2,580,079	$2,829,495
Construction loan facilities	—	40,305
Tax incremental financing note	7,783	7,783

Indebtedness collateralized by Properties	2,587,862	2,877,583

Unsecured notes	11,592	1,000

	$2,599,454	$2,878,583

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Some debt arrangements allow for repayments earlier than the stated maturity date. The weighted average effective interest rate on mortgages and other notes payable was approximately 7.30 percent and 5.89 percent as of December 31, 2005 and 2004, respectively. The fair value of the Company’s fixed rate long-term debt was $891.0 million and $916.5 million at December 31, 2005 and 2004, respectively. Fair value was determined based on market prices or discounted cash flows as of those respective dates.
     Certain loan agreements contain net worth or debt service coverage ratio requirements. Violation of these covenants could potentially trigger penalties, including increased interest rates and cash management arrangements whereby the lenders or their designated loan servicers capture operating cash from the collateral Properties and administer the payment of property taxes, insurance, debt service and expenditures for other obligations. Other covenants restrict the Company’s ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or acquisitions. The Company was in compliance with these covenants as of December 31, 2005.
     Significant indebtedness activity in 2005 for the Company, or its unconsolidated entities is discussed below.
     In November 2005, in connection with the payment of a commercial insurance policy premium, the Company entered into a $12.5 million loan with Cananwill, Inc., the insurer of the policy (the “Cananwill Loan”). The Cananwill Loan has a maturity date of October 1, 2006 and an annual interest rate of 6.99 percent.
     On September 30, 2005, CNL Hospitality Partners, LP, a wholly-owned subsidiary of the Company, entered into a $200 million senior secured revolving credit facility (the “Revolver”). The Revolver was arranged by Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Bank of America, N.A. is the Administrative Agent. The syndicate of participating financial institutions includes Barclay’s Capital, Calyon New York Branch, Citibank North America Inc., Deutsche Bank Trust Company Americas and Wachovia Bank NA.
     The Revolver has an initial maturity date of September 30, 2008. The initial interest rate is one-month LIBOR plus a 225 basis point margin (one-month LIBOR was equal to 4.39 percent as of December 31, 2005), with provision for potential decreases in the rate during the term based upon decreases in the Company’s leverage level. Approximately $73 million of the Revolver was drawn at closing to retire the remaining balance of a senior term loan one year prior to its scheduled maturity and to pay closing expenses related to the Revolver. On November 7, 2005, the outstanding balance on the Revolver was repaid using proceeds form the WBR Sale. As of December 31, 2005, there is no outstanding balance remaining on the Revolver; however, it serves as security for several stand-by letters of credit, thereby reducing the amount available to the Company. As of December 31, 2005, approximately $181.3 million is available to the Company.
     The Revolver is collateralized by 25 Properties, and contains affirmative and negative loan covenants, as defined in the Revolver agreement, which require the Company to, among other things, (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) maintain reserve accounts, and (iii) comply with other customary affirmative and negative covenants including a restriction on the amount of distributions to stockholders in excess of a specified measure. The limitation on distributions is set at $50 million above cash available for distributions as defined in the Revolver agreement. Interest-only payments are due monthly with any outstanding principal balance due at the anticipated maturity date in September 2008. The Revolver permits an increase to the available balance up to $300 million dependent upon the addition of permitted collateral.
     On June 15, 2005, DRR, LLC, an unconsolidated entity of the Company in which the Company owns a 44 percent interest, entered into a $301.5 million loan agreement (the “DRR Loan”) with Barclays Capital Real Estate Inc. DRR, LLC owns Desert Ridge. The DRR Loan has an initial maturity date of July 9, 2007 and includes three additional one-year extensions, subject to certain conditions, available at DRR, LLC’s option, including the payment of an extension fee. Approximately $275 million of the DRR Loan proceeds were used to refinance all of the previously existing outstanding debt of DRR, LLC. The remaining proceeds were used to pay expenses related to the early extinguishment of the previously existing debt and closing of the DRR Loan. In connection with the refinancing, DRR, LLC recorded a loss on extinguishment of debt of $15.7 million.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The DRR Loan is collateralized by Desert Ridge, bears interest at a rate of one-month LIBOR plus 226 basis points per year (one-month LIBOR was equal to 4.39 percent as of December 31, 2005), and contains restrictive covenants, as defined in the loan agreement, which require DRR, LLC to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. Payments of interest only are due monthly through the expected maturity in July 2007. The interest rate on the new debt is substantially less than the weighted-average rate of the refinanced debt. DRR, LLC is in compliance with covenants as of December 31, 2005.
     In conjunction with the DRR Loan, DRR, LLC entered into an interest rate protection agreement which caps one-month LIBOR at 4.50 percent for the initial term of the DRR Loan. The interest rate protection agreement is designated as a cash flow hedge. DRR, LLC paid $1.0 million to acquire this hedge. On June 28, 2005, the DRR Loan balance was reduced to $300.0 million and the interest rate was adjusted to LIBOR plus 225 basis points on an annual basis.
     On February 9, 2005, the Del Coronado Partnership obtained a $400 million loan from an affiliate of Deutsche Bank (the “Del CMBS Loan”). The initial funding under the loan in the amount of $340 million occurred on February 9, 2005 and the remaining funding of $60 million occurred on April 7, 2005. In connection with the Del Sale the Del CMBS loan has been included in liabilities associated with assets held for sale in the accompanying consolidated balance sheet, as of December 31, 2005.
     Upon closing, $290 million of the loan proceeds were used to refinance the existing outstanding debt of the Del Coronado Partnership. In connection with the repayment of the original loan, the Company wrote off $2.7 million in unamortized loan costs and incurred a prepayment penalty of $1.5 million. These amounts were recorded as a loss on extinguishment of debt during the year ended December 31, 2005 in the accompanying consolidated statements of operations. The Del Coronado Partnership distributed a portion of the loan proceeds to the Company and KMC as a return of capital and designated a portion of the loan proceeds to make improvements to the Hotel Del. The remaining portion of the loan proceeds were designated to finance the Del Coronado Partnership’s development of the North Beach Village, as well as an expansion of the fitness and spa facilities.
     The loan bears interest at a blended rate of one-month LIBOR plus 210 basis points per annum (one-month LIBOR was equal to 4.39 percent as of December 31, 2005). The loan requires monthly payments of interest only through maturity on February 9, 2008. There are two one-year extensions available to the Del Coronado Partnership subject to, among other conditions, the loan not being in default and extended interest rate caps being provided. The loan is collateralized by the Hotel Del and Del Coronado Partnership equity and contains restrictive covenants, as defined in the Del CMBS Loan, which require the Del Coronado Partnership to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The Del Coronado Partnership was in compliance with these covenants as of December 31, 2005. On January 9, 2006, the Company sold all of its interests in the Del Coronado Partnership and the North Beach Partnership. For additional information see “Note 24. Subsequent Events.”
     In connection with the Del CMBS Loan the Del Coronado Partnership entered into various interest rate protection agreements in order to cap the LIBOR interest rate of the loan at 4.00 percent per annum for the initial term of the loan. These agreements have been designated as cash flow hedges. The Del Coronado Partnership paid $3.9 million to acquire these interest rate protection agreements.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In connection with the sale of 39 Properties (including the Ashford Sale, the Pyramid Sale, and the LLIR Sale) during the year ended December 31, 2005, the Company received gross proceeds of approximately $650.1 million. Substantially all of the net proceeds received in connection with the sale of these Properties were used to pay down approximately $541.0 million of long-term indebtedness.
     Indebtedness consisted of the following as of December 31 (in thousands):

				2005	2004
	Collateral (1)	Interest Rate (2)	Maturity Date	Balance	Balance
Floating rate debt:
Term loan		LIBOR + 300 bps	October 2006	$—	$169,790
CMBS loan	5 hotels	LIBOR + 332.5 bps (3)	September 2009	1,500,000	1,500,000
CMBS loan		LIBOR + 247 bps (3)	December 2008	—	66,660
Mortgage debt	4 hotels	LIBOR + 230 bps (4)	October 2006	94,919	96,688
Mortgage debt	1 hotel	CDOR + 375 bps (5)	April 2009	37,752	36,533
Mortgage debt	1 hotel	LIBOR + 350 bps	August 2006	15,720	15,900
Secured revolver	25 hotels	LIBOR + 225 bps	September 2008	—	—
Construction loan		LIBOR + 275 bps (6)	December 2005	—	40,305

Total floating rate debt				1,648,391	1,925,876

Fixed rate debt:
Mortgage debt	8 hotels	6.53%	November 2007	88,225	90,516
Mortgage debt	3 hotels	8.34%	December 2007	50,000	50,000
Mortgage debt	2 hotels	5.67%	January 2008	77,053	78,650
Mortgage debt	1 hotel	5.84%	December 2007	30,435	31,000
Mortgage debt	1 hotel	4.93%	July 2008	50,000	50,000
Mortgage debt	2 hotels	5.50%	January 2009	127,200	127,200
Mortgage debt	10 hotels	7.83%	December 2008	48,843	49,888
Mortgage debt	1 hotel	5.60%	April 2009	31,504	32,115
Mortgage debt	7 hotels	7.67% (7)	July 2009	78,836	80,727
Mortgage debt	5 hotels	5.95%	March 2010	145,000	145,000
Mortgage debt	8 hotels	8.00%	August 2010	86,371	88,549
Mortgage debt	1 hotel	8.08%	August 2010	45,062	45,717
Mortgage debt	1 hotel	8.32%	January 2011	6,345	6,452
Mortgage debt	1 hotel	8.11%	February 2011	27,355	27,993
Mortgage debt	1 hotel	7.78%	January 2023	8,672	8,888
Mortgage debt	1 hotel	8.29%	December 2025	30,787	31,229
Tax incremental financing note	1 hotel	12.85% (8)	June 2018	7,783	7,783
Insurance financing note	n/a	6.99%	October 2006	10,592	—
Publicly-traded term notes	n/a	9.75%	March 2012	1,000	1,000

Total fixed rate debt				951,063	952,707

Total debt				$2,599,454	$2,878,583

1.	As of December 31, 2005, 99 percent of the Properties the Company directly owned were pledged as collateral under the Company’s financing arrangements.

2.	As of December 31, 2005 and 2004, LIBOR was 4.39 percent and 2.42 percent, respectively, and CDOR was 3.37 percent and 2.56 percent.

3.	Blended interest rate.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
4.	Interest rate floor of 4.96%

5.	Interest rate floor of 6.25%

6.	Interest rate floor of 6.75%

7.	Average interest rate as the loans bear interest ranging from 7.5% to 7.75%

8.	This note is paid down with incremental real estate taxes bearing an interest rate of 12.85%
The following is a schedule of maturities for all long-term borrowings at December 31, 2005 (in thousands) after giving consideration to extensions of maturities available to the Company:

2006 (i)	$133,923
2007	176,004
2008	213,006
2009 (ii)	1,770,905
2010	232,787
2011 and thereafter	72,829

Total	$2,599,454

(i)	As disclosed in Note 24 “Subsequent Events” approximately $100 million of the Company’s long-term borrowings scheduled to mature in 2006 was refinanced in March 2006 and the maturity extended to April 2011.

(ii)	As disclosed in Note 24 “Subsequent Events” approximately $1.5 billion of the Company’s long-term borrowings scheduled to mature in 2009 was refinanced in January 2006 and the maturity extended to February 2011.
13. Derivative Instruments and Hedging Activities:
     Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
     For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported outside of earnings in other comprehensive income and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. For derivatives designated as net investment hedges, changes in the fair value of the derivative are reported outside of earnings in other comprehensive income as part of the cumulative translation adjustment. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate caps as part of its cash flow hedging strategy. Interest rate caps designated as cash flow hedges involve the receipt of variable rate amounts in exchange for one upfront fixed rate payment over the life of the agreements without exchange of the underlying principal amount. The Company also uses foreign exchange forwards to hedge its net investment in Canada.
     As of December 31, 2005, no derivatives were designated as fair value hedges. Additionally, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.
     At December 31, 2005, derivatives with a fair value of $11.2 million were included in other assets. The change in net unrealized gains/losses of $7.6 million in 2005 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in stockholders’ equity and comprehensive income (loss). The Company also recorded $7,000 as a current period adjustment to recognize the change in value for its hedge of an investment in foreign operations related to its Property in Montreal, Canada.
     Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $0.8 million of net unrealized gains/losses from accumulated other comprehensive income to interest expense during 2005. During 2006, the Company estimates that an additional $5.0 million will be reclassified.
     As a result of the KSL Acquisition in April 2004, the Company assumed various interest rate protection agreements to limit the Company’s exposure to interest rate fluctuations on the Existing KSL Loan. These agreements were designated as cash flow hedges by the Company. In September 2004, the hedges were terminated in connection with the payoff of the Existing KSL Loan (for additional information, see Note 12, “Indebtedness”). As a result of hedge ineffectiveness during the holding period and the subsequent termination of the hedge, the Company transferred an accumulated net holding gain of $3.5 million from other comprehensive income to revenue which is reflected as a gain on termination of hedges in the accompanying consolidated statements of operations during the year ended December 31, 2004. No other hedge ineffectiveness was recognized during 2004.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes the notional values and fair values of our derivative financial instruments and those of our unconsolidated entities at December 31, 2005. The notional value provides an indication of the extent of our involvement in these instruments as of the balance sheet date, but does not represent exposure to credit, interest rate or market risks.

		Index at			Fair Value
Notional Amount	Index	12/31/05	Index Cap Strike	Cap Maturity	(in thousands)
$900 million *	LIBOR	4.39%	4.25%	September 2006	$2,750
$100 million *	LIBOR	4.39%	4.25%	September 2006	306
$100 million *	LIBOR	4.39%	4.25%	September 2006	306
$100 million *	LIBOR	4.39%	4.25%	September 2006	306
$100 million *	LIBOR	4.39%	4.25%	September 2006	306
$100 million *	LIBOR	4.39%	4.25%	September 2006	306
$100 million *	LIBOR	4.39%	4.25%	September 2006	306
$230 million **	LIBOR	4.39%	4.00%	February 2008	3,797
$90 million **	LIBOR	4.39%	4.00%	February 2008	1,485
$20 million **	LIBOR	4.39%	4.00%	February 2008	330
$60 million **	LIBOR	4.39%	4.00%	February 2008	990
HYT Montreal	CDOR	3.32%	7.00%	April 2007	0
$270 million ***	LIBOR	4.39%	4.50%	July 2007	1,454
$31.5 million ***	LIBOR	4.39%	4.50%	July 2007	170

*	Represents derivative financial instruments related to the Company’s consolidated Properties.

**	Represents derivative financial instruments related to the Company’s one Property held for sale.

***	Represents derivative financial instruments related to the Company’s unconsolidated Properties for which the Company’s portion is recorded in other comprehensive income.
14. Distributions:
     For the years ended December 31, 2005 and 2004, approximately 31 percent and 23 percent, respectively, of the distributions paid to stockholders were considered ordinary income, approximately 34 percent and 0 percent, respectively, of the distributions paid to stockholders were considered capital gain distributions, and approximately 35 percent and 77 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2005 and 2004, were required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders’ return on their invested capital (“Invested Capital”) as defined in the Company’s Articles of Amendment and Restatement (the “Charter”). The return of Invested Capital relates to a preferred return (the “Preferred Return”) to the Company’s stockholders, as defined in the Charter, consisting of the sum of (i) the Stockholder’s 8% Return, as defined in the Charter, and (ii) 100% of the Invested Capital. Prior to possible payment of certain fees to the Advisor pursuant to the Charter, the Company’s stockholders must first receive their Preferred Return. Invested Capital is calculated pursuant to the Company’s Charter and requires that, among other things, the portion of any distribution that is attributable to “Net Sales Proceeds”, as defined in the Company’s Charter, is deducted from the calculation of Invested Capital. Since none of the Company’s distributions were deemed to have resulted from such proceeds, Invested Capital was not reduced for purposes of calculating the Preferred Return.
15. Related Party Transactions:
     Certain Directors and officers of the Company hold similar positions with the Advisor and its affiliates. These affiliates are by contract entitled to receive fees and compensation for services provided in connection with the acquisition, development, management and sale of the Company’s assets. During 2005, CNL Securities Corp. (“CSC”), the managing dealer of our prior offerings, conducted a compliance review relative to recent rule changes implemented by the NASD. Based upon this review, CSC determined that certain commissions, totaling $2.1 million, accrued in 2004 and paid in January 2005, by the Company, should not have been paid to CSC as they had reached the cap on such costs that could be passed through to the Company. CSC refunded these commissions, with interest, to the Company in November 2005.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In addition, CSC determined that the Company had exceeded the stock issuance cost cap in connection with the Company’s third best-efforts offering in April 2002, by an amount of $0.4 million. CSC refunded these costs to the Company in November 2005.
     Amounts incurred (refunded) relating to these transactions with affiliates were as follows for the years ended December 31 (in thousands):

	2005	2004
CNL Securities Corp.:
Selling commissions (refund), net	$(2,103)	$47,519
Marketing support fee and due diligence expense reimbursements (refund), net	(394)	3,072

	(2,497)	50,591

The Advisor and its affiliates:
Acquisition fees	23,000	30,235
Development fees	3,001	2,224
Asset management fees	27,868	26,505

	53,869	58,964

	$51,372	$109,555

     Approximately $27.0 million and $5.9 million are included in due to related parties in the accompanying consolidated balance sheets as of December 31, 2005 and 2004, respectively.
     The Advisor and its affiliates provide various administrative services to the Company, including, but not limited to, services related to legal administration; accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings), on a day-to-day basis. The expenses incurred for these services were $4.5 million and $12.5 million for the years ended December 31, 2005 and 2004, respectively.
     The expenses incurred for these services were classified as follows for the years ended December 31 (in thousands):

	2005	2004
Stock issuance costs	$—	$8,188
General operating and administrative expenses	4,515	4,328

	$4,515	$12,516

     Pursuant to our Advisory Agreement, the Advisor provides management services relating to the Company’s business, the Properties and, if applicable, any mortgage loans the Company may provide to other hotel and resort operators. Under the terms of this Advisory Agreement, the Advisor is responsible for assisting the Company in negotiating leases, permanent financing, mortgage loans to other hotel and resort operators and short-term loans or lines of credit; collecting rents and payments on any mortgage financing the Company provides; inspecting the Properties and the tenants’ or managers’ books and records; and responding to tenants’ or managers’ inquiries and notices. The Advisor also provides the Company with services pertaining to the expansion, renovation, refurbishment, development, and construction of the Company’s Properties (“the PD&C Services”), and with accounting, technical and other administrative services (the “Administrative Services”). In exchange for the management services, the Advisor is entitled to receive an asset management fee (the “Asset Management Fee”). The Asset Management Fee is calculated monthly as the amount equal to one-twelfth of 0.60 percent of the total amount invested in the Company’s Properties, exclusive of Acquisition Fees (as described herein) paid to the Advisor and acquisition expenses, plus one-twelfth of 0.60 percent of the outstanding principal amount of any mortgage loans made by the Company as of the end of the preceding month. The fees the Company pays to the Advisor for PD&C Services reflect a negotiated percentage (typically four to five percent) of anticipated project costs and may include an incentive fee based on the amount a project is completed under the anticipated project costs. The fees the Company pays to the Advisor for Administrative Services are predetermined based upon an hourly rate for the specific personnel of the Advisor or its affiliates performing such services for the Company.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     For identifying Properties for the Company to acquire, structuring the terms of the acquisition and the TRS leases for the Properties (as applicable) and structuring the terms of any mortgage loans related to the acquisition, the Advisor receives an acquisition fee (the “Acquisition Fee”), which prior to April 2005 was equal to 4.5 percent of gross proceeds from the Company’s equity offerings and/or loan proceeds from permanent financing that the Company used to acquire such Properties. Pursuant to the terms of an Amended and Restated Renewal Agreement executed by the Company and the Advisor (as more fully described herein) in December 2005, the Acquisition Fee applicable under the Advisory Agreement for services rendered by the Advisor was adjusted to 3.0 percent effective as of April 1, 2005. For providing services in connection with the sale of the Company’s Properties, the Advisor may receive a subordinated disposition fee equal to the lesser of (i) one-half of a competitive real estate commission, as defined in the Advisory Agreement, or (ii) three percent of the sale price of such Properties. The subordinated disposition fee is only paid if the Company’s stockholders have received distributions in excess of a predefined minimum threshold. Certain of the above fees ordinarily paid to the Advisor were not being paid prior to December 2005, pursuant to the terms of the Existing Merger Agreement (as defined below) between the Company and CHC.
     On March 31, 2005, the Company entered into an agreement with CHC (the “Renewal Agreement”), with respect to the Advisory Agreement, effective as of April 1, 2004, between the Company and CHC (the “Advisory Agreement”), pursuant to which the Advisory Agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006. Pursuant to the terms of the Renewal Agreement, the parties agreed to further review and negotiate the rate of Acquisition Fees under the Advisory Agreement.
     On December 30, 2005, the Company and CHC also entered into an Amended and Restated Renewal Agreement (the “Amended and Restated Renewal Agreement”), which amended and restated the Renewal Agreement and amended the Advisory Agreement (as so amended, the “Amended Advisory Agreement”). The Amended and Restated Renewal Agreement provides for a reduction in the rate of Acquisition Fees from 4.5% to 3.0%, retroactive to April 1, 2005.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In April 2004, the Company entered into a merger agreement with CHC (the “Existing Merger Agreement”). The Existing Merger Agreement provides for the merger of CHC into a wholly-owned subsidiary of the Company’s (the “Existing Merger”) and was approved by the Company’s stockholders at the Company’s 2004 Annual Meeting of Stockholders. Completion of the Existing Merger was subject to the satisfaction or waiver, where permissible, of a number of conditions, some of which can no longer be fulfilled and would require waivers. Under the terms of the Existing Merger Agreement, either party may terminate the Existing Merger Agreement, although neither party has done so nor indicated the intent to do so. A special committee of the Company’s Board of Directors, comprised of three of the Company’s independent Board members (the “Special Committee”), has the authority to waive or amend provisions of the Existing Merger Agreement on the Company’s behalf. Although the Existing Merger Agreement remains in effect, as reported in the Company’s Current Report on Form 8-K dated December 30, 2005, the Special Committee, on the Company’s behalf, and CHC are engaged in active negotiations to arrive at mutually agreeable revised terms of an amended merger agreement. If an agreement cannot be reached on revised terms, including an amount of consideration materially more favorable to the Company than previously proposed in the Existing Merger Agreement, the Existing Merger Agreement will be terminated. The Company anticipates that if an amended merger agreement results from such discussions, the amended merger agreement would be submitted to the Company’s stockholders for approval. There can be no assurance that the Company and CHC will agree to amend the Existing Merger Agreement or, if amended, that such amended merger agreement, or any merger agreement, will be consummated.
     The Existing Merger Agreement provides that during the period from the execution of the Existing Merger Agreement, April 29, 2004, until the earlier of (i) the Existing Merger becoming effective or (ii) the Existing Merger Agreement being terminated, CHC will earn and be paid the following fees: (a) monthly Asset Management Fees as described above and (b) development fees earned by CHC or its subsidiaries in the ordinary course of business. Additionally, CHC will continue to be reimbursed for expenses incurred in the ordinary course of business in accordance with the terms of the Advisory Agreement, including but not limited to, accounting fees. Under the Existing Merger Agreement, CHC is not entitled to receive any other fees from the Company to which it otherwise would have been entitled under the Advisory Agreement. For the years ended December 31, 2005 and 2004, the Company paid CHC Asset Management Fees of $27.9 million and $26.5 million, respectively, and PD&C fees of $3.0 million and $2.2 million, respectively. Prior to entering into the Existing Merger Agreement, the Company paid CHC Acquisition Fees of 4.5 percent of equity raised through the sale of common stock in connection with the Company’s fifth best-efforts offering and in connection with the acquisition of long-term debt. During the year ended December 31, 2005 and 2004, the Company paid acquisition fees totaling $23.0 million and $30.2 million in connection with the Company’s fifth best-efforts offering of common stock and the acquisition of long-term debt, respectively.
     In connection with the Existing Merger Agreement, the Company entered into employment agreements with certain of CHC’s officers, pursuant to which such persons have agreed to serve as the Company’s officers effective as of the effective date of the Existing Merger. The Company has reserved 1,788,000 shares of its common stock awards pursuant to the terms of its 2004 omnibus long-term incentive plan, some of which, pursuant to the aforementioned employment agreements, were intended to be granted to such persons. The initial term of these employment agreements terminates on December 31, 2007. Since, as of the date of this filing the Existing Merger has not been consummated and is not likely to be consummated in its current form, these employment agreements are not yet effective and the Company does not believe they will become effective in their current form.
     On December 30, 2005, the Company and CHC entered into a Payment Agreement (the “Payment Agreement”) which provides for certain payments in the aggregate amount of $37 million (the “Payment Amount”) by the Company to CHC in full satisfaction of Acquisition Fees in the aggregate amount of approximately $82.7 million that were deferred (the “Payable Fees”) pursuant to the terms of the Existing Merger Agreement.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Payment Agreement provides for the payment to CHC of an aggregate of $37 million as follows: (i) $10 million in cash to CHC, which was paid, on December 30, 2005, and (ii) an uncollateralized promissory note made by the Company to CHC in the original principal amount of $27 million, which was issued and delivered (the “Promissory Note”).The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006 and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6% per annum. Pursuant to the Payment Agreement, CHC agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by the Company or earned by CHC on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, CHC acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees (as defined in the Amended Advisory Agreement (defined above) and as enumerated in Section 9(a) of the Amended Advisory Agreement) payable by the Company to CHC under the Amended Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 (collectively, the “Relinquished Fees”) and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Amended Advisory Agreement incurred by the Company and earned by CHC shall be payable in accordance with the terms and conditions of the Amended Advisory Agreement, (ii) for mutual releases, and (iii) that to the extent that Section 8.13 of the Existing Merger Agreement is inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede Section 8.13 of the Existing Merger Agreement. The Company has capitalized approximately $23 million of the Payment Amount to the acquisitions applicable to the Payable Fees and $14 million has been treated as prepaid Asset Management Fees which will be recognized ratably over the first six months of 2006.
     On March 30, 2006, the Company and CHC entered into a Renewal Agreement (the “2006 Renewal”), with respect to the Amended Advisory Agreement, pursuant to which the Amended Advisory Agreement was renewed for a three-month term commencing on April 1, 2006 and terminating on June 30, 2006.
     In April 2005, KSL II Management Operations LLC (“KSL”), in its role as third-party management company of the Grand Wailea Resort and Spa (“GWR”), entered into an amenity license agreement with Exclusive Resorts Club Management, LLC (“ER”) to provide ER with access to the amenities at GWR and the right to use certain marks and photographs concerning GWR for the benefit of certain condominium units in the vicinity of GWR expected to be acquired by ER from an unaffiliated developer. As consideration for the amenity license and the use of marks and photographs, ER will pay a reservation fee for each condominium unit for which a license is purchased by ER and an annual license fee per unit commencing with the second year of the term, and such license fee increases each year through the last year of the term for each such unit. Subject to certain termination rights, the initial term is ten years with an option in favor of ER to extend the term for five additional years. The estimated financial benefit to GWR over the life of the agreement is approximately $8 million. Because one of the Company’s Directors, Robert E. Parsons, Jr., is the Chief Financial Officer of and holds a participating interest in ER, the Company’s Board, with that Director abstaining, reviewed and approved the transaction with ER, pursuant to the Company’s Charter. Mr. Parsons has agreed to waive any distribution rights he had under his participation agreement with respect to this transaction. The Company received $130,000 for access fees for 2006 under the terms of this agreement during the year ended December 31, 2005. At December 31, 2005, such fees are deferred for recognition as income in future periods.
     On May 13, 2005, the Board approved an amendment to the Company’s bylaws pertaining to specified amounts of compensation for Directors’ services or activities. The amendment relates to the section of the bylaws that addresses Director compensation and provides that the Company’s Directors will be entitled to receive compensation as may be determined by the Board by resolution (including the affirmative vote of a majority of Independent Directors) for the services or activities they perform or engage in as Directors. Directors who are affiliates of CHC are not entitled to and do not receive compensation for their services or activities in accordance with the Company’s bylaws.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company’s Compensation Committee and Board of Directors have approved the grant of $10,000 of its common stock for each quarter of service to its five Independent Directors. During the years ended December 31, 2005 and 2004, the Company recorded compensation expense of $275,000 and $200,000, respectively, based on a deemed price of $20.00 per share of its common stock. In the future, pursuant to its long-term incentive plan, the Company intends to issue $10,000 of shares of its common stock to the independent members of the Board of Directors on a quarterly basis or as determined appropriate by the Compensation Committee of the Board. In the event that the Company completes a merger with CHC, the Company also expects to issue restricted stock grants to certain of its employees in the future, subject to the approval of the Compensation Committee.
     In May 2005, the Company entered into indemnification agreements with three of its Independent Directors, Douglas Holladay, Jack F. Kemp, Dianna F. Morgan and its assistant secretary, Stephanie J. Thomas and amended indemnification agreements with C. Brian Strickland, Mark E. Patten, Barry A. N. Bloom and Marcel Verbaas to conform them to other outstanding indemnification agreements. The indemnification agreements require, among other things, that the Company indemnify these officers and Directors, to the fullest extent required or permitted by the Company Charter and by applicable law, for their actions and decisions on behalf of the Company, its subsidiaries and affiliates and CHC, as the case may be, to the extent such decisions and actions are performed on behalf of the Company. The indemnification agreements also require that the Company advance to these officers and Directors all related expenses; subject to reimbursement if it is subsequently determined that indemnification is not permitted. Each of these indemnification agreements is retroactive to the first date of service with the Company for the officer or Director, as the case may be. On October 3, 2005, the Company entered into a similar agreement with Greerson G. McMullen, the Chief General Counsel and Senior Vice President of the Company and of CHC and the Secretary of the Company.
     The Company owns a 9.901 percent interest, as a limited partner, in CNL Plaza, Ltd. (the “Owner”), a limited partnership that owns an office building located in Orlando, Florida, in which CHC and certain affiliates of CFG lease office space. CFG owns a controlling interest in the parent company of CHC and is indirectly wholly-owned by James M. Seneff, the Company’s Chairman of the Board, and his wife. Robert A. Bourne, the Company’s Vice-Chairman of the Board, is an officer of CFG. The remaining interests in the Owner are held by several entities with present or former affiliations with CFG, including: CNL Plaza Venture, Ltd., which has a 1 percent interest as general partner of Owner and whose general partner is indirectly wholly-owned by Mr. Seneff and his wife; CNL Corporate Investors, Ltd., which is indirectly wholly-owned by Messrs. Seneff and Bourne, and which has a 49.495 percent interest, as a limited partner, in Owner; CNL Retirement Properties, Inc. which has a 9.901 percent interest, as a limited partner, in Owner; Commercial Net Lease Realty, Inc., which has a 24.7525 percent interest, as a limited partner, in Owner; and CNL APF Partners, LP, which has a 4.9505 percent interest, as a limited partner, in Owner. The Company also owns a 9.9 percent interest in CNL Plaza Venture, Ltd. (the “Borrower”), a Florida limited partnership, which is the general partner of Owner. The remaining interests in the Borrower are held by the same entities in the same proportion described above with respect to the Owner. Results of operations for the Owner and the Borrower are reported in “Note 6. Investments in Unconsolidated Entities,” under the caption “Other Joint Ventures.”
     In 2002, the Company guaranteed a 16.67 percent share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the Borrower. The Company’s guaranty was a pro rata, several, payment guaranty commensurate with and limited to 16.67 percent of the Wachovia Loan. CFG negotiated a new $14 million unsecured loan to the Borrower to refinance the remaining balance of the original loan. As with the original loan, the Company executed a pro rata, several, payment guaranty commensurate with and limited to 16.67 percent, or approximately $2.3 million, on September 30, 2005. Thomas J. Hutchison III, John A. Griswold, Robert A. Bourne and James M. Seneff, each a Director and officer of the Company, are also directors and officers of CHC and an affiliate of CFG.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In addition, in 2004, the Owner conveyed a portion of the premises underlying the parking structure adjacent to its office building to CNL Plaza II, Ltd., a limited partnership in which Messrs. Seneff and Bourne own a 60% interest and 40% interest, respectively, as part of the development of the premises surrounding the building. The purpose of the conveyance was to adjust the percentage fee simple ownership under the parking structure so as to allow joint parking privileges for a new tower being developed and owned by CNL Plaza II, Ltd. In connection with this transaction, the Owner will receive an ownership interest in a cross-bridge and an anticipated benefit from a reduction in the allocation of its operating expenses for the garage. In addition, the Owner may be entitled to a purchase price adjustment based on a subsequent appraisal of the property.
     The Company maintains bank accounts in a bank in which Messrs. Seneff and Bourne serve as directors, and in which CFG, an affiliate of CHC, is a stockholder. The amounts deposited with this bank were approximately $39.8 million and $41.7 million at December 31, 2005 and 2004, respectively.
     As more fully described in “Note 6. Investments in Unconsolidated Entities,” the Company owns an unconsolidated interest in DRR, LLC, a partnership in which a limited partner, DRR Ltd., is controlled by the Company’s Chairman, James M. Seneff, Jr. and Vice Chairman of the Board, Robert A. Bourne.
     CTM, which owned EMTG, LLC, engaged Dustin/Massagli LLC, a company in which one of the Company’s previous directors is president, a director and a principal stockholder, to manage its business. In January 2005, EMTG, LLC was dissolved and the Company wrote off its remaining investment in CTM as of December 31, 2004.
     The Company may compete with certain of its affiliates who may seek to acquire properties that, while not directly in the Company’s industry, could satisfy the Company’s acquisition criteria. CNL Income Properties, Inc. (“CIP”), an entity in which two of the Company’s Directors also serve as directors, seeks to acquire leisure Properties, such as marinas, golf course operations and ski resorts. Although those properties are not in the industry the Company intends to pursue, a leisure property could contain a hotel or resort that satisfies its acquisition criteria. In the event that a property which includes a hotel or resort becomes available, and the property is a suitable investment for both CIP and the Company, CIP has given the Company a right of first offer if the hotel or resort has generated more than 50 percent of the revenues from such property during the immediately preceding 12 months. Further, in the event that a portfolio of properties which includes a hotel or resort becomes available and the portfolio is a suitable investment for both CIP and the Company, the Company has been granted a right of first offer if more than 50 percent of the revenues from such portfolio during the immediately preceding twelve months were generated by hotels or resorts. CIP may revoke the Company’s right of first offer at any time.
     In connection with the KSL Acquisition, the Company acquired a corporate plane which is subject to a capital lease with a remaining term of six years and operated by an unaffiliated third party. During the year ended December 31, 2004 the Company’s advisor, CHC, chartered the plane from the unaffiliated third-party operator on competitive terms. In connection with the charter activity, the Company received expense reimbursements of approximately $0.1 million for the charges incurred by CHC. These payments have been recorded as a reduction in expenses. The agreement with the unaffiliated third party that operates the plane expired on September 30, 2004. In February 2006 the Company sold the plane to an unaffiliated third party for a net loss of $1.3 million.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
16. Concentration of Risk:
     During the year ended December 31, 2005, a significant portion of the Company’s hotel and resort revenues was earned from four Properties operating under independent brands managed by KMO, 31 Properties operating as various Marriott brands (including Marriott Hotels, Resorts, and Suites, JW Marriott, Residence Inn by Marriott, TownePlace Suites by Marriott, Courtyard by Marriott, Fairfield Inn, Renaissance Hotels, and Spring Hill Suites by Marriott), and 27 Properties operating as various Hilton brands (including Doubletree, Embassy Suites, Hilton Hotels and Suites, Homewood Suites by Hilton, and Hampton Inn). As previously disclosed, in January 2006, Hilton acquired three of the management agreements previously held by KMO, thereby increasing significantly the Company’s concentration of operations risk with Hilton. The Company sold its interest in the fourth Property managed and operated by KMO, the Hotel Del, in January 2006. Failure of any of these brands or operators would significantly impact the Company’s results of operations, including its ability to generate hotel and resort revenues, related earnings and cash flows which, in turn, would significantly impact its ability to service debt and pay distributions. Although the Company’s Properties are located in 30 states, the District of Columbia and Canada, there is a significant concentration of operating revenues from our Properties located in California, Florida, Texas, Hawaii and Arizona. As a result, in addition to adverse developments in the U.S. economy and in the lodging industry generally, adverse events or conditions in those markets or specific Properties, such as a localized economic recession or an increase in state or local tax rates, or adverse weather related events or natural disasters could have a disproportionately adverse effect on the Company’s results of operations, financial condition, and cash flows and thereby its ability to service debt and to make distributions to stockholders.
17. Stockholders’ Equity:
     In April 2004, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for a firm commitment underwritten offering of additional common shares (the “Underwritten Offering”) and on July 20, 2004, the Company filed an amendment to the registration statement on Form S-3. The Company also filed an application with the New York Stock Exchange, Inc. (the “NYSE”), to list those common shares, together with the Company’s existing outstanding common shares (the “Listing”). On August 3, 2004, due to market conditions, the Company postponed the Underwritten Offering and the Listing and as a result, the Company wrote off $7.4 million in offering costs that had been capitalized related to the Underwritten Offering.
     On July 30, 2004, the Company’s stockholders approved an increase in the number of authorized equity shares. The Company has not yet filed the amendment to the Company’s Charter to effectuate the approved increase in authorized shares but is intending to in the near future.
     On July 30, 2004, the Company’s stockholders also approved a Reverse Stock Split of the Company’s common stock, in an exchange ratio of one common share for every two issued and outstanding common shares. As a result of the Reverse Stock Split, the par value was adjusted to $0.02 per share. The reverse stock split became effective on August 2, 2004, and on such date the par value was reset at $0.01 per share. All share and per share information in the accompanying consolidated financial statements have been retroactively adjusted to give effect to the reverse stock split for all periods presented.
     On August 27, 2004, the Company’s stockholders approved certain additional amendments to the Company’s Charter and bylaws. As a result of the postponement of the Existing Merger, Underwritten Offering and Listing

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
discussed above, the Company has not yet filed such amendments to the Company’s Charter and has not amended the Company’s bylaws.
     In December 2004, the Company filed a registration statement on Form S-3 with the SEC to register additional shares of common stock issuable under its Distribution Reinvestment Plan (“DRP”).
     Under the terms of the DRP, stockholders who elect to participate in the plan may automatically reinvest quarterly distributions they are entitled to receive through the purchase of our common stock. The purchase price for shares under the DRP will be (i) during a period in which we are conducting a best-efforts offering, the per share offering price for plan shares under the Company’s then current best-efforts offering, (ii) if there is no current best efforts offering, $19.00 per share, unless adjusted by the Company’s Board of Directors, which price shall in no event be less than 95 percent of the fair market value as determined by the Board of Directors, or (iii) following the listing of our shares on a national stock exchange or over-the-counter market or the inclusion of the Company’s shares for quotation on the Nasdaq National Market System, which we refer to as listing or listed, at the market price on the exchange or quotation system. As of December 31, 2005, the purchase price for shares under the plan was $19.00 per share. Until the shares of common stock are listed or the Amended and Restated Redemption Plan (the “Redemption Plan”) is terminated, the Company will use the proceeds from the sale of shares of common stock which the reinvestment agent purchases from it to redeem shares pursuant to the Company’s Redemption Plan. If the Redemption Plan is terminated, the Company may use the DRP proceeds for the acquisition or improvement of hotel and resort properties, to make mortgage loans or for general corporate purposes.
18. Stock-Based Compensation:
     Effective February 25, 2005, the Company’s Board approved a Deferred Fee Plan (the “Plan”) for the benefit of the Company’s Directors and their beneficiaries. Under the terms of the Plan, Directors may elect to defer the receipt of cash fees (“Cash Fees”) and stock fees (“Stock Fees”, and collectively with the “Cash Fees”, the “Fees”) for their services as directors. Pursuant to a deferred fee agreement (the “Deferred Fee Agreement”), each Director elects the type of Fees to be deferred (Cash Fees and/or Stock Fees), the percentage of such Fees to be deferred, and the future date of distribution of the deferred Fees and any earnings thereon. Under the Deferred Fee Agreement (i) deferred Cash Fees may be directed to a deferred cash account or invested in a deferred stock account and (ii) deferred Stock Fees may only be directed to a deferred stock account. Elections to defer such Fees remain in force for subsequent years, unless amended or revoked within the required time periods.
     Each Director with a deferred cash account will be paid interest on the cash balance as of the end of each calendar quarter, at a rate equal to the prime rate plus 2 percent as of such quarter end. Each Director with a deferred stock account on the record date of a dividend on shares will be credited on the payment date of the dividend with a number of deferred shares determined in accordance with the Plan.
     The benefit to each Director will equal the Fees deferred plus any earnings (interest or dividends) credited to the deferred Fees. The deferred Fees plus the earnings thereon will be distributed at such time as chosen by each Director at the time of the deferral election. Such distributions may occur on a fixed date, on the January 15th following a Director’s separation from service or the first day of the first month after the Director reaches a designated age. Should a Director fail to elect a time when Fees shall be distributed, then the deferred Fees will be distributed as of the January 15th following the Director’s separation from service from the Company.
     The Company’s Compensation Committee and Board of Directors have approved the grant of $10,000 of the Company’s common stock for each quarter of service to its five Independent Directors. During the years ended December 31, 2005 and 2004, the Company recorded compensation expense of $275,000 and $200,000, respectively, based on a deemed price of $20.00 per share of its common stock. In the future, pursuant to its long-term incentive plan, the Company intends to issue $10,000 of shares of its common stock to the independent members of the Board of Directors on a quarterly basis or as determined appropriate by the Compensation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Committee of the Board. In the event that the Company completes a merger with CHC, the Company also expects to issue restricted stock grants to certain of its employees in the future, subject to the approval of the Compensation Committee.
19. Commitments and Contingencies:
     On August 16, 2004, a stockholder filed a complaint in the United States District Court for the Middle District of Florida against, among others, the Company, CHC, certain affiliates of the Company and of CHC, and certain Directors and officers, including James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison III, John A. Griswold, Craig M. McAllaster and Robert E. Parsons, Jr. The complaint asserted claims on behalf of two putative classes, those persons who purchased the Company’s shares during the class period pursuant to certain registration statements and those persons who received and were entitled to vote on the proxy statement, dated May 7, 2004, as amended. The complaint alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended (the “Securities Act”), and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon, among other things, allegations that (i) the defendants used improper accounting practices to materially inflate the Company’s earnings to support the payment of distributions and bolster the Company’s share price; (ii) conflicts of interest and self-dealing by the defendants resulted in excessive fees being paid to CHC, overpayment for certain Properties which the Company acquired and the proposed merger between the Company and CHC; (iii) the proxy statement and certain registration statements and prospectuses contained materially false and misleading statements; and (iv) the individual defendants and CHC breached certain of their fiduciary duties. The complaint sought, among other things, certification of the two putative classes, unspecified monetary damages, rescissory damages, to nullify various stockholder approvals obtained at the 2004 annual meeting, payment of reasonable attorneys’ fees and experts’ fees, and an injunction enjoining the proposed, but later postponed, underwritten offering and listing until the Court approves certain actions, including the nomination and election of new Independent Directors and retention of a new financial advisor.
     In addition, on September 8, 2004, a second putative shareholder complaint was filed against the Company in the United States District Court for the Middle District of Florida containing allegations that were substantially similar to those contained in the shareholder lawsuit filed on August 16, 2004 described above. On November 10, 2004, the two complaints were consolidated. On December 21, 2004, the Court designated lead plaintiffs for each of the two putative classes. On December 23, 2004, the plaintiffs served a corrected, consolidated and amended complaint asserting substantially the same claims and allegations (the “Consolidated Amended Complaint”). On February 11, 2005, the defendants filed motions to dismiss the Consolidated Amended Complaint. On May 9, 2005, the Court dismissed all causes of action against the Company’s operating partnerships, CNL Hospitality Partners, L.P., and RFS Partnership, L.P., and against CHC, CNL Financial Group, Inc., and other CHC-related entities. The Court sustained the sufficiency of the pleading relating to the Sections 11, 12(a) (2), and 15 claims against the Company and the individual defendants, but instructed plaintiffs to re-plead to specifically identify in the particular registration statements the alleged misstatements or omissions attributable to each defendant. The Court deferred consideration of the Section 14(a) and 20(a) claims in light of our April 8, 2005 disclosure relating to the possible amendment of the Existing Merger Agreement. Finally, the Court dismissed the breach of fiduciary duty claims finding they were derivative and that the plaintiffs had neither made the required demand on the defendants to assert the claims or properly pleaded the futility of making such demand. On May 31, 2005, plaintiffs filed a Consolidated First Amended Shareholder Complaint (the “First Amended Complaint”), which eliminated one of the named co-plaintiffs and certain previously named defendants, including CNL Hospitality Partners, L.P., RFS Partnership, L.P., CNL Financial Group, Inc., CNL Real Estate Group, Inc. and Five Arrows Realty Securities II, LLC, and added CNL Securities Corp. as a defendant for alleged violations of Sections 12(a)(2) and 15 of the Securities Act and Section 14(a) of the Exchange Act. The First Amended Complaint continued to assert claims pursuant to Sections 11, 12(a) (2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act. Further, the breach of fiduciary duty claim was expressly asserted as derivative.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On July 22, 2005, the Company and the other defendants filed separate motions to dismiss the First Amended Complaint. Oral argument was heard by the Court on September 9, 2005. On September 9, 2005, the Court dismissed without prejudice the Section 14(a) and 20(a) claims as moot, and granted plaintiff leave to amend its complaint, within thirty days, to add additional plaintiffs that had standing to assert certain Sections 11, 12(a)(2), and 15 claims, and instructed defendants to advise the Court, within thirty days thereafter, whether they have any additional defenses to raise in support of their motions to dismiss in light of any new plaintiffs. On September 13, 2005, the Court dismissed the derivative claims with prejudice finding that plaintiffs had failed to make a pre-suit demand or establish that such demand would have been futile. On September 20, 2005, the Court dismissed the claims asserted against CNL Securities Corp. On September 21, 2005, the Court denied the motion to dismiss CHC as a defendant in the complaint. On October 10, 2005, plaintiffs filed a Consolidated Second Amended Shareholder Complaint (the “Second Amended Complaint”), which added three additional named plaintiffs to assert Sections 11, 12(a)(2), and 15 claims against us and the individual defendants. On November 9, 2005, the Company moved to dismiss and strike the Second Amended Complaint. On December 16, 2005, the Court entered an order postponing resolution of the motion to dismiss and strike, pending settlement discussions among the parties.
     On February 6, 2006, plaintiffs’ and defendants’ counsel, on behalf of CNL Hotels & Resorts, Inc. (the “Company”), the Company’s advisor, CNL Hospitality Corp. (“CHC”), and certain of the Company’s current and former directors and officers, including James M. Seneff, Robert A. Bourne, Thomas J. Hutchison III, John A. Griswold, Craig M. McAllaster, Robert E. Parsons, Jr., Charles E. Adams, and Lawrence A. Dustin, executed a non-binding Memorandum of Understanding (“MOU”), which sets forth the general terms of an agreement in principle for the settlement of the putative class action brought by plaintiffs on behalf of certain stockholders in the United States District Court for the Middle District of Florida (the “Action”). Under the terms of the MOU, two settlement classes will be certified: (i) a class of all persons who purchased or otherwise acquired the Company’s securities issued or offered pursuant to or by means of its registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive (the “Purchaser Class”); and (ii) a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed by the Company, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004 (the “Proxy Class”). The Company and the other defendants have denied and continue to deny liability or any act of negligence or misconduct, but in exchange for a release and resolution of the Action, the Company and the other defendants have agreed to settle the Action.
     Under the terms of the MOU, which became binding and enforceable on March 17, 2006, in connection with the Purchaser Class claims, the Company will pay a total of $35 million, consisting of $3.7 million to be paid by January 15, 2007, $15.65 million to be paid by January 15, 2008, and $15.65 million to be paid by January 15, 2009, which payments will be deposited into a settlement fund account to be administered by plaintiffs’ counsel. Plaintiffs’ counsel will seek a fee with respect to the Purchaser Class equal to 25% of all amounts paid into the settlement fund account, totaling approximately $8.75 million, plus expenses, to be paid solely out of the settlement fund account. After payment of fees and expenses, the funds in the settlement fund account will be paid to the Purchaser Class. In connection with the Proxy Class and derivative claims, the Company and other defendants will acknowledge that the Action was a material factor that was taken into account in connection with (i) the terms of the Amended and Restated Renewal Agreement, executed by the Company and CHC and reported in the Company’s Current Report on Form 8-K, dated December 30, 2005, and the Payment Agreement, executed by the Company and CHC and reported in the Company’s Current Report on Form 8-K, dated December 30, 2005, and (ii) the revised merger terms currently being actively discussed between the Company and CHC that are more favorable to the Company as compared to the existing merger agreement entered into in 2004 (the “Existing Merger Agreement”), including reduced merger consideration, as referenced in the Company’s Current Report on Form 8-K dated September 1, 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     There can be no assurance that the Company and CHC will definitively agree to amend the Existing Merger Agreement or, if amended, that such amended merger agreement, or any merger agreement, will contain the more favorable terms presently being discussed, or will be consummated on any terms. Upon execution of any amended merger agreement, the Company intends to seek prompt approval from its shareholders. In addition, as a part of the settlement of the Action, the Company will adopt or maintain certain corporate governance measures, including (i) a mechanism for a committee of its Board comprised solely of three independent Directors to review and approve any proposal by the Company to its shareholders to approve an amendment to its Charter to extend the date specified in the Charter by which the Company must commence an orderly liquidation (and that any final evaluation by the advisor to such Directors be provided to plaintiffs’ counsel for review), and (ii) the maintenance of a committee of the Board, consisting solely of Directors who do not have a financial interest in the transaction being considered, to review and approve all related-party transactions. Plaintiffs’ counsel will seek a fee and a portion of reimbursable expenses with respect to the Proxy Class and derivative claims in the amount of $5.5 million which the Company has agreed to pay as part of the settlement, subject to Court approval. The MOU and terms of the settlement were approved by the Special Litigation Committee of the Company’s Board of Directors, which is comprised of the three non-defendant members of the Board of Directors.
     On March 13, 2006, the Court held a status conference, wherein the parties informed the Court of the terms of the MOU and their intention for the settlement to be documented by a Stipulation of Settlement. The Court ordered that any Stipulation of Settlement and accompanying documents must be filed with the Court no later than March 31, 2006. The Company and the other defendants and plaintiffs are engaged in active negotiations to arrive at mutually agreeable terms of a Stipulation of Settlement. There can be no assurance that the parties will agree to a Stipulation of Settlement, that the Court will approve the settlement on the terms contained in the MOU or that the settlement will be consummated on the terms and conditions set forth in the MOU or at all. A preliminary fairness hearing is scheduled for April 11, 2006, at which point it is anticipated that the Court will order notice of the settlement to be sent to members of the Purchaser Class and the Proxy Class, and a final fairness hearing would then be scheduled.
     Based upon the terms of the MOU, the Company accrued $34.2 million as of December 31, 2005, representing the present value of the total settlement estimate of $40.5 million, and recognized the related charge as an expense for litigation settlement in its statement of operations for the year ended December 31, 2005.
     On March 13, 2006, the Company filed a lawsuit against Twin City Fire Insurance Company, Houston Casualty Company and Landmark American Insurance Company for declaratory judgment, breach of contract, attorneys’ fees and other relief (the “D&O Action”) under three Directors, Officers and Company liability insurance policies issued to the Company (collectively, the “Insurance Policies”) with stated aggregate limits of $30 million. The Company’s D&O Action seeks, among other things, reimbursement of its costs incurred in connection with the Action, including defense costs and payments contemplated by the MOU, to the fullest extent of the Insurance Policies and as otherwise permitted by law. There can be no assurance that the Company will prevail in the D&O Action.
     In the course of the Company’s ordinary business activities, various other lawsuits (and related appeals), claims and proceedings have been or may be instituted or asserted against the Company from, among other things, its operations, offerings and unrecognized preacquisition contingencies. Although the results of such matters cannot be predicted with certainty, the Company believes that the disposition of the matters that are pending or asserted will not have a material adverse effect on its financial position, results of operations or liquidity.
     In August 2005, Hurricane Katrina caused significant damage in the southern Gulf Coast states, including Florida, Louisiana and Mississippi. Three of the Company’s Properties in the region experienced superficial property damage and loss of revenue due to business interruption. During the year ended December 31, 2005, the Company recorded a charge of $0.9 million representing its exposure for estimated losses up to its applicable insurance deductibles. The Company believes its insurance coverage and that of its operators will be sufficient to cover any losses in excess of those deductible amounts. However, there can be no assurance regarding the amount that the Company will actually be able to recover from the insurance companies. Although the Company is unable to predict

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
with any certainty the short-term or long-term impact of the hurricane on business in the City of New Orleans and therefore the impact on the Company’s Property located there, it believes that the hurricane could have a modest impact on business next year, as companies and corporate planners of group business may elect to book business events in other markets during the hurricane season. However the Company believes the impact of the dislocation in business to that area may be partially offset in the near term by business with the various relief organizations conducting the rebuilding and revitalization of the affected area. In addition, the Company believes other Properties in its portfolio may experience increased levels of business resulting from the groups that had initially scheduled their event activities in the affected areas.
     Due to the effects of Hurricane Katrina, LHO New Orleans, LLP (“LHO”), a wholly-owned subsidiary of the Company, has requested the waiver of a debt service coverage ratio requirement for 2006 under the existing mortgage loan on its JW Marriott Property in New Orleans, Louisiana. As of December 31, 2005, LHO was in compliance with the debt service coverage ratio requirement set forth in the loan documents. The servicer of the existing mortgage, GEMSA Loan Services, LP, has accepted this request from LHO and is currently reviewing the data provided by the Company in conjunction with this request. There can be no assurances that the request will be granted. The balance outstanding on this mortgage loan at December 31, 2005, was $45.1 million.
     As of December 31, 2005, the Company had commitments to fund furniture, fixture and equipment replacements and capital improvements of its Properties. The Company also is committed to fund its pro rata share of working capital shortfalls and construction commitments for its consolidated and unconsolidated entities, if shortfalls arise.
     In 2006, the Company expects to spend $79.2 million for recurring capital improvements, which is expected to be funded from capital reserves that the Company currently has set aside for such purposes, and $99.8 million for renovations, which is expected to be funded from operations and/or long-term borrowings. Significant projects that are planned or currently in-progress for 2006 include a new spa at The Arizona Biltmore in Phoenix, a new signature pool at La Quinta Resort & Club in Palm Springs, California, and a new ballroom at each of the following Properties: the Doral Golf Resort & Spa in Miami, The Ritz-Carlton Orlando and the JW Marriott Desert Ridge Resort & Spa in Phoenix.
     As of December 31, 2005, the Company was not able to redeem, pursuant to its Redemption Plan, all of the shares for which redemption requests were submitted during such quarter. As of March 17, 2006, there was a total of almost 7.7 million shares, or approximately $146 million, using the share price of $19.00 (applicable for such redemption under the Redemption Plan), which had been submitted by stockholders for redemption through the fourth quarter of 2005 and are now being held for redemption in future quarters. The Company redeems shares presented for redemption pursuant to the Redemption Plan, in part, based upon the timing of the redemptions requested and the amount raised under its DRP. In the quarterly period ended December 31, 2005, funds received from the DRP totaled $9.7 million, all of which were utilized to honor redemption requests.
     As of December 31, 2005, the Company had a commitment to a third-party manager of one of its Properties to build a ballroom at an estimated total cost of $25.0 million. The design phase of this project has begun. If the Company does not complete the ballroom by December 31, 2006, the management agreement related to this Property will be amended such that the manager may earn an incentive management fee equal to all net operating income in excess of regular debt service on the Property up to a cumulative predefined amount.
     Our Properties are operated under various management agreements with third party managers that call for base management fees, which generally range from 3 percent to 5 percent of hotel and resort revenues and have an incentive management fee provision related to the hotel’s profitability. The management agreements generally require us to set aside generally 3 percent to 5 percent of hotel and resort revenues in FF&E Reserve accounts to be used for the replacement of furniture, fixtures and equipment. The management agreements have terms from 10 to 30 years and generally have renewal options. The Company may terminate certain management agreements if specified performance thresholds are not met. Pursuant to the terms of the management agreements, the third-party

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
managers for most of the Company’s Properties provide the Properties with certain chain services which are generally provided on a central or regional basis to all hotels operated within that manager’s hotel system. Chain services typically include central training, advertising and promotion, reservation systems, payroll and accounting services, and other such services which may be more efficiently performed on a centralized basis. Expenses incurred in providing such services are allocated among all hotels managed by such third-party management companies on a fair and equitable basis. Additionally, our Properties participate in customer loyalty programs operated by certain of the management companies. The last of these programs is charged to all participating hotels within those managers’ hotel systems.
20. CNL Hospitality Corp. Merger and Other Matters:
     In April 2004, the Company entered into a merger agreement with CHC (the “Existing Merger Agreement”). The Existing Merger Agreement provides for the merger of CHC into a wholly-owned subsidiary of the Company’s (the “Existing Merger”) and was approved by the Company’s stockholders at the Company’s 2004 Annual Meeting of Stockholders. Completion of the Existing Merger was subject to the satisfaction or waiver, where permissible, of a number of conditions, some of which can no longer be fulfilled and would require waivers. Under the terms of the Existing Merger Agreement, either party may terminate the Existing Merger Agreement, although neither party has done so nor indicated the intent to do so. A special committee of the Company’s Board of Directors comprised of three of the Company’s independent Board members (the “Special Committee”), has the authority to waive or amend provisions of the Existing Merger Agreement on the Company’s behalf. Although the Existing Merger Agreement remains in effect, as reported in the Company’s Current Report on Form 8-K dated December 30, 2005, the Special Committee, on the Company’s behalf, and CHC are engaged in active negotiations to arrive at mutually agreeable revised terms of an amended merger agreement. If an agreement cannot be reached on revised terms, including an amount of consideration materially more favorable to the Company than previously proposed in the Existing Merger Agreement, the Existing Merger Agreement will be terminated. The Company anticipates that if an amended merger agreement results from such discussions, the amended merger agreement would be submitted to the Company’s stockholders for approval. There can be no assurance that the Company and CHC will agree to amend the Existing Merger Agreement or, if amended, that such amended merger agreement, or any merger agreement, will be consummated.
     The Existing Merger Agreement provides that during the period from the execution of the Existing Merger Agreement, April 29, 2004, until the earlier of (i) the Existing Merger becoming effective or (ii) the Existing Merger Agreement being terminated, CHC will earn and be paid the following fees: (a) monthly Asset Management Fees as described above and (b) development fees earned by CHC or its subsidiaries in the ordinary course of business. Additionally, CHC will continue to be reimbursed for expenses incurred in the ordinary course of business in accordance with the terms of the Advisory Agreement, including but not limited to, accounting fees. Under the Existing Merger Agreement, CHC is not entitled to receive any other fees from the Company to which it otherwise would have been entitled under the Advisory Agreement. For the years ended December 31, 2005 and 2004, the Company paid CHC Asset Management Fees of $27.9 million and $26.5 million, respectively, and PD&C fees of $3.0 million and $2.2 million, respectively. Prior to entering into the Existing Merger Agreement, the Company paid CHC Acquisition Fees of 4.5 percent of equity raised through the sale of common stock in connection with the Company’s fifth best-efforts offering and in connection with the acquisition of long-term debt. During the year ended December 31, 2005 and 2004, the Company paid acquisition fees totaling $23.0 million $30.2 million in connection with the Company’s fifth best-efforts offering of common stock and the acquisition of long-term debt, respectively.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In connection with the Existing Merger Agreement, the Company entered into employment agreements with certain of CHC’s officers, pursuant to which such persons have agreed to serve as the Company’s officers effective as of the effective date of the Existing Merger. The Company has reserved 1,788,000 shares of its common stock awards pursuant to the terms of its 2004 omnibus long-term incentive plan, some of which, pursuant to the aforementioned employment agreements, were intended to be granted to such persons. The initial term of these employment agreements terminates on December 31, 2007. Since, as of the date of this filing the Existing Merger has not been consummated and is not likely to be consummated in its current form, these employment agreements are not yet effective and the Company does not believe they will become effective in their current form.
     The Renewal Agreement provided that with respect to the Acquisition Fees (as defined in the Advisory Agreement) payable to CHC, the Company would determine the comparable current market percentage rate (“Rate”) of Total Proceeds (as defined in the Advisory Agreement) to be used in determining the Acquisition Fees, and would propose a new Rate to CHC on or before May 1, 2005, which the Company did. CHC responded to the Company’s proposal on May 26, 2005, but did not agree with its proposal. The Company and CHC entered into successive amendments to the Renewal Agreement to extend the July 1, 2005 deadline to negotiate the Rate for additional monthly periods with the last extension expiring on January 1, 2006.
     On December 30, 2005, the Company and CHC also entered into an Amended and Restated Renewal Agreement, which amended and restated the Renewal Agreement, and amended the Advisory Agreement (as so amended, the “Amended Advisory Agreement”). The Amended and Restated Renewal Agreement provides for a reduction in the rate of Acquisition Fees from 4.5% to 3.0%, retroactive to April 1, 2005.
     On December 30, 2005, the Company and CHC entered into Payment Agreement which provides for certain payments in the aggregate amount of $37 million (the “Payment Amount”) by the Company to CHC in full satisfaction of Acquisition Fees in the aggregate amount of approximately $82.7 million that were deferred (the “Payable Fees”) pursuant to the terms of the Existing Merger Agreement.
     The Payment Agreement provides for the payment to CHC of an aggregate of $37,000,000 as follows: (i) $10 million in cash to CHC, which was paid, on December 30, 2005, and (ii) of a promissory note made by us to CHC in the original principal amount of $27 million, which was issued and delivered (the “Promissory Note”). The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006, and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6% per annum. Pursuant to the Payment Agreement, CHC agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by the Company or earned by CHC on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, CHC acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees (as defined in the Amended Advisory Agreement (defined above) and as enumerated in Section 9(a) of the Amended Advisory Agreement) payable by the Company to CHC under the Amended Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 (collectively, the “Relinquished Fees”) and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Amended Advisory Agreement incurred by the Company and earned by CHC shall be payable in accordance with the terms and conditions of the Amended Advisory Agreement, (ii) for mutual releases, and (iii) that to the extent that Section 8.13 of the Existing Merger Agreement is inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede Section 8.13 of the Existing Merger Agreement. The Company has capitalized approximately $23 million of the Payment Amount to the acquisitions applicable to the Payable Fees and $14 million has been treated as prepaid Asset Management Fees which will be recognized ratably over the first six months of 2006.
     On March 30, 2006, the Company and CHC entered into a Renewal Agreement (the “2006 Renewal”), with respect to the Amended Advisory Agreement, pursuant to which the Amended Advisory Agreement was renewed for a three-month term commencing on April 1, 2006 and terminating on June 30, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
21. Credit Enhancements:
     The Company benefits from various types of credit enhancements that have been provided by the managers of some of its Properties. These credit enhancements may be provided to the Company directly or indirectly through unconsolidated entities and guarantee the Company certain minimum returns on its Properties. Funding under these guarantees is recognized as a reduction in operating expenses, as reductions in hotel and resort management fees or as liabilities by the Company, depending upon the nature of each credit enhancement agreement and whether the funded amounts are required to be repaid by the Company in the future. The repayment of these liabilities is expected to occur at such time when the net operating income of the Properties covered by the credit enhancements are in excess of the minimum returns to the Company or its unconsolidated entities. All of the credit enhancements are subject to expiration or “burn-off” provisions over time or at such time that the funding limit has been reached. There is no assurance that market conditions will allow the Company to continue to obtain credit enhancements in the future, including for existing Properties or Properties acquired. Due to the recent downturn in the overall economy and the lodging industry and the threat of terrorism and their adverse effect on the Company’s operations, in 2003 and 2004, the Company relied on credit enhancements to substantially enhance its net earnings and cash flows. To the extent that current credit enhancements are fully utilized or expire, the Company’s results of operations and its ability to pay distributions to stockholders may be affected.
     The following table represents the Company’s amounts and utilization of credit enhancements for the years ended December 31, 2005, and 2004 (in thousands):

	Limited Rent	Threshold	Liquidity
	Guarantees	Guarantees	Facility Loans
Amount available as of January 1, 2004	$—	$20,657	$5,572
New credit enhancements obtained	18,487	13,660	1,830
Utilization of credit enhancements	—	(28,250)	(2,199)
Expiration of credit enhancements	—	—	—

Amount available as of December 31, 2004	18,487	6,067	5,203

New credit enhancements obtained	—	—	—
Utilization of credit enhancements	(1,243)	(2,839)	—
Expiration of credit enhancements	—	—	(1,249)

Amount available as of December 31, 2005	$17,244	$3,228	$3,954

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table represents the Company’s unconsolidated entities amounts and utilization of credit enhancements for the years ended December 31, 2005, and 2004 (in thousands):

	Liquidity	Senior Loan
	Facility Loans	Guarantees
Amount available as of January 1, 2004	$19,256	$15,000
New credit enhancements obtained	—	—
Utilization of credit enhancements	(9,241)	—
Expiration of credit enhancements	—	—

Amount available as of December 31, 2004	10,015	15,000

New credit enhancements obtained	7,802	—
Utilization of credit enhancements	(3,316)	—
Expiration of credit enhancements	(6,135)	(15,000)

Amount available as of December 31, 2005	$8,366	$—

     During the years ended December 31, 2005, 2004 and 2003, the Company recognized approximately $2.1 million, $23.0 million and $18.8 million, respectively, as reductions of operating expenses and approximately $0.8 million, $5.2 million and $3.4 million, respectively, as reductions in hotel and resort management fees as a result of credit enhancement funding. In addition, for the year ended December 31, 2005, the Company recognized $1.2 million in rental revenue from a limited rent guarantee. Of the total remaining amounts available to the Company under the credit enhancements, approximately $3.9 million is subject to repayment provisions if utilized. Of the total remaining amounts available to unconsolidated entities of the Company, approximately $8.4 million is subject to repayment provisions if utilized.
     The following table represents the amounts that the Company had recorded as other liabilities in the accompanying consolidated balance sheets as of December 31 (in thousands):

	2005	2004
Threshold guarantees	$2,055	$2,400
Liquidity facility loan	—	12,046

	$2,055	$14,446

     The following table represents the amounts that the Company’s unconsolidated entities’ had recorded as liabilities related to credit enhancements as of December 31 (in thousands):

	2005	2004
Liquidity facility loan	$13,759	$62,318
Senior loan guarantees	—	24,551

	$13,759	$86,869

     As of December 31, 2005 and 2004, the Company had approximately $24.4 million and $29.8 million, respectively, available for funding under the various forms of credit enhancements. The Company’s unconsolidated entities had approximately $8.4 million and $25.0 million, respectively, as of December 31, 2005 and 2004, available for funding.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On January 31, 2006, the Company, through various affiliates, entered into amended and restated management agreements for three of its Properties: Grand Wailea Resort Hotel & Spa, Arizona Biltmore Resort & Spa and La Quinta Resort & Club (collectively, the “Resorts”) with an affiliate of Hilton Hotels Corporation (“Hilton”) (the “Amended Management Agreements”). The Amended Management Agreements became effective as of February 1, 2006. The Amended Management Agreements provide, among other things, for reimbursement by Hilton and MCO to the Company of certain owner-funded capital improvements at two of the Resorts, up to $20.0 million. Hilton and MCO also entered into a separate guaranty agreement with our affiliates providing, among other things, that Hilton and MCO guarantee, for a period of three years or until the specified threshold level of $50.0 million is reached, whichever occurs first, payment to the Company, within certain parameters, of the supplemental funds, if any, necessary for the operating performance for each of the Resorts being managed under the Amended Management Agreements to meet the specified threshold levels. For additional information regarding the Amended Management Agreements, see Note 24, “Subsequent Events.”
22. Selected Quarterly Financial Data (unaudited):
     The following table presents selected unaudited quarterly financial data for each full quarter during the years ended December 31, 2005 and 2004 (in thousands, except per share data). Share and per share data has been adjusted to reflect the effect of the Reverse Stock Split:

2005 Quarter*	First	Second	Third	Fourth	Year
Continuing operations:
Revenues	$361,867	$340,299	$297,338	$349,010	$1,348,514
Income (loss) from continuing operations	10,443	(26,216)	(47,150)	4,836	(58,087)

Discontinued operations:
Revenues	67,759	80,913	51,720	22,242	222,634
Income (loss) from discontinued operations	(1,477)	59,090	28,536	(21,162)	64,987

Net income (loss)	8,966	32,874	(18,614)	(16,326)	6,900

Earnings (loss) per share,
basic and diluted:
Continuing operations	0.07	(0.17)	(0.31)	0.03	(0.38)
Discontinued operations	(0.01)	0.39	0.19	(0.14)	0.43
Net earnings (loss)	0.06	0.22	(0.12)	(0.11)	0.05

Weighted average number of shares of common stock outstanding basic and diluted	152,913	152,830	152,876	152,877	152,874

*	Each quarter reflects the reclassification of results of operations for the 39 Properties sold, or identified as held for sale during 2005, from continuing operations to discontinued operations.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2004 Quarter*	First	Second	Third	Fourth	Year
Continuing operations:
Revenues	$168,963	$318,228	$260,071	$314,251	$1,061,513
Loss from continuing operations	(3,242)	(9,389)	(41,324)	(59,004)	(112,959)

Discontinued operations:
Revenues	57,945	73,020	80,150	77,325	288,440
Income (loss) from discontinued operations	6,212	11,583	7,511	540	25,846

Net income (loss)	2,970	2,194	(33,813)	(58,464)	(87,113)

Earnings (loss) per share, Basic and diluted:
Continuing operations	(0.02)	(0.12)	(0.27)	(0.39)	(0.76)
Discontinued operations	0.04	0.15	0.05	0.01	0.17
Net earnings (loss)	0.02	0.03	(0.22)	(0.38)	(0.59)

Weighted average number of shares of common stock outstanding Basic and diluted	135,707	75,775	152,140	152,799	148,059

*	Each quarter reflects the reclassification of results of operations for the 39 Properties sold, or identified as held for sale during 2005, from continuing operations to discontinued operations.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Assets Held For Sale:
     Assets held for sale for the periods ended December 31, 2005 and 2004, included one Property and 39 Properties, respectively. The assets held for sale and liabilities associated with assets held for sale are presented separately in the accompanying consolidated balance sheets and consist of the following at December 31 (in thousands):

	2005	2004

Assets:
Hotel and resort properties, net	$307,989	$865,269
Cash and cash equivalents	5,707	9,543
Restricted cash	18,718	3,600
Receivables, net	5,669	12,722
Goodwill	23,401	23,401
Intangibles, net	49,533	50,640
Prepaid expenses and other assets	11,317	5,932
Loan costs, net	3,299	2,750

	$425,633	$973,857

Liabilities:
Mortgages payable and accrued interest	$400,000	$610,222
Accounts payable and accrued expenses	16,794	24,403
Other liabilities	2,163	29,207

	$418,957	$663,832

     In accordance with FAS 144, the Company does not depreciate Properties classified as real estate held for sale. The Company stopped recording depreciation expense for the Hotel del Coronado on October 31, 2005. If this Property had been classified as held for use, we would have recorded additional depreciation expense of approximately $2.0 million for the year ended December 31, 2005.
24. Subsequent Events:
     On January 31, 2006, the Company, through various affiliates, entered into amended and restated management agreements for three of its hotel and resort properties: Grand Wailea Resort Hotel & Spa, Arizona Biltmore Resort & Spa and La Quinta Resort & Club (collectively, the “Resorts”) with 90210 Management Company, LLC (“MCO”), now an affiliate of Hilton Hotels Corporation (“Hilton”) (the “Amended Management Agreements”). Affiliates of the Company entered into the original management agreements for the Resorts with KSL II Management Operations, LLC (“KMO”) on August 16, 2004 (the “Original Management Agreements”). On January 31, 2006, KMO contributed and assigned the Original Agreements and related assets to MCO (the “Contribution”), which at that time was a wholly-owned subsidiary of KMO. Immediately following the Contribution, Hilton, through an affiliate, acquired MCO, including all of the rights of MCO in and to the Original Management Agreements. The Amended Management Agreements between MCO, now an affiliate of Hilton, and affiliates of the Company became effective as of February 1, 2006.
     The Amended Management Agreements provide, among other things, for reimbursement by Hilton and MCO to the Company of certain owner-funded capital improvements at two of the Resorts, up to $20.0 million. Hilton and MCO also entered into a separate guaranty agreement with affiliates of the Company providing, among other things, that Hilton and MCO guarantee, for a period of three years or until the specified threshold level of $50.0 million is reached, whichever occurs first, payment to the Company, within certain parameters, of the supplemental funds, if any, necessary for the operating performance for each of the Resorts being managed under the Amended Management Agreements to meet the specified threshold levels.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In addition, pursuant to the arrangements with Hilton, the Resorts will be designated with a new brand introduced by Hilton, “The Waldorf=Astoria Collection”, and are expected to participate in certain Hilton programs including technology programs, the Hilton HHonors® guest reward program, the Hilton Reservations Worldwide system, eBusiness programs, world-wide sales and marketing programs, and other operations support.
     On January 9, 2006, the Company completed the Del Sale. As a result of the Del Sale and related transactions, net proceeds to the Company are expected to be approximately $166 million with an estimated net gain of approximately $130 million. The Del Sale was completed pursuant to the terms of the Purchase and Sale Agreement, dated October 31, 2005, between certain of our affiliates and the Purchaser.
     On January 9, 2006, the Company also entered into a $1.525 billion loan agreement (the “New CMBS Loan”) with German American Capital Corporation (“GACC”), an affiliate of Deutsche Bank Securities Inc., with a maturity date of February 1, 2011. Approximately $1.5 billion of the proceeds from the New CMBS Loan were used to pay off the Company’s existing $1.5 billion CMBS loan (the “Existing CMBS Loan”) which had an initial maturity of September 1, 2007, and had also been originated by GACC. The remaining proceeds were used to pay expenses related to the early extinguishment of the Existing CMBS Loan and the closing of the New CMBS Loan.
     The New CMBS Loan is collateralized by the following Properties – Grand Wailea Resort Hotel & Spa, Arizona Biltmore Resort & Spa, La Quinta Resort & Spa, Claremont Resort & Spa and Doral Golf Resort & Spa, a Marriott Resort. The New Loan bears monthly interest at (a) 5.57 percent on $1 billion, and (b) one-month LIBOR plus 272.5 basis points on the remaining $525 million. The New CMBS Loan agreement contains restrictive debt covenants similar to those in the Existing CMBS Loan agreement, including ones which require us to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The New CMBS Loan has customary default and acceleration provisions.
     Pursuant to the New CMBS Loan agreement, the Company entered into a two-year interest rate protection agreement, for a cash payment of $2.3 million, which caps one-month LIBOR at 4.75 percent on the $525 million floating rate portion of the New CMBS Loan. In connection with paying off the Existing CMBS Loan, the Company terminated the interest rate protection agreements applicable to that loan. Payments of interest only are due monthly on the New CMBS Loan with the entire principal balance due on the anticipated maturity date of February 1, 2011.
     On December 28, 2005, the Company and THI III GL Investments L.L.C. entered into a Purchase and Sale Agreement (as amended on December 30, 2005, the “GL Purchase Agreement”) to acquire the Grande Lakes Orlando resort, comprising a 584-room Ritz-Carlton, a 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course (collectively the “Resort”) (the “GL Purchase”). The Purchase was completed on February 24, 2006, for a purchase price of approximately $753 million. The GL Purchase was completed pursuant to the terms of the GL Purchase Agreement. In connection therewith, and as part of the GL Purchase, the Company assumed the existing management agreements for the two resort properties and the golf operation. In addition, in conjunction with the GL Purchase, we obtained a new $570 million loan (the “GL Borrowing”) from an affiliate of Wachovia Bank, NA with a maturity date of March 1, 2011. All proceeds from the GL Borrowing were used to acquire the Resort. The GL Borrowing is collateralized by the two Resort Properties – the JW Marriott and Ritz-Carlton. The GL Borrowing bears monthly interest at an annual rate of (a) 5.71 percent fixed on $335 million and (b) one-month LIBOR plus 2.76 percent on the remaining $235 million.

CNL HOTELS & RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The GL Borrowing loan agreement contains restrictive covenants similar to those in the Company’s New CMBS Loan agreements, including ones which require us to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The GL Borrowing has customary default and acceleration provisions.
     Pursuant to the GL Borrowing agreement, the Company entered into a two-year interest rate protection agreement which caps one-month LIBOR at 5.00 percent on the $235 million floating rate portion of the GL Borrowing.
     On March 2, 2006, the Company’s Board of Directors declared the distribution for the first quarter of 2006 of $0.25 per share for all stockholders of record on March 6, 2006.
     On March 17, 2006, a consolidated partnership in which the Company owns a 70 percent interest (the “Hilton 1 Partnership”), obtained a commitment for a $120 million loan from an affiliate of The Prudential Insurance Company of America (the “Hilton 1 Loan”). The Hilton 1 Partnership owns four hotels located in Miami, FL, Costa Mesa, CA, Auburn Hills, MI and Portland, OR. The funding of the Hilton 1 Loan is expected to occur on April 3, 2006.
     Upon closing, approximately $100 million of the loan proceeds will be used to refinance the existing debt of the Hilton 1 Partnership, which was scheduled to mature in October 2006, and to pay costs associated with the Hilton 1 Loan. The Hilton 1 Partnership will distribute a portion of the proceeds to the Company as a return of capital.
     The Hilton 1 Loan bears interest at a fixed rate of 5.47 percent per annum and requires monthly payments of principal and interest based upon a 25 year amortization through maturity on April 1, 2011. The loan is collateralized by the four Properties and contains restrictive covenants, as defined in the loan agreement, which require the Hilton 1 Partnership to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
To the Board of Directors and Stockholders of CNL Hospitality Corp.
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of CNL Hospitality Corp. and its subsidiary (the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     As discussed in Note 1, the Company provides management, advisory and administrative services, and assists in developing and identifying hotel and resort properties and obtaining financing for CNL Hotels & Resorts, Inc. and subsidiaries.
/s/ PricewaterhouseCoopers LLP
Orlando, Florida
April 3, 2006

CNL HOSPITALITY CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
Assets
Current assets
Cash and cash equivalents	$1,280,100	$3,808,900
Due from related parties	1,362,792	4,462,414
Prepaid expenses and other assets	164,705	114,910
Note receivable from related party	15,000,000	—

Total current assets	17,807,597	8,386,224
Property and equipment, net	2,632,028	1,259,977
Loan costs, less accumulated amortization of $128,695 and $99,941, respectively	14,362	43,116
Deferred income taxes	2,995,105	—
Other assets	235,376	220,654
Long-term note receivable from related party	12,000,000	—
	$35,684,468	$9,909,971

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$6,398,064	$4,244,479
Due to related parties	1,685,052	2,704,960
Deferred revenue	17,942,360	—
Current portion of notes payable	8,250,000	1,500,000

Total current liabilities	34,275,476	8,449,439
Note payable	—	8,250,000
Deferred rent expense	431,723	359,700

Total liabilities	34,707,199	17,059,139

Commitments and contingencies
Stockholders’ equity (deficit)
Class A common stock; $1 par value per share; 10,000 shares authorized; 2,000 shares issued and outstanding	2,000	2,000
Class B common stock; $1 par value per share; 5,000 shares authorized; 1,377 shares issued or outstanding	1,377	1,377
Retained earnings (deficit)	973,892	(7,152,545)

Total stockholders’ equity (deficit)	977,269	(7,149,168)
Total liabilities and stockholders’ equity	$35,684,468	$9,909,971

The accompanying notes are an integral part of these consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Revenue
Acquisition fees	$19,057,640	$30,234,996	$94,355,354
Development fees	3,001,490	2,293,614	2,681,105
Management fees	27,718,203	26,505,055	12,478,171
Interest and other income	3,414,401	2,829,080	1,633,904

	53,191,734	61,862,745	111,148,534

Expenses
Corporate services provided by related parties	—	16,808,778	31,892,640
Salaries and benefits	17,413,864	19,335,221	9,541,697
General and administrative	6,104,155	6,925,172	4,003,461
Rent	1,373,217	1,329,334	783,821
Depreciation	815,472	472,968	203,789
Interest	1,469,611	1,721,511	1,966,940

	27,176,319	46,592,984	48,392,348

Income before provision for income taxes	26,015,415	15,269,761	62,756,186
Provision for income taxes	9,950,896	5,818,900	23,615,153

Net income	$16,064,519	$9,450,861	$39,141,033

The accompanying notes are an integral part of these consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2005, 2004 and 2003

	Class A Common Stock		Class B Common Stock		Additional	Retained
	Number	Par	Number	Par	Paid-In	Earnings
	of Shares	Value	of Shares	Value	Capital	(Deficit)	Total
Balance, December 31, 2002	2,000	$2,000	—	$—	$—	$(7,977,259)	$(7,975,259)
Dividends paid	—	—	—	—	—	(18,160,625)	(18,160,625)
Net income	—	—	—	—	—	39,141,033	39,141,033

Balance, December 31, 2003	2,000	2,000	—	—	—	13,003,149	13,005,149
Shares issued	—	—	1,377	1,377	21,411,306	—	21,412,683
Dividends paid	—	—	—	—	(21,411,306)	(29,606,555)	(51,017,861)
Net income	—	—	—	—	—	9,450,861	9,450,861

Balance, December 31, 2004	2,000	2,000	1,377	1,377	—	(7,152,545)	(7,149,168)
Dividends paid	—	—	—	—	—	(7,938,082)	(7,938,082)
Net income	—	—	—	—	—	16,064,519	16,064,519

Balance, December 31, 2005	2,000	$2,000	1,377	$1,377	$—	$973,892	$977,269

The accompanying notes are an integral part of these consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$16,064,519	$9,450,861	$39,141,033
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	815,472	472,968	203,789
Loss on disposal of fixed assets	6,141	1,964	1,018
Changes in operating assets and liabilities
Due from related parties	3,099,622	10,163,739	(12,160,357)
Prepaid expenses and other assets	(64,517)	(83,024)	25,068
Accounts payable and accrued expenses	2,229,601	1,814,089	1,419,631
Due to related parties	(1,019,908)	(1,694,844)	2,552,308
Income taxes payable	—	—	(1,894,186)
Deferred rent expense	72,023	108,371	85,163
Deferred revenue, net of note receivable	(9,057,640)	—	—
Deferred income tax benefit	(2,995,105)	—	—

Net cash provided by operating activities	9,150,208	20,234,124	29,373,467

Cash flows from investing activities
Purchases of property and equipment	(2,164,910)	(1,246,442)	(270,629)
Proceeds from sale of property and equipment	—	176	2,889

Net cash used in investing activities	(2,164,910)	(1,246,266)	(267,740)

Cash flows from financing activities
Principal payments on notes payable	(1,500,000)	(1,500,000)	(1,500,000)
Principal payments on capital lease obligations	—	(112,747)	(36,273)
Issuance of common stock	—	21,412,683	—
Dividends paid to stockholders	(8,014,098)	(49,170,365)	(18,160,625)

Net cash used in financing activities	(9,514,098)	(29,370,429)	(19,696,898)

Net (decrease) increase in cash and cash equivalents	(2,528,800)	(10,382,571)	9,408,829

Cash and cash equivalents
Beginning of period	3,808,900	14,191,471	4,782,642

End of period	$1,280,100	$3,808,900	$14,191,471

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$1,469,611	$1,721,511	$1,966,940
Cash paid during the year for income taxes	11,942,252	6,335,529	25,509,339
Dividends payable	—	1,847,496	—
Note receivable for fee income	27,000,000	—	—
The accompanying notes are an integral part of these consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS
1. Significant Accounting Policies:
     Organization and Nature of Business — CNL Hospitality Corp. (the “Company”), a Florida C corporation, was organized on January 7, 1997. The Company is owned by CNL Real Estate Group, Inc., (the “Parent”), a wholly-owned subsidiary of CNL Financial Group, Inc. (“CFG”), Five Arrows Realty Securities II L.L.C. (“Five Arrows”) and shareholders of Class B common stock.
     The Company and its wholly-owned subsidiary, CNL Hotel Development Company (“CHD”), provide management, advisory and administrative services, and assist in developing, identifying, and acquiring hotel and resort properties and obtaining financing for CNL Hotels & Resorts, Inc. and subsidiaries (“CHO”). CHO is a Real Estate Investment Trust registered with the Securities and Exchange Commission.
     Principles of Consolidation — The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.
     Cash and Cash Equivalents — The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds. Cash equivalents are stated at cost, which approximates fair value.
     Cash accounts maintained on behalf of the Company in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Company has not experienced any losses in such accounts.
     Property and Equipment — Property and equipment is stated at cost less accumulated depreciation. For financial statement purposes, the Company changed to the straight-line method of depreciation effective January 1, 2005, for all newly acquired property and equipment. Assets acquired before the effective date of the change continue to be depreciated principally by accelerated methods. The Company believes the new straight-line depreciation method will more accurately reflect its financial results by better matching costs of new property over the useful lives of these assets, which ranges from 3 to 15 years. The effect of the change was not material to the 2005 financial results of operations. Leasehold improvements are amortized over the life of the improvement or the term of the lease, whichever is shorter.
     Revenue Recognition — The Company records revenue relating to services performed under the terms of its advisory agreement with CHO as follows:
     Acquisition Fees — As offering proceeds are received by CHO and available for investment at the rate of 3.0 to 4.5% of gross equity offering proceeds (Note 2).
     Debt Acquisition Fees — Upon closing of permanent financing and on amounts outstanding on the line of credit at the rate of 3.0 to 4.5% of loan proceeds (Note 2).
     Collectively, the acquisition fees on gross equity offering proceeds and the debt acquisition fees on loan proceeds are referred to as “Acquisition Fees”.
     Development Fees — As the related services are performed in amounts equal to a negotiated percentage of anticipated project costs.
     Management Fees — On a monthly basis at 1/12 of .6% of CHO’s real estate asset value and the outstanding principal balance of any mortgage loans as of the end of the preceding month.
     Personnel Reimbursement Charges — On a monthly basis as the related costs are incurred. Such amounts are included in interest and other income.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     The Company received payment in 2005 of certain payable fees from CHO (Notes 2 and 6). The Company recognized a portion of these fees as earned in the current year and deferred a portion to be earned in 2006 (Note 5).
     Income Taxes — The Company’s taxable income or loss is included in its Parent’s consolidated federal and state income tax returns. The Company accounts for income taxes under a tax sharing arrangement that approximates the provision that would be recognized if it were filing tax returns on a stand-alone basis.
     Deferred income taxes consist principally of differences arising from the revenue recognition of certain fee income for financial reporting purposes being different than tax reporting purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
     Loan Costs — Loan costs consist of costs incurred in connection with the term loan agreement. These costs are being amortized over the term of the loan using the straight-line method which approximates the effective interest method.
     Use of Estimates — Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
     Recent Accounting Pronouncements — In May 2005, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (“FAS 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and Statement of Financial Accounting Standards Board No. 3, Reporting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28. FAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”). FAS 123R is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. FAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS 123 focuses primarily on accounting for transaction in which an entity obtains employee services in share-based payment transactions. As the Company does not currently have share-based payment transactions, adoption of FAS 123R is not expected to have a significant impact on the Company’s results of operations.
2. Related Party Transactions:
     One of the principal shareholders of the Parent and CFG is a stockholder, director and officer of CHO and is an officer and director of the Company. Additionally, the President of CFG, who is an officer of the Company, is a director and officer of CHO.
     The Company’s fee revenue is earned for services provided to CHO pursuant to its Advisory Agreement with CHO. On March 31, 2005, the Company entered into a renewal agreement (the “Renewal Agreement”) with respect to the advisory agreement dated as of April 1, 2004 between the Company and CHO (the “Advisory Agreement”), pursuant to which the Advisory Agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006.
     On December 30, 2005, the Company entered into an Amended and Restated Renewal Agreement (the “Amended and Restated Renewal Agreement”), which amended and restated the Renewal Agreement. The Amended and Restated Renewal Agreement provides for a reduction in the rate of Acquisition Fees from 4.5% to 3.0%, retroactive to April 1, 2005. On March 30, 2006, the Company entered into a Renewal Agreement with respect to the Amended and Restated Renewal Agreement pursuant to which the Amended and Restated Renewal Agreement was renewed for a three-month term commencing April 1, 2006 and terminating on June 30, 2006.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     Pursuant to the Advisory Agreement, the Company earns a monthly management fee equal to one-twelfth of 0.6% of CHO’s real estate asset value and the outstanding principal amount of any mortgage loans as of the end of the preceding month. Management fees earned under the CHO agreement for the years ended December 31, 2005, 2004 and 2003 were $27,718,203, $26,505,055 and $12,478,171, respectively.
     Prior to April 29, 2004 which was the date the Company entered into an agreement to merge with CHO (the “Initial Merger Agreement”), the Company was also entitled to receive acquisition fees for services rendered in identifying properties and structuring the terms of leases of the properties and negotiating mortgage loans equal to a percentage of gross proceeds from CHO offerings and loan proceeds from permanent financing (as described above). Under the terms of the Initial Merger Agreement, Acquisition Fees otherwise due of approximately $82,700,000 were not payable as long as the Initial Merger Agreement was in effect. On December 30, 2005, the Company and CHO entered into a Payment Agreement (the “Payment Agreement”) which provides for certain payments in the aggregate amount of $37,000,000 (the “Payment Amount”) by CHO to the Company in full satisfaction of these Acquisition Fees (Note 6).
     The Payment Agreement provides that CHO will pay the Company an aggregate of the $37,000,000 as follows: (i) $10,000,000 in cash paid on December 30, 2005, and (ii) a promissory note by CHO to the Company in the original principal amount of $27,000,000, which was issued and delivered (the “Promissory Note”). The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15,000,000 on January 31, 2006, which payment was received, and $12,000,000 on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6% per annum. Pursuant to the Payment Agreement, the Company agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interest with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by CHO or earned by the Company on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, the Company acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees (as defined in the Amended and Restated Renewal Agreement) payable by CHO to the Company under the Amended and Restated Renewal Agreement for the period from and including January 1, 2006 through and including June 30, 2006 (collectively, the “Relinquished Fees”) and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Amended and Restated Renewal Agreement earned by the Company shall be payable in accordance with the terms and conditions of the Amended and Restated Renewal Agreement, (ii) for mutual releases, and (iii) that to the extent that the Initial Merger Agreement is inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement shall supersede the Initial Merger Agreement.
     Total Acquisition Fees of $19,057,640, $30,234,996 and $94,355,354 were earned for the years ended December 31, 2005, 2004 and 2003, respectively.
     The Company pays CFG, based on a verbal agreement, a fee ranging from one to 2.75% of gross proceeds from CHO offerings for branding, executive management and other corporate services. The Company paid $0, $16,808,778 and $31,892,640 to CFG for these services during the years ended December 31, 2005, 2004 and 2003, respectively.
     The Company is entitled to receive fees in connection with development, construction, and renovation of properties. The Company earned $3,001,490, $2,293,614 and $2,421,105 of fees from related entities for the years ended December 31, 2005, 2004 and 2003, respectively.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     The Company also is entitled to earn a subordinated disposition fee, a subordinated share of net sales proceeds, and secured equipment lease servicing fees from CHO. No such fees were earned during the years ended December 31, 2005, 2004 and 2003.
     The Company is required under the terms of its advisory agreement with CHO to reimburse CHO for operating expenses if CHO’s operating expenses paid or incurred exceed, in any four consecutive fiscal quarters, the greater of 2% of CHO’s average invested assets or 25% of net income. For the years ended December 31, 2005, 2004 and 2003, no reimbursement was required.
     The Company provides accounting and administrative services to CHO and other CNL related companies for which it receives personnel reimbursement fees, in addition to the fees described above. For the years ended December 31, 2005, 2004 and 2003, reimbursements amounted to $3,357,022, $2,694,825 and $1,596,396, respectively, and are included in interest and other income in the accompanying consolidated statements of income.
     CFG provides marketing, administration, technology systems, human resources, accounting, tax and compliance services to the Company. Amounts paid to CFG for these services amounted to $3,068,519 and $3,545,428, for the years ended December 31, 2005 and 2004, and are included in general and administrative expenses in the accompanying consolidated statements of income.
     Amounts due from related parties at December 31, 2005 and 2004 consist of the following:

	2005	2004
Acquisition fees	$79,788	$79,788
Corporate services fees	—	399,983
Development fees	312,301	98,250
Management fees	—	2,397,998
Current income taxes	—	516,630
Other	970,703	969,765

	$1,362,792	$4,462,414

     Amounts due to related parties at December 31, 2005 and 2004 consist of the following:

	2005	2004
Corporate service fees	$—	$—
Dividends payable	—	1,847,496
Current income taxes	1,003,749	—
Amounts due for furniture deposits paid by Parent	651,794	—
Amounts paid by Parent on behalf of the Company and accounting and administrative services	29,509	857,464

	$1,685,052	$2,704,960

     Amounts due are unsecured, non-interest bearing and due on demand.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     The Company maintains bank accounts in a bank in which certain officers and directors of the Company serve as directors and are significant stockholders. The amounts deposited with this bank were $1,280,100 and $3,808,900 at December 31, 2005 and 2004, respectively.
     See Note 10 for related party lease obligations.
3. Property and Equipment, Net:
     Property and equipment consist of the following at December 31:

	2005	2004
Furniture and fixtures	$2,365,769	$1,349,914
Computer equipment and software	1,804,314	998,806
Leasehold improvements	377,984	251,891

	4,548,067	2,600,611
Less: Accumulated depreciation	(1,916,039)	(1,340,634)

	$2,632,028	$1,259,977

     During 2004, fully depreciated property and equipment with an original cost of approximately $367,000 was assigned to the Company from its Parent.
4. Other Assets:
     Other assets consist of the following at December 31:

	2005	2004
Common stock — CNL Hotels & Resorts, Inc., carried at cost which approximates fair market value (10,000 shares)	$200,000	$200,000
Other	35,376	20,654

	$235,376	$220,654

5. Note Payable to Minority Shareholder:
     The Company entered into a $15,000,000 term loan agreement with Five Arrows, its minority shareholder, on June 26, 2001. The loan has a five year term, bears interest at a rate of 16% and requires monthly payments of $125,000 plus interest. Interest incurred was $1,469,611, $1,717,889 and $1,956,278 for the years ended December 31, 2005, 2004 and 2003, respectively. The term loan contains restrictive financial and other covenants including, but not limited to, a requirement for consolidated EBITDA, as defined, to be not less than $625,000 per quarter and working capital to be not less than $1,000,000, as defined.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     6. Deferred Revenue:
     During the year ended December 31, 2005, the Company recorded $37,000,000 (of which $10,000,000 was received in cash on December 30, 2005, with the remainder to be received in January 2006 and 2007) of Acquisition Fees and Management Fees representing payment in full of certain previously payable fees and certain fees to be waived in 2006 (Note 2). Of the $37,000,000 payment, $19,057,640 was recognized as Acquisition Fees in 2005 and $17,942,360 was recorded as deferred revenue. In 2006, $3,940,576 of the deferred revenue will be recognized as Acquisition Fees and $14,001,784 will be recognized as Management Fees.
     7. Income Taxes:
     The provision for income taxes consisted of the following for the years ended December 31:

	2005	2004	2003
Current
Federal	$11,253,713	$4,960,433	$20,163,563
State	1,692,288	858,467	3,451,590

	12,946,001	5,818,900	23,615,153

Deferred
Federal	(2,603,588)	—	—
State	(391,517)	—	—

	(2,995,105)	—	—
	$9,950,896	$5,818,900	$23,615,153

     The Company’s effective rate of approximately 38% is not significantly different from the statutory rates applicable to its operations.
     The deferred income tax asset relates to differences in the timing of the recognition of management fee income.
8. Profit Sharing Plan:
     Employees of the Company are included in the Parent’s defined contribution profit sharing plan (the “Plan”). The Plan is designed in accordance with the applicable sections of the Internal Revenue Code, and is not subject to minimum funding requirements. The Plan covers all eligible employees of the Company and its subsidiary upon completion of six months of service. The employees may elect to contribute up to a maximum of 98% of their salary under Internal Revenue Service regulations. The Company matches 50% of the first 6% of each employee’s contribution up to a maximum of 3% of their salary. For the years ended December 31, 2005, 2004 and 2003, the Company’s contribution, including administration costs, amounted to approximately $175,600, $153,200 and $77,500, respectively, and is included in salaries and benefits in the accompanying consolidated statements of income.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
9. Rights of Common Stockholders:
     Each share of Class A common stock is entitled to one vote. The rights of the Class B common stock are as follows:
•	each share of Class B common stock is equivalent to 1/100th of a share of Class A common stock with regard to all matters, including voting rights, participation in payment of dividends, and distribution in liquidation of the Company; and

•	if the Company is a participant in a merger or consolidation that results in the conversion, exchange or cancellation of the outstanding shares of Class A common stock or the sale or transfer of all or substantially all of the assets of the Company, then in such event each holder of the Class B common stock shall be entitled to the same consideration as the holder of an equivalent number of shares of Class A common stock.

•	1,239.40 of the shares issued are subject to employee stock purchase agreements that give CFG the right to purchase varying percentages of the stock at the issuance price in the event that the holders leave employment of the Company or other CFG affiliates within varying periods of time ranging from 24 to 48 months after issuance. Upon change of control or merger, the repurchase option is voided.
10. Commitments and Contingencies:
     Operating Lease Obligations — The Company has been allocated a portion of leases relating to office space leased from a related party. The lease provides for minimum monthly payments through October 2014, currently $83,966 per month. Deferred rent expense represents the difference between rent paid and the total cost of the lease recognized on a straight line basis over the remaining life of the lease. Rent expense, including amortization of deferred rent, relating to the allocation of this lease agreement totaled $919,283 and $1,028,180 for the years ended December 31, 2005 and 2004, respectively.
     The Company entered into a new lease with a related party for office space in November 2005. The lease provides for minimum monthly rent payments through November 2015, of $100,424 per month commencing March 1, 2006. This lease is replacing the allocation of the lease for office space noted above. As such, the future minimum lease payments have been adjusted to reflect the replacement of that lease allocation with the new lease.
     The Company has been allocated a portion of leases relating to other office space. The leases provide for current minimum monthly payments of $31,822 through March 2009. Rent expense relating to the allocation of these lease agreements totaled $386,444 and $225,075 for the years ended December 31, 2005 and 2004, respectively.
     The Company’s allocation of future minimum lease payments as of December 31, 2005 is as follows:

Years Ending
2006	$1,339,637
2007	1,254,398
2008	1,279,554
2009	1,282,303
2010	1,300,260
Thereafter	7,141,338

$13,597,490

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     Litigation — On August 16, 2004, a shareholder of CHO filed a complaint in the United States District Court for the Middle District of Florida against, among others, CHO, the Company, its Parent and CFG. The complaint asserted claims on behalf of two putative classes, those persons who purchased shares of CHO during the class period pursuant to certain registration statements and those persons who received and were entitled to vote on the Proxy Statement dated May 7, 2004, as amended. The complaint alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Securities Exchange Act of 1934, as amended, based upon, among other things, allegations that (i) the defendants used improper accounting practices to materially inflate CHO’s earnings to support the payment of distributions and bolster CHO’s share price; (ii) conflicts of interest and self-dealing by the defendants resulted in excessive fees being paid to the Company, overpayment for certain Properties which CHO acquired and the proposed merger between CHO and the Company; (iii) the proxy statement and certain registration statements and prospectuses contained materially false and misleading statements; and (iv) the individual defendants and the Company breached certain of their fiduciary duties to the members of the class. The complaint sought, among other things, certification of the two putative classes, unspecified monetary damages, rescissory damages, to nullify the various shareholder approvals obtained at CHO’s 2004 annual meeting, payment of reasonable attorneys’ fees and experts’ fees, and an injunction enjoining the proposed but later postponed underwritten offering and listing until the court approves certain actions, including the nomination and election of new independent Directors of CHO and retention of a new financial advisor for CHO.
     In addition, on September 8, 2004, a second putative shareholder complaint was filed in the United States District Court for the Middle District of Florida containing allegations that were substantially similar to those contained in the shareholder lawsuit filed on August 16, 2004 as described above. On November 10, 2004, the two complaints were consolidated. On December 21, 2004, the Court designated lead plaintiffs for each of the two putative classes. On December 23, 2004, the plaintiffs served a corrected, consolidated and amended complaint asserting substantially the same claims and allegations (the “Consolidated Amended Complaint”). On February 11, 2005 the Company and the other defendants filed motions to dismiss the Consolidated Amended Complaint. On May 9, 2005, the Court dismissed all causes of action against CHO’s operating partnerships, CNL Hospitality Partners, L.P., and RFS Partnership, L.P., and against the Company, CFG and other Company related entities. The Court sustained the sufficiency of the pleading relating to the Sections 11, 12(a) (2), and 15 claims against CHO and the individual defendants, but instructed plaintiffs to re-plead to specifically identify in the particular registration statements the alleged misstatements or omissions attributable to each defendant. The Court deferred consideration of the Section 14(a) and 20(a) claims in light of CHO’s April 8, 2005 disclosure relating to the possible amendment of the Initial Merger Agreement. Finally, the Court dismissed the breach of fiduciary duty claims finding they were derivative and that the plaintiffs had neither made the required demand on the defendants to assert the claims or properly pleaded the futility of making such demand. On May 31, 2005, plaintiffs filed a Consolidated First Amended Shareholder Complaint (the “First Amended Complaint”), which eliminated one of the named co-plaintiffs and certain previously named defendants, including CNL Hospitality Partners, L.P., RFS Partnership, L.P., CFG, CNL Real Estate Group, Inc. and Five Arrows Realty Securities II, LLC. The First Amended Complaint continued to assert claims pursuant to Sections 11, 12(a) (2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act. Further, the breach of fiduciary duty claim was expressly asserted as derivative.
     On July 22, 2005, the Company and the other defendants filed separate motions to dismiss the First Amended Complaint. Oral argument was heard by the Court on September 9, 2005. On September 9, 2005, the Court dismissed without prejudice the Section 14(a) and 20(a) claims as moot, and granted plaintiff leave to amend its complaint, within thirty days, to add additional plaintiffs that had standing to assert certain Sections 11, 12(a)(2), and 15 claims, and instructed defendants to advise the Court, within thirty days thereafter, whether they have any additional defenses to raise in support of their motions to dismiss in light of any new plaintiffs. On September 13, 2005, the Court dismissed the derivative claims with prejudice finding that plaintiffs had failed to make a pre-suit demand or establish that such demand would have been futile. On September 21, 2005, the Court denied the motion to dismiss the Company as a defendant in the complaint. On October 10, 2005, plaintiffs filed a Consolidated Second Amended Shareholder Complaint (the “Second Amended Complaint”), which added three additional named plaintiffs to assert Sections 11, 12(a)(2), and 15 claims against CHO and the individual defendants. On November 9, 2005, CHO moved to dismiss and strike the Second Amended Complaint. On December 16, 2005, the Court entered an order postponing resolution of the motion to dismiss and strike, pending settlement discussions among the parties.

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     On February 6, 2006, plaintiffs’ and defendants’ counsel, on the Company and CHO’s behalf executed a non-binding Memorandum of Understanding (“MOU”), which sets forth the general terms of an agreement in principle for the settlement of the putative class action brought by plaintiffs on behalf of certain shareholders in the United States District Court for the Middle District of Florida (the “Action”). Under the terms of the MOU, two settlement classes will be certified: (i) a class of all persons who purchased or otherwise acquired CHO securities issued or offered pursuant to or by means of its registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive (the “Purchaser Class”); and (ii) a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed by CHO, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004 (the “Proxy Class”). The Company and the other defendants have denied and continue to deny liability or any act of negligence or misconduct, but in exchange for a release and resolution of the Action, the Company and the other defendants have agreed to settle the Action.
     Under the terms of the MOU, which became binding and enforceable on March 17, 2006, in connection with the Purchaser Class claims, CHO will pay a total of $35,000,000, consisting of $3,700,000 to be paid by January 15, 2007, $15,650,000 to be paid by January 15, 2008, and $15.65 million to be paid by January 15, 2009, which payments will be deposited into a settlement fund account to be administered by plaintiffs’ counsel. Plaintiffs’ counsel will seek a fee with respect to the Purchaser Class equal to 25% of all amounts paid into the settlement fund account, totaling approximately $8,750,000, plus expenses. Plaintiffs’ counsel will seek a fee and a portion of reimbursable expenses with respect to the Proxy Class and derivative claims in the amount of $5,500,000 which CHO has agreed to pay as of part of the settlement. In connection with the Proxy Class and derivative claims, the Company and the other defendants will acknowledge that the Action was a material factor that was taken into account in connection with (i) the terms of the Amended and Restated Renewal Agreement, executed by the Company and CHO, and the Payment Agreement, executed by the Company and CHO, and (ii) the amended Merger Agreement (Note 11) with terms that are more favorable to CHO as compared to the initial merger agreement entered into in 2004 (the “Initial Merger Agreement”), including reduced merger consideration. The MOU and terms of the settlement were approved by the Special Litigation Committee of CHO’s Board of Directors, which is comprised of the three non-defendant members of CHO’s Board of Directors.
     On March 13, 2006, the Court held a status conference, wherein the parties informed the Court of the terms of the MOU and their intention for the settlement to be documented by a Stipulation of Settlement. The Court ordered that any Stipulation of Settlement and accompanying documents must be filed with the Court no later than March 31, 2006. The Company and the other defendants and plaintiffs are engaged in active negotiations to arrive at mutually agreeable terms of a Stipulation of Settlement. There can be no assurance that the parties will agree to a Stipulation of Settlement, that the Court will approve the settlement on the terms contained in the MOU or that the settlement will be consummated on the terms and conditions set forth in the MOU or at all. A preliminary fairness hearing is scheduled for April 11, 2006, at which point it is anticipated that the Court will order notice of the settlement to be sent to members of the Purchaser Class and the Proxy Class, and a final fairness hearing would then be scheduled.
     On April 3, 2006, the Stipulation of Settlement was executed, which is subject to Court approval. The material terms of the Stipulation of Settlement are those contained in the MOU described above. The Company does not anticipate any material impact to its financial condition or results of operations from the terms of the MOU or the Stipulation of Settlement.
11. Merger Agreement:
     On April 3, 2006, the Company entered into an amended and restated agreement and plan of merger with CHO (the “Amended Merger Agreement”). The Amended Merger Agreement amends and restates the Initial Merger Agreement, entered into as of April 29, 2004, as amended as of June 17, 2004. Pursuant to the Amended Merger Agreement, the Company will merge with and into a wholly-owned subsidiary of CHO (the “Amended Merger”).

CNL HOSPITALITY CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
     Consummation of the Amended Merger is subject to a number of closing conditions, including, among others, i) approval of the Amended Merger by CHO’s stockholders, ii) the approval by CHO’s stockholders and the filing of certain amendments to CHO’s charter, iii) receipt of certain consents and approvals, and iv) receipt of certain legal opinions from counsel to the Company and CHO.
     Upon closing of the Amended Merger, all of the outstanding shares of capital stock of the Company will be converted into the right to receive 3,600,000 common shares of CHO, which total number of shares was calculated by dividing $72,000,000 by the Per Share Price (as defined in the Merger Agreement). In addition, CHO will assume the Company’s note payable to minority shareholder of up to approximately $7,900,000. If the Amended Merger is consummated, the existing advisory agreement between the Company and CHO will be terminated.
     The Amended Merger Agreement may be terminated at any time prior to the effective time of the Amended Merger by mutual consent of the Company and CHO or by the Company or CHO, in certain circumstances. The Amended Merger Agreement also may be terminated after December 31, 2006 if the Amended Merger Agreement shall not have been consummated by such date.

APPENDIX A
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
     This Amended and Restated Agreement and Plan of Merger (the “Agreement”) is entered into as of April 3, 2006, by and among CNL HOTELS & RESORTS, INC., a Maryland corporation (“CHP”), CNL HOTELS & RESORTS ACQUISITION, LLC, a Florida limited liability company all of the membership interests of which are owned by CHP (“CHPAC”), CNL HOSPITALITY CORP., a Florida corporation (the “Advisor”), and CNL REAL ESTATE GROUP, INC., a Florida corporation (“CREG”), FIVE ARROWS REALTY SECURITIES II L.L.C., a Delaware limited liability company (“FARS”), James M. Seneff, Jr. (“Seneff”), Robert A. Bourne (“Bourne”), the other stockholders of the Advisor listed on the signature page hereto under the heading “Stockholders” (collectively, the “Other Stockholders”) and by this reference made a party hereof (CREG, FARS, Seneff, Bourne, and the Other Stockholders, are each referred to herein as a “Stockholder” and collectively referred to as the “Stockholders”), CNL FINANCIAL GROUP, INC., a Florida corporation (“Guarantor”) and an Affiliate (as defined below) of CREG and of Seneff, and CNL HOSPITALITY PROPERTIES ACQUISITION CORP., a Florida corporation (“Former Merger Sub”). CHP, CHPAC, the Advisor, the Stockholders and Guarantor are referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS:
     WHEREAS, CHP has been considering a possible acquisition of the Advisor, and the Board of Directors of CHP formed a special committee comprised of certain of the independent directors of CHP (the “Special Committee”), among other things, to consider and evaluate the terms of a possible acquisition of the Advisor;
     WHEREAS, the Special Committee previously recommended and the Board of Directors of CHP and the stockholders of CHP (at the 2004 annual meeting of the stockholders of CHP) previously approved the proposed acquisition of the Advisor pursuant to that certain Agreement and Plan of Merger entered into as of April 29, 2004, as amended by that certain First Amendment to Agreement and Plan of Merger entered into as of June 17, 2004 (as amended, the “Initial Merger Agreement”);
     WHEREAS, certain conditions to the obligations of the parties to consummate the transactions contemplated by the Initial Merger Agreement have not occurred and have not been waived, but the Initial Merger Agreement has not been terminated by the parties thereto, and the Special Committee, on behalf of CHP, and the Advisor have re-engaged in discussions and negotiations to pursue a possible acquisition of the Advisor by CHP on mutually acceptable terms and conditions;
     WHEREAS, the Special Committee continues to believe that an acquisition by CHP of the Advisor is in the best interests of CHP and its stockholders, but in light of changes in market conditions and other factors, the Special Committee has sought to modify various terms and conditions of the Initial Merger Agreement, and the parties to the Initial Merger Agreement

(other than Paul H. Williams, who no longer owns Advisor Common Shares (as defined below) and who is no longer an employee of the Advisor), including Former Merger Sub (which is only a party to this Agreement because it is a party to the Initial Merger Agreement, which is being amended and restated by this Agreement) have agreed to amend and restate the Initial Merger Agreement on the revised terms and conditions set forth in this Agreement;
     WHEREAS, after due deliberation and consideration of various relevant factors, the Special Committee, having received a written fairness opinion from Lehman Brothers, Inc. (the “Fairness Opinion”) to the effect that as of the date of this Agreement, subject to the assumptions, qualifications and limitations stated therein, the consideration to be paid by CHP in the Merger (as defined below) is fair, from a financial point of view, to CHP, has determined that it is advisable and in the best interests of CHP and its stockholders to consummate a merger whereby the Advisor would be merged with and into CHPAC and CHPAC would be the surviving company in the merger (such merger, upon the terms and conditions of this Agreement and in accordance with the Florida Business Corporation Act, as amended from time to time (the “Florida BCA”), and the Florida Limited Liability Company Act, as amended from time to time (the “Florida LLCA”), is hereinafter referred to as the “Merger”) and accordingly has recommended that the Board of Directors of CHP approve the Merger;
     WHEREAS, the Board of Directors of CHP (the “CHP Board of Directors”) (excluding any member of the CHP Board of Directors who is a Stockholder or an Affiliate of any Stockholder or the Advisor), based on the recommendation of the Special Committee, has determined that the Merger is advisable and in the best interests of CHP and its stockholders and, accordingly, has approved the Merger and has directed that the Merger be submitted to the stockholders of CHP for consideration at an annual or at a special meeting of stockholders of CHP (the “CHP Stockholder Meeting”);
     WHEREAS, CHP, the sole member of CHPAC, has determined that the Merger is advisable and has approved the Merger;
     WHEREAS, the Board of Directors of the Advisor has unanimously determined that the Merger is advisable and in the best interests of the Advisor and the Stockholders and, accordingly, has unanimously approved the Merger, and the Stockholders have by unanimous written consent approved this Agreement and the Merger;
     WHEREAS, as an inducement to CHP and CHPAC to enter into this Agreement and to consummate the Merger, (i) Guarantor has agreed to provide a guarantee of certain of the obligations of the Stockholders on the terms and subject to the conditions set forth in this Agreement, (ii) each member of the CNL Group (as defined below) has agreed to enter into and to honor the terms and conditions of the covenants contained in Section 9.5 of this Agreement, which covenants, including the duration thereof, CHP and CHPAC have deemed to be necessary to protect and enhance the long term financing and business strategy of CHP and the Surviving Company (as defined herein), and (iii) each of Thomas J. Hutchison, III, John A. Griswold, C. Brian Strickland and Barry A. N. Bloom have simultaneously with the execution and delivery of this Agreement entered into employment agreements with CHP effective as of the Effective Time (as defined below) in form and substance satisfactory to the Compensation Committee of the Board of Directors of CHP, on behalf of CHP (collectively, the “Employment Agreements”); and
     WHEREAS, for federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization under Section 368(a) of the Code (as defined below).
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Actual Knowledge” means an awareness and perception of the facts asserted or stated.
     “Advisor” has the meaning set forth in the preface above.
     “Advisor Actions” has the meaning set forth in Section 8.21 below.
     “Advisor Amendment” has the meaning set forth in Section 8.19 below.
     “Advisor Common Shares” means the shares of the Class A common stock, $1.00 par value per share, and the shares of the Class B common stock, $1.00 par value per share, of the Advisor.
     “Advisor Common Share Certificates” has the meaning set forth in Section 4.1 below.
     “Advisory Agreements” means that certain Advisory Agreement dated as of April 1, 2003, that certain Advisory Agreement dated as of April 1, 2004, that certain Renewal Agreement dated as of March 31, 2005 by and between CHP and the Advisor, and any amendment, modification or extension of the terms of any of the foregoing.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504, or any similar group defined under a similar provision of state, local or foreign law.
     “Agreement” has the meaning set forth in the preface above.
     “Articles/Certificate of Merger” has the meaning set forth in Section 2.2 below.
     “Assumed Advisor Liabilities” has the meaning set forth in Section 9.10(a) below.

     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.
     “Bourne” has the meaning set forth in the preface above.
     “Cash Reserve” has the meaning set forth in Section 8.15 below.
     “CHP” has the meaning set forth in the preface above.
     “CHP Board of Directors” has the meaning set forth in the sixth paragraph of the Recitals above.
     “CHP Charter Amendments” has the meaning set forth in Section 8.6 below.
     “CHP Common Shares” means the common shares, par value $0.01 per share, of CHP.
     “CHP Indemnity Claim” has the meaning set forth in Section 12.1 below.
     “CHP Note” means that certain Promissory Note dated as of December 30, 2005, in the principal amount of $27 million issued by CHP to and for the benefit of the Advisor.
     “CHP SEC Documents” has the meaning set forth in Section 6.8 below.
     “CHP Stockholder Approval” has the meaning set forth in Section 6.4 below.
     “CHP Stockholder Meeting” has the meaning set forth in the sixth paragraph of the Recitals above.
     “CHPAC” has the meaning set forth in the preface above.
     “Claims” has the meaning set forth in Section 12.6 below.
     “Class Action Lawsuit” means the lawsuit styled: In re CNL Hotels & Resorts, Inc. Securities Litigation, case number 6:04-cv-1231-Orl-31 KRS (consolidated with case number 6:09-cv-1341-Orl-19JGG), United States District Court, Middle District of Florida, Orlando Division.
     “Closing” has the meaning set forth in Section 2.3 below.
     “Closing Date” has the meaning set forth in Section 2.3 below.
     “CNL Group” has the meaning set forth in Section 9.5(a) below.
     “CNL Group Party” has the meaning set forth in Section 9.5(a)(ii) below.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “commercially reasonable efforts” means as to a Party, an undertaking by such Party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such Party shall not be required to (i) expend funds other than for the payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such Party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) institute litigation or arbitration as a part of its commercially reasonable efforts or (iii) amend, waive or modify a term or condition of, or grant any concessions under or with respect to, or pay or commit to pay any amount under or with respect to, any contract or relationship with respect to which an approval, consent or waiver is sought or any other agreement or relationship with such person (other than nominal filing and application fees and reasonable and customary consent fees).
     “Confidential Information” means any information concerning the businesses and affairs of the Advisor or CHP, if any, that is not already generally available to the public.
     “CREG” has the meaning set forth in the preface above.
     “Deficiency Dividend” means either (a) any deficiency dividend within the meaning of Section 860(f) of the Code, or (b) any distribution pursuant to Section 852(e) of the Code or the application of principles similar thereto pursuant to the regulations promulgated under Section 857(a)(2) of the Code in connection with the distribution of earnings and profits (within the meaning of the Code) that have been accumulated in, or are attributable to, any taxable period of the Advisor through and including the Effective Time.
     “Determination” has the meaning set forth in Section 12.1 below.
     “Development Company” has the meaning set forth in the Section 7.6 below.
     “Disclosure Schedule” has the meaning set forth in the first paragraph of Article 7 below.
     “Effective Time” has the meaning set forth in Section 2.2 below.
     “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
     “Employee Stock Purchase Agreement” means each of the CNL Hospitality Corp. Employee Stock Purchase Agreements dated March 23, 2004, by and among the Advisor, CREG and each of James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison, III, C. Brian Strickland, John A. Griswold, and Barry A.N. Bloom, as amended (except as to James M. Seneff, Jr. and Robert A. Bourne) by that certain First Amendment to CNL Hospitality Corp. Employee Stock Purchase Agreement dated as of June 17, 2004, and that certain Second

Amendment to CNL Hospitality Corp. Employee Stock Purchase Agreement dated as of July 28, 2004.
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
     “Employment Agreements” has the meaning set forth in the ninth paragraph of the Recitals above.
     “Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Person” has the meaning set forth in Section 9.5(a)(i)(4) below.
     “Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.
     “Fairness Opinion” has the meaning set forth in the fifth paragraph of the Recitals above.
     “FARS” has the meaning set forth in the preface above.
     “FARS Note” has the meaning set forth in Section 7.30 below.
     “Fiduciary” has the meaning set forth in ERISA Section 3(21).
     “Financial Statements” has the meaning set forth in Section 7.7 below.
     “Florida BCA” has the meaning set forth in the fifth paragraph of the Recitals above.
     “Florida LLCA” has the meaning set forth in the fifth paragraph of the Recitals above.
     “Former Merger Sub” has the meaning set forth in the preface above.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     “Guarantor” has the meaning set forth in the preface above.

     “Hospitality Asset” has the meaning set forth in Section 9.5(a)(ii) below.
     “Hospitality Asset Agreement” has the meaning set forth in Section 9.5(a)(ii) below.
     “Indemnifying Stockholders” has the meaning set forth in Section 12.1 below.
     “Initial Merger Agreement” has the meaning set forth in the second paragraph of the Recitals above.
     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) and domain name registrations, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
     “Inter-Company FARS Final Payment Funding Note” means a promissory note in the principal amount of $7,625,000.00 issued by the Advisor to CREG or its Affiliate to evidence a loan made by CREG or its Affiliate to the Advisor that is solely to enable the Advisor to pay the final principal installment under the FARS Note due on June 30, 2006 and that has such terms that were approved in writing by the Special Committee, on behalf of CHP, prior to the making of such loan.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means, (i) in the case of the Advisor, CHP and Guarantor, (A) the Actual Knowledge of the directors and executive officers of such corporation and (B) the knowledge the directors and executive officers of such corporation would have following a reasonable investigation and, (ii) in the case of the Stockholders, (A) the collective Actual Knowledge of all of the Stockholders (which, in the case of any Stockholder that is a corporation or other entity, shall mean the Actual Knowledge of the directors and executive officers of such Stockholder following a reasonable investigation) and (B) the collective knowledge the Stockholders would have following a reasonable investigation (which, in the case of any Stockholder that is a corporation or other entity, shall mean the knowledge the directors and executive officers of such Stockholder would have following a reasonable investigation). For the purposes of this Agreement, the knowledge of one Stockholder shall be attributed to the other Stockholders.

     “Known” and “Knowingly” mean that the Advisor, the Stockholders or CHP, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.
     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, joint or several, due or to become due, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person), including any liability or obligation for or with respect to Taxes or any other Losses (as defined below).
     “Listing” means the actual listing of CHP Common Shares on the NYSE or any other national securities exchange or U.S. inter-dealer quotation system.
     “Losses” has the meaning set forth in Section 12.1 below.
     “Luxury Hotel Industry Sector” has the meaning set forth in Section 9.5(a)(i) below.
     “Management Stockholders” means all the Stockholders other than CREG, Seneff, Bourne and FARS.
     “Majority Vote Charter Amendment” has the meaning set forth in Section 8.6 below.
     “Material Adverse Effect” means, as to any Party, a material adverse effect on the business, properties, operations, results of operations, condition (financial or otherwise) or future prospects of such Party; provided, however, that an adverse change in general business or economic conditions or an adverse change generally applicable to the industry in which such Party or any of its subsidiaries operate, and not specifically relating to such Party or any of its subsidiaries, so long as such adverse change does not have a materially greater adverse effect on such Party and its subsidiaries, taken as a whole, than on other participants in the industry in which such Party and its subsidiaries operate (other than as a result solely of such Party’s size relative to other participants in the industry) shall not be deemed to constitute or shall not be taken into account in determining the occurrence of a material adverse effect.
     “Merger” has the meaning set forth in the fifth paragraph of the Recitals above.
     “Merger Consideration” has the meaning set forth in Section 4.1(a) below.
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in Section 7.7 below.
     “Most Recent Fiscal Quarter End” has the meaning set forth in Section 7.7 below.
     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
     “New Brand License Agreement” has the meaning set forth in Section 8.17 below.

     “NYSE” means The New York Stock Exchange, Inc.
     “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).
     “Party” or “Parties” has the meaning set forth in the preface above.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Per Share Price” has the meaning set forth in Section 4.1(c) below.
     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or other entity.
     “Pledge and Security Agreement” has the meaning set forth in Section 8.20 below.
     “Post-Closing Straddle Period” has the meaning set forth in Section 9.8(f) below.
     “Post-Closing Straddle Period Taxes” has the meaning set forth in Section 9.8(f) below.
     “Pre-Closing Straddle Period” has the meaning set forth in Section 9.8(f) below.
     “Pre-Closing Straddle Period Taxes” has the meaning set forth in Section 9.8(f) below.
     “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.
     “Proposed Indemnity Action” has the meaning set forth in Section 12.9 below.
     “Pro Rata Percentage” has the meaning set forth in Section 4.2 below.
     “Proxy Statement” has the meaning set forth in Section 8.6 below.
     “Recreational Properties and Facilities” has the meaning set forth in Section 9.5(a)(i) below.
     “REIT” has the meaning set forth in Section 8.18 below.
     “Registration Rights Agreement” has the meaning set forth in Section 8.14 below.
     “Reportable Event” has the meaning set forth in ERISA Section 4043.
     “Representative” has the meaning set forth in Section 12.3 below.
     “Right of First Refusal” has the meaning set forth in Section 9.5(a)(ii) below.
     “ROFR Notice” has the meaning set forth in Section 9.5(a)(ii) below.

     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Seneff” has the meaning set forth in the preface above.
     “Seneff Family” means Seneff, Seneff’s spouse, and Seneff’s lineal descendants (including any adopted children) and their spouses.
     “Seneff Family Company” means a limited liability company, limited liability partnership, limited liability limited partnership or limited partnership of which (a) all of the members or partners, as the case may be, consist only of Seneff, members of the Seneff Family, one or more Seneff Family Trusts, or another Seneff Family Company, (b) Seneff is the controlling manager (in the case of a limited liability company), the controlling managing partner (in the case of a limited liability partnership) or the controlling general partner in the case of a limited partnership or limited liability limited partnership, and (c) its operating agreement (in the case of a limited liability company) or partnership agreement (in the case of a limited liability partnership, limited partnership, or limited liability limited partnership) prohibits the sale, assignment, transfer or gift of any member interest or partnership interest, as the case may be, to any Person other than (x) a member of the Seneff Family, (y) a Seneff Family Trust, or (z) another Seneff Family Company.
     “Seneff Family Trust” means a trust (x) as to which the only current beneficiaries are members of the Seneff Family and (y) whose trust agreement prohibits the transfer, assignment or distribution of any Advisor Common Stock owned by or on behalf of such trust to any Person other than Seneff prior to the Closing.
     “Special Committee” has the meaning set forth in the first paragraph of the Recitals above.
     “Stockholder Consideration” has the meaning set forth in Section 12.6 below.
     “Stockholder Indemnity Claim” has the meaning set forth in Section 12.2 below.
     “Stockholders” has the meaning set forth in the preface above.
     “Stockholders’ Obligations” has the meaning set forth in Section 13.2 below.

     “Straddle Year” has the meaning set forth in Section 9.8(f) below.
     “Straddle Year Jurisdiction” has the meaning set forth in Section 9.8(f) below.
     “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.
     “Surviving Company” has the meaning set forth in Section 2.1 below.
     “Takeover Statute” has the meaning set forth in Section 8.11 below.
     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Sharing Agreement” has the meaning set forth in Section 10.2(s) below.
     “Third Party Claim” has the meaning set forth in Section 12.4 below.
     “Tower II Lease” means that certain Lease Agreement between CNL Plaza II, Ltd., a Florida limited partnership, as the landlord, and the Advisor, as the tenant, dated as of November 23, 2005, for the “Premises” (as defined therein).
     “Tower II Office Space” means the “Premises” as defined in the Tower II Lease.
     “Transition Services Agreement” has the meaning set forth in Section 8.16 below.
     “Two-Thirds Vote Charter Amendment” has the meaning set forth in Section 8.6 below.
     “Working Capital Schedule” has the meaning set forth in Section 8.15 below.
ARTICLE 2
MERGER; EFFECTIVE TIME; CLOSING
     2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida BCA and the Florida LLCA, at the Effective Time, CHPAC

and the Advisor shall consummate the Merger in which (i) the Advisor shall be merged with and into CHPAC and the separate corporate existence of the Advisor shall thereupon cease, (ii) CHPAC shall be the successor or surviving company in the Merger and shall continue to be governed by the laws of the State of Florida and (iii) the separate existence of CHPAC as a limited liability company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The legal entity surviving the Merger is sometimes hereinafter referred to as the “Surviving Company.” The Merger shall have the effects set forth in Section 607.11101 of the Florida BCA and Section 608.4383 of the Florida LLCA.
     2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, CHPAC and the Advisor shall (i) cause to be executed Articles of Merger in the form required by Section 607.1109 of the Florida BCA, which shall also constitute a Certificate of Merger in the form required by Section 608.4382 of the Florida LLCA (the “Articles/Certificate of Merger”), (ii) cause the Articles/Certificate of Merger to be filed with the Florida Department of State as provided in Section 607.1109 of the Florida BCA and Section 608.4382 of the Florida LLCA and (iii) make all other filings or recordings required under the Florida BCA and the Florida LLCA to consummate the Merger. The Merger shall become effective upon the later of (i) such time as the Articles/Certificate of Merger is duly filed with the Florida Secretary of State or (ii) such other time as is agreed upon by the Representative and CHP and specified in the Articles/Certificate of Merger. Such time is hereinafter referred to as the “Effective Time.”
     2.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 450 South Orange Avenue, Suite 650, Orlando, Florida 32801, commencing at 9:00 a.m., Eastern Time, on the fifth (5th) business day following the fulfillment or waiver (to the extent permitted by applicable law) of the conditions set forth in Article 10 (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date, time or place as CHP and the Representative may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 10 (the “Closing Date”).
ARTICLE 3
ARTICLES OF ORGANIZATION; OPERATING AGREEMENT;
AND MANAGING MEMBER OF SURVIVING COMPANY
     3.1 Articles of Organization. The articles of organization of CHPAC, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company until thereafter amended as provided therein or under applicable law.
     3.2 Operating Agreement. The operating agreement of CHPAC, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until thereafter changed or amended as provided therein or under applicable law.
     3.3 Managing Member. The managing member of CHPAC immediately prior to the Effective Time shall be the managing member of the Surviving Company from and after the Effective Time until its successor has been duly elected, appointed or qualified or until its earlier removal in accordance with the articles of organization and operating agreement of the Surviving Company.
ARTICLE 4
MERGER CONSIDERATION
     4.1 Merger Consideration; Conversion or Cancellation of Advisor Common Shares in Merger; Repayment of FARS Note or Inter-Company FARS Final Payment Funding Note. (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Advisor Common Shares shall be converted into the right to receive a total of 3,600,000 CHP Common Shares (subject to adjustment pursuant to the terms of Section 4.1(c) below), which total number of shares was calculated by dividing $72.0 million by the Per Share Price (such CHP Common Shares, the “Merger Consideration”) pursuant to the terms of Section 4.2 below. As of the Effective Time, all Advisor Common Shares shall cease to be outstanding, and shall be canceled and retired and shall cease to exist, and each Stockholder, as the holder of certificates representing any of such Advisor Common Shares (the “Advisor Common Share Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As of the Effective Time, all of the membership interests of CHPAC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding membership interests of the Surviving Company and shall be unchanged and remain solely owned by CHP.
          (b) In addition to the Merger Consideration payable to the Stockholders pursuant to this Agreement, at the Closing, (i) if the Closing Date is on or before June 30, 2006, CHP shall assume and repay, or cause to be repaid, in full the outstanding principal and accrued and unpaid interest on the FARS Note otherwise due and payable up to and including the Closing Date and the FARS Note shall be cancelled, or (ii) if the Closing Date is after June 30, 2006, CHP shall assume and repay, or cause to be repaid, in full the outstanding principal and accrued and unpaid interest on the Inter-Company FARS Final Payment Funding Note otherwise due and payable up to and including the Closing Date and the Inter-Company FARS Final Payment Funding Note shall be cancelled.
          (c) For purposes of adjustments to the number of CHP Common Shares issuable as part of the Merger Consideration and other provisions of this Agreement that require or call for a price per CHP Common Share, such price shall be deemed to be $20.00 per CHP Common Share (the “Per Share Price”); provided, however, that the Per Share Price and the number of CHP Common Shares issuable as part of the Merger Consideration shall be proportionately and appropriately adjusted in the event the number of outstanding CHP Common Shares is increased or decreased after the date of this Agreement and before the Effective Time on account of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other pro rata distribution payable in capital stock of CHP, but excluding any CHP Common Shares issued under any dividend reinvestment plan of CHP.
     4.2 Exchange of Certificates; Payment of Merger Consideration. At the Closing, upon surrender to CHP of the Advisor Common Share Certificates by the Stockholders for

cancellation, properly endorsed for transfer, together with any other required documents, each of the Stockholders shall receive the Merger Consideration pro rata based on their relative equity interests in the Advisor as of the Closing Date, as set forth opposite such Stockholder’s name on Schedule I to the Agreement (which Schedule I will be amended to reflect any transfer of any Advisor Common Shares between the date of the Agreement and the Closing Date as contemplated in Section 4.4 below) (each such Stockholder’s equity percentage set forth on Schedule I, its “Pro Rata Percentage”), and each of the Advisor Common Share Certificates so surrendered shall forthwith be canceled. Prior to the Closing, Schedule I shall be amended by CHP and the Advisor to reflect any adjustments that may be necessary in accordance with this Agreement to the number of CHP Common Shares to be delivered to each of the Stockholders pursuant to this Section 4.2 based on their Pro Rata Percentage of the Merger Consideration. The Stockholders shall also receive cash in lieu of fractional CHP Common Shares as contemplated by Section 4.3 below. If any Advisor Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Advisor Common Share Certificate to be lost, stolen or destroyed, and, if requested by CHP, the posting by such Stockholder of a bond in such reasonable amount as CHP reasonably may direct as indemnity against any claim that may be made against them with respect to such Advisor Common Share Certificate, CHP will issue in exchange for such lost, stolen or destroyed Advisor Common Share Certificate the CHP Common Shares to which the holder thereof is entitled pursuant to this Section 4.2.
     4.3 Fractional CHP Common Shares. No certificates representing fractional CHP Common Shares shall be issued upon surrender of any Advisor Common Share Certificates in payment of any Merger Consideration. In connection with the payment of the Merger Consideration, in lieu of any fractional CHP Common Shares, there shall be paid to each holder of Advisor Common Shares who otherwise would be entitled to receive a fractional CHP Common Share an amount of cash (without interest) determined by multiplying such fraction by the Per Share Price.
     4.4 Transfer of Advisor Common Shares. (a) No transfers of Advisor Common Shares that are not expressly permitted by this Section 4.4 shall be made on the stock transfer books of the Advisor after the date of this Agreement, and (b) each Stockholder agrees not to transfer any Advisor Common Shares after the date of this Agreement and before the Closing Date to any Person that is not a Stockholder; provided, however, that, in the event of any transfer by a Stockholder to another Stockholder, the transferring Stockholder provides to CHP at least ten (10) business days’ prior written notice of such intended transfer, which notice shall include a reasonably detailed summary of the terms and conditions of such intended transfer, including the consideration to be received by the transferring Stockholder for such Advisor Common Shares. Notwithstanding the foregoing, Seneff may transfer or gift all or some of his Advisor Common Shares to a Seneff Family Trust or to a Seneff Family Company; provided, however, that, (i) prior to such transfer, such Seneff Family Trust or Seneff Family Company execute and deliver an undertaking to become a Party to this Agreement and, except as provided in the last sentence of this Section 4.4, to have all the rights and obligations of a Stockholder hereunder and to approve this Agreement, the Merger and the other transactions contemplated in this Agreement and (ii) the Seneff Family Trust or a Seneff Family Company, as the case may be, qualifies as an “accredited investor” within the meaning of the Securities Act or the transfer to the Seneff Family Trust or Seneff Family Company is exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. In the case of any transfer of Advisor Common Shares made in accordance with this Section 4.4, CHP shall have the absolute right to amend this Agreement for the sole purpose of adding such transferee (to the extent such transferee is not already a Party to this Agreement) and to add such transferee’s name and Pro Rata Percentage on Schedule I (or otherwise amend Schedule I to reflect such transfers). Seneff hereby agrees to assume and be responsible for (and the Seneff Family Trust or Seneff Family Company shall not be responsible for) the pro rata portion of any reimbursement, payment, indemnity or other obligation of the Seneff Family Trust or Seneff Family Company as a Stockholder that may or would otherwise be or have been attributable to the Seneff Family Trust or a Seneff Family Company pursuant to this Agreement and is owed or payable to CHP or CHPAC.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Each of the Stockholders, severally, but not jointly, represents and warrants to CHP and CHPAC that the statements contained in this Article 5 are correct and complete as of the date hereof (and will be correct and complete as of the Closing Date as if made on and as of the Closing Date) with respect to itself or himself:
     5.1 Organization and Qualification. CREG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. FARS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     5.2 Authorization of Transaction. Each of the Stockholders has full power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CREG and the Board of Managers of FARS. No other corporate proceedings on the part of CREG or FARS are necessary to authorize the consummation of the transactions contemplated hereby on behalf of CREG or FARS. This Agreement has been duly and validly executed and delivered by each of the Stockholders and constitutes the valid and legally binding obligation of each of the Stockholders, enforceable against such Stockholders in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles/Certificate of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 5.2 of the Disclosure Schedule (as defined below) or (B) may be required under the “blue sky” laws of various states, to the extent applicable.

     5.3 Noncontravention. Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by the Stockholders, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Stockholder is subject or any provision of its articles of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents, as applicable, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Stockholder is a party or by which it or he is bound or to which any of its or his assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Advisor or substantially impair or delay the consummation of the transactions contemplated hereby.
     5.4 Investment. (a) Each of the Stockholders who acquires CHP Common Shares in the Merger: (i) understands that the CHP Common Shares acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering and may not be offered or sold unless (A) such offer or sale has been registered under the Securities Act, (B) such offer or sale is made in conformity with the applicable holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or (C) in the written opinion of counsel reasonably acceptable to CHP, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such CHP Common Shares; (ii) is acquiring the CHP Common Shares solely for its or his own account for investment purposes, and not with a view towards the distribution thereof; (iii) is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) and is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning CHP, including, without limitation, (A) the most recent annual report on Form 10-K, (B) any quarterly reports on Form 10-Q since the most recent annual report on Form 10-K, (C) any current reports on Form 8-K since December 31, 2004, in each case as filed by CHP under the Securities Exchange Act, and (D) the most recent annual report to stockholders of CHP, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding CHP Common Shares; and (v) is able to bear the economic risk and lack of liquidity inherent in holding CHP Common Shares which have not been registered under the Securities Act.
          (b) Each of the Stockholders who acquires CHP Common Shares in the Merger represents that it or he has been advised and understands that, subject to applicable federal and state securities laws, stop transfer instructions will be given to CHP’s transfer agent with respect to such CHP Common Shares and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for such CHP Common Shares or any substitutions therefor:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN

SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.”
     5.5 Advisor Common Shares. Except as set forth in Section 7.2 of the Disclosure Schedule, each of the Stockholders holds of record and owns beneficially the number and class of the Advisor Common Shares set forth next to its or his name in Section 7.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth on Section 5.5 of the Disclosure Schedule, none of the Stockholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Stockholders to sell, transfer, or otherwise dispose of any the Advisor Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Advisor Common Shares.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF CHP AND CHPAC
     CHP and CHPAC jointly and severally represent and warrant to the Stockholders and the Advisor that the statements contained in this Article 6 are correct and complete as of the date hereof (and will be correct and complete as of the Closing Date as if made on and as of the Closing Date):
     6.1 Organization of CHP and CHPAC. CHP is a corporation, and CHPAC is a limited liability company, duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be.
     6.2 Capital Stock and Membership Interests. The authorized capital stock of CHP consists of 3,675,000,000 equity shares, 3,000,000,000 of which are CHP Common Shares, 75,000,000 of which are preferred shares, par value $.01 per share, and 600,000,000 of which are excess shares, par value $.01 per share. As of March 1, 2006, 152,883,062 CHP Common Shares, no preferred shares and no excess shares were issued and outstanding. Since December 31, 2005, CHP has not issued any shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase CHP Common Shares or pursuant to CHP’s dividend reinvestment plan. All outstanding CHP Common Shares are, and all CHP Common Shares issuable under stock option plans of CHP or pursuant to CHP’s dividend reinvestment plan will be when issued in accordance with the terms thereof duly authorized, validly issued, fully paid and nonassessable. Except for the CHP Common Shares reserved for issuance pursuant to stock option plans of CHP or CHP’s dividend reinvestment plan, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which CHP is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. CHP is the sole member of CHPAC, and CHPAC has no other issued and outstanding equity or similar interests.
     6.3 Authorization for CHP Common Shares. The CHP Common Shares issued as Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of CHP will have any preemptive right or similar rights of subscription or purchase in respect thereof. The CHP Common Shares issued as Merger Consideration will, subject to the accuracy of the Stockholders’ representations contained in Section 5.4 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws.
     6.4 Authorization of Transaction. Each of CHP and CHPAC has full corporate or lawful power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, subject to the approval of the Merger at the CHP Stockholder Meeting by the affirmative vote of at least a majority of the votes cast on the Merger by holders of CHP Common Shares entitled to vote thereon (other than CHP Common Shares owned of record or beneficially by interested directors or their Affiliates), provided that the total votes cast represent over 50% of the CHP Common Shares entitled to vote on the Merger (the “CHP Stockholder Approval”), as required pursuant to this Agreement. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Board of Directors of CHP and by CHP, as the sole member of CHPAC. Other than the CHP Stockholder Approval that is required pursuant to this Agreement, no other corporate or legal proceedings on the part of CHP and CHPAC are necessary to authorize the consummation of the Merger on behalf of CHP and CHPAC. This Agreement constitutes the valid and legally binding obligation of each of CHP and CHPAC, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to CHP or CHPAC in connection with the execution and delivery of this Agreement or the consummation of the Merger, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles/Certificate of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the “blue sky” laws of various states, to the extent applicable.
     6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by CHP or CHPAC, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either CHP or CHPAC is subject or any provision of CHP’s articles of incorporation or by-laws or CHPAC’s articles of organization or operating agreement, as the case may be, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either CHP or CHPAC is a party or by which it is bound or to which any of its assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CHP or CHPAC or substantially impair or delay the consummation of the transactions contemplated hereby.
     6.6 Brokers’ Fees. Except for the fees and expenses paid or payable to Lehman Brothers, Inc. with respect to the delivery of the Fairness Opinion to the Special Committee, including any updates thereto, and in connection with the Initial Merger Agreement and related advisory services in connection with the Initial Merger Agreement and this Agreement, neither CHP nor CHPAC has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger.
     6.7 Proxy Statement. The Proxy Statement will not at the time filed with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by CHP with respect to statements made therein based on information supplied by or on behalf of the Stockholders or the Advisor for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act.
     6.8 SEC Documents. Since January 1, 2005, CHP has filed with the SEC all reports and other documents required to be filed by it during such period under the Securities Exchange Act (the “CHP SEC Documents”). At the respective times they were filed, none of the CHP SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent corrected in a subsequently filed CHP SEC Document. The consolidated financial statements (including in each case any notes thereto) of CHP included in the CHP SEC Documents were prepared in conformity with GAAP consistently applied throughout the periods covered thereby (except in each case as described in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of CHP and its consolidated subsidiaries as at the respective dates thereof and for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments and to any other adjustments described therein), except to the extent corrected in a subsequently filed CHP SEC Document.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES CONCERNING THE ADVISOR
     The Stockholders (other than FARS and, in the case of Sections 7.11(a) and 7.11(e), other than the Management Stockholders) and the Advisor represent and warrant to CHP and CHPAC that the statements contained in this Article 7 are correct and complete as of the date hereof (and will be correct and complete as of the Closing Date as if made on and as of the Closing Date), except as set forth in the disclosure schedule delivered by the Stockholders (other than FARS) and the Advisor to CHP and CHPAC immediately prior to the execution and delivery of this Agreement (the “Disclosure Schedule”); it being understood that with respect to any matter included in Sections 7.9, 7.10, 7.11(a), 7.11(c), 7.15(f), 7.19, 7.21 or 7.23 of the Disclosure Schedule, for purposes of the indemnification provided in Article 12, such matter shall be treated as if such matter was not included in the Disclosure Schedule and shall continue to be the subject of and covered by the indemnification provisions of Article 12 of this Agreement notwithstanding its inclusion therein. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 7.
     7.1 Organization, Qualification, and Corporate Power. Each of the Advisor and the Development Company (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Each of the Advisor and the Development Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the Merger. Except as set forth in Section 7.1 of the Disclosure Schedule, each of the Advisor and the Development Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to be so licensed, permitted or authorized would not have a Material Adverse Effect on the Advisor. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the articles of incorporation and by-laws of the Advisor and the Development Company (in each case, as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Advisor and the Development Company are correct and complete in all material respects. Each of the Advisor and the Development Company is not in default under or in violation of any provision of its articles of incorporation or by-laws. All corporate actions taken by the Advisor and the Development Company have been taken in compliance with all applicable provisions of the Florida BCA.
     7.2 Capitalization. The entire authorized capital stock of the Advisor consists of (i) 10,000 shares of Class A common stock, $1.00 par value per share, of which 2,000 shares are issued and outstanding, and (ii) 5,000 shares of Class B common stock, $1.00 par value per share, of which 1,377.11 shares are issued and outstanding. No Advisor Common Shares are held in treasury. All of the issued and outstanding Advisor Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the respective Stockholders as set forth in Section 7.2 of the Disclosure Schedule.

The entire authorized capital stock of the Development Company (as defined below) consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Development Company have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by the Advisor. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Advisor or the Development Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Advisor or the Development Company. Except as set forth in Section 7.2 of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Advisor Common Shares or any shares of capital stock of the Development Company.
     7.3 Authorization of Transaction. The Advisor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Advisor. No other corporate proceedings on the part of the Advisor are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Advisor. This Agreement constitutes the valid and legally binding obligation of the Advisor, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Advisor or any subsidiary of the Advisor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles/Certificate of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 7.3 of the Disclosure Schedule or (B) may be required under the “blue sky” laws of various states, to the extent applicable.
     7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Advisor, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Advisor or the Development Company is subject or any provision of the articles of incorporation or bylaws of the Advisor or the Development Company or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, license, instrument, or other arrangement to which the Advisor or the Development Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).
     7.5 Title to Assets. Except as set forth on Section 7.5 of the Disclosure Schedule, each of the Advisor and the Development Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than those disclosed in the Most Recent Balance Sheet), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet.
     7.6 Subsidiaries. The Advisor’s business is conducted entirely by and through the Advisor and its wholly owned subsidiary, CNL Hotel Development Company, a Florida corporation (the “Development Company”). The Advisor has no direct or indirect Subsidiaries, operating or otherwise, other than the Development Company, nor are there any other entities that the Advisor otherwise directly or indirectly controls or in which it has any ownership or other interest, and the Advisor does not have the right or obligation to acquire any shares of stock or other interest in any other Person. The Stockholders (other than FARS) or any other Affiliates have not taken or omitted to take any action which has resulted in, or will result in, the Advisor being or becoming a party to or bound by, any agreement, arrangement or understanding to which the Advisor will remain obligated or bound following the Closing, relating to the acquisition by the Advisor of any entity or all or substantially all of the assets of any Person.
     7.7 Financial Statements. The Advisor has delivered to CHP its (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2002, December 31, 2003, and December 31, 2004 and (ii) preliminary unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the three- and twelve-months ended December 31, 2005 (the “Most Recent Fiscal Quarter End”) (the financial statements described in clauses (i) and (ii) of this Section 7.7 are hereinafter referred to as the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Advisor as of such dates and the results of operations of the Advisor for such periods, and are consistent with the books and records of the Advisor (which books and records are correct and complete in all material respects); provided that, the Most Recent Financial Statements do not contain any notes.
     7.8 Events Subsequent to December 31, 2003. Since December 31, 2003, there has not been any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. Without limiting the generality of the foregoing, except as set forth on Section 7.8 of the Disclosure Schedule, since that date:
          (a) each of the Advisor and the Development Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
          (b) each of the Advisor and the Development Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business, other than contracts or subcontracts entered into in the Ordinary Course of Business by the Development Company involving less than $100,000;

          (c) no Person (including the Advisor and the Development Company) has accelerated, terminated, modified, or canceled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Advisor or the Development Company is a party or by which it is bound;
          (d) each of the Advisor and the Development Company has not imposed any Security Interest upon any of its assets, tangible or intangible other than in the Ordinary Course of Business;
          (e) each of the Advisor and the Development Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;
          (f) each of the Advisor and the Development Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);
          (g) each of the Advisor and the Development Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
          (h) each of the Advisor and the Development Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
          (i) each of the Advisor and the Development Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;
          (j) each of the Advisor and the Development Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
          (k) there has been no change made or authorized in the articles of incorporation or by-laws of the Advisor or the Development Company;
          (l) each of the Advisor and the Development Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
          (m) each of the Advisor and the Development Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (n) each of the Advisor and the Development Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (o) each of the Advisor and the Development Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
          (p) each of the Advisor and the Development Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;
          (q) each of the Advisor and the Development Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;
          (r) each of the Advisor and the Development Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
          (s) each of the Advisor and the Development Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;
          (t) each of the Advisor and the Development Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
          (u) to the Knowledge of the Stockholders and the Advisor, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Advisor or the Development Company; and
          (v) to the Knowledge of the Stockholders and the Advisor, each of the Advisor and the Development Company is not under any legal obligation, whether written or oral, to do any of the foregoing.
     7.9 Undisclosed Liabilities. Neither the Advisor nor the Development Company has any Liability (and to the Knowledge of the Advisor and the Stockholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities which are reflected in, reserved against or otherwise described in the Most Recent Balance Sheet (including the notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which are not material, individually or in the aggregate. As of the Closing, the Advisor will not have any Liabilities other than as set forth on Section 7.9 of the Disclosure Schedule.
     7.10 Legal Compliance. Each of the Advisor and the Development Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the violation of which could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except as disclosed in Section 7.10 of the Disclosure Schedule.
     7.11 Tax Matters.
          (a) Except as disclosed in Section 7.11(a) of the Disclosure Schedule, all Tax Returns required to have been filed with any taxing authority by or on behalf of the Advisor or the Development Company, including, without limitation, any Tax Returns required to be filed with any state, have been timely filed (taking into account any extensions). All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Advisor or the Development Company (whether or not shown on any filed Tax Return and whether or not yet due) have been paid, or, if such Taxes are not yet due, the obligation to pay such Taxes is set forth on the Most Recent Financial Statements. Without limiting the foregoing, neither the Advisor nor the Development Company will have any Liability for Taxes, whether or not yet payable, for the taxable period of the Advisor and the Development Company that includes the Effective Time, other than Taxes payable solely by reason of the Merger failing to qualify as a reorganization under Section 368(a) of the Code (if such Taxes would not have been imposed in such taxable period had the Merger qualified as a reorganization under Section 368(a) of the Code), in excess of the amounts actually paid by or on behalf of the Advisor or the Development Company at or prior to the Effective Time to the applicable taxing authority or to be paid timely after the Effective Time by the Guarantor, on behalf of the Advisor, in connection with any consolidated, combined or unitary Tax Returns including the Advisor or the Development Company and the Guarantor. Except as disclosed in Section 7.11(a) of the Disclosure Schedule, neither the Advisor nor the Development Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Advisor and the Development Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Advisor or the Development Company that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) Each of the Advisor and the Development Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
          (c) To the Knowledge of the Advisor and each Stockholder, no Basis exists for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Advisor or the Development Company either (A) claimed or raised by any authority in writing or (B) as to which the Advisor or any of the Stockholders has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Advisor and the Development Company for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

          (d) Neither the Advisor nor the Development Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) The Advisor has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Advisor has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments (whether in connection with the Merger or otherwise) that would not be deductible under Code Section 280G. The Advisor is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Advisor and the Development Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Advisor nor the Development Company is a party to any Tax allocation or sharing agreement, except as disclosed in Section 7.11(e) of the Disclosure Schedule. Neither the Advisor nor the Development Company (a) has, or as of the Effective Time will have, incurred any Liability with respect to (i) any deferred intercompany gain within the meaning of Treas. Reg. §1.1502-13 or (ii) any excess loss account (within the meaning of Treas. Reg. §1.1502-19) with respect to any subsidiary of the Advisor, or (b) has any Liability for the Taxes of any Person (other than the Advisor or the Development Company, as applicable) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (f) Except as set forth on Section 7.11(f) of the Disclosure Schedule, each of the Advisor and the Development Company does not, and will not as of the Effective Time, (i) own directly any “securities” of any issuer (within the meaning of Section 856(c)(4) of the Code, other than assets described in Section 856(c)(4)(A) of the Code); or (ii) own directly an interest in any entity treated as a partnership or a disregarded entity for federal income tax purposes.
          (g) Neither the Advisor nor the Development Company will have as of the Effective Time, any current or accumulated earnings and profits (as calculated for federal income tax purposes).
     7.12 Real Property.
          (a) Section 7.12 of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to the Advisor and the Development Company and sets forth a list of all leases and subleases to which the Advisor or the Development Company is a party. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the leases and subleases listed in Section 7.12 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 7.12 of the Disclosure Schedule:
               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;
               (ii) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;
               (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
               (iv) no party to the lease or sublease has repudiated any provision thereof;
               (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;
               (vi) the Advisor has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;
               (vii) all facilities leased or subleased thereunder have received and maintained all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained by the Advisor or the Development Company, as applicable, in accordance with applicable laws, rules, and regulations; and
               (viii) all facilities leased or subleased thereunder are supplied with all utilities and other services necessary for the operation of said facilities.
     7.13 Intellectual Property.
          (a) Except as set forth on Section 7.13 of the Disclosure Schedule, each of the Advisor and the Development Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Advisor and the Development Company as presently conducted. Each item of Intellectual Property owned or used by the Advisor and the Development Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Company on similar terms and conditions immediately subsequent to the Closing hereunder, subject to the execution and delivery of the New Brand License Agreement and the receipt of third party consents and/or other arrangements described in Section 7.13 of the Disclosure Schedule. Each of the Advisor and the Development Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. There is no pending dispute with any current or former officer, employee or consultant of the Advisor or the Development Company regarding ownership of Intellectual Property used in the operation of the businesses of the Advisor or the Development Company as presently conducted. There is no Intellectual Property that is material to the business of the Advisor or the Development Company other than as set forth on Section 7.13 of the Disclosure Schedule.
          (b) Neither the Advisor nor the Development Company has Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and each of the Stockholders (other than FARS) and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Advisor and the Development Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Advisor or the Development Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Advisor and the Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Advisor or the Development Company.
          (c) No patent, trademark or copyright registrations have been issued to or assigned to the Advisor or the Development Company with respect to any Intellectual Property.
          (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party, including employees and consultants of the Advisor or the Development Company, owns and that the Advisor or the Development Company uses, identifying whether the use is pursuant to license, sublicense, agreement, or other permission. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).
          (e) To the Knowledge of the Advisor and the Stockholders, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Advisor’s and the Development Company’s business as presently conducted.
     7.14 Tangible Assets. Except as set forth on Section 7.14 of the Disclosure Schedule, each of the Advisor and the Development Company owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Except as set forth on Section 7.14 of the Disclosure Schedule, each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets necessary to conduct the Advisor’s and the Development Company’s business as it is currently being conducted and as it is contemplated to be conducted in the future.
     7.15 Contracts. Section 7.15 of the Disclosure Schedule lists the following contracts and other agreements to which the Advisor or the Development Company is a party:
          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;
          (b) any agreement or arrangement concerning a partnership or joint venture;
          (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;
          (d) any agreement concerning confidentiality or noncompetition;

          (e) any agreement or arrangement between the Advisor or the Development Company, on the one hand, and any of the Stockholders or their Affiliates, on the other hand;
          (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
          (g) any agreement or arrangement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;
          (h) any agreement or arrangement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or
          (i) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement.
The Stockholders (other than FARS) have delivered to CHP a correct and complete copy of each written agreement listed in Section 7.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement or arrangement referred to in Section 7.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Advisor is not, and to the Knowledge of the Advisor and the Stockholders, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
     7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Advisor and the Development Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Advisor.
     7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Advisor or the Development Company except as disclosed in Section 7.17 of the Disclosure Schedule.
     7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Advisor or the Development Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer and the name of the policyholder; (iii)

the policy number and the period of coverage; and (iv) the amount of coverage. Except as set forth on Section 7.18 of the Disclosure Schedule, with respect to each such insurance policy to the Knowledge of the Stockholders and the Advisor: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Advisor, the Development Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Advisor and the Development Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Advisor and the Development Company and any claims pending under any insurance policies currently in effect.
     7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance in which the Advisor or the Development Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party to, or to the Knowledge of the Advisor is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as otherwise described in Section 7.19 of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 7.19 of the Disclosure Schedule could result in any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. None of the Stockholders has any specific reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Advisor.
     7.20 Employees. To the Knowledge of the Stockholders and the Advisor, no executive, key employee, or group of employees currently has any plans to terminate employment with the Advisor or the Development Company, as applicable, as a result of this Agreement. Neither the Advisor nor the Development Company has committed any unfair labor practice. Neither the Advisor nor the Development Company is or has been a party to any collective bargaining (or other similar) agreement, nor is any such agreement presently being negotiated. None of the Stockholders or the Advisor has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Advisor or the Development Company. Section 7.20 of the Disclosure Schedule sets forth the names of all employees of the Advisor and the Development Company and the annual salary and bonuses paid or accrued for the year ended December 31, 2004, and for the period from January 1, 2005 through September 30, 2005, and any commitments by the Advisor or the Development Company entered into on or prior to the date hereof to pay any further bonuses for or increase in the salary of each such person set forth in Section 7.20 of the Disclosure Schedule. The employees of the Advisor and the Development Company set forth on Section 7.20 of the Disclosure Schedule constitute all employees necessary in order to conduct the Advisor’s business as it is currently being conducted.

     7.21 Employee Benefits.
          (a) Section 7.21 of the Disclosure Schedule lists each Employee Benefit Plan that the Advisor and the Development Company maintains or has maintained or to which the Advisor or the Development Company contributes or has contributed or to which the employees of the Advisor or the Development Company are subject or have been subject.
          (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.
          (c) Except as set forth on Section 7.21 of the Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.
          (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Advisor. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.
          (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code 401(a) and has received, within the last two years, a favorable determination letter from the IRS.
          (f) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.
          (g) The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.
          (h) Except as set forth in Section 7.21(h) of the Disclosure Schedule, with respect to each Employee Benefit Plan that the Advisor or the Development Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

               (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.
               (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.
               (iii) Neither the Advisor nor the Development Company has incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Advisor or the Development Company has any reason to expect that the Advisor or the Development Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.
          (i) Neither the Advisor nor the Development Company contributes to, has ever contributed to, or has ever been required to contribute to, any Multiemployer Plan or has ever had any Liability (including withdrawal Liability) under any Multiemployer Plan.
          (j) Neither the Advisor nor the Development Company maintains or contributes to, or has ever maintained or contributed to, or has ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).
     7.22 Guaranties. Except as described in Section 7.22 of the Disclosure Schedule, neither the Advisor nor the Development Company is a guarantor of or is otherwise liable for, any Liability or obligation (including indebtedness) of any other Person.
     7.23 Environment, Health, and Safety.
          (a) Each of the Advisor and the Development Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Advisor and the Development Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental,

Health, and Safety Laws. A list of all permits, licenses and other authorizations required by Environmental, Health and Safety Laws is listed on Section 7.23 of the Disclosure Schedule and none of such permits, licenses and authorizations require notice or consent or any other action to remain in full force and effect following consummation of the transactions contemplated by this Agreement.
          (b) Neither the Advisor nor the Development Company has any material Liability, and there are no Known facts, circumstances or conditions that could result in material Liability, and neither the Advisor nor the Development Company has handled or disposed of any substance, arranged for the treatment or disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Advisor or the Development Company giving rise to any Liability with respect to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.
          (c) Except as set forth on Section 7.23(c) of the Disclosure Schedule, all properties and equipment owned or leased by the Advisor and the Development Company have been free of friable asbestos in concentrations greater than one percent (1%), PCBs, toxic mold, underground storage tanks, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.
          (d) The Advisor has furnished to CHP copies of all environmental assessments, reports, audits, and other documents in its possession or under its control that relate to the environmental condition of any real property currently or formerly owned or operated by the Advisor or the Development Company and the Advisor’s and the Development Company’s compliance with Environmental Health and Safety Laws. All such information and documents are accurate and complete.
     7.24 Proxy Statement. To the Knowledge of the Stockholders and the Advisor, none of the information supplied or to be supplied by any of the Stockholders or the Advisor for inclusion in the Proxy Statement will, at the time of filing the Proxy Statement with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such information, in light of the circumstances under which they are made, not misleading.
     7.25 Relationships with Tenants and Managers. The Advisor’s and the Development Company’s respective relationships with CHP’s existing tenants and managers are sound, and there is no Basis to believe that any of CHP’s primary tenants and managers will materially and adversely change the manner in which they currently conduct business with CHP.
     7.26 Brokers’ Fees. Except for the fees and expenses paid to Stifel, Nicolaus & Co., Inc., successor by acquisition to Legg Mason Wood Walker, Incorporated, with respect to the Merger or in connection with the Initial Merger Agreement as previously disclosed in writing by the Advisor to CHP, which fees and expenses are to be paid by the Advisor at or prior to the

Closing (consistent with Section 8.15), the Advisor has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or in connection with the Initial Merger Agreement. The Advisor has delivered to CHP a copy of any engagement letter or similar agreement between the Advisor and Stifel, Nicolaus & Co., Inc., successor by acquisition to Legg Mason Wood Walker, Incorporated.
     7.27 Transactions with Related Parties. There is no (i) loan outstanding from or to the Advisor or the Development Company from or to any employee, officer, director or Affiliate of the Advisor or the Development Company, (ii) agreement between the Advisor or the Development Company, on the one hand, and any employee, officer, director or Affiliate, on the other hand, that is not reflected in Section 7.15 of the Disclosure Schedule, (iii) agreement requiring payments to be made on a direct or indirect change of control of the Advisor or the Development Company or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of the Advisor or the Development Company or (iv) agreement between the Advisor or the Development Company and any Person giving any Person the right to appoint or nominate any person as a director of the Advisor or the Surviving Company or the Development Company.
     7.28 Books and Records. The books and records of each of the Advisor and the Development Company are complete and correct and have been maintained in accordance with good business practices and applicable legal requirements, and contain a true and complete record of all meetings or proceedings of the Board of Directors and stockholders of the Advisor and the Development Company. The stock ledger of each of the Advisor and the Development Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Advisor and the Development Company, respectively.
     7.29 Disclosure. The representations and warranties contained in this Article 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 7 not misleading.
     7.30 FARS Note. The aggregate amount of principal and accrued and unpaid interest outstanding as of the date hereof on that certain promissory note dated as of June 27, 2001 issued by the Advisor to and for the benefit of FARS (the “FARS Note”) is $7,875,000 and the amortization and payment schedule for the FARS Note is described on Section 7.30 of the Disclosure Schedule.
     7.31 Net Working Capital. The working capital (i.e., current assets minus current liabilities) of the Advisor as of the Closing Date will not be less than zero, after giving effect to the Cash Reserve and not taking into account the FARS Note or the Inter-Company FARS Final Payment Funding Note, as applicable. Section 7.31 of the Disclosure Schedule sets forth all Known Liabilities of the Advisor other than current liabilities, including the amounts thereof, outstanding as of the date of this Agreement and expected to be outstanding as of the Closing Date.
     7.32 Expenses. Section 7.32(a) of the Disclosure Schedule sets forth a complete list, listed by type and by estimated amount, of all anticipated fees and expenses, that the Advisor has Knowledge could accrue or be payable by CHP to the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates between the date of this Agreement and the Closing Date pursuant to the applicable Advisory Agreement or pursuant to any other agreements or arrangements between CHP and the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates in effect as of the date of this Agreement. From and after the Closing Date, to the Knowledge of the Advisor, except as set forth on Section 7.32(b) of the Disclosure Schedule, no additional fees or expenses are contemplated to be required to be paid by CHP or the Surviving Company to any member of the CNL Group, the CNL Group or any of their respective Affiliates in order to enable the Surviving Company to conduct its businesses following the Merger in substantially the same manner as the business of the Advisor was conducted prior to the Merger.
     7.33 Knowledge of Certain Transactions. Except as described in Section 7.33 of the Disclosure Schedule, neither the Advisor nor any Stockholder has Knowledge of (a) any arrangements or understandings within the past twelve (12) months with third parties relating to a sale of all or substantially all of CHP’s assets or a merger, business combination, direct or indirect change of control transaction or any similar transaction involving CHP (other than the Merger), and there are no discussions or negotiations regarding any such arrangements or understandings with third parties regarding any such transactions, or (b) any facts or circumstances that would make any representation or warranty of CHP or CHPAC which is contained in this Agreement or in any schedule, exhibit or certificate delivered pursuant hereto not true or correct.
     7.34 Transition Services Agreement and New Brand License Agreement. CHP will receive under the Transition Services Agreement and the New Brand License Agreement all of the administrative services (except for those administrative services provided directly by the Advisor or otherwise provided to CHP by one or more third parties) and other rights from the applicable Affiliate(s) of Guarantor reasonably necessary to operate the Advisor’s business in the same manner as conducted by the Advisor immediately prior to the Closing Date.
ARTICLE 8
ADDITIONAL COVENANTS
     8.1 General.
          (a) Notwithstanding anything in this Article 8 to the contrary, FARS shall not be subject to any obligation or liabilities under any of the provisions of this Article 8 other than Section 8.14.
          (b) During the period from the date of this Agreement until the Effective Time, each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Merger (including satisfaction, but not waiver, of the closing conditions set forth in Article 10 below).
     8.2 Notices and Consents. During the period from the date of this Agreement until the Effective Time, (i) the Advisor shall give any notices to third parties and shall use commercially reasonable efforts to obtain any third party consents that CHP may reasonably request in connection with the matters listed on Section 7.4 of the Disclosure Schedule or referred to in Section 7.4 above, and (ii) each of the Parties shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies listed on Section 5.2 or 7.3 of the Disclosure Schedule and in connection with the matters referred to in Section 5.2, Section 6.4, and Section 7.3 above.
     8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement until the Effective Time, the Advisor will, and the Advisor and the Stockholders will not take any action and the Stockholders will not cause or permit the Advisor to take any action that adversely affects the ability of the Advisor to, (i) pursue its business in the Ordinary Course of Business, (ii) seek to preserve intact its current business organizations, (iii) keep available the service of its current officers and employees, (iv) preserve its relationships with customers, suppliers and others having business dealings with it and (v) consummate the Merger and the transactions contemplated thereby (including the satisfaction but not the waiver of any of the conditions set forth in Article 10 of this Agreement); and the Advisor will not and the Stockholders will not cause or permit the Advisor or the Development Company to, without the approval of the Special Committee on behalf of CHP in its sole discretion:
          (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the Advisor Common Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for the Advisor Common Shares outstanding on the date hereof; provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 8.3(a) shall not apply to any transfers made in accordance with Section 4.4 of this Agreement;
          (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Advisor Common Shares);
          (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the Stockholders in their capacities as stockholders of the Advisor; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution or dividend in respect of its capital stock at such times and in such manner and amount as may be consistent with the Advisor’s past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from April 1, 2004 through the Effective Time, to the extent not otherwise paid or distributed to the Stockholders), (ii) the payment of any dividend as shall be required to be paid by the Advisor in order to permit PricewaterhouseCoopers LLP to issue the letter required by Section 10.2(h), (iii) any distribution of property necessary for the representation and warranty set forth in Section 7.11(g) to be true and correct, (iv) distributions to reduce to zero the Advisor’s accumulated and current earnings and profits, (v) distributions of cash by the Advisor to the Stockholders immediately prior to the Closing, provided that the Advisor shall have provided to

CHP the Working Capital Schedule and otherwise complied with the terms and conditions of Section 8.15 of this Agreement and provided further that such distributions shall not result in a breach of any of the representations and warranties in Section 7.31 of this Agreement, or (vi) the dividend contemplated by Section 10.2(d) of this Agreement;
          (d) (i) grant any increases in the compensation of any of its directors, officers or executives (except as approved by the Special Committee on behalf of CHP in its sole discretion) or grant any increases in compensation to any of its employees outside the Ordinary Course of Business (except as approved by the Special Committee on behalf of CHP in its sole discretion), (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by the Special Committee on behalf of CHP in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee on behalf of CHP in its sole discretion, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Benefit Plan, except in the case of (i) through (v) inclusive, under and pursuant to the Employment Agreements;
          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
          (f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;
          (g) adopt any amendments to its articles of incorporation or by-laws, except as contemplated in Section 8.19 of this Agreement;
          (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the Ordinary Course of Business;
          (i) engage in the conduct of any business the nature of which is different from the business in which the Advisor or the Development Company, as applicable, is currently engaged;
          (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a direct or indirect change of control of the Advisor or the Development Company;
          (k) forgive any indebtedness owed to the Advisor or the Development Company or convert or contribute by way of capital contribution any such indebtedness owed;

          (l) authorize or enter into any agreement providing for management services to be provided by the Advisor or the Development Company to any third party or an increase in management fees paid by any third party under existing management agreements;
          (m) except as set forth in Section 7.22 of the Disclosure Schedule, mortgage, pledge, encumber, sell, lease or transfer any assets of the Advisor or the Development Company except as approved by the Special Committee on behalf of CHP in its sole discretion or as contemplated by this Agreement;
          (n) take any of the actions that would otherwise be prohibited under Section 9.5 of this Agreement if such Section 9.5 were in effect at such time;
          (o) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or
          (p) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.
     8.4 Full Access. During the period from the date of this Agreement until the Effective Time, the Advisor shall permit representatives of CHP and CHPAC to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Advisor to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Advisor and the Development Company.
     8.5 Meeting of Stockholders. During the period from the date of this Agreement until the Effective Time, CHP will take all action necessary in accordance with applicable law and CHP’s charter and by-laws to arrange for its stockholders to consider and vote upon the approval of the Merger at the CHP Stockholder Meeting to be held in connection with, among other things, the transactions contemplated by this Agreement. Subject to the fiduciary duties of CHP’s Board of Directors under applicable law and after consultation with counsel, the Board of Directors of CHP shall recommend that the CHP stockholders approve the Merger. In connection with such recommendation, CHP shall use its commercially reasonable efforts to obtain such approval.
     8.6 Proxy Materials. As promptly as practicable after the execution and delivery of this Agreement, CHP shall prepare, and the Advisor and the Stockholders shall cooperate in the preparation of, a proxy statement and a form of proxy to be used in connection with the vote of CHP’s stockholders with respect to the Merger on the terms and conditions of this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to CHP’s stockholders, is herein called the “Proxy Statement”). CHP shall include in the Proxy Statement proposals with respect to amendments to the charter of CHP to reflect that CHP will have become self-advised and to conform more closely to the articles of incorporation of companies that are Listed, it being understood that certain of such amendments may require only the affirmative vote of holders of a majority of CHP’s outstanding CHP Common Shares entitled to vote thereon (the “Majority Vote Charter Amendment”) in substantially the form attached to this Agreement as Exhibit A or in such other form as CHP and the Advisor shall mutually agree in writing, and that certain of such amendments may require the affirmative vote of holders of two-thirds of CHP’s outstanding CHP Common Shares entitled to vote thereon (the “Two-Thirds Vote Charter Amendment” and together with the Majority Vote Charter Amendment, the “CHP Charter Amendments”), with Exhibit B attached hereto reflecting both CHP Charter Amendments. CHP shall file the Proxy Statement with the SEC as soon as reasonably practicable after the date hereof, shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to stockholders of CHP at the earliest practicable date as permitted by the SEC and shall take all such action as may be reasonably necessary to qualify any CHP Common Shares to be received as Merger Consideration for offering and sale under applicable state securities or “blue sky” laws. If at any time prior to the Effective Time any event relating to or affecting the Advisor, the Stockholders or CHP shall occur as a result of which it is necessary, in the opinion of counsel for the Advisor and the Stockholders or of counsel for CHP to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time the CHP Stockholder Approval is sought, the Advisor, the Stockholders and CHP, respectively, will promptly notify the others thereof and, in the case of the Advisor or the Stockholders, will cooperate with CHP in the preparation of, and, in the case of CHP, will prepare and file, an amendment or supplement with the SEC and, if required, applicable state securities authorities, such that the Proxy Statement, as so supplemented or amended, will not at such time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and CHP will, as required by law, disseminate to its stockholders such amendment or supplement.
     8.7 Notice of Developments. During the period from the date of this Agreement until the Effective Time, each Party will give prompt written notice to the others of any material adverse development Known to such Party which results in, or is reasonably likely to result in, any of its or his own representations and warranties set forth in this Agreement above becoming untrue. No disclosure by any Party pursuant to this Section 8.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     8.8 Tax Matters. Each of the Stockholders, the Advisor, CHP and CHPAC agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a) of the Code to the extent permitted by law.
     8.9 Reorganization. During the period from the date of this Agreement until the Effective Time, none of the Advisor, the Stockholders, CHP or CHPAC shall take or cause to be taken an action, or fail to take an action, that could reasonably be expected to disqualify the Merger as a reorganization under Section 368(a) of the Code.
     8.10 Delivery of Certain Financial Statements. Promptly after they become available, and in any event not later than the tenth business day prior to the Closing Date, the Advisor shall provide CHP with true and correct copies of its unaudited consolidated balance sheet as of September 30, 2005 and true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date thereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. In addition, promptly after they become available and in any event not later than the tenth business day prior to the Closing Date (if the Closing Date is subsequent to March 31,

2006), the Advisor shall provide CHP with true and correct copies of its audited consolidated balance sheet as of December 31, 2005 and the related audited statements of income and cash flows for the year ended December 31, 2005. Delivery of such financial statements shall be deemed to be a representation by the Advisor and the Stockholders (other than FARS) that such balance sheet (including the related notes, if any) presents fairly, in all material respects, the financial position of the Advisor as of the specified date, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments, as applicable.
     8.11 State Takeover Statutes. Each of CHP, CHPAC, the Advisor, the Stockholders (other than FARS) and the members of their respective Boards of Directors shall (i) take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (each, a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.
     8.12 Exclusivity. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, none of the Stockholders or the Advisor shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any portion of the assets of the Advisor (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Stockholders agrees that it shall not vote any Advisor Common Shares in favor of any such acquisition, including any such acquisition structured as a merger, consolidation, or share exchange (other than the Merger). The Stockholders and the Advisor shall notify CHP immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     8.13 Payment of FARS Note or Inter-Company FARS Final Payment Funding Note. During the period from the date of this Agreement through the earlier to occur of (x) the Closing Date or (y) June 30, 2006, the Advisor shall pay any principal and interest as it becomes due under the FARS Note. If the Closing has not occurred on or before June 30, 2006, during the period from June 30, 2006 through the Closing Date, the Advisor shall pay any interest as it becomes due under the Inter-Company FARS Final Payment Funding Note.
     8.14 Registration Rights Agreement. At the Closing, CHP and the Stockholders shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit C, except for such changes therein as may be agreed upon by the Representative and the Special Committee, on behalf of CHP, in their sole discretion, and provided that any change thereto that adversely affects the rights and obligations of FARS thereunder must also be approved in writing by FARS, which approval shall not be unreasonably withheld or delayed, it being acknowledged and agreed by the Parties that FARS would not be unreasonably withholding approval if FARS reasonably determines that such withholding is necessary in relation to its own interests (the “Registration Rights Agreement”).
     8.15 Payment of Expenses/Cash Reserve. Prior to the Closing, the Advisor shall have satisfied or shall have set aside a cash reserve of the Advisor in an amount sufficient to satisfy (i) the payment of all Liabilities of the Advisor and the Stockholders in connection with the negotiation, execution and delivery of this Agreement, including the payment of any expenses due to any counsel of the Advisor or the Stockholders and to any brokers, finders or other agents of such Parties described in Section 7.26; it being understood and agreed that neither the Surviving Company nor CHP shall have any liability for the payment of such expenses or other liabilities except to the extent such amounts are included in the Cash Reserve), (ii) any Tax obligations of the Advisor with respect to any periods ending on or before the Closing Date (excluding amounts due for any Taxes with respect to the Advisor’s participation in Guarantor’s consolidated federal and state Tax Returns, all of which Taxes are and shall continue to be after the Effective Time a Liability of Guarantor), and (iii) any other Liabilities of the Advisor other than the FARS Note and any other Liabilities set forth on Section 8.15 of the Disclosure Schedule (collective, the “Cash Reserve”). At least two business days prior to the Closing, the Advisor shall provide CHP with a schedule showing the amount of the Cash Reserve and the amount of the estimated working capital of the Advisor as of the Closing before and after giving effect to such Cash Reserve (the “Working Capital Schedule”). No part of the Cash Reserve shall be distributed to the Stockholders at any time.
     8.16 Transition Services Agreement. At the Closing, CHP shall enter into a transition services agreement with Guarantor or its Affiliate in substantially the form agreed upon by CHP and Guarantor immediately prior to execution and delivery of this Agreement by the Parties (the “Transition Services Agreement”).
     8.17 New Brand License Agreement. At the Closing, CHP shall enter into a licensing agreement with Guarantor or its Affiliate in substantially the form agreed upon by CHP and Guarantor immediately prior to execution and delivery of this Agreement by the Parties (the “New Brand License Agreement”).
     8.18 Cooperation with Auditors. Prior to the Closing, the Stockholders shall provide to PricewaterhouseCoopers LLP all information reasonably available to the Stockholders that is necessary to calculate the accumulated and current earnings and profits of the Advisor as of the Effective Time, including, but not limited to, all necessary federal income Tax information relating to the Advisor, working papers created with respect to such Advisor Tax information, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such returns. Any information shall be treated as strictly confidential by PricewaterhouseCoopers LLP and every employee of, and advisor to, CHP and PricewaterhouseCoopers LLP; provided, however, that the foregoing shall not preclude CHP from sharing such information (i) with its tax counsel for purposes of permitting such counsel to render opinions from and after the time of the Merger with respect to the qualification of CHP as a real estate investment trust as defined within Section 856 of the Code (“REIT”) or (ii) with any third party, including investment banks and their counsel, performing due diligence with respect to CHP’s continued qualification as a REIT following the Merger. The aforesaid confidentiality provisions shall not apply to the Surviving Company, as the successor to the Advisor in the Merger, or to CHP, as the parent of the Surviving Company, following the Merger.
     8.19 Amendment to the Articles of Incorporation of the Advisor. Prior to the Closing, the Advisor shall adopt and make effective any and all amendments to the articles of incorporation of the Advisor that are reasonably requested by the Special Committee on behalf of CHP to facilitate the Merger, subject to approval of the Advisor, which approval shall not be unreasonably withheld or delayed (the “Advisor Amendment”).
     8.20 Pledge and Security Agreement. At the Closing, the Indemnifying Stockholders and CHP shall enter into a pledge and security agreement in substantially the form attached hereto as Exhibit D, except for such changes therein as may be agreed upon by the Representative and the Special Committee on behalf of CHP in its sole discretion (the “Pledge and Security Agreement”).
     8.21 Additional Advisor Actions. The Advisor shall take all actions reasonably necessary to effect the transactions described on Section 8.21 of the Disclosure Schedule (the “Advisor Actions”).
     8.22 CHP Note. At the Closing, the Advisor shall assign the CHP Note to the Stockholders in such manner as determined by the Stockholders and described in Section 8.22 of the Disclosure Schedule.
     8.23 Tower II Lease. At the Closing, the Advisor shall assign the Tower II Lease and all of its rights and obligations as tenant thereunder to CHP, and CHP shall (i) assume all of the Advisor’s rights and obligations as tenant under the Tower II Lease and (ii) reimburse Guarantor for its reasonably documented out-of-pocket costs and expenses incurred or paid as of the Closing Date in connection with (A) the purchase, on behalf of the Advisor, of the Advisor’s furniture, fixtures and equipment for the Tower II Office Space, and (B) amounts paid by the Guarantor, on behalf of the Advisor, to the landlord under the Tower II Lease for the cost of improvements to the Tower II Office Space that are in excess of the tenant improvement allowance under said lease. Section 8.23 of the Disclosure Schedule includes a reasonably detailed description of the out-of-pocket costs and expenses and other amounts referred to in the immediately preceding clause (ii) incurred or paid by the Guarantor without any mark-up or profit by Guarantor, on behalf of the Advisor, as of the date of this Agreement and reasonably expected to be incurred or paid by the Guarantor, on behalf of the Advisor, prior to or as of the Closing Date.
ARTICLE 9
POST-CLOSING COVENANTS
     The Parties agree as follows with respect to the period following the Closing:
     9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 12 below). The Stockholders acknowledge and agree that from and after the Closing, the Surviving Company and CHP will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Advisor.
     9.2 Litigation Support. Without limiting Section 9.10, in the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Advisor, each of the other Parties will reasonably cooperate with such Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 12 below).
     9.3 Transition. None of the Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Advisor or the Development Company from maintaining the same business relationships with the Surviving Company after the Closing as it maintained with the Advisor and the Development Company prior to the Closing.
     9.4 Confidentiality. Each of the Stockholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to CHP or destroy, at the request and option of CHP, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholders will notify CHP promptly of the request or requirement so that CHP may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Stockholder may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his or its commercially reasonable efforts to obtain, at the request of CHP, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as CHP shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.
     9.5 Covenant Not to Compete; Right of First Refusal; Non-Solicitation.

          (a) In consideration of CHP, CHPAC’s and the Advisor’s entering into this Agreement pursuant to which, among other things, the Advisor Common Shares owned by each of CREG, James M. Seneff, Jr. and Robert A. Bourne will be converted into the right to receive such Party’s respective Pro Rata Percentage of the Merger Consideration as contemplated herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and acknowledging hereby that each of CHP, CHPAC and the Advisor would not have agreed to enter into this Agreement and CHP would not have agreed to cause the payment of any portion of the Merger Consideration to such Party, in each case without such Party agreeing to enter into, and to honor the terms and conditions of this Section 9.5(a), each of Guarantor, CREG, James M. Seneff, Jr. and Robert A. Bourne (collectively, the “CNL Group”) hereby acknowledges that such Party shall be subject to, and hereby covenants and agrees to honor and comply with, the terms and conditions of this Section 9.5 following the Closing as follows:
               (i) During the period commencing on the Closing Date and terminating on the seventh (7th) anniversary of the Closing Date, each member of the CNL Group shall not, and shall cause each of their respective Affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe relating to the ownership, acquisition, development or management of luxury and upper upscale hotels and luxury resorts, each as classified by Smith Travel Research (the “Luxury Hotel Industry Sector”), including, but not limited to, (A) sponsoring or organizing, or assisting any other Person in sponsoring or organizing, an investment vehicle investing in the Luxury Hotel Industry Sector or (B) providing asset management or other advisory services to, or directly assisting another Person in providing asset management or advisory services to, any investment vehicle investing in the Luxury Hotel Industry Sector; provided, however, that (1) except as otherwise provided in clause (5) below, activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas (the “Recreational Properties and Facilities”), in which activities relating to the Luxury Hotel Industry Sector is only incidental to the primary purpose of such facility or property, shall not be deemed to violate this Section 9.5(a)(i), (2) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50% or more of the ownership interests of such facility exist on a fractional basis, shall not be deemed to violate this Section 9.5(a)(i), (3) the investment by any member of the CNL Group or any of their respective Affiliates in the properties listed on Section 9.5 of the Disclosure Schedule in which such Persons have interests as of the date of this Agreement, shall not be deemed to violate this Section 9.5(a)(i), (4) activities taken by a Person that has issued securities that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act and that is a member of the CNL Group or an Affiliate of a member of the CNL Group shall not be deemed to violate this Section 9.5(a)(i) if, at the time such Person becomes actively involved in pursuing plans to engage, and has knowingly taken affirmative steps to engage in such activities and for twelve (12) consecutive calendar months thereafter, no member of the CNL Group or Affiliate of a member of the CNL Group (A) serves as a director, officer or employee of or consultant to such Person or holds a similar position with such Person or its Subsidiary or direct or indirect parent corporation or entity (which may, for example, require a member of the CNL Group to resign from such positions with such Person or its Subsidiary or direct or indirect parent corporation or entity) or (B) beneficially owns more than five percent (5%) of the issued and outstanding securities of such Person (which may, for example, require a member of the CNL Group to dispose or disclaim beneficial ownership of certain securities of such Person or its Subsidiary or direct or indirect parent corporation or entity), as applicable (such Person or Affiliate referred to in the immediately preceding clause (A) or (B), an “Excluded Person”), (5) activities taken by CNL Income Properties, Inc. with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which activities relating to the Luxury Hotel Industry Sector generated fifty percent (50%) or more of the revenues of such recreational facility or recreational property during the most recently completed fiscal year or is reasonably expected to generate fifty percent (50%) or more of the revenue of such recreational facility or recreational property in the fiscal year following the stabilization of operations of such recreational facility or recreational property, shall not be deemed to violate this Section 9.5(a)(i) if and to the extent the applicable members of the CNL Group and its or their applicable Affiliates comply or cause compliance with the Right of First Refusal in Section 9.5(a)(ii) as if and to the same extent such recreational facility or recreational property was a Hospitality Asset for purposes of Section 9.5(a)(ii), in any case without regard to whether CNL Income Properties, Inc. is an Excluded Person, and (6) the covenant not to compete in this Section 9.5(a)(i) may be waived by prior written consent of CHP acting with and based upon the approval in their sole discretion of at least a majority of all of CHP’s disinterested directors who are non-employee directors, it being understood that, for purposes of this Agreement, a director of CHP will be deemed not to be disinterested if such director is a member of the CNL Group or an Affiliate of any member of the CNL Group.
               (ii) During the period commencing on the Closing Date and terminating on the third (3rd) anniversary of the Closing Date, in the event that a member of the CNL Group or any of their respective Affiliates (other than an Excluded Person) (such member of the CNL Group or Affiliate thereof, the “CNL Group Party”) enters into or executes and delivers any binding agreement, contract, letter agreement or other binding arrangement (a “Hospitality Asset Agreement”) relating to the ownership or acquisition of any hotel, or other lodging asset in the United States of America, Canada or Europe outside of the Luxury Hotel Industry Sector (such hotel, resort, motel or other lodging asset, the “Hospitality Asset”), such CNL Group Party shall offer to CHP the right of first refusal to assume and perform (or cause one of its Subsidiaries to assume and perform) such Hospitality Asset Agreement (the “Right of First Refusal”) in accordance with this Section 9.5(a)(ii), it being acknowledged and agreed by the Parties that (A) a Hospitality Asset Agreement would for purposes of this Section 9.5(a)(ii) be deemed to be binding even if the only obligation of any party thereto is an obligation to negotiate definitive documentation in good faith and (B) such CNL Group Party(ies) shall not enter into or execute and deliver such Hospitality Asset Agreement unless and until such Hospitality Asset Agreement includes (1) an assignment provision that would enable such Hospitality Asset Agreement to be assigned by the CNL Group Party(ies) to CHP or one of its reasonably qualified Subsidiaries without the consent of the proposed counterparty(ies) thereto if CHP exercises its Right of First Refusal and (2) a requirement that if CHP exercises its Right of First Refusal the proposed counterparty(ies) to the Hospitality Asset Agreement produce or make available to CHP such financial information concerning the Hospitality Asset so as to enable CHP to produce the financial statements and information required under the federal securities laws to be filed by CHP in connection with the ownership or acquisition of such Hospitality Asset(s); provided, however, that the Right of First Refusal shall not apply to a Hospitality Asset

Agreement entered into by any member of the CNL Group or any of their respective Affiliates relating to the ownership or acquisition of (Y) any Recreational Properties and Facilities in which activities relating to any Hospitality Asset is only incidental to the primary purpose of such Recreational Property or Facility, or (Z) facilities, such as condominiums and time share properties in which 50% or more of the ownership interests of such facility exists on a fractional basis. Promptly following the execution and delivery of the Hospitality Asset Agreement, which in no event shall be later than the tenth (10th) day following the execution and delivery of the Hospitality Asset Agreement by all parties thereto, the applicable CNL Group Party shall deliver to CHP written notice of the proposed Hospitality Asset Agreement, which notice (the “ROFR Notice”) shall include (A) a complete and correct copy of the Hospitality Asset Agreement, (B) a detailed description of the Hospitality Asset(s) subject to such Hospitality Asset Agreement and (C) copies of all written information provided to any member of the CNL Group Party and/or its financial and other advisors (other than legal counsel) by the counterparty(ies) to the Hospitality Asset Agreement concerning the Hospitality Asset Agreement and the Hospitality Asset(s), including, if so provided, photographs of the Hospitality Asset(s), environmental reports and title surveys of and concerning the Hospitality Asset and financial information of the operating history of the Hospitality Asset. In addition, upon delivery to CHP of the ROFR Notice, such CNL Group Party shall provide or cause to be provided to CHP and to CHP’s authorized representatives reasonable access upon reasonable notice during normal business hours to the properties, books, records, contracts, commitments, facilities, premises and equipment that may be the subject of the Hospitality Asset Agreement and that may otherwise comprise the Hospitality Asset, subject to an appropriate confidentiality agreement not more restrictive on CHP than any confidentiality agreement entered into by the CNL Group Party(ies) with such counterparty(ies). Within forty-five (45) days after CHP’s receipt of the ROFR Notice, CHP shall notify the CNL Group Party whether CHP exercises its Right of First Refusal. If CHP elects to exercise its Right of First Refusal, then such CNL Group Party shall assign, and CHP shall assume or shall cause a reasonably qualified Subsidiary to assume, all of the CNL Group Party(ies) rights and obligations to and under the Hospitality Asset Agreement. If CHP elects not to exercise its Right of First Refusal or does not inform such CNL Group Party that it has elected to exercise its Right of First Refusal within such forty-five day period, then such CNL Group Party may consummate the transactions contemplated by the Hospitality Asset Agreement for the price and on terms materially no more favorable to such CNL Group Party than were described in the ROFR Notice; provided, however, that if CHP elects not to exercise its Right of First Refusal or does not inform such CNL Group Party that it has elected to exercise its Right of First Refusal within such forty-five (45) day period and such CNL Group Party does not consummate the transactions contemplated by the Hospitality Asset Agreement within one hundred eighty (180) days after CHP’s receipt of the ROFR Notice, then such CNL Group Party may not consummate the transactions contemplated by the Hospitality Asset Agreement without again complying with the restrictions contained in this Section 9.5(a)(ii). Notwithstanding anything to the contrary contained herein, any CNL Group Party shall inform, and shall cause each of his or its respective Affiliates to inform, each prospective counterparty to a Hospitality Asset Agreement of CHP’s Right of Refusal with respect to such Hospitality Asset at the same time such CNL Group Party or any of his or its respective Affiliates commences discussions with a prospective counterparty(ies) to a Hospitality Asset Agreement relating to the ownership or acquisition, of a Hospitality Asset.

               (iii) During the period commencing on the Closing Date and continuing through the seventh (7th) anniversary of the Closing Date, each of Guarantor, CREG, James M. Seneff, Jr. and Robert A. Bourne shall not, without CHP’s prior written consent, and shall cause each of their respective Affiliates (other than an Excluded Person) not to, directly or indirectly, Knowingly solicit for employment or encourage to leave the employment or other service of CHP or any of its Subsidiaries, any employee thereof or hire (on his or its behalf or on behalf of any other Person) any employee who has left the employment or other service of CHP or any of its Subsidiaries (or any predecessor of either) within one (1) year of the termination of such employee’s employment with CHP or any of its Subsidiaries.
          (b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     9.6 CHP Common Shares. Each certificate issued to the Stockholders who are acquiring CHP Common Shares in the Merger representing such CHP Common Shares will be imprinted with a legend substantially in the following form:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.”

Each such Stockholder desiring to transfer any of the CHP Common Shares received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for CHP confirms is in compliance with Rule 144 of the Securities Act, must first furnish CHP with (i) a written opinion satisfactory to CHP in form and substance from counsel reasonably satisfactory to CHP to the effect that such Stockholder may transfer the CHP Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to CHP in form and substance agreeing to be bound by the restrictions on transfer contained herein. Each of the Stockholders who hold Class B Advisor Common Shares subject to an Employee Stock Purchase Agreement shall hold any CHP Common Shares received as the Merger Consideration subject to the restrictions of the applicable Employee Stock Purchase Agreement.
     9.7 Merger Consideration. Each Stockholder who acquires CHP Common Shares in the Merger hereby agrees to be bound by the provisions of the lock-up letter contemplated by the Registration Rights Agreement.
     9.8 Tax Matters.
          (a) The Stockholders (other than FARS and other than the Management Stockholders) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Advisor and the Development Company for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date as part of the Guarantor’s consolidated federal and state Tax Returns or otherwise. The Stockholders (other than FARS and other than the Management Stockholders) shall permit CHP to review and comment on each Tax Return described in the preceding sentence (or, if any such Tax Return is to be filed on a consolidated basis, the pro forma Tax Return of the Advisor and the Development Company to be used in such consolidation) for such periods prior to filing. The Stockholders (other than FARS) shall be responsible for the timely payment of any Taxes of the Advisor or the Development Company with respect to such periods.
          (b) Any refund or credit of Taxes (including any statutory interest thereon) received by CHP, CHPAC or any of their Subsidiaries with respect to the Advisor or the Development Company that are attributable to periods ending on or prior to or including the Closing Date shall reduce any CHP Indemnity Claim that the Stockholders (other than FARS) owe CHP pursuant to Article 12 below by an amount equal to the amount of such refund or credit; provided, however, that to the extent any such refund or credit exceeds the aggregate amount of any and all CHP Indemnity Claims that the Stockholders owed CHP pursuant to this Agreement, the excess amount of such refund or credit shall be paid to the Representative for distribution to the Stockholders on a pro rata basis upon the expiration, in accordance with Section 12.5 of this Agreement, of all rights of CHP to seek indemnification pursuant to Article 12, but in any event not later than the end of the eighteen (18) month period following the Closing Date.
          (c) In the event that CHP, CHPAC or any of their Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that would reasonably be expected to affect Advisor or any of the Stockholders, or if Advisor or any of the Stockholders receives notice of such matters that would reasonably be expected to affect CHP, CHPAC or any of their Subsidiaries, the Party receiving such notice shall promptly notify in writing the potentially affected Party. The failure of either Party to give the notice required by this Section 9.8(c) shall not impair such Party’s rights under this Agreement except to the extent that the other Party demonstrates that it has been damaged thereby.
          (d) The Stockholders (other than FARS) shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, settle or appeal all proceedings with respect to pre-closing Taxes, provided, however, that any decision or action with respect to any of the foregoing that reasonably could be expected to affect either CHP or CHPAC adversely shall require the prior written consent of CHP acting with and based upon the approval in their sole discretion of at least a majority of all of CHP’s disinterested directors who are non-employee directors, it being understood that, for purposes of this Agreement, a director of CHP will be deemed not to be disinterested if such director is a member of the CNL Group or an Affiliate of any member of the CNL Group, and provided further that the Stockholders (other than FARS), in accordance with his or its Pro Rata Percentage of the Merger Consideration, shall indemnify CHP and CHPAC from any and all costs incurred by CHP and CHPAC in connection with or as a result thereof.
          (e) CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any reimbursement, payment, indemnity or other obligation of FARS as a Stockholder that may or would otherwise have been attributable to FARS pursuant to this Section 9.8 and is owed or payable to CHP or CHPAC.
          (f) In the event that any taxable period for the Advisor or the Development Company shall commence prior to the Closing Date and end after the Closing Date (a “Straddle Year”) under the applicable law of any taxing jurisdiction (a “Straddle Year Jurisdiction”), then (i) the Stockholders (other than FARS) shall prepare or cause to be prepared a pro forma Tax Return for the Straddle Year Jurisdiction for the portion of the Straddle Year commencing prior to the Closing Date and ending with the close of business on the Closing Date (the “Pre-Closing Straddle Period”) and shall deliver such pro forma Tax Return to CHP, together with an amount of cash equal to all Taxes that would be payable to the Straddle Year Jurisdiction with respect to the Pre-Closing Straddle Period (referred to as “Pre-Closing Straddle Period Taxes”) and (ii) CHP shall prepare or cause to be prepared a pro forma Tax Return for the Straddle Year Jurisdiction for the portion of the Straddle Year commencing on the day following the Closing Date and ending on the last day of the Straddle Year (the “Post-Closing Straddle Period”) and shall deliver such pro forma Tax Return to the Representative for his review, provided that CHP shall have the right to make all determinations with respect thereto. CHP will be responsible for preparing and filing with the Straddle Year Jurisdiction all required Tax Returns for the Straddle Year, and shall be responsible for all Taxes attributable to the Post-Closing Straddle Period (with such Taxes referred to as “Post-Closing Straddle Period Taxes”). To the maximum extent practicable, the rights and responsibilities of the Stockholders with respect to Pre-Closing Straddle Period Taxes shall be as set forth in subparagraphs (a) through (e) with respect to Taxes for periods ending on or prior to the Closing Date.
     9.9 Post-Closing Employment Arrangements. At or prior to the Closing, the Advisor and its Affiliates will have entered into agreements or arrangements in form and substance satisfactory to the Special Committee on behalf of CHP in its sole discretion, for the continuation and/or substitution of benefits to employees of the Advisor and the Development Company following the Merger.
     9.10 Assumption of Certain Liabilities of the Advisor Concerning the Class Action Lawsuit and Related Matters.
          (a) Without limiting the Indemnifying Stockholders’ obligations under Article 12, as of the Effective Time and without any further action by any of the Parties, the Indemnifying Stockholders shall, according to his or its Pro Rata Percentage, be deemed to have assumed and hereby expressly acknowledge and agree that they shall assume from the Advisor and otherwise succeed to all the rights and Liabilities of the Advisor, if any, with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose as if such rights and Liabilities originally were the rights and Liabilities of the Indemnifying Stockholders (such Liabilities, the “Assumed Advisor Liabilities”), provided that CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any Assumed Advisor Liabilities that otherwise would have been attributable to FARS. The Indemnifying Stockholders shall diligently pursue, control and bear the expense, including attorneys’ fees, of the defense, settlement, adjustment or compromise of the Assumed Advisor Liabilities, if any, with counsel reasonably acceptable to CHP (and CHP acknowledges that the Advisor’s current counsel is acceptable), provided that the Indemnifying Stockholders shall obtain the written consent of CHP and Surviving Company before entering into any settlement, adjustment or compromise of such Assumed Advisor Liabilities (if CHP is not a party to said settlement, adjustment, or compromise), if any, or ceasing to defend against such Assumed Advisor Liabilities, if any, if as a result thereof, or pursuant thereto, there would be imposed on CHP and/or Surviving Company any additional Liability not covered by the indemnity obligations of the Indemnifying Stockholders under this Agreement and resulting from such settlement, adjustment or compromise (including, without limitation, any injunctive relief or other remedy). The Parties intend and agree that, by operation of this Section 9.10 and Article 12, (i) the Merger would not diminish CHP’s rights or increase CHP’s Liabilities, if any, with respect to the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose and (ii) the Indemnifying Stockholders’ rights and Liabilities with respect to the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose after the Effective Time be identical to the Advisor’s rights and Liabilities with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose had this Agreement not been executed and delivered by the Parties and had the Merger not occurred, including, but not limited to, any rights or Liabilities with respect to any applicable fee sharing agreements, arbitration awards, or court orders with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose.
          (b) The Indemnifying Stockholders shall cooperate reasonably with CHP and Surviving Company and with their respective representatives in connection with any steps to be taken as part of their obligations under this Section 9.10 and shall (i) furnish upon request to each other and to CHP and Surviving Company such further information, (ii) execute and deliver to each other and to CHP and/or Surviving Company such other documents and (iii) do such other acts and things, each as may be reasonably requested by CHP and/or the Surviving Company for the purpose of carrying out the intent of this Section 9.10.

          (c) The Indemnifying Stockholders may allocate among themselves by written agreement responsibility for their obligations under this Section 9.10 with respect to the Assumed Advisor Liabilities, subject to CHP’s prior written consent, which consent shall not be unreasonably be withheld, it being understood that any such allocation shall not affect CHP’s and/or the Surviving Company’s rights under Article 12.
ARTICLE 10
CONDITIONS TO OBLIGATION TO CLOSE
     10.1 Conditions to Each Party’s Obligation. The respective obligations of CHP, CHPAC, the Advisor and the Stockholders to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of the Special Committee on behalf of CHP and the Representative:
          (a) CHP Stockholder Approval. CHP shall have obtained the CHP Stockholder Approval.
          (b) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies listed on and Sections 5.2 and 7.3 of the Disclosure Schedule and otherwise referred to in Section 5.2, Section 6.4, and Section 7.3 above and such consents shall remain in effect as of the Closing Date.
          (c) Opinions. (i) CHP and CHPAC and the Stockholders shall have received an opinion dated as of the Closing Date from Greenberg Traurig, LLP, counsel to CHP and CHPAC, addressed to the Special Committee on behalf of CHP in the form agreed upon by CHP, CHPAC, the Stockholders and Greenberg Traurig, LLP immediately prior to the execution and delivery of this Agreement by the Parties.
               (ii) CHP and CHPAC shall have received an opinion dated as of the Closing Date from Greenberg Traurig, LLP, counsel to CHP and CHPAC, addressed to the Special Committee on behalf of CHP in the form agreed upon by CHP, CHPAC and Greenberg Traurig, LLP immediately prior to the execution and delivery of this Agreement by the Parties. CHP, CHPAC and the Advisor shall provide representation letters to Greenberg Traurig, LLP in the form agreed upon by CHP, CHPAC, the Advisor and Greenberg Traurig, LLP immediately prior to the execution and delivery of this Agreement by the Parties.
               (iii) The Advisor and the Stockholders shall have received an opinion dated as of the Closing Date from Arnold & Porter LLP, special tax counsel to the Advisor, addressed to the Advisor and the Stockholders in the form agreed upon by the Advisor, the Stockholders and Arnold & Porter LLP immediately prior to the execution and delivery of this Agreement by the Parties. CHP, CHPAC and the Advisor shall provide representation letters to Arnold & Porter LLP in the form agreed upon by CHP, CHPAC, the Advisor and Arnold & Porter LLP immediately prior to the execution and delivery of this Agreement by the Parties.
     10.2 Conditions to Obligation of CHP and CHPAC. The obligations of CHP and CHPAC to consummate the Merger and take the actions to be performed by them in connection with the Closing are subject to satisfaction or waiver by the Special Committee on behalf of CHP, in its sole discretion, of the following conditions:
          (a) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling that would, in the reasonable judgment of the Special Committee on behalf of CHP, (i) prevent consummation of the Merger, (ii) cause the Merger to be rescinded following consummation, (iii) affect adversely the right of CHP to own the capital stock of the Surviving Company, or (iv) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);
          (b) Officers Certificate. Each of the Stockholders and the chief executive officer of the Advisor shall have delivered to CHP a certificate to the effect that, to the Actual Knowledge of such certifying Person (it being acknowledged and agreed by the Parties that, for purposes of this Section 10.2(b), the Actual Knowledge of the chief executive officer of the Advisor shall mean the Actual Knowledge of such officer following a reasonable investigation, the Actual Knowledge of the certifying Stockholder shall mean the individual Actual Knowledge of such certifying Stockholder, and the Actual Knowledge of such individual Stockholder shall not be attributed to the other Stockholders):
               (i) the representations and warranties set forth in Article 5 and Article 7 above applicable to it that are qualified as to materiality shall be true and correct, and those applicable to it not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that the representation and warranty made in Section 7.30 shall be true and correct in all material respects as of the date of this Agreement;
               (ii) the Stockholders and the Advisor shall have performed and complied in all material respects with all of their covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date, including the Advisor’s performance of the actions contemplated by Section 10.2(d) below;
               (iii) the Advisor and the Stockholders have procured all of the third party consents specified in Section 5.3 and 7.4 above and such consents shall remain in effect as of the Closing Date; and
               (iv) no action, suit, or proceeding is pending or threatened against the Advisor or such Stockholder before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling that would (A) prevent consummation of the Merger, (B) cause the Merger to be rescinded following consummation, (C) affect adversely the right of CHP to own the membership interests of the Surviving Company, or (D) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree or ruling is in effect) other than any action, suit, proceeding or claim that is pending or threatened against the Advisor as of the date hereof;

          (c) Certain Advisor Actions. All of the Advisor Actions shall have been effected prior the Closing Date and shall not have otherwise been rescinded or be subject to rescission as of or following the Closing Date;
          (d) Declaration and Payment of Dividend by Advisor. The Board of Directors of the Advisor shall have adopted the resolutions in substantially the form presented to CHP by the Advisor and the Stockholders immediately prior to the execution and delivery of this Agreement, such resolutions shall not have been withdrawn, modified or otherwise rescinded as of the Closing Date, and the Advisor shall have effected all of the actions contemplated by such resolutions, including the payment of the dividend to the Stockholders declared by the Board of Directors of the Advisor pursuant thereto;
          (e) Certain Agreement Among Stockholders. The Stockholders shall have executed and delivered to each other and CHP an agreement in substantially the form presented to CHP by the Advisor and the Stockholders immediately prior to the execution and delivery of this Agreement concerning certain post-Closing obligations of the Stockholders;
          (f) Pledge and Security Agreement. The Pledge and Security Agreement shall have been executed and delivered by the parties thereto.
          (g) Opinion of LDDK&R. CHP and CHPAC shall have received an opinion dated as of the Closing Date from Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Advisor, in substantially the form agreed upon by CHP, CHPAC, and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. immediately prior to the execution and delivery of this Agreement by the Parties;
          (h) Comfort Letter. CHP shall have received written comfort in form and substance reasonably satisfactory to the Special Committee from PricewaterhouseCoopers LLP that the Advisor will not have any accumulated or current earning and profits within the meaning of Section 312 of the Code as of the Effective Time, which written comfort tax counsel to CHP will be permitted to rely upon for purposes of rendering opinions from and after the time of the Merger with respect to the qualification of CHP as a REIT;
          (i) Fairness Opinion. Lehman Brothers, Inc. shall have not withdrawn its Fairness Opinion issued in connection with the Merger and, if requested by the Special Committee, shall have issued to the Special Committee an updated opinion dated as of the Closing Date;
          (j) Resignations. CHP shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Advisor and the Development Company other than those whom the Special Committee on behalf of CHP, in its sole discretion, shall have specified in writing prior to the Closing;
          (k) Bonus Arrangements. CHP shall have received satisfactory evidence that all bonus plans under which officers, directors or employees of the Advisor or the Development Company are beneficiaries have been terminated as of the Closing Date;

          (l) Employment Agreements. Each of the Employment Agreements shall become effective in accordance with its terms, effective as of the Effective Time, and CHP shall not as of the Closing Date have any good faith reason to believe that the counterparty to each such Employment Agreement does not intend to perform his obligations under his Employment Agreement in accordance with the terms thereof;
          (m) Transition Services Agreement, New Brand License Agreement and Other Agreements. Guarantor or its Affiliate shall have executed and delivered the Transition Services Agreement and the New Brand License Agreement referred to in Sections 8.16 and 8.17, respectively, and any other agreements necessary for the Surviving Company to conduct its business in substantially the same manner as conducted by the Advisor immediately prior to the Closing Date (including any furniture or equipment leases or subleases, office space leases or subleases, and software licenses), in each case in form and substance reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion, and CHP shall have obtained insurance for the Surviving Company of a similar type to that maintained for the Advisor as of the date of this Agreement on terms reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion;
          (n) Material Adverse Effect. Since December 31, 2003, there shall not have occurred any Material Adverse Effect on the Advisor;
          (o) Advisor Amendment. The Advisor shall have filed any and all Advisor Amendments with the Florida Department of State, and the Advisor Amendment shall have become effective;
          (p) Opinion of Compensation Consultant. The Special Committee shall have received a written report from the independent compensation consultant engaged by the Compensation Committee of the CHP Board of Directors that would provide a basis for such committees, in their sole discretion, to determine that the terms and conditions of the Employment Agreements are fair and reasonable to CHP;
          (q) Majority Vote Charter Amendment. The Majority Vote Charter Amendment shall have been filed with the Maryland State Department of Assessments and Taxation and shall have become effective;
          (r) Stockholders’ Agreement. The Stockholders’ Agreement dated as of February 24, 1999 by and among the Advisor, CREG, FARS and the other Stockholders identified therein, shall have been amended, modified or terminated by the parties thereto, effective as of the Effective Time, as and to the extent determined to be necessary or appropriate by the Special Committee, on behalf of CHP, in its sole discretion;
          (s) Tax Sharing Agreement. The Tax Sharing Agreement dated as of February 24, 1999 by and between CNL Group, Inc., the predecessor to the Guarantor, and CNL Hospitality Advisors, Inc., the predecessor to the Advisor, as the same shall have been amended from time to time (the “Tax Sharing Agreement”), shall have been terminated as of the Effective Time with respect to the Advisor and all Subsidiaries of the Advisor, with the Advisor and all of the Subsidiaries of the Advisor expressly and unconditionally relieved of any and all monetary

Liability of any kind or nature thereunder to the Guarantor and any other member of the “Affiliated Group” (as defined in the Tax Sharing Agreement) attributable to taxable years of the Advisor and/or its Subsidiaries ending after the Effective Time. The termination of the Tax Sharing Agreement shall contain such other terms and conditions as the Special Committee, on behalf of CHP, in its sole discretion, shall determine to be necessary or appropriate. Any and all amounts payable by the Surviving Company (as the successor to the Advisor under the Tax Sharing Agreement) to the “Parent” (as defined in the Tax Sharing Agreement) pursuant to or as a result of the Tax Sharing Agreement shall be a CHP Indemnity Claim (as defined in Section 12.1 below) under Section 12.1(iv) below, and shall be covered by the guaranty of the Guarantor pursuant to Section 13.2 of this Agreement. The termination of the Tax Sharing Agreement shall provide that the Surviving Company (as the successor to the Advisor under the Tax Sharing Agreement) shall have the right to satisfy any and all obligations for payment thereunder by assigning to the party to which such payment is owed, the Surviving Company’s rights to the corresponding CHP Indemnity Claim (including its rights against the Guarantor with respect thereto); and
          (t) Appraisal Rights. Holders of, in the aggregate, 1% or more of the CHP Common Shares outstanding as of the date of the CHP Stockholder Meeting shall not have exercised or purported to have exercised appraisal rights under applicable provisions of Maryland General Corporation Law with respect to one or more of the amendments contained in the CHP Charter Amendments by filing with CHP a written objection thereto and not otherwise voting in favor thereof (or by taking such other actions required to be taken at such time in order to exercise appraisal rights pursuant to applicable provisions of Maryland General Corporation Law).
     10.3 Conditions to Obligation of the Stockholders and the Advisor. The obligation of the Stockholders and the Advisor to consummate the Merger and take the actions to be performed by them in connection with the Closing is subject to satisfaction or waiver by the Representative of the following conditions:
          (a) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling that would, in the reasonable judgment of the Advisor, (i) prevent consummation of the Merger, (ii) cause the Merger to be rescinded following consummation or (iii) affect adversely the right of the Stockholders to receive the Merger Consideration;
          (b) Officers Certificate. The chief executive officer of CHP and the Manager of CHPAC each shall have delivered to the Stockholders and the Advisor a certificate to the effect that, to their Actual Knowledge, following a reasonable investigation:
               (i) the representations and warranties set forth in Article 6 above that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that the representation and warranty made in Section 6.2 shall be true and correct in all material respects as of the date of this Agreement;

               (ii) CHP and CHPAC shall have performed and complied in all material respects with all of its covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date; and
               (iii) no action, suit, or proceeding shall be pending or threatened against CHP or CHPAC before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (A) prevent consummation of the Merger or (B) cause the Merger to be rescinded following consummation (and no such injunction, judgment, order, decree or ruling shall be in effect) other than any action, suit, proceeding or claim that is pending or threatened against CHP as of the date hereof;
          (c) Merger Consideration. CHP shall have delivered to the Stockholders the Merger Consideration pursuant to Section 4.2;
          (d) Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect on CHP;
          (e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the parties thereto; and
          (f) FARS Note or Inter-Company FARS Final Payment Funding Note. CHP shall have assumed and concurrently with the Closing shall repay in full, by wire transfer to an account designated by FARS in writing not less than two (2) business days prior to the Closing, the FARS Note; provided, however, that in the event that prior to the Closing the Advisor has paid in full all of the outstanding interest and principal due and payable under the FARS Note, then CHP shall have assumed and concurrently with the Closing shall repay in full the Inter-Company FARS Final Payment Funding Note by wire transfer to an account designated by CREG in writing not less than two (2) business days prior to the Closing.
ARTICLE 11
TERMINATION
     11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of CHP, by the mutual written consent of the Advisor and the Special Committee on behalf of CHP.
     11.2 Termination by Either CHP or the Advisor. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee on behalf of CHP (i) in the event of a failure of a condition to the obligations of CHP and CHPAC set forth in Section 10.1 or Section 10.2 of this Agreement or, (ii) no later than the time of the CHP Stockholder Meeting, in the event that the Special Committee shall have determined that it is not satisfied, in its sole discretion, with the results of its examination of the books, records, assets, liabilities, prospects and business of the Advisor; (b) by the Representative in the event of a failure of a condition to the obligations of the Stockholders or the Advisor set forth in Section 10.1 or Section 10.3 of this Agreement; (c) by either CHP or the Advisor in the event the Closing has not occurred on or before December 31, 2006; or (d) by either CHP or the Advisor in the event that a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to clause (a), (b), or (c) above shall not be available to any Party whose breach of this Agreement has been a principal cause for the failure of the condition referred to in said clause.
     11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 11, no Party hereto (or any of its directors or officers) shall have any Liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from Liability for any willful breach of this Agreement.
ARTICLE 12
INDEMNIFICATION
     12.1 Indemnity Obligations of the Stockholders. Subject to Section 12.5 and Section 12.6 hereof, each of the Stockholders, other than FARS (the “Indemnifying Stockholders”), hereby severally, in accordance with his or its Pro Rata Percentage of the Merger Consideration, agrees to indemnify and hold CHP and the Surviving Company harmless from, and to reimburse CHP and the Surviving Company for, any CHP Indemnity Claims arising under the terms and conditions of this Agreement; provided, however, that CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any CHP Indemnity Claim that would otherwise have been attributable to FARS as a Stockholder pursuant to this Article 12. For purposes of this Agreement, the term “CHP Indemnity Claim” shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever (collectively, “Losses”) to the extent resulting from (i) any breach of any representation and warranty of the Indemnifying Stockholders or the Advisor which is contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to this Agreement; (iii) any Liability for Taxes of the Advisor or the Development Company for the taxable period of the Advisor and the Development Company that includes the Effective Time; provided, however, that this clause (iii) shall not apply to any Tax payable with respect to such taxable period solely by reason of the Merger failing to qualify as a reorganization under Section 368(a) of the Code (if such Tax would not have been imposed in such taxable period had the Merger qualified as a reorganization under Section 368(a) of the Code); (iv) any Taxes which may be imposed upon the Advisor or any Subsidiary of the Advisor (or any successor to any of the foregoing) pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Advisor or any Subsidiary of the Advisor (or any predecessor to any of the foregoing), at any time prior to or including the Effective Time, in any “affiliated group of corporations” as defined for purposes of Section 1504 of the Code, whether pursuant to the Tax Sharing Agreement or otherwise; (v) any amounts required to be paid by CHP to the IRS or any state or local taxing authority by reason of or in connection with a determination by any taxing authority or CHP (referred to as a “Determination”) that either the Advisor or the Development Company had, as of the Effective Time, any accumulated earnings and profits (as calculated for federal income tax purposes), with the indemnification hereunder to include, but not be limited to, any Taxes required to be paid by CHP because distributions made by CHP after the Effective Time are treated as distributions of any such earnings and profits, rather than as dividends that are deductible in computing the “real estate investment trust taxable income” of CHP under Section 857(b) of the Code, any payment made by CHP pursuant to Section 860(c)(1) of the Code in connection with any “deficiency dividend” paid by CHP in connection with or as a result of any such determination, and/or any interest charge required to be paid by reason of the application of the principles of Section 852(e)(3) of the Code to CHP by reason of it being determined to have earnings and profits of a “C corporation” as a result of the Merger, provided, however, that in the event that there shall have been a Determination, CHP thereafter shall have an affirmative duty to mitigate claims under this clause (v) to the extent such steps are permitted under applicable Tax law and in the reasonable judgment of CHP, after good faith consultation with its Tax advisors, the Representative and the Representative’s Tax advisor, would have the effect of mitigating the claims under this clause (v), by (A) paying Deficiency Dividends and/or other dividends, or (B) paying any amounts required in order to satisfy the requirements of Section 856(g)(5) of the Code (the “REIT Savings” provisions) to the extent permitted under applicable Tax law (with any such amounts payable pursuant to the REIT Savings provisions to be subject to indemnification under this clause (v)), provided, further that in the event that CHP shall, following a Determination, fail to take either of the steps described in subclauses (A) and (B) and such steps were available under applicable Tax law, and if taken, would have mitigated the amounts payable under this clause (v)), the CHP Indemnity Claim pursuant to this clause (v) shall be (A) reduced to take into account the effect of any allowable deduction, under the applicable Tax law, for any Deficiency Dividends or other dividends that could have been, but were not, paid and (B) increased for (1) any interest charge that would have been payable by CHP as a result of or in connection with such dividend or Deficiency Dividend, and (2) any interest charge or penalty that would have been payable by CHP as a result of or in connection with satisfying the requirements under Section 856(g)(5) of the Code; and provided, further that a Loss pursuant to this clause (v) or clause (i) of this Section 12.1 shall not in any event be considered to include the actual amount of any Deficiency Dividend or other dividend paid by CHP in connection herewith; (vi) any and all Liabilities of the Advisor relating to any action, suit, proceeding or claim that is pending or threatened against the Advisor immediately prior to the Effective Time or instituted after the Effective Time based on actions or omissions of the Advisor prior to or at the Effective Time; and (vii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) and other Losses arising out of or related to any indemnification made under this Section 12.1. The Parties hereby expressly acknowledge and agree that the Liabilities of the Advisor described in clause (vi) of the preceding sentence include, with respect to the Class Action Lawsuit, only (A) any and all Liabilities relating to or arising out of the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose that would have been attributed to the Advisor but for the Merger and that instead may become or have become Liabilities of CHP and/or Surviving Company as a result of the Merger and (B) any and all Liabilities that the Advisor would have had to CHP relating to or arising out of the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose had the Merger not occurred, including any obligation of indemnity or contribution of the Advisor (including, without limitation, any obligation of indemnity pursuant to the Advisory Agreement in effect at the time the acts or omissions that gave rise to such Liability occurred). In addition, the Parties hereby expressly acknowledge and agree that any amounts that may become due and payable by the Indemnifying Stockholders pursuant to clause (vi) of this Section 12.1 shall be offset by that amount that would have been due and payable to the Advisor by CHP pursuant to any obligation of CHP to indemnify the Advisor for such Liabilities arising out of CHP’s charter and the Advisory Agreement in effect at the time the acts or omissions that gave rise to such Liability occurred, it being understood and agreed that the intent of such offset is to provide the Indemnifying Stockholders the benefit of such indemnity rights to the same extent that the Advisor would have benefited from such indemnities, if at all, had the Merger not occurred.
     12.2 Indemnity Obligations of CHP. CHP and the Surviving Company hereby jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term “Stockholder Indemnity Claim” shall mean any Loss incurred by any of the Stockholders resulting from (a) any breach of any representation and warranty of CHP and CHPAC which is contained in this Agreement or any schedule, exhibit or certificate delivered pursuant hereto, (b) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of CHP and CHPAC which are contained in or made pursuant to the terms and conditions of this Agreement, and (c) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) and other Losses arising out of or related to any indemnification made under this Section 12.2. In addition, the term Stockholder Indemnity Claim shall mean, with respect only to the Indemnifying Stockholders, any Loss incurred by any of the Indemnifying Stockholders from a Third Party Claim relating to the Assumed Advisor Liabilities that would have been due and payable to the Advisor by CHP pursuant to any obligation of CHP to indemnify the Advisor for such Third Party Claim or Loss arising out of CHP’s charter and the Advisory Agreement in effect at the time the acts or omissions that gave rise to such Loss occurred, it being understood and agreed that the intent of such indemnification obligation of CHP and the Surviving Company is to provide the Indemnifying Stockholders the benefit of such indemnity rights to the same extent that the Advisor would have benefited from such indemnities, if at all, had the Merger not occurred. Notwithstanding anything to the contrary contained in this Section 12.2, neither CHP nor the Surviving Company shall be obligated to indemnify and hold any of the Stockholders harmless from (i) any breach of any representation and warranty of CHP and CHPAC which is contained in this Agreement or any schedule, exhibit or certificate delivered pursuant hereto or (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of CHP and CHPAC which are contained in or made pursuant to the terms and conditions of this Agreement if, in either case, the Advisor or any Stockholder had Knowledge of any facts or circumstances that (A) would have reasonably affected CHP or CHPAC’s ability to make any representation or warranty of CHP or CHPAC contained in this Agreement or any schedule, exhibit or certificate delivered pursuant hereto or (B) would have reasonably affected CHP or CHPAC’s ability to fulfill or perform any of the covenants, agreements or undertakings of CHP and CHP which are contained in or made pursuant to the terms of this Agreement, and the Advisor did not inform CHP and CHPAC of such facts and circumstances prior to making such representation or warranty or undertaking to fulfill or perform such covenants, agreements or undertakings.

     12.3 Appointment of Representative. Each of the Stockholders (other than FARS) hereby appoints James M. Seneff, Jr. as its exclusive agent to act on its behalf with respect to any and all Stockholder Indemnity Claims and any and all CHP Indemnity Claims arising under this Agreement and for such other purposes specified in this Agreement. In the event that James M. Seneff, Jr. is unable or unwilling to serve in such capacity, then another representative of the Stockholders (other than FARS) may be appointed by a majority in interest of the Stockholders (other than FARS). Such agent is herein referred to as the “Representative.” The Representative shall take, and the Stockholders (other than FARS) agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders (other than FARS), as fully as if such Parties were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against CHP, defending all CHP Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and CHP Indemnity Claims, conducting negotiations with CHP and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. CHP shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders (other than FARS). The Representative, acting pursuant to this Section 12.3, shall not be liable to any other Stockholder for any act or omission, except in connection with any act or omission that was the result of the Representative’s bad faith or gross negligence.
     12.4 Notification of Claims. Subject to the provisions of Section 12.5 and Section 12.9, in the event of the occurrence of an event which any Party asserts constitutes a CHP Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such Party shall provide the indemnifying Party with prompt notice of such event and shall otherwise make available to the indemnifying Party all relevant information which is material to the claim and which is in the possession of the indemnified Party. If such event involves the claim of any third party (a “Third Party Claim”), the indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist such indemnifying Party in connection with the handling of such claim, at the sole expense of the indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior written consent of the indemnifying Party unless and until the indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified Party’s failure to give timely notice or to furnish the indemnifying Party with any relevant data and documents in connection with any Third Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying Party. If so desired by any indemnifying Party, such Party may elect, at such Party’s sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to the indemnified Parties, insofar as such claim relates to the Liability of the indemnifying Party, provided that such indemnifying Party shall obtain the written consent of all indemnified Parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified Party any Liability not covered by the indemnity obligations of the indemnifying Parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third Party Claim, the indemnified Party, or the indemnifying Party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third Party Claim.
     12.5 Survival. All representations and warranties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive for a period equal to eighteen (18) months after the Closing Date; provided, however, (a) the representations and warranties contained in Sections 5.2, 6.2, 6.4, 7.3, 7.9, 7.10, 7.11, 7.19, 7.20, 7.21, 7.23 and 7.33, and the rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby and (b) the representations and warranties contained in Sections 6.7 and 6.8 shall not survive the Closing. Except as otherwise provided in the preceding sentence or the last sentence of this Section 12.5, all covenants and agreements of the Parties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such covenants and agreements (other than Section 9.10, which shall survive indefinitely), shall survive until the later of (i) eighteen (18) months after the Closing Date, (ii) sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such covenant or agreement, or (iii) sixty (60) days after the end of the time period expressly set forth in such covenant or agreement. No indemnification claim hereunder shall be made after expiration of the applicable survival period, but (A) the expiration of the survival period with respect to a representation and warranty or covenant and agreement shall not limit or affect the right of a Party to obtain indemnification hereunder after any such expiration date with respect to any Claim duly made in accordance with this Agreement prior to such expiration date, (B) notwithstanding anything to the contrary contained in this Agreement, CHP and the Surviving Company shall be entitled to make a CHP Indemnity Claim, and indemnification rights of CHP and the Surviving Company pursuant to clause (vi) of Section 12.1 with respect to all matters relating to the Class Action Lawsuit shall survive, until eighteen (18) months after the entry of a final judgment in such Class Actions Lawsuit that is not subject to further review, and (C) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Stockholders shall be entitled to make a Stockholder Indemnity Claim of the type described in the third sentence of Section 12.2, and indemnification rights of the Indemnifying Stockholders pursuant to Section 12.2 with respect only to such type of Stockholder Indemnity Claim shall survive, until eighteen (18) months after the entry of a final judgment in the Class Action Lawsuit that is not subject to further review.
     12.6 Limitations. Notwithstanding the foregoing provisions of this Article 12, subject to the last sentence of this Section 12.6, in no event (i) shall the Stockholders or any of them have any liability to CHP and/or CHPAC on account of any CHP Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transactions contemplated herein (individually a “Claim” and collectively, “Claims”) or for any Losses directly resulting from Claims unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $200,000 in the aggregate, nor (ii) shall the individual liability of any Stockholder on account of Claims and Losses exceed an amount equal to the sum of the following (the “Stockholder Consideration”): (A) the amount of cash received by such Stockholder hereunder as Merger

Consideration in lieu of fractional shares, plus (B) the value of the CHP Common Shares received by such Stockholder hereunder as Merger Consideration, calculated based on the Per Share Price, provided, however, that in the case of CREG, the amount of Stockholder Consideration received by FARS shall be added to CREG’s Stockholder Consideration. To the extent that any Claim is asserted against one or more Stockholders, each Stockholder shall be liable only for such Stockholder’s pro rata share based upon the amount of the Stockholder Consideration received by each such Stockholder (except for CREG, which will also be liable for any Claims against FARS). If a Listing has occurred, any Claim against a Stockholder, including a CHP Indemnity Claim, may be satisfied by such Stockholder, in such Stockholder’s sole discretion, by surrendering to the claimant(s) CHP Common Shares at a value equal to the average closing price per share of such shares on the NYSE for the 30-trading day period preceding the date such CHP Common Shares are surrendered for payment. Notwithstanding the foregoing, the limitations set forth in this Section 12.6 shall not apply to Claims or Losses arising as a result of (i) a breach of the representations and warranties contained in Sections 7.11, 7.31 and 7.33 of this Agreement, (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to Sections 8.8, 8.13, 8.15, 9.5, 9.8 and 9.10 of this Agreement, (iii) Taxes or other amounts described in clauses (iii), (iv) or (v) of Section 12.1 of this Agreement, except that no Management Stockholder shall be liable for Taxes or other amounts described in clauses (iii), (iv) or (v) of Section 12.1 of this Agreement that exceed the Stockholder Consideration received by such Management Stockholder, and CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any indemnity or other obligation of the Management Stockholders that otherwise would have been attributable to such Management Stockholders for Taxes or other amounts described in clauses (iii), (iv) or (v) of Section 12.1 of this Agreement but for the exception in this clause (iii), or (iv) any and all Liabilities described in clause (vi) of Section 12.1.
     12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of Articles 12 and 13, Sections 9.8 and 9.10, and in any agreement that is both executed and delivered by a Party to another Party in connection with the Merger and referred to in this Agreement, including the Pledge and Security Agreement, shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events or proceedings arising out of or relating to the Merger, except (i) for any statutory or common law remedy for fraud and (ii) for any liability for willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS, and of the covenants contained in Article 8 of this Agreement, solely as they relate to FARS. The Parties hereby expressly acknowledge and agree that nothing in this Agreement is intended by the Parties to affect (a) any directors’ and officers’ insurance coverage for named insureds who are or were officers and/or directors of CHP or the Advisor (or their respective Affiliates, to the extent directors and officers of such Affiliates were included in such insurance coverage) in their respective capacities as officers and/or directors of CHP or the Advisor (or their respective

Affiliates, to the extent directors and officers of such Affiliates were included in such insurance coverage) and (b) indemnification agreements between CHP and Persons who are or were officers and/or directors of CHP in their capacities as such, it being understood that the obligations of the Indemnifying Stockholders in Sections 9.8 and 9.10 and Article 12 are not obligations incurred by them as either (i) present or former officers, directors or employees of CHP or (ii) present or former officers, directors or employees of the Advisor or any of their Affiliates and thus are not indemnifiable by CHP or any of its present or future Subsidiaries, including Surviving Company, pursuant to (x) any obligation CHP may have to indemnify present or former officers, directors or employees of CHP or (y) any obligation the Advisor may have to indemnify present or former officers, directors or employees of the Advisor or any of their Affiliates.
     12.8 Certain Claims for Indemnification. If and to the extent that any Stockholder would in its capacity as a former stockholder of the Advisor or Affiliate of the Advisor prior to the Effective Time have been entitled to seek directly or indirectly any claim against CHP and/or the Surviving Company for indemnification under the Advisory Agreements or the charter or bylaws of CHP, each such Stockholder hereby waives and releases CHP and/or the Surviving Company from any such potential claim for indemnification.
     12.9 Further Cooperation. Prior to taking any action or position, making any election or filing any document, report, notice or return with respect to any matter which may result in a CHP Indemnity Claim under Section 12.1(iii) (a “Proposed Indemnity Action”), CHP shall notify the Representative or its designee, of the Proposed Indemnity Action, including any relevant data and documents of CHP supporting the Proposed Indemnity Action. CHP shall consult in good faith with and permit the Representative a reasonable period of time not to exceed ten (10) business days to comment on its proposed course of action regarding such Proposed Indemnity Action prior to taking such action.
ARTICLE 13
REPRESENTATIONS, WARRANTIES AND GUARANTEES OF GUARANTOR
     13.1 Representations, Warranties and Covenants. Guarantor hereby represents, warrants and covenants to CHP and CHPAC that:
          (a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full and unrestricted corporate power and authority to execute and deliver this Agreement and to carry out the obligations contemplated hereby, (b) this Agreement, when executed and delivered by Guarantor, will be the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, (c) the execution, delivery and performance of this Agreement, the fulfillment of and compliance with the terms and provisions hereof, and the obligations contemplated hereby by Guarantor do not and will not (i) conflict with, or constitute a breach or default under, Guarantor’s articles or certificate of incorporation or bylaws or any agreement, contract, commitment, or instrument to which Guarantor is a party or to which it is bound or subject, (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or (iii) conflict with, or violate any applicable law, and (d) Guarantor has not previously granted and will not grant any rights to any third party which are, nor contract with any third party in any manner which is, inconsistent with the rights granted herein.
          (b) Guarantor owns, and as of the Effective Time will own, all of the outstanding shares of capital stock of CREG and has, and will maintain through the later to occur of (x) the seventh (7th) anniversary of the Closing Date or (y) the date on which all CHP Indemnity Claims asserted prior to the seventh (7th) anniversary of the Closing Date have been resolved or otherwise satisfied in accordance with Section 12.1, a net worth of not less than $75 million.
          (c) There are no actions, suits, claims, arbitrations, proceedings or investigations pending, or threatened against, affecting or involving Guarantor that would affect Guarantor’s ability to perform its obligations and agreements in this Agreement, and there is no Basis for any such actions, suits, claims, arbitrations, proceedings or investigations.
     13.2 Guarantee.
          (a) Guarantor hereby irrevocably, absolutely and unconditionally guarantees to CHP and the Surviving Company the full and punctual payment and performance of the obligations of each and every Stockholder pursuant to Section 9.8 and Article 12 of this Agreement (individually, a “Stockholder’s Obligations”, and collectively referred to as “Stockholders’ Obligations”). Guarantor consents to any and all amendments, modifications, forbearances and extensions of time of payment and performance of the Stockholders’ Obligations under this Agreement as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Company and to any and all changes in terms, covenants, and conditions thereof as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Company, it being acknowledged and agreed by the Parties that, notwithstanding anything to the contrary contained in this Agreement, (i) Guarantor shall be liable as a principal with respect to the Stockholders’ Obligations and (ii) CHP and the Surviving Company will not be required to pursue or exhaust any remedies as against any Stockholder as a condition to enforcing Guarantor’s obligations under this Section 13.2. It is further acknowledged and agreed by the Parties that, notwithstanding anything to the contrary contained in this Agreement, (A) Guarantor may be called upon by CHP and/or the Surviving Company to perform any one or more Stockholders’ Obligations in Section 9.8 of this Agreement beginning at such time as CHP and/or the Surviving Company delivers to the applicable Stockholder or Stockholders a written notice to the effect that such Stockholder or Stockholders are required to reimburse or pay to CHP and/or the Surviving Company or otherwise indemnify CHP and/or the Surviving Company for, any amount pursuant to Section 9.8 of this Agreement and (B) Guarantor may be called upon by CHP and/or the Surviving Company to perform any one or more Stockholders’ Obligations in Article 12 of this Agreement beginning on the thirtieth (30th) day following the date on which CHP and/or the Surviving Company delivers to the applicable Stockholder or Stockholders written notice of a CHP Indemnity Claim in accordance with Section 12.4 of this Agreement, provided, however, that CHP and/or the Surviving Company shall not be required to provide any further notice or notices pursuant to Section 12.4 of this Agreement or otherwise in connection with making any subsequent calls upon the Guarantor to perform such Stockholders’ Obligations relating to any CHP Indemnity Claim that previously has been the subject of any written notice and (ii) CHP and/or the Surviving

Company, as the case may be, shall simultaneously provide to Guarantor copies of all notices delivered to a Stockholder referred to in clauses (A) or (B) of this sentence. In the event that Guarantor is required to pay any amount pursuant to this Section 13.2(a), Guarantor shall have a right of subrogation and contribution as to each Stockholder (other than FARS) for the Stockholder’s pro rata share (determined pursuant to Section 12.6 of this Agreement) of such amount. Furthermore, neither CHP nor Surviving Company nor their respective successors shall take any action to impair or diminish such right to subrogation or contribution against or rights to implead such Stockholder.
          (b) Guarantor agrees that the obligations of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of any Stockholder resulting from the operation of any present or future provision of the federal bankruptcy laws or other successor or similar statute, or from the decision of any court applying, interpreting or enforcing such laws. Without limiting the preceding sentence, it is expressly understood and agreed among the Parties and Guarantor that Guarantor’s obligation to CHP and the Surviving Company will continue notwithstanding any Stockholder’s bankruptcy.
          (c) Guarantor agrees that in the event that CHP and/or the Surviving Company demands in writing that Guarantor fulfill its obligations under this Article 13 and Guarantor does not comply, then if CHP and/or the Surviving Company retains or engages an attorney or attorneys to enforce this guarantee in a court proceeding and CHP and/or the Surviving Company prevails in enforcement of this guarantee in such court proceeding, Guarantor will reimburse CHP and/or the Surviving Company for all reasonable expenses incurred by CHP and/or the Surviving Company, including reasonable attorneys’ fees and disbursements.
          (d) Guarantor agrees that, through the later to occur of (x) the seventh (7th) anniversary of the Closing Date or (y) the date on which all CHP Indemnity Claims asserted prior to the seventh (7th) anniversary of the Closing Date have been resolved or otherwise satisfied in accordance with Section 12.1, it will not enter into any transaction, including a merger, consolidation, sale of all or substantially all of its assets, or similar transaction, unless the obligations of the Guarantor pursuant to this Article 13 are expressly assumed by the acquiring corporation or entity.
          (e) Guarantor waives any defense arising by reason of any disability or other defense of any Stockholder, or the cessation from any cause whatsoever of the liability of such Stockholder for any Stockholders’ Obligations, except for a voluntary release of the Stockholders’ Obligations by CHP, Surviving Company, or their respective successors, arising by operation of law or any bankruptcy, insolvency or debtor relief proceeding, or from any other cause, including any such defense or cessation of liability arising from or as a result of any claim of fraudulent transfer or preference, or any claim that Guarantor’s obligations exceed or are more burdensome than the Stockholders’ Obligations. Guarantor waives any defense arising by reason of any statute of limitations affecting any Stockholders’ Obligations if a Stockholder was called upon to perform the applicable Stockholders’ Obligations prior to the expiration of such statute of limitations. Until the Stockholders’ Obligations are satisfied in full, Guarantor waives all rights and defenses arising out of an election of remedies by CHP or the Surviving Company, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has eliminated Guarantor’s rights of subrogation and reimbursement against any Stockholder and all rights or defenses the Guarantor may have by reason of protection afforded to a Stockholder with respect to such Stockholders’ Obligations pursuant to the antideficiency laws of any jurisdiction limiting or discharging such Stockholders’ Obligations.
          (f) Guarantor waives any right to enforce any remedy which any Stockholder now has or may hereafter have against CHP or the Surviving Company and waives any benefit of and any right to participate in any security now or hereafter held by CHP or the Surviving Company to secure any Stockholders’ Obligations or Guarantor’s guarantee thereof.
          (g) Guarantor waives any right or defense it may have at law or equity, including a fair market value hearing or action to determine a deficiency judgment after a foreclosure in connection with the payment and performance of its obligations pursuant to this Article 13. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this guarantee and of the existence, creation, or incurring of new or additional Stockholders’ Obligations.
          (h) If any payment or transfer of any interest in property by a Stockholder to CHP or the Surviving Company in fulfillment of any Stockholder’s Obligation is rescinded or must at any time (including after the return or cancellation of this guarantee) be returned, in whole or in part, by CHP or the Surviving Company to such Stockholder or any other Person, upon the insolvency, bankruptcy or reorganization of such Stockholder or otherwise, this guarantee shall be reinstated with respect to any such payment or transfer, regardless of any such prior return or cancellation.
     13.3 Additional Guarantor Covenants. Through the later to occur of (x) the seventh (7th) anniversary of the Closing Date or (y) the date on which all CHP Indemnity Claims asserted prior to the seventh (7th) anniversary of the Closing Date have been resolved or otherwise satisfied in accordance with Section 12.1, Guarantor will:
          (a) (i) preserve and maintain its existence as a corporation and all rights, privileges and franchises necessary and desirable in the normal conduct of its business, in the operation and ownership of its properties and assets, and in the performance of its obligations hereunder and not dissolve or otherwise discontinue its existence or operations and (ii) take no action or suffer any actions to be taken by others which would alter, change or destroy its status as a corporation or would reasonably be expected to adversely affect its ability to perform its obligations hereunder;
          (b) comply with the requirements of all applicable laws, rules, and regulations (including those related to Taxes), non-compliance with which would have a Material Adverse Effect on Guarantor’s business, properties or condition, financial or otherwise, or would reasonably be expected to have a Material Adverse Effect on the Guarantor’s ability to perform its obligations hereunder;

          (c) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates;
          (d) pay when due all of its obligations and liabilities, except where the same are being contested in good faith by appropriate proceedings diligently prosecuted and appropriate reserves or other provision, if any, as shall be required in conformity with GAAP shall have been made therefor; and
          (e) furnish to CHP and the Surviving Company:
               (i) as soon as possible, and in any event within five (5) business days, after any officer of Guarantor obtains Knowledge of any condition or event that constitutes a breach of or default under any covenant in this Article 13, or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief executive officer or person holding a similar position of Guarantor setting forth details of such breach or default, or any such event, development or occurrence and the action that Guarantor has taken and proposes to take with respect thereto; and
               (ii) no later than sixty (60) days after the end of each of Guarantor’s fiscal year, an officer’s certificate of Guarantor stating that the signing officer has reviewed the terms of Article 13 of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Guarantor and its Subsidiaries during the fiscal year and that such review has not disclosed the existence during or at the end of such fiscal year, and that the signing officer does not have Knowledge of the existence as at the date of such officer’s certificate, of any condition or event that constitutes a breach or default of this Article 13, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Guarantor has taken, is taking and proposes to take with respect thereto.
ARTICLE 14
MISCELLANEOUS
     14.1 Limitation on Obligations of FARS. Notwithstanding anything in this Agreement to the contrary, FARS shall not have any liabilities or obligations pursuant to this Agreement as a Stockholder or otherwise as a Party to this Agreement, including pursuant to Article 8 of this Agreement, except (i) as set forth in Article 4 of this Agreement in connection with the procedures for the surrender of any Advisor Common Share Certificates in exchange for the payment of the Merger Consideration, (ii) any liability for the willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS (it being acknowledged and agreed by the Parties that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of FARS in Article 5 relate only to matters respecting or concerning FARS and not any other Stockholder), and (iii) any liability for the willful breach by FARS of the covenants of FARS set forth in the immediately succeeding sentence, as described below. Notwithstanding anything in this Agreement to the contrary, FARS (x) shall not take any action, or omit to take any action, that would be reasonably likely to adversely affect the ability of the Advisor, CHP or CHPAC to consummate the Merger on the terms set forth in this Agreement, and (y) shall reasonably cooperate with the other Parties to this Agreement in order to effectuate the consummation of the Merger on the terms set forth in this Agreement; it being understood and agreed that FARS shall not have any liability or obligation with respect to the covenants contained in this sentence except to the extent of a willful breach thereof by FARS. The Parties acknowledge that FARS would not have agreed to enter into this Agreement without the limitations on its liabilities and obligations as a Party to this Agreement specified in this Section 14.1.
     14.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of CHP and the Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to consult with the other Parties prior to making the disclosure).
     14.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     14.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including the Initial Merger Agreement.
     14.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of CHP and the Representative; provided, however, that CHP may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases CHP nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     14.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     14.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then effective two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Advisor, the Stockholders or Guarantor:
c/o James M. Seneff, Jr.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Telecopy: (407) 650-1011
With copy to:
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
Attn: Richard Davidson, Esq.
Telecopy: (407) 843-4444
Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attn: Scott B. Schreiber, Esq.
Telecopy: (202) 942-5999
If to FARS:
Five Arrows Realty Securities II, L.L.C.
c/o John D. McGurk, President
Matthew W. Kaplan, Managing Director
Rothschild Realty Inc.
1251 Avenue of the Americas
New York, NY 10020
Telecopy: (212) 403-3578
With copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn: Andre Weiss, Esq.
Telecopy: (212) 593-5955

If to CHP, CHPAC or Former Merger Sub:
Thomas J. Hutchison, III
Chief Executive Officer
CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Telecopy: (407) 835-3229
With copy to:
Special Committee of CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Attn: Chairman of the Special Committee
Telecopy: (407) 835-3229
Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attn: Judith D. Fryer, Esq.
Telecopy: (212) 801-6400
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attn: J. Warren Gorrell, Jr., Esq.
Telecopy: (202) 637-5910
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     14.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK (EXCEPT FOR THE RELATIVE RIGHTS AND OBLIGATIONS OF THE STOCKHOLDERS OF CHPAC AND

THE ADVISOR, WHICH WILL BE GOVERNED BY THE CORPORATE LAWS OF THE STATES OF FLORIDA).
     14.10 Amendments and Waivers. This Agreement may be amended by CHP and the Representative at any time before or after receipt of the CHP Stockholder Approval; provided, however, that (a) after receipt of the CHP Stockholder Approval, there shall be made no amendment that by applicable law requires further approval by the stockholders of CHP without the further approval of such stockholders, it being acknowledged and agreed that, following the receipt of CHP Stockholder Approval, if the parties agree to amend this Agreement to reduce the amount of the Merger Consideration, no approval of the stockholders of CHP shall be required for such amendment to be effected, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided above no amendment of this Agreement shall require the approval of the stockholders of CHP. This Agreement may not be amended except by an instrument in writing signed by CHP and the Representative. Any amendment that adversely affects the rights and obligations of FARS pursuant to this Agreement must also be approved in writing by FARS. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
     14.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     14.12 Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; it being understood and agreed that the expenses of Legg Mason as set forth in Section 7.26 and of counsel to the Advisor will be paid by the Advisor prior to the Closing (consistent with Section 8.15 above).
     14.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     14.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     14.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.
     14.16 Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
CNL HOTELS & RESORTS, INC.
By: /s/ Greerson G. McMullen
Name: Greerson G. McMullen
Title: Chief General Counsel and Corporate
Secretary
CNL HOTELS & RESORTS ACQUISITION,
LLC
By: /s/ Greerson G. McMullen
Name: Greerson G. McMullen
Title: Chief General Counsel and Corporate
Secretary
CNL HOSPITALITY PROPERTIES
ACQUISITION CORP.
By: /s/ Greerson G. McMullen
Name: Greerson G. McMullen
Title: Chief General Counsel and Corporate
Secretary
ADVISOR:
CNL HOSPITALITY CORP.
By: /s/ James M. Seneff, Jr.
Name: James M. Seneff, Jr.
Title: Chairman

STOCKHOLDERS: CNL REAL ESTATE GROUP, INC.
By:	/s/ Robert A. Bourne
Name:	Robert A. Bourne
Title:	Director and Vice President

/s/James M. Seneff, Jr.

James M. Seneff, Jr.

/s/ Robert A.Bourne

Robert A. Bourne

/s/ C. Brian Strickland

C. Brian Strickland

/s/ Thomas J. Hutchison, III

Thomas J. Hutchison, III

/s/ John A. Griswold

John A. Griswold

/s/ Barry A. N. Bloom

Barry A.N. Bloom

/s/ Marcel Verbaas

Marcel Verbaas

FIVE ARROWS REALTY SECURITIES II L.L.C.
By:	/s/ Matthew W. Kaplan
Name:	Matthew W. Kaplan
Title:	Manager

GUARANTOR: CNL FINANCIAL GROUP, INC.
By:	/s/ James M. Seneff, Jr.
Name:	James M. Seneff, Jr.
Title:	Chief Executive Officer

SCHEDULE I

	Number of	Number of		Number of
	Shares of	Shares of		CHP
	Class A	Class B		Common
	Common	Common	Pro Rata	Shares to be
Stockholder	Stock	Stock	Percentage	Delivered
CNL Real Estate Group, Inc.	1,800.00	11.48	53.6399%	1,931,036.00
Five Arrows Realty Securities II L.L.C.	200.00	137.71	10.0000%	360,000.00
Robert A. Bourne		450.6340	13.3438%	480,377.00
James M. Seneff, Jr.		252.4360	7.4749%	269,096.00
C. Brian Strickland		141.76	4.1977%	151,117.00
Thomas J. Hutchison, III		235.57	6.9755%	251,118.00
John A. Griswold		93.80	2.7775%	99,990.00
Barry A.N. Bloom		34.96	1.0352%	37,267.00
Marcel Verbaas		18.76	0.5555%	19,998.00

Total	2,000	1,377.11	100.00%	3,600,000.00

EXHIBIT A
FORM OF MAJORITY VOTE CHARTER AMENDMENT

EXHIBIT A
ARTICLES OF AMENDMENT AND RESTATEMENT
OF
CNL HOTELS & RESORTS, INC.
     CNL Hotels & Resorts, Inc., a Maryland corporation having its principal office at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
     FIRST: The Company desires to amend and restate its charter as currently in effect.
     SECOND: The provisions of the charter now in effect and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:
ARTICLES OF AMENDMENT AND RESTATEMENT
OF
CNL HOTELS & RESORTS, INC.
* * * * * * * * *
ARTICLE I
THE COMPANY; DEFINITIONS
     SECTION 1.1 Name. The name of the corporation (the “Company”) is:
CNL Hotels & Resorts, Inc.
     SECTION 1.2 Resident Agent. The name and address of the resident agent of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Company’s principal office address in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Company may also have such other offices or places of business within or without the State of Maryland as the Board of Directors may from time to time determine.
     SECTION 1.3 Nature of Company. The Company is a Maryland corporation within the meaning of the MGCL.
     SECTION 1.4 Purposes. The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of, deal with or invest in real and personal property; (ii) to engage in the business of offering financing, including mortgage financing secured by Real Property; and (iii) to enter into any partnership, Joint Venture or other similar arrangement to engage in any of the foregoing.
     SECTION 1.5 Definitions. As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article V hereof are defined in Section 5.6(a) hereof):

A-A-1

     An “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
     “Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.
     “Charter” means these Articles of Amendment and Restatement, as amended and supplemented from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.
     “Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.2(b) hereof.
     “Company Property” or “Assets” means any and all Properties, Loans and other Permitted Investments of the Company, real, personal or otherwise, tangible or intangible, which are transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which are owned or held by, or for the account of, the Company.
     “Directors,” “Board of Directors” or “Board” means, collectively, the individuals named in Section 2.3 of the Charter so long as they continue in office and all other individuals who have been duly elected and qualify as directors of the Company hereunder.
     “Distributions” means any distribution of money or other property, pursuant to Section 5.2(d) hereof, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes.
     “Equity Shares” means shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.
     “Excess Shares” means the excess stock, par value $0.01 per share, of the Company, as described in Section 5.7 hereof.
     “Joint Ventures” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties and/or make Loans or other Permitted Investments.
     “Listing” means the listing of the Common Shares of the Company on a national securities exchange or over-the-counter market.
     “Loans” means mortgage loans and other types of debt financing provided by the Company.
     “MGCL” means the Maryland General Corporation Law as contained in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

A-A-2

     “Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.
     “Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties or other assets, to repay outstanding indebtedness, or to establish reserves.
     “NYSE” means the New York Stock Exchange.
     “Permitted Investments” means all investments that the Company may make or acquire pursuant to the Charter and the Bylaws.
     “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, provided that the foregoing exclusion shall apply only if the ownership of such Equity Shares by an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.
     “Preferred Shares” means any class or series of preferred stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.3 hereof.
     “Property” or “Properties” means interests in (i) the Real Properties, including the buildings and equipment located thereon, (ii) the Real Properties only, or (iii) the buildings only, including equipment located therein; whether such interest is acquired by the Company, either directly or indirectly through the acquisition of interests in Joint Ventures, partnerships, or other legal entities.

A-A-3

     “Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
     “REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.
     “REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
     “Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
     “Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving securities of the Company that have been listed on a national securities exchange or included for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System for at least 12 months; or (ii) a transaction involving the conversion to corporate, trust, or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in Stockholder voting rights, the term of existence of the Company, or the investment objectives of the Company.
     “Sale” or “Sales” (i) means any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys, or relinquishes its interest in any asset or portion thereof, including any asset which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within one hundred eighty (180) days thereafter.
     “Securities” means Equity Shares, Excess Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.
     “Stockholders” means the stockholders of record of any class of the Company’s Equity Shares.

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ARTICLE II
BOARD OF DIRECTORS
     SECTION 2.1 Number. The number of Directors of the Company initially shall be nine (9), which number may be increased or decreased from time to time by the Board of Directors pursuant to the Bylaws or by the affirmative vote of the holders of at least a majority of the Equity Shares then outstanding and entitled to vote thereon; provided, however, that the total number of Directors shall never be less than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Any vacancy created by an increase in the number of Directors will be filled, at any regular meeting or at any special meeting of the Board of Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any annual meeting or at any special meeting of the Stockholders called for that purpose by a majority of the Common Shares present in person or by proxy and entitled to vote thereon. Each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted.
     SECTION 2.2 Committees. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.
     SECTION 2.3 Term; Current Board. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his successor shall have been duly elected and qualify. Directors may be elected to an unlimited number of successive terms.
     The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:
James M. Seneff, Jr., Chairman of the Board
Robert A. Bourne
Thomas J. Hutchison III
John A. Griswold
James Douglas Holladay
Jack F. Kemp
Craig M. McAllaster
Dianna Morgan
Robert E. Parsons, Jr.
     SECTION 2.4 Resignation and Removal. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office with or without cause, only at a meeting of the Stockholders by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote in the election of Directors, subject to the rights of the holders of any Preferred Shares to elect or remove one or more Directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

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ARTICLE III
POWERS OF DIRECTORS
     SECTION 3.1 General. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Board of Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by the Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III and shall monitor the administrative procedures, investment operations and performance of the Company to assure that such policies are carried out. The Board of Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.
     SECTION 3.2 Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by the Charter or by law, the Board of Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:
          (a) Investments. To invest in, purchase or otherwise acquire and to hold Company Property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such Company Property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Board of Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Board of Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of Assets held by the Company.
          (b) REIT Qualification and Termination of Status. The Board of Directors shall use its reasonable best efforts to cause the Company to continue to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board of Directors determines, by vote of at least two-thirds ( 2/3) of the Directors, that it no longer is in the best interests of the Company to continue to qualify as a REIT, the Board of Directors, in accordance with Section 3.2(x) below, may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code.
          (c) Sale, Disposition and Use of Company Property. Subject to Section 8.2 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or

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the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, Mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Board of Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as they deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.
          (d) Financings. To borrow or, in any other manner, raise money for the purposes and on the terms they determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii) have such provisions as the Board of Directors determines; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company.
          (e) Lending. To lend money or other Company Property on such terms, for such purposes and to such Persons as they may determine.
          (f) Issuance of Securities. Subject to the restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company of shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption or other rights as the Board of Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Board of Directors determines (or without consideration in the case of a stock split or stock dividend); to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company; and to acquire Excess Shares from the Excess Shares Trust pursuant to Section 5.7(j).
          (g) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Board of Directors, for carrying out the purposes of the Charter and conducting business of the Company, including compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.
          (h) Collection and Enforcement. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.

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          (i) Deposits. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Board of Directors determines.
          (j) Allocation; Accounts. To determine whether moneys, profits or other Assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in its discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as it determines; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.
          (k) Valuation of Property. To determine the value of all or any part of the Company Property and of any services, Securities or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in its sole judgment.
          (l) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate, Loans and other Permitted Investments and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.
          (m) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Board of Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including subject to Section 7.4 hereof, any Director or Person who is an Affiliate of any Director) as agent, representative, member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Board of Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of the Board of Directors, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, either in the names of the Company, the Directors or as their attorneys or otherwise, as the Board of Directors may determine and as may be permitted by Maryland law; and to establish such committees as it deems appropriate.
          (n) Associations. To cause the Company to enter into Joint Ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.
          (o) Reorganizations, Etc. Subject to Section 8.2 hereof and the MGCL, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any

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part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Board of Directors deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.
          (p) Insurance. To purchase and pay for out of Company Property insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the Directors of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company.
          (q) Distributions. To authorize the payment of dividends or other Distributions to Stockholders, subject to the provisions of Section 5.2 hereof.
          (r) Discontinue Operations; Bankruptcy. To discontinue the operations of the Company (subject to Article IX hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; or to take such other action with respect to indebtedness or other obligations of the Directors in their capacities as Directors, the Company Property or the Company as the Board of Directors in its discretion may determine.
          (s) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.
          (t) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.
          (u) Bylaws. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of the Charter, and further provided that the Directors may not amend the Bylaws without the affirmative vote of a majority of the Equity Shares, to the extent such amendments adversely affect the rights, preferences and privileges of Stockholders.
          (v) Listing of Securities. To cause the listing of any of the Company’s Securities on a national securities exchange or for quotation on any automated inter-dealer quotation system.
          (w) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which it deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, even if such powers are not specifically provided hereby.

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          (x) Termination of Status. To terminate the status of the Company as a REIT under the REIT Provisions of the Code; provided, however, that the Board of Directors shall take no action to terminate the Company’s status as a REIT under the REIT Provisions of the Code until such time as (i) the Board of Directors adopts a resolution recommending that the Company terminate its status as a REIT under the REIT Provisions of the Code, (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders and (iii) such resolution is approved by the holders of a majority of the issued and outstanding Common Shares.
     SECTION 3.3 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every holder of shares of capital stock of the Company: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of shares of capital stock of the Company or the payment of other distributions on shares of capital stock of the Company; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of capital stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any shares of capital stock of the Company; the number of shares of any class or series of capital stock of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director may consider (i) the effect thereof on the Stockholders of the Company, the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or Company Properties are located, and (ii) the long-term as well as short-term interests of the Company, including the possibility that these interests may be best served by the continued independence of the Company.
     SECTION 3.4 Extraordinary Actions. Except as specifically provided in Article II, Section 2.4 hereof, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
ARTICLE IV
OPERATING RESTRICTIONS
     In addition to other operating restrictions imposed by the Board of Directors from time to time, the Company will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

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ARTICLE V
SHARES
     SECTION 5.1 Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is three billion six hundred seventy five million (3,675,000,000) shares, consisting of three billion (3,000,000,000) Common Shares, $0.01 par value per share (as described in Section 5.2(b) hereof), seventy five million (75,000,000) Preferred Shares, $0.01 par value per share (as described in Section 5.3 hereof) and six hundred million (600,000,000) Excess Shares, $0.01 par value per share (as described in Section 5.7 hereof). Of the 600,000,000 Excess Shares, 585,000,000 are issuable in exchange for Common Shares and 15,000,000 are issuable in exchange for Preferred Shares. All such shares shall be fully paid and nonassessable when issued. Shares of capital stock of the Company may be issued for such consideration as the Board of Directors determines, or if issued as a result of a stock dividend or stock split, without any consideration.
     SECTION 5.2 Common Shares.
          (a) Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.
          (b) Description. Common Shares shall have a par value of $0.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 6.2 hereof, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, conversion or exchange rights over other shares of that same particular class. The Board of Directors is hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the MGCL.
          (c) Distribution Rights. The holders of Common Shares shall be entitled to receive such Distributions as may be authorized by the Board of Directors of the Company out of funds legally available therefor.
          (d) Dividend or Distribution Rights. The Board of Directors from time to time may authorize the payment to Stockholders of such dividends or Distributions in cash or other property as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize the payment of such dividends and Distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until authorized by the Board of Directors and declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.
          (e) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Excess Shares

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resulting from the conversion of Common Shares pursuant to Section 5.7(a) hereof) shall be determined in accordance with applicable law. Subject to Section 5.7(f) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Excess Shares resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the Common Shares as the number of the outstanding Common Shares or Excess Shares held by such holder bears to the total number of outstanding Common Shares and Excess Shares resulting from the conversion of Common Shares then outstanding.
     (f) Voting Rights. Except as may be provided in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.
     SECTION 5.3 Preferred Shares. The Board of Directors is hereby expressly authorized, from time to time, to authorize and issue one or more series of Preferred Shares. Prior to the issuance of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
     (a) The designation of the series, which may be by distinguishing number, letter or title.
     (b) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.
     (c) The redemption rights, including conditions and the price or prices, if any, for shares of the series.
     (d) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.
     (e) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.
     (f) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.
     (g) Restrictions on the issuance of shares of the same series or of any other class or series.
     (h) The voting rights, if any, of the holders of shares of the series.
     (i) Any other relative rights, preferences and limitations on that series.

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     Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of the Charter, the Board of Directors is hereby expressly authorized, from time to time, to alter the designation or classify or reclassify and issue any unissued shares of a particular series of Preferred Shares of any series by setting or changing in one or more respects, from time to time before issuing the shares, the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Section 2-208 of the MGCL.
     Any of the terms of any class or series of stock set or changed pursuant to Sections 5.2 and 5.3 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.
     SECTION 5.4 No Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.2(b) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of Securities of the Company which the Company may at any time issue or sell.
     SECTION 5.5 No Issuance of Share Certificates. The Company shall not issue share certificates except to Stockholders who make a written request to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 5.6(h), and required by the Bylaws and the MGCL or other applicable law.
     SECTION 5.6 Restrictions on Ownership and Transfer.
          (a) Definitions. For purposes of Sections 5.6 and 5.7 and any other provision of the Charter, the following terms shall have the meanings set forth below:
     “Acquire” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or a Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.
     “Beneficial Ownership,” when used with respect to ownership of Equity Shares by any Person, shall mean ownership of Equity Shares which are (i) directly owned by such Person, (ii) indirectly owned by such Person for purposes of Section 542(a)(2) of the Code, taking into account the constructive ownership rules of Sections 544 and 856(h)(3) of the Code, as modified by Section 856(h)(1)(B) of the Code or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act. Whenever a Person Beneficially Owns Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding shares of a class of Equity Shares

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Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.
     “Beneficiary” shall mean, with respect to any Excess Shares Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Excess Shares Trust, in accordance with the provisions of Section 5.7(d).
     “Business Day” shall mean any weekday that is not an official holiday in the State of California.
     “Charter Effective Date” shall mean the date upon which the Charter is accepted for record by the State Department of Assessments and Taxation of Maryland.
     “Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.
     “Excepted Holder” shall mean a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) hereof.
     “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), the ownership limit with respect to the Equity Shares of the Company established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) for or in respect of such holder.
     “Excess Shares Trust” shall mean any separate trust created and administered in accordance with the terms of Section 5.7 for the exclusive benefit of any Beneficiary.
     “Individual” shall mean (i) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and/or (ii) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code.
     “Market Price” means, until the Equity Shares are Listed, the price per Equity Share if Equity Shares have been sold during the prior quarter pursuant to a registration statement filed with the Securities and Exchange Commission and otherwise a price per Equity Share determined on the basis of a quarterly valuation of the Company’s assets. Upon Listing, Market Price shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding the day as of which Market Price is to be determined (or those days during such ten (10)-day period for which Closing Prices are available). The “Closing Price” on any date shall mean (i) where there exists a public market for the Company’s Equity Shares, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported

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by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (ii) if no public market for the Equity Shares exists, the Market Price will be determined by a single, independent appraiser selected by the Board of Directors of the Company, which appraiser shall appraise the Market Price for such Equity Shares within such guidelines as shall be determined by the Board of Directors of the Company.
     “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of Equity Shares than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Shares or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Shares.
     “Ownership Limit” shall mean, with respect to each class or series of Equity Shares, 9.8% (by value) of the outstanding shares of such Equity Shares.
     “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 5.7(h).
     “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section 5.7(a).
     “Restriction Termination Date” shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a REIT.
     “Subsidiary” shall mean any direct or indirect subsidiary, whether a corporation, partnership, limited liability company or other entity, of the Company, which may be treated as a “pass-through” entity for federal income tax purposes.
     “Trading Day” shall mean a day on which the principal national securities exchange on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares (including but not limited to the initial issuance of Common Shares by the Company), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.
     “Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Excess Shares Trust, or any successor trustee thereof.

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     (b) Restriction on Ownership and Transfer.
          (i) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary of the Company within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.
          (ii) (A) Except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, no Person (other than an Excepted Holder) shall Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own shares of any class or series of Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.
     (B) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Person (other than an Excepted Holder) Beneficially Owning shares of any class or series of Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Equity Shares.
     (C) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Excepted Holder Beneficially Owning shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit established for such Excepted Holder by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), and the intended transferee shall acquire no rights in such Equity Shares.
     (D) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.6(b)(ii) shall be applied only insofar as may be necessary to accomplish the intents and purposes of the foregoing.
          (iii) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer of Equity Shares that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure

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of the Company to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Shares.
          (iv) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Shares.
          (v) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would (A) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (B) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases directly or indirectly from the Company a “qualified lodging facility” (within the meaning of Section 856(d)(8)(B) of the Code) to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause such Person to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code or an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, as applicable, and the intended transferee shall acquire no rights in such Equity Shares.
     (c) Owners Required to Provide Information.
Until the Restriction Termination Date:
          (i) Every record owner of more than 5%, or such lower percentages as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Company shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of Equity Shares owned by such record owner, and a description of how such shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.
          (ii) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner shall, within thirty (30) days of receiving written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial Owner, a description of how such shares are held, and such other information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.
     (d) Exceptions.
          (i) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings

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acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of Section 5.6(b)(i) or Section 5.6(b)(v) to a Person subject, as the case may be, to any such limitations on Transfer, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future result in the Company failing to satisfy the gross income limitations provided for in Sections 856(c)(2) and (3) of the Code and (B) insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (1) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (2) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).
          (ii) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of the Ownership Limit to a Person otherwise subject to any such limit, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code) and to fail either the 75% gross income test of Section 856(c)(3) of the Code or the 95% gross income test of Section 856(c)(2) of the Code, (3) result in the Equity Shares of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, or (4) cause the Company to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code, and (B) such Person provides to the Board of Directors of the Company such representations and undertakings, if any, as the Board of Directors of the Company, may in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Equity Shares not subject to the exception), and, insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).
          (iii) The Board of Directors of the Company may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for

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that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section 5.6(d)(iii) is intended to limit or modify the restrictions on ownership contained in Section 5.6(b)(ii) and the authority of the Board of Directors of the Company under Section 5.6(d)(i).
     (e) Public Market. Notwithstanding any provision to the contrary, nothing in the Charter shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or any automated quotation system. In no event, however, shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.
     (f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.6, including any definition contained in Section 5.6(a) above, the Board of Directors of the Company shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 5.6 with respect to any situation based on the facts known to it.
     (g) Remedies Not Limited. Except as set forth in Section 5.6(e) above, nothing contained in this Section 5.6 or Section 5.7 shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.
     (h) Legend; Notice to Stockholders Upon Issuance or Transfer. Each certificate for Equity Shares shall bear substantially the following legend, or upon issuance or transfer of uncertificated Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:
“[The securities represented by this certificate] [The securities issued or transferred] are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any series of Preferred Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such series of Preferred Shares; or (iii) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership, of Common Shares and/or Preferred Shares in excess of the above limitations must immediately notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give

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written notice to the Company at least 15 days prior to the proposed or attempted Transfer, transaction or other event. Any purported Transfer of Common Shares and/or Preferred Shares which results in violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void ab initio and the intended transferee shall not have or acquire any rights in such Common Shares and/or Preferred Shares. If the transfer and ownership limitations referred to herein are violated and notwithstanding such violation, shares of any class of Equity Shares would be Beneficially or Constructively Owned by a Person in violation of such ownership or transfer limitations, the Common Shares or Preferred Shares represented hereby will be automatically converted into Excess Shares to the extent of violation of such limitations, and such Excess Shares will be automatically transferred to an Excess Shares Trust, all as provided by the Charter of the Company. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”
     SECTION 5.7 Excess Shares.
          (a) Conversion into Excess Shares.
          (i) If, notwithstanding the other provisions contained in the Charter, from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Excepted Holder) would Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit, or such that any Person that is an Excepted Holder would Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, then, except as otherwise provided in Section 5.6(d), (A) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares the ownership of which by a Beneficial Owner would cause (1) a Person to Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, as the case may be, (B) such number of Equity Shares in excess of the Ownership Limit or the applicable Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (C) the Prohibited Owner shall submit the certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not shares of Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

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          (ii) If, notwithstanding the other provisions contained in the Charter, (A) from and after the Charter Effective Date and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (B) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT Subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (C) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event, that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (D) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases, directly or indirectly from the Company, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, then, except to the extent a waiver was obtained with respect to such restriction pursuant to Section 5.6(d), (X) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (AA) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (BB) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a “taxable REIT Subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (CC) result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (DD)(1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l ) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases from the Company, directly or indirectly, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, (Y) such number of Equity Shares (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (Z) the Prohibited Owner shall submit certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the

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Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.
          (iii) Upon the occurrence of a conversion of Equity Shares into an equal number of Excess Shares, without any action required by any Person, including the Board of Directors of the Company, such Equity Shares shall be restored to the status of authorized but unissued shares of the particular class or series of Equity Shares that was converted into Excess Shares and may be reissued by the Company as that particular class or series of Equity Shares.
          (b) Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 5.6(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 5.6(b), the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or Acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares and their transfer to an Excess Shares Trust in accordance with Section 5.7(a) and Section 5.7(d).
          (c) Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Equity Shares in violation of Section 5.6(b), or any Person who owned Equity Shares that were converted into Excess Shares and transferred to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d), shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, Acquisition, or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.
          (d) Ownership in Excess Shares Trust. Upon any purported Transfer, Acquisition, or Non-Transfer Event that results in Excess Shares pursuant to Section 5.7(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees as trustee of one or more Excess Shares Trusts to be held for the exclusive benefit of one or more Beneficiaries. Any conversion of Equity Shares into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding shares of capital stock of the Company.
          (e) Dividend Rights. Each Excess Share shall be entitled to the same dividends and distributions (as to both timing and amount) as may be authorized by the Board of Directors of the Company with respect to shares of the same class and series as the Equity Shares that were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Excess

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Shares Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and (ii) which were distributed by the Company to stockholders of record on a record date which was on or after the date that such shares were converted into Excess Shares. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of Sections 5.6 and 5.7, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, shall pay over to the Excess Shares Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.
          (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Shares of the same class and series as the shares which were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Company that is available for distribution to the holders of such Equity Shares. The Excess Shares Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of the lesser of, in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of the shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares and held by the Excess Shares Trust, and, in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Excess Shares Trust shall be distributed to the Beneficiary; provided, however, that in the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company that occurs during the period in which the Company has the right to accept the offer to purchase Excess Shares under Section 5.7(j) hereof (but with respect to which the Company has not yet accepted such offer), then (i) the Company shall be deemed to have accepted such offer immediately prior to the time at which the liquidating distribution is to be determined for the holders of Equity Shares of the same class and series as the shares which were converted into such Excess Shares (or such earlier time as is necessary to permit such offer to be accepted) and to have simultaneously purchased such shares at the price per share set forth in Section 5.7(j), (ii) the Prohibited Owner with respect to such Excess Shares shall receive in connection with such deemed purchase the compensation amount set forth Section 5.7(i) (as if such shares were purchased by the Company directly from the Excess Shares Trust), (iii) the amount, if any, by which the deemed purchase price exceeds such compensation amount shall be distributed to the Beneficiary and (iv) accordingly, any amounts that would have been distributed with respect to such Excess Shares in such liquidation, winding-up or distribution (if such deemed purchase had not occurred) in excess of the deemed purchase price shall be distributed to the holders of the Equity Shares and holders of Excess Shares resulting from the conversion of such Equity Shares entitled to such distribution.
          (g) Voting Rights. The holders of Excess Shares shall not be entitled to voting rights with respect to such shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Company that such Equity Shares have been converted into Excess Shares shall,

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subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.
          (h) Designation of Permitted Transferee.
          (i) As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Common Shares, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) below) and without such acquisition resulting in the re-conversion of the Equity Shares underlying the Excess Shares so acquired into Excess Shares and the transfer of such shares to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section 5.7(j). No such transfer by the Trustee of Excess Shares to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section 5.7(j).
          (ii) Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 5.7(h), the Trustee shall cause to be transferred to the Permitted Transferee the Excess Shares acquired by the Trustee pursuant to Section 5.7(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series as the Equity Shares which were converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal number of Equity Shares, such Excess Shares, without any action required by the Board of Directors of the Company, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Company as Excess Shares. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of Equity Shares, and (B) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section 5.7(i).
          (iii) If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) above), such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically re-converted into Excess Shares and transferred to the Excess Shares Trust from which they were originally Transferred. Such conversion and transfer to the Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section 5.7 shall apply

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to such shares, including, without limitation, the provisions of Sections 5.7(h) through 5.7(j) with respect to any future Transfer of such shares by the Excess Shares Trust.
          (i) Compensation to Record Holder of Equity Shares That Are Converted into Excess Shares. Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section 5.7(h) or following the acceptance of the offer to purchase such shares in accordance with Section 5.7(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i)(A) in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (2) the number of Equity Shares which were so converted into Excess Shares, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with Section 5.7(h) or Section 5.7(j) or (iii) the pro-rata amount of such Prohibited Owner’s initial capital investment in the Company properly allocated to such Excess Shares (determined by multiplying the Prohibited Owner’s total initial capital investment in the Company by a fraction, the numerator of which is the number of shares of the Prohibited Owner’s Equity Shares converted into such Excess Shares and the denominator of which is the total number of Equity Shares held (or purported to be held) by the Prohibited Owner immediately prior to such conversion (including the shares so converted)). Any amounts received by the Trustee in respect of such Excess Shares that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 5.7(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Excess Shares Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 5.7 by such Trustee.
          (j) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Shares in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event, Transfer or Acquisition in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event, Transfer or Acquisition or (ii) the Market Price for the shares that were converted into such Excess Shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Acquisition, Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors of the Company first determined that an Acquisition, Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Company received a notice of such Acquisition, Transfer or Non-Transfer Event pursuant to Section 5.7(c).
          (k) Nothing in this Section 5.7 shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status as a REIT.

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     SECTION 5.8 Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article V shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
     SECTION 5.9 Waiver. The Company shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article V if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).
     SECTION 5.10 Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.
ARTICLE VI
STOCKHOLDERS
     SECTION 6.1 Meetings of Stockholders. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. A plurality of all the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to elect a Director. A quorum shall be the holders of 50% or more of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws, including at any time by Stockholders holding, in the aggregate, not less than ten percent (10%) of the outstanding Equity Shares entitled to be cast on any issue proposed to be considered at any such special meeting. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.
     SECTION 6.2 Voting Rights of Stockholders. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (a) election or removal of Directors as provided in Sections 6.1, 2.3 and 2.4 hereof; (b) amendment of the Charter as provided in Section 8.1 hereof; (c) dissolution of the Company as provided in Article IX hereof; (d) merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section 8.2 hereof; and (e) termination of the Company’s status as a REIT under the REIT Provisions of the Code, as provided in Section 3.2(x) hereof. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.
     SECTION 6.3 Right of Inspection. Any Stockholder and any designated representative thereof shall be permitted access to all records of the Company at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Company books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.
     SECTION 6.4 Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the Stockholders of the Company, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Company and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home

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office of the Company upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of such list shall be mailed to any Stockholder so requesting within ten (10) days of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). The Company may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A Stockholder may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights, and the exercise of Stockholder rights under federal proxy laws.
     If the Directors neglect or refuse to exhibit, produce or mail a copy of the Stockholder List as requested, the Directors shall be liable to any Stockholder requesting the list for the costs, including attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Company. The Company may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Company. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition, to and shall not in any way limit, other remedies available to Stockholders under federal law, or the laws of any state.
     SECTION 6.5 Reports. The Directors, including the Independent Directors, shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company an annual report for each fiscal year in accordance with the requirements of the Securities and Exchange Commisssion.
ARTICLE VII
LIMITATION OF STOCKHOLDER LIABILITY; INDEMNIFICATION; EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS; TRANSACTIONS WITH AFFILIATES
     SECTION 7.1 Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder.
     SECTION 7.2 Indemnification. The Company shall be obligated, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

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     SECTION 7.3 Express Exculpatory Clauses In Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.
     SECTION 7.4 Transactions with Affiliates. The Company may engage in transactions with any Affiliates, subject to any express restrictions adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.
ARTICLE VIII
AMENDMENT; MERGER, CONSOLIDATION OR SALE OF COMPANY PROPERTY
     SECTION 8.1 Amendment.
          (a) The Charter may be amended, without the necessity for concurrence by the Board of Directors, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon, except that (1) no amendment may be made which would change any rights with respect to any outstanding class of securities, by reducing the amount payable thereon upon liquidation, or by diminishing or eliminating any voting rights pertaining thereto; and (2) Section 8.2 hereof and this Section 8.1 shall not be amended (or any other provision of the Charter be amended or any provision of the Charter be added that would have the effect of amending such sections), without the affirmative vote of the holders of two-thirds (2/3) of the Equity Shares then outstanding and entitled to vote thereon.
          (b) This Charter may not be amended except as provided in this Section 8.1.
     SECTION 8.2 Reorganization. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Directors shall have the power (i) to cause the organization of a corporation, association, trust or other organization to take over the Company Property and to carry on the affairs of the Company, or (ii) merge the Company into, or sell, convey and transfer the Company Property to any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Company, and upon the occurrence of (i) or (ii) above terminate the Company and deliver such Securities or beneficial interests ratably among the Stockholders according to the respective rights of the class or series of Equity Shares held by them; provided, however, that any such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.
     SECTION 8.3 Merger, Consolidation or Sale of Company Property. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity, (iii) sell or otherwise dispose of all or substantially all of the Company Property, or (iv) dissolve or liquidate the Company; provided, however, that such action shall

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have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.
     In connection with any proposed Roll-Up Transaction, which, in general terms, is any transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all Properties shall be obtained from a competent independent appraiser. The Properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of Properties over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of the Company and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to Stockholders who vote against the proposed Roll-Up Transaction the choice of:
          (a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or
          (b) one of the following:
               (i) remaining Stockholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or
               (ii) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the net assets of the Company.
     The Company is prohibited from participating in any proposed Roll-Up Transaction:
          (c) which would result in the Stockholders having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 6.1, 6.2, 6.3, 6.4 and 7.1 of this Charter;
          (d) which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its Securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;
          (e) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 6.3 and 6.4 hereof; or
          (f) in which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is not approved by the Stockholders.

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ARTICLE IX
DURATION OF COMPANY
     SECTION 9.1 The Company automatically will terminate and dissolve on December 31, 2007, will undertake orderly liquidation and Sales of Company assets and will distribute any Net Sales Proceeds to Stockholders, unless Listing occurs, in which event the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.
     SECTION 9.2 Dissolution of the Company by Stockholder Vote. Subject to applicable law, the Company may be dissolved at any time, provided that such action has been approved by the affirmative vote of the holders of at least a majority of the outstanding Equity Shares entitled to vote thereon.
ARTICLE X
LIMITATION OF LIABILITY
     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or its Stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1 Governing Law. These Articles of Amendment and Restatement are executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.
     SECTION 11.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which the Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to the Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.
     SECTION 11.3 Provisions in Conflict with Law or Regulations.

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          (a) The provisions of the Charter are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter pursuant to Section 8.1 hereof; provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of the Charter or render invalid or improper any action taken or omitted prior to such determination.
          (b) If any provision of the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Charter in any jurisdiction.
     SECTION 11.4 Construction. In the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Charter.
     SECTION 11.5 Recordation. The Charter and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record the Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.
* * * * * * * * * *
     THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the Stockholders of the Company as required by law.
     FOURTH: The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Article I, Section 1.2 of the foregoing amendment and restatement of the Charter.
     FIFTH: The number of Directors of the Company and the names of those currently in office are as set forth in Article II, Section 2.3 of the foregoing amendment and restatement of the Charter.

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     SIXTH: THE UNDERSIGNED, Chief Executive Officer of CNL Hotels & Resorts, Inc., hereby acknowledges the foregoing Articles of Amendment and Restatement to be the corporate act of said Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this day of , 2006.

ATTEST:	CNL HOTELS & RESORTS, INC.

By:
Greerson G. McMullen		Thomas J. Hutchison III
Secretary		Chief Executive Officer

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EXHIBIT B
FORM OF CHARTER AMENDMENTS
[See Appendix C-1 for the full text of this Exhibit B]

EXHIBIT C
FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C
FORM OF REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of ___2006, by and among CNL REAL ESTATE GROUP, INC., a Florida corporation, FIVE ARROWS REALTY SECURITIES II L.L.C., a Delaware limited liability company (“Five Arrows”), JAMES M. SENEFF, JR., ROBERT A. BOURNE, C. BRIAN STRICKLAND, THOMAS J. HUTCHISON, III, JOHN A. GRISWOLD, BARRY A. N. BLOOM and MARCEL VERBAAS (collectively, the “Stockholders”), and CNL HOTELS & RESORTS, INC., a Maryland corporation (the “Company”).
RECITALS
     WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger among the Company, CNL Hotels & Resorts Acquisition, LLC, a Florida limited liability company all of the membership interests of which are owned by the Company (“CHPAC”), CNL Hospitality Properties Acquisition Corp., a Florida corporation, CNL Hospitality Corp., a Florida corporation (the “Advisor”), CNL Financial Group, Inc., a Florida corporation, and the Stockholders, entered into as of April 3, 2006 (the “Merger Agreement”), the Stockholders received 3,600,000 shares of Common Stock (defined below) (the “Common Shares”), in exchange for all of the outstanding shares of capital stock of the Advisor;
     WHEREAS, in connection with the Merger Agreement, the Stockholders, other than Five Arrows, have each entered into a Lock-Up Agreement (defined below) dated the date hereof with the Company with respect to the shares of Common Stock;
     WHEREAS, the Company desires to grant to the Stockholders certain registration rights with respect to the Common Shares, subject to the terms and conditions contained herein and in the Lock-Up Agreement; and
     WHEREAS, the Company and the Stockholders desire to set forth the rights and obligations of the parties with respect to such registration rights.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
     1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Common Shares” shall have the meaning set forth in the first paragraph of the Recitals.
          “Common Stock” shall mean common shares, $0.01 par value per share, of the Company.
          “Company” shall mean CNL Hotels & Resorts, Inc., a Maryland corporation.

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          “Demand Registration Request” shall have the meaning set forth in Section 4.1.
          “Demand Registration Rights” shall mean the rights of the Holders to request registration of their Registrable Securities in accordance with the provisions of Section 4.
          “Demanding Holders” shall have the meaning set forth in Section 4.1.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Filing Notice” shall have the meaning set forth in Section 3.1.
          “Holders” shall mean the Stockholders or any Permitted Transferee of a Stockholder, and, with respect to a Permitted Transferee, only if such Stockholder has granted rights under this Agreement to such Permitted Transferee; and “Holder” shall mean any one of them.
          “Listing” means the actual listing of the Company’s Common Shares on The New York Stock Exchange, Inc., any other national securities exchange or U.S. inter-dealer quotation system.
          “Lock-Up Agreement” means the letter agreement, dated as of the date hereof, by and between each of the Stockholders (other than FARS) and the Company, substantially in the form attached hereto as Annex I, whereby each of the Stockholders (other than FARS) has agreed to certain restrictions on the sale and transfer of the shares of Common Stock.
          “Merger” shall mean the merger of the Advisor with and into CHPAC, with CHPAC as the surviving entity in the merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Florida Business Corporation Act and the Florida Limited Liability Company Act.
          “Permitted Transferee” shall have the meaning set forth in Section 2.
          “Piggyback Registration Rights” shall mean the rights of the Holders, in accordance with the provisions of Section 3, to have their Registrable Securities included in any Registration Statement filed by the Company with respect to the sale of Common Shares or filed by any other shareholders of the Company.
          “Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.
          “Registrable Securities” means all of the Common Shares and shall include all shares of Common Stock received by the Holders with respect to the Common Shares pursuant to a stock split, stock dividend or distribution or other recapitalization of the Company. For the purposes of this Agreement, such shares of Common Stock shall cease to be Registrable Securities on the Rule 144 Eligibility Date or, if earlier, on such date on which (a) a Registration

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Statement covering such shares has been declared effective and such shares have been disposed of pursuant to such effective Registration Statement, or (b) all of the Registrable Securities are eligible for sale (other than pursuant to Rule 904 of the Securities Act), in the opinion of counsel to the Company, in a single transaction or multiple transactions exempt from the registration and prospectus delivery requirements of the Securities Act, so that all transfer restrictions with respect to such shares and all restrictive legends with respect to the certificates evidencing such shares are or may be removed upon the consummation of such sale.
          “Registration Period” shall mean the period commencing on the date the Merger is effective and ending at the earlier of (i) such time as no Holder owns any Registrable Securities or (ii) the Rule 144 Eligibility Date, provided that nothing herein shall affect the Stockholders’ obligations to comply with the terms of the Lock-Up Agreement.
          “Registration Statement” means any registration statement filed by the Company under the Securities Act that covers any of the Registrable Securities, including the Prospectus, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits thereto and all material incorporated by reference in such registration statement.
          “Rule 144 Eligibility Date” means the three-month anniversary of the date on which all Common Shares issued by the Company to the Stockholders in the Merger and the other Common Shares defined as Registrable Securities herein first become permitted to be sold under Rule 144 of the Securities Act by each Holder within the volume limitations of Rule 144(e) of the Securities Act or without limitation pursuant to Rule 144(k) of the Securities Act.
          “SEC” shall mean the Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Selling Holder Information” shall mean information either furnished in writing by or on behalf of a Selling Holder for use in the Registration Statement or Prospectus.
          “Selling Holders” when used with respect to a Registration Statement shall mean those Holders whose Registrable Securities are included in a Registration Statement pursuant to an exercise by such Holders of their Piggyback Registration Rights or their Demand Registration Rights.
          “Stockholders” shall have the meaning set forth in the Preamble hereof.
          “Underwriter(s)” shall mean any one or more investment banking or brokerage firms to or through which the Holders or the Company, as the case may be, may offer and sell Registrable Securities pursuant to a transaction requiring the filing of a Registration Statement under the Securities Act, including one or more of such firms who shall manage such public offering through such Underwriters and that are referred to herein as “Managing Underwriter(s).”
     2. Permitted Transferees.

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          2.1 Subject to Section 12.6, any Stockholder may transfer any of the Registrable Securities held by such Stockholder (i) to the spouse, siblings or issue or spouses of siblings or issue of such Stockholder, (ii) to a trust or custodial account for the sole benefit of such Stockholder or the spouse, siblings or issue or spouses of siblings or issue of such Stockholder, (iii) to a partnership, limited liability company or other entity, the majority and controlling equity owners of which are a Stockholder or the spouse, siblings or issue or spouses of siblings or issue of such Stockholder or any trust referred to in clause (ii) above, (iv) to the personal representative of a Stockholder upon the death of such Stockholder for the purposes of administration of such Stockholder’s estate or upon the incompetency of such Stockholder for the purposes of the protection and management of such Stockholder’s assets, but such personal representative may not transfer such Registrable Securities other than as permitted under this Agreement, (v) to a charitable foundation (subject to receipt by the Stockholder of written approval from the Company, such approval not to be unreasonably withheld), (vi) to the Company, or (vii) to any other Stockholder or to any of the transferees referred to in clause (i), (ii) or (iii) above for the benefit of such other Stockholder.
          2.2 Five Arrows shall be permitted to assign or otherwise transfer any of the Registrable Securities held by it, and any of its rights hereunder with respect to such Registrable Securities, to one or more persons, provided that such assignments or transfers are made in accordance with all agreements to which both the Company and Five Arrows are parties and the applicable provisions of Section 12.6 of this Agreement.
          2.3 Any person to whom a transfer of Registrable Securities is made pursuant to, or otherwise in accordance with, Section 2.1 or Section 2.2 of this Agreement shall be a “Permitted Transferee.”
     3. Piggyback Registration Rights.
          3.1. If the Company proposes to file a registration statement under the Securities Act with respect to any proposed public offering of Common Stock by the Company or by any holders of Common Stock (i) prior to the Registration Period, and the Company reasonably expects such registration statement to be declared effective during the Registration Period, or (ii) during the Registration Period, the Company shall, not later than 30 days prior to the proposed date of filing of such registration statement with the SEC under the Securities Act, give written notice (a “Filing Notice”) of the proposed filing to each Holder, which notice shall describe in reasonable detail the proposed registration and distribution (including those jurisdictions where registration under the securities or blue sky laws is intended). During the Registration Period, each Holder may elect, by written notice to the Company (which notice shall specify the aggregate number of Registrable Securities proposed to be offered and sold by such Holder pursuant to such Registration Statement, the identity of the proposed seller thereof, and a general description of the manner in which such person intends to offer and sell such Registrable Securities) given within 15 days after receipt of the Filing Notice from the Company, to have any or all of the Registrable Securities owned by such Holder included in such Registration Statement, and the Company shall include such Registrable Securities in such Registration Statement. If the Managing Underwriter(s) or Underwriters (in the case of an underwritten registration) or the Company (in the case of a non-underwritten registration covering a primary

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offering by the Company) should reasonably object to the exercise of the Piggyback Registration Rights with respect to such Registration Statement, then in the discretion of the Company, either:
     (a) the Registrable Securities of the Selling Holders shall nevertheless be included in such Registration Statement subject to the condition that the Selling Holders may not offer or sell their Registrable Securities included therein for a period of up to 90 days after the initial effective date of such Registration Statement, whereupon the Company shall be obligated to file one or more post-effective amendments to such Registration Statement to permit the lawful offer and sale of such Registrable Securities for a reasonable period thereafter beginning at the end of such lock-up period and continuing for such period, not exceeding 120 days, as may be necessary for the Selling Holders, Underwriters and selling agents to dispose of such Registrable Securities; or
     (b) if the Managing Underwriter(s) (in the case of an underwritten registration) or the Company (in the case of a non-underwritten registration covering a primary offering by the Company) should reasonably determine that the inclusion of such Registrable Securities, notwithstanding the provisions of the preceding clause (a), would adversely affect the offering contemplated in such Registration Statement, and based on such determination recommends including in such Registration Statement fewer or none of the Registrable Securities of the Holders, then (x) if the Managing Underwriter(s) or the Company, as applicable, recommends the inclusion of fewer Registrable Securities, the number of Registrable Securities of the Holders included in such Registration Statement shall be reduced pro-rata among such Holders (based upon the number of Registrable Securities requested to be included in the registration), or (y) if the Managing Underwriter(s) or the Company, as applicable, recommends the inclusion of none of such Registrable Securities, none of the Registrable Securities of the Holders shall be included in such Registration Statement.
          3.2. Unless otherwise required by law, rule or regulation, if Registrable Securities owned by Holders who have made the election provided in Section 3.1 are included in such Registration Statement, the Company shall bear and pay all fees, costs, and expenses incident to such inclusion, including, without limitation, registration fees, exchange listing fees and expenses, legal fees of Company counsel (including blue sky counsel), printing costs and costs of any regular audits or accounting fees. Each Selling Holder shall pay all underwriting discounts and commissions with respect to its Registrable Securities included in the Registration Statement, as well as fees or disbursements of counsel, accountants or other advisors for the Selling Holder and all internal overhead and other expenses of the Selling Holder or transfer taxes.
          3.3. The rights of the Holders under this Section 3 are solely piggyback in nature, and nothing in this Section 3 shall prevent the Company from reversing a decision to file a Registration Statement or from withdrawing any such Registration Statement before it has become effective.

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          3.4. The Holders shall have the right, at any time during the Registration Period, to exercise their Piggyback Registration Rights pursuant to the provisions of this Section 3 on any number of occasions that the Company shall determine to file a registration statement under the Securities Act.
          3.5. The Piggyback Registration Rights granted pursuant to this Section 3 shall not apply to (a) a registration relating solely to employee stock option, purchase or other employee plans, (b) a registration related solely to a dividend or distribution reinvestment plan or (c) a registration on Form S-4 or Form S-8 or any successor Forms thereto.
          3.6. In the event that there is a reduction in the number of Registrable Securities to be included in a Registration Statement to which Holders have exercised Piggyback Registration Rights, the Company shall so advise all Holders participating that the number of Registrable Securities that may be included in the registration shall be reduced pro rata among such Holders (based on the number of Registrable Securities requested to be included in the registration); provided, however, that the percentage of the reduction of such Registrable Securities shall be no greater than the percentage reduction of securities of other selling securityholders who also have exercised piggyback registration rights pursuant to agreements other than this Agreement, as such percentage reductions shall be determined in the good faith judgment of the Company, which determination shall be based on the advice of the Managing Underwriter of the offering to the extent the offering is an underwritten offering. If Holders have exercised Piggyback Registration Rights with respect to a Registration Statement which is being filed as a result of the exercise of demand registration rights by other securityholders, the securityholders exercising their demand registration rights shall have the right, in the event of any reduction of securities covered by such Registration Statement, to have all of their registrable securities included in such Registration Statement before inclusion of any Registrable Securities of Holders exercising their Piggyback Registration Rights. Notwithstanding the foregoing, prior to any reduction of the number of Registrable Securities of Holders exercising Piggyback Registration Rights hereunder, the Company shall first exclude securities held by persons not having any contractual registration rights.
          3.7. The underwriter in any registration referred to in this Section 3 shall be chosen by the Company in its sole discretion, except in the case of any registration made at the request of a third party holding demand registration rights, in which case the underwriter will be selected as provided in any agreement relating to such demand registration rights.
     4. Demand Registration Rights.
          4.1. In addition to, and not in lieu of, the Piggyback Registration Rights set forth under Section 3, at any time after the Effective Time (as defined in the Merger Agreement) and during the Registration Period, any Holder may deliver to the Company a written request (a “Demand Registration Request”) that the Company register any or all of the Registrable Securities owned by such Demanding Holders (as hereinafter defined) (provided that the aggregate offering price of all such Registrable Securities actually included in the Demand Registration equals $10.0 million or more), and any other Holders that may elect to be included pursuant to Section 4.2, under the Securities Act and the state securities or blue sky laws of any jurisdiction designated by such Selling Holders (subject to Section 9), subject to the provisions

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of this Section 4. The requisite Holders making such demand are sometimes referred to herein as the “Demanding Holders.” The Company shall, as soon as practicable following the Demand Registration Request, prepare and file a Registration Statement (on the then appropriate form or, if more than one form is available, on the appropriate form selected by the Company) with the SEC under the Securities Act, covering such number of the Registrable Securities as the Selling Holders request to be included in such Registration Statement and to take all necessary steps to have such Registrable Securities qualified for sale under state securities or blue sky laws. The Company shall use its commercially reasonable best efforts to file such Registration Statement no later than 90 days following the Demand Registration Request. Further, the Company shall use its commercially reasonable efforts to have such Registration Statement declared effective (within the meaning of the Securities Act) by the SEC as soon as practicable thereafter and shall take all necessary action (including, if required, the filing of any supplements or post-effective amendments to such Registration Statement) to keep such Registration Statement effective to permit the lawful sale of such Registrable Securities included thereunder for the period set forth in Section 6, subject, however, to the further terms and conditions hereof.
          4.2. No later than 10 days after the receipt of the Demand Registration Request, the Company shall notify all Holders who have not joined in such request of the proposed filing, and such Holders may, if they desire to sell any Registrable Securities owned by them, by notice in writing to the Company given within 15 days after receipt of such notice from the Company, elect to have all or any portion of their Registrable Securities included in the Registration Statement.
          4.3. The Holders, in the aggregate, may only exercise the Demand Registration Rights granted pursuant to this Section 4 two times. The Company shall only be required to file one Registration Statement (as distinguished from supplements or pre-effective or post-effective amendments thereto) in response to the exercise by the Demanding Holders of their Demand Registration Rights pursuant to the provisions of this Section 4.
          4.4. In the event that preparation of a Registration Statement is commenced by the Company in response to the exercise by the Demanding Holders of the Demand Registration Right, but such Registration Statement is not filed with the SEC, either at the request of the Company or at the request of the Demanding Holders, for any reason, the Demanding Holders shall not be deemed to have exercised a Demand Registration Right pursuant to this Section 4, except that, if such Registration Statement is not filed after the commencement of preparation thereof at the request of the Demanding Holders, then the Selling Holders whose Registrable Securities were proposed to be included therein shall be required to bear the fees, expenses and costs incurred in connection with the preparation thereof.
          4.5. In the event that any Registration Statement filed by the Company with the SEC pursuant to the provisions of this Section 4 is withdrawn prior to the completion of the sale or other disposition of the Registrable Securities included thereunder, then the following provisions, whichever are applicable, shall govern:
     (a) If such withdrawal is effected at the request of the Company for any reason other than the failure of all the Selling Holders to comply with their obligations hereunder with respect to such registration, then the filing thereof by

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the Company shall be excluded in determining whether the Holders have exercised their Demand Registration Rights hereunder with respect to the filing of such Registration Statement.
     (b) If such withdrawal is effected at the request of the Selling Holders, then the filing thereof by the Company shall be deemed an exercise of a Demand Registration Right with respect to the filing of such Registration Statement.
          4.6. The Company shall bear and pay all fees, costs and expenses incident to such Registration Statement and incident to keeping it effective and in compliance with all federal and state securities laws, rules, and regulations for the period set forth in Section 6 (including, without limitation, registration fees, blue sky qualification fees (subject to Section 9), exchange listing fees and expenses, legal fees of Company counsel (including blue sky counsel), printing costs, costs of any regular audits and accounting fees). Each Selling Holder shall pay fees and disbursements of counsel, accountants and other advisors for the Selling Holder and any underwriting discounts and commissions with respect to its Registrable Securities and any internal, overhead and other expenses of the Selling Holders and transfer taxes.
          4.7. Whenever a decision or election is required to be made hereunder by the Demanding Holders or the Selling Holders, such decision or election shall be made by a vote of holders of a majority of the Registrable Securities owned by such Demanding Holders or Selling Holders, as the case may be.
          4.8. (a) If the Managing Underwriter(s) in the case of an underwritten registration should reasonably determine that the inclusion of all Registrable Securities requested to be included in any Registration Statement would materially and adversely affect the offering contemplated in a Registration Statement, and based on such determination recommends inclusion in such Registration Statement of fewer or none of the Registrable Securities of the Holders, then (x) if the Managing Underwriter(s) recommends the inclusion of fewer Registrable Securities, the number of Registrable Securities of the Holders included in such Registration Statement shall be reduced pro-rata among such Holders (based upon the number of Registrable Securities requested to be included in the registration), or (y) if the Managing Underwriter(s) recommends the inclusion of none of such Registrable Securities, none of the Registrable Securities of the Holders shall be included in such Registration Statement (and the request for registration shall not count for purposes of Section 4.3).
     (b) In the event that there is a reduction in the number of Registrable Securities to be included in a Registration Statement to which Holders have exercised Demand Registration Rights, the Company shall so advise all Holders participating that the number of Registrable Securities that may be included in the registration shall be reduced pro rata among such Holders (based on the number of Registrable Securities requested to be included in the registration); provided, however, that the percentage of the reduction of such Registrable Securities shall be no greater than the percentage reduction of securities of other selling securityholders who also have exercised demand registration rights pursuant to agreements other than this Agreement, as such percentage reductions shall be

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determined in the good faith judgment of the Company based on the advice of the Managing Underwriter of the offering in the case of any underwritten offering.
     (c) In the event that there is a limitation on the number of securities which may be covered by such Registration Statement, the Selling Holders shall have the right, with respect to any such Registration Statement filed as a result of their Demand Registration Request, to include their Registrable Securities prior to the inclusion of the Company (in the case of any inclusion of shares of Common Stock for sale for its own account) and any other securityholder exercising piggyback registration rights.
          4.9 The Company shall have the right, with respect to any Registration Statement to be filed as a result of a Demand Registration Request, to determine whether such registration shall be underwritten or not and to select, subject to the consent of the Selling Holders (which consent shall not be unreasonably withheld), any such underwriter.
     5. Information to be Furnished. In the event any of the Registrable Securities are to be included in a Registration Statement under Sections 3 or 4, the Selling Holders and the Company shall furnish the following information and documents:
          5.1. The Selling Holders shall furnish to the Company all information required by the Securities Act to be furnished by sellers of securities for inclusion in the Registration Statement, together with all such other information which the Selling Holders have or can reasonably obtain and which may reasonably be required by the Company in order to have such Registration Statement become effective and such Registrable Securities qualified for sale under applicable state securities laws.
          5.2. The Company, before filing a Registration Statement, amendment or supplement thereto (including all exhibits), will furnish copies of such documents to legal counsel selected by the Selling Holders. In addition, the Company shall make available for inspection by any Selling Holder or by any Underwriter, attorney or other agent of any Selling Holder or Underwriter all information reasonably requested by such persons. All non-publicly available information provided to any Selling Holder, Underwriter or any attorney or agent of any Selling Holder or Underwriter shall be kept strictly confidential by such Selling Holder, Underwriter or attorney or agent of such Selling Holder or Underwriter so long as such information remains nonpublic.
          5.3. The Company shall promptly notify each Selling Holder and each Selling Holder shall promptly notify the Company, upon discovery by the Company or such Selling Holder, as the case may be, of the occurrence of any event which renders any Prospectus then being circulated among prospective purchasers misleading because such Prospectus contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, and the Company will amend or supplement the Prospectus so that it does not contain any material misstatements or omissions and deliver the number of copies of such amendments or

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supplements to each Selling Holder as each Selling Holder may reasonably request. Until such time as such Prospectus is so amended or supplemented, each Selling Holder shall cease use thereof.
     6. Registration to Be Kept Effective. In connection with any registration of Registrable Securities pursuant to this Agreement, the Company shall, at its expense, keep effective and maintain such registration and any related qualification of Registrable Securities under state securities laws for such period not exceeding 120 days or such shorter period as may be necessary for the Selling Holders, Underwriters and selling agents to dispose of such Registrable Securities, from time to time to amend or supplement the Prospectus used in connection therewith to the extent necessary to comply with applicable laws, and to furnish to such Selling Holders such number of copies of the Registration Statement, the Prospectus constituting a part thereof, and any amendment or supplement thereto as such Selling Holders may reasonably request in order to facilitate the disposition of the registered Registrable Securities.
     7. Conditions to Company’s Obligations. The obligations of the Company to cause the Registrable Securities owned by the Holders to be registered under the Securities Act are subject to each of the following limitations, conditions and qualifications:
     (a) The Company shall not be required to fulfill any registration obligations under this Agreement, including any obligation with respect to the Stockholders’ Piggyback Registration Rights or the Demand Registration Rights, until one hundred eighty (180) days after such time as there has been a Listing.
     (b) The Company shall be entitled to postpone for a reasonable period of time not to exceed four (4) months the filing of any Registration Statement otherwise required to be prepared and filed by it pursuant to Section 4, if, in the good faith opinion of the Company’s Board of Directors, the Company determines that such registration and offering would materially interfere with any proposal or plan to engage in any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries, and the Company promptly gives the Holders written notice including a general explanation of such determination; provided that the Company shall not delay such action pursuant to this sentence more that once in any 12-month period. If the Company shall so postpone the filing of a Registration Statement, the Selling Holders shall have the right to withdraw the Demand Registration Request by giving written notice to the Company within 30 days after receipt of the notice of postponement (and, in the event of such withdrawal, such Demand Registration Request shall not be counted for purposes of the Demand Registration Requests to which the Holders are entitled pursuant to Section 4.3).
     (c) The Company shall not be required to file any Registration Statement pursuant to this Agreement in connection with a Demand Registration Request made less than 90 days after the effective date of any Registration Statement filed by the Company (other than a registration filed on Form S-8 or any successor form thereto.

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     (d) The Company may require, as a condition to fulfilling its obligations to register the Registrable Securities under Sections 3 or 4, that the Selling Holders execute reasonable and customary indemnification agreements for the benefit of the Underwriters of the registration; provided, however, a Selling Holder shall not be required to indemnify the Underwriters except with respect to Selling Holder information.
     (e) The Company shall not be required to fulfill any registration obligations under this Agreement, if the Company provides the Holders with an opinion of counsel reasonably acceptable to such Holders stating that the Holders are free to sell in the manner proposed by them all of the Registrable Securities that they desired to register without registering such Registrable Securities or such Registrable Securities can be sold under Rule 144 of the Securities Act, or otherwise without registration in the open market in compliance with the Securities Act.
     (f) The Company shall not be obligated to file any Registration Statement pursuant to this Agreement in connection with a Demand Registration Request at any time if the Company would be required to include financial statements audited as of any date other than the end of its fiscal year, unless the Selling Holder(s) agree to pay the cost of any such additional audit.
     8. Exchange Listing. In the event any Registrable Securities are included in a Registration Statement under Sections 3 or 4, the Company will exercise commercially reasonable efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or listed on any other exchange(s) on which the shares of Common Stock are then listed or quoted in any U.S. inter-dealer quotation system in which the shares of Common Stock are then quoted.
     9. Registration Under State Securities Laws. The Company shall use its commercially reasonable efforts to register or qualify any Registrable Securities included in a Registration Statement pursuant to Sections 3 or 4 under state “blue sky” or similar securities laws in such jurisdictions as the Selling Holders reasonably request and to take such other action as may be reasonably necessary to enable the Selling Holders to sell their shares of Registrable Securities in the jurisdictions where such registration or qualification was made, provided that the Company shall not be required to qualify to do business in any jurisdiction in which it is not so qualified or to execute a general consent to service of process in any jurisdiction in which it has not executed such a consent.
     10. Indemnification.
          10.1. The Company shall indemnify and hold each Selling Holder, its partners, officers, directors and agents (including sales agents and Underwriters) and each person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) the Selling Holder or any of the foregoing, harmless to the maximum extent permitted by law, from and against any loss, claim, liability, damage or expense (including reasonably documented attorneys’ fees and disbursements of only one firm of counsel selected by the Selling Holders) resulting from a

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claim that any Registration Statement, Prospectus or amendment thereof or supplement thereto, which includes Registrable Securities to be sold by such Selling Holder, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, unless such claim is based upon Selling Holder Information or resulting from the Selling Holder’s failure to deliver a current Prospectus as required under the Securities Act; and each such Selling Holder will indemnify and hold harmless the Company, its directors, officers and agents and each person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) the Company against any loss, claim, liability, damage or expense (including reasonably documented attorneys’ fees and disbursements) resulting from any such claim relating to Selling Holder Information.
          10.2. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section 10 or otherwise to the extent such omission did not actually and materially prejudice the indemnifying party. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there exists a conflict of interest between the indemnifying party and any indemnified party or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to, and inconsistent or in conflict with, those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii). No settlement of an action against any party under this Section 10 shall bind the other party unless such other party agrees in writing to the terms of such settlement (which agreement will not be unreasonably withheld).

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          10.3. The obligation of the indemnifying party to indemnify the indemnified party under this Section 10 shall, in each case, be in addition to any liability which the indemnifying party may otherwise have hereunder or otherwise at law or in equity.
          10.4. If the indemnification provided for in this Section 10 from the indemnifying party is applicable in accordance with its terms but for any reasons is held to be unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative faults of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 10.1 and 10.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.
               The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person.
     11. Rule 144. The Company covenants that it shall use its reasonable best efforts to file any reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation adopted by the SEC. The Company shall, upon the request of any holder of Registrable Securities, deliver to such Holder a written statement as to whether it has complied with such requirements.
     12. Miscellaneous.
     12.1. Amendments and Waivers. Subject to Section 12.2, this Agreement may be modified or amended only by a writing signed by the Company and each of the Stockholders, and, to the extent a permitted transfer has occurred pursuant to Section 2, its Permitted Transferee.

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          12.2. Third Party Beneficiaries. Subject to the next sentence of this Section 12.2, there shall be no third party beneficiaries of the rights and benefits of this Agreement, which rights and benefits shall accrue only to the benefit of the parties hereto. Any Permitted Transferee shall be a third party beneficiary or intended beneficiary to the agreement made hereunder by a Stockholder so long as such transfer of rights under this Agreement to the Permitted Transferee is made in compliance with Section 12.6.
          12.3. No Waiver. No failure to exercise and no delay in exercising, on the Company’s or the Holders’ part, of any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
          12.4. Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement.
          12.5. Limitation of Registration Rights. Nothing contained in this Agreement shall create any obligation on behalf of the Company to register under the Securities Act any securities which are not shares of Common Stock.
          12.6. Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Holders and their respective successors and permitted assigns. Without limiting the generality of the foregoing, each Holder’s registration rights granted hereunder shall be transferable to and exercised by any Permitted Transferee of Registrable Securities; provided, however, that no Holder may transfer or assign this Agreement or any of its rights hereunder unless (a) such transfer or assignment is effected in accordance with applicable securities laws, (b) such transferee or assignee (other than the Company) agrees in writing to be bound by this Agreement and the Lock-Up Agreement (other than, with respect to the Lock-Up Agreement, Permitted Transferees of Five Arrows), and (c) the Company is given prior written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee, and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.
          12.7. Entire Agreement. This Agreement, together with the Lock-Up Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to such subject matter.
          12.8. Separability of Provisions. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          12.9. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be by telecopy, facsimile transmission (confirmed by U.S.

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mail), telegraph, hand delivery or mailed by certified or registered mail postage prepaid, returned receipt requested, to the addresses set forth below or to such other address as any party may advise the other parties in a written notice given in accordance with this Section.

If to the Company:	CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, FL 32801 Attn.: Thomas J. Hutchison, III

With a copy (which shall not constitute notice pursuant to this Section 12.9) to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Judith D. Fryer, Esq. Facsimile: (212) 805-9330

Hogan & Hartson, L.L.P.
555 Thirteenth Street, N. W.
Washington, D. C. 20004
Attn: J. Warren Gorrell, Jr., Esq.
Facsimile: (202) 637-5910

If to the Holders:	To the respective addresses set forth in the records of the Company
               Any notice, request or other communication so addressed and so mailed shall be deemed to have been given when duly delivered or sent.
          12.10. Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof. The descriptive headings of the several sections and subsections hereof are for convenience only and shall not control or affect the meaning of construction of any of the provisions hereof.
          12.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single original instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:

CNL HOTELS & RESORTS, INC.

By:

Title:

STOCKHOLDERS:

CNL REAL ESTATE GROUP, INC.

By:

Title:

FIVE ARROWS REALTY SECURITIES II L.L.C.

By:

Title:

JAMES M. SENEFF, JR.

ROBERT A. BOURNE

C. BRIAN STRICKLAND

THOMAS J. HUTCHISON, III

JOHN A. GRISWOLD

BARRY A. N. BLOOM

MARCEL VERBAAS

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ANNEX I
FORM OF LOCKUP LETTER
CNL HOTELS & RESORTS, INC.
Common Stock

[Name of Stockholder]

, 2006
Dear :

     This Lock-Up Letter Agreement is being delivered to you pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”) by and among CNL Real Estate Group, Inc., a Florida corporation, Five Arrows Realty Securities II L.L.C., a Delaware limited liability company, and James M. Seneff, Jr., Robert A. Bourne, C. Brian Strickland, Thomas J. Hutchison, III, John A. Griswold, Barry A. N. Bloom and Marcel Verbaas (collectively, the “Stockholders”), and CNL Hotels & Resorts, Inc., a Maryland corporation (the “Company”). Capitalized terms used in this letter but not defined have the meanings assigned to such terms in the Registration Rights Agreement.
     1. Lock-Up and Transfer Limitation. The undersigned Stockholder shall not directly or indirectly Transfer (as defined in paragraph 3 of this letter agreement), contract or agree to Transfer or publicly announce any intention to Transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or warrants, options or other rights to purchase or otherwise acquire shares of Common Stock it may now or later own of record or beneficially (collectively, “Stockholder Shares”) at any time prior to the six (6) month anniversary of the date of the Registration Rights Agreement. In addition, the undersigned Stockholder shall not directly or indirectly Transfer, contract or agree to Transfer or publicly announce any intention to Transfer any Stockholder Shares in excess of 50% of the total number of its Common Shares received under the Merger Agreement between such six (6) month anniversary and the one (1) year anniversary of the date of the Registration Rights Agreement. The lock-up and transfer limitations described in this paragraph 1 are in addition to any other restrictions on transfer of the Stockholder Shares that may apply under the Registration Rights Agreement, the Pledge and Security Agreement entered into as of ___, 2006 between certain Stockholders, the Company and CNL Hotels & Resorts Acquisition, LLC (the “Pledge Agreement”), or this Lock-Up Letter Agreement.
     2. General Holdback. In addition to and not in lieu of the restrictions on Transfer of the Stockholder Shares set forth in paragraph 1 above, the undersigned Stockholder shall not, for a period of 14 days prior to and 90 days after the date of any final prospectus relating to an

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effective registration statement filed by the Company with the SEC (or such longer periods as the applicable underwriter or the Company may reasonably request) (collectively, the “Holdback Period”), directly or indirectly Transfer, contract or agree to Transfer or publicly announce any intention to Transfer any Stockholder Shares, any securities convertible into or exercisable or exchangeable for shares of Common Stock and any warrants or other rights to purchase or otherwise acquire shares of Common Stock. The foregoing sentence shall not apply to (a) the registration of or sale of any Common Stock pursuant to a Registration Statement filed in accordance with the Registration Rights Agreement, (b) bona fide gifts of such securities, provided that the recipient thereof agrees in writing with the underwriters or the Company, as applicable, to be bound by the terms of this letter agreement or (c) dispositions to any trust for the direct or indirect benefit of the undersigned Stockholder and/or the immediate family of the undersigned Stockholder, provided that the trustee agrees in writing with the Company to be bound by the terms of this letter agreement and otherwise if a permitted transferee of the subject securities. If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Holdback Period, or (ii) prior to the expiration of the Holdback Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Holdback Period, the restrictions imposed by this paragraph 2 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if any research published or distributed by any underwriter of the Company would be compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act. The Stockholders hereby authorize the Company during the term of this letter agreement to cause any transfer agent for the Stockholder Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Stockholder Shares for which the Stockholders are the record holders and, in the case of the Stockholder Shares for which the Stockholders are the beneficial but not the record holder, agrees during the term of this letter agreement to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Stockholder Shares, in each case if the Company reasonably determines in good faith that such Transfer would, if made, be inconsistent with paragraph 1 of this letter agreement.
     3. Definition of Transfer. For all purposes of this letter agreement, “Transfer” shall mean (i) any sale, offer to sell, transfer, assignment, exchange, redemption, hypothecation, grant of an option to purchase or acquire and any other disposition of any securities; (ii) establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with respect to any securities; and (iii) entering into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership of any securities, whether any such transaction is to be settled by delivery of such securities or other securities, in cash or otherwise; provided, however, that the term “Transfer” shall not mean any (a) Transfer to a Permitted Transferee in accordance with the terms of the Registration Rights Agreement or (b) bona fide pledge, assignment or grant of a security interest in any of the Stockholder Shares or any other bona fide pledge, assignment or grant of a security interest in any of the Stockholder Shares.

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     4. Authority. The Stockholders hereby severally, but not jointly, represent and warrant that they have full power and authority to enter into this Agreement and will execute any additional documents necessary in connection with enforcement hereof.
     5. Term. This letter agreement shall automatically expire and be of no further force and effect one (1) year after the date of the Registration Rights Agreement.
     6. Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single original instrument.
     7. Incorporation of Miscellaneous Provisions of the Registration Rights Agreement. The provisions of Sections 12.2, 12.3 and 12.6 through 12.10 of the Registration Rights Agreement are hereby incorporated by reference into this letter agreement as if set forth at length herein.
[SIGNATURE PAGE FOLLOWS]

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     If the terms of this Lock-Up Letter Agreement reflect your understanding of our agreements with respect to its subject matter, please indicate your agreement and acceptance of the same by countersigning this letter agreement in the space below and returning the signed copy to the Company.

Yours very truly,

CNL HOTELS & RESORTS, INC.

By:

Name:
Title:
Accepted and agreed as of the date first written above:

[Stockholder]

A-C-20

Exhibit D
FORM OF PLEDGE AND SECURITY AGREEMENT
          THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into as of ___, 2006 by and among CNL REAL ESTATE GROUP, INC., a Florida corporation (“CREG”), JAMES M. SENEFF, JR., a resident of the State of Florida, ROBERT A. BOURNE, a resident of the State of Florida, C. BRIAN STRICKLAND, a resident of the State of Florida, THOMAS J. HUTCHISON, III, a resident of the State of Florida, JOHN A. GRISWOLD, a resident of the State of Florida, BARRY A.N. BLOOM, a resident of the State of Florida, and MARCEL VERBAAS, a resident of the State of Florida (each of the foregoing parties are referred to individually herein as an “Individual Pledgor,” and collectively, “Pledgors”), CNL HOTELS & RESORTS, INC., a Maryland corporation (“CHR”), and CNL HOTELS & RESORTS ACQUISITION, LLC, a Florida limited liability company (together with CHR and their successors and assigns, “Secured Parties”).
          WHEREAS, Secured Parties and Pledgors, among other parties, have entered into an Amended and Restated Agreement and Plan of Merger, entered into as of April 3, 2006 (the “Merger Agreement”), pursuant to which Pledgors have agreed, on a several basis, to indemnify Secured Parties on the terms and conditions set forth in the Merger Agreement;
          WHEREAS, pursuant to Section 8.20 of the Merger Agreement, Pledgors are required to execute and deliver this Agreement and to pledge and grant a continuing security interest in the Collateral (as defined herein) as additional security for the Secured Obligations (as defined herein); and
          WHEREAS, all capitalized terms used herein which are not herein defined shall have the meanings ascribed to them in the Merger Agreement.
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.	DEFINITIONS
          For the purposes of this Agreement:
          (a) “Collateral” means (i) an aggregate of 750,000 common shares, $.01 par value per share, of CHR owned by Pledgors (“Stock”) in the proportions set forth on Schedule A on the date hereof, (ii) any dividends or distributions, distributions in property, returns of capital or other distributions made on or with respect to any of the foregoing shares, and (iii) all proceeds of the foregoing.
          (b) “Event of Default” means (i) any failure by an Individual Pledgor to fully and punctually pay or perform one or more of its obligations pursuant to Section 9.8 or Article 12 of the Merger Agreement (collectively, the “Secured Obligations”), as determined by at least a majority of all of CHR’s disinterested directors who are non-employee directors, regardless of whether either of the Secured Parties has exercised its rights under Section 13.2 of the Merger Agreement, (ii) the unenforceability of Secured Parties’ security interest in the Collateral with

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the priority set forth herein for any reason whatsoever, or (iii) any breach by an Individual Pledgor of any of its obligations under this Agreement that is not cured within five (5) business days after such Individual Pledgor’s receipt of Secured Parties’ written notice thereof.
2.	PLEDGE OF COLLATERAL
          (a) As additional security for the payment and performance by Pledgors of all of the Secured Obligations and all of their obligations under this Agreement, each Individual Pledgor hereby pledges, assigns and grants to Secured Parties a first priority security interest in all of its or his right, title and interest in and to the Collateral and the proceeds thereof (the “Pledge”).
          (b) In the event the shares of Stock included in the Collateral are certificated:
               (i) simultaneously with the execution and delivery of this Agreement, each Individual Pledgor is delivering to Secured Parties certificates representing the shares of Collateral described in clause (i) of Section 1(a) and according to the listing of shares of Collateral set forth in the attached Schedule A, and will deliver to Secured Parties all certificates relating to the Collateral described in clause (ii) of Section 1(a) within five (5) days after each Individual Pledgor’s acquisition thereof, all of which certificates shall be registered in the name of the appropriate Individual Pledgor, duly endorsed in blank or accompanied by stock powers duly executed by the appropriate Individual Pledgor in blank, together with any documentary tax stamps and any other documents necessary to cause Secured Parties to have a good, valid and perfected first pledge of, lien on and security interest in the Collateral, free and clear of any mortgage, pledge, lien, security interest, hypothecation, assignment, charge, right, encumbrance or restriction (individually, “Encumbrance,” and collectively, “Encumbrances”), but subject to restrictions set forth in state and federal securities laws or restrictions set forth in the Registration Rights Agreement and accompanying Lock-Up Agreement executed in connection with the Closing (as defined in the Merger Agreement). At any time following an Event of Default, any or all of the shares of the Collateral held by Secured Parties hereunder may, at the option of Secured Parties exercised in accordance with Sections 3(b) and 5(c), be registered in the names of Secured Parties or in the name of their nominee; and
               (ii) Secured Parties hereby confirm receipt of the certificates representing the Collateral described in clause (i) of Section 1(a) and agree to hold such certificates in accordance with the terms of this Agreement.
          (c) In the event the shares of Stock included in the Collateral are uncertificated, each Individual Pledgor agrees to take such actions and execute, deliver and file such instruments and documents, including without limitation, one or more financing statements, as the Secured Parties may request to perfect the Secured Parties’ interest in the Collateral pursuant to this Agreement.
3.	RIGHTS OF PLEDGORS WITH RESPECT TO THE COLLATERAL
          (a) So long as no Event of Default shall have occurred and be continuing:

A-D - 2

               (i) Each Individual Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to such Individual Pledgor’s portion of the Collateral, subject to the terms hereof, including any and all rights under the Registration Rights Agreement.
               (ii) Each Individual Pledgor shall be entitled to receive and retain cash dividends or distributions payable on such Individual Pledgor’s portion of the Collateral; provided, however, that all other dividends or distributions (including, without limitation, stock and liquidating dividends or distributions), distributions in property, returns of capital and other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of CHR or received in exchange for the Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which CHR may be a party or otherwise, and any and all cash and other property received in exchange for or redemption of any of the Collateral, shall be retained by Secured Parties, or, if delivered to Pledgors, shall be held in trust for the benefit of Secured Parties and forthwith delivered to Secured Parties within five (5) days of the acquisition thereof and shall be considered as part of the Collateral for all purposes of this Agreement.
               (iii) Secured Parties shall execute and deliver (or cause to be executed and delivered) to Pledgors all such proxies, powers of attorney, dividend or distribution orders, and other instruments as Pledgors may reasonably request for the purpose of enabling each Individual Pledgor to exercise its or his voting and/or consensual rights and powers which such Individual Pledgor is entitled to exercise pursuant to Section 3(a)(i) above and/or to receive the dividends or distributions which such Individual Pledgor is authorized to receive and retain pursuant to Section 3(a)(ii), and each Individual Pledgor shall execute and deliver to Secured Parties such instruments as may be required or may be requested by Secured Parties to enable Secured Parties to receive and retain the dividends or distributions, distributions in property, returns of capital and other distributions it is authorized to receive and retain pursuant to Section 3(a)(ii).
          (b) Upon the occurrence and during the continuance of an Event of Default, all rights of each Individual Pledgor to exercise the voting and/or consensual rights and powers which such Individual Pledgor is entitled to exercise pursuant to Section 3(a)(i) and/or to receive the dividends or distributions which such Individual Pledgor is authorized to receive and retain pursuant to Section 3(a)(ii) shall cease, at the option of Secured Parties, on not less than one (1) day’s written notice to Pledgors, and all such rights shall thereupon become vested in Secured Parties, who shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and/or to receive and retain such dividends or distributions. In such case, each Individual Pledgor shall execute and deliver such documents as Secured Parties may request to enable Secured Parties to exercise such rights and receive such dividends or distributions. In addition, Secured Parties are hereby appointed the attorney-in-fact of each Individual Pledgor, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions after the occurrence and during the continuance of an Event of Default, whether in the name of Secured Parties or an Individual Pledgor, as Secured Parties may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends or distributions. Any and all money and other property paid over to or received by Secured Parties pursuant to the provisions of this Section 3(b) shall

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be retained by Secured Parties as part of the Collateral and shall be applied in accordance with the provisions hereof.
4.	SUBSTITUTION OF COLLATERAL
          Provided that no Event of Default shall then have occurred and be continuing, any Individual Pledgor may at any time propose that Secured Parties accept substitute collateral and/or credit support (e.g., an irrevocable standby letter of credit) in lieu of any of such Individual Pledgor’s portion of the Collateral as may be specified in writing by such Individual Pledgor. If, in the sole judgment of Secured Parties, such proposed substitute collateral or credit support (hereinafter referred to as “Replacement Assurances”) is satisfactory in form and comfort to Secured Parties and affords Secured Parties protection at least equivalent to the protection afforded by such Individual Pledgor’s portion of the Collateral, then the Individual Pledgor and Secured Parties shall cooperate, at the Individual Pledgor’s sole cost and expense, to effect the substitution of such Replacement Assurances for such Individual Pledgor’s portion of the Collateral, including (i) the preparation, execution, delivery and filing of such agreements and other documents as may be requested by Secured Parties in order to create and perfect in favor of Secured Parties a perfected first-priority security interest in the proposed substitute collateral and/or to establish Secured Parties’ recourse to the proposed credit support, and (ii) execution and delivery of such documents as may be necessary to release the Secured Parties’ security interest in such Collateral.
5.	REMEDIES OF DEFAULT
          (a) If at any time an Event of Default shall have occurred and be continuing, then, in addition to having the right to exercise any right or remedy of a secured party upon default under the Uniform Commercial Code as then in effect in the jurisdiction in which the Collateral is held by Secured Parties and the right to exercise any right or remedy of Secured Parties under the Merger Agreement or otherwise, Secured Parties shall, to the extent permitted by law, without being required to give any notice to Pledgors except as provided below:
               (i) Apply any cash held by them hereunder in the manner provided in Section 5(g);
               (ii) If there shall be no such cash or if the cash so applied shall be insufficient to pay in full the items specified in Sections 5(g)(i) and (ii), collect, receive, appropriate and realize upon the Collateral or any part thereof, and/or sell, assign, contract to sell or otherwise dispose of and deliver the Collateral or any part thereof, in its entirety or in portions, at public or private sale or at any broker’s board, on any securities exchange or at any of Secured Parties’ places of business or elsewhere, for cash, upon credit or for future delivery, and at such price or prices as Secured Parties may deem best, and Secured Parties may (except as otherwise provided by law) be the purchaser of any or all of the Collateral so sold and thereafter may hold the same, absolutely, free from any right or claim of whatsoever kind, but shall in each case be subject to the terms and conditions of the Lock-Up Agreement; and
               (iii) Upon the occurrence of an Event of Default, Secured Parties or their nominee shall have the right, upon not less than one (1) day’s notice to Pledgors, to exercise

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any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, at their discretion, any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of CHR, or upon the exercise by CHR of any right, privilege or option pertaining to any such shares of the Collateral, and, in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Secured Parties may determine.
          (b) In the event of a sale as aforesaid, Secured Parties are authorized to, at any such sale, if they deem it advisable to do so, restrict the number of prospective bidders or purchasers and/or further restrict such prospective bidders or purchasers to persons who will represent and agree that they meet such suitability standards as Secured Parties may deem appropriate, are purchasing for their own account, for investment, and not with a view to the distribution or resale of the Collateral, and may otherwise require that such sale be conducted subject to restrictions as to such other matters as Secured Parties may deem necessary in order that such sale may be effected in such manner as to comply with all applicable state and federal securities laws. Upon any such sale, Secured Parties shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.
          (c) Notwithstanding anything to the contrary contained herein, in the event Secured Parties exercise any of their remedies hereunder against any portion of the Collateral representing less than all of the Collateral, Secured Parties agree to do so on a pro-rata basis according to each Individual Pledgor’s proportionate share of the Collateral.
          (d) (i) Pledgors hereby acknowledge that, notwithstanding that a higher price might be obtained for the Collateral at a public sale than at a private sale or sales, the making of a public sale of the Collateral may be subject to registration requirements under applicable securities laws and similar other legal restrictions, compliance with which would require such actions on the part of Pledgors, would entail such expenses, and would subject Secured Parties, any underwriter through whom the Collateral may be sold and any controlling person of any of the foregoing to such liabilities, as would make a public sale of the Collateral impractical or inadvisable. Accordingly, Pledgors hereby agree that private sales made by Secured Parties in good faith in accordance with the provisions of Sections 5(a) or (b) may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sale, and that Secured Parties shall not have any obligation to take any steps in order to permit the Collateral to be sold at public sale, a private sale being considered or deemed to be a sale in a commercially reasonable manner.
               (ii) Each purchaser at any such sale shall hold the property sold, absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of any Individual Pledgor, each of whom hereby specifically waives all rights of redemption, stay or appraisal which any Individual Pledgor has or may have under any rule of law or statute now existing or hereafter adopted. Secured Parties shall give Pledgors not less than five (5) days’ written notice of its intention to make any such public or private sale. Such notice, in case of a public sale, shall state the time and place fixed for such sale, and, in case of a sale at broker’s board, on a securities exchange, at one or more of Secured Parties’ places of

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business or elsewhere, shall state the board, exchange or other location at which such sale is to be made and the day on which the Collateral, or that portion thereof so being sold, will first be offered for sale at such location. Such notice, in case of a private sale, shall state only the date on or after which such sale may be made. Any such notice given as aforesaid shall be deemed to be reasonable notification. Notwithstanding the above, all sales of the Collateral shall be subject to applicable state and federal securities laws.
               (iii) Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Parties may fix in the notice of such sale. At any sale the Collateral may be sold in one lot as an entirety or in parts, as Secured Parties may determine, but in all cases subject to Section 5(c). Secured Parties shall not be obligated to make any sale pursuant to any such notice. Secured Parties may, without notice or publication, adjourn any sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Parties until the selling price is paid by the purchaser thereof, but Secured Parties shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.
               (iv) On any sale of the Collateral, Secured Parties are hereby authorized to comply with any limitation or restriction in connection with such sale that it may be advised by counsel is necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any governmental regulatory authority or officer or court.
               (v) Subject to Section 5(c), it is expressly understood and agreed by Pledgors that Secured Parties may proceed against all or any portion or portions of the Collateral and all other collateral securing the Secured Obligations in such order and at such time as Secured Parties, in their sole discretion, see fit, and Pledgors hereby expressly waive any rights under the doctrine of marshalling of assets.
               (vi) Compliance with the foregoing procedures shall result in such sale or disposition being considered or deemed to have been made in a commercially reasonable manner.
          (e) Secured Parties, instead of exercising the power of sale herein conferred upon them, may proceed by a suit or suits at law or in equity to foreclose their lien or security interest arising from this Agreement and sell the Collateral, or any portion thereof in a manner consistent with Section 5(c), under a judgment or decree of a court or courts of competent jurisdiction.
          (f) Each of the rights, powers, and remedies provided herein or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or therein or now or hereafter existing at law or in equity or by statute or otherwise. The exercise of any such right, power or remedy shall not preclude the simultaneous or later exercise of any or

A-D - 6

all other such rights, powers or remedies, including under the Merger Agreement, except there shall be no duplication of recovery. No notice to or demand on Pledgors in any case shall entitle Pledgors to any other notice or demand in similar or other circumstances.
          (g) The proceeds of any collection, recovery, receipt, appropriation, realization or sale as aforesaid shall be applied by Secured Parties in the following order:
               (i) First, to the payment of all costs and expenses of every kind incurred by Secured Parties in connection therewith or incidental to the care, safekeeping or otherwise of any of the Collateral, including, without limitation, reasonable attorneys’ fees and expenses;
               (ii) Second, to the payment of all other Secured Obligations; and
               (iii) Finally, to the payment to Pledgors of any surplus then remaining from such proceeds unless otherwise required by law or directed by a court of competent jurisdiction. The payment of any such surplus to Pledgors shall be made in proportion to each Individual Pledgor’s share of the Collateral.
6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF PLEDGORS
          (a) Each Individual Pledgor, severally, but not jointly, represents, warrants and covenants that:
               (i) CREG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the full legal power and authority to own the Collateral.
               (ii) Each Individual Pledgor has all requisite capacity, power and authority, being under no legal restriction, limitation or disability, to own the Collateral.
               (iii) Each Individual Pledgor has full power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder. The execution, and delivery of this Agreement has been duly and validly authorized by the Board of Directors of CREG. No other corporate proceedings on the part of CREG are necessary to authorize the consummation of the transactions contemplated hereby on behalf of CREG. This Agreement has been duly and validly executed and delivered by each Individual Pledgor and constitutes the valid and legally binding obligation of each Individual Pledgor, enforceable against each Individual Pledgor in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to any Individual Pledgor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
               (iv) Each Individual Pledgor is or, with respect to the Collateral described in clause (ii) of Section 1(a), not later than the time of each Individual Pledgor’s acquisition thereof will be, the direct record and beneficial owner of each share of the Individual Pledgor’s portion of the Collateral. Each Individual Pledgor has and will have good, valid and

A-D - 7

marketable title thereto, free and clear of all Encumbrances other than the security interest created by this Agreement.
               (v) The Collateral is and will be duly and validly pledged to Secured Parties in accordance with law, and Secured Parties have a good, valid, and perfected first lien on and security interest in the Collateral and the proceeds thereof.
               (vi) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Pledgors, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Individual Pledgor is subject or any provision of its articles of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents, as applicable, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Individual Pledgor is a party or by which it or he is bound or to which any of its or his assets is subject.
               (vii) There is no action, claim, suit, proceeding or investigation pending, or to the knowledge of Pledgors, threatened or reasonably anticipated, against or affecting any Individual Pledgor, this Agreement, or the transactions contemplated hereby, before or by any court, arbitrator or governmental authority which might adversely affect any Individual Pledgor’s ability to perform its obligations under this Agreement or might adversely affect the value of the Collateral.
          (b) Until all Secured Obligations have been paid and performed in full or until all of the Collateral is returned to Pledgors pursuant to Section 8 hereof, Pledgors hereby covenant that, unless Secured Parties otherwise consent in advance in writing:
               (i) Each Individual Pledgor shall (A) at the request of Secured Parties, execute, deliver and file any and all financing statements, continuation statements, stock powers, instruments, and other documents necessary or desirable, in Secured Parties’ opinion, to create, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Secured Parties and Secured Parties’ lien on and security interest in the Collateral and the first priority thereof, (B) maintain or cause to be maintained at all times the pledge of the Collateral to Secured Parties and Secured Parties’ lien on and security interest in the Collateral and the first priority thereof, and (C) defend the Collateral and Secured Parties’ lien on and security interest therein and the first priority thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to Secured Parties, and pay pro rata all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense.
               (ii) No Individual Pledgor shall sell, transfer, pledge, assign or otherwise dispose of any of the Collateral or any interest therein, and no Individual Pledgor shall create, incur, assume or suffer to exist any Encumbrance with respect to such Individual Pledgor’s portion of the Collateral or any interest therein (except pursuant hereto).

A-D - 8

               (iii) No Individual Pledgor shall take any action in connection with the Collateral or otherwise which would impair the value of the interests or rights of such Individual Pledgor therein or which would impair the interests or rights of Secured Parties therein or with respect thereto.
7.	RESPONSIBILITIES OF SECURED PARTIES IN POSSESSION OF THE COLLATERAL
          (a) Secured Parties shall have no duty with respect to the Collateral other than the duty to use reasonable care in the custody and preservation of the Collateral.
          (b) Secured Parties shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Secured Parties in good faith believe to be genuine.
8.	RETURN OF COLLATERAL
          Upon the later of (i) the fourth (4th) anniversary of the date first written above or (ii) the resolution of all Events of Default or CHP Indemnity Claims asserted prior to the date set forth in the immediately preceding clause (i), if any, this Agreement shall terminate and the Collateral then held by Secured Parties shall promptly be returned to Pledgors at the address of Pledgors set forth herein or at such other address as Pledgors may direct in writing. Secured Parties shall not be deemed to have made any representation or warranty with respect to any Collateral so returned, except that such Collateral is free and clear, on the date of such return, of any and all liens, charges and encumbrances arising from Secured Parties’ own acts.
9.	ADDITIONAL ACTIONS AND DOCUMENTS
          Each Individual Pledgor hereby agrees to take or cause to be taken such further actions (including, without limitation, the delivery of certificates for all of CHR’s shares hereafter acquired by such Pledgor), to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or desirable, in the opinion of Secured Parties, in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the occurrence of an Event of Default.
10.	SURVIVAL
          It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made by Pledgors herein shall survive the execution and delivery of this Agreement.
11.	ENTIRE AGREEMENT
          This Agreement and the Merger Agreement constitutes the entire agreement between the parties hereto and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral.

A-D - 9

12.	NOTICES
          All notices, demands, requests, claims and other communications hereunder will be in writing. Any notice, demand, request, claim or other communication hereunder shall be deemed duly given if (and then effective three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
          If to an Individual Pledgor:
c/o James M. Seneff, Jr.
CNL Center at City Commons
450 South Orange Avenue, 14th Floor
Orlando, Florida 32801
Telecopy: (407) 650-1011
With copy to:
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
Attn: Richard Davidson, Esq.
Telecopy: (407) 843-4444
          If to Secured Parties:
Audit Committee of the Board of Directors
CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Telecopy: (407) 835-3229
Attn: Chairman of the Audit Committee
With copy to:
Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attn: Judith D. Fryer, Esq.
Telecopy: (212) 801-6400
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attn: J. Warren Gorrell, Jr., Esq.
Telecopy: (202) 637-5910

A-D - 10

          Any party hereto may send any notice, demand, request, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, demand, request, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.
13.	AMENDMENT AND WAIVERS
          This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or failure on the part of Secured Parties in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by such party, as the case may be, and then only to the extent expressly specified therein.
14.	SUCCESSION AND ASSIGNMENT
          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Individual Pledgor without the prior written consent of CHR or by a Secured Party without the prior written consent of CREG.
15.	SEVERABILITY
          Any term or provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
16.	GOVERNING LAW
          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION)

A-D - 11

THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
17.	PRONOUNS
          All pronouns and any variations thereof in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.
18.	HEADINGS
          The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
19.	COUNTERPARTS
          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement, or has caused this Agreement to be duly executed on its behalf, as of the day and year first above written.

PLEDGORS:

CNL REAL ESTATE GROUP, INC.

By:

Name:
Title:

James M. Seneff, Jr.

Robert A. Bourne

C. Brian Strickland

Thomas J. Hutchison, III

John A. Griswold

Barry A.N. Bloom

Marcel Verbaas

A-D - 13

SECURED PARTIES:

CNL HOTELS & RESORTS, INC.

By:

Name: Title:

CNL HOTELS & RESORTS ACQUISITION, LLC

By:

Name:
Title:

A-D - 14

SCHEDULE A

		Proportionate
Pledgor	Number of Shares Pledged	Share of Collateral
CNL Real Estate Group, Inc.	477,299.00	63.6399%
James M. Seneff, Jr.	56,062.00	7.4749%
Robert A. Bourne	100,079.00	13.3438%
C. Brian Strickland	31,483.00	4.1977%
Thomas J. Hutchison, III	52,316.00	6.9755%
John A. Griswold	20,831.00	2.7775%
Barry A.N. Bloom	7,764.00	1.0352%
Marcel Verbaas	4,166.00	0.5555%

Total:	750,000.00	100.00%

A-D - 15

APPENDIX B
Lehman Brothers

April 3, 2006
Special Committee of the Board of Directors
CNL Hotels & Resorts, Inc.
420 South Orange Avenue
Orlando, Florida 32801
Members of the Special Committee of the Board:
     We understand that CNL Hotels & Resorts, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with CNL Hospitality Corp. (the “Advisor”) and CNL Hotel & Resorts Acquisition, LLC, a limited liability company all of the membership interests of which are owned by the Company (“CHPAC”), pursuant to which, among other things, (i) the Advisor will merge with and into CHPAC, with CHPAC as the surviving limited liability company, (ii) the outstanding shares of common stock of the Advisor will be converted into the right to receive consideration consisting of 3,600,000 shares of common stock of the Company, and (iii) as additional consideration, the Company will assume and subsequently repay or cause to be repaid in full the outstanding principal and accrued and unpaid interest on either (a) if the merger occurs on or before June 30, 2006, the Promissory Note issued by the Advisor for the benefit of Five Arrows Realty Securities II L.L.C., with an outstanding principal amount of $7,875,000 as of March 31, 2006, or (b) if the merger occurs after June 30, 2006, a promissory note issued by the Advisor for the benefit CNL Real Estate Group, Inc., a stockholder of the Advisor (“CREG”), or an affiliate of CREG, in the principal amount of $7,625,000. We further understand that in connection with its consideration of the terms of the Merger Agreement, the independent members of the Board of Directors have undertaken a special review of the business strategy for the Company. The terms and conditions of the Proposed Transaction are set forth in more detail in an Amended and Restated Agreement and Plan of Merger entered into as of April 3, 2006 (the “Merger Agreement”).
     We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion to the Special Committee with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction, or (ii) the tax consequences of the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Proposed Transaction, including, without limitation, the provisions of

CNL Hotels & Resorts, Inc.
Special Committee of the Board of Directors
April 3, 2006

the Merger Agreement relating to indemnification of the Company by certain stockholders of the Advisor for certain liabilities of the Advisor, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including a draft of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, (3) the advisory agreement, dated as of April 1, 2004, the Amended and Restated Renewal Agreement dated as of December 30, 2005, the Renewal Agreement dated as of March 31, 2006 and the Payment Agreement dated December 30, 2005, between the Company and the Advisor and a comparison of that advisory agreement with those of other companies we deemed relevant, (4) financial and operating information with respect to the business, operations and prospects of the Company and the Advisor furnished to us by the Company and the Advisor, including draft financial results for the Advisor for the year ended December 31, 2005, (5) a comparison of the historical financial results and present financial condition of the Advisor with those of certain other companies we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) the potential pro forma impact of the Proposed Transaction on the future financial performance of the Company, and (8) the provisions in the Articles of Amendment and Restatement of the Company (the “Articles”) that provide that an orderly liquidation of the Company must be undertaken on December 31, 2007 if a listing of the common stock of the Company (the “Company Common Stock”) on a national securities exchange or over-the-counter market has not occurred prior to such date. In addition, we have had discussions with the management of the Company concerning the Company’s business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations regarding the Company as we deemed appropriate. Furthermore, we have also had discussions with the management of the Advisor concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations regarding the Advisor as we deemed appropriate.
     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and the Advisor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Advisor, upon advice of the Advisor we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Advisor as to the future financial performance of the Advisor and that the Advisor would perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted any physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In performing our analysis, we have relied on the confirmation of the independent members of the Board of Directors of the Company that (i) the Company’s current business strategy is to continue the Company’s business beyond December 31, 2007, and (ii) the Company presently

CNL Hotels & Resorts, Inc.
Special Committee of the Board of Directors
April 3, 2006

intends to take steps necessary to effect a listing of the Company Common Stock on a national securities exchange or over-the-counter market prior to December 31, 2007. In addition, we express no opinion as to the potential outcomes of any existing litigation or any other legal matters involving the Company and the Advisor. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.
     We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past, including rendering our opinion to the Special Committee in connection with the original Agreement and Plan of Merger entered into as of April 29, 2004 (the “Original Agreement”), as to the fairness, from a financial point of view, of the consideration to be paid by the Company in the transactions contemplated by the Original Agreement. We received customary fees for such services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of that opinion.
     This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

/s/ Steven B. Wolitzer

By: Managing Director

APPENDIX C-1
ARTICLES OF AMENDMENT AND RESTATEMENT
OF
CNL HOTELS & RESORTS, INC.
     CNL Hotels & Resorts, Inc., a Maryland corporation having its principal office at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
     FIRST: The Company desires to amend and restate its charter as currently in effect.
     SECOND: The provisions of the charter now in effect and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:
ARTICLES OF AMENDMENT AND RESTATEMENT
OF
CNL HOTELS & RESORTS, INC.
* * * * * * * * *
ARTICLE I
THE COMPANY; DEFINITIONS
     SECTION 1.1 Name. The name of the corporation (the “Company”) is:
CNL Hotels & Resorts, Inc.
     SECTION 1.2 Resident Agent. The name and address of the resident agent of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Company’s principal office address in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Company may also have such other offices or places of business within or without the State of Maryland as the Board of Directors may from time to time determine.
     SECTION 1.3 Nature of Company. The Company is a Maryland corporation within the meaning of the MGCL.
     SECTION 1.4 Purposes. The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws, including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of, deal with or invest in real and personal property; (ii) to engage in the business of offering financing, including mortgage financing secured by Real Property; and (iii) to enter into any partnership, Joint Venture or other similar arrangement to engage in any of the foregoing.
     SECTION 1.5 Definitions. As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article V hereof are defined in Section 5.6(a) hereof):

C - 1 -1

     An “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
     “Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.
     “Charter” means these Articles of Amendment and Restatement, as amended and supplemented from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.
     “Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.2(b) hereof.
     “Company Property” or “Assets” means any and all Properties, Loans and other Permitted Investments of the Company, real, personal or otherwise, tangible or intangible, which are transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which are owned or held by, or for the account of, the Company.
     “Directors,” “Board of Directors” or “Board” means, collectively, the individuals named in Section 2.3 of the Charter so long as they continue in office and all other individuals who have been duly elected and qualify as directors of the Company hereunder.
     “Distributions” means any distribution of money or other property, pursuant to Section 5.2(d) hereof, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes.
     “Equity Shares” means shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.
     “Excess Shares” means the excess stock, par value $0.01 per share, of the Company, as described in Section 5.7 hereof.
     “Joint Ventures” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties and/or make Loans or other Permitted Investments.
     “Listing” means the listing of the Common Shares of the Company on a national securities exchange or over-the-counter market.
     “Loans” means mortgage loans and other types of debt financing provided by the Company.
     “MGCL” means the Maryland General Corporation Law as contained in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

C - 1 -2

     “Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.
     “Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties or other assets, to repay outstanding indebtedness, or to establish reserves.
     “NYSE” means the New York Stock Exchange.
     “Permitted Investments” means all investments that the Company may make or acquire pursuant to the Charter and the Bylaws.
     “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, provided that the foregoing exclusion shall apply only if the ownership of such Equity Shares by an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.
     “Preferred Shares” means any class or series of preferred stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.3 hereof.
     “Property” or “Properties” means interests in (i) the Real Properties, including the buildings and equipment located thereon, (ii) the Real Properties only, or (iii) the buildings only, including equipment located therein; whether such interest is acquired by the Company, either directly or indirectly through the acquisition of interests in Joint Ventures, partnerships, or other legal entities.

C - 1 -3

     “Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
     “REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.
     “REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
     “Sale” or “Sales” (i) means any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys, or relinquishes its interest in any asset or portion thereof, including any asset which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within one hundred eighty (180) days thereafter.
     “Securities” means Equity Shares, Excess Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.
     “Stockholders” means the stockholders of record of any class of the Company’s Equity Shares.
ARTICLE II
BOARD OF DIRECTORS
     SECTION 2.1 Number. The number of Directors of the Company initially shall be nine (9), which number may be increased or decreased from time to time by the Board of Directors pursuant to the Bylaws or by the affirmative vote of the holders of at least a majority of the Equity Shares then outstanding and entitled to vote thereon; provided, however, that the total number of Directors shall never be less than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Any vacancy created by an increase in the number of Directors will be filled, at any regular meeting or at any special meeting of the Board of Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any regular meeting or at any special meeting of the Board of Directors called for that purpose, by a majority of the remaining Directors, whether or not sufficient to constitute a quorum. For the purposes of voting for Directors, at any annual meeting or at any special meeting of the

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Stockholders called for that purpose, each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted.
     SECTION 2.2 Committees. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.
     SECTION 2.3 Term; Current Board. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his successor shall have been duly elected and qualify. Directors may be elected to an unlimited number of successive terms.
     The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:
James M. Seneff, Jr., Chairman of the Board
Robert A. Bourne
Thomas J. Hutchison III
John A. Griswold
James Douglas Holladay
Jack F. Kemp
Craig M. McAllaster
Dianna Morgan
Robert E. Parsons, Jr.
     SECTION 2.4 Resignation and Removal. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office at any time, but only for cause, and then only at a meeting of the Stockholders by the affirmative vote of the holders of at least two thirds of the Equity Shares then outstanding and entitled to vote in the election of Directors, subject to the rights of the holders of any Preferred Shares to elect or remove one or more Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty or gross negligence. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.
ARTICLE III
POWERS OF DIRECTORS
     SECTION 3.1 General. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Board of Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by the Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III and shall monitor the administrative procedures, investment operations and performance of the Company to assure that such policies are carried out. The Board of Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall

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be conclusive. The enumeration and definition of particular powers of the Board of Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.
     SECTION 3.2 Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by the Charter or by law, the Board of Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:
          (a) Investments. To invest in, purchase or otherwise acquire and to hold Company Property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such Company Property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Board of Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Board of Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of Assets held by the Company.
          (b) REIT Qualification and Termination of Status. The Board of Directors shall use its reasonable best efforts to cause the Company to continue to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board of Directors determines, by vote of at least two-thirds (2/3) of the Directors, that it no longer is in the best interests of the Company to continue to qualify as a REIT, the Board of Directors, in accordance with Section 3.2(x) below, may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code.
          (c) Sale, Disposition and Use of Company Property. Subject to Section 8.2 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, Mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Board of Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as they deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.
          (d) Financings. To borrow or, in any other manner, raise money for the purposes and on the terms they determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii) have such provisions as the Board of Directors determines; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees,

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indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company.
          (e) Lending. To lend money or other Company Property on such terms, for such purposes and to such Persons as they may determine.
          (f) Issuance of Securities. Subject to the restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company of shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption or other rights as the Board of Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Board of Directors determines (or without consideration in the case of a stock split or stock dividend); to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company; and to acquire Excess Shares from the Excess Shares Trust pursuant to Section 5.7(j).
          (g) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Board of Directors, for carrying out the purposes of the Charter and conducting business of the Company, including compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.
          (h) Collection and Enforcement. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.
          (i) Deposits. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Board of Directors determines.
          (j) Allocation; Accounts. To determine whether moneys, profits or other Assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in its discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as it determines; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the

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Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.
          (k) Valuation of Property. To determine the value of all or any part of the Company Property and of any services, Securities or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in its sole judgment.
          (l) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate, Loans and other Permitted Investments and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.
          (m) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Board of Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including, subject to Section 7.4 hereof, any Director or Person who is an Affiliate of any Director) as agent, representative, member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Board of Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of the Board of Directors, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, either in the names of the Company, the Directors or as their attorneys or otherwise, as the Board of Directors may determine and as may be permitted by Maryland law; and to establish such committees as it deems appropriate.
          (n) Associations. To cause the Company to enter into Joint Ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.
          (o) Reorganizations, Etc. Subject to Section 8.2 hereof and the MGCL, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Board of Directors deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.
          (p) Insurance. To purchase and pay for out of Company Property insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the Directors of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended

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coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company.
          (q) Distributions. To authorize the payment of dividends or other Distributions to Stockholders, subject to the provisions of Section 5.2 hereof.
          (r) Discontinue Operations; Bankruptcy. To discontinue the operations of the Company (subject to Article IX hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; or to take such other action with respect to indebtedness or other obligations of the Directors in their capacities as Directors, the Company Property or the Company as the Board of Directors in its discretion may determine.
          (s) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.
          (t) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.
          (u) Bylaws. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of the Charter. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.
          (v) Listing of Securities. To cause the listing of any of the Company’s Securities on a national securities exchange or over-the-counter market or for quotation on any automated inter-dealer quotation system.
          (w) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which it deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, even if such powers are not specifically provided hereby.
          (x) Termination of Status. To terminate the status of the Company as a REIT under the REIT Provisions of the Code; provided, however, that the Board of Directors shall take no action to terminate the Company’s status as a REIT under the REIT Provisions of the Code until such time as (i) the Board of Directors adopts a resolution recommending that the Company terminate its status as a REIT under the REIT Provisions of the Code, (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders and (iii) such resolution is approved by the holders of a majority of the issued and outstanding Common Shares.
     SECTION 3.3 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every holder of shares of capital stock of the Company: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of shares of capital stock of the Company or the payment of other distributions on shares of capital stock of the Company; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit,

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net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of capital stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any shares of capital stock of the Company; the number of shares of any class or series of capital stock of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director may consider (i) the effect thereof on the Stockholders of the Company, the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or Company Properties are located, and (ii) the long-term as well as short-term interests of the Company, including the possibility that these interests may be best served by the continued independence of the Company.
     SECTION 3.4 Extraordinary Actions. Except as specifically provided in Article II, Section 2.4 hereof, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
ARTICLE IV
OPERATING RESTRICTIONS
     In addition to other operating restrictions imposed by the Board of Directors from time to time, the Company will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.
ARTICLE V
SHARES
     SECTION 5.1 Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is three billion six hundred seventy five million (3,675,000,000) shares, consisting of three billion (3,000,000,000) Common Shares, $0.01 par value per share (as described in Section 5.2(b) hereof), seventy five million (75,000,000) Preferred Shares, $0.01 par value per share (as described in Section 5.3 hereof) and six hundred million (600,000,000) Excess Shares, $0.01 par value per share (as described in Section 5.7 hereof). The aggregate par value of all authorized shares of stock having par value is $36,750,000. Of the 600,000,000 Excess Shares, 585,000,000 are issuable in exchange for Common Shares and 15,000,000 are issuable in exchange for Preferred Shares. All such shares shall be fully paid and nonassessable when issued. Shares of capital stock of the Company may be issued for such consideration as the Board of Directors determines, or if issued as a result of a stock dividend or stock split, without any consideration.

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     SECTION 5.2 Common Shares.
          (a) Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.
          (b) Description. Common Shares shall have a par value of $0.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 6.2 hereof, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, conversion or exchange rights over other shares of that same particular class. The Board of Directors is hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the MGCL.
          (c) Distribution Rights. The holders of Common Shares shall be entitled to receive such Distributions as may be authorized by the Board of Directors of the Company out of funds legally available therefor.
          (d) Dividend or Distribution Rights. The Board of Directors from time to time may authorize the payment to Stockholders of such dividends or Distributions in cash or other property as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize the payment of such dividends and Distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until authorized by the Board of Directors and declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.
          (e) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Excess Shares resulting from the conversion of Common Shares pursuant to Section 5.7(a) hereof) shall be determined in accordance with applicable law. Subject to Section 5.7(f) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Excess Shares resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the Common Shares as the number of the outstanding Common Shares or Excess Shares held by such holder bears to the total number of outstanding Common Shares and Excess Shares resulting from the conversion of Common Shares then outstanding.
          (f) Voting Rights. Except as may be provided in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.
     SECTION 5.3 Preferred Shares. The Board of Directors is hereby expressly authorized, from time to time, to authorize and issue one or more series of Preferred Shares. Prior to the issuance of each

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such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          (a) The designation of the series, which may be by distinguishing number, letter or title.
          (b) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.
          (c) The redemption rights, including conditions and the price or prices, if any, for shares of the series.
          (d) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.
          (e) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.
          (f) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.
          (g) Restrictions on the issuance of shares of the same series or of any other class or series.
          (h) The voting rights, if any, of the holders of shares of the series.
          (i) Any other relative rights, preferences and limitations on that series.
     Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of the Charter, the Board of Directors is hereby expressly authorized, from time to time, to alter the designation or classify or reclassify and issue any unissued shares of a particular series of Preferred Shares of any series by setting or changing in one or more respects, from time to time before issuing the shares, the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Section 2-208 of the MGCL.
     Any of the terms of any class or series of stock set or changed pursuant to Sections 5.2 and 5.3 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

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     SECTION 5.4 No Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.2(b) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of Securities of the Company which the Company may at any time issue or sell.
     SECTION 5.5 No Issuance of Share Certificates. The Company shall not issue share certificates except to Stockholders who make a written request to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 5.6(h), and required by the Bylaws and the MGCL or other applicable law.
     SECTION 5.6 Restrictions on Ownership and Transfer.
          (a) Definitions. For purposes of Sections 5.6 and 5.7 and any other provision of the Charter, the following terms shall have the meanings set forth below:
     “Acquire” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or a Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.
     “Beneficial Ownership,” when used with respect to ownership of Equity Shares by any Person, shall mean ownership of Equity Shares which are (i) directly owned by such Person, (ii) indirectly owned by such Person for purposes of Section 542(a)(2) of the Code, taking into account the constructive ownership rules of Sections 544 and 856(h)(3) of the Code, as modified by Section 856(h)(1)(B) of the Code or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act. Whenever a Person Beneficially Owns Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.
     “Beneficiary” shall mean, with respect to any Excess Shares Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Excess Shares Trust, in accordance with the provisions of Section 5.7(d).
     “Business Day” shall mean any weekday that is not an official holiday in the State of California.
     “Charter Effective Date” shall mean the date upon which the Charter is accepted for record by the State Department of Assessments and Taxation of Maryland.
     “Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the

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Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.
     “Excepted Holder” shall mean a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) hereof.
     “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), the ownership limit with respect to the Equity Shares of the Company established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) for or in respect of such holder.
     “Excess Shares Trust” shall mean any separate trust created and administered in accordance with the terms of Section 5.7 for the exclusive benefit of any Beneficiary.
     “Individual” shall mean (i) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and/or (ii) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code.
     “Market Price” means, until the Equity Shares are Listed, the price per Equity Share at which Equity Shares have been sold if Equity Shares have been sold during the prior quarter pursuant to a registration statement filed with the Securities and Exchange Commission and otherwise a price per Equity Share determined on the basis of a quarterly valuation of the Company’s assets. Upon Listing, Market Price shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding the day as of which Market Price is to be determined (or those days during such ten (10)-day period for which Closing Prices are available). The “Closing Price” on any date shall mean (i) where there exists a public market for the Company’s Equity Shares, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (ii) if no public market for the Equity Shares exists, the Market Price will be determined by a single, independent appraiser selected by the Board of Directors of the Company, which appraiser shall appraise the Market Price for such Equity Shares within such guidelines as shall be determined by the Board of Directors of the Company.
     “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of Equity Shares than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Shares or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Shares.

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     “Ownership Limit” shall mean, with respect to each class or series of Equity Shares, 9.8% (by value) of the outstanding shares of such Equity Shares.
     “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 5.7(h).
     “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section 5.7(a).
     “Restriction Termination Date” shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a REIT.
     “Subsidiary” shall mean any direct or indirect subsidiary, whether a corporation, partnership, limited liability company or other entity, of the Company, which may be treated as a “pass-through” entity for federal income tax purposes.
     “Trading Day” shall mean a day on which the principal national securities exchange on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares (including but not limited to the initial issuance of Common Shares by the Company), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.
     “Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Excess Shares Trust, or any successor trustee thereof.
          (b) Restriction on Ownership and Transfer.
          (i) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary of the Company within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.

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          (ii) (A) Except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, no Person (other than an Excepted Holder) shall Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own shares of any class or series of Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.
     (B) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Person (other than an Excepted Holder) Beneficially Owning shares of any class or series of Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Equity Shares.
     (C) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Excepted Holder Beneficially Owning shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit established for such Excepted Holder by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), and the intended transferee shall acquire no rights in such Equity Shares.
     (D) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.6(b)(ii) shall be applied only insofar as may be necessary to accomplish the intents and purposes of the foregoing.
          (iii) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer of Equity Shares that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Shares.
          (iv) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Shares.
          (v) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would (A) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (B) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases directly or indirectly from

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the Company a “qualified lodging facility” (within the meaning of Section 856(d)(8)(B) of the Code) to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause such Person to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code or an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, as applicable, and the intended transferee shall acquire no rights in such Equity Shares.
          (c) Owners Required to Provide Information.
Until the Restriction Termination Date:
          (i) Every record owner of more than 5%, or such lower percentages as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Company shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of Equity Shares owned by such record owner, and a description of how such shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.
          (ii) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner shall, within thirty (30) days of receiving written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial Owner, a description of how such shares are held, and such other information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.
          (d) Exceptions.
          (i) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of Section 5.6(b)(i) or Section 5.6(b)(v) to a Person subject, as the case may be, to any such limitations on Transfer, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future result in the Company failing to satisfy the gross income limitations provided for in Sections 856(c)(2) and (3) of the Code and (B) insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (1) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (2) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).
          (ii) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings

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acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of the Ownership Limit to a Person otherwise subject to any such limit, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code) and to fail either the 75% gross income test of Section 856(c)(3) of the Code or the 95% gross income test of Section 856(c)(2) of the Code, (3) result in the Equity Shares of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, or (4) cause the Company to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code, and (B) such Person provides to the Board of Directors of the Company such representations and undertakings, if any, as the Board of Directors of the Company, may in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Equity Shares not subject to the exception), and, insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).
          (iii) The Board of Directors of the Company may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section 5.6(d)(iii) is intended to limit or modify the restrictions on ownership contained in Section 5.6(b)(ii) and the authority of the Board of Directors of the Company under Section 5.6(d)(i).
          (e) Public Market. Notwithstanding any provision to the contrary, nothing in the Charter shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or any automated quotation system. In no event, however, shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.
          (f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.6, including any definition contained in Section 5.6(a) above, the Board of Directors of the Company shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 5.6 with respect to any situation based on the facts known to it.
          (g) Remedies Not Limited. Except as set forth in Section 5.6(e) above, nothing contained in this Section 5.6 or Section 5.7 shall limit the authority of the Company to take such other

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action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.
     (h) Legend; Notice to Stockholders Upon Issuance or Transfer. Each certificate for Equity Shares shall bear substantially the following legend, or upon issuance or transfer of uncertificated Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:
“[The securities represented by this certificate] [The securities issued or transferred] are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any series of Preferred Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such series of Preferred Shares; or (iii) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership, of Common Shares and/or Preferred Shares in excess of the above limitations must immediately notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted Transfer, transaction or other event. Any purported Transfer of Common Shares and/or Preferred Shares which results in violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void ab initio and the intended transferee shall not have or acquire any rights in such Common Shares and/or Preferred Shares. If the transfer and ownership limitations referred to herein are violated and notwithstanding such violation, shares of any class of Equity Shares would be Beneficially or Constructively Owned by a Person in violation of such ownership or transfer limitations, the Common Shares or Preferred Shares represented hereby will be automatically converted into Excess Shares to the extent of violation of such limitations, and such Excess Shares will be automatically transferred to an Excess Shares Trust, all as provided by the Charter of the Company. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

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     SECTION 5.7 Excess Shares.
          (a) Conversion into Excess Shares.
          (i) If, notwithstanding the other provisions contained in the Charter, from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Excepted Holder) would Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit, or such that any Person that is an Excepted Holder would Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, then, except as otherwise provided in Section 5.6(d), (A) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares the ownership of which by a Beneficial Owner would cause (1) a Person to Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, as the case may be, (B) such number of Equity Shares in excess of the Ownership Limit or the applicable Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (C) the Prohibited Owner shall submit the certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not shares of Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.
          (ii) If, notwithstanding the other provisions contained in the Charter, (A) from and after the Charter Effective Date and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (B) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (C) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event, that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (D) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related”

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to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases, directly or indirectly from the Company, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, then, except to the extent a waiver was obtained with respect to such restriction pursuant to Section 5.6(d), (X) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (AA) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (BB) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (CC) result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (DD)(1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases from the Company, directly or indirectly, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, (Y) such number of Equity Shares (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (Z) the Prohibited Owner shall submit certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.
          (iii) Upon the occurrence of a conversion of Equity Shares into an equal number of Excess Shares, without any action required by any Person, including the Board of Directors of the Company, such Equity Shares shall be restored to the status of authorized but unissued shares of the particular class or series of Equity Shares that was converted into Excess Shares and may be reissued by the Company as that particular class or series of Equity Shares.
          (b) Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 5.6(b) or that a Person

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intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 5.6(b), the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or Acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares and their transfer to an Excess Shares Trust in accordance with Section 5.7(a) and Section 5.7(d).
          (c) Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Equity Shares in violation of Section 5.6(b), or any Person who owned Equity Shares that were converted into Excess Shares and transferred to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d), shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, Acquisition, or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.
          (d) Ownership in Excess Shares Trust. Upon any purported Transfer, Acquisition, or Non-Transfer Event that results in Excess Shares pursuant to Section 5.7(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees as trustee of one or more Excess Shares Trusts to be held for the exclusive benefit of one or more Beneficiaries. Any conversion of Equity Shares into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding shares of capital stock of the Company.
          (e) Dividend Rights. Each Excess Share shall be entitled to the same dividends and distributions (as to both timing and amount) as may be authorized by the Board of Directors of the Company with respect to shares of the same class and series as the Equity Shares that were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Excess Shares Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and (ii) which were distributed by the Company to stockholders of record on a record date which was on or after the date that such shares were converted into Excess Shares. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of Sections 5.6 and 5.7, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, shall pay over to the Excess Shares Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.
          (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Shares of the same class and series as the shares which were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Company that is available for distribution to the holders of such Equity Shares. The Excess Shares Trust shall distribute to the Prohibited Owner the amounts received upon such

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liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of the lesser of, in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of the shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares and held by the Excess Shares Trust, and, in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Excess Shares Trust shall be distributed to the Beneficiary; provided, however, that in the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company that occurs during the period in which the Company has the right to accept the offer to purchase Excess Shares under Section 5.7(j) hereof (but with respect to which the Company has not yet accepted such offer), then (i) the Company shall be deemed to have accepted such offer immediately prior to the time at which the liquidating distribution is to be determined for the holders of Equity Shares of the same class and series as the shares which were converted into such Excess Shares (or such earlier time as is necessary to permit such offer to be accepted) and to have simultaneously purchased such shares at the price per share set forth in Section 5.7(j), (ii) the Prohibited Owner with respect to such Excess Shares shall receive in connection with such deemed purchase the compensation amount set forth in Section 5.7(i) (as if such shares were purchased by the Company directly from the Excess Shares Trust), (iii) the amount, if any, by which the deemed purchase price exceeds such compensation amount shall be distributed to the Beneficiary and (iv) accordingly, any amounts that would have been distributed with respect to such Excess Shares in such liquidation, winding-up or distribution (if such deemed purchase had not occurred) in excess of the deemed purchase price shall be distributed to the holders of the Equity Shares and holders of Excess Shares resulting from the conversion of such Equity Shares entitled to such distribution.
          (g) Voting Rights. The holders of Excess Shares shall not be entitled to voting rights with respect to such shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Company that such Equity Shares have been converted into Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.
          (h) Designation of Permitted Transferee.
          (i) As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Common Shares, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) below) and without such acquisition resulting in the re-conversion of the Equity Shares underlying the Excess Shares so acquired into Excess Shares and the transfer of such shares to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any

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transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section 5.7(j). No such transfer by the Trustee of Excess Shares to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section 5.7(j).
          (ii) Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 5.7(h), the Trustee shall cause to be transferred to the Permitted Transferee the Excess Shares acquired by the Trustee pursuant to Section 5.7(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series as the Equity Shares which were converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal number of Equity Shares, such Excess Shares, without any action required by the Board of Directors of the Company, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Company as Excess Shares. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of Equity Shares, and (B) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section 5.7(i).
          (iii) If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) above), such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically re-converted into Excess Shares and transferred to the Excess Shares Trust from which they were originally Transferred. Such conversion and transfer to the Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section 5.7 shall apply to such shares, including, without limitation, the provisions of Sections 5.7(h) through 5.7(j) with respect to any future Transfer of such shares by the Excess Shares Trust.
          (i) Compensation to Record Holder of Equity Shares That Are Converted into Excess Shares. Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section 5.7(h) or following the acceptance of the offer to purchase such shares in accordance with Section 5.7(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i)(A) in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (2) the number of Equity Shares which were so converted into Excess Shares, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance

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with Section 5.7(h) or Section 5.7(j) or (iii) the pro-rata amount of such Prohibited Owner’s initial capital investment in the Company properly allocated to such Excess Shares (determined by multiplying the Prohibited Owner’s total initial capital investment in the Company by a fraction, the numerator of which is the number of shares of the Prohibited Owner’s Equity Shares converted into such Excess Shares and the denominator of which is the total number of Equity Shares held (or purported to be held) by the Prohibited Owner immediately prior to such conversion (including the shares so converted)). Any amounts received by the Trustee in respect of such Excess Shares that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 5.7(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Excess Shares Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 5.7 by such Trustee.
          (j) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Shares in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event, Transfer or Acquisition in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event, Transfer or Acquisition or (ii) the Market Price for the shares that were converted into such Excess Shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Acquisition, Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors of the Company first determined that an Acquisition, Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Company received a notice of such Acquisition, Transfer or Non-Transfer Event pursuant to Section 5.7(c).
          (k) Nothing in this Section 5.7 shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status as a REIT.
     SECTION 5.8 Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article V shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
     SECTION 5.9 Waiver. The Company shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article V if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).
     SECTION 5.10 Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

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ARTICLE VI
STOCKHOLDERS
     SECTION 6.1 Meetings of Stockholders. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. A plurality of all the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to elect a Director. A quorum shall be the holders of 50% or more of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.
     SECTION 6.2 Voting Rights of Stockholders. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (a) election or removal of Directors as provided in Sections 6.1, 2.3 and 2.4 hereof; (b) amendment of the Charter as provided in Section 8.1 hereof; (c) dissolution of the Company as provided in Article IX hereof; (d) merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section 8.2 hereof; and (e) termination of the Company’s status as a REIT under the REIT Provisions of the Code, as provided in Section 3.2(x) hereof. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.
     SECTION 6.3 Right of Inspection. Stockholders or their designated representatives shall be permitted access to the Company’s records in accordance with Sections 2-512 and 2-513 of the MGCL.
     SECTION 6.4 Reports. The Directors shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company an annual report for each fiscal year in accordance with the requirements of the Securities and Exchange Commission.
ARTICLE VII
LIMITATION OF STOCKHOLDER LIABILITY; INDEMNIFICATION; EXPRESS EXCULPATORY
CLAUSES IN INSTRUMENTS; TRANSACTIONS WITH AFFILIATES
     SECTION 7.1 Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder.
     SECTION 7.2 Indemnification. The Company shall be obligated, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the

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approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.
     SECTION 7.3 Express Exculpatory Clauses In Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.
     SECTION 7.4 Transactions with Affiliates. The Company may engage in transactions with any Affiliates, subject to any express restrictions adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.
ARTICLE VIII
AMENDMENT; MERGER, CONSOLIDATION OR SALE OF COMPANY PROPERTY
     SECTION 8.1 Amendment.
          (a) Except for amendments to those provisions of Article II, Section 2.4 of the Charter requiring a vote of at least two-thirds (2/3) of the Equity Shares entitled to vote in the election of directors to remove a director, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provisions of the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.
          (b) The Board of Directors, by a majority vote of the entire Board and without any action by the Stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of authorized Equity Shares or the number of shares of stock of any class or series that the Company has authority to issue. In addition, the Board of Directors may amend the Charter by a majority vote of the entire Board and without any action by the Stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.
     SECTION 8.2 Merger, Consolidation or Sale of Company Property. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity, (iii) sell or otherwise dispose of all or substantially all of the Company Property, or (iv) dissolve or liquidate the Company; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

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ARTICLE IX
DURATION OF COMPANY
     SECTION 9.1 The Company automatically will terminate and dissolve on December 31, 2007, will undertake orderly liquidation and Sales of Company assets and will distribute any Net Sales Proceeds to Stockholders, unless Listing occurs, in which event the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.
     SECTION 9.2 Dissolution of the Company by Stockholder Vote. Subject to applicable law, the Company may be dissolved at any time, provided that such action has been approved by the affirmative vote of the holders of at least a majority of the outstanding Equity Shares entitled to vote thereon.
ARTICLE X
LIMITATION OF LIABILITY
     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or its Stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1 Governing Law. These Articles of Amendment and Restatement are executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.
     SECTION 11.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which the Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to the Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

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     SECTION 11.3 Provisions in Conflict with Law or Regulations.
          (a) The provisions of the Charter are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter pursuant to Section 8.1 hereof; provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of the Charter or render invalid or improper any action taken or omitted prior to such determination.
          (b) If any provision of the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Charter in any jurisdiction.
     SECTION 11.4 Construction. In the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Charter.
     SECTION 11.5 Recordation. The Charter and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record the Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.
* * * * * * * * * *
     THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the Stockholders of the Company as required by law.
     FOURTH: The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Article I, Section 1.2 of the foregoing amendment and restatement of the Charter.
     FIFTH: The number of Directors of the Company and the names of those currently in office are as set forth in Article II, Section 2.3 of the foregoing amendment and restatement of the Charter.

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     SIXTH: THE UNDERSIGNED, Chief Executive Officer of CNL Hotels & Resorts, Inc., hereby acknowledges the foregoing Articles of Amendment and Restatement to be the corporate act of said Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this day of , 2006.

ATTEST:	CNL HOTELS & RESORTS, INC.

By:

Greerson G. McMullen		Thomas J. Hutchison III
Secretary		Chief Executive Officer

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APPENDIX C-2
ARTICLES OF AMENDMENT AND RESTATEMENT
OF
CNL HOTELS & RESORTS, INC.
     CNL Hotels & Resorts, Inc., a Maryland corporation having its principal office at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the State Department of Assessments and Taxation of ~~the State of~~ Maryland, that:
     FIRST: The Company desires to amend and restate its ~~articles of incorporation~~charter as currently in effect.
     SECOND: The provisions of the ~~Amended and Restated Articles of Incorporation dated July 8, 1997, as amended, which are~~charter now in effect and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:
ARTICLES OF AMENDMENT AND RESTATEMENT
OF
CNL HOTELS & RESORTS, INC.
* * * * * * * * * *
ARTICLE I
THE COMPANY; DEFINITIONS
     SECTION 1.1 Name. The name of the corporation (the “Company”) is:
CNL Hotels & Resorts, Inc.
     ~~So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word “Company” wherever used in these Articles of Amendment and Restatement of CNL Hotels & Resorts, Inc. (these “Articles of Incorporation”), except where the context otherwise requires) shall refer to the Directors collectively but not individually or personally and shall not refer to the Stockholders or to any officers, employees or agents of the Company or of such Directors.~~
     ~~Under circumstances in which the Directors determine that the use of the name “CNL Hotels & Resorts, Inc.” is not practicable, they may use any other designation or name for the Company.~~
     SECTION 1.2 Resident Agent. The name and address of the resident agent ~~for service of process~~ of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Company’s principal office address in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. ~~The Company may have such principal office within the State of Maryland as the Directors may from time to time determine.~~ The Company may also have such other offices or places of business within or without the State of Maryland as the Board of Directors may from time to time determine.

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     SECTION 1.3 Nature of Company. The Company is a Maryland corporation within the meaning of the MGCL.
     SECTION 1.4 Purposes. The purposes for which the Company is formed are to ~~conduct~~ engage in any ~~business~~ lawful act or activity for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws, including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of ~~or~~, deal with or invest in real and personal property; (ii) to engage in the business of offering ~~furniture, fixture, and equipment financing to operators of Restaurant Chains and Hotel Chains; (iii) to engage in the business of offering~~ financing, including mortgage financing secured by Real Property; and (~~iv~~iii) to enter into any partnership, ~~joint venture~~ Joint Venture or other similar arrangement to engage in any of the foregoing.
     SECTION 1.5 Definitions. As used in~~these Articles of Incorporation~~ the Charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article ~~VII~~V hereof are defined in Section~~7.6~~5.6(a) hereof):
     “~~Acquisition Expenses” means any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection or acquisition of any Property or the making of any Mortgage Loan, whether or not acquired, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance.~~
     “~~Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person or entity to any other Person or entity (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with making or investing in Mortgage Loans or the purchase, development or construction of a Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, the Secured Equipment Lease Servicing Fee, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to any Person or entity not affiliated with the Advisor in connection with the actual development and construction of any Property.~~
      ~~“Advisor” or “Advisors” means the Person or Persons, if any, appointed, employed or contracted with by the Company pursuant to Section 4.1 hereof and responsible for directing or performing the day-to-day business affairs of the Company, including any Person to whom the Advisor subcontracts substantially all of such functions.~~
      ~~“Advisory Agreement” means the agreement between the Company and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the Company.~~

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     An “Affiliate” of, or ~~“Affiliated” means, as to any individual, corporation, partnership, trust or other association (other than the Excess Shares Trust), (i) any Person or entity~~ a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries ~~controlling~~, controls or is controlled by, or is under common control with ~~another Person or entity; (ii) any Person or entity, directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person or entity; (iii) any officer, director, partner or trustee of such Person or entity; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; and (v) if such other Person or entity is an officer, director, partner, or trustee of a Person or entity, the Person or entity for which such Person or entity acts in any such capacity.~~
     ~~“Asset Management Fee” means the fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Properties, and Mortgage Loans pursuant to the Advisory Agreement.~~
     ~~“Assets” means Properties, Mortgage Loans and Secured Equipment Leases, collectively.”Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.~~ , the Person specified.
     “Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.
     “Charter” means these Articles of Amendment and Restatement, as amended and supplemented from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. ~~Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time~~
     “Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.2(b) hereof.
     “Company Property” or “Assets” means any and all ~~property~~Properties, Loans and other Permitted Investments of the Company, real, personal or otherwise, tangible or intangible, ~~including Secured Equipment Leases and Mortgage Loans, which is~~which are transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which ~~is~~are owned or held by, or for the account of, the Company.

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     “~~Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property. The total of all real estate commissions paid by the Company to all Persons (including the subordinated real estate disposition fee payable to the Advisor) in connection with any Sale of one or more of the Company’s Properties shall not exceed the lesser of (i) a Competitive Real Estate Commission or (ii) six percent (6%) of the gross sales price of the Property or Properties.”~~Directors,” “Board of Directors” or “Board” means, collectively, the individuals named in Section ~~2.4 of these Articles of Incorporation~~2.3 of the Charter so long as they continue in office and all other individuals who have been duly elected and qualify as ~~Directors~~directors of the Company hereunder.
     “Distributions” means any ~~distributions~~distribution of money or other property, pursuant to Section ~~7.2~~5.2(d) hereof, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes. ~~The Company will make no distributions other than distributions of money or readily marketable securities unless the requirements of Section 7.2(d) hereof are satisfied.”Equipment” shall mean the furniture, fixtures and equipment used at Restaurant Chains and Hotel Chains.~~
     “Equity Shares” means shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.
     “~~Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company, without deduction for Selling Commissions, volume discounts, the marketing support and due diligence expense reimbursement fee or Organizational and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Managing Dealer or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full offering price of the Shares.~~
      ~~“Hotel Chains” means the national and regional hotel chains, primarily limited service, extended stay and full service hotel chains, to be selected by the Advisor, and who themselves or their franchisees will either (i) lease Properties purchased by the Company, (ii) become borrowers under Mortgage Loans, or (iii) become lessees or borrowers of Secured Equipment Leases.~~
     ~~“Independent Director” means a Director who is not, and within the last two (2) years has not been, directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or its Affiliates, (ii) employment by the Advisor or its Affiliates, (iii) service as an officer or director of the Advisor or its Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three (3) real estate investment trusts advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of its Affiliates. An indirect relationship shall include circumstances in~~

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~~which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the Advisor, any of its Affiliates or the Company. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor and Affiliates exceeds five percent (5%) of either the Director’s annual gross revenue during either of the last two (2) years or the Director’s net worth on a fair market value basis.~~
     ~~“Independent Expert” means a Person or entity with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company.~~
      ~~“Initial Public Offering” means the offering and sale of Equity Shares of the Company pursuant to the Company’s first effective registration statement covering such Common Shares filed under the Securities Act of 1933, as amended.~~
     ~~“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares.~~
     “Excess Shares” means the excess stock, par value $0.01 per share, of the Company, as described in Section 5.7 hereof.
     “Joint Ventures” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties.
     ~~“Leverage” means the aggregate amount of indebtedness of the Company for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.”Line of Credit” means one or more lines of credit in an aggregate amount up to $350,000,000 (or such greater amount as shall be approved by the Board of Directors), the proceeds of which will be used to acquire Properties and make Mortgage Loans and Secured Equipment Leases and for any other authorized purpose.~~ and/or make Loans or other Permitted Investments.
     ~~“~~“Listing~~”~~” means the listing of the Common Shares of the Company on a national securities exchange or over-the-counter market.
     ~~“Managing Dealer” means CNL Securities Corp., an Affiliate of the Advisor, or such other Person or entity selected by the Board of Directors to act as the managing dealer for the offering. CNL Securities Corp. is a member of the National Association of Securities Dealers, Inc.~~Loans” means mortgage loans and other types of debt financing provided by the Company.
     “MGCL” means the Maryland General Corporation Law as contained in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time~~.”Mortgage Loans” means, in connection with mortgage financing provided by the Company, notes or~~

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 ~~other evidences of indebtedness or obligations which are secured or collateralized by real estate owned by the borrowers.~~
     “Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.
     ~~“NASAA REIT Guidelines” means the guidelines for Real Estate Investment Trusts published by the North American Securities Administrators Association.~~
     ~~“Net Assets” means the total assets of the Company (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by the Company on a basis consistently applied.~~
     ~~“Net Income” means for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of the Company’s assets.~~
     “Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any ~~Mortgage Loan or any Secured Equipment Lease, any~~ amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties, ~~Mortgage Loans, Secured Equipment Leases~~ or other assets, to repay outstanding indebtedness, or to establish reserves.
     ~~“Operating Expenses” mean all costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including (a) advisory fees, (b) the Soliciting Dealer Servicing Fee, (c) the Asset Management Fee, (d) the Performance Fee, and (e) the Subordinated Incentive Fee, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting,~~

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 ~~underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) the Advisor’s subordinated ten percent (10%) share of Net Sales Proceeds, and (vi) Acquisition Fees and Acquisition Expenses, real estate commissions on the Sale of property, and other expenses connected with the acquisition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).~~
     ~~“Organizational and Offering Expenses” means any and all costs and expenses, other than Selling Commissions, the 0.5% marketing support and due diligence expense reimbursement fee, and the Soliciting Dealer Servicing Fee incurred by the Company, the Advisor or any Affiliate of either in connection with the formation, qualification and registration of the Company and the marketing and distribution of Shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings. The Organizational and Offering Expenses paid by the Company in connection with formation of the Company, together with all Selling Commissions, the 0.5% marketing support and due diligence reimbursement fee, and the Soliciting Dealer Servicing Fee incurred by the Company, will not exceed thirteen percent (13%) of the proceeds raised in connection with such offering.~~
     ~~“Performance Fee” means the fee payable to the Advisor under certain circumstances if certain performance standards have been met and the Subordinated Incentive Fee has not been paid.~~
“NYSE” means the New York Stock Exchange.
     “~~Permanent Financing~~Permitted Investments” means ~~financing to acquire Assets, to pay the Secured Equipment Lease Servicing Fee, to pay a fee of 4.5% of any Permanent Financing, excluding amounts to fund Secured Equipment Leases, as Acquisition Fees, and refinance outstanding amounts on the Line of Credit.~~ all investments that the Company may make or acquire pursuant to the Charter and the Bylaws.
     “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include ~~(i)~~ an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, ~~or (ii) CNL Real Estate Advisors, Inc., during the period ending December 31, 1997,~~

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provided that the foregoing ~~exclusions~~exclusion shall apply only if the ownership of such Equity Shares by an underwriter ~~or CNL Real Estate Advisors, Inc.~~ would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.
     “Preferred Shares” means any class or series of preferred stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.3 hereof.
     “Property” or “Properties” means interests in (i) the ~~real properties~~Real Properties, including the buildings and equipment located thereon, (ii) the ~~real properties~~Real Properties only, or (iii) the buildings only~~; any of which are~~, including equipment located therein; whether such interest is acquired by the Company, either directly or indirectly through ~~joint ventures~~the acquisition of interests in Joint Ventures, partnerships, or other legal entities.
      ~~“Prospectus” means the same as that term is defined in Section 2(10) of the Securities Act of 1933, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act of 1933 or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.~~
      ~~“Real Estate Asset Value” or “Contract Purchase Price” means the amount actually paid or allocated to the purchase, development, construction or improvement of a Property, exclusive of Acquisition Fees and Acquisition Expenses.”~~Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
     “REIT” means a “real estate investment trust" as defined pursuant to Sections 856 through 860 of the Code.
     “REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to ~~real estate investment trusts~~REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
     ~~“Restaurant Chains” means the national and regional restaurant chains, primarily fast-food, family-style, and casual-dining chains, to be selected by the Advisor, and who themselves or their franchisees will either (i) lease Properties purchased by the Company, (ii) become borrowers under Mortgage Loans or (iii) become lessees or borrowers of Secured Equipment~~ Leases.
     ~~“Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.~~
     ~~“Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of~~

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~~securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving securities of the Company that have been listed on a national securities exchange or included for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System for at least 12 months; or (ii) a transaction involving the conversion to corporate, trust, or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in Stockholder voting rights, the term of existence of the Company, compensation to the Advisor or the investment objectives of the Company.~~
     “Sale” or “Sales” (i) means any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys, or relinquishes its interest in any ~~Mortgage Loan, Secured Equipment Lease, or other asset,~~asset or portion thereof, including any ~~event with respect to any Mortgage Loan, Secured Equipment Lease or other~~ asset which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within one hundred eighty (180) days thereafter.
     ~~“Secured Equipment Leases” means the Equipment financing made available by the Company to operators of Restaurant Chains and Hotel Chains pursuant to which the Company will finance, through loans or direct financing leases, the Equipment.~~
     ~~“Secured Equipment Lease Servicing Fee” means the fee payable to the Advisor by the Company out of the proceeds of the Line of Credit or Permanent Financing for negotiating Secured Equipment Leases and supervising the Secured Equipment Lease program equal to 2% of the purchase price of the Equipment subject to each Secured Equipment Lease and paid upon entering into such lease or loan.~~
     “Securities” means Equity Shares, Excess Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.
     ~~“Selling Commissions” means any and all commissions payable to underwriters, managing dealers, or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to CNL Securities Corp.~~

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      ~~“Shares” means the Common Shares of the Company.~~
      ~~“Soliciting Dealer Servicing Fee” means an annual fee of .20% of Invested Capital on December 31 of each year following the year in which the offering of the Shares terminates, payable to the Managing Dealer, which in turn may reallow all or a portion of such fee to the Soliciting Dealers whose clients hold Shares on such date.~~
     ~~“Soliciting Dealers” means those broker-dealers that are members of the National Association of Securities Dealers, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the Managing Dealer to sell Shares.~~
     ~~“Sponsor” means any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager of Company assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by:~~
     ~~a. taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;~~
     ~~b. receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;~~
     ~~c. having a substantial number of relationships and contacts with the Company;~~
     ~~d. possessing significant rights to control Company properties;~~
     ~~e. receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or~~
      ~~f. providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.~~
     ~~“Stock Option Plan” means a plan that provides for the matters set forth in Rule 260.140.41 of Section 25140 of the Corporations Code of California, as in effect as of the date of these Articles of Incorporation.~~
     ~~“Stockholders’ 8% Return,” as of each date, means an aggregate amount equal to an eight percent (8%) cumulative, noncompounded, annual return on Invested Capital.”Stockholders” means the registered holders~~Stockholders” means the stockholders of record of any class of the Company’s Equity Shares.

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     ~~“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Shares are listed on a national securities exchange or over-the-counter market.~~
     ~~“Successor” means any successor in interest of the Company.~~
     ~~“Termination Date” means the date of termination of the Advisory Agreement.~~
     ~~“Total Proceeds” means Gross Proceeds plus loan proceeds from Permanent Financing, excluding loan proceeds used to finance Secured Equipment Leases.~~
     ~~“Unimproved Real Property” means Property in which the Company has an equity interest that is not acquired for the purpose of producing rental or other operating income, that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.~~
ARTICLE II
BOARD OF DIRECTORS
     SECTION 2.1 Number. The number of Directors of the Company initially shall be ~~five~~nine (~~5~~9), which number may be increased or decreased from time to time by ~~resolution of the Directors then in office or by a majority vote of the Stockholders~~ the Board of Directors pursuant to the Bylaws or by the affirmative vote of the holders of at least a majority of the Equity Shares then outstanding and entitled to vote~~:~~  thereon; provided, however, that the total number of Directors shall never be ~~not fewer than three (3) and not more than fifteen (15), subject to the Bylaws and to any express rights of any holders of any series of Preferred Shares to elect additional directors under specified circumstances. A majority of the Board of Directors will be Independent Directors except for a period of 90 days after the death, removal or resignation of an Independent Director. Independent Directors shall nominate replacements for vacancies in the Independent Director positions.~~ less than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Any vacancy created by an increase in the number of Directors will be filled, at any regular meeting or at any special meeting of the Board of Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any regular meeting or at any special meeting of the Board of Directors called for that purpose, by a majority of the remaining Directors, whether or not sufficient to constitute a quorum. For the purposes of voting for Directors, at any annual meeting or at any special meeting of the Stockholders called for that purpose, ~~by a majority of the Common Shares present in person or by proxy and entitled to vote. For the purposes of voting for Directors,~~ each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted~~, or as may otherwise be required by the MGCL or other applicable law as in effect from time to time.~~
     ~~SECTION 2.2 Experience. A Director shall have had at least three (3) years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Company. At least one of the Independent Directors shall have three (3) years of relevant real estate experience.~~

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     SECTION 2.2 ~~SECTION 2.3~~ Committees. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion~~, provided that the majority of the members of each committee are Independent Directors.~~  .
     SECTION 2.3 ~~SECTION 2.4Initial~~ Term; Current Board~~; Term. The initial Directors are James M. Seneff, Jr., Robert A. Bourne, G. Richard Hostetter, J. Joseph Kruse and Richard C. Huseman~~ . Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his successor shall have been duly elected and ~~shall have qualified.~~ qualify. Directors may be elected to an unlimited number of successive terms.
     The names ~~and address~~ of the ~~initial Directors are as follows:~~current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

~~Name~~	~~Address~~
~~James M. Seneff, Jr.~~	~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~Robert A. Bourne~~	 ~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~G. Richard Hostetter~~	~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~J. Joseph Kruse~~ 	~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~Richard C. Huseman~~	~~400 E. South Street~~
 ~~Orlando, Florida 32801~~
     ~~SECTION 2.5 Fiduciary Obligations. The Directors serve in a fiduciary capacity to the Company and have a fiduciary duty to the Stockholders of the Company, including a specific fiduciary duty to supervise the relationship of the Company with the Advisor.~~
     ~~SECTION 2.6 Approval by Independent Directors. A majority of the Independent Directors must approve all matters to which Sections 2.1, 3.2(g) and (l), 3.3, 4.1, 4.2, 4.6, 4.7, 4.8, 4.10, 4.13, 5.2, 5.4(m) and (n), 6.3, 6.4, 8.2, 8.3, 9.2 and 9.4 herein apply.~~
James M. Seneff, Jr., Chairman of the Board
Robert A. Bourne
Thomas J. Hutchison III
John A. Griswold
James Douglas Holladay
Jack F. Kemp
Craig M. McAllaster
Dianna Morgan
Robert E. Parsons, Jr.
     SECTION 2.4 ~~SECTION 2.7~~ Resignation~~,~~ and Removal ~~or Death~~ . Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office

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 ~~with or without~~ at any time, but only for cause, and then only at a meeting of the Stockholders ~~called for that purpose,~~ by the affirmative vote of the holders of  ~~not less than a majority~~  at least two thirds of the Equity Shares then outstanding and entitled to vote in the election of Directors, subject to the rights of the holders of any Preferred Shares to ~~vote for such Directors.~~ elect or remove one or more Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty or gross negligence. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.
     ~~SECTION 2.8 Business Combination Statute . Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Company and any Person.~~
     ~~SECTION 2.9 Control Share Acquisition Statute. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of Securities of the Company by any Person.~~
ARTICLE III
POWERS OF DIRECTORS
     SECTION 3.1 General. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Board of Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by ~~these Articles of Incorporation.~~ the Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III and  ~~Article V hereof and~~ shall monitor the administrative procedures, investment operations and performance of the Company ~~and the Advisor~~ to assure that such policies are carried out. The Board of Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. ~~A majority of the Board of Directors, including a majority of Independent Directors, hereby ratify these Articles of Incorporation, which~~  The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of ~~these Articles of Incorporation~~ the Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of ~~these Articles of Incorporation~~  the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

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     SECTION 3.2 Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by ~~these Articles of Incorporation~~ the Charter or by law, the Board of Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:
          (a) Investments. ~~Subject to Article V and Section 9.5 hereof, to~~ To invest in, purchase or otherwise acquire and to hold ~~real, personal or mixed, tangible or intangible, property~~  Company Property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such ~~property~~ Company Property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Board of Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Board of Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of ~~assets~~ Assets held by the Company.
          (b) REIT Qualification and Termination of Status. The Board of Directors shall use its reasonable best efforts to cause the Company ~~and its Stockholders~~  to continue to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs ~~(as those terms are defined in Section 1.5 hereof).~~ . In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board of Directors determines, by vote of at least two-thirds (2/3) of the Directors, that it no longer is in the best interests of the Company to continue to qualify as a REIT, the Board of Directors ~~shall take such actions as are required by the Code, the MGCL and other applicable law, to cause the matter of termination of qualification as a REIT to be submitted to a vote of the Stockholders of the Company pursuant to Section 8.3.~~, in accordance with Section 3.2(x) below, may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code.
          (c) Sale, Disposition and Use of Company Property. Subject to ~~Article V and Sections 9.5 and 10.3~~ Section 8.2 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, ~~mortgages~~ Mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Board of Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as they deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.
          (d) Financings. To borrow or, in any other manner, raise money for the purposes and on the terms they determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii)  ~~may~~  have such provisions as the Board of Directors

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~~determine~~ determines; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company~~; provided, however, that the Company’s Leverage, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, may not exceed 300% of Net Assets. Any excess in borrowing over such 300% level shall occur only with approval by a majority of the Independent Directors and will be discussed and explained to Stockholders in the first quarterly report of the Company prepared after such approval occurs.~~ .
          (e) Lending. ~~Subject to the provisions of Section 9.5 hereof, to~~  To lend money or other Company Property on such terms, for such purposes and to such Persons as they may determine.
          ~~(f) Secured Equipment Leases. To engage in the business of offering furniture, fixture, and equipment financing to the operators of Restaurant Chains and other businesses, provided, however, that the Company shall use its best efforts to ensure that the total value of Secured Equipment Leases, in the aggregate will not exceed 25% of the Company’s total assets and that Secured Equipment Leases to a single lessee or borrower, in the aggregate, will not exceed 5% of the Company’s total assets.~~
          (f) ~~(g)~~ Issuance of Securities .. Subject to the ~~provisions of Article VII hereof~~ restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company~~, in~~  of shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such ~~voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights; maturity dates, distribution, exchange, or liquidation rights~~ preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption or other rights as the Board of Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the ~~Directors determine, to list any of the Securities of the Company on any securities exchange~~ Board of Directors determines (or without consideration in the case of a stock split or stock dividend); to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company; and to acquire Excess Shares from the Excess Shares Trust pursuant to Section  ~~7.7~~5.7(j).
          (g) ~~(h)~~ Expenses and Taxes .. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Board of Directors, for carrying out the purposes of  ~~these Articles of Incorporation~~  the Charter and conducting business of the Company, including compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.
          (h) ~~(i)~~ Collection and Enforcement .. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any

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Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.
          (i) ~~(j)~~ Deposits. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Board of Directors ~~determine~~  determines.
          (j) ~~(k)~~ Allocation; Accounts. To determine whether moneys, profits or other ~~assets~~ Assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in ~~their~~ its discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as ~~they determine~~  it determines; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.
          (k) ~~(l)~~ Valuation of Property. To determine the value of all or any part of the Company Property and of any services, Securities~~, property~~ or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in ~~their~~ its sole judgment.
          (l)  ~~(m)~~ Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate, ~~Secured Equipment Leases~~ Loans and other Permitted Investments and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.
          (m) ~~(n)~~ Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Board of Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including, subject to Section ~~9.5~~7.4 hereof, any Director ~~and~~ or Person who is an Affiliate of any Director) as agent, representative, ~~Advisor,~~ member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Board of Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of the Board of Directors  ~~or to the Advisor~~, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds,

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contracts, leases or other instruments, either in the names of the Company, the Directors or as their attorneys or otherwise, as the Board of Directors may determine and as may be permitted by Maryland law; and to establish such committees as ~~they deem~~  it deems appropriate.
          (n) ~~(o)~~ Associations . ~~Subject to Section 9.5 hereof, to~~ To cause the Company to enter into ~~joint ventures~~ Joint Ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.
          (o) ~~(p)~~ Reorganizations, Etc. Subject to ~~Sections 10.2 and 10.3~~ Section 8.2 hereof and the MGCL, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Board of Directors ~~deem~~  deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of ~~these Articles of Incorporation~~ the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.
          (p) ~~(q)~~ Insurance . To purchase and pay for out of Company Property insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the Directors~~, Advisors and Affiliates~~  of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability~~, provided that such insurance be limited to the indemnification permitted by Section 9.2 hereof in regard to any liability or loss resulting from negligence, gross negligence, misconduct, willful misconduct or an alleged violation of federal or state securities laws.~~  . Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company. ~~The Board of Directors’ power to purchase and pay for such insurance policies shall be limited to policies that comply with all applicable state laws and the NASAA REIT Guidelines.~~
          (q) ~~(r)~~ Distributions . To ~~declare and pay~~ authorize the payment of dividends or other Distributions to Stockholders, subject to the provisions of Section ~~7.2~~5.2 hereof.
          (r) ~~(s)~~  Discontinue Operations; Bankruptcy. To discontinue the operations of the Company (subject to ~~Section 10.2~~  Article IX hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; or to take such other action with respect to indebtedness or other obligations of the Directors in their capacities as Directors, the Company Property or the Company as the Board of Directors~~,~~ in ~~such capacity, and in their~~ its discretion may determine.

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           ~~(t) Termination of Status. To terminate the status of the Company as a real estate investment trust under the REIT Provisions of the Code; provided, however, that the Board of Directors shall take no action to terminate the Company’s status as a real estate investment trust under the REIT Provisions of the Code until such time as (i) the Board of Directors adopts a resolution recommending that the Company terminate its status as a real estate investment trust under the REIT Provisions of the Code, (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders and (iii) such resolution is approved by the holders of a majority of the issued and outstanding Common Shares.~~
          (s) ~~(u)~~ Fiscal Year . Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.
          (t) ~~(v)~~ Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.
          (u) ~~(w)~~ Bylaws ~~.~~. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of ~~these Articles of Incorporation, and further provided that the Directors may not amend the Bylaws, without the affirmative vote of a majority of the Equity Shares, to the extent that such amendments adversely affect the rights, preferences and privileges of Stockholders~~ the Charter. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.
          ~~(x) Listing Shares. To cause the Listing of the Shares at any time after completion of the Initial Public Offering but in no event shall such Listing occur more than ten (10) years after completion of the offering.~~
          (v) Listing of Securities. To cause the listing of any of the Company’s Securities on a national securities exchange or over-the-counter market or for quotation on any automated inter-dealer quotation system.
          (w) ~~(y)~~ Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which ~~they deem~~ it deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of ~~these Articles of Incorporation~~ the Charter, even if such powers are not specifically provided hereby.
          (x) Termination of Status. To terminate the status of the Company as a REIT under the REIT Provisions of the Code; provided, however, that the Board of Directors shall take no action to terminate the Company’s status as a REIT under the REIT Provisions of the Code until such time as (i) the Board of Directors adopts a resolution recommending that the Company terminate its status as a REIT under the REIT Provisions of the Code, (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders and (iii) such resolution is approved by the holders of a majority of the issued and outstanding Common Shares.
          SECTION 3.3 ~~Determination of Best Interest of Company~~ Determinations by Board~~.~~ . The determination as to any of the following matters, made in good faith by or pursuant to the

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direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every holder of shares of capital stock of the Company: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of shares of capital stock of the Company or the payment of other distributions on shares of capital stock of the Company; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of capital stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any shares of capital stock of the Company; the number of shares of any class or series of capital stock of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director ~~shall~~ may consider (i) the ~~interests of~~  effect thereof on the Stockholders of the Company ~~and, in his or her sole and absolute discretion, may consider (i) the interests of~~, the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or Company Properties are located, and (ii  ~~) the economy of the nation, (iii) community and societal interests, and (iv~~  ) the long-term as well as short-term interests of the Company  ~~and its Stockholders~~, including the possibility that these interests may be best served by the continued independence of the Company.
     SECTION 3.4 Extraordinary Actions. Except as specifically provided in Article II, Section 2.4 hereof, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
ARTICLE IV
 ~~ADVISOR~~ OPERATING RESTRICTIONS
      ~~SECTION 4.1 Appointment and Initial Investment of Advisor. The Directors are responsible for setting the general policies of the Company and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Company. However, the Directors are not required personally to conduct the business of the Company, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Director) as an Advisor and may grant or delegate such authority to the Advisor as the Directors may, in their sole discretion, deem necessary or desirable. The term of retention of any Advisor shall not exceed one (1) year, although there is no limit to the number of times that a particular Advisor may be retained. The Advisor is the holder of 20,000 Shares, representing an initial investment of $200,000. The Advisor or any Affiliate may not sell this initial~~

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~~investment while the Advisor remains a Sponsor but may transfer the 20,000 Shares to other Affiliates.~~
      ~~SECTION 4.2 Supervision of Advisor .. The Directors shall evaluate the performance of the Advisor before entering into or renewing an advisory contract and the criteria used in such evaluation shall be reflected in the minutes of meetings of the Board. The Directors may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Company, to act as agent for the Company, to execute documents on behalf of the Company and to make executive decisions which conform to general policies and principles established by the Directors.~~
     ~~The Directors shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Company and the Advisor to assure that such procedures, operations and programs are in the best interests of the Stockholders and are fulfilled.~~
     ~~The Board of Directors is also responsible for reviewing the fees and expenses of the Company at least annually or with sufficient frequency to determine that the expenses incurred are in the best interests of the Stockholders. In addition, a majority of the Independent Directors and a majority of Directors not otherwise interested in the transaction must approve each transaction with the Advisor or its Affiliates. A majority of the Independent Directors also will be responsible for reviewing the performance of the Advisor and determining that compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services to be performed and the investment performance of the Company and that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as the Net Assets and Net Income of the Company, the amount of the fee paid to the Advisor in relation to the size, composition and performance of the Company’s portfolio, the success of the Advisor in generating opportunities that meet the investment objectives of the Company, rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services, additional revenues realized by the Advisor and its Affiliates through their relationship with the Company, whether paid by the Company or by others with whom the Company does business, the quality and extent of service and advice furnished by the Advisor, the performance of the investment portfolio of the Company, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations, and the quality of the portfolio of the Company relative to the investments generated by the Advisor for its own account. The Independent Directors also shall determine whether any successor Advisor possesses sufficient qualifications to perform the advisory function for the Company and whether the compensation provided for in its contract with the Company is justified.~~
     ~~SECTION 4.3 Fiduciary Obligations. The Advisor has a fiduciary responsibility to the Company and to the Stockholders.~~
      ~~SECTION 4.4 Affiliation and Functions. The Directors, by resolution or in the Bylaws, may provide guidelines, provisions, or requirements concerning the affiliation and functions of the Advisor.~~

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     ~~SECTION 4.5 Termination. Either a majority of the Independent Directors or the Advisor may terminate the advisory contract on sixty (60) days’ written notice without cause or penalty, and, in such event, the Advisor will cooperate with the Company and the Directors in making an orderly transition of the advisory function.~~
     ~~SECTION 4.6 Real Estate Commission on Sale of Property. The Company shall pay the Advisor a deferred, subordinated real estate disposition fee upon Sale of one or more Properties, in an amount equal to the lesser of (i) one-half (1/2) of a Competitive Real Estate Commission, or (ii) three percent (3%) of the sales price of such Property or Properties. Payment of such fee shall be made only if the Advisor provides a substantial amount of services in connection with the Sale of a Property or Properties and shall be subordinated to receipt by the Stockholders of Distributions equal to the sum of (i) their aggregate Stockholders’ 8% Return and (ii) their aggregate Invested Capital. If, at the time of a Sale, payment of such disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon Listing, if the Advisor has accrued but not been paid such real estate disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, Stockholders will be deemed to have received a Distribution in the amount equal to the product of the total number of Shares outstanding and the average closing price of the Shares over a period, beginning 180 days after Listing, of 30 days during which the Shares are traded.~~
     ~~SECTION 4.7 Subordinated Share of Net Sales Proceeds. The Company shall pay the Advisor a deferred, subordinated share from Sales of assets of the Company, whether or not in liquidation of the Company, equal to 10% of Net Sales Proceeds remaining after receipt by the Stockholders of Distributions equal to the sum of (i) the Stockholders’ 8% Return and (ii) 100% of Invested Capital. Following Listing, no share of Net Sales Proceeds will be paid to the Advisor.~~

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     ~~SECTION 4.8 Incentive Fees.~~
          ~~(a) At such time, if any, as Listing occurs (other than on the Pink Sheets or the OTC Bulletin Board), the Advisor shall be paid the Subordinated Incentive Fee in an amount equal to ten percent (10%) of the amount by which (i) the market value of the Company (as defined below) plus the total Distributions paid to Stockholders from the Company’s inception until the date of Listing exceeds (ii) the sum of (A) one hundred percent (100% ) of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 8% Return from inception through the date the market value is determined. For purposes of calculating the Subordinated Incentive Fee, the market value of the Company shall be the average closing price or average of bid and asked price, as the case may be, over a period of thirty (30) days during which the Shares are traded with such period beginning one hundred eighty (180) days after Listing. In the case of multiple Advisors, Advisors and any Affiliate shall be allowed incentive fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to Company assets by each respective Advisor or any Affiliate. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a deferred, subordinated share of Net Sales Proceeds from Sales of assets of the Company.~~
          ~~(b) In no event shall the Company pay a single Advisor both the Subordinated Incentive Fee and the Performance Fee.~~
          ~~(c) In the event that the Company becomes a perpetual life entity, which will occur if the Shares become listed on a national securities exchange or over-the-counter market, the Company and the Advisor will negotiate in good faith a fee structure appropriate for an entity with a perpetual life, subject to approval by a majority of the Independent Directors. In negotiating a new fee structure, the Independent Directors shall consider all of the factors they deem relevant. These are expected to include, but will not necessarily be limited to: (i) the amount of the advisory fee in relation to the asset value, composition, and profitability of the Company’s portfolio; (ii) the success of the Advisor in generating opportunities that meet the investment objectives of the Company; (iii) the rates charged to other REITs and to investors other than REITs by Advisors that perform the same or similar services; (iv) additional revenues realized by the Advisor and its Affiliates through their relationship with the Company, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Company or by others with whom the Company does business; (v) the quality and extent of service and advice furnished by the Advisor; (vi) the performance of the investment portfolio of the Company, including income, conservation or appreciation of capital, and number and frequency of problem investments; and (vii) the quality of the Property portfolio of the Company in relationship to the investments generated by the Advisor for its own account. The Board of Directors, including a majority of the Independent Directors, may not approve a new fee structure that, in its judgment, is more favorable to the Advisor than the current fee structure.~~
     ~~SECTION 4.9 Performance Fee. Upon termination of the Advisory Agreement, the Advisor shall be entitled to receive a Performance Fee if performance standards~~

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~~satisfactory to a majority of the Board of Directors, including a majority of the Independent Directors, when compared to (a) the performance of the Advisor in comparison with its performance for other entities; and (b) the performance of other advisors for similar entities, have been met. If Listing has not occurred, the Performance Fee, if any, shall equal ten percent (10%) of the amount, if any, by which (i) the appraised value of the assets of the Company on the Termination Date, less the amount of all indebtedness secured by such assets, plus the total Distributions paid to Stockholders from the Company’s inception through the Termination Date, exceeds (ii) Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the Termination Date. The Advisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within thirty (30) days of the Termination Date. All other amounts payable to the Advisor in the event of a termination shall be evidenced by a promissory note and shall be payable from time to time. The Performance Fee shall be paid in twelve (12) equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize the Company’s REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Performance Fee is incurred which relate to the appreciation of the Company’s assets shall be an amount which provides compensation to the terminated Advisor only for that portion of the holding period for the respective assets during which such terminated Advisor provided services to the Company. Upon Listing, the Performance Fee, if any, payable thereafter will be as negotiated between the Company and the Advisor. The Advisor shall not be entitled to payment of the Performance Fee in the event the Advisory Agreement is terminated because of failure of the Company and the Advisor to establish a fee structure appropriate for a perpetual-life entity at such time, if any, as the Shares become listed on a national securities exchange or over the counter market. The Performance Fee, to the extent payable at the time of Listing, will not be paid in the event that the Subordinated Incentive Fee is paid.~~
     ~~SECTION 4.10 Acquisition Fee and Acquisition Expenses. The Company shall pay the Advisor a fee in the amount of 4.5% of Total Proceeds as Acquisition Fees. Acquisition Fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of any Property to the amount customarily charged in arms-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of Properties, and to the extent that other acquisition fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction. The Company shall reimburse the Advisor for Acquisition Expenses incurred in connection with the initial selection and acquisition of Properties, provided that reimbursement shall be limited to the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor, or the lesser of the actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location for goods or services provided by the Advisor or its Affiliates. The total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to six percent (6%) of the Real Estate Asset Value or the Contract Purchase Price of a Property,~~

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~~or in the case of a Mortgage Loan, six percent (6%) of the funds advanced, unless a majority of the Board of Directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of these limits subject to a determination that the transaction is commercially competitive, fair and reasonable to the Company.~~
     ~~SECTION 4.11 Asset Management Fee. The Company shall pay the Advisor a monthly Asset Management Fee in an amount equal to one-twelfth of .60% of the Company’s Real Estate Asset Value and the outstanding principal amount of any Mortgage Loans, as of the end of the preceding month. Specifically, Real Estate Asset Value equals the amount invested in the Properties wholly owned by the Company, determined on the basis of cost, plus, in the case of Properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner, the portion of the cost of such Properties paid by the Company, exclusive of Acquisition Fees and Acquisition Expenses. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.~~
     ~~SECTION 4.12 Secured Equipment Lease Servicing Fee. The Company shall pay the Advisor a fee out of the proceeds of the Line of Credit or Permanent Financing for negotiating Secured Equipment Leases and supervising the Secured Equipment Lease program equal to 2% of the purchase price of the Equipment subject to each Secured Equipment Lease and paid upon entering into such lease or loan.~~
     ~~SECTION 4.13 Reimbursement for Operating Expenses. The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Within 60 days after the end of any fiscal quarter of the Company for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor shall reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed the 2%/25% Guidelines.~~
~~ARTICLE V~~
~~INVESTMENT OBJECTIVES AND LIMITATIONS~~
     ~~SECTION 5.1 Investment Objectives. The Company’s primary investment objectives are to preserve, protect, and enhance the Company’s assets; while (i) making Distributions commencing in the initial year of Company operations; (ii) obtaining fixed income through the receipt of base rent, and increasing the Company’s income (and Distributions) and providing protection against inflation through automatic increases in base rent and receipt of percentage rent, and obtaining fixed income through the receipt of payments on Mortgage Loans and Secured Equipment Leases; (iii) qualifying and remaining qualified as a REIT for federal income tax purposes; and (iv) providing~~

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~~Stockholders of the Company with liquidity of their investment within five (5) to ten (10) years after commencement of the offering, either in whole or in part, through (a) Listing, or, (b) if Listing does not occur within ten (10) years after commencement of the offering, the commencement of orderly Sales of the Company’s assets (outside the ordinary course of business and consistent with its objective of qualifying as a REIT) and distribution of the proceeds thereof. The sheltering from tax of income from other sources is not an objective of the Company. Subject to Section 3.2(b) hereof and to the restrictions set forth herein, the Directors will use their best efforts to conduct the affairs of the Company in such a manner as to continue to qualify the Company for the tax treatment provided in the REIT Provisions of the Code; provided, however, no Director, officer, employee or agent of the Company shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 9.2 hereof.~~
     ~~SECTION 5.2 Review of Objectives. The Independent Directors shall review the investment policies of the Company with sufficient frequency and at least annually to determine that the policies being followed by the Company at any time are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Directors.~~
     ~~SECTION 5.3 Certain Permitted Investments.~~
          ~~(a) The Company may invest in Properties including, but not limited to, Properties to be leased to operators of Restaurant Chains and Hotel Chains in various locations across the United States.~~
          ~~(b) The Company may invest in Joint Ventures with the Advisor, one or more Directors or any Affiliate, if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction, approve such investment as being fair and reasonable to the Company and on substantially the same terms and conditions as those received by the other joint venturers.~~
          ~~(c) The Company may invest in equity securities, and Mortgage Loans, if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.~~
          ~~(d) The Company may offer Secured Equipment Leases to operators of Restaurant Chains and Hotel Chains provided that a majority of Directors (including a majority of Independent Directors) approve the Secured Equipment Leases as being fair, competitive and commercially reasonable.~~
     ~~SECTION 5.4 Investment Limitations. In addition to other investment restrictions imposed by the Directors from time to time, consistent with the Company’s objective of qualifying as a REIT, the following shall apply to the Company’s investments:~~
          ~~(a) Not more than 10% of the Company’s total assets shall be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, “unimproved real property” does not include any Property or Real~~

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~~Estate under construction, under contract for development or planned for development within one year.~~
          ~~(b) The Company shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.~~
          ~~(c) The Company shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property shall not exceed such property’s appraised value. In cases in which a majority of Independent Directors so determine, and in all cases in which the mortgage loan involves the Advisor, Directors, or Affiliates, such appraisal of the underlying property must be obtained from an Independent Expert. Such appraisal shall be maintained in the Company’s records for at least five (5) years and shall be available for inspection and duplication by any Stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.~~
          ~~(d) The Company shall not make or invest in mortgage loans, including construction loans, on any one (1) property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Company would exceed an amount equal to eighty-five percent (85%) of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the Property, including the loans of the Company” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent (5%) per annum of the principal balance of the loan.~~
          ~~(e) The Company shall not invest in indebtedness (“Junior Debt’’) secured by a mortgage on real property which is subordinate to the lien or other indebtedness (“Senior Debt’’), except where such amount of such Junior Debt, plus the outstanding amount of Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such mortgage loans of the Company (as shown on the books of the Company in accordance with generally accepted accounting principles, after all reasonable reserves but before provision for depreciation) would not then exceed 25% of the Company’s Net Assets. The value of all investments in Junior Debt of the Company which does not meet the aforementioned requirements shall be limited to 10% of the Company’s tangible assets (which would be included within the 25% limitation).~~
          ~~(f) The Company shall not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in an Asset Coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. “Asset Coverage,’’ for the purpose of this Section 5.4(f) means the ratio which the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for~~

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~~unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.~~
          ~~(g) The Company shall not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of the Advisor, the Directors or an Affiliate of the Company. In addition, the Company shall not invest in any security of any entity holding investments or engaging in activities prohibited by these Articles of Incorporation.~~
          ~~(h) The Company shall not invest in equity securities unless a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable and determine that the transaction will not jeopardize the Company’s ability to qualify and remain qualified as a REIT. Investments in entities affiliated with the Advisor, a Director, the Company or their Affiliates are subject to restrictions on Joint Venture investments.~~
          ~~(i) The Company shall not issue (A) equity securities redeemable solely at the option of the holder (except that Stockholders may offer their Common Shares to the Company pursuant to that certain redemption plan adopted or to be adopted by the Board of Directors on terms outlined in the section relating to Common Shares entitled “Redemption of Shares” in the Company’s Prospectus relating to the Initial Public Offering); (B) debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known charges is sufficient to properly service that higher level of debt; (C) Equity Shares on a deferred payment basis or under similar arrangements; (D) non-voting or assessable securities; (E) options, warrants, or similar evidences of a right to buy its securities (collectively, “Options”) unless (1) issued to all of its Stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a Stock Option Plan available to Directors, officers or employees of the Company or the Advisor. Options may not be issued to the Advisor, Director or any Affiliate thereof except on the same terms as such Options are sold to the general public. Options may be issued to persons other than the Advisor, Directors or any Affiliate thereof but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration that in the judgment of the Independent Directors has a market value less than the value of such Option on the date of grant. Options issuable to the Advisor, Directors or any Affiliate thereof shall not exceed 10% of the outstanding Shares on the date of grant. The voting rights per share of Equity Shares of the Company (other than the publicly held Equity Shares of the Company) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of the publicly held Equity Shares as the consideration paid to the Company for each privately offered Equity Share of the Company bears to the book value of each outstanding publicly held Equity Share.~~
          ~~(j) The Company shall not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.~~

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          ~~(k) A majority of the Directors shall authorize the consideration to be paid for each Property, based on the fair market value of the Property. If a majority of the Independent Directors determine, or if the Property is acquired from the Advisor, a Director, or their Affiliates, such fair market value shall be determined by a qualified independent real estate appraiser selected by the Independent Directors.~~
          ~~(l) The Company shall not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.~~
          ~~(m) The Company shall not invest in any foreign currency or bullion or engage in short sales.~~
          ~~(n) The Company shall not issue senior securities except notes to banks and other lenders and Preferred Shares.~~
          ~~(o) The aggregate Leverage of the Company shall be reasonable in relation to the Net Assets of the Company and shall be reviewed by the Directors at least quarterly. The maximum amount of such Leverage in relation to the Net Assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed three hundred percent (300%). Any excess in Leverage over such three hundred percent (300%) level shall be approved by at least a majority of the Independent Directors and disclosed to Stockholders in the next quarterly report of the Company, along with the justification for such excess.~~
          ~~(p) Unless at least 80% of the Company’s tangible assets are comprised of Properties or first mortgage loans, the Company may not incur any indebtedness which would result in an aggregate amount of indebtedness in excess of 300% of the Net Assets.~~
          ~~(q) The Company may borrow money from the Advisor, Director or any Affiliate thereof, upon a finding by a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction that such transaction is fair, competitive and commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances. Notwithstanding the foregoing, the Advisor and its Affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by the Advisor or its Affiliates on behalf of the Company or Joint Ventures in which the Company is a co-venturer, subject to subsection (r) below.~~
          ~~(r) The Company shall not make loans to the Advisor or its Affiliates, except as provided under Section 6.4(b).~~
     ~~(s) The Company shall~~In addition to other operating restrictions imposed by the Board of Directors from time to time, the Company will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.
          ~~(t) The Company will not make any investment that the Company believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT.~~

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     ~~The foregoing investment limitations may not be modified or eliminated without the approval of Stockholders owning a majority of the outstanding Equity Shares.~~
~~ARTICLE VI~~
~~CONFLICTS OF INTEREST~~
     ~~SECTION 6.1 Sales and Leases to Company. The Company may purchase a Property or Properties from the Advisor, Director, or any Affiliate upon a finding by a majority of Directors (including a majority of the Independent Directors) not otherwise interested in the transaction that such transaction is fair and reasonable to the Company and at a price to the Company no greater than the cost of the asset to such Advisor, Director or Affiliate, or, if the price to the Company is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the cost of such asset to the Company exceed its current appraised value.~~
     ~~SECTION 6.2 Sales and Leases to the Advisor, Directors or Affiliates. An Advisor, Director or Affiliate may acquire or lease assets from the Company if a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Company.~~

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     ~~SECTION 6.3 Multiple Programs.~~
          ~~(a) Until completion of the Initial Public Offering of Shares by the Company, the Advisor and its Affiliates will not offer or sell interests in any subsequently formed public program that has investment objectives and structure similar to those of the Company and that intends to (i) invest, on a cash and/or leveraged basis, in a diversified portfolio of restaurant and hotel properties to be leased on a “triple-net” basis to operators of Restaurant Chains and Hotel Chains; (ii) offer Mortgage Loans; and (iii) offer Secured Equipment Leases. The Advisor and its Affiliates also will not purchase a property or offer or invest in a mortgage loan or secured equipment lease for any such subsequently formed public program that has investment objectives and structure similar to the Company and that intends to invest on a cash and/or leveraged basis primarily in a diversified portfolio of restaurant and hotel properties to be leased on a “triple-net” basis to operators of Restaurant Chains and Hotel Chains until substantially all (generally, eighty percent (80%) of the funds available for investment (net offering proceeds) by the Company have been invested or committed to investment. (For purposes of the preceding sentence only, funds are deemed to have been committed to investment to the extent written agreements in principle or letters of understanding are executed and in effect at any time, whether or not any such investment is consummated, and also to the extent any funds have been reserved to make contingent payments in connection with any Property, whether or not any such payments are made). Affiliates of the Advisor are currently purchasing restaurant properties and other types of properties, including furniture, fixtures, and equipment, and incurring related costs for public and private investor programs, which have investment objectives that are not identical, and/or a structure not similar to those of the Company, but which make investments that include “triple-net” leases of fast-food, family-style, and casual-dining restaurant properties and other types of properties, mortgage loans and/or in secured equipment leases. The Advisor or its Affiliates currently are and in the future may offer interests in one or more public or private programs organized to purchase properties of the type to be acquired by the Company, to offer mortgage loans and/or to offer secured equipment leases.~~
          ~~(b) In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity with which the Advisor or its Affiliates are affiliated for which both entities have sufficient uninvested funds, then the entity which has had the longer period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. An investment opportunity will not be considered suitable for a program if the requirements of subparagraph (a) above could not be satisfied if the program were to make the investment. In determining whether or not an investment opportunity is suitable for more than one program, the Advisor will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program’s investments by types of restaurants and other businesses and geographic area, and on diversification of the tenants of its properties (which also may affect the need for one of the programs to prepare or produce audited financial statements for a property or a tenant), the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the~~

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~~construction of a property, causes any such investment, in the opinion of the Advisor and its Affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, however, the Advisor has the right to agree that the other entity affiliated with the Advisor or its Affiliates may make the investment.~~
     ~~SECTION 6.4 Other Transactions.~~
          ~~(a) No goods or services will be provided by the Advisor or its Affiliates to the Company except for transactions in which the Advisor or its Affiliates provide goods or services to the Company in accordance with these Articles of Incorporation or if a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions approve such transactions as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.~~
          ~~(b) The Company shall not make loans to Affiliates, except (A) to wholly owned subsidiaries of the Company, or (B) mortgage loans to Joint Ventures (and joint ventures of wholly owned subsidiaries of the Company) in which no co-venturer is the Sponsor, the Advisor, the Directors or any Affiliate of those persons or of the Company (other than a wholly owned subsidiary of the Company) as provided under Section 5.4(c). Any loans to the Company by the Advisor or its Affiliates must be approved by a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.~~
ARTICLE V ~~ARTICLE VII~~
SHARES
     SECTION 5.1 ~~SECTION 7.1~~ Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is three billion six hundred seventy five million (3,675,000,000) shares, consisting of three billion (3,000,000,000) Common Shares, $0.01 par value per share (as described in Section ~~7.2~~5.2(b) hereof), seventy five million (75,000,000) Preferred Shares, $0.01 par value per share (as described in Section ~~7.3~~5.3 hereof) and six hundred million (600,000,000) Excess Shares, $0.01 par value per share (as described in Section ~~7.7~~5.7 hereof). The aggregate par value of all authorized shares of stock having par value is $36,750,000. Of the 600,000,000 Excess Shares, 585,000,000 are issuable in exchange for Common Shares and 15,000,000 are issuable in exchange for Preferred Shares. All such shares shall be fully paid and nonassessable when issued. Shares of capital stock of the Company may be issued for such consideration as the Board of Directors determines, or, if issued as a result of a stock dividend or stock split, without any consideration.
     SECTION 5.2 ~~SECTION 7.2~~ Common Shares.
          (a) Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.
          (b) Description. Common Shares ~~(herein so called)~~shall have a par value of $ .010.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section ~~8.3~~6.2 hereof, and shares of a particular class of

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issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, ~~preemptive, appraisal,~~ conversion or exchange rights over other shares of that same particular class. The Board of Directors may is hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of ~~the State of~~ Maryland ~~amended~~ articles supplementary in substance and form as prescribed by ~~Title 2~~  of the MGCL.
          (c) Distribution Rights. The holders of Common Shares shall be entitled to receive such Distributions as may be ~~declared~~ authorized by the Board of Directors of the Company out of funds legally available therefor.
          (d) Dividend or Distribution Rights. The Board of Directors from time to time may ~~declare and pay~~ authorize the payment to Stockholders of such dividends or Distributions in cash or other property as the Board of Directors in ~~their~~  its discretion shall determine. The Board of Directors shall endeavor to ~~declare and pay~~  authorize the payment of such dividends and Distributions as shall be necessary for the Company to qualify as a ~~real estate investment trust~~ REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until authorized by the Board of Directors and declared by the ~~Directors.~~  Company. The exercise of the powers and rights of the Board of Directors pursuant to this section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof. ~~Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of these Articles of Incorporation; or distributions of in-kind property as long as the Directors (i) advise each Stockholder of the risks associated with direct ownership of the property; (ii) offer each Stockholder the election of receiving in-kind property distributions; and (iii) distribute in-kind property only to those Stockholders who accept the Directors’ offer.~~
          (e) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Excess Shares resulting from the conversion of Common Shares pursuant to Section ~~7.7~~5.7(a) hereof) shall be determined in accordance with applicable law. Subject to Section ~~7.7~~5.7(f) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Excess Shares resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the Common Shares as the number of the outstanding Common Shares or Excess Shares held by such holder bears to the total number of outstanding Common Shares and Excess Shares resulting from the conversion of Common Shares then outstanding.
          (f) Voting Rights. Except as may be provided in ~~these Articles of Incorporation~~ the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters ~~(as to which a common Stockholder shall be entitled to vote pursuant to applicable law)~~ at all meetings of

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the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.
     SECTION 5.3 ~~SECTION 7.3~~ Preferred Shares. The Board of Directors ~~are~~ is hereby expressly ~~granted the authority to authorize~~ authorized, from time to time the issuance of, to authorize and issue one or more series of Preferred Shares. Prior to the issuance of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series~~, however, the voting rights for each share of the Preferred Shares shall not exceed voting rights which bear the same relationship to the voting rights of the Common Shares as the consideration paid to the Company for each of the Preferred Shares bears to the book value of the Common Shares on the date that such Preferred Shares are issued.~~ . The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          The designation of the series, which may be by distinguishing number, letter or title.
          The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.
          The redemption rights, including conditions and the price or prices, if any, for shares of the series.
          The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.
          The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.
          Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.
          Restrictions on the issuance of shares of the same series or of any other class or series.
          The voting rights, if any, of the holders of shares of the series ~~subject to the limitations contained in this Section 7.3.~~.
          Any other relative rights, preferences and limitations on that series.
     Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of ~~these Articles of Incorporation~~the Charter, the Board of Directors ~~may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or~~is hereby expressly authorized, from time to time, to alter the designation or classify or reclassify and issue any unissued shares of a particular series of Preferred Shares, of any series by ~~fixing~~setting or ~~altering,~~changing in one or more respects, from time to time before issuing the shares, the ~~terms,~~number, designation,

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preferences, conversion or other rights, voting powers, restrictions ~~and~~, limitations as to dividends and other distributions, qualifications ~~of the shares~~or terms or conditions of redemption of any such ~~series of~~ Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Section 2-208 of the MGCL.
     ~~SECTION 7.4 General Nature of Shares~~
     Any of the terms of any class or series of stock set or changed pursuant to Sections 5.2 and 5.3 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.
     SECTION 5.4 No Preemptive Rights. ~~All Equity Shares shall be personal property entitling the Stockholders only to those rights provided in these Articles of Incorporation, the MGCL or in the resolution creating any class or series of such shares. The legal ownership of the Company Property and the right to conduct the business of the Company are vested exclusively in the Directors; the Stockholders shall have no interest therein other than the interest in the Company conferred by their Equity Shares and shall have no right to compel any partition, division, dividend or Distribution of the Company or any of the Company Property. The death of a Stockholder shall not terminate the Company or give his legal representative any rights against other Stockholders, the Directors or the Company Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to require the Company to reflect on its books the change in ownership of the Equity Shares. Holders~~ Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.2(b) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of ~~securities~~ Securities of the Company which the Company may at any time issue or sell.
     SECTION 5.5 ~~SECTION 7.5~~ No Issuance of Share Certificates. The Company shall not issue share certificates except to Stockholders who make a written request to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section ~~7.6~~5.6(h), and required by the Bylaws and the MGCL or other applicable law.
     SECTION 5.6 ~~SECTION 7.6~~ Restrictions on Ownership and Transfer.
          (a) Definitions. For purposes of Sections ~~7.6~~ 5.6 and ~~7.7~~ 5.7 and any other provision of ~~these Articles of Incorporation~~ the Charter, the following terms shall have the meanings set forth below:

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     “Acquire” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire ~~shares~~Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or a Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.
     “Beneficial Ownership,” when used with respect to ownership of Equity Shares by any Person, shall mean ownership of Equity Shares which are (i) directly owned by such Person, (ii) indirectly owned by such Person for purposes of Section 542(a)(2) of the Code, taking into account the constructive ownership rules of ~~Section~~Sections 544 and 856(h)(3) of the Code, as modified by Section 856(h)(1)(B) of the Code or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act. Whenever a Person Beneficially Owns Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) (“Option Shares”), then, whenever ~~these Articles of Incorporation require~~the Charter requires a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.
     “Beneficiary” shall mean, with respect to any Excess Shares Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Excess Shares Trust, in accordance with the provisions of Section ~~7.7~~5.7(d).
     “Business Day” shall mean any weekday that is not an official holiday in the State of California.
     “Charter Effective Date” shall mean the date upon which ~~these Articles of Incorporation are~~the Charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland.
          ~~“Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of these Articles of Incorporation and applicable law, as described in Section 7.2(b) hereof.~~
     “Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.
     “Excepted Holder” shall mean a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii) hereof.

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     “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii), the ownership limit with respect to the Equity Shares of the Company established by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii) for or in respect of such holder.
          ~~“Excess Shares” means the excess stock, par value $0.01 per share, of the Company, as described in Section 7.7 hereof.~~
     “Excess Shares Trust” shall mean any separate trust created and administered in accordance with the terms of Section ~~7.7~~5.7 for the exclusive benefit of any Beneficiary.
     “Individual” shall mean (i) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and/or (ii) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code.
     “Market Price” means, until the Equity Shares are Listed, the price per Equity Share at which Equity Shares have been sold if Equity Shares have been sold during the prior quarter pursuant to a registration statement filed with the Securities and Exchange Commission and otherwise a price per Equity Share determined on the basis of a quarterly valuation of the Company’s assets. Upon Listing, ~~market price~~Market Price shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding ~~such day~~ the day as of which Market Price is to be determined (or those days during such ten (10)-day period for which Closing Prices are available). The “Closing Price” on any date shall mean (i) where there exists a public market for the Company’s Equity Shares, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the ~~New York Stock Exchange~~NYSE or, if the Equity Shares are not listed or admitted to trading on the ~~New York Stock Exchange~~NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (ii) if no public market for the Equity Shares exists, the ~~Closing~~Market Price will be determined by a single, independent appraiser selected by the Board of Directors of the Company, which appraiser shall appraise the Market Price for such Equity Shares within such guidelines as shall be determined by the Board of Directors of the Company.
     “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of Equity Shares than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into

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any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Shares or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Shares.
     “Ownership Limit” shall mean, with respect to each class or series of Equity Shares, 9.8% (by value) of the outstanding shares of such Equity Shares.
     “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section ~~7.7(h).~~5.7(h).
          ~~“Preferred Shares” means the preferred stock of the Company that may be issued from time to time in accordance with the terms of these Articles of Incorporation and applicable law, as described in Section 7.3 hereof.~~
     “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section ~~7.7~~5.7(a).
     “Restriction Termination Date” shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a REIT.
     “Subsidiary” shall mean any direct or indirect subsidiary, whether a corporation, partnership, limited liability company or other entity, of the Company., which may be treated as a “pass-through” entity for federal income tax purposes.
     “Trading Day” shall mean a day on which the principal national securities exchange on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares (including but not limited to the initial issuance of Common Shares by the Company), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.
     “Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Excess Shares Trust, or any successor trustee thereof.

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          (b) Restriction on Ownership and Transfer.
          (i) ~~Except~~ Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary of the Company within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a in a tenant of any direct or indirect Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.
          (ii) ~~(A)~~ (A) Except as provided in Section ~~7.6~~5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, no Person (other than an Excepted Holder) shall Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own shares of any class or series of Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.
     ~~(B) Except~~ (B) Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Person (other than an Excepted Holder) Beneficially Owning shares of any class or series of Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Equity Shares.
     ~~(C) Except~~ (C) Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Excepted Holder Beneficially Owning shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit established for such Excepted Holder by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii), and the intended transferee shall acquire no rights in such Equity Shares.
     ~~(D)~~ (D) Notwithstanding anything to the contrary set forth herein, the provisions of this Section ~~7.6~~5.6(b)(ii) shall be applied only insofar as may be necessary to accomplish the intents and purposes of the foregoing.
          (iii) ~~From~~ Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer of Equity Shares that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to

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be “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Shares.
          (iv) ~~From~~ Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Shares.
          (v) ~~Except~~ Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would (A) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (B) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases directly or indirectly from the Company a “qualified lodging facility” (within the meaning of Section 856(d)(8)(B) of the Code) to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause such Person to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code or an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, as applicable, and the intended transferee shall acquire no rights in such Equity Shares.
               ~~(vi) Notwithstanding any other provision of these Articles of Incorporation, any person selling securities on behalf of the Company in its public offerings may not complete a sale of securities to a Stockholder until at least five (5) business days after the date the Stockholder receives a final Prospectus and shall send each Stockholder a confirmation of his or her purchase.~~
          (c) Owners Required to Provide Information.
     Until the Restriction Termination Date:
          (i) Every record owner of more than 5%, or such lower percentages as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Company shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of Equity Shares owned by such record owner, and a description of how such             shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.
          (ii) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner shall, within thirty (30) days of receiving written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial

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Owner, a description of how such shares are held, and such other information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.
          (d) Exceptions.
          (i) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of Section ~~7.6~~5.6(b)(i) or Section ~~7.6~~5.6(b)(v) to a Person subject, as the case may be, to any such limitations on Transfer, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future result in the Company failing to satisfy the gross income limitations provided for in ~~Section~~ Sections 856(c)(2) and (3) of the Code and (B) insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (1) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (2) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section ~~7.7~~5.7(a).
          (ii) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of the Ownership Limit to a Person otherwise subject to any such limit, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code) and to fail either the 75% gross income test of Section 856(c)(3) of the Code or the 95% gross income test of Section 856(c)(2) of the Code, (3) result in the Equity Shares of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, or (4) cause the Company to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code, and (B) such Person provides to the Board of Directors of the Company such representations and undertakings, if any, as the Board of Directors of the Company, may in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Equity Shares not subject to the exception), and, insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will

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result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section ~~7.7~~5.7(a).
          (iii) The Board of Directors of the Company may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section ~~7.6~~5.6(d)(iii) is intended to limit or modify the restrictions on ownership contained in Section ~~7.6~~5.6(b)(ii) and the authority of the Board of Directors of the Company under Section ~~7.6~~5.6(d)(i).
          (e) Public Market. Notwithstanding any provision ~~contained herein~~ to the contrary, nothing in ~~these Articles of Incorporation~~ the Charter shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or any automated quotation system. In no event, however, shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.
          (f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section ~~7.6,~~5.6, including any definition contained in Section ~~7.6~~5.6(a) above, the Board of Directors of the Company shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section ~~7.6~~5.6 with respect to any situation based on the facts known to it.
          (g) Remedies Not Limited. Except as set forth in Section ~~7.6~~5.6(e) above, nothing contained in this Section ~~7.6~~5.6 or Section ~~7.7~~5.7 shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.
          (h) Legend; Notice to Stockholders Upon Issuance or Transfer. ~~Upon~~  Each certificate for Equity Shares shall bear substantially the following legend, or upon issuance or transfer of uncertificated Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:
“[The securities represented by this certificate] [The securities issued or transferred] are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the ~~Articles of Incorporation~~Charter of the Company, no Person may (i) Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding Common Shares; (ii) Beneficially or

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Constructively Own shares of any series of Preferred Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such series of Preferred Shares; or (iii) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership, of Common Shares and/or Preferred Shares in excess of the above limitations must immediately notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted Transfer, transaction or other event. Any purported Transfer of Common Shares and/or Preferred Shares which results in violation of the ownership or transfer limitations set forth in the Company’s ~~Articles of Incorporation~~Charter shall be void ab initio and the intended transferee shall not have or acquire any rights in such Common Shares and/or Preferred Shares. If the transfer and ownership limitations referred to herein are violated and notwithstanding such violation, shares of any class of Equity Shares would be Beneficially or Constructively Owned by a Person in violation of such ownership or transfer limitations, the Common Shares or Preferred Shares represented hereby will be automatically converted into Excess Shares to the extent of violation of such limitations, and such Excess Shares will be automatically transferred to an Excess Shares Trust, all as provided by the ~~Articles of Incorporation~~Charter of the Company. All defined terms used in this legend have the meanings identified in the Company’s ~~Articles of Incorporation~~Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”
     SECTION 5.7 ~~SECTION 7.7~~ Excess Shares.
          (a) Conversion into Excess Shares.
          (i) If, notwithstanding the other provisions contained in the ~~Articles of Incorporation~~ Charter, from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Excepted Holder) would Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit, or such that any Person that is an Excepted Holder would Beneficially Own shares of any class or series of Equity Shares in excess of the applicable

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Excepted Holder Limit, then, except as otherwise provided in Section ~~7.6~~5.6(d), (A) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares the ownership of which by a Beneficial Owner would cause (1) a Person to Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, as the case may be, (B) such number of Equity Shares in excess of the Ownership Limit or the applicable Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section ~~7.7~~5.7(d) and (C) the Prohibited Owner shall submit the certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not shares of Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.
          (ii) If, notwithstanding the other provisions contained in the ~~Articles of Incorporation~~ Charter, (A) from and after the Charter Effective Date and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (B) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (C) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event, that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (D) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases, directly or indirectly from the Company, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, then, except to the extent a waiver was obtained with respect to such restriction pursuant to Section ~~7.6~~5.6(d), (X)

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the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (AA) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (BB) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (CC) result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (DD)(1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases from the Company, directly or indirectly, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, (Y) such number of Equity Shares (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section ~~7.7~~5.7(d) and (Z) the Prohibited Owner shall submit certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.
          (iii) Upon the occurrence of a conversion of Equity Shares into an equal number of Excess Shares, without any action required by any Person, including the Board of Directors of the Company, such Equity Shares shall be restored to the status of authorized but unissued shares of the particular class or series of Equity Shares that was converted into Excess Shares and may be reissued by the Company as that particular class or series of Equity Shares.
          (b) Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section ~~7.6~~5.6(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section ~~7.6~~5.6(b), the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or Acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares and their transfer to an Excess Shares Trust in accordance with Section ~~7.7~~5.7(a) and Section ~~7.7~~5.7(d).

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          (c) Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Equity Shares in violation of Section ~~7.6~~5.6(b), or any Person who owned Equity Shares that were converted into Excess Shares and transferred to an Excess Shares Trust pursuant to Sections ~~7.7~~5.7(a) and ~~7.7~~5.7(d), shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, Acquisition, or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.
          (d) Ownership in Excess Shares Trust. Upon any purported Transfer, Acquisition, or Non-Transfer Event that results in Excess Shares pursuant to Section ~~7.7~~5.7(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees as trustee of one or more Excess Shares Trusts to be held for the exclusive benefit of one or more Beneficiaries. Any conversion of Equity Shares into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding shares of capital stock of the Company.
          (e) Dividend Rights. Each Excess Share shall be entitled to the same dividends and distributions (as to both timing and amount) as may be ~~declared~~ authorized by the Board of Directors of the Company with respect to shares of the same class and series as the Equity Shares that were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Excess Shares Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and (ii) which were distributed by the Company to stockholders of record on a record date which was on or after the date that such shares were converted into Excess Shares. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of Sections ~~7.6~~5.6 and ~~7.7,~~5.7, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, shall pay over to the Excess Shares Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.
          (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the ~~assets~~ Assets of, the Company, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Shares of the same class and series as the shares which were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Company that is available for distribution to the holders of such Equity Shares. The Excess Shares Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of the lesser of, in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of the shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares and held by the Excess Shares Trust, and, in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give

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value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Excess Shares Trust shall be distributed to the Beneficiary; provided, however, that in the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the ~~assets~~ Assets of, the Company that occurs during the period in which the Company has the right to accept the offer to purchase Excess Shares under Section ~~7.7~~5.7(j) hereof (but with respect to which the Company has not yet accepted such offer), then (i) the Company shall be deemed to have accepted such offer immediately prior to the time at which the liquidating distribution is to be determined for the holders of Equity Shares of the same class and series as the shares which were converted into such Excess Shares (or such earlier time as is necessary to permit such offer to be accepted) and to have simultaneously purchased such shares at the price per share set forth in Section ~~7.7~~5.7(j), (ii) the Prohibited Owner with respect to such Excess Shares shall receive in connection with such deemed purchase the compensation amount set forth in Section ~~7.7~~5.7(i) (as if such shares were purchased by the Company directly from the Excess Shares Trust), (iii) the amount, if any, by which the deemed purchase price exceeds such compensation amount shall be distributed to the Beneficiary and (iv) accordingly, any amounts that would have been distributed with respect to such Excess Shares in such liquidation, winding-up or distribution (if such deemed purchase had not occurred) in excess of the deemed purchase price shall be distributed to the holders of the Equity Shares and holders of Excess Shares resulting from the conversion of such Equity Shares entitled to such distribution.
          (g) Voting Rights. The holders of Excess Shares shall not be entitled to voting rights with respect to such shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Company that such Equity Shares have been converted into Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.
          (h) Designation of Permitted Transferee.
          (i) As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Common Shares, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section ~~7.6~~5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) below) and without such acquisition resulting in the re-conversion of the Equity Shares underlying the Excess Shares so acquired into Excess Shares and the transfer of such shares to an Excess Shares Trust pursuant to Sections ~~7.7~~ 5.7(a) and ~~7.7~~5.7(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section ~~7.7~~5.7(j). No such transfer by the Trustee of Excess Shares to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section ~~7.7~~5.7(j).

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          (ii) Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section ~~7.7~~5.7(h), the Trustee shall cause to be transferred to the Permitted Transferee the Excess Shares acquired by the Trustee pursuant to Section ~~7.7~~5.7(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series as the Equity Shares which were converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal number of Equity Shares, such Excess Shares, without any action required by the Board of Directors of the Company, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Company as Excess Shares. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of Equity Shares, and (B) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section ~~7.7~~5.7(i).
          (iii) If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section ~~7.6~~5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) above), such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically re-converted into Excess Shares and transferred to the Excess Shares Trust from which they were originally Transferred. Such conversion and transfer to the Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section ~~7.7~~5.7 shall apply to such shares, including, without limitation, the provisions of Sections ~~7.7~~5.7(h) through ~~7.7~~5.7(j) with respect to any future Transfer of such shares by the Excess Shares Trust.
          (i) Compensation to Record Holder of Equity Shares That Are Converted into Excess Shares. Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section ~~7.7~~5.7(h) or following the acceptance of the offer to purchase such shares in accordance with Section ~~7.7~~5.7(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i)(A) in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (2) the number of Equity Shares which were so converted into Excess Shares, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with Section ~~7.7~~5.7(h) or Section ~~7.7~~5.7(j) or (iii) the pro-rata amount of such Prohibited Owner’s initial capital investment in the Company properly allocated to such Excess Shares (determined by multiplying the Prohibited Owner’s total initial capital investment in the Company by a fraction, the numerator of which is the number of shares of the Prohibited Owner’s Equity Shares converted into such Excess Shares and the denominator of which is the total number of Equity Shares held (or purported to be

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held) by the Prohibited Owner immediately prior to such conversion (including the shares so converted)). Any amounts received by the Trustee in respect of such Excess Shares that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section ~~7.7~~5.7(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Excess Shares Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section ~~7.7~~5.7 by such Trustee.
          (j) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Shares in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event, Transfer or Acquisition in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event, Transfer or Acquisition or (ii) the Market Price for the shares that were converted into such Excess Shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Acquisition, Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors of the Company first determined that an Acquisition, Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Company received a notice of such Acquisition, Transfer or Non-Transfer Event pursuant to Section ~~7.7~~5.7(c).
          (k) Nothing in this Section ~~7.7~~5.7 shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status as a REIT.
     SECTION 5.8 ~~SECTION 7.8~~ Severability. If any provision of this Article ~~VII~~V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article ~~VII~~V shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
     SECTION 5.9 ~~SECTION 7.9~~ Waiver. The Company shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article ~~VII~~V if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).
     SECTION 5.10 Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

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ARTICLE VI ~~ARTICLE VIII~~
STOCKHOLDERS
     ~~SECTION 8.1 Suitability of Stockholders.~~
          ~~(a) Income and Net Worth Standards. According to the NASAA REIT Guidelines as in effect on June 27, 2003, the date these Articles of Incorporation were amended and restated, Stockholders shall have (i) a minimum annual gross income of $45,000 and a minimum net worth (not including home, home furnishings and automobiles) of $45,000, or (ii) a minimum net worth (not including home, home furnishings and automobiles) of $150,000. Suitability standards may vary from state to state.~~
          ~~(b) Determination that Sale to Stockholder is Suitable and Appropriate. State securities regulators may require minimum initial and subsequent cash investment amounts in any securities offering in which the Company is engaging which is subject to such state regulators’ jurisdiction.~~
           ~~(c) Minimum Investment. Each Soliciting Dealer who sells Shares on behalf of the Company has the responsibility to make every reasonable effort to determine that the purchase of Shares is appropriate for a Stockholder and that the requisite suitability standards are met.~~
     SECTION 6.1 ~~SECTION 8.2~~ Meetings of Stockholders. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. ~~The annual meeting will be held at a location convenient to the Stockholders, on a date which is a reasonable period of time following the distribution of the Company’s annual report to Stockholders but not less than thirty (30) days after delivery of such report. A majority of the Shares present in person or by proxy at an annual meeting~~  A plurality of all the votes cast at a meeting of Stockholders duly called and at which a quorum is present~~, may, without the necessity for concurrence by the Directors, elect the Directors.~~  shall be sufficient to elect a Director. A quorum shall be the holders of 50% or more of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws~~, including at any time by Stockholders holding, in the aggregate, not less than ten percent (10%) of the outstanding Equity Shares entitled to be cast on any issue proposed to be considered at any such special meeting.~~ If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.
     SECTION 6.2 ~~SECTION 8.3~~ Voting Rights of Stockholders. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters~~;~~: (a) election or removal of Directors as provided in Sections  ~~8.2,~~6.1, 2.3 and 2.4  ~~and 2.7~~  hereof; (b) amendment of  ~~these Articles of Incorporation~~ the Charter as provided in Section  ~~10.1~~8.1 hereof; (c)  ~~termination~~ dissolution of the Company as provided in  ~~Section 11.2~~ Article IX hereof; (d)

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 ~~reorganization of the Company as provided in Section 10.2 hereof; (e)~~  merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section  ~~10.3~~8.2 hereof; and (~~f~~e) termination of the Company’s status as a  ~~real estate investment trust~~ REIT under the REIT Provisions of the Code, as provided in Section 3.2~~(t) hereof. The Stockholders may terminate the status of the Company as a REIT under the Code by a vote of a majority of the Shares outstanding and entitled to vote.~~  x) hereof. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.
     ~~SECTION 8.4 Voting Limitations on Shares held by the Advisor, Directors and Affiliates. With respect to Shares owned by the Advisor, the Directors, or any of their Affiliates, neither the Advisor, nor the Directors, nor any of their Affiliates may vote or consent on matters submitted to the Stockholders regarding the removal of the Advisor, Directors or any of their Affiliates or any transaction between the Company and any of them. In determining the requisite percentage in interest of Shares necessary to approve a matter on which the Advisor, Directors and any of their Affiliates may not vote or consent, any Shares owned by any of them shall not be included.~~
     ~~SECTION 8.5 Stockholder Action to be Taken by Meeting .. Any action required or permitted to be taken by the Stockholders of the Company must be effected at a duly called annual or special meeting of Stockholders of the Company and may not be effected by any consent in writing of such Stockholders.~~
     SECTION 6.3 ~~SECTION 8.6~~  Right of Inspection~~. Any Stockholder and any designated representative thereof shall be permitted access to all records of the Company at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Company books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.~~ Stockholders or their designated representatives shall be permitted access to the Company’s records in accordance with Sections 2-512 and 2-513 of the MGCL.
     ~~SECTION 8.7 Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the Stockholders of the Company, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Company and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Company upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of such list shall be mailed to any Stockholder so requesting within ten (10) days of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). The Company may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A Stockholder may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights, and the exercise of Stockholder rights under federal proxy laws.~~
     ~~If the Advisor or Directors neglect or refuse to exhibit, produce or mail a copy of the Stockholder List as requested, the Advisor and the Directors shall be liable to any~~

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~~Stockholder requesting the list for the costs, including attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Company. The Company may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Company. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition, to and shall not in any way limit, other remedies available to Stockholders under federal law, or the laws of any state.~~
     SECTION 6.4 ~~SECTION 8.8~~  Reports. The Directors ~~, including the Independent Directors,~~ shall take reasonable steps to  ~~insure~~ ensure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company  ~~within one hundred twenty (120) days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public offering of its securities which shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Company and including fees or changes paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Company; (iv) the Operating Expenses of the Company, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (v) a report from the Independent Directors that the policies being followed by the Company are in the best interests of its Stockholders and the basis for such determination; (vi) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Company, Directors, Advisors and any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and (vii) Distributions to the Stockholders for the period, identifying the source of such Distributions, and if such information is not available at the time of the distribution, a written explanation of the relevant circumstances will accompany the Distributions (with the statement as to the source of Distributions to be sent to Stockholders not later than sixty (60) days after the end of the fiscal year in which the distribution was made).~~
     ~~SECTION 8.9 Reinvestment Plan. The Company may adopt a reinvestment plan, on the terms and conditions approved by the Directors, pursuant to which Stockholders may elect to have the full amount of their cash Distributions from the Company reinvested in additional Shares of the Company (“Reinvestment Plan”).~~
          ~~(a) All material information regarding the Distributions reinvested and the effect of reinvesting such Distributions, including the tax consequences thereof, shall be provided to each Stockholder participating in any Reinvestment Plan at least annually.~~

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          ~~(b) Each Stockholder participating in any Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan at least annually after receipt of the information required in subparagraph (a) above~~ in accordance with the requirements of the Securities and Exchange Commission.
ARTICLE VII ~~ARTICLE IX~~
LIMITATION OF STOCKHOLDER LIABILITY ~~OF STOCKHOLDERS, DIRECTORS,~~
~~ADVISORS AND AFFILIATES;~~
; INDEMNIFICATION; EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS;
TRANSACTIONS ~~BETWEEN~~ WITH AFFILIATES ~~AND THE COMPANY~~
     SECTION 7.1 ~~SECTION 9.1~~ Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder. ~~The Company shall include a clause in its contracts which provides that Stockholders shall not be personally liable for obligations entered into on behalf of the Company.~~
     ~~SECTION 9.2 Limitation of Liability and Indemnification.~~
          ~~(a) The Company shall indemnify and hold harmless a Director, Advisor, or Affiliate (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity, provided, that the Indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company. The Company shall not indemnify or hold harmless the Indemnitee if: (i) in the case that the Indemnitee is not an Independent Director, the loss or liability was the result of negligence or misconduct by the Indemnitee, or (ii) in the case that the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct by the Indemnitee. Any indemnification of expenses or agreement to hold harmless may be paid only out of the net assets of the Company and no portion may be recoverable from the Stockholders.~~
          ~~(b) The Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.~~

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          ~~(c) Notwithstanding anything to the contrary contained in the provisions of subsection (a) and (b) above of this Section, the Company shall not indemnify or hold harmless an Indemnitee if it is established that: (i) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (iv) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company.~~
          ~~(d) The Directors may take such action as is necessary to carry out this Section 9.2 and are expressly empowered to adopt, approve and amend from time to time Bylaws, resolutions or contracts implementing such provisions. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.~~
     ~~SECTION 9.3 Payment of Expenses~~
     SECTION 7.2 Indemnification. The Company shall be obligated, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable  ~~legal~~ expenses ~~and other costs incurred by a Director, Advisor, or Affiliate~~ in advance of final disposition of a proceeding  ~~if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the Indemnitee provides the Company with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by Section 9.2 hereof, (iii) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification. Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in Section 2- 418(e) of the Maryland General Corporation Law~~ to: (a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.
     SECTION 7.3 ~~SECTION 9.4~~  Express Exculpatory Clauses In Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders,

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Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.
     ~~SECTION 9.5 Transactions with Affiliates. The Company shall not engage in transactions with any Affiliates, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Directors (including a majority of the Independent Directors) not Affiliated with the person who is party to the transaction and:~~
          ~~(a) The transaction is fair and reasonable to the Company and its Stockholders.~~
          ~~(b) The terms of such transaction are at least as favorable as the terms of any comparable transactions made on an arms-length basis and known to the Directors.~~
          ~~(c) The total consideration is not in excess of the appraised value of the property being acquired, if an acquisition is involved.~~
          ~~(d) Payments to the Advisor, its Affiliates and the Directors for services rendered in a capacity other than that as Advisor or Director may only be made upon a determination that:~~
               ~~(i) The compensation is not in excess of their compensation paid for any comparable services; and~~
               ~~(ii) The compensation is not greater than the charges for comparable services available from others who are competent and not Affiliated with any of the parties involved.~~
     SECTION 7.4 Transactions with Affiliates ~~Transactions between the Company and its Affiliates are further~~ . The Company may engage in transactions with any Affiliates, subject to any express restrictions  ~~in these Articles of Incorporation (including Article IV and Section 7.7) or~~  adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of  ~~MGCL §~~Section 2-419 of the MGCL and other applicable law.
ARTICLE VIII ~~ARTICLE X~~
AMENDMENT; ~~REORGANIZATION;~~  MERGER, ~~ETC.~~ CONSOLIDATION OR SALE OF
COMPANY PROPERTY
     SECTION 8.1 ~~SECTION 10.1~~ Amendment
     ~~These Articles of Incorporation may be amended, without the necessity for concurrence by the Directors, by the affirmative vote of the holders of not less than a majority~~ Except for amendments to those provisions of Article II, Section 2.4 of the Charter

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requiring a vote of at least two-thirds (2/3) of the Equity Shares  ~~then outstanding and entitled to vote thereon, except that (1) no amendment may be made which would change any rights with respect to any outstanding class of securities, by reducing the amount payable thereon upon liquidation, or by diminishing or eliminating any voting rights pertaining thereto; and (2) Section 10.2 hereof and this Section 10.1 shall not be amended (or any other provision of these Articles of Incorporation be amended or any provision of these Articles of Incorporation be added that would have the effect of amending such sections), without the affirmative vote of the holders of two-thirds (2/3) of the Equity Shares then outstanding and entitled to vote thereon~~ entitled to vote in the election of directors to remove a director, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provisions of the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.
          The Board of Directors, by a ~~two-thirds (2/3) vote, may amend provisions of these Articles of Incorporation from time to time as necessary to enable the Company to qualify as a real estate investment trust under the REIT Provisions of the Code. With the exception of the foregoing, the Directors may not amend these Articles of Incorporation.~~
          ~~(c) An amendment to these Articles of Incorporation shall become effective as provided in Section 12.5.~~
          ~~(d) These Articles of Incorporation may not be amended except as provided in this Section 10.1.~~
     ~~SECTION 10.2 Reorganization. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Directors shall have the power (i) to cause the organization of a corporation, association, trust or other organization to take over the Company Property and to carry on the affairs of the Company, or (ii) merge the Company into, or sell, convey and transfer the Company Property to any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Company, and upon the occurrence of (i) or (ii) above terminate the Company and deliver such Securities or beneficial interests ratably among the Stockholders according to the respective rights of the class or series of Equity Shares held by them; provided, however, that any such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.~~ majority vote of the entire Board and without any action by the Stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of authorized Equity Shares or the number of shares of stock of any class or series that the Company has authority to issue. In addition, the Board of Directors may amend the Charter by a majority vote of the entire Board and without any action by the Stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.
     SECTION 8.2 ~~SECTION 10.3~~  Merger, Consolidation or Sale of Company Property. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company

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with one (1) or more other entities into a new entity; , (iii) sell or otherwise dispose of all or substantially all of the Company Property~~;~~ , or (iv) dissolve or liquidate the Company, ~~other than before the initial investment in Company Property~~; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon~~. Any such transaction involving an Affiliate of the Company or the Advisor also must be approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.~~
     ~~In connection with any proposed Roll-Up Transaction, which, in general terms, is any transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all Properties shall be obtained from a competent independent appraiser. The Properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of Properties over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of the Company and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to Stockholders who vote against the proposed Roll-Up Transaction the choice of:~~
          ~~(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or~~
          ~~(b) one of the following:~~
               ~~(i) remaining Stockholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or~~
               ~~(ii) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the net assets of the Company.~~
     ~~The Company is prohibited from participating in any proposed Roll-Up Transaction:~~
          ~~(c) which would result in the Stockholders having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 8.2, 8.3, 8.5, 8.6, 8.7 and 9.1 of these Articles of Incorporation;~~
          ~~(d) which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the~~

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~~securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its Securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;~~
          ~~(e) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 8.6 and 8.7 hereof; or~~
          ~~(f) in which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is not approved by the Stockholders.~~
ARTICLE IX ~~ARTICLE XI~~
DURATION OF COMPANY
     SECTION 9.1 ~~SECTION 11.1~~  The Company automatically will terminate and dissolve on December 31, 2007, will undertake orderly liquidation and Sales of Company assets and will distribute any Net Sales Proceeds to Stockholders, unless Listing occurs, in which event the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.
     SECTION 9.2 ~~SECTION 11.2~~  Dissolution of the Company by Stockholder Vote. ~~The~~ Subject to applicable law, the Company may be  ~~terminated at any time, without the necessity for concurrence by the Board of Directors, by the vote or written consent~~ dissolved at any time, provided that such action has been approved by the affirmative vote of the holders of at least a majority of the outstanding Equity Shares entitled to vote thereon.
ARTICLE X
LIMITATION OF LIABILITY
     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or its Stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE XI ~~ARTICLE XII~~
MISCELLANEOUS
     SECTION 11.1 ~~SECTION 12.1~~ Governing Law. These Articles of  ~~Incorporation~~ Amendment and Restatement are executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity,

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construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.
     SECTION 11.2 ~~SECTION 12.2~~ Reliance by Third Parties. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which  ~~these Articles of Incorporation~~ the Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the ~~Articles of Incorporation~~ Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to  ~~these Articles of Incorporation~~ the Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.
     SECTION 11.3 ~~SECTION 12.3~~  Provisions in Conflict with Law or Regulations.
          The provisions of  ~~these Articles of Incorporation~~ the Charter are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of  ~~these Articles of Incorporation~~ the Charter, even without any amendment of  ~~these Articles of Incorporation~~ the Charter pursuant to Section  ~~10.1~~ 8.1 hereof; provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of  ~~these Articles of Incorporation~~ the Charter or render invalid or improper any action taken or omitted prior to such determination. ~~No Director shall be liable for making or failing to make such a determination.~~
          If any provision of  ~~these Articles of Incorporation~~ the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of  ~~these Articles of Incorporation~~ the Charter in any jurisdiction.
     SECTION 11.4 ~~SECTION 12.4~~  Construction. In  ~~these Articles of Incorporation~~ the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of  ~~these Articles of Incorporation. In defining or interpreting the powers and duties of the Company and its Directors and officers, reference may be made, to the extent appropriate, to the Code and to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland, referred to herein as the “MGCL.”~~  the Charter.
     SECTION 11.5 ~~SECTION 12.5~~  Recordation.  ~~These Articles of Incorporation~~ The Charter and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record  ~~these Articles of Incorporation~~ the Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of  ~~these Articles of Incorporation~~ the Charter or any amendment hereto. A restated

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 ~~Articles of Incorporation~~ Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.
* * * * * * * * * *
     THIRD:  ~~There are five directors of the Company. The names of the directors are:~~
~~James M. Seneff, Jr.~~
~~Robert A. Bourne~~
~~Charles E. Adams~~
~~Lawrence A. Dustin~~
~~Craig M. McAllaster~~
     ~~The board of directors of the Company, at the meeting duly convened and held on April 28, 2003, adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment and restatement of the charter was advisable and directing that it be submitted for action thereon by the stockholders at the annual meeting to be held on June 27, 2003.~~
     ~~FOURTH: Notice setting forth the said amendment of the charter and that a restatement of the charter was advisable and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon; and like notice was given to all stockholders of the Company not entitled to vote thereon, whose contract rights as expressly set forth in the charter would be altered by the amendment.FIFTH: The Articles of Incorporation of the Company~~The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and ~~were~~ approved by the ~~stockholders~~Stockholders of the Company ~~at said meeting by the affirmative vote of the majority of all the votes entitled to be cast thereon~~as required by law.
     ~~IN WITNESS WHEREOF, these Articles of Incorporation have been signed on this                      day of                      , by the undersigned                      and                     , respectively, each of whom acknowledges, under penalty of perjury, that this document is his or her free act and deed, and that to the best of his or her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.~~
     FOURTH: The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Article I, Section 1.2 of the foregoing amendment and restatement of the Charter.
     FIFTH: The number of Directors of the Company and the names of those currently in office are as set forth in Article II, Section 2.3 of the foregoing amendment and restatement of the Charter.

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~~CNL HOTELS & RESORTS, INC.~~

~~By:~~

~~Name:~~
~~Title:~~

~~Attest:~~

~~By:~~

~~Name:~~
~~Title:~~

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     SIXTH: THE UNDERSIGNED,                      ~~of                     , who executed on behalf of said Company the foregoing Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Company,~~Chief Executive Officer of CNL Hotels & Resorts, Inc., hereby acknowledges the foregoing Articles of ~~Incorporation~~Amendment and Restatement to be the corporate act of said Company and ~~further certifies~~as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges, that, to the best of his knowledge, information and belief, ~~the~~these matters and fact~~s set forth therein with respect to the approval thereof~~ are true in all material respects, and that this statement is made under the penalties ~~of~~for perjury.
     IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this day of , 2006.

ATTEST:	CNL HOTELS & RESORTS, INC.

By:

Greerson G. McMullen		Thomas J. Hutchison III
Secretary		Chief Executive Officer

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APPENDIX D
MARYLAND GENERAL CORPORATION LAW
TITLE 3, SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS
     § 3-201. “Successor” Defined.
     (a) Corporation amending charter. — In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
     (b) Corporation whose stock is acquired. — When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.
     § 3-202. Right to Fair Value of Stock.
     (a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:
     (1) The corporation consolidates or merges with another corporation;
     (2) The stockholder’s stock is to be acquired in a share exchange;
     (3) The corporation transfers its assets in a manner requiring action under § 3-105 (e) of this title;
     (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or
     (5) The transaction is governed by § 3-602 of this title or exempted by § 3-603 (b) of this title.
     (b) Basis of fair value. —
     (1) Fair value is determined as of the close of business:
     (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or
     (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

     (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
     (3) In any transaction governed by § 3-602 of this title or exempted by § 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603 (b) of this title.
     (c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:
     (1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:
     (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or
     (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;
     (2) The stock is that of the successor in a merger, unless:
     (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or
     (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;
     (3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;
     (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or
     (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.
     § 3-203. Procedure by Stockholder.
     (a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

     (1) Shall file with the corporation a written objection to the proposed transaction:
     (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or
     (ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505 (b) of this article, within 10 days after the corporation gives the notice required by § 2-505 (b) of this article;
     (2) May not vote in favor of the transaction; and
     (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.
     (b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.
     § 3-204. Effect of Demand on Dividend and Other Rights.
     A stockholder who demands payment for his stock under this subtitle:
     (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and
     (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.
     § 3-205. Withdrawal of Demand.
     A demand for payment may be withdrawn only with the consent of the successor.
     § 3-206. Restoration of Dividend and Other Rights.
     (a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:
     (1) The demand for payment is withdrawn;
     (2) A petition for an appraisal is not filed within the time required by this subtitle;
     (3) A court determines that the stockholder is not entitled to relief; or
     (4) The transaction objected to is abandoned or rescinded.

     (b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.
     § 3-207. Notice and Offer to Stockholders.
     (a) Duty of successor. —
     (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:
     (i) A balance sheet as of a date not more than six months before the date of the offer;
     (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and
     (iii) Any other information the successor considers pertinent.
     (b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.
     § 3-208. Petition for Appraisal; Consolidation of Proceedings; Joinder of Objectors.
     (a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.
     (b) Consolidation of suits; joinder of objectors. —
     (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
     (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.
     § 3-209. Notation on Stock Certificate.
     (a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
     (b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.
     § 3-210. Appraisal of Fair Value.
     (a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
     (b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
     (c) Same — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
     (d) Same — Service; objection. —
     (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
     (2) Within 15 days after the report is filed, any party may object to it and request a hearing.
     § 3-211. Action by Court on Appraisers’ Report.
     (a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:
     (1) Confirms, modifies, or rejects it; and
     (2) If appropriate, sets the time for payment to the stockholder.
     (b) Procedure after order. —
     (1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2) If the appraisers’ report is rejected, the court may:
     (i) Determine the fair value of the stock and enter judgment for the stockholder; or
     (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.
     (c) Judgment includes interest. —
     (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.
     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
     (i) The price which the successor offered for the stock;
     (ii) The financial statements and other information furnished to the stockholder; and
     (iii) Any other circumstances it considers relevant.
     (d) Costs of proceedings. —
     (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
     (i) The price which the successor offered for the stock;
     (ii) The financial statements and other information furnished to the stockholder; and
     (iii) Any other circumstances it considers relevant.
     (2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:
     (i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or
     (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
     (e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.
     § 3-212. Surrender of Stock.
     The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
     (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or
     (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.
     § 3-213. Rights of Successor with Respect to Stock.
     (a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.
     (b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
     (c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

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IMPORTANT: READ REVERSE SIDE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT AUTHORIZING YOUR PROXY BY TELEPHONE OR INTERNET ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒	Votes must be indicated (x) in Black or Blue ink.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:

	FOR	AGAINST	ABSTAIN

1.
Proposal to approve the Amended Merger of CNL Hospitality Corp. with and into the Company’s wholly- owned subsidiary, CNL Hotels & Resorts Acquisition, LLC, pursuant to the Amended and Restated Agreement and Plan of Merger, entered into as of April 3, 2006.
	☐	☐	☐

2.
Proposal to approve certain amendments and restatements to the Company’s articles of amendment and restatement, as amended (the “Charter”), which require the affirmative vote of the holders of a majority of the Company’s outstanding common shares.
	☐	☐	☐

	FOR	AGAINST	ABSTAIN

3.
Proposal to approve (i) other amendments and restatements to the Charter, which require the affirmative vote of the holders of two-thirds of the Company’s outstanding common shares and (ii) amendments to the Company’s Bylaws to reflect corresponding conforming changes that will be made if approval of this proposal is received.
	☐	☐	☐
IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.

To change your address, please mark this box and indicate changes on back of card.	☐

IMPORTANT: Please sign below exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Date	Owner sign here	Co-Owner sign here

CNL HOTELS & RESORTS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
This Proxy will be voted as directed. If no direction is given, it will be voted “FOR” each of the proposals as described in the Proxy Statement and in the discretion of the proxy holders on any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.
The signatory on the reverse side of this card, the “Stockholder,” hereby appoints Robert E. Parsons, Jr., James Douglas Holladay and Craig M. McAllaster, and each of them, as proxy holders, with full power of substitution in each, to vote all common shares of CNL Hotels & Resorts, Inc., the “Company,” which the Stockholder is entitled to vote and otherwise represent the Stockholder at the meeting, with all powers possessed by the Stockholder as if personally present at the Special Meeting of Stockholders of the Company to be held on June 20, 2006 at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida 32837, at 4:00 p.m., Eastern time, and any adjournment or postponement thereof, on all matters set forth in the Notice of Special Meeting and Proxy Statement, dated May 10, 2006. The Stockholder hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

I plan to attend the Special Meeting	☐
CHANGE OF ADDRESS